As filed with the Securities and Exchange Commission on July 13, 2021

Registration No. 333-255908

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LINKBANCORP, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	021-379147	82-5130531
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3045 Market Street

Camp Hill, PA 17011

(855) 569-2265

(Address and Telephone Number of Principal Executive Offices) (Zip Code)

Carl D. Lundblad

President

LINKBANCORP, Inc.

3045 Market Street

Camp Hill, PA 17011

(855) 569-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard A. Schaberg, Esq. Les B. Reese, III, Esq. Hogan Lovells US LLP 555 Thirteenth Street, NW Columbia Square Washington, DC 20004 (202) 637-5600	Kenneth J. Rollins, Esq. Pillar + Aught LLC 4201 E. Park Circle Harrisburg, PA 17111 (717) 308-9910

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective.

PRELIMINARY—

SUBJECT TO COMPLETION—DATED JULY 13, 2021

Joint proxy statement/prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On December 10, 2020, the boards of directors of LINKBANCORP, Inc., or LINK, LINK’s wholly-owned subsidiary, LINKBANK, GNB Financial Services, Inc., or GNB, and GNB’s wholly-owned subsidiary, The Gratz Bank, or Gratz Bank, each approved a merger agreement among LINK, LINKBANK, GNB and Gratz Bank pursuant to which (i) GNB will merge with and into LINK, with LINK as the surviving entity, and (ii) LINKBANK will merge with and into Gratz Bank, with Gratz Bank as the surviving entity.

LINK and GNB are each holding a meeting for their respective shareholders to vote on the proposals necessary to complete the merger. The annual meeting of LINK shareholders will be held at [                ] on [                ], at [                ], local time. The special meeting of GNB shareholders will be held in virtual meeting format on [                ], at [                ], local time.

At the annual meeting of LINK shareholders, LINK shareholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, including the issuance of LINK common stock in connection with the merger (the “LINK merger proposal”), (ii) a proposal to adjourn the LINK annual meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the LINK merger proposal (the “LINK adjournment proposal”), (iii) the election to the LINK board of directors of the eight nominees set forth in the enclosed joint proxy statement/prospectus for a one-year term and (iv) a proposal to ratify, on an advisory basis, the appointment of S.R. Snodgrass, P.C. as LINK’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (the “auditor ratification proposal”). Approval of each of the LINK merger proposal, the LINK adjournment proposal and the auditor ratification proposal requires the affirmative vote of at least a majority of the votes cast, in person or represented by proxy, at the annual meeting of LINK shareholders. The affirmative vote of at least a majority of the votes cast, in person or represented by proxy, at the annual meeting of LINK shareholders is necessary for the election of a director. The board of directors of LINK recommends that all LINK shareholders vote “FOR” the LINK merger proposal, “FOR” the LINK adjournment proposal, “FOR” each of the eight director nominees and “FOR” the auditor ratification proposal.

At the special meeting of GNB shareholders, GNB shareholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement (the “GNB merger proposal”), and (ii) a proposal to adjourn the GNB special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the GNB merger proposal (the “GNB adjournment proposal”). Approval of the GNB merger proposal requires the affirmative vote of at least a majority of the outstanding shares of the common stock, par value $5.00 per share, of GNB, which we refer to herein as GNB common stock. Approval of the GNB adjournment proposal requires the affirmative vote of at least a majority of the votes cast, in person or represented by proxy, at the special meeting of GNB shareholders. The board of directors of GNB recommends that all GNB shareholders vote “FOR” the GNB merger proposal and “FOR” the GNB adjournment proposal.

Under the terms and conditions of the merger agreement, the shareholders of GNB, as of the record date, will be able to elect to receive either (i) $87.68 in cash or (ii) 7.3064 shares of common stock, par value $0.01 per share, of LINK, which we refer to herein as LINK common stock, for each share of GNB common stock they own. Each GNB shareholder’s election is subject to proration provisions described in this joint proxy statement/prospectus that may modify the shareholder’s election to ensure that no more than 20% of the outstanding shares of GNB common stock (including any dissenters’ shares but excluding shares of GNB common stock to be canceled in connection with the merger) are exchanged for cash. The value of the stock consideration will depend on the market price of LINK common stock on the effective date of the merger. GNB shareholders will also receive cash in lieu of any fractional shares they would have otherwise received in the merger. LINK expects to issue up to 5,691,685 shares of its common stock in the merger.

As described in more detail elsewhere in this joint proxy statement/prospectus, under the terms of the merger agreement, if the ratio of (i) the volume weighted average price, or VWAP, of LINK common stock over the 20 consecutive full trading day period prior to, and including, the 10th day before the closing of the merger to (ii) the VWAP of LINK common stock over the 20 consecutive full trading day period prior to, and including, the last trading day preceding the first public announcement of the merger is both (1) less than 80% and (2) 20 percentage points less than the comparable ratio for the Nasdaq Bank Index, GNB would have a right to terminate the merger agreement, unless LINK elects to increase the exchange ratio such that the implied value of the exchange ratio would be equivalent to the minimum implied value that would have avoided triggering this termination right, which would result in additional shares of LINK common stock being issued. The VWAP of LINK common stock over the 20 consecutive full trading day period prior to, and including, December 9, 2020, the last trading day preceding the first public announcement of the merger, was $10.93 per share. In order for this termination right to be triggered, the VWAP of LINK common stock over the measurement period will need to be less than $8.74 per share and LINK common stock will need to have underperformed the Nasdaq Bank Index over the measurement period by at least 20 percentage points.

The precise consideration that GNB shareholders will receive will not be known at the time that GNB shareholders vote on the merger proposal. On December 9, 2020, which was the last trading day preceding the public announcement of the proposed merger, the closing price of LINK common stock was $10.74 per share, which after giving effect to the exchange ratio has an implied value of $78.47 per GNB share. On [                ], 2021, which was the most recent practicable trading day before the printing of this joint proxy statement/prospectus, the closing price of LINK common stock was $[                ] per share, which after giving effect to the exchange ratio, has an implied value of approximately $[                ] per GNB share.

The market price of LINK common stock will fluctuate between now and the closing of the merger. We urge you to obtain current market quotations for LINK common stock before you vote. LINK common stock is quoted on the Pink Open Market under the symbol “LNKB”. GNB’s stock is quoted on the Pink Open Market under the symbol “GNBF”.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend your company’s shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card as soon as possible to make sure your shares are represented at the shareholder meeting, or you may submit your proxy by telephone or through the Internet as described on the enclosed instructions. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals being voted on at your company’s shareholder meeting. The failure to vote by submitting your proxy or attending the GNB shareholder meeting and voting in person will have the same effect as a vote against the merger proposal.

This document serves as the joint proxy statement for the annual meeting of LINK and the special meeting of GNB, as well as the prospectus for the shares of LINK common stock to be issued in connection with the merger, and describes the shareholder meetings, the merger, the documents related to the merger and other related matters. We encourage you to read this joint proxy statement/prospectus in its entirety, including the documents attached as appendices and the section titled “Risk Factors” beginning on page 33.

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the securities to be issued in the merger or determined if the attached joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The shares of LINK common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state government or governmental agency.

This joint proxy statement/prospectus is dated [                ], 2021, and is first being mailed to LINK shareholders and GNB shareholders on or about [                ], 2021.

LINKBANCORP, Inc.

3045 Market Street

Camp Hill, PA 17011

(855) 569-2265

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON [    ]

An annual meeting of shareholders of LINKBANCORP, Inc., or LINK, will be held at [                ] on [                ], at [                ], local time, to consider and vote upon the following matters:

1.

a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), by and among LINKBANCORP, Inc., or LINK, LINKBANK, a Pennsylvania-chartered bank and wholly-owned subsidiary of LINK, GNB Financial Services, Inc., or GNB, and The Gratz Bank, or Gratz Bank, a Pennsylvania-chartered bank and wholly-owned subsidiary of GNB, dated as of December 10, 2020, pursuant to which (i) GNB will merge with and into LINK, with LINK as the surviving entity (the “merger”), and (ii) LINKBANK will merge with and into Gratz Bank, with Gratz Bank as the surviving entity, and approve the merger and the other transactions contemplated by the merger agreement, including the issuance of LINK common stock, par value $0.01 per share, in connection with the merger (the “merger proposal”);

2.

a proposal to approve one or more adjournments of the annual meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the annual meeting, or at any adjournment or postponement of that meeting, to approve the merger proposal (the “adjournment proposal”);

3.	the election to the LINK board of directors of the eight nominees set forth in the enclosed joint proxy statement/prospectus for a one-year term; and

4.

a proposal to ratify, on an advisory basis, the appointment of S.R. Snodgrass, P.C. as LINK’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (the “auditor ratification proposal”).

The merger agreement and proposed merger are more fully described in the attached joint proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached joint proxy statement/prospectus.

The board of directors of LINK has established the close of business on [                ], 2021 as the record date for the annual meeting. Only record holders of LINK common stock as of the close of business on that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement of that meeting. A list of shareholders entitled to vote at the annual meeting will be available for inspection at the annual meeting and before the annual meeting, during the period beginning two business days after notice of the meeting is given and upon written request by any LINK shareholder. The affirmative vote of at least a majority of the votes cast, in person or represented by proxy, at the annual meeting of LINK shareholders is required to approve each of the merger proposal, the adjournment proposal, the auditor ratification proposal and for the election of a director.

Your vote is important, regardless of the number of shares that you own. Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope or vote by submitting a proxy through the Internet or by telephone as described on the enclosed instructions. Voting by proxy will not prevent you from voting in person at the annual meeting, but will assure that your vote is counted if you are unable to attend. You may revoke your proxy at any time before the meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions furnished to you by such record holder with these materials.

The LINK board of directors recommends that you vote “FOR” the merger proposal, the adjournment proposal and the auditor ratification proposal and “FOR” each of the eight director nominees.

By Order of the Board of Directors,

Brent Smith

Secretary

Camp Hill, Pennsylvania

[                ], 2021

GNB Financial Services, Inc.

32 West Market Street

P.O. Box 159

Gratz, PA 17030

(717) 365-3181

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [    ]

A special meeting of shareholders of GNB Financial Services, Inc., or GNB, will be held in virtual meeting format on [                ], at [                ], local time, to consider and vote upon the following matter:

1.

a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), by and among LINKBANCORP, Inc., or LINK, LINKBANK, a Pennsylvania-chartered bank and wholly-owned subsidiary of LINK, GNB Financial Services, Inc., or GNB, and The Gratz Bank, or Gratz Bank, a Pennsylvania-chartered bank and wholly-owned subsidiary of GNB, dated as of December 10, 2020, pursuant to which (i) GNB will merge with and into LINK, with LINK as the surviving entity (the “merger”), and (ii) LINKBANK will merge with and into Gratz Bank, with Gratz Bank as the surviving entity (the “merger proposal”); and

2.

a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement (the “adjournment proposal”).

The merger agreement and proposed merger are more fully described in the attached joint proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached joint proxy statement/prospectus.

The board of directors of GNB has established the close of business on [                ], 2021 as the record date for the special meeting. Only record holders of GNB common stock as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of that meeting. A list of shareholders entitled to vote at the special meeting will be available for inspection at the special meeting and before the special meeting, during the period beginning two business days after notice of the meeting is given and upon written request by any GNB shareholder. The affirmative vote of at least a majority of the outstanding shares of the common stock, par value $5.00 per shares, of GNB is required to approve the merger proposal. The approval of at least a majority of the votes cast, in person or represented by proxy, at the special meeting of GNB shareholders is required to approve the adjournment proposal.

Your vote is important, regardless of the number of shares that you own. Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope or vote by submitting a proxy through the Internet or by telephone as described on the enclosed instructions. Voting by proxy will not prevent you from voting electronically at the special meeting, but will assure that your vote is counted if you are unable to attend. You may revoke your proxy at any time before the meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions furnished to you by such record holder with these materials. The failure to vote by submitting your proxy or attending GNB’s shareholder meeting and voting in person will have the same effect as a vote against the merger proposal.

The GNB board of directors recommends that you vote “FOR” each of the proposals.

By Order of the Board of Directors,

Rebekah M. Stiely

Secretary

Gratz, Pennsylvania

[                ], 2021

GNB SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME. YOU WILL BE SENT SEPARATE INSTRUCTIONS ABOUT HOW TO RECEIVE THE MERGER CONSIDERATION AND THE SURRENDER OF YOUR STOCK CERTIFICATES.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

LINKBANCORP, Inc. 3045 Market Street Camp Hill, PA 17011 Attention: Carl D. Lundblad President (855) 569-2265 https://www.linkbank.com	GNB Financial Services, Inc. 32 West Market Street P.O. Box 159 Gratz, PA 17030 Attention: Rebekah M. Stiely Secretary (717) 365-3181 www.gratzbank.com

To obtain timely delivery, you must request the information no later than [                ], 2021.

For a more detailed description of the information incorporated by reference into the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page [ ].

The accompanying joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference into the joint proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the other meeting matters or the joint proxy statement/prospectus, or need assistance voting your shares, please contact the appropriate company representative, at the address or telephone number listed below:

LINKBANCORP, Inc. Carl D. Lundblad President 3045 Market Street Camp Hill, PA 17011 (855) 569-2265	GNB Financial Services, Inc. Wesley M. Weymers President & CEO 32 West Market Street P.O. Box 159 Gratz, PA 17030 (717) 365-3181

Please do not send your GNB stock certificates at this time. You will be sent separate instructions regarding the surrender of your GNB stock certificates.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-[                ]) filed by LINK with the Securities and Exchange Commission (“SEC”), constitutes a prospectus of LINK for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the LINK common stock to be issued to GNB shareholders in exchange for shares of GNB common stock pursuant to the merger agreement, as such agreement may be amended or modified from time to time. This joint proxy statement/prospectus also constitutes a proxy statement for LINK and for GNB. In addition, it constitutes a notice of annual meeting with respect to the annual meeting of LINK shareholders and a notice of special meeting with respect to the special meeting of GNB shareholders.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                ], 2021, and you should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this joint proxy statement/prospectus to LINK’s shareholders or GNB’s shareholders nor the issuance by LINK of shares of LINK common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding LINK has been provided by LINK and information contained in this joint proxy statement/prospectus regarding GNB has been provided by GNB.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the shareholder meetings. These questions and answers may not address all questions that may be important to you as a shareholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

The boards of directors of LINK, LINKBANK, GNB and Gratz Bank have each unanimously approved the merger of (i) GNB with and into LINK and (ii) LINKBANK with and into Gratz Bank, under the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. In order to complete the merger, LINK shareholders and GNB shareholders must approve the merger agreement. Each of LINK and GNB will hold a shareholder meeting to obtain this approval. This joint proxy statement/prospectus contains important information about the merger, the merger agreement, the shareholder meetings of LINK and GNB and other related matters, and you should read it carefully. The enclosed voting materials for each shareholder meeting allow you to vote your shares of common stock without attending your company’s shareholder meeting in person. This document is both a joint proxy statement of LINK and GNB and a prospectus of LINK. It is a joint proxy statement because the board of directors of both LINK and GNB are soliciting proxies from their respective shareholders. Your proxy will be used at your respective shareholder meeting or at any adjournment or postponement of that shareholder meeting. It is also a prospectus because LINK will issue LINK common stock to GNB shareholders as consideration in the merger, and this prospectus contains information about that common stock.

Q:	What will happen in the merger?

A:	In the proposed transactions: (i) GNB will merge with and into LINK, with LINK as the surviving entity, and (ii) LINKBANK will merge with and into Gratz Bank, with Gratz Bank as the surviving entity.

Q:	What will I receive in the merger?

A:	LINK Shareholders. LINK shareholders will continue to hold their existing shares. Following the merger, LINK common stock will continue to be quoted on the Pink Open Market under the symbol “LNKB”.

GNB Shareholders. If the merger is completed, GNB shareholders will be entitled to receive for each share of GNB common stock they own either (i) $87.68 in cash, without interest, or (ii) 7.3064 shares of LINK common stock.

GNB shareholders will have the opportunity to elect the form of consideration to be received for their shares, subject to proration and allocation procedures set forth in the merger agreement and described in this joint proxy statement/prospectus, which may result in GNB shareholders receiving a portion of the merger consideration in a form other than that which they elected.

LINK may opt to increase the exchange ratio in specific circumstances where GNB could otherwise terminate the merger agreement. For more information regarding these termination rights and the adjustments that may result to the merger consideration, see “The Merger Agreement—Termination of the Merger Agreement” on page [ ] for more information.

The value of the stock consideration is dependent upon the value of LINK common stock and therefore will fluctuate with the market price of LINK common stock. Accordingly, any change in the price of LINK common stock prior to the effective time of the merger will affect the market value of the stock consideration that GNB shareholders may receive upon the closing of the merger.

Q:	Will GNB shareholders receive any fractional shares of LINK common stock as part of the merger consideration?

A:

No. LINK will not issue any fractional shares of LINK common stock in the merger. Instead, LINK will pay GNB shareholders the cash value of a fractional share (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by Twelve Dollars ($12.00), rounded to the nearest whole cent, which is a price per share mutually agreed to by LINK and GNB based on the price at which LINK completed a $5 million private placement of common stock in October 2020.

Q:	What are the anticipated post-merger ownership interests of current GNB and LINK shareholders?

A:

The post-merger ownership interests of current GNB and LINK shareholders will depend upon the elections made by GNB shareholders to receive either cash or shares of LINK common stock as consideration for their shares of GNB common stock in the merger. Given the variability in the mix of stock and cash consideration that GNB shareholders can select, with at least 80% of the shares of GNB common stock being converted into the right to receive shares of LINK common stock in the merger, it is expected that the former shareholders of GNB as a group will receive shares in the merger constituting between approximately 47.8% and approximately 53.4% of the outstanding shares of LINK common stock immediately after the merger. Similarly, current LINK shareholders are expected to retain shares representing, in the aggregate, between approximately 46.6% and approximately 52.2% of the outstanding shares of LINK common stock after the merger.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of GNB common stock?

A:

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Accordingly, GNB shareholders generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration but will recognize gain or loss (1) if such holder received the entirety of its consideration in cash or (2) with respect to any cash received in lieu of fractional shares of LINK common stock. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ ].

Q:	Will GNB shareholders be able to trade the shares of LINK common stock that they receive in the merger?

A:

If you are a GNB shareholder, you may freely trade the shares of LINK common stock issued in the merger, unless you are an “affiliate” of LINK as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by or are under the common control with LINK, and include the executive officers and directors of LINK after the merger and may include significant shareholders of LINK.

Q:	What are the conditions to completion of the merger?

A:

The obligations of LINK and GNB to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and tax opinions and the approval of the merger agreement by the shareholders of both GNB and LINK.

Q:	When do you expect the merger to be completed?

A:

We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining required regulatory approvals and the required approvals by LINK and GNB shareholders at their respective shareholder meetings. While we expect the merger to be completed in the third quarter of 2021, we cannot assure you of the actual timing.

Q:	What shareholder approvals are required to complete the merger?

A:

The merger cannot be completed unless (1) the holders of at least a majority of the votes cast, in person or represented by proxy, at the annual meeting of LINK shareholders vote to adopt the merger agreement, and (2) the holders of at least a majority of the outstanding shares of GNB common stock vote to adopt the merger agreement.

Q:	Are there any shareholders already committed to voting in favor of the merger agreement?

A:

Yes. Each of the directors of LINK and GNB, certain executive officers of LINK and GNB and certain principal shareholders of GNB have entered into voting agreements requiring each of them to vote all of their respective shares of LINK or GNB common stock, respectively, owned by such person in favor of adoption of the merger agreement. As of the record date: (i) these LINK directors and executive officers held [                ] shares of LINK common stock, which represented approximately [                ]% of the outstanding shares of LINK common stock; and (ii) these GNB directors, executive officers and principal shareholders held [                ] shares of GNB common stock, which represented approximately [                ]% of the outstanding shares of GNB common stock.

Q:	When and where are the shareholder meetings?

A:	The annual meeting of LINK shareholders will be held at [ ] on [ ], at [ ], local time. The special meeting of GNB shareholders will be held virtually via live webcast on [ ], at [ ], local time.

Q:	What will happen at the shareholder meetings?

A:

At the LINK shareholder meeting, LINK shareholders will consider and vote on the proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the issuance of LINK common stock in connection with the merger. If, at the time of the LINK shareholder meeting, there are insufficient votes for the shareholders to adopt the merger agreement and the transactions contemplated thereby, including the issuance of LINK common stock in connection with the merger, you may be asked to consider and vote on a proposal to adjourn such shareholder meeting, so that additional proxies may be collected. LINK shareholders will also vote on the election of the eight nominees to the LINK board of directors and the proposal to ratify, on an advisory basis, the appointment of S.R. Snodgrass, P.C. as LINK’s independent registered public accounting firm for the fiscal year ending December 31, 2021. At the GNB shareholder meeting, GNB shareholders will consider and vote on the proposal to adopt the merger agreement. If, at the time of the GNB shareholder meeting, there are insufficient votes for the shareholders to adopt the merger agreement, you may be asked to consider and vote on a proposal to adjourn such shareholder meeting, so that additional proxies may be collected.

Q:	Who is entitled to vote at the LINK shareholder meeting?

A:

All holders of LINK common stock who held shares at the close of business on [                ], 2021, which is the record date for the annual meeting of LINK shareholders, are entitled to receive notice of and to vote at the LINK annual meeting. Each holder of LINK common stock is entitled to one vote for each share of LINK common stock owned as of the record date.

Q:	Who is entitled to vote at the GNB shareholder meeting?

A:

All holders of GNB common stock who held shares at the close of business on [                ], 2021, which is the record date for the special meeting of GNB shareholders, are entitled to receive notice of and to vote at the GNB special meeting. Each holder of GNB common stock is entitled to one vote for each share of GNB common stock owned as of the record date.

Q:	What constitutes a quorum for each shareholder meeting?

A:	The quorum requirement for each company’s shareholder meeting is the presence in person or by proxy of a majority of the total number of outstanding shares of common stock entitled to vote.

Q:	How do the boards of directors of LINK and GNB recommend I vote?

A:

After careful consideration, the LINK board of directors unanimously recommends that all LINK shareholders vote “FOR” the merger proposal, “FOR” the adjournment proposal, if necessary, “FOR” each of the eight nominees to the LINK board of directors and “FOR” the auditor ratification proposal.

After careful consideration, the GNB board of directors unanimously recommends that all GNB shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal, if necessary.

Q:	Are there any risks that I should consider in deciding whether to vote for adoption of the merger agreement?

A:

Yes. You should read and carefully consider the risk factors set forth in the section in this joint proxy statement/prospectus entitled “Risk Factors,” beginning on page [ ], as well as the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section of this joint proxy statement/prospectus entitled “Information Regarding Forward-Looking Statements” on page [ ].

Q:	What do I need to do now?

A:

You should carefully read and consider the information contained in or incorporated by reference into this joint proxy statement/prospectus, including its annexes. It contains important information about the merger, the merger agreement, LINK, LINKBANK, GNB, and Gratz Bank. After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid envelope, or submit your proxy by phone or through the Internet, as soon as possible so that your shares will be represented and voted at you the shareholder meeting.

Q:	How may I vote my shares for the shareholder meeting proposals presented in this joint proxy statement/prospectus?

A:

You may vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope as soon as possible, or via telephone or the Internet as described on the enclosed instructions. This will enable your shares to be represented and voted at your company’s shareholder meeting. If you attend the LINK annual meeting, you may deliver your completed proxy card in person or may vote by completing a ballot that will be available at the meeting. If you attend the GNB special meeting, you may vote at the meeting by following the instructions presented during the webcast. If your shares are registered in “street name” in the name of a broker or other nominee and you wish to vote in person at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at your company’s meeting.

Q:	How will my shares be represented at my company’s shareholder meeting?

A:

At the shareholder meetings for each of LINK and GNB, the individuals named in your proxy card will vote your shares in the manner you requested if you properly signed and submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares at your company’s shareholder meeting, your proxy will be voted: (1) “FOR” the merger proposal, (2) “FOR” the approval of the adjournment of your company’s shareholder meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the shareholder meeting, and (3) for LINK shareholders, “FOR ALL” of the eight nominees to the LINK board of directors and (4) for LINK shareholders, “FOR” the auditor ratification proposal.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:

No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this joint proxy statement/prospectus.

Q:	What if I fail to submit my proxy card?

A:

If you fail to properly submit your proxy card, and you do not attend your company’s shareholder meeting and vote your shares in person, your shares will not be voted. At the annual meeting of LINK shareholders, this will have no impact on the outcome of the merger proposal, the adjournment proposal, the election of directors or the auditor ratification proposal. At the special meeting of GNB shareholders, this will have the same effect as a vote “AGAINST” the merger proposal, but will have no impact on the outcome of the adjournment proposal.

Q:	Can I attend the shareholder meeting and vote my shares in person?

A:

Yes. Although the LINK and GNB boards of directors request that you return the proxy card accompanying this joint proxy statement/prospectus, all shareholders are invited to attend their company’s shareholder meeting. LINK shareholders of record on [                ], 2021 can vote in person at the annual meeting of LINK shareholders. GNB shareholders of record on [                ], 2021 can vote electronically at the special meeting of GNB shareholders.

Q:	Can I change my vote after I have submitted my proxy?

A:

Yes. If you do not hold your shares in “street name,” there are three ways you can change your vote at any time after you have submitted your proxy and before your proxy is voted at the shareholder meeting:

•	you may deliver a written notice bearing a date later than the date of your proxy card to the company’s Secretary at the address listed below, stating that you revoke your proxy;

•	you may submit a new signed proxy card bearing a later date; or

•	you may attend the respective shareholder meeting and vote in person, although attendance at the shareholder meeting will not, by itself, revoke a proxy.

You should send any notice of revocation to the appropriate company at:

LINKBANCORP, Inc. 3045 Market Street Camp Hill, PA 17011 Attention: Secretary	GNB Financial Services, Inc. 32 West Market Street P.O. Box 159 Gratz, PA 17030 Attention: Secretary

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your voting instructions.

Q:	What if I hold stock of both LINK and GNB?

A:

If you hold shares of both LINK and GNB, you will receive two separate packages of proxy materials. A vote as a GNB shareholder for the merger proposal or any other proposals to be considered at the GNB special meeting will not constitute a vote as a LINK shareholder for the merger proposal or any other proposals to be considered at the LINK annual meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from LINK or GNB, or vote via the Internet or by telephone.

Q:	What happens if I sell my shares of GNB common stock after the record date but before the shareholder meeting?

A:

If you are a GNB shareholder and you sell or otherwise transfer your shares of GNB common stock after the record date, but before the date of the GNB shareholder meeting, you will retain your right to vote at the shareholder meeting, but you will not have the right to receive the merger consideration to be received by GNB shareholders in the merger. In order to receive the merger consideration, a GNB shareholder must hold his or her shares through completion of the merger.

Q:	What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?

A:

If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one joint proxy statement/prospectus and/or set of voting instructions relating to the shareholder meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Do I need to do anything with my shares of GNB common stock now?

A:

No. After the effective time of the merger, GNB shareholders will receive a letter of transmittal and instructions for surrendering their stock certificates. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

Q:	Am I entitled to exercise appraisal rights?

A:

Under Pennsylvania law, holders of shares of GNB common stock that meet certain requirements will have the right to dissent from the merger and obtain payment in cash for the fair value of their shares of GNB common stock. To exercise appraisal rights, GNB shareholders must strictly follow the procedures prescribed by Pennsylvania law. These procedures are summarized under the section entitled “The Merger—Appraisal Rights” beginning on page [ ]. In addition, the text of the applicable appraisal rights provisions of Pennsylvania law is included as Annex F to this joint proxy statement/prospectus.

You also are encouraged to consult with your own legal advisor as to your dissenters’ rights under Pennsylvania law. Failure to strictly comply with these procedures will result in the loss of these dissenters’ rights and your ability to receive cash for the fair value of your GNB common stock.

Q:	Where can I find more information about the companies?

A:	You can find more information about LINK and GNB from the various sources described under “Where You Can Find More Information” beginning on page [ ].

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger, the other meeting matters or the joint proxy statement/prospectus, or need assistance voting your shares please contact the appropriate company representative, at the address or telephone number listed below:

LINKBANCORP, Inc. Carl D. Lundblad President 3045 Market Street Camp Hill, PA 17011 (855) 569-2265	GNB Financial Services, Inc. Wesley M. Weymers President & CEO 32 West Market Street P.O. Box 159 Gratz, PA 17030 (717) 365-3181

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this joint proxy statement/prospectus refers in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page [ ]. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies

LINKBANCORP, Inc. (Page [    ])

LINK was incorporated under the laws of the Commonwealth of Pennsylvania on April 6, 2018 and is a bank holding company under the Bank Holding Company Act of 1956, as amended. In October 2018, LINK completed the acquisition of Stonebridge Bank, which was subsequently renamed LINKBANK. LINK is LINKBANK’s sole shareholder. LINK has no material operations and conducts no business on its own other than owning LINKBANK.

LINK common stock is quoted on the Pink Open Market under the symbol “LNKB”.

LINKBANK (Page [    ])

LINKBANK is a Pennsylvania-chartered, non-Federal Reserve member bank, subject to regulation by the Pennsylvania Department of Banking and Securities (“PADOBS”) and the Federal Deposit Insurance Corporation (“FDIC”). LINKBANK was incorporated in February 1999 under the name Community Bank of Chester County, then renamed Stonebridge Bank in 2000. In October 2018, LINK acquired 100% of the stock of Stonebridge Bank and subsequently changed its name to LINKBANK.

LINKBANK is a full-service commercial bank providing personal and business lending and deposit services to individuals, families, nonprofit and business clients throughout Central and Southeastern Pennsylvania.

As of March 31, 2021, LINK had total deposits of approximately $312.1 million, total loans of approximately $384.6 million and total assets of approximately $421.1 million.

LINK’s and LINKBANK’s principal executive offices are located at 3045 Market Street, Camp Hill, PA 17011, its phone number is 855-569-2265 and its website is www.linkbank.com. Information that is included in this website does not constitute part of this joint proxy statement/prospectus.

GNB Financial Services, Inc. (Page [    ])

GNB was incorporated under the laws of the Commonwealth of Pennsylvania in 1986 and is a bank holding company under the Bank Holding Company Act of 1956, as amended. GNB is Gratz Bank’s sole shareholder. GNB has no material operations and conducts no business on its own other than owning Gratz Bank and GNB Investment Corp., a Delaware investment company subsidiary.

GNB common stock is quoted on the Pink Open Market under the symbol “GNBF”.

The Gratz Bank (Page [    ])

The Gratz Bank is a Pennsylvania-chartered, non-Federal Reserve member bank, subject to regulation by the PADOBS and the FDIC. The Gratz Bank was incorporated on November 9, 1934.

Gratz Bank is a full-service commercial bank providing a variety of financial services to individual and commercial customers throughout Dauphin County, Pennsylvania, and other contiguous counties, through its main office located in Gratz, Pennsylvania, its branch offices in Valley View, Herndon, Pottsville, Minersville and Trevorton, Pennsylvania, and its loan production office in State College, Pennsylvania.

As of March 31, 2021, GNB had total deposits of approximately $388.8 million, total loans of approximately $233.1 million and total assets of approximately $443.8 million.

GNB’s and Gratz Bank’s principal executive offices are located at 32 West Market Street, Gratz, PA 17030, its phone number is (717) 365-3181 and its website is www.gratzbank.com. Information that is included in this website does not constitute part of this joint proxy statement/prospectus.

The Annual Meeting of Shareholders of LINK

Date, Time and Place of the Annual Meeting (Page [    ])

LINK will hold its annual meeting of shareholders at the [                ] on [                ], at [                ], local time.

Purpose of the Annual Meeting (Page [    ])

At the annual meeting, you will be asked to vote on proposals to:

1.	adopt the merger agreement and approve the merger and the other the transactions contemplated by the merger agreement, including the issuance of LINK common stock in connection with the merger;

2.	approve one or more adjournments of the annual meeting, if necessary;

3.	elect to the LINK board of directors the eight nominees set forth in this joint proxy statement/prospectus for a one-year term; and

4.	ratify, on an advisory basis, the appointment of S.R. Snodgrass, P.C. as LINK’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Recommendation of LINK Board of Directors (Page [    ])

The LINK board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the adjournment proposal, “FOR” each of the eight director nominees and “FOR” the auditor ratification proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote (Page [    ])

Only holders of record of LINK common stock at the close of business on the record date of [                ], 2021 are entitled to notice of and to vote at the annual meeting. As of the record date, there were [                ] shares of LINK common stock outstanding, held of record by approximately [                ] shareholders.

Quorum; Vote Required (Page [    ])

A quorum of LINK shareholders is necessary to hold a valid meeting. If the holders of at least majority of the total number of shares of LINK common stock entitled to vote are present in person or represented by proxy at the annual meeting, a quorum will exist. Abstentions will be counted for purposes of determining whether a quorum is present.

The affirmative vote of at least a majority of the votes cast, in person or represented by proxy, at the annual meeting of LINK shareholders is required to approve each of the merger proposal, the adjournment proposal, the auditor ratification proposal and the election of a director.

Share Ownership of Management; Voting Agreements (Page [    ])

As of the record date, the directors and executive officers of LINK collectively owned [                ] shares of LINK common stock, or approximately [    ]% of LINK’s outstanding shares.

Each of the directors and certain executive officers of LINK have entered into voting agreements, requiring each of them to vote all of their shares of LINK common stock beneficially owned by such person in favor of approval of the merger agreement. As of the record date, these directors and executive officers held [                ] shares of LINK common stock, which represented approximately [    ]% of the outstanding shares of LINK common stock.

The Special Meeting of Shareholders of GNB

Date, Time and Place of the Special Meeting (Page [    ])

GNB will hold its special meeting of shareholders in virtual format via live webcast on [                ], at [                ], local time.

Purpose of the Special Meeting (Page [    ])

At the special meeting, you will be asked to vote on proposals to:

1.	adopt the merger agreement and approve the merger and the other the transactions contemplated by the merger agreement; and

2.	approve one or more adjournments of the special meeting, if necessary.

Recommendation of GNB Board of Directors (Page [    ])

The GNB board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote (Page [    ])

Only holders of record of GNB common stock at the close of business on the record date of [                ], 2021 are entitled to notice of and to vote at the special meeting. As of the record date, there were [                ] shares of GNB common stock outstanding, held of record by approximately [                ] shareholders.

Quorum; Vote Required (Page [    ])

A quorum of GNB shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of shares of GNB common stock entitled to be cast are present in person or represented by proxy at the special meeting, a quorum will exist. Abstentions will be counted for purposes of determining whether a quorum is present.

The affirmative vote of at least a majority of the outstanding shares of GNB common stock is required to approve the merger proposal. The affirmative vote of at least a majority of the votes cast, in person or represented by proxy, at the special meeting of GNB shareholders is required to approve the adjournment proposal.

Share Ownership of Management; Voting Agreements (Page [    ])

As of the record date, the directors and executive officers of GNB collectively owned [                ] shares of GNB common stock, or approximately [ ]% of GNB’s outstanding shares.

Each of the directors, certain executive officers and certain principal shareholders of GNB have entered into voting agreements, requiring each of them to vote all of their shares of GNB common stock beneficially owned by such person in favor of approval of the merger agreement. As of the record date, these directors, executive officers and shareholders held [                ] shares of GNB common stock, which represented approximately [    ]% of the outstanding shares of GNB common stock.

The Merger and the Merger Agreement

The proposed merger is of (i) GNB with and into LINK and (ii) LINKBANK with and into Gratz Bank, with LINK and Gratz Bank as the surviving entities following the merger. The merger agreement is attached to this joint proxy statement/prospectus as Annex A. Please carefully read the merger agreement as it is the legal document that governs the transactions.

Structure of the Merger (Page [    ])

In the proposed merger, (i) GNB will merge with and into LINK, with LINK surviving, and (ii) LINKBANK will merge with and into Gratz Bank, with Gratz Bank surviving. Shares of LINK common stock will continue to be quoted on the Pink Open Market under the symbol “LNKB”. Upon completion of the merger, the separate existences of GNB and LINKBANK will terminate.

Consideration to be Received in the Merger (Page [    ])

The merger agreement provides that GNB shareholders will have the right, with respect to each of their shares of GNB common stock, to elect to receive, subject to proration as described below, either (i) $87.68 in cash, without interest, or (ii) 7.3064 shares of LINK common stock. GNB shareholders will have the opportunity to elect the form of consideration to be received for each of their shares, subject to proration and allocation procedures set forth in the merger agreement, which may result in your receiving a portion of the merger consideration in a form other than that which such shareholder elected. No fractional shares of LINK common stock will be issued to any holder of GNB common stock upon completion of the merger. For each fractional share that would otherwise be issued, LINK will pay each shareholder cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by Twelve Dollars ($12.00), rounded to the nearest whole cent.

Election Procedures for GNB Shareholders (Page [    ])

Not more than 45 days nor less than 30 days prior to the anticipated closing date of the merger, unless LINK and GNB have mutually agreed to another period, each holder of record of GNB common stock will be sent an election form that you may use to indicate whether your preference is to receive cash or shares of LINK common stock. The election deadline will be 5:00 p.m., New York City time, on the 25th day following the mailing date of the election form to GNB shareholders, unless LINK and GNB have mutually agreed to another date and time as the election deadline. To make an election, a holder must submit a properly completed election form and return it so that the form is actually received by Continental Stock Transfer & Trust Company at or before the election deadline in accordance with the instructions on the election form.

Non-Electing GNB Shareholders (Page [    ])

GNB shareholders who make no election to receive cash or GNB common stock in the merger or who do not make a valid election will be deemed not to have made an election. Shareholders not making an election will be paid in LINK common stock.

Proration (Page [    ])

The maximum number of shares of GNB common stock to be converted into cash consideration in the merger will be 20% of the outstanding shares of GNB common stock (including any shares for which dissenters’ rights are appropriately exercised but excluding shares of GNB common stock to be canceled in accordance with terms of the merger agreement). The remaining shares of GNB common stock will be converted into shares of LINK common stock. Therefore, elections are subject to certain proration and other provisions to preserve this requirement regarding the maximum number of shares of GNB common stock to be converted into cash in the merger.

If the GNB shareholders’ election and the number of shares of GNB common stock for which dissenters’ rights are appropriately exercised would result in more than 20% of the outstanding shares of GNB common stock (including any shares for which dissenters’ rights are appropriately exercised but excluding shares of GNB common stock to be canceled in accordance with terms of the merger agreement) being exchanged for cash, then all GNB shareholders who elected to receive stock consideration or who did not make an election will receive stock consideration, and all shareholders who have elected to receive cash consideration will receive the following:

•

a number of shares of LINK common stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares for which such shareholder made elections to receive the cash consideration and (ii) a fraction, the numerator of which is the amount by which (a) the sum of the number of shares for which all GNB shareholders made elections to receive cash consideration and the number of shares of GNB common stock for which dissenters’ rights are appropriately exercised exceeds (b) the maximum number of shares of GNB common stock to be converted into cash consideration, and the denominator of which is the number of shares for which elections were made to receive the cash consideration; and

•	the right to receive cash consideration for the remaining number of such shareholder’s shares

If the GNB shareholders’ elections and the number of shares of GNB common stock for which dissenters’ rights are appropriately exercised would result in 20% or fewer of the outstanding shares of GNB common stock (including any shares for which dissenters’ rights are appropriately exercised but excluding shares of GNB common stock to be canceled in accordance with terms of the merger agreement) being exchanged for cash, then all GNB shareholders who elected to receive cash consideration will receive cash consideration and all GNB shareholders who elected to receive stock consideration or made no election will receive stock consideration.

Opinion of Cedar Hill Advisors, LLC, Financial Advisor to LINK (Page [    ])

In connection with the merger, the board of directors of LINK received a written opinion from LINK’s financial advisor, Cedar Hill Advisors, LLC (“Cedar Hill”), as to the fairness, from a financial point of view and as of the date of such opinion, to LINK of the merger consideration in the proposed merger. The full text of the opinion of Cedar Hill, dated December 10, 2020, is included in this document as Annex B. LINK encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Cedar Hill. The opinion of Cedar Hill is directed to LINK’s board of directors and does not constitute a recommendation to any shareholder of LINK as to how to vote with respect to the merger or any other matter relating to the proposed merger.

Opinion of Boenning & Scattergood, Inc. Financial Advisor to GNB (Page [    ])

In connection with the merger, the board of directors of GNB received a written opinion from GNB’s financial advisor, Boenning & Scattergood, Inc. (“Boenning”), as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by the holders of GNB common stock. The full text of the opinion of Boenning, dated December 10, 2020, is included in this document as Annex C. GNB encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Boenning. The opinion of Boenning is directed to GNB’s board of directors and does not constitute a recommendation to any shareholder of GNB as to how to vote with respect to the merger or any other matter relating to the proposed merger.

Interests of LINK’s Directors and Executive Officers in the Merger (Page [    ])

In considering the information contained in this joint proxy statement/prospectus, you should be aware that LINK’s directors and certain executive officers have interests in the merger that are different from, or in addition to, the interests of LINK shareholders generally. These interests include, among other things:

•

the expectation that each current member of the LINK board of directors will continue to serve as a director of the board of directors of the combined company and non-executive directors will receive an annual retainer of at least $25,000 per year; and

•	the expectation that each current LINK executive officer will continue in his or her role as an executive officer of the combined company and be appointed to such roles at Gratz Bank.

See the section of this joint proxy statement/prospectus entitled “The Merger—Interests of LINK’s Directors and Executive Officers in the Merger” beginning on page [ ] for a discussion of these interests.

Interests of GNB’s Directors and Executive Officers in the Merger (Page [    ])

In considering the information contained in this joint proxy statement/prospectus, you should be aware that GNB’s directors and certain executive officers have interests in the merger that are different from, or in addition to, the interests of GNB shareholders generally. These interests include, among other things:

•

the retention of Wesley Weymers, the Chief Executive Officer and a director of GNB, as a director of LINK and Executive Chairman of the Board of Gratz Bank, pursuant to an employment agreement with LINK and Gratz Bank that will become effective at the closing of the merger, providing for an annual salary of $300,000 and a minimum annual bonus amount of $50,000, and retention bonuses of $300,000 upon closing of the merger, $200,000 payable on each of the first and second anniversaries of the merger, and $167,900 upon the expiration of the term of the agreement on March 6, 2024, and an amendment to the executive supplemental retirement plan with Wesley Weymers;

•	new employment agreements and amendments to executive supplemental retirement plans with Jeremy Dobbins, Aaron Klinger and Kevin Laudenslager, effective as of the effective time of the merger;

•

GNB directors will become directors of LINK and Gratz Bank following the merger and will be nominated to retain such positions for three consecutive years thereafter, and non-executive directors will receive an annual retainer of at least $25,000 per year;

•	the appointment of GNB’s chairman of the board of directors to chairman of the board of directors of LINK;

•	the appointment of GNB’s President and CEO to executive chairman of Gratz Bank;

•	the payment of severance benefits to certain employees that are not retained or are terminated by LINK following the merger;

•	the implementation of a retention bonus pool for the benefit of certain GNB and Gratz Bank employees to induce them to remain employed through at least the effective time of the merger; and

•	continued indemnification and liability insurance coverage for directors and executive officers with respect to acts or omissions occurring before the merger.

See the section of this joint proxy statement/prospectus entitled “The Merger—Interests of GNB’s Directors and Executive Officers in the Merger” beginning on page [ ] for a discussion of these interests.

Boards of Directors of LINK and Gratz Bank After the Merger (Page [    ])

Effective immediately following the effective time of the merger, the number of persons constituting the boards of directors of LINK and Gratz Bank will be increased by eight directors and the members of the boards of directors of GNB and LINKBANK immediately prior to the effective time of the merger will be appointed to the boards of directors of LINK and Gratz Bank, respectively. The members of each committee of the boards of directors of LINK and Gratz Bank will consist of an equal number of directors who were formerly directors of LINK and GNB and of LINKBANK and Gratz Bank, respectively, immediately prior to the effective time of the merger.

For three years following the effective time of the merger, the boards of directors of LINK and Gratz Bank will be comprised of an equal number of directors who were formerly directors of LINK and GNB and of directors who were formerly directors of LINKBANK and Gratz Bank, respectively, immediately prior to the effective time of the merger. Following the effective time of the merger, in the event a director of LINK or Gratz Bank ceases to be a member of the board of directors of LINK or Gratz Bank, respectively, his or her replacement will, in the case of a director who previously served on the LINK or LINKBANK board of directors, be selected by the former LINK or LINKBANK directors then serving on the board of directors of LINK or Gratz Bank, respectively, and, in the case of a director who served on the GNB or Gratz Bank board of directors prior to the effective time of the merger, be selected by the former GNB or Gratz Bank directors then serving on the board of directors of LINK or Gratz Bank, respectively.

For the next three annual meetings of shareholders of each of LINK and Gratz Bank following the effective time of the merger, the GNB and LINKBANK directors who were directors immediately prior to the effective time of the merger will be nominated to the boards of directors of LINK and Gratz Bank, respectively.

Effective immediately following the effective time of the merger, (1) Joseph C. Michetti, Jr., the chairman of the board of directors of GNB will be appointed chairman of the board of directors of LINK, (2) Wesley M. Weymers, the president and chief executive officer of Gratz Bank, will be appointed executive chairman of Gratz Bank and (3) Andrew Samuel, the chief executive officer of LINK, will be appointed vice-chairman of the boards of directors of LINK and Gratz Bank.

No Solicitation of Alternative Transactions (Page [    ])

The merger agreement restricts GNB’s ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in GNB. However, if GNB receives a bona fide unsolicited written acquisition proposal from a third party that its board of directors believes in good faith is or is reasonably likely to lead to a proposal (i) on terms which the GNB board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to GNB’s shareholders than the transactions contemplated by the merger agreement, and (ii) that constitutes a transaction that, in the good faith judgment of the GNB board of directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, GNB may furnish non-public information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions in the merger agreement, if its board of directors determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of GNB to comply with their fiduciary duties under applicable law.

Conditions to Completion of the Merger (Page [    ])

As more fully described in this joint proxy statement/prospectus and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived, including, but not limited to:

•	shareholders of GNB having adopted the merger agreement;

•	shareholders of LINK having adopted the merger agreement;

•	LINK and GNB having obtained all regulatory approvals required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired;

•

the absence of any judgment, order, injunction or decree, or any statute, rule or regulation enacted, entered, promulgated or enforced, preventing, prohibiting or making illegal the consummation of any of the transactions contemplated by the merger agreement;

•	LINK and GNB having each received a legal opinion from their respective counsel regarding treatment of the merger as a “reorganization” for federal income tax purposes;

•	the representations and warranties of each of LINK and GNB in the merger agreement being accurate, subject to exceptions that would not have a material adverse effect; and

•	LINK and GNB having each performed in all material respects all obligations required to be performed by it.

Termination of the Merger Agreement (Page [    ])

LINK and GNB can mutually agree to terminate the merger agreement before the merger has been completed if the boards of directors of each so determines by vote of a majority of the members of their respective boards of directors, and either company can terminate the merger agreement if:

•

any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, nonappealable action of any regulatory authority, or an application for regulatory approval has been permanently withdrawn at the request of a governmental authority;

•	the required approval of the merger agreement by the GNB shareholders, or the required approval of the merger agreement by the LINK shareholders, is not obtained;

•

the other party materially breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), which breach is not cured within 30 days of written notice of the breach, or by its nature cannot be cured prior to the closing of the merger, and such breach would entitle the non-breaching party not to consummate the merger; or

•	the merger is not consummated by September 30, 2021, unless the failure to consummate the merger by such date is due to a material breach of the merger agreement by the terminating party.

In addition, LINK may terminate the merger agreement if:

•	GNB materially breaches the non-solicitation provisions in the merger agreement; or

•	the GNB board of directors:

•	fails to recommend approval of the merger agreement, or withdraws, modifies or changes such recommendation in a manner adverse to LINK’s interests;

•	recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than LINK or any of its subsidiaries; or

•	GNB fails to call, give notice of, convene and hold its special meeting.

In addition, GNB may terminate the merger agreement if:

•	the LINK board of directors fails to recommend approval of the merger agreement or withdraws, modifies or changes such recommendation in a manner adverse to GNB’s interests;

•	LINK fails to call, give notice of, convene and hold its special meeting;

•	GNB decides to accept a superior proposal in accordance with the merger agreement; or

•

the GNB board of directors so determines by a majority vote of the members of the entire board, at any time during the five-day period commencing on the 10th day prior to the closing date of the merger (or the immediately preceding trading day if shares of LINK common stock are not trading on the Pink Open Market on such 10th day), which is referred to as the determination date, if both of the following conditions are satisfied:

•

the quotient obtained by dividing (i) the VWAP for shares of LINK common stock for the 20 consecutive full trading day period on which such shares are traded on the Pink Open Market (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending at the close of trading on the determination date by (ii) the VWAP for shares of LINK common stock for the 20 consecutive full trading day period on which such shares are traded on the Pink Open Market (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement, which is referred to as the LINK ratio, is less than 0.80; and

•

the LINK ratio is less than the quotient obtained by dividing (A) the average of the closing prices of the Nasdaq Bank Index for the 20 consecutive full trading days ending on the trading day prior to the determination date by (B) the closing price of the Nasdaq Bank Index on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement, and subtracting 0.20 from the quotient.

The VWAP of LINK common stock over the 20 consecutive full trading day period prior to, and including, December 9, 2020, the last trading day preceding the first public announcement of the merger, was $10.93 per share. In order for this termination right to be triggered, the VWAP of LINK common stock over the measurement period will need to be less than $8.74 per share and LINK common stock will need to have underperformed the Nasdaq Bank Index over the measurement period by at least 20 percentage points. If the GNB board of directors exercises this termination right, LINK will have the option to increase the merger consideration such that the implied value of the exchange ratio would be equivalent to the minimum implied value that would have avoided triggering the termination right described above. If LINK elects to increase the merger consideration pursuant to the preceding sentence, no termination will occur.

Termination Fee (Page [ ])

GNB has agreed to pay LINK a termination fee of $2,600,000 if:

•	LINK terminates the merger agreement as a result of:

•	GNB breaching the non-solicitation provisions in the merger agreement;

•

the GNB board of directors failing to recommend approval of the merger agreement by the GNB shareholders, or withdrawing, modifying or changing such recommendation in a manner adverse to LINK’s interests;

•

the GNB board of directors recommending, proposing or publicly announcing its intention to recommend or propose to engage in an acquisition transaction with any person other than LINK or any of its subsidiaries;

•	GNB materially breaching the shareholder approval provisions in the merger agreement by failing to call, give notice of, convene and hold the GNB special meeting; or

•	GNB terminates the merger agreement as a result of:

○	GNB receiving a superior proposal and, in accordance with the terms of the merger agreement, the GNB board of directors has made a determination to accept such superior proposal; or

○

GNB or Gratz Bank entering into a definitive agreement relating to an acquisition proposal or consummating an acquisition proposal within 12 months following the termination of the merger agreement by LINK as a result of a willful breach of any representation, warranty, covenant or other agreement by GNB or Gratz Bank after an acquisition proposal has been publicly announced or otherwise made known to GNB.

Waiver or Amendment of Merger Agreement Provisions (Page [    ])

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision, or amended or modified by a written agreement between LINK and GNB. However, after the LINK annual meeting and the GNB special meeting, no amendment will be made which by law requires further approval by the shareholders of LINK or GNB without obtaining such approval.

Material U.S. Federal Income Tax Consequences of the Merger (Page [    ])

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, GNB shareholders generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration but will recognize gain or loss (1) if such holder received the entirety of its consideration in cash or (2) with respect to any cash received in lieu of fractional shares of LINK common stock.

Regulatory Approvals Required for the Merger (Page [    ])

To complete the merger, various consents, approvals, waiver or non-objections must be obtained from state and federal governmental authorities, including the FDIC, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the PADOBS. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies to challenge the merger on antitrust grounds. LINK and GNB have filed all required applications, notices and waiver requests and received the regulatory approvals and non-objections necessary to consummate the merger.

Accounting Treatment of the Merger (Page [    ])

The merger of GNB with and into LINK will be accounted for as a reverse acquisition using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations, which provides guidance for determination of the accounting acquiring entity in this transaction. Factors considered within this guidance included, but were not limited to, the following:

•	the relative voting interests of GNB shareholders and LINK shareholders in the resulting company after the merger is completed;

•	the composition of the board of directors of the resulting company after the merger is completed;

•	the composition of executive and senior management of the resulting company after the merger is completed;

•	the terms of the exchange of equity securities in the merger; and

•	the relative size of GNB and LINK at the time of the merger.

The merger will be accomplished by the issuance of shares of LINK stock and cash to GNB shareholders. The assets and liabilities of LINK as of the effective date of the merger will be recorded at their respective estimated fair values and added to those of GNB. Any difference between the purchase price for GNB and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of LINK’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed.

In periods following the completion of the merger, the comparative historical financial statements of LINK will be those of GNB prior to the merger. These financial statements will reflect the results attributable to the acquired operations of LINK, as the acquired company for accounting purposes, beginning on the date the merger is completed. The unaudited pro forma combined condensed consolidated financial information contained in this joint proxy statement/prospectus has been prepared using the acquisition method of accounting. See “Unaudited Pro Forma Combined Financial Data for LINKBANCORP, Inc.” beginning on page [ ].

Listing of LINK Common Stock to be Issued in the Merger (Page [    ])

LINK common stock will continue to be quoted on the Pink Open Market under the symbol “LNKB”.

Differences Between Rights of LINK and GNB Shareholders (Page [    ])

As a result of the merger, holders of GNB common stock will become holders of LINK common stock. Following the merger, GNB shareholders will have different rights as shareholders of LINK due to the different provisions of the governing documents of LINK and GNB. For additional information regarding the different rights as shareholders of LINK than as shareholders of GNB, see “Comparison of Shareholder Rights” beginning on page [ ].

Appraisal Rights (Page [    ])

GNB shareholders have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”). The statutorily determined “fair value” could be more or less then the value of the merger consideration. If you intend to exercise dissenters’ rights, you should read the statute carefully and consult with your own legal counsel. Failure to strictly comply with the procedures set forth in the PBCL will result in the loss of dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “The Merger—Appraisal Rights” and Annex F.

Summary of Risk Factors Related to the Merger (Page [    ])

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/

prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page [    ]. Such risks include, but are not limited to:

Risks Related to the Merger

•

The value of the merger consideration will vary with changes in LINK’s stock price. Because the number of shares of LINK common stock exchanged per share of GNB common stock is fixed and will not be adjusted in the event of any change in LINK’s or GNB’s share price, the value of the common shares issued by LINK and received by GNB shareholders may be higher or lower at the closing of the merger than when the merger agreement was executed.

•	GNB shareholders may receive a form of consideration different from what they elect.

•	Shareholders may be unable to timely sell shares after completion of the merger.

•

The market price of LINK common stock may decline as a result of the merger and the market price of LINK common stock after the consummation of the merger may be affected by factors different from those affecting the price of LINK common stock or GNB common stock before the merger.

•	Both GNB and LINK shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company.

•	After the merger is completed, GNB shareholders will become LINK shareholders and will have different rights that may be less advantageous than their current rights.

•	The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire GNB.

•	GNB will be subject to business uncertainties and contractual restrictions while the merger is pending.

•	GNB’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of GNB shareholders.

•

The unaudited pro forma financial data included in this joint proxy statement/prospectus is illustrative only, and may differ materially from LINK’s actual financial position and results of operations after the merger.

•

The fairness opinions received by the board of directors of LINK from Cedar Hill Advisors, LLC, and the board of directors of GNB from Boenning & Scattergood, Inc., respectively, prior to execution of the merger agreement do not reflect changes in circumstances subsequent to the date of the fairness opinions.

•	The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

•	The merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact LINK’s and GNB’s ability to complete the merger.

•	The tax consequences of the merger to a GNB shareholder will be dependent upon the merger consideration received.

Risks Related to the Combined Company if the Merger is Completed

•

The integration of the companies will present significant challenges that may result in the combined business not operating as effectively as expected or in the failure to achieve some or all of the anticipated benefits of the transaction.

•	Unanticipated costs relating to the merger could reduce LINK’s future earnings per share.

•

Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained or incorporated by reference into this joint proxy statement/prospectus.

Risks Related to LINK’s Business

•

The COVID-19 pandemic is adversely impacting LINK and its customers, counterparties, employees and third-party service providers. Further, the COVID-19 pandemic could lead to an economic recession or other severe disruptions in the U.S. economy and may disrupt banking and other financial activity in the areas in which LINK operates and the adverse impacts on LINK’s business, financial position, results of operations and prospects could be significant.

•	LINK may be unable to effectively manage its rapid growth.

•	A significant portion of LINK’s loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt its business.

•	LINK’s loan portfolio contains a number of real estate loans with relatively large balances.

•	Commercial real estate loans may increase LINK’s exposure to credit risk.

•	Repayment of commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.
•	LINK may be exposed to risk of environmental liabilities with respect to properties to which it takes title.

•	LINK’s decisions regarding allowance for loan losses and credit risk may materially and adversely affect its business.

•	LINK may have higher loan losses than it has allowed for in its allowance for loan losses.

•	The success of LINK’s strategy depends on its ability to identify and retain individuals with experience and relationships in its markets.

•	The small- and medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

•	Changes in prevailing interest rates may reduce LINK’s profitability.

•	LINK may not be able to adequately anticipate and respond to changes in market interest rates.

Regulatory and Legal Risks

•

LINK, LINKBANK and Gratz Bank are subject to extensive government regulation and supervision that could interfere with their ability to conduct their business and may negatively impact their financial results, restrict their activities, have an adverse impact on their operations, and impose financial requirements or limitations on the conduct of their business.

•	LINKBANK and Gratz Bank face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

•

Regulations relating to privacy, information security and data protection could increase LINK’s, LINKBANK’s and Gratz Bank’s costs, affect or limit how they collect and use personal information and adversely affect their business opportunities.

•	LINK’s, LINKBANK’s and Gratz Bank’s use of third party vendors and their other ongoing third party business relationships are subject to increasing regulatory requirements and attention.

•	LINKBANK and Gratz Bank are limited in the amount they can lend to one borrower.

•

Federal, state and local consumer lending laws may restrict LINKBANK’s and Gratz Bank’s ability to originate certain mortgage loans or increase its risk of liability with respect to such loans and could increase its cost of doing business.

•	The Federal Reserve may require LINK to commit capital resources to support LINKBANK and, after the merger is completed, Gratz Bank.

•	The approval of LINK’s acquisition of LINKBANK by the PADOBS contained various conditions that may restrict or limit the operations of LINKBANK.

Risks Related to an Investment in LINK’s Securities

•	There is a limited trading market in LINK common stock, which will hinder your ability to sell LINK common stock and may lower the market price of the stock.

•	LINK can provide no assurance regarding whether, and if so when, it will make dividend payments in the future.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA FOR LINKBANCORP, INC.

The following unaudited pro forma combined financial information has been prepared using the acquisition method of accounting, giving effect to the consummation of the merger. The merger of GNB with and into LINK will be accounted for as a reverse acquisition using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations, which provides guidance for determination of the accounting acquiring entity in this transaction. Factors considered within this guidance included, but were not limited to, the following:

•	the relative voting interests of GNB shareholders and LINK shareholders in the resulting company after the merger is completed;

•	the composition of the board of directors of the resulting company after the merger is completed;

•	the composition of executive and senior management of the resulting company after the merger is completed;

•	the terms of the exchange of equity securities in the merger; and

•	the relative size of GNB and LINK at the time of the merger.

Given that the merger is a merger of equals, many of the factors are non-determinative because they are evenly split between GNB and LINK. In considering the relative voting interests in the resulting company after the merger, based on the terms of the merger agreement, the GNB shareholders have the ability to exchange up to a maximum of 20% of GNB shares of common stock for cash. The elections of GNB shareholders will have a direct effect on the ownership percentages of the combined institution. Given the variability in the mix of stock and cash consideration that GNB shareholders can select, with at least 80% of the shares of GNB common stock being converted into the right to receive shares of LINK common stock in the merger, it is expected that the former shareholders of GNB as a group will receive shares in the merger constituting between approximately 47.8% and approximately 53.4% of the outstanding shares of LINK common stock immediately after the merger. Similarly, the approximate ownership percentage that LINK shareholders will retain in the combined company is estimated to range between approximately 46.6% and approximately 52.2%. For purposes of this unaudited pro forma financial information, we assume that the GNB shareholders elect to receive cash consideration at the maximum level of 20% of the merger consideration. Although this presentation consequently shows LINK shareholders as having slightly higher aggregate ownership at 52.2% of the outstanding shares of LINK common stock following completion of the merger, GNB is considered the accounting acquirer due to the following: 1) GNB has larger common equity, deposits, and assets, 2) GNB has significantly higher net income levels than LINK, 3) holding company and subsidiary bank boards have equal representation with the chairperson of each of the boards being GNB representatives. All other factors are non-determinative toward either party. Qualitatively, LINK’s subsidiary bank, LINKBANK, is merging with and into GNB’s subsidiary bank, Gratz Bank with the Gratz Bank charter surviving the merger. Since all of the significant revenue generating activities along with their associated expenses reside at the bank level, greater weight is being placed on the fact that a mature, stable bank in Gratz Bank which has stable net income with excess available funding is merging and integrating LINKBANK into Gratz Bank as an opportunity to utilize LINKBANK’s presence in higher growth markets to deploy its excess available funds into higher yielding loans to produce an increased shareholder return. As a result, GNB is considered the accounting acquirer and the historical financial statements of the combined company will be the historical financial statements of GNB following the completion of the merger.

The unaudited pro forma combined condensed financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020, which requires the depiction of the accounting for the transaction, which we refer to as transaction accounting adjustments, and presentation of the reasonably estimable cost savings and revenue enhancements and other transaction effects that have occurred or are reasonably expected to occur, which we refer to as management’s adjustments. LINK has elected not to present management’s adjustments and will only be presenting transaction accounting adjustments in the following unaudited pro forma condensed combined financial information.

The following unaudited pro forma combined consolidated financial data as of March 31, 2021 combines the historical financial statements of LINK and GNB. The unaudited pro forma financial statements give effect to the proposed merger as if the merger occurred on March 31, 2021, with respect to the balance sheet, and at the beginning of the period for the three months ended March 31, 2021, and for the year ended December 31, 2020, with respect to the statement of income. The unaudited pro forma financial statements were prepared with GNB treated as the “accounting acquirer” and LINK treated as the “accounting acquiree” company accounted for as a reverse acquisition under the acquisition method of accounting. In a reverse acquisition, the accounting acquiree issues its equity shares to the owners of the accounting acquirer. Accordingly, for accounting purposes the acquisition-date fair value of the hypothetical consideration transferred by the accounting acquirer for its interest in the accounting acquiree is based on the hypothetical number of equity interests the legal acquiree would have had to issue to give the owners of the legal acquirer the same percentage equity interest in the combined entity that results from the reverse acquisition. The fair value of the number of hypothetical equity interests calculated in that way can be used as the fair value of consideration transferred in exchange for the accounting acquiree. Accordingly, the hypothetical consideration transferred to complete the merger will be allocated to LINK’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not been finalized at the time of the merger announcement; however, preliminary valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited pro forma combined financial statements. At the time of closing the merger, the allocation process will have progressed to a stage where there will be sufficient information to make a definitive allocation. As such, the fair values of LINK’s assets and liabilities will be finalized and based upon fair value estimates of the net assets and resulting intangible assets of LINK that exist as of the date of completion of the merger. There can be no assurance that the final determination will not result in material changes. The pro forma calculations, shown below, assume a closing price of $84.39 per share, which represents the closing price of LINK’s common stock of $11.55 on March 31, 2021 adjusted for the exchange ratio.

In connection with the merger, LINK and GNB have begun to further develop their preliminary plans to consolidate the operations of LINK and GNB. Over the next several months, the specific details of these plans will be refined. LINK and GNB are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either LINK and GNB and certain service providers. The pro forma income statement and per share data information does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger and integration expenses which will be expensed against income. The pro forma combined basic and diluted earnings per share of LINK common stock is based on the pro forma combined net income per common share for LINK and GNB divided by the pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities of LINK and is subject to adjustment as additional information becomes available and as a final merger date analyses are performed. The pro forma earnings per share information does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger and integration expenses which will be expensed against income. The pro forma combined balance sheet and book value per share data does include the impact of merger expenses on the balance sheet with LINK’s after tax charges currently estimated at $638 thousand, illustrated as a pro forma fair value liability accrual, and GNB’s after-tax estimated charges of $4.2 million, illustrated as a pro forma adjustment to retained earnings and liability accrual. The pro forma combined book value of LINK common stock is based on the pro forma combined common stockholders’ equity of LINK and GNB divided by total pro forma common shares of the combined entities.

Certain reclassification adjustments have been made to GNB’s unaudited pro forma financial statements to conform to LINK’s financial statement presentation. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period. The unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of both LINK and GNB beginning on page [ ].

The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of LINK common stock or the actual or future results of operations of LINK for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Combined Pro Forma Balance Sheets as of March 31, 2021

($ In Thousands, Except Per Share Data)

	(Accounting Acquirer) GNB Financial Services, Inc.	(Accounting Acquiree) LINKBANCORP, Inc.	Transaction Accounting Adjustments		Pro Forma LINKBANCORP, INC. Combined
Assets
Non-Interest-bearing cash equivalents	$11,067	$820	$—		$11,887
Interest-bearing cash equivalents	25,534	12,950	(13,661	)(1)	24,823
Federal funds sold	5,693	—			5,693

Cash and cash equivalents	42,294	13,770	(13,661)		42,403

Certificates of deposit with other banks	15,566	—	—		15,566
Securities available-for-sale, at fair value	132,429	3,776	—	(3)	136,205
Loans receivable	235,888	389,021	(4,060	)(4)	620,849
Allowance for loan losses	(2,787)	(4,386)	4,386	(5)	(2,787)
Investments in restricted bank stock	2,452	1,365	—		3,817
Premises and equipment, net	3,373	1,398	—		4,771
Bank owned life insurance	8,882	4,722	—		13,604
Goodwill	2,333	1,253	18,069	(1)	21,655
Other intangible assets	437	111	80	(6)	628
Deferred Tax Asset	251	3,080	1,118	(7)(9)	4,449
Accrued interest receivable and other assets	2,635	6,952	—		9,587

Total Assets	$443,753	$421,062	$5,932		$870,747

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Demand, non-interest-bearing	$77,637	$56,916	$—		$134,553
Interest-bearing	311,123	255,168	145	(8)	566,436

Total deposits	388,760	312,084	145		700,989

Borrowings	703	60,406	487	(10)	61,596
Accrued interest payable and other liabilities	3,540	5,491	5,974	(9)	15,005

Total Liabilities	393,003	377,981	6,606		777,590

Shareholders’ Equity
Common stock	3,912	50	(3,867	)(1)(2)	95
Surplus	17,749	50,547	(863	)(1)(2)	67,433
Retained earnings	26,892	(7,609)	3,961	(2)(9)	23,244
Treasury stock	(188)	—	188	(2)	—
Accumulated other comprehensive income	2,385	93	(93	)(2)	2,385

Total Shareholders’ Equity	50,750	43,081	(674)		93,157

Total Liabilities and Shareholders’ Equity	$443,753	$421,062	$5,932		$870,747

Per Share Data
Common shares outstanding	779,000	4,968,089	3,774,348	(1)	9,521,437
Book value per share	$65.15	$8.67			$9.78

Unaudited Pro Forma Combined Statement of Operations for three months ended March 31, 2021

($ In Thousands, Except Per Share Data)

	(Accounting Acquirer) GNB Financial Services, Inc.	(Accounting Acquiree) LINKBANCORP, Inc.	Transaction Accounting Adjustments		Pro Forma Combined
Interest Income
Loans receivable, including fees	$2,676	$3,730	$331	(4)	$6,737
Investment securities	532	28	(6	)(3)	554
Other	116	7	(1	)(3)	122

Total interest income	3,324	3,765	324		7,413

Interest Expense
Deposits	504	418	(33	)(8)	889
Borrowings	7	266	(32	)(10)	241

Total interest expense	511	684	(65)		1,130

Net Interest Income	2,813	3,081	389		6,283

Provision for Loan Losses	47	207	—		254

Net Interest Income after Provision for Loan Losses	2,766	2,874	389		6,029

Other Income
Service charges on accounts	194	28	—		222
Bank owned life insurance	45	34	—		79
Gain on sale of secondary mortgage loans	287	—	—		287
Other	331	48	—		379

Total Other Income	570	110	—		680

Other Expenses
Salaries and employee benefits	1,103	1,906	—		3,009
Occupancy	141	203	—		344
Equipment and data processing	259	233	—		492
Professional fees	223	103	—		326
Intangible amortization	14	2	9	(6)	25
FDIC insurance	30	22	—		52
Other	268	756	—		1,024

Total Other Expenses	2,038	3,225	9		5,272

Income (loss) before Income Taxes	1,298	(241)	380		1,437

Income Taxes	173	(3,006)	80	(7)	(2,753)

Net income (benefit)	$1,125	$2,765	$300		$4,190

Earnings per common share:
Basic	$1.44	$0.56	$0.08		$0.44
Diluted	$1.44	$0.53	$0.08		$0.43

Weighted average common shares outstanding:
Basic	779,000	4,967,467	3,774,348	(1)	9,520,815
Diluted	779,000	5,212,236	3,774,348	(1)	9,765,584

Unaudited Pro Forma Combined Statement of Operations for twelve months ended December 31, 2020

($ In Thousands, Except Per Share Data)

	(Accounting Acquirer) GNB Financial Services, Inc.	(Accounting Acquiree) LINKBANCORP, Inc.	Transaction Accounting Adjustments		Pro Forma LINKBANCORP, INC. Combined
Interest Income
Loans receivable, including fees	$11,494	$12,267	$1,324	(4)	$25,085
Investment securities	2,236	154	(24	)(3)	2,366
Other	561	137	(2	)(3)	696

Total interest income	14,291	12,558	1,298		28,147

Interest Expense
Deposits	2,658	2,784	(133	)(8)	5,309
Borrowings	59	597	(128	)(10)	528

Total interest expense	2,717	3,381	(261)		5,837

Net Interest Income	11,574	9,177	1,559		22,310

Provision for Loan Losses	184	2,470	—		2,654

Net Interest Income after Provision for Loan Losses	11,390	6,707	1,559		19,656

Other Income
Service charges on accounts	743	74	—		817
Bank owned life insurance	186	146	—		332
Other	825	429	—		1,254

Total Other Income	1,754	649	—		2,403

Other Expenses
Salaries and employee benefits	4,544	5,785	—		10,329
Occupancy	447	813	—		1,260
Equipment and data processing	1,276	870	—		2,146
Professional fees	538	441	—		979
Intangible amortization	65	27	35	(6)	127
FDIC insurance	73	261	—		334
Other	1,363	923	—		2,286

Total Other Expenses	8,306	9,120	35		17,461

Income before Income Taxes	4,838	(1,764)	1,524		4,598

Income Taxes	645	—	320	(7)	965

Net income (Loss)	$4,193	$(1,764)	$1,204		$3,633

Earnings per common share:
Basic	$5.38	$(0.38)	$0.32		$0.40
Diluted	$5.38	$(0.38)	$0.31		$0.39

Weighted average common shares outstanding:
Basic	779,000	4,627,274	3,774,348	(1)	9,180,622
Diluted	779,000	4,627,274	3,872,786	(1)	9,279,060

Notes to Unaudited Pro Forma Combined Financial Statements

1)

The acquisition will be effected by the issuance of shares of LINK common stock to GNB’s shareholders and the payment of cash. As more specifically set forth in the merger agreement, at the effective time of the merger, each outstanding share of the common stock of GNB at the election of the holder thereof (subject to proration and reallocation as set forth in the merger agreement) will be converted into either: (1) 7.3064 shares of LINK common stock; or (2) $87.68 per share in cash, without interest; provided however, the merger agreement provides that (a) the number of shares of GNB common stock to be converted into the right to receive the cash consideration shall be up to twenty percent (20%) of the total number of shares of GNB common stock, and (b) the number of shares of GNB common stock to be converted into the right to receive the stock consideration at the effective time of the merger shall be at least eighty percent (80%) of the total number of shares of GNB common stock. This pro forma analysis assumes 20% of the GNB shares are paid in cash. The cash portion of the purchase price will come from readily available cash at LINK.

In accordance with FASB ASC 805-40-30-2, the purchase price consideration in a reverse acquisition is determined based on the number of hypothetical equity interests the legal acquiree would have had to issue to give the owners of the legal acquirer the same percentage equity interest in the combined entity that results from the reverse acquisition.

The total purchase price consideration for the purpose of this pro forma financial information is $59,716,000, including the fair value of LINK options and warrants. The purchase price consideration in a reverse acquisition is determined based on the number of equity interests that GNB would have had to issue to give LINK shareholders a 52.18% ownership, the same percentage equity interest in the combined entity that results from the reverse acquisition.

The hypothetical shares of GNB common stock issued for the merger in the pro forma data were assumed to be recorded at $84.39 per share, which represents LINK’s common stock closing price of $11.55 per share as of March 31, 2021, multiplied by the exchange rate. The allocation of the purchase price consideration was allocated between the actual cash to be paid by the legal acquirer with the resultant amount being assigned to common equity. LINK and GNB cannot predict what the value or price of GNB’s common stock will be at the closing of the transaction or how the value or price of LINK’s stock may trade at any time, including the date hereof.

LINK’s reported weighted average diluted shares and reported earnings per share for the year ended December 31, 2020 did not include an adjustment for outstanding warrants and options because of their anti-dilutive effect on LINK’s net loss reported for the year ended December 31, 2020. The pro forma diluted shares and resultant diluted earnings per share have been adjusted for the impact of LINK’s outstanding options and warrants using the treasury stock method.

The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconciliation of pro forma shares to be outstanding. For purposes of this analysis, as of March 31, 2021, it is expected that goodwill of $19,322,000 would result from the transaction; however, the final purchase accounting analysis will be performed as of the merger date and these amounts are subject to change based on operations subsequent to March 31, 2021, as additional information becomes available and as additional analyses are performed. The following is a summary of goodwill expected to be created in the merger.

Summary of Purchase Price Calculation and Goodwill Resulting from Merger

Reconciliation of Pro Forma Shares Outstanding at March 31, 2021

($ in Thousands, Except Per Share Data)

		3/31/2021
Pro Forma Common Share % Ownership
Total GNB common shares outstanding	779,000
GNB shares outstanding exchanged for LINK common stock (assumes 80% elected stock)	623,200
GNB shares outstanding exchanged for cash (assumes 20% elected cash)	155,800
Exchange Ratio	7.3064
LINK shares to be issued to GNB shareholders	4,553,348
LINK Shares currently outstanding	4,968,089

Total LINK shares to be outstanding	9,521,437
GNB pro forma common share % ownership	47.82%
LINK pro forma common share % ownership	52.18%
Reverse Acquisition Hypothetical Purchase Price Consideration
GNB shares outstanding exchanged for LINK common stock	623,200
Ownership % to be owned by current GNB shareholders	47.82%
Hypothetical GNB shares outstanding based on GNB % ownership	1,303,164
Ownership % by legacy LINK shareholders	52.18%
Hypothetical GNB shares to be issued as consideration	679,964
Fair value of GNB shares (LINK closing price of $11.55 as of 3/31/2021 multiplied by the exchange rate)	$84.39
Purchase price assigned to hypothetical GNB shares issued to LINK shareholders		57,381
LINK options and warrants	1,962,484
Fair value per options and warrants	$1.19
Purchase price assigned to LINK options and warrants		2,335

Total purchase price consideration		59,716

Pro Forma Purchase Price Allocation Between Stock & Cash:
Cash consideration (assumes 20% of GNB shares elected cash of $87.68 per common share)		13,661
Common Stock		46,055

Total Purchase Price For Accounting Purposes		59,716

Net Assets Acquired:
LINK stockholders’ equity	$43,081
LINK goodwill and intangibles	(1,364)
Estimated adjustments to reflect assets acquired at fair value:
Loan - ASC 310-20 interest rate fair value	286
Loan - ASC 310-20 general credit fair value	(6,350)
Loan - ASC 310-30 acquired with deteriorated credit quality	(275)
ASC 310-20 deferred loan fees, net	2,279
Allowance for loan losses	4,386
Core deposit intangible	191
Deferred tax assets	265

		3/31/2021
Estimated adjustments to reflect liabilities acquired at fair value:
Time and brokered deposits	(145)
FHLB borrowings	(487)
Seller transaction merger liabilities accrued at closing	(1,473)

Net assets acquired		40,394

Goodwill resulting from merger		$19,322

GNB shares outstanding	779,000
Exchange ratio	7.3064
LINK shares to be issued to GNB	4,553,348
LINK shares outstanding	4,968,089
Pro Forma LINK shares outstanding	9,521,437
Percentage ownership for LINK	52.18%
Percentage ownership for GNB	47.82%

2)	On a consolidated basis, the pro forma presentation of equity per ASC 805-40-45 is described as follows:

Common stock – The historical capital stock of GNB (accounting acquirer / legal seller) of $3.9 million is reversed to surplus and increased by $45 thousand, the par value of new LINK common stock (accounting acquiree / legal buyer) issued to GNB shareholders in the merger.

Retained earnings – Retained earnings of GNB (accounting acquirer) is carried forward, and a pro forma adjustment was made to reverse LINK’s (accounting seller) historical retained losses of $7.6 million to surplus which is offset by the accrual of GNB’s merger costs, net of tax of $3.6 million (see footnote 9).

Retained Earnings
Reversal of LINK Retained Earnings	$7,609
Merger costs net of taxes	(3,648)

Retained Earnings Transaction Accounting Adjustment	$3,961

Accumulated other comprehensive income (losses) - Accumulated other comprehensive income of GNB (accounting acquirer) is carried forward, and a pro forma adjustment was to reverse LINK’s (accounting seller) historical accumulated other comprehensive income of $93 thousand to surplus.

Treasury shares - Treasury shares of LINK (legal acquirer) are carried forward, and a pro forma adjustment was made to reverse GNB’s (legal seller) historical treasury shares of $188 thousand to surplus.

Surplus – The surplus of GNB (accounting acquirer) is carried forward, and a pro forma adjustment was made to items mentioned above for common stock, retained earnings. accumulated other comprehensive income (losses) and treasury shares, and an adjustment to reverse the LINK’s historical surplus of $50.5 million, and adjustment to increase surplus for the purchase price consideration assigned to common stock of $46.1 million (see footnote 1) less an adjustment of $45 thousand for the portion of the purchase price consideration assigned to common stock.

Surplus
Reversal of GNB Common Stock	$3,912
Reversal of GNB Treasury Stock	(188)
Reversal of LINK Retained Earnings	(7,609)
Reversal of LINK OCI	93
Adjustment for par value of LINK common stock issuance	(45)
Purchase Price Consideration assigned to Common Stock	46,055
Shareholder’s Equity	(43,081)

Surplus Transaction Accounting Adjustment	$(863)

3)

Securities available-for-sale were recorded at fair value at March 31, 2021; therefore, no balance sheet adjustment is necessary. Income statement adjustment includes prospective reclassification of existing available-for-sale securities fair value adjustment to an amortizing premium which will be amortized into income based on the expected life of 5 years. This investment adjustment is expected to decrease pro forma pre-tax interest income by $6 thousand for the three months ended March 31, 2021, and $24 thousand for the twelve months ended December 31, 2020. An additional other interest income adjustment of $1 thousand for the three months ended March 31, 2021, and $2 thousand for the twelve months ended December 31, 2020, was made to reflect lost interest income related to the payment of merger related expenses of $6.0 million at a rate of 0.07%, the March 31, 2021, federal funds rate.

4)	The table below summarizes the balance sheet transaction accounting adjustments for loans.

Transaction Accounting Adjustments for Loans
Debit/(Credit)
ASC 310-20 Loan interest rate fair value premium	$606
ASC 310-20 Loan general credit fair value discount	(6,513)
ASC 310-30 Accretable yield fair value discount	(56)
ASC 310-30 Non-accretable fair value discount	(219)
Reversal of deferred fees, net	2,279
Reversal of existing ASC 310-20 fair value, net premium	(157)

Total Loan Transaction Accounting Adjustments	$(4,060)

The interest rate and general credit adjustments and the ASC 310-30 accretable yield will be substantially recognized over the weighted average life of 4.12 years and is expected to increase pro forma pre-tax interest income by $331 thousand for the three months ended March 31, 2021, and $1.3 million for the twelve months ended December 31, 2020. No pro forma earnings impact was assumed from the ASC 310-30 non-accretable discount or ASC 310-20 loan fee reversals and existing loan fair value balances.

5)	Balance sheet adjustment for the reversal of LINK’s allowance for loan losses in accordance with acquisition method of accounting to reflect acquired loans at fair value.

6)

Balance sheet adjustment to intangible assets to reflect the fair value of $191 thousand for acquired core deposit intangible asset and the reversal of existing core deposit intangible asset balance of $111 thousand. Income statement adjustment includes the amortization of the new core deposit intangible using sum of the years digits method over a 10 year period and is expected to increase pro forma pre-tax expense by $9 thousand for the three months ended March 31, 2021, and $35 thousand for the twelve months ended December 31, 2020.

7)

Balance sheet adjustment to reflect the net deferred tax asset, at a rate of 21.0%, related to fair value adjustments and tax benefits related to one-time merger charges and related income statement adjustments to pro forma adjustments using an effective tax rate of 21.0% for income tax expense.

8)

Balance sheet and income statement adjustments to reflect a fair value premium of $145 thousand for LINK’s certificates of deposit. This adjustment will be recognized using an amortization method based upon the weighted average remaining term of 5.72 years of the deposit liabilities. These adjustments are expected to decrease pro forma pre-tax interest expense by $33 thousand for the three months ended March 31, 2021, and $133 thousand for the twelve months ended December 31, 2020.

9)

Balance sheet adjustment to reflect the accrual of one-time merger-related charges for Gratz Bank and LINKBANK: (a) Gratz Bank pre-tax charges are estimated at $4.5 million ($3.6 million after-tax) and are included as a pro forma fair value liability accrual, and (b) LINKBANK pre-tax charges are estimated at $1.5 million ($1.3 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings. The pro forma income statement does not include one-time merger-related expenses which will be expensed against income when incurred. It is noted that a tax benefit was not taken for certain merger obligations and costs that were not considered to be tax deductible.

10)

Balance sheet adjustment to reflect a $487 thousand fair value premium for FHLB Advances. This adjustment will be recognized using an amortization method based upon the weighted average remaining term of the FHLB Advances of 3.7 years. These adjustments are expected to decrease pro forma pre-tax interest expense by $32 thousand for the three months ended March 31, 2021, and $128 thousand for the twelve months ended December 31, 2020.

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

Neither LINK common stock nor GNB common stock is listed on an exchange. LINK common stock is quoted on the Pink Open Markets under the symbol “LNKB.” GNB common stock is quoted on the Pink Open Markets under the symbol “GNBF.” Although LINK common stock and GNB common stock are quoted on the Pink Open Markets, the trading markets on the Pink Open Markets lack the depth, liquidity, and orderliness to maintain a liquid market. The Pink Open Markets prices are quotations, which reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions.

The holders of LINK common stock receive dividends as and when declared by LINK’s board of directors out of statutory surplus or from net profits. The merger agreement provides that, for three years following the effective time of the merger, LINK will pay a quarterly cash dividend in an amount equal or greater to $0.30 per share per year, provided sufficient funds are legally available therefore and that LINK and Gratz Bank remain “well-capitalized” in accordance with applicable regulatory guidelines. Following the completion of the merger, subject to approval and declaration by LINK’s board of directors, LINK expects to pay quarterly cash dividends in an amount equal to or greater than a rate equal to $0.30 per share per year. However, the payment of dividends by LINK is subject to numerous factors, and no assurance can be given that LINK will pay dividends following the completion of the merger or that dividends will not be reduced in the future. See the section of this joint proxy statement/prospectus entitled “Risk Factors,” beginning on page [ ], and “Information about the Companies—Supervision and Regulation—Payment of Dividends and Other Restrictions” on page [ ] for a discussion of restrictions on LINK’s ability to pay dividends.

GNB pays regular quarterly dividends of $0.30 per share. Except for this allowance and a special one-time cash dividend of $0.54 per share declared on December 10, 2020, the merger agreement does not permit GNB to pay cash dividends.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Information Regarding Forward-Looking Statements” on page [    ], you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Risks Related to the Merger

The value of the merger consideration will vary with changes in LINK’s stock price. Because the number of shares of LINK common stock exchanged per share of GNB common stock is fixed and will not be adjusted in the event of any change in LINK’s or GNB’s share price, the value of the common shares issued by LINK and received by GNB shareholders may be higher or lower at the closing of the merger than when the merger agreement was executed.

Upon completion of the merger, each share of GNB common stock, other than dissenting shares, will be converted into the right to receive merger consideration consisting of, at the option of the holder of such share, either cash or shares of LINK common stock. Because the per share stock consideration is fixed at 7.3064 shares of LINK common stock, the market value of the LINK common stock to be issued in the merger will depend upon the market price of LINK common stock. Stock price changes may result from a variety of factors (many of which are beyond LINK’s control), including the following factors:

•	market reaction to the announcement of the merger;

•	changes in LINK’s or GNB’s respective businesses, operations, assets, liabilities and prospects;

•	changes in market assessments of the business, operations, financial position and prospects of either company or the combined company;

•	market assessments of the likelihood that the merger will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the market prices of LINK common stock and GNB common stock;

•	the actual or perceived impact of U.S. monetary policy;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which LINK and GNB operate; and

•	other factors beyond LINK’s control, including those described or referred to elsewhere in this “Risk Factors” section.

The market price of LINK common shares at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the dates of LINK’s and GNB’s shareholder meetings. As a result, the market value of the consideration for the merger represented by the exchange ratio also will vary.

Therefore, while the number of shares of LINK common stock to be issued per share of GNB common stock is fixed, (1) LINK shareholders cannot be sure of the market value of the consideration that will be paid to GNB shareholders upon completion of the merger and (2) GNB shareholders cannot be sure of the market value of the consideration they will receive upon completion of the merger.

GNB shareholders may receive a form of consideration different from what they elect.

While each GNB shareholder may elect to receive cash or LINK common stock in the merger, no more than 20% of GNB common stock outstanding at the completion of the merger will be converted into cash. Therefore, if GNB shareholders elect more cash than is available under the merger agreement, their elections will be prorated to permit 80% of GNB common stock outstanding at the completion of the merger to be converted into LINK common stock. As a result, GNB shareholders’ ability to receive cash in accordance with their election may depend on the elections of other GNB shareholders.

Shareholders may be unable to timely sell shares after completion of the merger.

There will be a time period between the completion of the merger and the time at which former GNB shareholders actually receive their shares of LINK common stock. Until shares are received, former GNB shareholders may not be able to sell their LINK shares in the open market and, therefore, may not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of LINK common stock during this period.

The market price of LINK common stock may decline as a result of the merger and the market price of LINK common stock after the consummation of the merger may be affected by factors different from those affecting the price of LINK common stock or GNB common stock before the merger.

The market price of LINK common stock may decline as a result of the merger if LINK does not achieve the perceived benefits of the merger or the effect of the merger on LINK’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, the consummation of the merger will result in the combination of two companies that currently operate as independent companies. The business of LINK and the business of GNB differ. As a result, while LINK expects to benefit from certain synergies following the merger, LINK may also encounter new risks and liabilities associated with these differences. Following the merger, LINK’s and GNB’s shareholders will own interests in a combined company operating an expanded business and may not wish to continue to invest in LINK, or for other reasons may wish to dispose of some or all of LINK common stock. If, following the effective time of the merger, large amounts of LINK common stock are sold, the price of LINK common stock could decline.

Further, the results of operations of LINK and the market price of LINK common stock may be affected by factors different from those currently affecting the independent results of operations of each of LINK and GNB and the market price of LINK common stock and GNB common stock. Accordingly, LINK’s and GNB’s historical market prices and financial results may not be indicative of these matters for LINK after the merger.

For a discussion of the businesses of LINK and GNB and of certain factors to consider in connection with those businesses, see “Information About the Companies” beginning on page [    ].

Both GNB and LINK shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company.

The merger will dilute the ownership position of LINK shareholders and result in GNB shareholders having an ownership stake in the combined company. Upon completion of the merger, each GNB shareholder will become a shareholder of LINK with a percentage ownership of the combined company that is much smaller than such shareholder’s current percentage ownership of GNB. It is expected that the former shareholders of GNB as a group will receive shares in the merger constituting between approximately 47.8% and approximately 53.4% of the outstanding shares of LINK common stock immediately after the merger. Furthermore, because shares of LINK common stock will be issued to existing GNB shareholders, current LINK shareholders will have their ownership and voting interests diluted by between approximately 47.8% and approximately 53.4%. Accordingly, LINK shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of LINK.

After the merger is completed, GNB shareholders will become LINK shareholders and will have different rights that may be less advantageous than their current rights.

Upon completion of the merger, GNB shareholders will become LINK shareholders. Differences in GNB’s charter and bylaws and LINK’s charter and bylaws will result in changes to the rights of GNB shareholders who become LINK shareholders. For more information, see “Comparison of Shareholder Rights,” beginning on page [ ] of this joint proxy statement/prospectus.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire GNB.

Until the completion of the merger, GNB is prohibited from soliciting, initiating, encouraging, or with some exceptions, considering any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than LINK. In addition, GNB has agreed to pay a termination fee of $2,600,000 to LINK in specified circumstances. These provisions could discourage other companies from trying to acquire GNB even though those other companies might be willing to offer greater value to GNB shareholders than LINK has offered in the merger. The payment of the termination fee also could have a material adverse effect on GNB’s results of operations.

GNB will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on GNB. These uncertainties may impair GNB’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers, suppliers and others who deal with GNB to seek to change existing business relationships with GNB. GNB employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with LINK.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect the financial results of GNB and, following the merger, LINK. In addition, the merger agreement requires that GNB operate in the ordinary course of business consistent with past practice and restricts GNB from taking certain actions prior to the effective time of the merger or termination of the merger agreement. These restrictions may prevent GNB from retaining existing customers or pursuing attractive business opportunities that may arise prior to the completion of the merger.

GNB’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of GNB shareholders.

In considering the information contained in this joint proxy statement/prospectus, you should be aware that GNB’s directors and certain executive officers have interests in the merger that are different from, or in addition to, the interests of GNB shareholders generally. These interests include, among other things:

•

the retention of Wesley Weymers, the Chief Executive Officer and a director of GNB, as a director of LINK and Executive Chairman of the Board of Gratz Bank, pursuant to an employment agreement with LINK and Gratz Bank that will become effective at the closing of the merger, providing for an annual salary of $300,000 and a minimum annual bonus amount of $50,000, and retention bonuses of $300,000 upon closing of the merger, $200,000 payable on each of the first and second anniversaries of the merger, and $167,900 upon the expiration of the term of the agreement on March 6, 2024, and an amendment to the executive supplemental retirement plan with Wesley Weymers;

•	new employment agreements and amendments to supplemental executive retirement plans with Jeremy Dobbins, Aaron Klinger and Kevin Laudenslager, effective as of the effective time of the merger;

•

GNB directors will become directors of LINK and Gratz Bank following the merger and non-executive directors will receive an annual retainer of at least $25,000 per year and will be nominated to retain such positions for three consecutive years thereafter;

•	the appointment of GNB’s chairman of the board of directors to chairman of the board of directors of LINK;

•	the appointment of GNB’s President and CEO to executive chairman of Gratz Bank;

•	the payment of severance benefits to certain employees that are not retained or are terminated by LINK following the merger;

•	the implementation of a retention bonus pool for the benefit of certain GNB and Gratz Bank employees to induce them to remain employed through at least the effective time of the merger; and

•	continued indemnification and liability insurance coverage for directors and executive officers with respect to acts or omissions occurring before the merger.

See the section of this joint proxy statement/prospectus entitled “The Merger—Interests of GNB’s Directors and Executive Officers in the Merger” beginning on page [ ] for a discussion of these interests.

LINK’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of LINK shareholders.

In considering the information contained in this joint proxy statement/prospectus, you should be aware that LINK’s directors and certain executive officers have interests in the merger that are different from, or in addition to, the interests of LINK shareholders generally. These interests include, among other things:

•

the expectation that each current member of the LINK board of directors will continue to serve as a director of the board of directors of the combined company and non-executive directors will receive an annual retainer of at least $25,000 per year; and

•	the expectation that each current LINK executive officer will continue in his or her role as an executive officer of the combined company and be appointed to such roles at Gratz Bank.

See the section of this joint proxy statement/prospectus entitled “The Merger—Interests of LINK’s Directors and Executive Officers in the Merger” beginning on page [ ] for a discussion of these interests.

The unaudited pro forma financial data included in this joint proxy statement/prospectus is illustrative only, and may differ materially from LINK’s actual financial position and results of operations after the merger.

The unaudited pro forma financial data in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what LINK’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflects adjustments, which are based on preliminary estimates, to record GNB’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary and final allocation of the purchase price will be based on the actual purchase price and the fair value of the assets and liabilities of GNB as of the date of the completion of the merger. As a result, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

The fairness opinions received by the board of directors of LINK from Cedar Hill Advisors, LLC, and the board of directors of GNB from Boenning & Scattergood, Inc., respectively, prior to execution of the merger agreement do not reflect changes in circumstances subsequent to the date of the fairness opinions.

The opinion of Cedar Hill, LINK’s financial advisor in connection with the proposed merger, and the opinion of Boenning, GNB’s financial advisor in connection with the proposed merger, were delivered to the boards of directors of LINK and GNB, respectively, on December 10, 2020. The opinions speak only as of the date of the opinions. The opinions do not reflect changes that may occur or may have occurred after the date of the opinions, including changes to the operations and prospects of LINK or GNB, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of LINK and GNB.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include, but are not limited to:

•	approval of the merger agreement by LINK shareholders and by GNB shareholders;

•	receipt of required regulatory approvals;

•	absence of orders prohibiting the completion of the merger;

•	continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements; and

•	receipt by both parties of legal opinions from their respective tax counsels.

In addition, if the ratio of (i) the VWAP of LINK common stock over the 20 consecutive full trading day period prior to, and including, the 10th day before the closing of the merger to (ii) the VWAP of LINK common stock over the 20 consecutive full trading day period prior to, and including, the last trading day preceding the first public announcement of the merger is both (1) less than 80% and (2) 20 percentage points less than the comparable ratio for the Nasdaq Bank Index, GNB would have a right to terminate the merger agreement, unless LINK elects to increase the exchange ratio such that the implied value of the exchange ratio would be equivalent to the minimum implied value that would have avoided triggering this termination right. The VWAP of LINK common stock over the 20 consecutive full trading day period prior to, and including, December 9, 2020, the last trading day preceding the first public announcement of the merger, was $10.93 per share. In order for this termination right to be triggered, the VWAP of LINK common stock over the measurement period will need to be less than $8.74 per share and LINK common stock will need to have underperformed the Nasdaq Bank Index over the measurement period by at least 20 percentage points. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Termination” beginning on page [    ] for a more complete discussion of the circumstances under which the merger agreement could be terminated.

If the merger is not consummated by September 30, 2021, LINK or GNB may terminate the merger agreement.

Either LINK or GNB may terminate the merger agreement under certain circumstances, including if the merger has not been consummated by September 30, 2021. However, this termination right will not be available to a party if the failure to consummate the transaction by such is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement.

The merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact LINK’s and GNB’s ability to complete the merger.

The completion of the merger is subject to the satisfaction or waiver of a number of conditions. In addition, under circumstances specified in the merger agreement, LINK or GNB may terminate the merger agreement. While it is currently anticipated that the merger will be completed promptly following the receipt of all required shareholder approvals, there can be no assurance that the conditions to closing will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, LINK or GNB cannot provide any assurances with respect to the timing of the closing of the merger, whether the merger will be completed at all and when GNB shareholders would receive the consideration for the merger, if at all. The price of LINK’s or GNB’s common stock may decline to the extent that the current market price of LINK’s or GNB’s common stock, respectively, reflects a market assumption that the merger will be consummated and that LINK or GNB, respectively, will realize certain anticipated benefits of the merger.

The merger and related transactions are subject to approval by shareholders of both LINK and GNB.

The merger cannot be completed unless (i) GNB’s shareholders approve the merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of GNB common stock, and (ii) LINK’s shareholders approve the merger and the other transactions contemplated thereby by the affirmative vote of the holders of at least a majority of the votes cast, in person or represented by proxy, at the annual meeting of LINK shareholders. If shareholder approval is not obtained by GNB’s or LINK’s shareholders, the merger and related transactions cannot be completed.

Failure to complete the merger could negatively impact the stock price of LINK and future businesses and financial results of LINK and GNB.

Completion of the merger is subject to the satisfaction or waiver of a number of conditions, including approval by LINK’s and GNB’s shareholders of the merger. LINK or GNB cannot guarantee when or if these conditions will be satisfied or that the merger will be successfully completed. The consummation of the merger may be delayed, the merger may be consummated on terms different than those contemplated by the merger agreement, or the merger may not be consummated at all. If the merger is not completed, or is completed on different terms than as contemplated by the merger agreement, LINK or GNB could be adversely affected and subject to a variety of risks associated with the failure to complete the merger, or to complete the merger as contemplated by the merger agreement, including the following:

•	GNB may be required, under certain circumstances, to pay LINK a termination fee of $2,600,000 under the merger agreement;

•	LINK and GNB could incur substantial costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;

•

under the merger agreement, GNB is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies;

•	LINK’s and GNB’s management’s and employees’ attention may be diverted from their day-to-day business and operational matters as a result of efforts relating to attempting to consummate the merger;

•	LINK and GNB shareholders may be prevented from realizing the anticipated benefits of the merger;

•	the market price of LINK’s or GNB’s common stock could decline significantly; and

•	LINK or GNB could incur reputational harm due to the adverse perception of any failure to successfully complete the merger.

Any delay in the consummation of the merger or any uncertainty about the consummation of the merger on terms other than those contemplated by the merger agreement, or if the merger is not completed, could materially adversely affect LINK’s or GNB’s business, financial results and share price. In addition, if the merger is not completed, LINK may experience negative reactions from the financial markets, and LINK and/or GNB may experience negative reactions from their respective customers and employees. LINK and/or GNB also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against LINK or GNB to perform their respective obligations under the merger agreement. If the merger is not completed, LINK and GNB cannot assure their respective shareholders that the risks described above will not materialize and will not materially affect the business and financial results of LINK and/or GNB and stock price of LINK.

The tax consequences of the merger to a GNB shareholder will be dependent upon the merger consideration received.

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, it is expected that a U.S. holder of shares of GNB common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration and will recognize gain or loss if such holder received the entirety of its consideration in cash or with respect to any cash received in lieu of fractional shares of LINK common stock.

Risks Related to the Combined Company if the Merger is Completed

The integration of the companies will present significant challenges that may result in the combined business not operating as effectively as expected or in the failure to achieve some or all of the anticipated benefits of the transaction.

The benefits and synergies expected to result from the proposed transaction will depend in part on whether the operations of GNB can be integrated in a timely and efficient manner with those of LINK. LINK will face challenges in consolidating its functions with those of GNB, and integrating the organizations, procedures and operations of the two businesses. The integration of LINK and GNB will be complex and time-consuming, and the management of both companies will have to dedicate substantial time and resources to it. These efforts could divert management’s focus and resources from serving existing customers or other strategic opportunities and from day-to-day operational matters during the integration process. Failure to successfully integrate the operations of LINK and GNB could result in the failure to achieve some of the anticipated benefits from the transaction, including cost savings and other operating efficiencies, and LINK may not be able to capitalize on the existing relationships of GNB to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. This could have an adverse effect on the business, results of operations, financial condition or prospects of LINK and/or Gratz Bank after the transaction.

Unanticipated costs relating to the merger could reduce LINK’s future earnings per share.

LINK has incurred substantial legal, accounting, financial advisory and other costs, and LINK’s management has devoted considerable time and effort in connection with the merger. If the merger is not completed, LINK will bear certain fees and expenses associated with the merger without realizing the benefits of the merger. If the merger is completed, LINK expects to incur substantial expenses in connection with integrating the business, operations, network, systems, technologies, policies and procedures of the two companies. The fees and expenses may be significant and could have an adverse impact on LINK’s results of operations.

LINK and LINKBANK believe that each has reasonably estimated the likely costs of integrating the operations of LINK and GNB, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a dilutive effect on LINK’s earnings per share. In other words, if the merger is completed, the earnings per share of LINK common stock could be less than anticipated or even less than if the merger had not been completed.

Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained or incorporated by reference into this joint proxy statement/prospectus.

Any estimates as to the future value of the combined company, including estimates regarding the earnings per share of the combined company, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies described in this joint proxy statement/prospectus, all of which are subject to the risks and uncertainties described in this joint proxy statement/prospectus, including these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, whether made before or after the date of this joint proxy statement/prospectus by LINK’s and GNB’s respective management or affiliates or others, without considering all of the information contained or incorporated by reference into this joint proxy statement/prospectus.

Risks Related to LINK’s Business

The COVID-19 pandemic is adversely impacting LINK, GNB and their customers, counterparties, employees and third-party service providers. Further, the COVID-19 pandemic could lead to an economic recession or other severe disruptions in the U.S. economy and may disrupt banking and other financial activity in the areas in which LINK and GNB operate and the adverse impacts on LINK’s and GNB’s business, financial position, results of operations and prospects could be significant.

The outbreak of COVID-19 has caused significant economic dislocation in the United States as many state and local governments have ordered non-essential businesses to close and residents to shelter in place at home. This has resulted in an unprecedented slow-down in economic activity and a related increase in unemployment. Since the COVID-19 outbreak, more than 40 million people have filed claims for unemployment, and stock markets have declined in value and in particular bank stocks have significantly declined in value. In response to the COVID-19 pandemic, the Federal Reserve has reduced the benchmark fed funds rate to a target range of 0% to 0.25%, and the yields on 10-year and 30-year treasury notes have declined to historic lows. Various state governments and federal agencies are requiring lenders to provide forbearance and other relief to borrowers (e.g., waiving late payment and other fees). LINK and GNB have instituted payment deferral programs to aid existing borrowers with payment forbearance. LINK’s loans with COVID-19 related payment deferrals were $23 million at June 4, 2021, representing just 9 loan relationships, most of which LINK anticipates to return to normal payments upon the June 30, 2021 expiration of deferral terms. GNB’s loans with COVID-19 related payment deferrals were $5.5 million at June 4, 2021, representing just 9 borrowers. In view of the moratorium on evictions and foreclosures mandated by Chapter 65, LINK expects to grant 180 day forbearances to eligible borrowers who request a forbearance and to extend the forbearance period to 180 total days for any eligible borrowers previously granted forbearances who request it. In addition, the federal banking agencies have encouraged financial institutions to prudently work with affected borrowers and recently passed legislation has provided relief from reporting loan classifications due to modifications related to the COVID-19 outbreak. Certain industries have been particularly hard-hit, including the travel and hospitality industry, the restaurant industry and the retail industry. Finally, the spread of COVID-19 has caused LINK and GNB to modify their business practices, including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences. LINK and GNB have employees working remotely and may take further actions as may be required by government authorities or that LINK and GNB determine is in their best interests of their employees, customers and business partners.

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the full impact of the COVID-19 outbreak on LINK’s or GNB’s business. The extent of such impact will depend on future developments, which are highly uncertain, including when COVID-19 can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, LINK and GNB could be subject to any of the following risks, any of which could have a material, adverse effect on LINK’s and GNB’s business, financial condition, liquidity, and results of operations, respectively:

•	demand for products and services may decline, making it difficult to grow assets and income;

•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

•

LINK’s or GNB’s allowance for credit losses may have to be increased if unemployment forecasts increase or borrowers experience financial difficulties beyond forbearance periods, which will adversely affect LINK’s or GNB’s net income, respectively;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to LINK or GNB;

•

as the result of the decline in the Federal Reserve’s target federal funds rate to near 0%, the yield on LINK’s or GNB’s assets may decline to a greater extent than the decline in LINK’s cost of interest-bearing liabilities, respectively, reducing LINK’s or GNB’s net interest margin and spread, respectively, and reducing net income;

•	LINK’s and GNB’s cyber security risks are increased as the result of an increase in the number of employees working remotely; and

•	LINK and GNB relies on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on LINK or GNB, respectively.

These factors, among others, together or in combination with other events or occurrences not yet known or anticipated, could adversely affect LINK’s or GNB’s operations.

LINK may be unable to effectively manage its rapid growth.

LINK has experienced rapid growth since acquiring LINKBANK in October 2018 and its business strategy anticipates the continued expansion of its business to pursue existing and potential market opportunities. This high pace of growth places significant demands on LINK’s management and operational resources. In order to manage such growth effectively, LINK must implement effective operational systems, procedures and internal controls. Failure to implement these systems, procedures and controls on a timely basis could materially and adversely affect LINK’s results of operation or financial condition. Further, LINK’s continued expansion of its business may include entering new lines of business or introducing new products and services. LINK cannot assure you that LINK will be successful in such expansion efforts and any failure could materially and adversely affect LINK’s results of operation or financial condition.

A significant portion of LINK’s loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt its business.

The vast majority of LINK’s loans have real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A continued weakening of the real estate market in LINK’s primary market areas could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on LINK’s profitability and asset quality. If LINK is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, LINK’s earnings and capital could be adversely affected. Acts of nature, including hurricanes, tornados, earthquakes, fires and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact LINK’s financial condition.

LINK’s loan portfolio contains a number of real estate loans with relatively large balances.

LINK’s loan portfolio contains a number of real estate loans with relatively large balances. The deterioration of one or a few of these loans could cause a significant increase in nonperforming loans, which could result in a net loss of earnings, an increase in the provision for loan losses and an increase in loan charge-offs, all of which could have a material adverse effect on LINK’s financial condition and results of operations.

Commercial real estate loans may increase LINK’s exposure to credit risk.

A significant portion of LINK’s loan portfolio is secured by commercial real estate. Loans secured by commercial real estate are generally viewed as having more risk of default than loans secured by residential real estate or consumer loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers, the accuracy of the estimate of the property’s value at completion of construction, and the estimated cost of construction. Such loans are generally more risky than loans secured by residential real estate or consumer loans because those loans are typically not secured by real estate collateral. An adverse development with respect to one lending relationship can expose LINK to a significantly greater risk of loss compared with a single-family residential mortgage loan because LINK typically has more than one loan with such borrowers. Additionally, these loans typically involve larger loan balances to single borrowers or groups of related borrowers compared with single-family residential mortgage loans. Therefore, the deterioration of one or a few of these loans could cause a significant decline in the related asset quality. If LINK’s primary market areas experience an economic slowdown, these loans represent higher risk and could result in a sharp increase in loans charged off and could require LINK to significantly increase its allowance for loan losses, which could have a material adverse impact on its business, financial condition, results of operations, and cash flows.

Repayment of commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

LINK has commercial business loans as part of its loan portfolio. LINK’s commercial business loans are originated primarily based on the identified cash flow and general liquidity of the borrower and secondarily on the underlying collateral provided by the borrower and/or repayment capacity of any guarantor. The borrower’s cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable, or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use. In addition, business assets may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business. Accordingly, the repayment of commercial business loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral value provided by the borrower and liquidity of the guarantor.

LINK may be exposed to risk of environmental liabilities with respect to properties to which it takes title.

In the course of LINK’s business, it may foreclose and take title to real estate, potentially becoming subject to environmental liabilities associated with the properties. LINK may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs or LINK may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. Costs associated with investigation or remediation activities can be substantial. If LINK is the owner or former owner of a contaminated site, LINK may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. These costs and claims could adversely affect LINK’s business, results of operations, financial condition, and the value of its securities.

LINK’s decisions regarding allowance for loan losses and credit risk may materially and adversely affect its business.

Making loans and other extensions of credit is an essential element of LINK’s business. Although LINK seeks to mitigate risks inherent in lending by adhering to specific underwriting practices, LINK’s loans and other extensions of credit may not be repaid. The risk of nonpayment is affected by a number of factors, including:

•	the duration of the credit;

•	credit risks of a particular customer;

•	changes in economic and industry conditions; and

•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

LINK attempts to maintain an appropriate allowance for loan losses to provide for probable losses in its loan portfolio. LINK periodically determines the amount of the allowance based on consideration of several factors, including but not limited to:

•	an ongoing review of the quality, mix, and size of LINK’s overall loan portfolio;

•	LINK’s historical loan loss experience;

•	evaluation of economic conditions;

•	regular reviews of loan delinquencies and loan portfolio quality;

•	ongoing review of financial information provided by borrowers; and

•	the amount and quality of collateral, including guarantees, securing the loans.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires LINK to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of LINK’s control, may require an increase in the allowance for loan losses. In addition, regulatory agencies periodically review LINK’s allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, LINK will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on LINK’s financial condition and results of operations.

LINK may have higher loan losses than it has allowed for in its allowance for loan losses.

LINK’s actual loans losses could exceed its allowance for loan losses and therefore its allowance for loan losses may not be adequate. A significant portion of LINK’s loan portfolio is secured by commercial real estate. Repayment of such loans is generally considered more subject to market risk than residential mortgage loans. Industry experience shows that a portion of loans will become delinquent and a portion of loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized, losses may be experienced as a result of various factors beyond LINK’s control, including among other things, changes in market conditions affecting the value of loan collateral and problems affecting borrower credit.

LINK relies heavily on its senior management team and the unexpected loss of any of those personnel could adversely affect its operations.

LINK is a customer-focused and relationship-driven organization. LINK expects its future growth to be driven in a large part by the relationships maintained with its customers by its chairman and chief executive officer and by other senior officers. The unexpected loss of any of LINK’s key employees could have a material adverse effect on its business and operations, which would have an adverse effect on its business, results of operations, financial condition, and the value of its securities.

The success of LINK’s strategy depends on its ability to identify and retain individuals with experience and relationships in its markets.

In order to be successful, LINK must identify and retain experienced key management members with local expertise and relationships. Competition for qualified personnel is intense and there are a limited number of qualified persons with knowledge of and experience in the community banking industry in LINK’s chosen geographic markets. Even if LINK identifies individuals that it believes could assist LINK in building its franchise, LINK may be unable to recruit these individuals away from more established banks. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out LINK’s strategy is often lengthy. LINK’s inability to identify, recruit, and retain talented personnel could limit its growth and could materially adversely affect its business, results of operations, financial condition, and the value of its securities.

Changes in economic conditions, in particular an economic slowdown in Pennsylvania, could materially and negatively affect LINK’s business.

LINK’s business is directly impacted by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond LINK’s control. Any deterioration in economic conditions, whether caused by national or local concerns, in particular any further economic slowdown in Pennsylvania, could result in the following consequences, any of which could hurt LINK’s business materially: loan delinquencies may increase; problem assets and foreclosures may increase; demand for LINK’s products and services may decrease; low cost or noninterest bearing deposits may decrease; and collateral for loans made by LINK, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with LINK’s existing loans.

LINK’s success significantly depends upon the growth in population, income levels, deposits, and housing starts in LINK’s markets. If the communities in which LINK operates do not grow or if prevailing economic conditions locally or nationally are unfavorable, LINK’s business may not succeed. An economic downturn or prolonged recession would likely result in further deterioration of the quality of LINK’s loan portfolio and reduce LINK’s level of deposits, which in turn would hurt its business. If LINK experiences an economic downturn or a prolonged economic recession occurs in the economy as a whole, borrowers will be less likely to repay their loans as scheduled. Moreover, in many cases the value of the real estate or other collateral that secures LINK’s loans was adversely affected by the economic conditions over the past few years, and an economic downtown or a prolonged economic recession could further negatively affect such values. Unlike many larger institutions, LINK is not able to spread the risks of unfavorable local economic conditions across a large number of diversified economies. An economic downturn could, therefore, result in losses that materially and adversely affect LINK’s business.

The small- and medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

LINK targets its commercial development and marketing strategy to serve the banking and financial services needs of small- and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which LINK operates, its results of operations and financial condition, as well as the value of its securities, may be adversely affected.

Higher FDIC deposit insurance premiums and assessments could adversely impact LINK’s financial condition.

LINK’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC and are subject to deposit insurance assessments to maintain deposit insurance. As an FDIC-insured institution, LINK is required to pay quarterly deposit insurance premium assessments to the FDIC. Although LINK cannot predict what the insurance assessment rates will be, either a deterioration in its risk-based capital ratios or adjustments to the base assessment rates could have a material adverse impact on its business, financial condition, results of operations, and cash flows.

LINK depends on the accuracy and completeness of information about clients and counterparties and its financial condition could be adversely affected if it relies on misleading information.

In deciding whether to extend credit or to enter into other transactions with clients and counterparties, LINK may rely on information furnished to it by or on behalf of clients and counterparties, including financial statements and other financial information, which it does not independently verify. LINK also may rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to clients, LINK may assume that a customer’s audited financial statements conform with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. LINK’s financial condition and results of operations could be negatively impacted to the extent it relies on financial statements that do not comply with GAAP or are materially misleading.

Changes in prevailing interest rates may reduce LINK’s profitability.

LINK’s results of operations depend in large part upon the level of its net interest income, which is the difference between interest income from interest-earning assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and other borrowings. Depending on the terms and maturities of LINK’s assets and liabilities, a significant change in interest rates could have a material adverse effect on its profitability. Many factors cause changes in interest rates, including governmental monetary policies and domestic and international economic and political conditions. While LINK intends to manage the effects of changes in interest rates by adjusting the terms, maturities, and pricing of its assets and liabilities, its efforts may not be effective and its financial condition and results of operations could suffer.

LINK may not be able to adequately anticipate and respond to changes in market interest rates.

LINK may be unable to anticipate changes in market interest rates, which are affected by many factors beyond its control including but not limited to inflation, recession, unemployment, money supply, monetary policy, and other changes that affect financial markets both domestic and foreign. LINK’s net interest income is affected not only by the level and direction of interest rates, but also by the shape of the yield curve and relationships between interest sensitive instruments and key driver rates, as well as balance sheet growth, customer loan and deposit preferences, and the timing of changes in these variables. In the event rates increase, LINK’s interest costs on liabilities may increase more rapidly than its income on interest earning assets, resulting in a deterioration of its net interest margin. As such, fluctuations in interest rates could have a significantly adverse effect on LINK’s financial condition and results of operations.

LINK may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. LINK has exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose LINK to credit risk in the event of a default by a counterparty or client. In addition, LINK’s credit risk may be exacerbated when the collateral held by LINKBANK cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to LINKBANK. Any such losses could have a material adverse effect on LINK’s financial condition and results of operations.

Competition with other financial institutions may have an adverse effect on LINK’s ability to retain and grow its client base, which could have a negative effect on its financial condition or results of operations.

The banking and financial services industry is very competitive and includes services offered from other banks, savings and loan associations, credit unions, mortgage companies, other lenders, and institutions offering uninsured investment alternatives. Legal and regulatory developments have made it easier for new and sometimes unregulated competitors to compete with LINK. The financial services industry has and is experiencing an ongoing trend towards consolidation in which fewer large national and regional banks and other financial institutions are replacing many smaller and more local banks. These larger banks and other financial institutions hold a large accumulation of assets and have significantly greater resources and a wider geographic presence or greater accessibility. In some instances, these larger entities operate without the traditional brick and mortar facilities that restrict geographic presence. Some competitors have more aggressive marketing campaigns and better brand recognition, and are able to offer more services, more favorable pricing or greater customer convenience than LINKBANK or Gratz Bank. In addition, competition has increased from new banks and other financial services providers that target LINK’s existing or potential customers. As consolidation continues among large banks, LINK expects other smaller institutions to try to compete in the markets LINK plans to serve. This competition could reduce LINK’s net income by decreasing the number and size of the loans that it originates and the interest rates it charges on these loans. Additionally, these competitors may offer higher interest rates, which could decrease the deposits LINK attracts or require it to increase rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect LINK’s ability to generate the funds necessary for lending operations which could increase its cost of funds.

The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge as part of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Technological developments have allowed competitors, including some non-depository institutions, to compete more effectively in local markets and have expanded the range of financial products, services and capital available to LINK’s target customers. If LINK is unable to implement, maintain and use such technologies effectively, it may not be able to offer products or achieve cost-efficiencies necessary to compete in the industry. In addition, some of these competitors have fewer regulatory constraints and lower cost structures.

Liquidity needs could adversely affect LINK’s financial condition and results of operation.

The primary sources of funds of LINKBANK and Gratz Bank are customer deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, which could be exacerbated by potential climate change, natural disasters and international instability.

Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to customers on alternative investments and general economic conditions. Accordingly, LINK may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include proceeds from Federal Home Loan Bank advances, sales of investment securities and loans, and federal funds lines of credit from correspondent banks, as well as out-of-market time deposits. While LINK believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if LINK continues to grow and experience increasing loan demand. LINK may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.

Technological advances impact LINK’s business; its information systems may experience an interruption or breach in security.

To conduct LINK’s business, it relies heavily on new technology-driven products and services and on communications and information systems. LINK’s future success will depend, in part, on its ability to address the needs of LINKBANK’s and Gratz Bank’s customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in operations. Furthermore, any failure, interruption or breach of the security of LINK’s information systems could result in failures or disruptions in its customer relationship management, general ledger, deposit, loan and other systems. While LINK has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of LINK’s information systems, there can be no assurance that LINK can prevent any such failures, interruptions or security breaches or, if they do occur, that they will be adequately addressed. During the normal course of LINK’s business, it has experienced and it expects to continue to experience attempts to breach its systems, none of which has been material to LINK to date, and it may be unable to protect sensitive data and the integrity of its systems. The occurrence of any failures, interruptions or security breaches of LINK’s information systems could damage its reputation, result in a loss of customer business, subject it to additional regulatory scrutiny, or expose it to civil litigation and possible financial liability, any of which could have a material adverse effect on its financial condition and results of operations as well as the value of its securities.

LINK’s controls and procedures may fail or be circumvented.

LINK regularly reviews and updates its internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well-designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of LINK’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on its business, results of operations and financial condition.

Negative public opinion surrounding LINK and the financial institutions industry generally could damage its reputation and adversely impact its earnings.

Reputation risk, or the risk to LINK’s business, earnings and capital from negative public opinion surrounding LINK and the financial institutions industry generally, is inherent in its business. Negative public opinion can result from LINK’s actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect LINK’s ability to keep and attract clients and employees and can expose it to litigation and regulatory action. Although LINK takes steps to minimize reputation risk in dealing with its clients and communities, this risk will always be present given the nature of its business.

Adverse weather events could negatively affect LINK’s local economies or disrupt it operations, which would have an adverse effect on its business or results of operations.

Adverse weather events can disrupt LINK’s operations, result in damage to its properties and negatively affect the local economies in which it operates. In addition, these weather events may result in a decline in value or destruction of properties securing LINK’s loans and an increase in delinquencies, foreclosures and loan losses.

Regulatory and Legal Risks

LINK, LINKBANK and Gratz Bank are subject to extensive government regulation and supervision that could interfere with their ability to conduct their business and may negatively impact their financial results, restrict their activities, have an adverse impact on their operations, and impose financial requirements or limitations on the conduct of their business.

LINK, primarily through LINKBANK, and after the merger is completed, primarily through Gratz Bank, is subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, the Federal Deposit Insurance Fund and the safety and soundness of the banking system as a whole, not stockholders. These regulations affect LINK’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect LINK in substantial and unpredictable ways. Such changes could subject LINK to additional costs, limit the types of financial services and products it may offer, and/or limit the pricing it may charge on certain banking services, among other things. LINK will have to apply resources to ensure that it is in compliance with any changes to statutes, regulations or regulatory policies, including changes in interpretations or implementation, which may increase its costs of operations and adversely impact its earnings.

LINKBANK and Gratz Bank face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network, established by the U.S. Treasury to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control (the “OFAC”). Federal and state bank regulators also have begun to increase focus on compliance with Bank Secrecy Act and anti-money laundering regulations. If LINK’s policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that it has already acquired or may acquire in the future are deficient, it would be subject to liability, including fines and regulatory actions such as restrictions on its ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of its business plan, including its acquisition plans, which would negatively impact its business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for LINK.

Regulations relating to privacy, information security and data protection could increase LINK’s, LINKBANK’s and Gratz Bank’s costs, affect or limit how they collect and use personal information and adversely affect their business opportunities.

LINK is subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and it could be negatively impacted by these laws. For example, LINK’s business is subject to the Financial Services Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act, which, among other things: (i) imposes certain limitations on its ability to share nonpublic personal information about its customers with nonaffiliated third parties; (ii) requires that it provide certain disclosures to customers about its information collection, sharing and security practices and afford customers the right to “opt out” of any information sharing by LINK with nonaffiliated third parties (with certain exceptions) and (iii) requires it develop, implement and maintain a written comprehensive information security program containing safeguards appropriate based on its size and complexity, the nature and scope of its activities, and the sensitivity of customer information it processes, as well as plans for responding to data security breaches. Various state and federal banking regulators and states have also enacted data security breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in certain circumstances in the event of a security breach. Moreover, legislators and regulators in the United States are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on LINK’s current and planned privacy, data protection and information security-related practices, LINK’s collection, use, sharing, retention and safeguarding of consumer or employee information, and some of its current or planned business activities. This could also increase LINK’s costs of compliance and business operations and could reduce income from certain business initiatives. This includes increased privacy-related enforcement activity at the federal level, by the Federal Trade Commission, as well as at the state level, such as with regard to mobile applications.

Compliance with current or future privacy, data protection and information security laws (including those regarding security breach notification) affecting customer or employee data to which LINK is subject could result in higher compliance and technology costs and could restrict its ability to provide certain products and services, which could have a material adverse effect on its business, financial conditions or results of operations. LINK’s failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory or governmental investigations or actions, litigation, fines, sanctions and damage to its reputation, which could have a material adverse effect on its business, results of operations, financial condition, and the value of its securities.

LINK’s, LINKBANK’s and Gratz Bank’s use of third party vendors and their other ongoing third party business relationships are subject to increasing regulatory requirements and attention.

LINK regularly uses third party vendors as part of its business. LINK also has substantial ongoing business relationships with other third parties. These types of third party relationships are subject to increasingly demanding regulatory requirements and attention by LINK’s federal bank regulators. Regulatory guidance requires all banking organizations to enhance due diligence, ongoing monitoring and control over organizations’ third party vendors and other ongoing third party business relationships. LINK expects that its regulators will hold it responsible for any deficiencies in its oversight and control of its third party relationships and in the performance of the parties with which it has these relationships. As a result, if LINK’s regulators conclude that it has not exercised adequate oversight and control over its third party vendors or other ongoing third party business relationships or that such third parties have not performed appropriately, LINK could be subject to enforcement actions, including civil money penalties or other administrative or judicial penalties or fines as well as requirements for customer remediation, any of which could have a material adverse effect on its business, results of operations, financial condition, and the value of its securities.

LINKBANK and Gratz Bank are limited in the amount they can lend to one borrower.

LINKBANK and Gratz Bank are limited in the amount they can lend to a single borrower. The legal lending limit is 15% of such bank’s capital and surplus with an additional 10% available for certain loans meeting heightened collateral requirements. However, LINK generally imposes an internal limit that is more conservative than the legal maximum. LINKBANK’s, and after the merger is completed, Gratz Bank’s, lending limit is significantly less than the limit for most of its competitors and may affect its ability to seek relationships with larger businesses in its market area. From time to time, LINK attempts to accommodate larger loans by selling participations in those loans to other financial institutions. However, LINK cannot assure you that it will be able to attract or maintain customers seeking larger loans or that it will be able to sell participations in such loans on terms it considers favorable. LINK’s inability to attract and maintain these customers or its inability to sell loan participations on favorable terms could adversely impact its business, financial condition, results of operation, and the value of its securities.

Federal, state and local consumer lending laws may restrict LINKBANK’s and Gratz Bank’s ability to originate certain mortgage loans or increase its risk of liability with respect to such loans and could increase its cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. Loans with certain terms and conditions and that otherwise meet the definition of a “qualified mortgage” may be protected from liability to a borrower for failing to make the necessary determinations. LINK may find it necessary to tighten its mortgage loan underwriting standards in response to these rules, which may constrain its ability to make loans consistent with its business strategies. It is LINK’s policy not to make predatory loans and to determine borrowers’ ability to repay, but the law and related rules create the potential for increased liability with respect to LINK’s lending and loan investment activities. They increase LINK’s cost of doing business and, ultimately, may prevent it from making certain loans and cause it to reduce the average percentage rate or the points and fees on loans that it does make.

LINK is subject to federal and state fair lending laws, and failure to comply with these laws could lead to material penalties.

Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The Department of Justice, Consumer Financial Protection Bureau (“CFPB”) and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. A successful challenge to LINK’s performance under the fair lending laws and regulations could adversely impact its rating under the Community Reinvestment Act and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity and restrictions on expansion activity, which could negatively impact its reputation, business, financial condition and results of operations. LINK’s current Community Reinvestment Act rating is “Satisfactory.”

The Federal Reserve may require LINK to commit capital resources to support LINKBANK, and after the merger is completed, Gratz Bank.

The Federal Reserve requires a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of financial strength for the institution. Under these requirements, in the future, LINK could be required to provide financial assistance to LINKBANK, and after the merger is completed, to Gratz Bank, if LINKBANK or Gratz Bank experiences financial distress.

A capital injection may be required at times when LINK does not have the resources to provide it, and therefore LINK may be required to borrow the funds. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s cash flows, financial condition, results of operations and prospects.

LINK may be subject to more stringent capital requirements in the future.

From time to time, LINK’s banking regulators change the regulatory capital adequacy guidelines applicable to it and its banking subsidiary. In December 2010 and January 2011, the Basel Committee on Banking Supervision published the final texts of reforms on capital and liquidity generally referred to as “Basel III.” The federal regulatory agencies adopted capital rules implementing the Basel III capital framework in the United States. Under these rules, LINK is required to satisfy additional, more stringent, capital adequacy standards than it has in the past. LINKBANK has met all of the requirements of the Basel III-based capital rules to date, but LINKBANK, and after the merger is completed, Gratz Bank, may fail to do so in the future. In addition, these requirements could have a negative impact on LINK’s ability to lend, grow deposit balances, make acquisitions or make capital distributions in the form of dividends or share repurchases. Higher capital levels could also lower LINK’s return on equity, which may negatively impact its business, results of operations, financial condition, and the value of its securities.

LINKBANK and Gratz Bank may be a party to various lawsuits. Litigation is subject to many uncertainties such that the expenses and ultimate exposure with respect to many of these matters cannot be ascertained.

From time to time, customers and others make claims and take legal action pertaining to LINK’s performance of fiduciary responsibilities or other matters. Whether customer claims and legal action are legitimate or unfounded, if such claims and legal actions are not resolved in LINK’s favor they may result in significant financial liability and/or adversely affect the market perception of it and its products and services as well as impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on LINK’s business, which, in turn, could have a material adverse effect on its financial condition and results of operations.

The approval of LINK’s 2018 acquisition of LINKBANK by the PADOBS contained various conditions that may restrict or limit the operations of LINKBANK.

For a period of 3 years from the effective date of LINK’s acquisition of LINKBANK (i.e., until October 5, 2021), LINKBANK is required to obtain the approval or non-objection of the PADOBS before engaging in certain activities, including the following: any major change or material deviation from the business plan provided to the PADOBS; execution of employment agreements or compensation arrangements with executive officers; implementation of any stock benefit plans; and any addition or change of a board member or executive officer of LINKBANK. These conditions may restrict or limit the operations of LINKBANK.

Risks Related to an Investment in LINK’s Securities

There is a limited trading market in LINK common stock, which will hinder your ability to sell LINK common stock and may lower the market price of the stock.

Although LINK common stock is quoted on the Pink Open Market, LINK common stock is traded only sporadically. An active trading market for shares of LINK common stock may never develop or be sustained. GNB shareholders receiving shares of LINK common stock may not be able to sell such shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above market value of the exchange ratio even if a liquid trading market does develop. This limited trading market for LINK common stock may also reduce the market value of LINK common stock. Before receiving shares of LINK common stock you should consider the limited trading market for LINK common stock and be financially prepared and able to hold your shares for an indefinite period.

LINK can provide no assurance regarding whether, and if so when, it will make dividend payments in the future.

The merger agreement provides that, for three years following the effective time of the merger, LINK will pay a quarterly cash dividend in an amount equal or greater to $0.30 per share per year, provided sufficient funds are legally available therefore and that LINK and Gratz Bank remain “well-capitalized” in accordance with applicable regulatory guidelines. LINK has not previously paid a cash dividend. All future dividends will be dependent on LINK’s financial condition, results of operations, and cash flows, as well as capital regulations and dividend restrictions from the PADOBS, the FDIC, and the Federal Reserve. The Federal Reserve and the FDIC have issued policy statements, which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. The FDIC also has the authority under federal law to enjoin a bank from engaging in what in its opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances. LINK can provide no assurance regarding whether, and if so when, it will make dividend payments in the future.

LINK may issue additional shares of common stock, and this would result in dilution of a shareholder’s ownership percentage and potentially the per share book value of the common stock.

LINK may, in the future, determine that it is advisable, or it may encounter circumstances where it determines it is necessary, to issue additional shares of common stock, preferred stock, securities convertible into, exchangeable for or that represent an interest in common stock, or common stock-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. These issuances would dilute the ownership interests of shareholders and could potentially dilute the per share book value of the common stock if the issuances are done at a lower per share offering price.

LINK’s 2019 Equity Incentive Plan (the “LINK Incentive Plan”) permits LINK to grant stock options to its officers, employees, and directors. There are 450,000 shares of common stock authorized for issuance under the LINK Incentive Plan. As of March 31, 2021, options for 425,000 shares have been awarded and are outstanding under the LINK Incentive Plan at an average weighted per share exercise price of $10.21, of which 82,400 have vested. As of March 31, 2021, 23,500 shares remain available for grant under the LINK Incentive Plan.

Furthermore, in recognition of the financial risk and efforts undertook in organizing LINK, certain founding investors were granted warrants to purchase four shares of common stock at a purchase price of $10 per share for every one share the individual purchased during LINK’s initial offering in 2018-2019. In the aggregate, warrants to purchase 1,537,484 shares of common stock were granted to these individuals, which are exercisable for ten years from the date of grant. The exercise of such warrants would dilute the ownership interests of LINK shareholders.

LINK securities are not FDIC insured and may lose value.

Shares of LINK common stock are not savings accounts or deposits and are not insured or guaranteed by the FDIC, or any other governmental agency, and involve investment risk, including the possible loss of principal.

Risks Related to LINK

LINK has a limited operating history and may not be able to operate its business successfully or generate sufficient revenue to make or sustain distributions to its shareholders.

LINK was organized in April 2018, has a limited operating history and has experienced significant operating losses. LINK cannot assure you that it will be able to operate its business successfully or implement its operating policies and strategies as described in this joint proxy statement/prospectus. The future results of LINK’s operations will depend on several factors, including the level and volatility of interest rates, conditions in the financial markets and economic conditions.

The use of estimates and valuations may be different from actual results, which could have a material adverse effect on LINK’s consolidated financial statements.

LINK makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring the fair value of certain financial instruments, establishing provision for loan losses and potential litigation liability. Market volatility may make it difficult to determine the fair value for certain of LINK’s assets and liabilities. Subsequent valuations, in light of factors then prevailing, may result in significant changes in the values of these financial instruments in future periods. In addition, at the time of any sales and settlements of these assets and liabilities, the price LINK ultimately realizes will depend on the demand and liquidity in the market at that time for that particular type of asset or liability and may be materially lower than its estimate of their current fair value. Estimates are based on available information and judgment. Therefore, actual values and results could differ from LINK’s estimates and that difference could have a material adverse effect on its consolidated financial statements.

LINK shareholders have limited control over changes in LINK’s policies and operations, which increases the uncertainty and risks that shareholders face.

The Board of Directors of LINK determine the major policies of LINK, including its policies regarding growth and distributions. The Board of Directors may amend or revise these and other policies without a vote of the shareholders. The Board of Directors’ broad discretion in setting policies and shareholders’ inability to exert control over those policies increases the uncertainty and risks the shareholders face.

The LINK articles of incorporation permit the Board of Directors to issue stock with terms that may subordinate the rights of the holders of LINK common stock or discourage a third party from acquiring the LINK in a manner that could result in a premium price to shareholders.

The Board of Directors may classify or reclassify any unissued shares of LINK common stock, classify any unissued shares of LINK preferred stock and reclassify any previously classified but unissued shares of LINK preferred stock into other classes or series of stock and set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any such stock. Thus, the Board of Directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of LINK common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of LINK, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of LINK’s assets) that might provide a premium price to holders of LINK common stock.

LINK is an “emerging growth company” under the JOBS Act, and LINK cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make LINK’s common stock less attractive to investors.

LINK is an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”), and is, therefore, permitted to, and intends to, take advantage of certain exemptions from certain disclosure requirements. LINK will be an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which LINK had total annual gross revenues of $1.0 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this merger, (iii) the date on which LINK has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which LINK is deemed a “large accelerated filer,” as defined under the federal securities laws. For so long as LINK remains an “emerging growth company,” LINK may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, reduced disclosure obligations regarding executive compensation in LINK’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters, such as “say on pay” and “say on frequency.” As a result, LINK’s shareholders may not have access to certain information that they may deem important. Although LINK intends to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for LINK are still subject to interpretations and guidance by the SEC and other regulatory agencies.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

LINK cannot predict whether investors will find its common stock less attractive as a result of LINK taking advantage of these exemptions. If some investors find LINK’s common stock less attractive as a result of these choices, there may be a less active trading market for LINK’s common stock, and LINK’s stock price may be more volatile.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference into this joint proxy statement/prospectus, may contain forward-looking statements. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between LINK/LINKBANK and GNB/Gratz Bank, including future financial and operating results and performance; statements about LINK’s and GNB’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based on the current beliefs and expectations of LINK’s and GNB’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of LINK and GNB plans. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all;

•	the failure of the shareholders of LINK or of GNB to approve the merger agreement;

•	disruptions to the parties’ businesses as a result of the announcement and pendency of the merger;

•	costs or difficulties related to the integration of the businesses following the merger;

•	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

•	the risk that the future business operations of LINK or GNB will not be successful;

•	the risk that the anticipated benefits, cost savings and any other savings from the merger may not be fully realized or may take longer than expected to realize;

•	conditions imposed by federal or state banking regulators;

•	adverse developments in borrower industries and, in particular, declines in real estate values;

•	LINK’s and GNB’s ability to maintain compliance with federal and state laws that regulate their businesses and capital levels;

•	LINK’s and GNB’s ability to raise capital as needed by their businesses;

•	the duration and scope of the coronavirus disease 2019 (“COVID-19”) pandemic and its impact on levels of consumer confidence;

•	actions governments, businesses and individuals take in response to the COVID-19 pandemic;

•	the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity;

•	the pace of recovery when the COVID-19 pandemic subsides;

•	LINK’s and GNB’s ability to manage growth;

•	the loss of any of LINK’s or GNB’s key employees;

•	LINK’s and GNB’s ability to recruit new employees;

•	changes in the interest rates affecting LINK’s or GNB’s deposits and loans;

•	the strength of the economy in LINK’s and GNB’s target market areas, as well as general economic, market, or business conditions;

•	negative developments in the financial industry and credit markets;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	the ability of LINK’s and GNB’s target markets to weather a downturn in the economy;

•

LINK’s and GNB’s potential growth, including entrance or expansion into new markets, including the opportunities that may be presented to and pursued by them and the need for sufficient capital to support that growth;

•

changes in LINK’s or GNB’s competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and their ability to compete effectively against other financial institutions in their banking markets;

•	changes in laws, regulations and the policies of federal or state regulators and agencies;

•	LINK’s and GNB’s ability to maintain internal control over financial reporting;

•	LINK’s and GNB’s effective use of technology or an interruption or breach in security of their information systems;

•

LINK’s and GNB’s reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet their liquidity needs;

•	inaccurate or incomplete information about LINK’s or GNB’s clients, and their ability to assess and manage their asset quality;

•	the adverse effects of natural disasters, changes in weather patterns, war, terrorism and international instability on LINK’s or GNB’s businesses and the markets in which they operate; and

•	other circumstances, many of which are beyond LINK’s or GNB’s control.

Additional factors that could cause LINK’s or GNB’s results to differ materially from those described in the forward-looking statements can be found in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page [    ].

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference into this joint proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to LINK or GNB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, LINK and GNB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE COMPANIES

LINKBANCORP, Inc. and LINKBANK

Description of Business

LINK was incorporated under the laws of the Commonwealth of Pennsylvania on April 6, 2018 and is a bank holding company under the Bank Holding Company Act of 1956, as amended. In October 2018, LINK completed the acquisition of Stonebridge Bank, which was subsequently renamed LINKBANK. LINK is LINKBANK’s sole shareholder. LINK has no material operations and conducts no business on its own other than owning LINKBANK.

LINK common stock is quoted on the Pink Open Market under the symbol “LNKB”.

LINKBANK is a Pennsylvania-chartered, non-Federal Reserve member bank, subject to regulation by the PADOBS and the FDIC. LINKBANK was incorporated in February 1999 under the name Community Bank of Chester County and renamed Stonebridge Bank in 2000. In October 2018, LINK acquired 100% of the stock of Stonebridge Bank and subsequently changed its name to LINKBANK.

LINKBANK is a full-service commercial bank providing personal and business lending and deposit services to individuals, families, nonprofit and business clients throughout Central and Southeastern Pennsylvania.

As of March 31, 2021, LINK had total deposits of approximately $312.1 million, total loans of approximately $384.6 million and total assets of approximately $421.1 million.

LINK’s and LINKBANK’s principal executive offices are located at 3045 Market Street, Camp Hill, PA 17011, its phone number is 855-569-2265 and its website is www.linkbank.com. Information that is included in this website does not constitute part of this joint proxy statement/prospectus.

Strategy and Recent Growth

LINK’s core strategy is to further its mission of “positively impacting lives” through community banking by building strong relationships that bring value to its customers, employees, the communities it serves and its shareholders. In pursuing this mission, LINK specifically desires to invest in the development of strong future leaders for the banking industry and our communities, to contribute to economically and socially flourishing communities, and to demonstrate the continued viability and integral role of community banking for our economic and social development. As one example of these efforts, LINK launched and continues to support The LINK Foundation, established as a separate legal entity and governed by a distinct board of directors, but fully aligned with LINK’s mission. The LINK Foundation provides financial support to organizations within LINK’s markets focused on three funding priorities - developing future leaders, promoting financial literacy and fortifying personal growth.

LINK provides its customers with personal service, financial sophistication and the full array of product offerings of a larger regional bank. LINK focuses on developing local lending relationships funded by the generation of local retail and business deposits. LINK believes its culture of highly engaged employees enhances productivity and results in lower employee turnover, ultimately leading to greater operational efficiencies and customer loyalty. LINK differentiates itself based on high touch relationship building service, supported by the convenience of technology. LINK is committed to increasing its market share in the communities it serves by continuing to leverage available technology, its existing branch locations, and new branch locations, and by considering other strategic growth opportunities throughout Central and Southeastern Pennsylvania.

LINKBANK provides traditional lending, deposit gathering and cash services to retail customers, small businesses and nonprofit organizations. The core tenet of LINKBANK is to provide a high level of personal service and individual attention to each customer, delivered by an experienced staff. LINKBANK is focused on continually evaluating new technologies that enhance the customer experience and allow LINKBANK to operate more efficiently.

LINKBANK focuses its lending activities on small businesses, targeted to create a diverse loan portfolio in relation to its underlying collateral and different business segments with unique cash flow generation and varied interest rate sensitivity. The management team has a long history of success in LINK’s markets, which provides a strong understanding of the character and historical success of LINK’s current and prospective client base.

LINKBANK offers a full suite of deposit products and cash management services focused on the small business and nonprofit segments. Deposit products include checking, savings, money market and certificate of deposit products. LINKBANK also offers cash management services including account sweeps, remote deposit capture, mobile banking for business, online banking and different fraud protection services.

LINK offers a full array of technology to its customers. LINK’s customers have the ability through online banking to pay bills, request check copies, reorder checks and make certain transfers. LINK provides its customers with imaged check statements, which eliminate the cost of returning checks to customers and the clutter of canceled checks. LINK also offers remote deposit capture, which allows customers to submit check images for deposit without leaving their homes or offices. These services give LINK the ability to offer superior service and convenience to customers.

LINKBANK does not rely on robust noninterest income growth. The management team has experience running many different product sets and subsidiaries but is focused on core deposit and loan growth.

Since the acquisition of LINKBANK in October 2018, LINK has made significant progress to position LINKBANK for continued growth and success. When the acquisition was first completed, LINKBANK operated from a single location in West Chester, Chester County Pennsylvania. New locations were successfully opened in Camp Hill, Cumberland County, Pennsylvania (May 2019) and in Lancaster, Lancaster County, Pennsylvania (June 2019) and LINKBANK’s headquarters moved to Camp Hill, Pennsylvania. Additionally, during this period, LINKBANK:

•	increased its total loans from $33.8 million at December 31, 2018, to $389.6 million at March 31, 2021;

•	increased its total deposits from $47.5 million at December 31, 2018 to $312.1 million at March 31, 2021;

•

maintained strong credit quality, with total nonperforming assets at 0.12% of total assets at March 31, 2021 and the allowance for loan losses representing 1.43% of total loans (excluding PPP loans) and 841.8% of nonperforming loans as of March 31, 2021; and

•	originated and closed over 800 small business loans under the PPP, for total funding of over $135 million, and net deferred processing fees of approximately $5.0 million from April 2020 to March 2021.

LINK’s management team has significant experience in successfully executing bank growth strategies, including through bank mergers and acquisitions. Accordingly, as opportunities arise, LINK will consider growth through acquisition including whole institutions, branches or additional lines of business that are in line with LINK’s strategy and mission and subject to required regulatory approvals.

Current Market Area

LINK currently conducts its business principally through its three Customer Solution Centers in Cumberland (servicing the greater Harrisburg region, including Dauphin County), Lancaster and Chester Counties, Pennsylvania. LINK has received regulatory approval to establish a new location in Harrisburg, Dauphin County, Pennsylvania, which is expected to commence business in July 2021, and will continue to consider other strategic locations in Central and Southeastern Pennsylvania to further its objective to become the bank of choice in the markets LINK serves. The principal demographics of LINK’s current market areas are set forth in the table below.

County	Deposits	Median Household Income ($)	Population (actual)	Households (actual)	Unemployment Rate (%)	Population Change (%) 2010-2020	Projected Change (%) 2021-2026	Projected HH Income Change (%) 2021-2026
Chester	17,048,510	106,431	528,806	193,940	4.0	6.00	1.86	9.21
Cumberland	9,314,163	75,275	256,308	104,098	3.7	8.88	2.70	10.19
Dauphin	8,286,869	65,792	280,026	116,167	4.4	4.45	1.54	8.36
Lancaster	14,102,995	72,498	549,185	206,420	3.7	5.73	1.72	12.81
LINKBANK *	48,752,537	79,999	1,614,325	620,625	3.9	6.10	1.89	10.08
Pennsylvania	501,241,403	65,958	12,804,019	5,105,423	5.1	0.50	0.24	8.41

* Represents the counties compromising LINKBANK’s current primary market areas

Source: S&P Global Market Intelligence demographic data provided by Claritas based primarily on US Census data.

Loan Composition

LINKBANK directs its commercial lending efforts within its market area primarily toward small and mid-sized businesses and professionals whose demand for credit fall within LINKBANK’s legal lending limit. As of March 31, 2021, LINKBANK’s legal lending limit is $7.8 million. In the event there are customers whose loan requirements exceed LINKBANK’s legal lending limit, LINKBANK has arranged such loans on a participation basis with other financial institutions.

LINKBANK’s loan portfolio as of March 31, 2021 contains 1,289 loans that total $389.6 million. Excluding PPP loans, LINKBANK’s loan portfolio as of March 31, 2021 contains 812 loans that total $308.1 million. LINKBANK is predominantly oriented towards commercial customers, with approximately 84.7% of the portfolio in various types of commercial loans and 15.3% in residential real estate and consumer loans. Approximately 61.2% of the loan portfolio is fixed rate and the remaining approximately 38.8% is variable rate.

The following table sets forth the composition of LINK’s loan portfolio by type of loan as of March 31, 2021 and December 31, 2020, 2019 and 2018.

	March 31, 2021	December 31, 2020	December 31, 2019	December 31, 2018
(dollars in thousands)
Commercial and industrial	$149,660	$101,370	$34,057	$1,928
Construction and land development	19,646	20,935	14,681	492
Real estate - commercial	162,041	145,800	75,999	17,771
Real estate - residential	39,136	37,302	34,817	11,164
Real estate - home equity	18,381	20,218	8,300	2,391
Consumer	2,436	2,622	702	74

Total Loans	391,300	328,247	168,556	33,820
Deferred Fees	(2,279)	(856)	(74)	(17)
Allowance for loan losses	(4,386)	(4,177)	(1,689)	(49)

Net Loans	384,635	$323,214	$166,793	$33,754

In connection with the COVID-19 pandemic, and with the encouragement of bank regulatory agencies, LINKBANK has actively worked to support its clients, including appropriate loan accommodations. As of June 30, 2020, 82 loans with a combined principal outstanding balance of $53.7 million had been modified through principal and/or interest deferrals for periods ranging from 3 to 6 months. As of March 31, 2021, 13 loans with a combined principal balance of $23.0 million remained modified.

As of March 31, 2021, LINKBANK’s allowance for loan losses as a percentage of total loans (excluding PPP loans) was 1.43%.

Although LINK maintains a cautious credit outlook due to continued uncertainty in the economic environment, LINK believes LINKBANK is very well positioned for the months ahead given a strong loan loss reserve, application of prudent underwriting standards and a diverse loan portfolio, which does not include a significant concentration of loans in restaurants, lodging or other industries that are perceived to be at higher risk in the context of the pandemic.

Source of Funds; Deposit Composition

Generally, deposits are LINK’s primary source of funds for use in lending and investment activities. LINK may also use borrowings, primarily Federal Home Loan Bank of Pittsburgh advances, to supplement cash flow needs, as necessary. In addition, LINK receives funds from scheduled loan payments, loan prepayments, and income on interest-earning assets. While scheduled loan payments and income on interest-earning assets are a relatively stable source of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

LINK’s deposits are generated primarily from residents and businesses within its primary market area. LINK offers a selection of deposit accounts, including noninterest-bearing demand accounts, interest-bearing demand accounts, money market accounts, savings accounts and time deposits. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. As of March 31, 2021, approximately 37.4% of LINK’s deposits were retail deposits and 62.6% not-for-profit and business deposits. The overall balance of the transaction accounts is 25.0% of the total deposits. Certificate of deposit balances represent 37.3% of the total deposits. The remaining deposits are held in savings and money market accounts. All deposits are generated through the Solution Centers.

The following table sets forth the distribution of total deposits by account type as of March 31, 2021 and December 31, 2020, 2019 and 2018.

	March 31, 2021	December 31, 2020	December 31, 2019	December 31, 2018
(dollars in thousands)
Demand, non-interest bearing	$56,916	$42,374	$12,644	$5,521
Demand, interest bearing	21,077	15,883	7,923	6,558
Money market and savings	117,756	81,756	49,039	18,055
Time, $250 and over	46,463	47,112	26,302	1,344
Time, other	69,873	95,929	92,765	15,980

Total Deposits	$312,085	$283,054	$188,673	$47,458

Competition

Commercial banking in Pennsylvania is extremely competitive. For example, as of June 30, 2020 (the most recent date for which data is available), data provided by the FDIC Deposit Market Share Report indicated that within LINK’s Central and Southeastern Pennsylvania market area of Chester, Lancaster, Dauphin and Cumberland Counties, there were 44 different FDIC-insured institutions operating a total of 483 offices.

LINK’s market areas are served by branches of the largest banks in the Northeast, some of which are among the largest institutions in the United States. LINK must compete in its current and proposed market areas with large regional and nationwide banking organizations, other federally and state-chartered financial institutions such as savings and loan institutions and credit unions, mortgage companies, and other lenders engaged in the business of extending commercial credit. Many of LINK’s competitors have broader geographic markets and higher lending limits than LINK does and are also able to provide more services and make greater use of media advertising. Competitive threats also continue to emerge from in- and out-of-market providers and entities with powerful non-traditional and sometimes unregulated products, services, and technology, including numerous new Fintech firms. LINK’s comparatively small branch network will be a competitive disadvantage to LINK in attracting retail customers since a number of large national bank and regional state bank franchises have significant branch office coverage in LINK’s market area.

Property

The following table sets forth the location and certain information of LINKBANK’s Camp Hill Solution Center and Corporate Offices as well as the West Chester and Lancaster Solution Centers. All of the properties below are leased.

Office	Address	Year Opened	Approximate Square Footage
West Chester Solutions Center	605 Willowbrook Lane West Chester, PA 19382	1999	6,204 sq. ft.
Camp Hill Solutions Center and Corporate Offices	3045 Market Street, Camp Hill Pennsylvania 17011	2018	10,020 sq. ft.
Lancaster Solutions Center	2010 Fruitville Pike, Lancaster Pennsylvania PA 17601	2019	3,200 sq. ft.

LINK believes that these properties are maintained in good operating condition and will be suitable and adequate for LINK’s present operational needs.

Human Capital

LINK believes its employees are its most valuable asset. LINK is building a culture of integrity and excellence. LINK seeks to provide a challenging and rewarding work environment in which employees are supported professionally. LINK’s team members receive benefits including competitive compensation, comprehensive medical, dental and vision coverage, 401(k) plan with employer contributions and short-term and long-term disability coverage.

With a strong, dynamic and diverse team of industry experts, LINK’s team represents over 200 years of banking expertise. As of March 31, 2021, LINK has 57 full-time employees and 5 part-time employees.

Litigation

LINKBANK is party to routine litigation from time to time in the ordinary course of its business relating to the collection of past due debts and other general business reasons. As of the date of this joint proxy statement/prospectus, LINK is not aware of any threatened or pending material legal proceedings against LINK or LINKBANK.

Corporate Information

LINK conducts substantially all of its business activities through LINKBANK. LINK’s corporate headquarters are located at 3045 Market Street, Camp Hill, Pennsylvania 17011, and its telephone number is 855-569-2265.

Directors and Executive Officers

Beneficial Ownership of Common Stock by Principal Shareholders and Management

The following table provides information, as of July 6, 2021, with respect to the following beneficial owners of LINK’s common stock:

•	Each person known by LINK to own 5% or more of the outstanding shares of LINK common stock,

•	Each of LINK’s named executive officers,

•	Each of LINK’s directors, and

•	All executive officers and directors as a group.

LINK determined beneficial ownership by applying the regulations of the SEC, which state that a person may be credited with the ownership of common stock (i) owned by or for the person’s spouse, minor children or any other relative sharing the person’s home; (ii) of which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and (iii) of which the person has investment power, which includes the power to dispose or direct the disposition of the stock. Pursuant to SEC rules, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of July 6, 2021.

Name of Beneficial Owner	Number of Shares Owned		Options and Warrants Exercisable within 60 Days		Total Beneficial Ownership of Common Stock	Percentage of Shares Outstanding(1)
5% Shareholders
Strategic Value Private Investors LP(2) 127 Public Sq, Ste 2810 Cleveland, OH 44114	449,000		—		449,000	9.04%

EJF Capital LLC(3) EJF Sidecar Fund, Series LLC 2107 Wilson Blvd. Arlington, VA 22201	445,500		—		445,500	8.97%

FJ Capital Management LLC(4) Financial Hybrid Opportunity SPV I LLC 1313 Dolly Madison Blvd. McLean, VA 22101	445,500		—		445,500	8.97%

Directors and Named Executive Officers
Andrew Samuel	222,810	(5)	915,240	(6)	1,138,050	19.3%
Brent Smith	60,000	(7)	256,000	(8)	316,000	6.1%
Carl Lundblad	15,000		72,000	(9)	87,000	1.7%
Jennifer Delaye	15,000		2,000		17,000	0.3%
Anson Flake	60,416		2,000		62,416	1.3%
George Parmer	486,775	(10)	2,000		488,775	9.8%
Debra Pierson	24,992	(11)	2,000		26,992	0.5%
Diane Poillon	5,000		2,000		7,000	0.1%
William E. Pommerening	57,750	(12)	2,000		59,500	1.2%

All directors, named executive officers and other executive officers as a group (12 persons)	958,252		1,301,944	(13)	2,260,196	36.1%

(1)

Calculated based on 4,968,089 shares outstanding at July 6, 2021, and adding the number of shares of common stock underlying options and warrants that such shareholder is considered to beneficially own.

(2)	Benjamin Mackovak has voting and dispositive control over the shares held by Strategic Value Private Investors LP.

(3)	Emanuel J. Friedman has voting and dispositive control over the shares held by EJF Capital LLC.

(4)	Martin S. Friedman has voting and dispositive control over the shares held by FJ Capital Management LLC.

(5)	Includes 27,500 shares held in Mr. Samuel’s IRA account.

(6)

Includes 907,240 shares which Mr. Samuel is entitled to purchase pursuant to a warrant granted to founders of LINK based on their initial investment in LINK, and 8,000 options exercisable within 60 days of July 6, 2021.

(7)	Includes 35,500 shares held in Mr. Smith’s IRA account.

(8)

Includes 240,000 shares which Mr. Smith is entitled to purchase pursuant to a warrant granted to founders of LINK based on their initial investment in LINK, and 16,000 options exercisable within 60 days of July 6, 2021.

(9)

Includes 60,000 shares which Mr. Lundblad is entitled to purchase pursuant to a warrant granted to founders of LINK based on their initial investment in LINK, and 12,000 options exercisable within 60 days of July 6, 2021.

(10)

Includes 27,863 shares held by Mr. Parmer’s spouse, 10,926 shares held in a limited partnership in which Mr. Parmer is the general partner and 338,722 shares held in various related family trusts. Mr. Parmer disclaims beneficial ownership of the shares held in family trusts.

(11)	Includes 24,992 shares held in Ms. Pierson’s IRA account.

(12)	Includes 55,000 shares held in Mr. Pommerening’s SEP IRA account.

(13)	Includes 1,245,944 shares which certain executive officers are entitled to purchase pursuant to warrants granted to founders of LINK based on their initial investment in LINK, and 56,000 options.

Warrants

In recognition of the financial risk and efforts undertook in organizing LINK, certain founding investors were granted warrants to purchase four shares of common stock at a purchase price of $10 per share for every one share the individual purchased during LINK’s initial offering in 2018-2019. In the aggregate, warrants to purchase 1,537,484 shares of common stock were granted to these individuals, which are exercisable for ten years from the date of grant.

Directors

The following sets forth information regarding LINK’s directors as of the date of this joint proxy statement/prospectus, including biographical information for its non-executive directors. The following also includes certain individual qualifications, credentials, business experience and skills of each that contribute to the board’s effectiveness as a whole and provide the reason why he or she has been selected to serve as a director of LINK. LINK believes that each of these individuals have reputations for integrity, honesty, and adherence to high ethical standards. Each has demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service. None of the LINK directors are directors of any other publicly-traded company.

Name	Position(s) Held	Age
Andrew Samuel	Director / Chairman and Chief Executive Officer	59
Jennifer Delaye	Director	55
Anson Flake	Director	55
George Parmer	Director	81
Debra Pierson	Director	53
Diane Poillon	Director	52
William Pommerening	Director	62
Brent Smith	Director / Executive Vice President; President, LINKBANK	38

George Parmer, Director: Mr. Parmer is the Founder, President and Chief Executive Officer of Fine Line Homes, a family-owned company that started building homes in 1972. Mr. Parmer is also the President and Chief Executive Officer of Residential Warranty Corporation, a leading provider of insured new home warranties to the building industry. He serves as Trustee at Messiah College. He served as an Independent Director of Sunshine Bank and Sunshine Bancorp, Inc. (NASDAQ: SBPC) since November 19, 2014. He also served as a Director at Fulton Bank. In addition to his business venues, Mr. Parmer was a licensed public accountant, a member of the National Association of Accountants and is a member of the National Association of Home Builders.

William Pommerening, Director: Mr. Pommerening has provided consulting, valuation, merger and acquisition advisory and planning services to the financial services industry since 1983. A co-founder of RP Financial, he has led hundreds of valuation engagements on behalf of the firm, including valuation analyses in conjunction with initial public, secondary and rights offerings of banks, thrifts, insurance companies and other financial services firms, as well as securities held by ESOPs, profit sharing plans, estates and trusts. In addition, he leads the firm’s valuation practice in the areas of purchase accounting, mark-to-market valuation, core deposit valuation and valuing mortgage servicing rights. This valuation work has entailed detailed on-site due diligence, including interviews with management and records inspections, application of standard valuation techniques and formal presentation of the results. Under the direction of Mr. Pommerening, RP Financial has become a national leader in providing valuations for companies pursuing demutualization as well as merger advisory services for financial services companies and their subsidiaries.

Prior to forming RP Financial, Mr. Pommerening spent four years as financial advisor and consultant to the financial services industry as a Vice President of the Financial Strategy Group (now Capital Resources), where he led a variety of engagements in the areas of corporate valuation, merger advisory, strategic planning and general consulting. He assisted in the development of a mortgage servicing valuation model for the Tax Department of the Federal Home Loan Mortgage Corporation (Freddie Mac) in conjunction with their transition to public ownership. Prior to his work in the financial services industry, he was a systems analyst with the Marriott Corporation, Bethesda, Maryland.

Jennifer Delaye, Director: Ms. Delaye is the Founder and Chief Executive Officer of The JDK Group, a full-service event production firm that began operations in 1987. Ms. Delaye is also the Chief Operating Officer of Integrated Agriculture Systems (INTAG) where she has spearheaded the use of new-age agriculture systems in the event planning industry. Ms. Delaye is a member of the Leading Caterers of America organization and has started a number of restaurant businesses, including the critically acclaimed Garlic Poet, and the Grain & Verse; Ms. Delaye brings a wealth of business and finance expertise to LINK.

Ms. Delaye currently sits on the United Way of the Capital Region’s board of directors, and she previously served as its Campaign Chair. Ms. Delaye’s commitment to the Central Pennsylvania community and innovative outlook has garnered local and international recognition – in 2014 she was awarded Entrepreneur of the Year by the Harrisburg Chamber and CREDC and has previously been named one of Pennsylvania’s “50 Best Women in Business.”

Debra Pierson, Director: Ms. Pierson is a certified Project Management Professional (PMP). Ms. Pierson has built a solid reputation for technical support and project management services, first at IBM and now at Pierson Computing Connection, which she founded in 1993. As President and Chief Executive Officer of Pierson Computing Connection, Ms. Pierson oversees business development and operations, and establishes relationships with key business partners. Specializing in servicing state, local and education customers across the East Coast, Ms. Pierson provides technology solutions and services to its clients to better its communities. As a woman who owns a business enterprise, Ms. Pierson is passionate about lending guidance and assisting women in business. Ms. Pierson serves on the board of directors of the national Alzheimer’s Association.

Anson Flake, Director: Mr. Flake co-founded a sports medicine and healthcare manufacturing company, HydroWorx, writing the original business plan to commercialize the firm’s technology. He served as Vice President of Legal and Business Affairs, responsible for FDA, intellectual property, business planning and legal matters and was Chief Executive Officer from 1997 through 2016. His experience as CEO ranged from raising over $5 million in seed capital from friends, family and customers to leading the sales/marketing departments to providing the vision for new product development.

Under his leadership, HydroWorx grew from one installation site to over 2,000 installations throughout the world, securing contracts with over 110 professional teams in the NFL, NBA, MLB, NHL, and Premier League and government contracts with NASA and the Navy SEALS bases, among others. Mr. Flake established strategic marketing alliances with Nike, Philadelphia Eagles, Manchester United FC, The Andrews Institute and helped create research labs at Texas A&M University and Utah State University to study the field of aquatic rehabilitation. During his tenure, HydroWorx was honored 10 times as one of the top 100 “Best Places to Work” in Pennsylvania and was recognized by Inc. Magazine as one of the “Fastest Growing Companies in America.” In late 2016, HydroWorx was acquired by a private equity firm that is 100% owned by all employees through an Employee Stock Ownership Plan.

Mr. Flake is an attorney who graduated from Washburn University School of Law. His primary benevolence passion has been working with the Eagle and HydroEagle Foundations to provide tools to rehabilitate active duty U.S. military personnel and veterans. In addition, he teaches entrepreneurship at Trinity High School (Camp Hill, Pa.) and is a founding member of the NEXT Council, a mentorship program for business owners in transition.

Diane Poillon, Director: Ms. Poillon is President and Chief Executive Officer of Willow Valley Associates. She has 30 years of experience in the hospitality and real estate business at Willow Valley. Over the years, she has served in many facets, including management positions with Marriott Hotels. At Willow Valley, she has held positions as Chief Operating Officer, Executive Vice President of Focus Service Hotels, Director of Learning and Development, Director of Safety and Manager of Family Restaurant.

Ms. Poillon is an active community leader in Central Pennsylvania, including positions on the Board of Lancaster Chamber of Commerce, Water Street Mission and Messiah College President’s Leadership Council. In addition to an undergraduate degree from Messiah College, she earned her MBA from Millersville University. Ms. Poillon is a third-generation family member of the Thomas Family who founded Willow Valley in 1966.

Compensation of Directors

The following table summarizes the compensation paid to LINK’s non-employee directors for the fiscal year ended December 31, 2020.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Jennifer Delaye	5,000	—	—	—	—	—	5,000
Anson Flake	6,500	—	—	—	—	—	6,500
George Parmer	6,500	—	—	—	—	—	6,500
Debra Pierson	5,000	—	—	—	—	—	5,000
Diane Poillon	5,000	—	—	—	—	—	5,000
William Pommerening	6,500	—	—	—	—	—	6,500

Directors received no cash compensation in 2019. Commencing in January 2020, non-employee directors who attend at least 75% of all board and committee meetings are entitled to receive an annual retainer equal to $6,500 for the chairs of the Risk Committee, Audit Committee and Compensation Committee and $5,000 for all other outside directors. Fees are paid quarterly.

Director Independence

While LINK’s shares are not listed for trading on any national securities exchange, a majority of the members of LINK’s board of directors is independent by applying the definition of “independent” as described in The Nasdaq Marketplace Rules (the “Nasdaq Listing Rules”).

In making each of these independence determinations, LINK has considered all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with LINK.

Based on information provided by each director concerning his or her background, employment and affiliations, LINK believes that all of the directors other than Messrs. Samuel and Smith are “independent” directors for the purposes of the Nasdaq Listing Rules. Mr. Samuel, who serves as LINK’s Chairman and Chief Executive Officer, and Mr. Smith, who serves as President of LINKBANK and Executive Vice President of LINK, are executive directors and therefore are not considered to be independent.

LINK’s board of directors has determined that Mses. Delaye, Pierson and Poillon and Messrs. Flake, Parmer and Pommerening each meet the relevant definition of “independent.”

Compensation Committee Interlocks and Insider Participation

None of the directors who currently serve or in the past year have served, on the Compensation Committee (i) serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the board of directors, (ii) are, or in the past year have been, an officer or employee of LINK or its subsidiaries or (iii) have, or in the past year have had, any other relationships requiring disclosure by LINK under the SEC’s rules requiring disclosure of certain relationships and related party transactions by Compensation Committee members.

Executive Officers

The following sets forth information regarding LINK’s executive officers as of the date of this joint proxy statement/prospectus. LINK’s executive officers serve at the discretion of LINK’s board of directors.

NAME	AGE	POSITION
Andrew Samuel	59	Chairman and Chief Executive Officer
Brent Smith	38	Executive Vice President and President, LINKBANK
Carl Lundblad	50	President and Chief Risk Officer
Kristofer Paul	41	Chief Financial Officer
Melissa Hoffman	66	Chief Operating Officer
Tiffanie Horton	40	Chief Credit Officer

Andrew Samuel, Chairman and Chief Executive Officer: Mr. Samuel has served as LINK’s Chairman and Chief Executive Officer since its inception in 2018. Prior thereto, Mr. Samuel served as President and Chief Executive Officer of Sunshine Bancorp, Inc. (NASDAQ: SBPC) and Sunshine Bank since October 2014 through its acquisition in January 2018. He served as a Director and President of Susquehanna Bancshares, Inc. (NASDAQ: SUSQ) and President and Chief Executive Officer and Chairman of the board of Susquehanna Bank, from February 2012 to October 2014. At Susquehanna Bank he was responsible for the overall leadership and strategic direction of the bank’s network of more than 240 branch offices; marketing; Susquehanna Wealth Management; and specialized business lines including mortgage lending, small business and agricultural lending, commercial finance and insurance.

Prior to joining Susquehanna and, beginning in 2005, Mr. Samuel served as Chairman, Chief Executive Officer and President of Tower Bancorp, Inc. and Graystone Financial Corp. As organizer and founder of Graystone Financial Corp. and Graystone Bank he opened the de novo bank with three offices and raised a total of over $50 million from customers, friends and family. In less than three years Mr. Samuel grew Graystone to $600 million in assets and achieved profitability in its third quarter of operation and had net income of $2.1 million in its third full year of operation. Graystone grew to $2.7 billion in assets at the time of the sale to Susquehanna Bancshares, Inc.

Mr. Samuel has served in various executive and other positions at other financial institutions dating back to 1984, including Waypoint Financial Corp., Sovereign Bank, Fulton Bank, and Commonwealth National Banks/Mellon.

Brent Smith, Executive Vice President and President of LINKBANK: Mr. Smith has served as the President of LINKBANK since its inception in 2018. Prior thereto, Mr. Smith most recently served as Sunshine Bank’s Senior Vice President, Corporate Development since 2014. At Sunshine Bank, Mr. Smith led his team in growth initiatives that grew the bank from five branches to 18 branches, all while over quadrupling the asset size of Sunshine Bank. Examples of the growth initiatives lead by Mr. Smith are two transformational acquisitions, a private placement offering, subordinated debt issuance and a branch purchase. Beyond his recent experience at Sunshine Bank, he has over 10 years of experience in the financial services industry. Prior to joining Sunshine Bank, he was vice president and director of brokerage services at Susquehanna Bank from 2012 to 2014. He joined Susquehanna after the acquisition of Tower Bancorp, Inc. where he had served as Vice President and Director of Investor Relations from 2009 to 2012. Mr. Smith maintains his insurance agent license in Pennsylvania and Florida and holds his Series 7, 66 and 24.

Mr. Smith also remains involved and engaged in his community serving as a Board Member of the Brethren of Christ congregation, The Meeting House. He sits on the board and acts as treasurer of the Brethren Housing Association, a Harrisburg based nonprofit for homeless women and children. Mr. Smith also sits on the board of Rider Musser Development LLC, a Messiah College affiliated land development company.

Carl Lundblad, President and Chief Risk Officer: Mr. Lundblad has served as LINK’s President and Chief Risk Officer since 2019. Mr. Lundblad has more than 20 years of strategic, legal and operational leadership experience in the financial services industry, including as Executive Vice President and Chief Legal and Administrative Officer of Susquehanna Bancshares, Inc. (NASDAQ: SUSQ) from 2012 to 2015, where he oversaw legal matters, strategic and business planning, investor relations, regulatory relations and corporate development activities, up to and including the successful acquisition of Susquehanna Bancshares, Inc. by BB&T Corporation. Prior thereto, he served as Executive Vice President and General Counsel of Graystone Bank and Tower Bancorp, Inc. (NASDAQ: TOBC) since 2007, and was previously a partner and manager of the Banking & Securities practice at the law firm of Rhoads & Sinon LLP. From 2016 to 2019, Mr. Lundblad served as CEO of Ten Thousand Villages, a nonprofit fair-trade retail and wholesale organization. Mr. Lundblad currently serves on the Ten Thousand Villages Board of Directors and as Chair of the Board of Directors of Urwego Bank, Plc, a microfinance bank in Rwanda that is part of the HOPE International network.

Kristofer Paul, Chief Financial Officer: Mr. Paul has served as LINK’s Chief Financial Officer since February, 2021. Prior thereto, Mr. Paul most recently served as Vice President and Controller of Hersha Hospitality Trust (NYSE: HT) since 2016, where he oversaw the financial reporting and accounting functions. He has significant experience in the financial services industry having served as Senior Vice President and Controller of Orrstown Bank from 2012 to 2016 and as Chief Accounting Officer of Tower Bancorp, Inc. (NASDAQ: TOBC) from 2008 to 2012, joining from KPMG LLP where he supported public and private companies in multiple industries from 2002 to 2008. Mr. Paul received his undergraduate degree in accounting from The Pennsylvania State University and is licensed as a Certified Public Accountant.

Melissa Hoffman, Chief Operating Officer: Ms. Hoffman has served as LINK’s Chief Operating Officer since March 2021, after initially joining LINK as Head of Operations in 2019. Ms. Hoffman has extensive bank operations experience that includes serving as Customer Relationship Manager with Jack Henry & Associates from 2016 to 2018, prior to which she served in positions of increasing operational and strategic responsibility for Susquehanna Bancshares, Inc. (NASDAQ: SUSQ) from 1999 to 2016, most recently as Senior Vice President and Director of Product Support and Service Delivery from 2011 to 2016, through the acquisition of Susquehanna by BB&T Corporation. In these roles, Ms. Hoffman led the successful performance of multiple complex bank operations, payments and deliver channel units, including deposit and loan operations, retail and business customer care, digital banking, branch administration, product management and domestic and international payments.

Tiffanie Horton, Chief Credit Officer: Ms. Horton has served as LINK’s Credit Officer since its inception in 2018. Prior thereto, Ms. Horton served as Vice President, Credit Administration at Sunshine Bank since 2015. She worked in conjunction with relationship mangers and senior management throughout Florida to manage the commercial loan portfolio. This includes evaluating clients’ creditworthiness, completing sound underwriting, assigning proper risk ratings, ensuring policy compliance and making sound credit decisions. She was also responsible for developing and maintaining the commercial loan policy, managing problem assets of commercial facilities, and training. From 2009 to 2015, Ms. Horton was Vice President, Regional Credit Officer II at Graystone Bank, now Truist Bank. During this time, she managed the commercial loan portfolio throughout the Central Pennsylvania region (approximate portfolio size $800 million), primarily Cumberland, Dauphin, Lancaster, York and Adams Counties. Ms. Horton also worked at Sovereign Bank as a Commercial Portfolio Manager II between 2007 and 2009 and as a Financial Analyst at Waypoint Bank (acquired by Sovereign) between 2003 and 2005.

Executive Compensation

This section discusses the material components of the executive compensation program for LINK’s named executive officers (“NEOs”) who are named in the “Summary Compensation Table” below. As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, LINK is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In 2020, LINK’s NEOs and their positions were as follows:

•	Andrew Samuel, LINK’s Chairman and Chief Executive Officer;

•	Brent Smith, LINK’s Executive Vice President and President of LINKBANK; and

•	Carl Lundblad, LINK’s President and Chief Risk Officer.

Summary Compensation Table. The following table sets forth information concerning the compensation of LINK’s NEOs for the years ended December 31, 2020 and 2019:

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Andrew Samuel Chairman and Chief Executive Officer	2020	250,000	200,000	—	—	—	—	15,479	465,479
	2019	100,000	—	—	45,942	—	—	9,623	155,565

Brent Smith Executive Vice President and President, LINKBANK	2020	180,000	50,000	—	—	—	—	11,796	241,796
	2019	150,769	—	—	45,942	—	—	10,758	207,469

Carl Lundblad President and Chief Risk Officer	2020	180,000	50,000	—	—	—	—	6,022	236,022
	2019	132,693	—	—	34,456	—	—	4,431	171,580

(1) The amounts in this column include the following additional compensation:

Name	Year	401(k) match ($)	Imputed Income Life Insurance ($)	Country Club Dues ($)	Personal Use company car ($)	Total ($)
Andrew Samuel	2020	7,500	2,495	4,224	1,260	15,479
	2019	3,000	1,290	4,140	1,193	9,623
Brent Smith	2020	5,400	245	4,224	1,927	11,796
	2019	4,523	270	4,140	1,825	10,758
Carl Lundblad	2020	5,400	622	—	—	6,022
	2019	3,981	450	—	—	4,431

Narrative Disclosure to Summary Compensation Table. LINK does not have any employment agreements with its executive officers, nor has it established any cash bonus or incentive plan in which executive officers are eligible to participate, although the LINK board of directors has awarded discretionary cash bonuses to LINK’s NEOs as set forth in the above table. However, LINK may enter into such employment agreements or establish an executive incentive plan in the future. Following a market compensation study conducted by an independent compensation consulting firm in late 2020 for LINK’s Compensation Committee, the committee established 2021 base salaries for LINK’s NEOs as follows: Andrew Samuel: $500,000, Brent Smith: $210,000 and Carl Lundblad: $230,000.

Split Dollar Life Insurance Plan. Pursuant to the LINKBANK Split Dollar Life Insurance Plan, each of the participating officers of LINKBANK is entitled to certain life insurance coverage in connection with certain bank-owned life insurance purchased by the bank. If a participating officer dies prior to a separation from service to the bank, then such officer’s designated beneficiary shall be entitled to receive the lesser of $100,000 or the net death proceeds under the purchased policy, after subtracting the greater of the policy’s cash surrender value or the aggregate premiums paid by the bank. Each of the NEOs are participants in the LINKBANK Split Dollar Life Insurance Plan.

Equity Incentive Plan. The LINK Incentive Plan permits LINK to grant stock options to its officers, employees, and directors. There are 450,000 shares of common stock authorized for issuance under the LINK Incentive Plan. The LINK Incentive Plan is administered by the members of LINK’s Compensation Committee who are “Disinterested Board Members,” as defined in the LINK Incentive Plan. Under the LINK Incentive Plan, the exercise price of stock options may not be less than the fair market value on the date the stock option is granted. As of March 31, 2021, options for 425,000 shares were outstanding under the LINK Incentive Plan at a weighted average per share exercise price of $10.21, of which 82,400 have vested. As of March 31, 2021, 23,500 shares remain available for grant under the LINK Incentive Plan.

Outstanding Equity Awards. The following table provides information regarding equity awards held by LINK’s NEOs that were outstanding as of December 31, 2020:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Andrew Samuel	8,000	32,000	10.00	October 21, 2029
Brent Smith	8,000	32,000	10.00	June 14, 2029
Carl Lundblad	6,000	24,000	10.00	June 14, 2029

(1)

The options vest ratably over 5 years from the grant date (October 19, 2019 for the options granted to Mr. Samuel and June 14, 2019 for the options granted to Messrs. Smith and Lundblad). Vesting may be accelerated under certain conditions or at the discretion of the LINK Compensation Committee.

Equity Compensation Plan Information. The following table provides information as of December 31, 2020 with respect to shares of LINK’s common stock that may be issued under LINK’s existing equity compensation plans:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	396,000	$10.08	53,500
Equity compensation plans not approved by security holders	—	—	—

Total	396,000	$10.08	53,500

Payment of Retirement Benefits.

Except for a 401(k) plan that is generally available to all salaried employees, there are no plans that provide for the payment of retirement benefits to an NEO or benefits that will be paid primarily following retirement of an NEO.

Potential Payments Upon a Termination or Change in Control.

LINK has not entered into change in control or employment agreements with its NEOs.

Certain Relationships and Related Transactions

LINK has banking and other transactions in the ordinary course of business with its directors and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectability or present other unfavorable features to LINK.

On September 30, 2020, LINK completed a $20.0 million private placement of Fixed-to-Floating Rate Subordinated Notes due 2030. The notes have a maturity date of October 1, 2030 and will initially bear interest at a fixed rate of 5.0% until October 1, 2025. From October 1, 2025 to the stated maturity date or early redemption date, the interest rate will reset semi-annually to an annual floating rate equal to the then-current three-month term Secured Overnight Financing Rate (SOFR) plus a spread of 475 basis points, but no less than 5.0%. The investors in the notes included Derry Management, Inc., which purchased $2 million in principal amount of the notes, and Residential Warranty Company LLC, which purchased $17 million in principal amount of the notes. George Parmer, a director of LINK, is the President and owner of each of the foregoing entities.

Board’s Role in Cybersecurity Risk Oversight

Cybersecurity risk is a key consideration in LINK’s management of operational risk. LINK maintains a formal information security management program, which is approved annually by LINK’s board of directors. Regular board oversight is accomplished primarily through the Enterprise Risk Management Committee of the LINK board of directors, which receives quarterly reports on significant matters of actual, threatened or potential breaches of cybersecurity, and monitors the activities of management’s Technology Committee, including cybersecurity related reports and assessments. Additionally, on an annual basis, LINK’s board of directors receives a full report on LINK’s information security program, including review of an annual cybersecurity risk assessment and relevant cybersecurity training. LINK also maintains specific cyber insurance through its corporate insurance program, the adequacy of which is subject to review and oversight by LINK’s board of directors. Further, technology and security experience are skills that LINK’s board of directors considers in its assessment of board membership criteria.

GNB Financial Services, Inc. and the Gratz Bank

Description of Business

GNB is a Pennsylvania business corporation and is registered as a bank holding company under the Bank Holding Company Act. Its primary federal regulator is the Federal Reserve Board. GNB was formed in 1986 to be the holding company for Gratz Bank, which was established in 1934. Gratz Bank is a Pennsylvania bank, and its primary regulators are the FDIC and the PADOBS. GNB Investment Corp. is a Delaware investment company subsidiary of GNB.

GNB common stock is quoted on the Pink Open Market under the symbol “GNBF”.

On March 27, 2015, GNB and Gratz Bank acquired FNBM Financial Corporation and its wholly-owned subsidiary, The First National Bank of Minersville, Minersville, Pennsylvania; on March 28, 2014, GNB and The Gratz Bank acquired Liberty Centre Bancorp, Inc., and its wholly-owned subsidiary, Liberty Savings Bank, F.S.B., Pottsville, Pennsylvania; and on August 5, 2011, Gratz Bank acquired The Herndon National Bank, Herndon, Pennsylvania.

Gratz Bank is a full-service commercial bank providing a variety of financial services to individual and commercial customers throughout Dauphin County, Pennsylvania, and other contiguous counties, through its main office located in Gratz, Pennsylvania, its branch offices in Valley View, Herndon, Pottsville, Minersville and Trevorton, Pennsylvania, and its loan production office in State College, Pennsylvania. Through these offices, Gratz Bank conducts a general banking business in central Pennsylvania that consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer, commercial and other non-residential purposes. Gratz Bank’s principal types of lending are agricultural, residential real estate, and consumer.

Gratz Bank’s profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and interest received or paid on these balances. The level of interest rates paid or received by Gratz Bank can be significantly influenced by a number of external factors, such as governmental monetary policy and the effects of competition, that are outside of management’s control.

As of March 31, 2021, GNB had total deposits of approximately $388.8 million, total loans of approximately $233.1 million and total assets of approximately $443.8 million.

GNB’s and Gratz Bank’s principal executive offices are located at 32 West Market Street, Gratz, PA 17030, its phone number is (717) 365-3181 and its website is www.gratzbank.com. Information that is included in this website does not constitute part of this joint proxy statement/prospectus.

Employees

At March 31, 2021, GNB had 48 full time equivalent employees consisting of 45 full time employees and 6 part-time employees. GNB provides a benefit program, which includes health and dental insurance, a 401(k) plan, life and long-term disability insurance for substantially all full-time employees. GNB does not offer equity compensation to its employees but does pay bonuses based on individual and company performance.

None of its employees is covered by a collective bargaining agreement, and GNB believes that it enjoys good relations with its personnel.

Current Market Area and Competition

GNB’s core service area consists primarily of Dauphin, Schuylkill and Northumberland Counties, Pennsylvania. Within this service area, the banking business is highly competitive. GNB competes with local banks, as well as numerous regionally based commercial banks, most of which have assets, capital and lending limits far larger than those of GNB. GNB also competes with savings banks, savings and loan associations, money market funds, insurance companies, stock brokerage firms, regulated small loan companies, and credit unions. The industry competes primarily in the area of interest rates, products offered, customer service and convenience.

Many of GNB’s competitors enjoy several advantages over it, including larger asset and capital bases, the ability to finance wide-ranging advertising campaigns and to allocate their investment assets to areas of highest yield and demand.

Property

The following table sets forth the location and certain information of Gratz Bank’s offices.

Office	Address	Owned/Leased
Main Office	32 West Market Street, Gratz, Pennsylvania 17030	Owned
Valley View Branch Office	1625 West Main Street, Valley View, Pennsylvania 17983	Owned
Herndon Branch Office	4231 State Route 147, Herndon, Pennsylvania 17830	Owned
Minersville Branch Office	260 West Sunbury Street, Minersville, Pennsylvania 17954	Owned
Trevorton Branch Office	450 West Shamokin Street, Trevorton, Pennsylvania 17881	Owned
Pottsville Branch Office	2221 West Market Street, Pottsville, Pennsylvania 17901	Leased
State College Loan Production Office	1524 W. College Avenue, State College, Pennsylvania 16801	Leased

Gratz Bank believes that these properties are maintained in good operating condition and will be suitable and adequate for its present operational needs.

Legal Proceedings

From time to time Gratz Bank is a participant in various legal proceedings incidental to its business. In the opinion of management, the liabilities (if any) resulting from such legal proceedings will not have a material effect on the financial position of Gratz Bank or GNB.

Directors and Executive Officers

Beneficial Ownership of Common Stock by Principal Shareholders and Management

The following table provides information, as of July 6, 2021, with respect to the following beneficial owners of GNB common stock:

•	Each person known by GNB to own 5% or more of the outstanding shares of GNB common stock,

•	Each of GNB’s executive officers,

•	Each of GNB’s directors, and

•	All executive officers and directors as a group.

GNB determined beneficial ownership by applying the regulations of the SEC, which state that a person may be credited with the ownership of common stock (i) owned by or for the person’s spouse, minor children or any other relative sharing the person’s home; (ii) of which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and (iii) of which the person has investment power, which includes the power to dispose or direct the disposition of the stock. Pursuant to SEC rules, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of July 6, 2021.

Name	Number of Shares Owned	Percentage of Shares Outstanding(1)
Wesley M. Weymers	300	*
Kevin Laudenslager	92	*
Aaron Klinger	329	*
Jeremy Dobbin	97	*
Timothy Allison	1,518	0.2%
William Jones	1,000	0.1%
Samuel Kaufman	5,819	0.7%
Joseph Michetti	15,332	2.0%
Kristen Snyder	602	0.1%
Steven Tressler	33,935	4.4%
All directors and executive officers as a group (10 persons)	59,024	7.6%

(1)	Calculated based on 779,000 shares outstanding at July 6, 2021.

Directors

The merger agreement provides that, from and after the effective time, the boards of directors of LINK and Gratz Bank shall consist of the combined boards of directors of LINK and GNB as then in office.

Set forth below is certain information regarding the current directors of GNB. The information presented includes information each person has given GNB about his or her age, all positions he or she holds, and his or her principal occupation for the past five years. The following also includes certain individual qualifications, credentials, business experience and skills of each that contribute to the board’s effectiveness as a whole and provide the reason why he or she has been selected to serve as a director of GNB. GNB believes that each of these individuals have reputations for integrity, honesty, and adherence to high ethical standards. Each has demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service. None of the GNB directors are directors of any other publicly-traded company.

Timothy J. Allison, Director: Age 72, Mr. Allison has been a director of GNB and Gratz Bank since 2008. He previously served as Vice-President of Gratz Bank from 1996 through his retirement in 2014. Prior to that, Mr. Allison served in various positions with Pennsylvania National Bank for 24 years.

William L. Jones, Director: Age 66, Mr. Jones has been a director of GNB and Gratz Bank since 2017. A certified public accountant since 1980, Mr. Jones is the President and owner of Jones & Co., Certified Public Accountants.

Samuel K. Kauffman, Director: Age 50, Mr. Kauffman has been a director of GNB and Gratz Bank since 2010. He is Chief Executive Officer of S&L Spindles and a dairy farmer.

Joseph C. Michetti, Jr., Chairman/Director: Age 66, Mr. Michetti has been a director of GNB and Gratz Bank since 2007, and has served as Chairman of the Board since 2019. He has been a licensed attorney since 1979 and is currently a partner in the law firm of Diehl, Dluge, Michetti & Michetti.

Kristen Snyder, Director: Age 36, Ms. Snyder has been a director of GNB and Gratz bank since 2018. Since 2010, Ms. Snyder has served as the Executive Director of Human Resources for Koppy’s Propane, Inc. Prior to that, she served as Senior Analyst for JPMorgan Chase & Co. from 2007 to 2010.

Steven I. Tressler, Director: Age 67, Mr. Tressler has been a director of GNB and Gratz Bank since 2011. He is the former Chief Executive Officer of The Herndon National Bank, having retired following the acquisition of The Herndon National Bank by GNB in 2011.

Wesley M. Weymers, Director: Age 63, Mr. Weymers has been President, Chief Executive Officer and a director of GNB and Gratz Bank since 2013.    Mr. Weymers previously served as Chief Lending Officer of Gratz Bank from January 2011 through December 2012 and, prior to that, he was Chief Credit Officer at The First National Bank of Mifflintown from May 2010 through January 2011. He formerly served as Chief Lending Officer at Juniata Valley Bank from August 2008 through May 2010 and, prior to that, as President and Chief Executive Officer of CSB Bank.

Compensation of Directors

The following table sets forth information regarding compensation paid to, or earned by, the directors of GNB, each of whom is a proposed candidate for membership on LINK’s board of directors, during the fiscal year ended December 31, 2020, for service as a member of the GNB and Gratz Bank boards of directors.

Name	Fees earned or paid in cash ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Timothy J. Allison	36,500	—	—	19,996	56,546
William L. Jones	36,500	—	—	—	36,500
Samuel K. Kaufman	37,000	—	—	—	37,000
Joseph C. Michetti, Jr.	54,750	—	—	—	54,750
Kristen Snyder	37,250	—	—	—	37,250
Steven I. Tressler	38,300	—	—	—	38,300
Wesley M. Weymers	31,500	—	—	—	31,500

During 2020, each GNB director received board meeting fees of $1,500, and each non-executive GNB director received an annual cash bonus in the amount of $1,500, committee fees of between $250 and $450 per meeting, and the board chairman received a quarterly fee of $5,000. The fees paid for director board meetings and committee meetings are based on comparable amounts paid by other financial institutions in GNB’s geographic market area.

Director Independence

While GNB shares are not listed for trading on any national securities exchange, a majority of the members of GNB’s Board is independent by applying the definition of “independent” as described in the Nasdaq Listing Rules.

In making each of these independence determinations, the GNB Board has considered all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with GNB.

Based on information provided by each director concerning his or her background, employment and affiliations, GNB believes that all of the directors other than Mr. Weymers are “independent” directors for the purposes of the Nasdaq Listing Rules. Mr. Weymers, who serves as GNB’s President and Chief Executive Officer is an executive director and therefore is not considered to be independent.

Compensation of Wesley M. Weymers

Summary Compensation Table. The following table sets forth certain information with respect to the compensation of Wesley M. Weymers for the last two fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Nonqualified Deferred Compensation Earnings ($)		All other Compensation ($)		Total ($)
Wesley M. Weymers	2020	275,600	90,000	135,053	(1)	25,500	(3)	526,153
President & CEO	2019	255,112	50,000	107,089	(2)	25,200	(4)	437,401

(1)	Includes $34,195 attributable to earnings under his deferred compensation plan and $100,858 attributable to accrual under his SERP agreement.

(2)	Includes $23,800 attributable to earnings under his deferred compensation plan and $83,289 attributable to accrual under his SERP agreement.

(3)	Includes employer 401(k) contribution of $17,100 and car allowance of $8,400.

(4)	Includes employer 401(k) contribution of $16,800 and car allowance of $8,400.

Certain Relationships and Related Transactions

Some of GNB’s directors and executive officers, members of their immediate families and the companies with which they are associated are GNB customers and have banking transactions with GNB in the ordinary course of business. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In GNB’s management’s opinion, the loans and commitments do not involve more than a normal risk of collectability or present other unfavorable features.

Supervision and Regulation

LINK, LINKBANK, GNB and Gratz Bank are subject to extensive state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of our operations. These laws and regulations are generally intended to protect depositors, borrowers, and the federal Deposit Insurance Fund (the “DIF”), not shareholders. The following summary is qualified in its entirety by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Since the financial crisis, numerous additional regulatory requirements have been placed on the banking industry, and additional changes are currently under consideration by both legislatures and regulators. Our operations may be affected by legislative changes and the policies of the applicable regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize certain material provisions.

As a bank holding company, LINK and GNB are subject to regulation under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and to the supervision, examination and reporting requirements of the Federal Reserve. Gratz Bank and LINKBANK are chartered in Pennsylvania and are subject to regulation, supervision and examination by the FDIC, as their primary federal regulator, and the PADOBS, as their chartering authority.

Bank Holding Company Regulation

The BHC Act and other federal laws subject bank holding companies to restrictions on the types of activities in which they may engage, and to a range of supervisory requirements, including periodic reporting and regulatory enforcement actions for violations of applicable laws and regulations.

Bank holding companies are generally prohibited under the BHC Act from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve has determined to be “so closely related to banking as to be a proper incident thereto.” The Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries.

A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to a financial activity. Neither LINK nor GNB currently has any plans to make a financial holding company election.

Subject to various exceptions, the BHC Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to acquiring “control” of a bank holding company. A person (either individual, company, or group acting in concert) is deemed to exercise control if the person: (i) owns 25% or more of any class of voting securities of a bank holding company (or sometimes less than 25% if there are other indicia of control), or (ii) owns 10% or more of any class of voting shares of the bank holding company and (a) the bank holding company has registered securities under Section 12 of the Exchange Act or (b) the person (or group acting in concert) is the largest shareholder.

LINK common stock will not be registered under Section 12 of the Exchange Act following the conclusion of this offering. The regulations provide a procedure for challenging rebuttable presumptions of control.

The BHC Act generally limits acquisitions by bank holding companies to banks and companies engaged in activities that the Federal Reserve has determined to be so closely related to banking as to be a proper incident thereto. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than 5% of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

In reviewing applications seeking approval of merger and acquisition transactions, the Federal Reserve is required to consider, among other factors, the competitive effect and public benefits of the transactions, the financial and managerial resources and future prospects of the combined organization (including the capital position of the combined organization), the applicant’s performance record under the Community Reinvestment Act of 1977, fair housing laws and the effectiveness of the subject organizations in combating money laundering activities.

Section 616 of the Dodd-Frank Act requires a bank holding company to act as a source of financial strength for its subsidiary bank. In accordance with Federal Reserve policy, a bank holding company is expected to act as both a source of financial and managerial strength for its subsidiary bank. This support may be required at times when the company is not in a financial position to provide it. The company could be required to guarantee the capital plan of the bank if it becomes undercapitalized for purposes of banking regulations. Any capital loans by a bank holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. The BHC Act provides that, in the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to priority of payment. In addition, any capital loans made by the company to the bank will be repaid only after its deposits and various other obligations are repaid in full.

Bank Regulation

The Gratz Bank and LINKBANK are also subject to numerous state and federal statutes and regulations that affect their business, activities and operations and are supervised and examined by state and federal bank regulatory agencies. The FDIC and the PADOBS regularly examine the operations of the banks and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. The FDIC and PADOBS monitor the banks’ activities to ensure they operate in a safe and sound manner, as well as in compliance with legal and regulatory obligations.

Bank Merger Act

Section 18(c) of the Federal Deposit Insurance Act, popularly known as the “Bank Merger Act,” requires the prior written approval of the FDIC before any bank may (i) merge or consolidate with, (ii) purchase or otherwise acquire the assets of, or (iii) assume the deposit liabilities of, another bank if the resulting institution is to be a state nonmember bank, such as Gratz Bank.

The Bank Merger Act prohibits the FDIC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade. An exception may be made in the case of a merger transaction whose effect would be to substantially lessen competition, tend to create a monopoly, or otherwise restrain trade, if the FDIC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

In every proposed merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combating money-laundering activities, including in overseas branches.

State Law

Each of Gratz Bank and LINKBANK are Pennsylvania-chartered commercial banks and subject to examination, supervision and regulation by the PADOBS, as their chartering authority, and the FDIC, as their primary federal regulator. The PADOBS and the FDIC (for nonmember banks) supervise and perform periodic examinations of Pennsylvania-chartered banks to assure compliance with federal and state banking statutes and regulations, and banks are required to make regular reports to the PADOBS and the FDIC describing in detail their resources, assets, liabilities, and financial condition. Among other things, the PADOBS and the FDIC regulate mergers and consolidations of state-chartered banks, capital requirements for banks, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

The PADOBS has enforcement authority over Pennsylvania-chartered banks. Such authority includes the ability to issue cease and desist orders and to seek civil money penalties. The PADOBS may also take possession of a Pennsylvania bank in various circumstances, including for a violation of its charter or of applicable laws, operating in an unsafe and unsound manner, or as a result of an impairment of its capital, and may appoint the FDIC as receiver in the event of a bank’s failure. The PADOBS enforces specific requirements for bank capital, the payment of dividends, loans to officers and directors, record keeping, and types and amounts of loans and investments made by commercial banks.

Payment of Dividends and Other Restrictions

A bank holding company is a legal entity separate and distinct from its subsidiary bank. For each of LINK and GNB, dividends from its subsidiary bank are the company’s principal source of cash revenue. The Federal

Reserve, the PADOBS and the FDIC have authority to prohibit the company and the bank, respectively, from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the bank, be deemed to be unsafe or unsound.

Pennsylvania-chartered banks, such as the Gratz Bank and LINKBANK, are subject to legal limitations on the amounts of dividends they are permitted to pay. Specifically, an insured depository institution, such as the Gratz Bank and LINKBANK, must generally pay dividends from accumulated net earnings and cannot declare or pay a dividend unless: (i) any transfer of net earnings to surplus required by the Pennsylvania Banking Code has been made prior to the declaration of the dividend (which requires that the bank maintain a surplus in an amount which is equal to at least the amount of its capital), and (ii) the surplus of the institution would not be reduced by the payment of the dividend.

The Federal Reserve’s policy statement on the payment of cash dividends by bank holding companies provides that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if any of the holding company’s bank subsidiaries are classified as undercapitalized.

A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve.

Capital Adequacy

In July 2013, the Federal Reserve, the FDIC and the Office of the Comptroller of the Currency issued final rules (the “Capital Rules”) that established a new capital framework for U.S. banking organizations. The Capital Rules generally implement the Basel Committee on Banking Supervision’s December 2010 final capital framework referred to as “Basel III” for strengthening international capital standards. In addition, the Capital Rules implement certain provisions of the Dodd-Frank Act, including the requirements of Section 939A to remove references to credit ratings from the federal banking agencies’ rules. The Capital Rules substantially revised the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries. The risk based capital guidelines are designed to make regulatory capital requirements sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposures and to minimize disincentives for holding liquid, low-risk assets.

The Capital Rules: (i) require a capital measure called “Common Equity Tier 1” (“CET1”) and related regulatory capital ratio of CET1 to risk-weighted assets; (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements; (iii) mandate that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expand the scope of the deductions from and adjustments to capital as compared to existing regulations. The Capital Rules revised the definitions and the components of regulatory capital and impacted the calculation of the numerator in banking institutions’ regulatory capital ratios. The Capital Rules became effective for LINK and LINKBANK on January 1, 2015, subject to phase-in periods for certain components and other provisions. Under the Capital Rules, for most banking organizations, the most common form of Additional Tier 1 capital is non-cumulative perpetual preferred stock and the most common forms of Tier 2 capital are subordinated notes and a portion of the allocation for loan losses, in each case, subject to the Capital Rules’ specific requirements. Pursuant to the Capital Rules, the minimum capital ratios are as follows:

•	4.5% CET1 to risk-weighted assets;

•	6.0% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk-weighted assets;

•	8.0% Total capital (that is, Tier 1 capital plus Tier 2 capital) to risk-weighted assets; and

•	4.0% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (the “leverage ratio”).

The Capital Rules also require a “capital conservation buffer,” composed entirely of CET1, on top of these minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking organizations that do not hold the requisite capital conservation buffer will face constraints on dividends, equity and other capital instrument repurchases, interest payments on capital instruments and discretionary bonus payments based on the amount of the shortfall. The capital standards applicable to LINK and LINKBANK include an additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios inclusive of the capital conservation buffer of (i) CET1 to risk-weighted assets of at least 7%, (ii) Tier 1 capital to risk-weighted assets of at least 8.5%, and (iii) Total capital to risk-weighted assets of at least 10.5%. The Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1. In November 2017, the Federal Reserve finalized a rule pausing the phase-in of these deductions and adjustments for non-advanced approaches institutions. In July 2019, the Office of the Comptroller of the Currency, the Federal Reserve and the FDIC adopted a final rule intended to simply the Capital Rules described above for non-advanced approaches institutions, which supersedes the November 2017 transitional rule.

In addition, under the prior general risk-based capital rules, the effects of accumulated other comprehensive income or loss (“AOCI”) items included in shareholders’ equity (for example, mark-to-market of securities held in the available-for-sale portfolio) under U.S. GAAP are reversed for the purposes of determining regulatory capital ratios. Under the Capital Rules, the effects of certain AOCI items are not excluded; however, banking organizations not using the advanced approaches, including the Gratz Bank and LINKBANK, were permitted to make a one-time permanent election to continue to exclude these items in January 2015. The Bank chose to make this election. The Capital Rules also preclude certain hybrid securities, such as trust preferred securities issued after May 19, 2010, from inclusion in bank holding companies’ Tier 1 capital.

At March 31, 2021:

	Total Risk-Based Capital Ratio	Tier 1 Risk-Based Capital Ratio	Common Equity Ratio	Tier 1 Leverage Ratio
LINKBANK	15.25%	14.00%	14.00%	12.52%
Gratz Bank	14.74%	13.63%	13.63%	8.15%

Respective management believes that as of March 31, 2021, LINK, LINKBANK, GNB and Gratz Bank met all applicable minimum capital requirements and were considered “well-capitalized” by both the Federal Reserve and the FDIC. In September 2019, the federal bank regulators adopted a final rule that is intended to further simplify the Capital Rules for depository institutions and their holding companies that have less than $10 billion in total consolidated assets, such as us, if such institutions meet certain qualifying criteria. This final rule became effective on January 1, 2020. Under this final rule, if we meet the qualifying criteria, including having a leverage ratio (equal to tier 1 capital divided by average total consolidated assets) of greater than 9 percent, we are eligible to opt into the community bank leverage ratio framework. If we opt into this framework, we will be considered to have satisfied the generally applicable risk-based and leverage capital requirements in the Capital Rules (as modified pursuant to the simplification rule) and will be considered to have met the well-capitalized ratio requirements for “prompt corrective action” purposes. To date, we have not opted into the community bank leverage ratio framework.

Pursuant to Section 38 of the FDIA, federal banking agencies are required to take “prompt corrective action” if an insured depository institution fails to meet certain capital adequacy standards. At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment.

For purposes of PCA, to be: (i) well-capitalized, an insured depository institution must have a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 8%, a CET1 risk-based capital ratio of at least 6.5%, and a Tier 1 leverage ratio of at least 5%; (ii) adequately capitalized, an insured depository institution must have a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 6%, a CET1 risk-based capital ratio of at least 4.5%, and a Tier 1 leverage ratio of at least 4%; (iii) undercapitalized, an insured depository institution would have a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 6%, a CET1 risk-based capital ratio of less than 4.5%, and a Tier 1 leverage ratio of less than 4%; (iv) significantly undercapitalized, an insured depository institution would have a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 4%, a CET1 risk-based capital ratio of less than 3%, and a Tier 1 leverage ratio of less than 3% and (v) critically undercapitalized, an insured depository institution would have a ratio of tangible equity to total assets that is less than or equal to 2%. As of March 31, 2021, each of Gratz Bank and LINKBANK were categorized as “well capitalized” under such regulations. A bank that is not “well capitalized” is subject to certain limitations relating to brokered deposits.

The FDI Act generally prohibits an FDIC-insured bank from making a capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized.”

FDIC Insurance Assessments

Each of Gratz Bank’s and LINKBANK’s deposits are fully insured by the FDIC up to the deposit insurance limit of $250,000 per depositor, per FDIC insured institution, and per ownership category, in accordance with applicable laws and regulations. The assessment rate paid by each FDIC member institution is based on its relative risks of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the institution’s capitalization and supervisory ratings. An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. The FDIC may terminate insurance of deposits upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

The base for deposit insurance assessments is average consolidated total assets less average tangible equity. Assessment rates are calculated using formulas that take into account the risk of the institution being assessed.

The FDIC may increase or decrease the assessment rate schedule in order to manage the DIF to prescribed statutory target levels. An increase in the risk category for a subsidiary bank or in the assessment rates could have an adverse effect on such bank’s and, consequently, the holding company’s earnings. The FDIC may terminate deposit insurance if it determines the institution involved has engaged in or is engaging in unsafe or unsound banking practices, is in an unsafe or unsound condition, or has violated applicable laws, regulations or orders.

Depositor Preference

The Federal Deposit Insurance Act provides that, in the event of the liquidation or other resolution of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including the parent bank holding company, with respect to any extensions of credit they have made to such insured depository institution.

Transactions with Affiliates and Insiders

Under federal law, transactions between insured depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act (“FRA”) and implementing Regulation W. In a bank holding company context, at a minimum, the parent holding company of a bank, and any companies which are controlled by such parent holding company, are affiliates of the bank. Generally, sections 23A and 23B of the FRA are intended to protect insured depository institutions from losses arising from transactions with noninsured affiliates by limiting the extent to which a bank or its subsidiaries may engage in covered transactions with any one affiliate and with all affiliates of the bank in the aggregate, and requiring that such transactions be on terms consistent with safe and sound banking practices and market terms generally.

Further, Section 22(h) of the FRA and its implementing Regulation O restricts loans to directors, executive officers, and principal stockholders or insiders. Under Section 22(h), loans to insiders and their related interests may not exceed, together with all other outstanding loans to such persons and affiliated entities, the institution’s total capital and surplus. Loans to insiders above specified amounts must receive the prior approval of the board of directors. Further, under Section 22(h) of the FRA, loans to directors, executive officers, and principal stockholders must be made on terms substantially the same as offered in comparable transactions to other persons, except that such insiders may receive preferential loans made under a benefit or compensation program that is widely available to the bank’s employees and does not give preference to the insider over the employees. Section 22(g) of the FRA places additional limitations on loans to executive officers.

Community Reinvestment Act

The Community Reinvestment Act of 1977 (“CRA”) requires FDIC-insured depository institutions to assist in meeting the credit needs of their market areas consistent with safe and sound banking practice. Under the CRA, each depository institution is required to help meet the credit needs of its market areas by, among other things, providing credit to low- and moderate-income individuals and communities. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. The applicable federal regulators regularly conduct CRA examinations to assess the performance of financial institutions and assign one of four ratings to the institution’s records of meeting the credit needs of its community. During its last examination, each of Gratz Bank and LINKBANK received a rating of “Satisfactory.”

Consumer Laws and Regulations

The Gratz Bank and LINKBANK are also subject to federal and state consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth below is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Check Clearing for the 21st Century Act, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Fair and Accurate Transactions Act, the Mortgage Disclosure Improvement Act and the Real Estate Settlement Procedures Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to customers. Each of the subsidiary banks must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

Financial Privacy

Section V of the Gramm-Leach-Bliley Act (“GLBA”) and its implementing regulations require all financial institutions, including LINK and LINKBANK, to adopt privacy policies, restrict the sharing of nonpublic customer data with nonaffiliated parties at the customer’s request, limit the reuse of certain consumer information received from nonaffiliated financial institutions, and establish procedures and practices to protect customer data from unauthorized access. In addition, the Fair Credit Reporting Act (“FCRA”), as amended by the Fair and Accurate Credit Transactions Act of 2003 (the “FACT Act”), includes many provisions affecting LINK and LINKBANK, including provisions concerning obtaining consumer reports, furnishing information to consumer reporting agencies, maintaining a program to prevent identity theft, sharing of certain information among affiliated companies, and other provisions. The FACT Act requires persons subject to FCRA to notify their customers if they report negative information about them to a credit bureau or if they are granted credit on terms less favorable than those generally available. The CFPB and the Federal Trade Commission have extensive rulemaking authority under the FACT Act, and LINK, GNB and their respective subsidiaries are subject to the rules that have been promulgated under the FACT Act, including rules requiring financial institutions with covered accounts (e.g. consumer bank accounts and loans) to develop, implement, and administer an identity theft protection program, as well as rules regarding limitations on affiliate marketing and implementation of programs to identify, detect and mitigate certain identity theft red flags. LINK and GNB have developed policies and procedures for itself and its subsidiaries and believes they are in compliance with all privacy, information sharing, and notification provisions of the GLBA and the FACT Act. Both subsidiary banks are also subject to data security standards, privacy and data breach notice requirements, primarily those issued by the FDIC.

Anti-Money Laundering and the Patriot Act

The Bank Secrecy Act, as amended by the Patriot Act, requires each financial institution: (i) to establish an anti-money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, foreign banks that do not have a physical presence in any country. The Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury, has issued multiple rules and regulations to implement the requirements of the Bank Secrecy Act, which are applicable to the Bank. These regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identities of their customers. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must use enhanced due diligence procedures in their dealings with certain types of high-risk customers and implement a written customer identification program. Financial institutions must take certain steps to assist government agencies in detecting and preventing money laundering and report certain types of suspicious transactions. Regulatory authorities routinely examine financial institutions for compliance with these obligations, and failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, can have serious legal and reputational consequences for the institution. In addition, the Patriot Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

Office of Foreign Assets Control Regulation

The United States government has imposed economic sanctions that affect transactions with designated foreign countries, nationals, and others. These are typically known as the “OFAC” rules based on their administration by the U.S. Treasury Department Office of Foreign Assets Control. The Office of Foreign Assets Control-administered sanctions targeting countries take many different forms. Generally, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on U.S. persons engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (property and bank deposits) cannot be paid out, withdrawn, set off, or transferred in any manner without a license from the Office of Foreign Assets Control. Failure to comply with these sanctions could have serious legal and reputational consequences.

Fiscal and Monetary Policy

Banking is a business which depends on interest rate differentials for success. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the significant portion of a bank’s earnings. Thus, our earnings and growth are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on our business and results of operations cannot be predicted.

Current and future legislation and the policies established by federal and state regulatory authorities will affect our future operations. Revised or additional legislation and regulations applicable to banks may limit our growth and the return to investors by restricting certain of our activities.

In addition, capital requirements could be changed and have the effect of restricting the activities of a bank holding company or requiring additional capital to be maintained. We cannot predict with certainty what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our business and results of operations.

Real Estate Lending Evaluations

The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans. Each bank’s respective loan policies establish limits on loan to value ratios that are equal to or less than those established in such regulations.

Commercial Real Estate Concentrations

Lending operations of commercial banks may be subject to enhanced scrutiny by federal banking regulators based on a bank’s concentration of commercial real estate loans. On December 6, 2006, the federal banking regulators issued final guidance to remind financial institutions of the risk posed by commercial real estate, or CRE, lending concentrations, and on December 18, 2015, the federal bank regulators issued additional guidance on prudent risk management for CRE lending. CRE loans generally include land development, construction loans, and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for its examiners to help identify institutions that are potentially exposed to significant CRE risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land, or C&D, represent 100% or more of the institution’s total capital; or

•	total CRE loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s CRE loan portfolio has increased over 50% or more.

As of March 31, 2021:

	C&D Concentration as a Percentage of Tier 1 Capital	CRE Concentration, net of Owner- Occupied Loans, as a Percentage of Tier 1 Capital
LINKBANK	34.6%	275.97%
Gratz Bank	19.7%	89.2%

Limitations on Incentive Compensation

In June 2010, the Federal Reserve, the FDIC, and the Office of the Comptroller of the Currency issued final guidance on incentive compensation. The final guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide employees incentives that appropriately balance risk and reward and, thus, do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

The Dodd-Frank Act also requires the federal banking agencies and the SEC to establish joint regulations or guidelines prohibiting incentive-based payment arrangements at specified regulated entities with at least $1 billion in total consolidated assets that encourage inappropriate risks by providing an executive officer, employee, director or principal shareholder with excessive compensation, fees, or benefits that could lead to material financial loss to the entity. The federal banking agencies and the SEC most recently proposed such regulations in 2016, but the regulations have not yet been finalized. If the regulations are adopted in the form initially proposed, they will restrict the manner in which executive compensation is structured for entities with at least $1 billion in total consolidated assets. These regulations, if finalized, would not be expected to affect either LINK or GNB, each of which has less than $1 billion in total consolidated assets, and LINK is expected to continue to have less than $1 billion in total consolidated assets on a post-merger basis.

Economic Environment

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their bank subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

The Federal Reserve’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on our business and earnings cannot be predicted.

Evolving Legislation and Regulatory Action

Congress may enact further legislation that affects the regulation of the financial services industry, and the Pennsylvania legislature may enact further legislation affecting the regulation of financial institutions chartered by the Commonwealth of Pennsylvania. Several bills that would impact our respective bank holding companies and banks are pending before the U.S. Congress and would be subject to rulemaking by the federal regulatory agencies. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. We cannot predict the substance or impact of pending or future legislation or regulations, or the application thereof, although enactment of the proposed legislation could impact the regulatory structure under which our respective companies operate and may significantly increase costs, impede the efficiency of internal business processes, require an increase in regulatory capital, require modifications to our respective company’s business strategy, and limit our company’s ability to pursue business opportunities in an efficient manner. A change in statutes, regulations or regulatory policies applicable to our respective companies or any of their subsidiaries could have a material effect on our business.

THE ANNUAL MEETING OF LINK SHAREHOLDERS

This joint proxy statement/prospectus is being furnished to holders of LINK common stock for use at an annual meeting of LINK shareholders and any adjournments or postponements thereof.

Date, Time and Place of the Annual Meeting

LINK will hold its annual meeting of shareholders at [                ] on [                ], at [                ], local time.

Purpose of the Annual Meeting

At the annual meeting, LINK shareholders as of the record date will be asked to consider and vote on the following proposals:

1.

to adopt the Agreement and Plan of Merger by and among LINK, LINKBANK, GNB, and Gratz Bank, dated as of December 10, 2020, pursuant to which (i) GNB will merge with and into LINK, with LINK as the surviving entity, and (ii) LINKBANK will merge with and into Gratz Bank, with Gratz Bank as the surviving entity, and approve the merger and the other transactions contemplated by the merger agreement, including the issuance of LINK common stock in connection with the merger;

2.

to approve one or more adjournments of the annual meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the annual meeting, or at any adjournment or postponement of that meeting, to approve the merger proposal;

3.	to elect to the LINK board of directors the eight nominees set forth in this joint proxy statement/prospectus for a one-year term; and

4.	to ratify, on an advisory basis, the appointment of S.R. Snodgrass, P.C. as LINK’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Vote Required for Approval

The affirmative vote of at least a majority of the votes cast, in person or represented by proxy, at the annual meeting is required to approve each of the merger proposal, the adjournment proposal, the auditor ratification proposal and for the election of a director. Abstentions, failures to vote and broker non-votes will have no effect on the merger proposal, the adjournment proposal, the auditor ratification proposal or the election of directors.

Recommendation of the LINK Board of Directors

The LINK board of directors has approved the merger agreement and unanimously recommends that you vote “FOR” the merger proposal, including the issuance of LINK common stock in connection with the merger, “FOR” the adjournment proposal, “FOR” each of the eight director nominees and “FOR” the auditor ratification proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of LINK common stock at the close of business on the record date of [                ], 2021, are entitled to notice of and to vote at LINK’s annual meeting. As of the record date, there were [                ] shares of LINK common stock outstanding, held of record by approximately [                ] shareholders. Each holder of LINK common stock is entitled to one vote for each share of LINK common stock owned as of the record date.

A list of shareholders entitled to vote at the annual meeting will be available for inspection at the annual meeting and before the annual meeting, during the period beginning two business days after notice of the meeting is given and upon written request by any LINK shareholder.

Quorum

A quorum of LINK shareholders is necessary to hold a valid meeting. If the holders of at least majority of the total number of shares of LINK common stock entitled to vote are present in person or represented by proxy at the annual meeting, a quorum will exist. Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the annual meeting. Abstentions will be counted for purposes of determining whether a quorum is present. If there is no quorum, the holders of a majority of shares present at the annual meeting in person or represented by proxy may adjourn the annual meeting to another date.

Share Ownership of Management; Voting Agreements

As of the record date, the directors and executive officers of LINK and their affiliates collectively owned [                ] shares of LINK common stock, or approximately [                ]% of LINK’s outstanding shares.

Each of the directors and certain executive officers of LINK have entered into voting agreements, requiring each of them to vote all shares of LINK common stock beneficially owned by such person in favor of the merger proposal. As of the record date, these directors and executive officers held [                ] shares of LINK common stock, which represented approximately [                ]% of the outstanding shares of LINK common stock.

Voting of Proxies

If you are a LINK shareholder, the LINK board of directors requests that you return the proxy card accompanying this joint proxy statement/prospectus for use at the LINK annual meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described on the enclosed instructions.

Instead of voting by mailing a proxy card, registered shareholders can vote their shares of LINK common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, and allow shareholders to cast their vote and confirm that their vote has been recorded properly. Specific instructions for Internet and telephone voting are set forth on the proxy card. The deadline for voting via the Internet or by telephone is 11:59 p.m., local time, on [                ].

All properly signed proxies received prior to the annual meeting and not revoked before the vote at the annual meeting will be voted at the annual meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” the merger proposal, the adjournment proposal and the auditor ratification proposal and “FOR” each of the eight director nominees.

If you have any questions concerning the merger, the other meeting matters or this joint proxy statement/prospectus or need assistance voting your shares please contact Carl Lundblad, President of LINK, at the address or telephone number listed below:

3045 Market Street

Camp Hill, PA 17011

Telephone: (855) 569-2265

If you hold your shares of LINK common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of LINK common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the annual meeting.

If you fail to properly submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of LINK common stock and you do not attend the annual meeting and vote your shares in person, your shares will not be voted. This will have no impact on the outcome of the merger proposal, the adjournment proposal, the auditor ratification proposal or the election of directors.

How to Revoke Your Proxy

If you are a LINK shareholder, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the annual meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the Corporate Secretary, stating that you revoke your proxy;

•	submitting a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

You should send any notice of revocation to the following address:

LINKBANCORP, Inc.

3045 Market Street

Camp Hill, PA 17011

Attention: Carl Lundblad

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you are a LINK shareholder and plan to attend the LINK annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy executed in your favor from the record holder of the shares (your broker, bank, or other nominee) authorizing you to vote at the annual meeting.

Whether or not you plan to attend the annual meeting, LINK requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the annual meeting, but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for the proposal, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals.

Brokers who hold shares of LINK common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this joint proxy statement/prospectus without specific instructions from the customer. When a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to a proposal and has not received voting instructions from the beneficial owner it is referred to as a broker non-vote.

If your broker holds your LINK stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker with this joint proxy statement/prospectus.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voting instruction form, if applicable. Abstentions and broker non-votes will be included in determining the presence of a quorum at the annual meeting. Abstentions and broker non-votes will have no impact on the outcome of the merger proposal, adjournment proposal, auditor ratification proposal or the election of directors.

Proxy Solicitation

If you are a LINK shareholder, the enclosed proxy is solicited by and on behalf of the LINK board of directors. LINK will pay the expenses of soliciting proxies to be voted at the LINK annual meeting, including any attorneys’ and accountants’ fees, except LINK and GNB have each agreed to share equally the costs of printing this joint proxy statement/prospectus. Following the original mailing of the proxies and other soliciting materials, LINK and its agents may also solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of LINK for making these solicitations. LINK intends to reimburse persons who hold LINK common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

This joint proxy statement/prospectus and the proxy card are first being sent to LINK shareholders on or about [                ], 2021.

LINK PROPOSALS

Merger Proposal

LINK is requesting that holders of the outstanding shares of LINK common stock consider and vote on a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and approve the merger and the other transactions contemplated by the merger agreement, including the issuance of LINK common stock in connection with the merger. Approval of the merger proposal by LINK shareholders is a condition to the closing of the merger. If the merger proposal is not approved by LINK shareholders, the merger will not occur.

Vote Required for Approval

The affirmative vote of at least a majority of the votes cast, in person or represented by proxy, at the annual meeting is required to adopt the merger agreement. Abstentions and broker non-votes are not counted as votes cast and will not affect the outcome of this proposal.

Recommendation of the LINK Board of Directors

THE LINK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL.

Adjournment Proposal

LINK is requesting that holders of the outstanding shares of LINK common stock consider and vote on a proposal to approve one or more adjournments of the annual meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the annual meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement. Even though a quorum may be present at the annual meeting, it is possible that LINK may not receive sufficient votes to approve the merger agreement by the time of the annual meeting. In that event, LINK would need to adjourn the annual meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the annual meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement. Any other adjournment of the annual meeting (e.g., an adjournment required because of the absence of a quorum) would be voted on pursuant to the discretionary authority granted by the proxy card. The LINK board of directors retains full authority to the extent set forth in LINK’s articles of incorporation, or LINK’s amended and restated bylaws, and Pennsylvania law to adjourn the annual meeting for any other purpose, or to postpone the annual meeting before it is convened, without the consent of any LINK shareholders.

If LINK shareholders approve the adjournment proposal, LINK could adjourn the annual meeting and any adjourned session of the annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from LINK shareholders who have previously voted. LINK is not required to notify shareholders of any adjournment if the new place, date and time are announced at the annual meeting before adjournment. If, after the adjournment, a new record date is fixed for the adjourned annual meeting, notice of the adjourned annual meeting will be given to each shareholder of record entitled to vote at the annual meeting.

Vote Required for Approval

The affirmative vote of at least a majority of the votes cast, in person or represented by proxy, at the annual meeting is required to approve the proposal to adjourn the annual meeting. Abstentions and broker non-votes are not counted as votes cast and will not affect the outcome of this proposal.

Recommendation of the LINK Board of Directors

THE LINK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

Election of Directors Proposal

LINK is requesting that holders of the outstanding shares of LINK common stock consider and vote on the election to the LINK board of directors of the eight nominees set forth below for a one-year term. LINK’s bylaws provide for a minimum of three (3) directors and a maximum of twenty-four (24) directors as fixed by the LINK board of directors from time to time. The LINK board of directors currently consists of eight (8) members, each of whom serves for a term of one year and until their successors are duly elected and qualified or until the director’s earlier death, resignation or removal.

The LINK board of directors has nominated the following eight (8) persons for election as directors for a term expiring at the 2022 annual meeting of LINK’s shareholders and until their successors are duly elected and qualified or until the director’s earlier death, resignation or removal: Jennifer L. Delaye, Anson J. Flake, George A. Parmer, Debra A. Pierson, Diane L. Poillon, William E. Pommerening, Andrew Samuel and Brent Smith. There are no arrangements or understandings between any director or nominee and any other person pursuant to which the director or nominee was or is to be elected as a director. Each individual nominated for election as a director has agreed to serve if elected. However, in the event of the refusal or inability of any of the foregoing nominees for director to serve, the persons named in the accompanying proxy intend to vote at the annual meeting pursuant to the proxy for the election of such person(s), if any, as may be nominated by the LINK board of directors.

Vote Required for Approval

The affirmative vote of at least a majority of the votes cast, in person or represented by proxy, at the annual meeting of LINK shareholders is necessary for the election of a director. Abstentions and broker non-votes are not counted as votes cast and will not affect the outcome of this proposal.

Recommendation of the LINK Board of Directors

THE LINK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE EIGHT DIRECTOR NOMINEES SET FORTH ABOVE.

Auditor Ratification Proposal

LINK is requesting that holders of the outstanding shares of LINK common stock consider and vote on a proposal to ratify, on an advisory basis, the appointment of S.R. Snodgrass, P.C. as LINK’s independent registered public accounting firm for the fiscal year ending December 31, 2021. LINK’s Audit Committee has appointed S.R. Snodgrass, P.C., to act as LINK’s independent registered public accounting firm for the fiscal year ending December 31, 2021. While LINK is not required to have shareholders ratify the selection of S.R. Snodgrass, P.C. as LINK’s independent registered public accounting firm, and this vote is only advisory, the LINK board of directors considers the selection of the independent registered public accounting firm to be an important matter and is therefore submitting the selection of S.R. Snodgrass, P.C. for ratification by LINK shareholders as a matter of good corporate practice.

The LINK board of directors recommends that shareholders vote in favor of ratifying S.R. Snodgrass, P.C. as LINK’s independent registered public accounting firm. If shareholders do not ratify selection of LINK’s independent registered public accounting firm, the LINK Audit Committee will reconsider the appointment of S.R. Snodgrass, P.C. at the appropriate time. LINK anticipates, however, that there would be no immediate change in LINK’s independent registered public accounting firm this fiscal year if shareholders do not ratify the selection of S.R. Snodgrass, P.C. because of the practical difficulty and expense associated with making such a change midyear. The LINK Audit Committee may retain S.R. Snodgrass, P.C. for 2021 notwithstanding a negative shareholder vote or, even if shareholders ratify the selection of S.R. Snodgrass, P.C., the LINK Audit Committee may, in its discretion, change LINK’s independent registered public accounting firm at any time if it determines that it would be in the best interests of LINK to do so.

A S.R. Snodgrass, P.C. representative is expected to be present at the annual meeting of LINK shareholders and will have the opportunity to make a statement if they desire to do so, and such representatives will be available to respond to appropriate questions from LINK shareholders.

Vote Required for Approval

The affirmative vote of at least a majority of the votes cast, in person or represented by proxy, at the annual meeting is required to adopt the auditor ratification proposal. Abstentions are not counted as votes cast and will not affect the outcome of this proposal.

Recommendation of the LINK Board of Directors

THE LINK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AUDITOR RATIFICATION PROPOSAL.

THE SPECIAL MEETING OF GNB SHAREHOLDERS

This joint proxy statement/prospectus is being furnished to holders of GNB common stock for use at a special meeting of GNB shareholders and any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

GNB will hold its special meeting of shareholders in virtual format via live webcast on [                ], at [                ], local time.

Purpose of the Special Meeting

At the special meeting, GNB shareholders as of the record date will be asked to consider and vote on the following proposals:

1.

to adopt the Agreement and Plan of Merger by and among LINK, LINKBANK, GNB, and Gratz Bank, dated as of December 10, 2020, pursuant to which (i) GNB will merge with and into LINK, with LINK as the surviving entity, and (ii) LINKBANK will merge with and into Gratz Bank, with Gratz Bank as the surviving entity; and

2.

to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger proposal.

Vote Required for Approval

The affirmative vote of the holders of at least a majority of the outstanding shares of GNB common stock is required to approve the merger proposal. The affirmative vote of at least a majority of the votes cast, in person or represented by proxy, at the special meeting is required to approve the adjournment proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the adjournment proposal.

Recommendation of the GNB Board of Directors

The GNB board of directors has approved the merger agreement and recommends that you vote your shares “FOR” approval of the merger agreement and “FOR” the adjournment proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of GNB common stock at the close of business on the record date of [                ], 2021, are entitled to notice of and to vote at GNB’s special meeting. As of the record date, there were [                ] shares of GNB common stock outstanding, held of record by approximately [                ] shareholders. Each holder of GNB common stock is entitled to one vote for each share of GNB common stock owned as of the record date.

A list of shareholders entitled to vote at the special meeting will be available for inspection at the special meeting and before the special meeting, during the period beginning two business days after notice of the meeting is given and upon written request by any GNB shareholder.

Quorum

A quorum of GNB shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of GNB common stock entitled to be cast are represented in person or by proxy at the special meeting, a quorum will exist. Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the special meeting. Abstentions will be counted for purposes of determining whether a quorum is present. If there is no quorum, the holders of a majority of shares present at the special meeting in person or represented by proxy may adjourn the special meeting to another date.

Share Ownership of Management; Voting Agreements

As of the record date, the directors and executive officers of GNB and their affiliates collectively owned [                ] shares of GNB common stock, or approximately [                ]% of GNB’s outstanding shares.

Each of the directors, certain executive officers and certain principal shareholders of GNB have entered into a voting agreement with LINK, requiring each of them to vote all shares of GNB common stock beneficially owned by such person in favor of the merger proposal. As of the record date, these directors, executive officers and shareholders held shares of GNB common stock representing approximately [                ]% of the outstanding shares of GNB common stock.

When considering the GNB board of directors’ recommendation that you vote in favor of the approval of the merger agreement, you should be aware that the directors and certain executive officers of GNB have interests in the merger that may be different from, or in addition to, the interests of shareholders of GNB. See “The Merger—Interests of GNB’s Directors and Executive Officers in the Merger” beginning on page [ ].

Voting of Proxies

If you are a GNB shareholder, the GNB board of directors requests that you return the proxy card accompanying this joint proxy statement/prospectus for use at the GNB special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described on the enclosed instructions.

Instead of voting by mailing a proxy card, shareholders can vote their shares of GNB common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, and allow shareholders to cast their vote and confirm that their vote has been recorded properly. Specific instructions for Internet and telephone voting are set forth on the proxy card. The deadline for voting via the Internet or by telephone is 11:59 p.m., local time, on [                ].

All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” each proposal.

If you have any questions concerning the merger, the other meeting matters or this joint proxy statement/prospectus or need assistance voting your shares, please contact Rebekah M. Stiely, Secretary, of GNB, at the address or telephone number listed below:

32 West Market Street

P.O. Box 159

Gratz, PA 17030

(717) 365-3181

If you hold your shares of GNB common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of GNB common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.

How to Revoke Your Proxy

If you are a GNB shareholder, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the Corporate Secretary of GNB, stating that you revoke your proxy;

•	submitting a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation to the following address:

GNB Financial Services, Inc.

32 West Market Street

P.O. Box 159

Gratz, PA 17030

Attention: Secretary

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you are a GNB shareholder and plan to attend the GNB special meeting via the live webcast and wish to vote at such meeting, you must follow the instructions provided during the webcast at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must obtain a legal proxy executed in your favor from the record holder of the shares (your broker, bank, or other nominee) authorizing you to vote at the special meeting.

Whether or not you plan to attend the special meeting, GNB requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described on the enclosed instructions. This will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for the proposal, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals.

Brokers who hold shares of GNB common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this joint proxy statement/prospectus without specific instructions from the customer. When a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to a proposal and has not received voting instructions from the beneficial owner it is referred to as a broker non-vote. If your broker holds your GNB stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker with this joint proxy statement/prospectus.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voting instruction form, if applicable. Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the merger approval and no effect on the adjournment proposal.

Proxy Solicitation

If you are a GNB shareholder, the enclosed proxy is solicited by and on behalf of the GNB board of directors. GNB will pay the expenses of soliciting proxies to be voted at the special meeting, including any attorneys’ and accountants’ fees, except GNB and LINK have each agreed to share equally the costs of printing this joint proxy statement/prospectus. Following the original mailing of the proxies and other soliciting materials, GNB and its agents may also solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of GNB for making these solicitations. GNB intends to reimburse persons who hold GNB common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

This joint proxy statement/prospectus and the proxy card are first being sent to GNB shareholders on or about [                ], 2021.

Stock Certificates

If you are a GNB shareholder, you should not send in any certificates representing GNB common stock with the proxy card. You will receive instructions for the exchange of your certificates representing GNB common stock prior to the closing of the merger.

GNB PROPOSALS

Merger Proposal

GNB is requesting that holders of the outstanding shares of GNB common stock consider and vote on a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Approval of the merger proposal by GNB shareholders is a condition to the closing of the merger. If the merger proposal is not approved by GNB shareholders, the merger will not occur.

Vote Required for Approval

The affirmative vote of at least a majority of the outstanding shares of GNB common stock is required to adopt the merger agreement. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Recommendation of the GNB Board of Directors

THE GNB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL.

Adjournment Proposal

GNB is requesting that holders of the outstanding shares of GNB common stock consider and vote on a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement. Even though a quorum may be present at the special meeting, it is possible that GNB may not receive sufficient votes to approve the merger agreement by the time of the special meeting. In that event, GNB would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted on pursuant to the discretionary authority granted by the proxy card. The GNB board of directors retains full authority to the extent set forth in GNB’s articles of incorporation, or GNB’s amended and restated bylaws, and Pennsylvania law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any GNB shareholders.

If GNB shareholders approve the adjournment proposal, GNB could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from GNB shareholders who have previously voted. GNB is not required to notify shareholders of any adjournment if the new place, date and time are announced at the special meeting before adjournment. If, after the adjournment, a new record date is fixed for the adjourned special meeting, notice of the adjourned special meeting will be given to each shareholder of record entitled to vote at the special meeting.

Vote Required for Approval

The affirmative vote of at least a majority of the votes cast, in person or represented by proxy, at the special meeting is required is required to approve the proposal to adjourn the special meeting. Abstentions and broker non-votes are not counted as votes cast and will not affect the outcome of this proposal.

Recommendation of the GNB Board of Directors

THE GNB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement and other documents attached as annexes to this joint proxy statement/prospectus. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement and other documents attached as annexes to this joint proxy statement/ prospectus, for a more complete understanding of the merger.

General

On December 10, 2020, the boards of directors of LINK, LINKBANK, GNB, and Gratz Bank, each approved a merger agreement among LINK, LINKBANK, GNB, and Gratz Bank pursuant to which (i) GNB will merge with and into LINK, with LINK as the surviving entity, and (ii) LINKBANK will merge with and into Gratz Bank, with Gratz Bank as the surviving entity.

Upon completion of the merger, holders of GNB common stock (other than stock held by GNB or LINK) will be entitled to elect to receive, for each share of GNB common stock that is issued and outstanding, (i) $87.67 in cash, without interest, or (ii) 7.3064 shares of LINK common stock, subject to proration provisions described herein and set forth in the merger agreement. GNB shareholders will also receive cash in lieu of any fractional shares they would have otherwise received in the merger.

See “The Merger Agreement,” beginning on page [ ], for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

The board of directors and senior management of LINK and GNB regularly and in the ordinary course review and evaluate their company’s business plans and strategic alternatives for enhancing long term shareholder value, including organic growth, de novo branching, acquisitions of branches or business lines, and strategic partnerships or affiliations with other financial institutions.

Historically, the GNB board of directors has preferred a strategy of providing shareholder value by supplementing internal organic growth with strategic acquisitions and has taken a number of actions in the recent past consistent with that strategy, including the successful acquisitions of The Herndon National Bank in 2011, Liberty Savings Bank, F.S.B. in 2014, and the First National Bank of Minersville in 2015.

Consistent with this approach, in early 2017, GNB commenced discussions with a small, in-market financial institution regarding a potential merger acquisition. A number of meetings between GNB and this other financial institution occurred in early 2017, which culminated in the issuance by GNB of a written, non-binding indication of interest to acquire the institution in a combination stock and cash transaction. Additional meetings were held; however, ultimately, the indication of interest was not accepted by the target institution due to an inability by the target to secure the preliminary support of the institution’s largest shareholder. Negotiations were terminated and the institution was subsequently sold to an institution significantly larger than GNB.

Shortly thereafter, as part of its 2018 strategic planning process, the GNB board of directors identified several short-term challenges to continuing GNB’s historically strong financial performance and remaining an independent community bank. First, GNB’s lack of geographic market diversity makes it particularly susceptible to negative economic trends within such market, which could limit its potential for future organic growth in loans and deposits, as well as present challenges in attracting talented, in-market employees. Second, competition for low-cost deposits and residential mortgage loans, which have always been the foundation on which GNB is built, has become increasingly intense, particularly with the entry of online lenders such as Quicken Loans. Third,

GNB would have to increase its investment in technology, not only to keep pace with continued customer migration toward technology-driven banking products, but also to compete against a growing number of technology companies competing in the traditional banking space, as well as in the area of cyber security, as community banks have become a primary focus of cyber criminals. Fourth, the regulatory environment for community banks continues to be challenging, diverting financial and managerial resources toward compliance functions and away from executing on GNB’s growth strategy. Fifth, the belief that interest-rate compression would continue and, when combined with limited opportunities for in-market loan growth, such factors would continue to put pressure on GNB’s earnings, which rely primarily on net interest income. And, finally, the high level of competition for executive talent in the banking industry makes it challenging for smaller, rural organizations like GNB to attract and retain the talent necessary to grow the institution and ensure a smooth transition of leadership.

In connection with this strategic planning process, at its meeting on August 16, 2018, the GNB board of directors invited several investment banking firms to present potential acquisition targets for GNB’s consideration. Representatives of three investment banking firms presented, collectively producing a list of four potential targets, which they identified based upon location and asset size. For various reasons, each of the firms expressed their belief that it would be difficult, if not impossible, for GNB to acquire any of those targets at that time. As such, GNB did not pursue any of those targets, but instead chose to focus on addressing its challenges through the hiring, retention and development of key employees, as well as enhancing its distribution network and technological capabilities.

During 2019, GNB began to experience a high rate of mortgage refinancing activity, with customers seeking to take advantage of the low interest rate environment by moving out of variable-rate loans, which represent the vast majority of GNB’s residential mortgage portfolio, and into fixed-rate loans. In order to remain competitive and participate in the refinance market, GNB elected to offer competitively priced fixed-rate mortgages, which it would sell into the secondary market. While this had the effect of generating one-time origination fees, GNB’s customers’ desire for fixed rate loans resulted in a reduction in the size of GNB’s residential mortgage portfolio. In order to offset this decrease in the residential mortgage loan portfolio, in mid-2019 the GNB board of directors approved a plan to proceed with hiring additional personnel, including a Chief Lending Officer and support staff, whose primary focus would be to grow the commercial loan and commercial real estate portfolios. Believing there to be little opportunity for commercial loan growth within GNB’s existing markets, it was understood that the success of this initiative would require GNB to successfully expand beyond its current market area.

Commencing in late 2019 and continuing into early 2020, GNB engaged a leading executive search firm and commenced its search for a Chief Lending Officer to grow the commercial loan and commercial real estate portfolio and, possibly, to succeed Mr. Weymers as President and Chief Executive Officer upon his anticipated retirement in mid-to-late 2023. Four candidates were interviewed, all of whom were from out-of-market. Two candidates declined to continue the interview process due to the compensation package expected to be offered, and two candidates were determined not to be a good cultural fit for the role being offered. During the interview process, each candidate expressed their belief that growing the commercial loan portfolio at the rate necessary to offset the decline in the residential mortgage portfolio would require acquiring an out-of-market lending team, which would present additional up-front costs and execution risk to GNB.

Around this same time, in late January and early February 2020, news outlets began reporting on the spread of a novel coronavirus, referred to as COVID-19.

In mid-February 2020, former counsel to GNB contacted the personal attorney of David H. Koppenhaver, then a director and former Chairman of the GNB board of directors, during which conversation former counsel advised Mr. Koppenhaver’s attorney that one of his clients, another Pennsylvania-headquartered community bank, referred to in this discussion as Institution A, potentially was interested in acquiring GNB in an all-stock transaction valued at approximately two times GNB’s book value, or approximately $117.34 per share of GNB common stock. Mr. Koppenhaver’s attorney relayed that communication to Mr. Koppenhaver, who subsequently confirmed this expression of interest directly with former counsel to GNB.

Promptly following that conversation, on February 18, 2020, Mr. Koppenhaver relayed the information to Wesley M. Weymers, President and Chief Executive Officer of GNB. Mr. Weymers promptly informed Joseph C. Michetti, Chairman of the GNB of directors, of the substance of the conversation.

As a result of Mr. Weymers’ more than thirty-five years of banking experience, as well as his active participation in various banking associations, Mr. Weymers has developed strong working relationships with the chief executive officers of a number of Pennsylvania financial institutions and, from time to time, certain of those individuals would informally inquire of GNB’s interest in engaging in a strategic combination. However, prior to this overture by Institution A, the GNB board of directors had never given serious consideration to an outright sale of GNB on the general belief that GNB would be able to command a price of not less than two times book value and, prior to this overture, no institution had proposed such a price.

On or about February 19, 2020, Mr. Weymers contacted Institution A’s President and Chief Executive Officer by phone, at which time Institution A’s President and Chief Executive Officer clarified his institution’s interest in acquiring GNB in an all-stock transaction valued at approximately two times tangible book value, rather than total book value, with the exchange ratio being fixed, and indicated that a formal written indication of interest would be forthcoming. Mr. Weymers advised Institution A that the GNB board of directors has historically expressed a general belief that an offer of two times total book value would be required in order to warrant serious consideration.

Following this conversation, Mr. Weymers updated Mr. Michetti and representatives of Pillar+Aught, counsel to GNB and a law firm experienced in representing banks in sale transactions, regarding the timing and substance of the communications with the former counsel to GNB and the President and Chief Executive Officer of Institution A.

Between February 20, 2020 and February 25, 2020, Mr. Weymers had several additional conversations with the President and Chief Executive Officer of Institution A in order to clarify the timing and financial terms of the anticipated formal offer. During these calls, Mr. Weymers expressed concern regarding Institution A’s desire and ability to consummate an acquisition on the terms verbally described, understanding that Institution A was then party to a pending merger and was believed to be in talks with other potential targets. The President and Chief Executive Officer of Institution A confirmed that they were indeed considering other opportunities contemporaneously. Mr. Weymers inquired about Institution A’s interest in providing a mix of cash and stock in a transaction in order to enable GNB shareholders an opportunity to exit their investment; however, Institution A expressed no interest in including cash in the transaction.

On or about February 25, 2020, the President and Chief Executive Officer of Institution A again verbally confirmed to Mr. Weymers that a formal, written indication of interest would be forthcoming by February 28, 2020, in advance of GNB’s next regularly scheduled board of directors meeting on March 10. However, no such written indication of interest was received.

Between mid-February 2020, the date of the initial communication with Mr. Koppenhaver, and February 28, 2020, Institution A’s stock price had declined by almost 20%, negatively impacting the ability of Institution A to pay the consideration originally expressed and creating additional uncertainty regarding Institution A’s ability to close its pending transaction on the terms originally announced.

During this time, increasing uncertainty surrounding the COVID-19 pandemic resulted in a significant decline in market interest rates, with the 10-year Treasury bond falling for the first time below 1.00% on March 3, 2020. Also on March 3, 2020, the Federal Reserve cut the Fed Funds rates by 50 basis points between regularly scheduled meetings to a target range of 1.00% to 1.25%. The practical effect of these developments was a decline in mortgage interest to historically low levels.

On or about March 9, 2020, Mr. Weymers advised the President and Chief Executive Officer of Institution A that he believed it was not the appropriate time to submit a formal indication of interest to the GNB board of directors, citing the volatility in Institution A’s stock price and its pending acquisition as primary factors, together with the uncertainty created by the COVID-19 pandemic and Institution A’s failure to deliver a written indication of interest as previously promised. The President and Chief Executive Officer of Institution A agreed, noting that the volatility of the financial markets materially and adversely affected the value of Institution A’s stock price, such that it was no longer in a favorable position to pursue a combination of the two institutions, and that any offer, if made, would likely not exceed 1.8 times to two times tangible book value. The parties agreed that negotiations could recommence if Institution A completed its pending acquisition and its stock price adequately recovered.

Throughout this time period, Mr. Weymers regularly updated Mr. Michetti and Pillar+Aught as to the timing and substance of his conversations with Institution A.

At its regularly scheduled meeting on March 10, 2020, Mr. Weymers informed the board of directors of GNB of the circumstances that led to the conversations with Institution A, and the timing and substance of those conversations. Mr. Weymers further advised the GNB board of directors that he had kept both the Chairman of the GNB board of directors and counsel to GNB apprised at all times. The GNB board of directors discussed the strategic direction of GNB, its historical performance and future prospects, and its current strategic plan. Following that discussion, the GNB board of directors unanimously determined to ratify Mr. Weymers’ decision to advise Institution A not to submit a formal offer at this time. In determining that remaining independent was preferable to a proposed combination with Institution A, the GNB board of directors noted the following as bases for its decision: the board’s understanding that Institution A would not offer to pay two times GNB book value in a transaction, but rather, could at best pay 1.8 to two times tangible book value; the uncertainties created by Institution A’s pending acquisition, its concurrent interest in other potential targets, the decline in its stock price and the fact that neither regulatory nor shareholder approval of the pending acquisition had yet been announced; the understanding that any offer from Institution A would reflect an all-stock transaction at a fixed exchange ratio in a volatile market environment; the market value of Institution A’s common stock being considerably higher than its book value, suggesting the price of such stock may be overvalued; the lack of cash consideration being included in any potential transaction; and the general uncertainty created by the COVID-19 pandemic.

Following the March 10, 2020 meeting, a number of events occurred that contributed to the GNB board of directors reconsidering its determination that remaining independent was in the best interests of GNB and its shareholders. On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. On March 13, 2020, a national emergency was declared by President Trump. On March 15, 2020, the Federal Reserve responded by again reducing the Fed Funds rate, this time to 0% to 0.25%. On March 19, 2020, Pennsylvania Governor Wolf ordered the closure of all “non-life-sustaining businesses” in the Commonwealth of Pennsylvania, and then on March 30, 2020, Governor Wolf issued a “stay-at-home” order affecting all of the counties in which GNB operates. On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted, which established the Small Business Administration (“SBA”) Payroll Protection Program (“PPP”), intended to provide economic relief to small businesses affected by the COVID-19 pandemic by providing them with funds to cover up to 24 weeks of payroll costs and other expenses through federally guaranteed loans, and permitting forgiveness of the loans upon the satisfaction of certain criteria. In early April 2020, the GNB board of directors determined to suspend its search for a Chief Lending Officer.

Throughout the second quarter of 2020, the historically low interest rate environment resulted in an increase in customer migration toward fixed-rate mortgages, and non-PPP commercial loan activity was reduced to almost zero. As a result of the refinance boom, GNB continued to see runoff in its adjustable-rate residential mortgage portfolio, further reducing its asset base. Additionally, because GNB is not an SBA approved lender, it was unable to directly participate in the PPP as a lending institution, instead referring its commercial customers to out-of-market PPP lenders in order to ensure that those customers’ financial needs were met.

Since its initial organization and acquisition of Stonebridge Bank (now LINKBANK) in 2018, LINK has regularly considered strategic opportunities to enhance shareholder value, including potential mergers with other

Pennsylvania-based financial institutions. During this period, LINK management has engaged, from time to time, in high level discussions with executives of other financial institutions to assess market and industry conditions and consider possible strategic combinations. Particularly given that LINK was still in the relatively early stages of executing its growth strategy, these discussions were general in nature and none evolved to the point where potential transaction terms were considered.

In early May 2020, Andrew S. Samuel, Chief Executive Officer of LINK, contacted Mr. Weymers via telephone to discuss a potential strategic combination between LINK and GNB.

At a regularly scheduled meeting on May 21, 2020, Mr. Samuel informed the LINK board of directors of his conversation with Mr. Weymers about a potential strategic combination between LINK and GNB. Mr. Samuel and the LINK executive team reviewed with the LINK board of directors information concerning GNB, including branch locations, assets, loans, deposits, earnings and key performance metrics. After discussion, the LINK board of directors authorized Mr. Samuel to continue discussions with GNB, including preliminary potential terms of a transaction.

In June 2020, LINK submitted a memorandum to Mr. Weymers setting forth discussion points for future conversations regarding a proposed combination. The memorandum described a merger-of-equals transaction, and included a preliminary proposed purchase price of between $71.00 and $76.00 per share of GNB common stock in an 80% stock/20% cash transaction, for total consideration of between $55 million and $59 million, or between 1.31 times and 1.43 times tangible book value as of June 30, 2020. The memorandum described a merger of GNB into LINK, with LINK surviving, and the merger of LINKBANK with and into The Gratz Bank, with The Gratz Bank surviving, to be governed by a combined board of directors and executive management team.

In light of the conversation with Mr. Samuel and an increasing concern regarding the impact of the runoff of the mortgage portfolio on GNB’s future earnings and dividend prospects, particularly when coupled with the need to make significant investments in staff and technology in order to grow the loan portfolio and offset such runoff, Mr. Weymers contacted the President and Chief Executive Officer of another, non-SEC reporting Pennsylvania headquartered community bank, referred to in this discussion as Institution B. In recent years, the Chairman of the Board of Institution B and Mr. Michetti, then Vice-Chairman of the GNB board of directors, would occasionally discuss generally the concept of a merger of GNB and Institution B. Following one such informal conversation in late 2019, on December 16, 2019, Mr. Weymers met with the President and Chief Executive Officer of Institution B at the request of such party, during which time the President and Chief Executive Officer of Institution B detailed the virtues of a strategic combination of GNB and Institution B. While the general structure of a merger and various social issues were discussed at this meeting, price was not.

In June 2020, the Chairman and President and Chief Executive Officer of Institution B invited Messrs. Weymers and Michetti to meet. At that meeting, Institution B again expressed interest in pursuing a strategic combination with GNB and general concepts were again discussed. On June 22, 2020, Institution B submitted an outline of the deal points discussed at the meeting between Messrs. Weymers and Michetti in December 2019 and again earlier that month. While the outline described the perceived virtues of a combined organization, it did not address pricing. Further, while economically akin to a merger-of-equals transaction, the social terms in the outline were more reflective of an outright sale of GNB to Institution B.

On July 1, 2020, Mr. Weymers contacted the President and Chief Executive Officer of an SEC-reporting, Pennsylvania headquartered community bank, referred to in this discussion as Institution C, during which conversation the strategic direction of GNB was discussed. Mr. Weymers inquired whether Institution C would have any interest in a strategic combination with GNB and, if so, invited Institution C to submit a written, non-binding indication of interest for the GNB Board’s consideration.

On July 9, 2020, Institution C submitted a non-binding indication of interest providing for the proposed acquisition of GNB at a proposed price of between $70.00 and $75.00 per share of GNB common stock in a combination 60% stock/40% cash transaction, for total consideration of between $54.4 million and $58.3 million, representing between 1.30 and 1.39 times tangible book value. Additionally, the letter indicated the expectation that Mr. Weymers would be retained and up to three members of the GNB board of directors would be appointed to either the holding company or bank board of directors.

On or about July 13, 2020, Mr. Samuel met with Mr. Weymers to discuss the strategic directions of LINK and GNB. At this meeting, the concepts of a merger-of-equals transaction described in the June 2020 memorandum were discussed in detail. Also discussed was the lack of liquidity in LINK common stock, being a newly formed bank holding company. In response to this concern, Mr. Samuel noted that as LINK continues to grow, a future listing on Nasdaq or another national securities exchange is one of LINK’s strategic objectives, which, if completed, would be expected to provide adequate liquidity to the combined institution’s shareholders. At the conclusion of the meeting, Mr. Samuel invited Mr. Weymers and the GNB board of directors to meet the LINK executive management team and members of the LINK board of directors, at which LINK would provide an in-depth overview of its organization, culture and strategic goals.

At a regularly scheduled meeting on July 14, 2020, Mr. Weymers updated the GNB board of directors with respect to the financial status and prospects of GNB in light of the activity resulting from the COVID-19 pandemic and measures taken by governmental agencies to date. Mr. Weymers noted the material decline in loan portfolio volume and a continuing compressed net interest margin, and advised the GNB board of directors to request several investment banking firms to review and comment on the achievability of the forecasts and assumptions originally contained in the 2018 strategic plan on the belief that the impact of the COVID-19 pandemic, refinance activity and lack of success in hiring a Chief Lending Officer rendered such forecasts and assumptions worthy of objective reconsideration. Mr. Weymers also reported that he had contacted the three investment banking firms who presented potential targets in 2018 to determine whether they believed GNB was now in a position to attempt an acquisition of any of those targets, with each firm commenting that such targets were not currently interested in selling and, if they were, a larger institution would certainly be able to pay more than GNB could afford. Mr. Weymers then informed the GNB board of directors of the interest expressed by LINK, Institution B and Institution C, and shared with the board the written indications received. Following this presentation, the GNB board of directors authorized Mr. Weymers to continue discussions with each of the institutions in order to gather additional information to enable the board to further explore its strategic alternatives.

At a regularly scheduled meeting on July 16, 2020, Mr. Samuel provided the LINK board of directors with an update of discussions with Mr. Weymers. Mr. Samuel reviewed certain information regarding GNB and the preliminary terms of a potential transaction that had been discussed with GNB.

On July 21, 2020, Mr. Weymers met with the President and Chief Executive Officer of Institution B and presented a list of social issues that Mr. Weymers believed needed to be resolved based upon the outline delivered by Institution B on July 1, 2020. In addition to the resolution of social issues related to the combined board of directors and management teams, Mr. Weymers communicated four criteria that the GNB board of directors would find important in considering any sale transaction: the price to be paid to GNB shareholders must reflect a premium to book value; dividends in an amount equal to or greater than those presently paid to GNB shareholders must continue to be paid; shareholder liquidity must improve as a result of the transaction; and the consideration to be paid to GNB shareholders must include a mix of stock and cash.

On July 23, 2020, Mr. Weymers and all members of the GNB board of directors except Mr. Jones attended a meeting with the LINK management team and certain members of the LINK board of directors. A representative of Pillar+Aught was present at the meeting. During the meeting, members of the LINK executive team described the strategy, operation, product offerings and culture of LINK and discussion was held regarding the strategic rationale for a partnership between LINK and GNB. Following the meeting, the GNB board of directors noted the experience, depth and breadth of LINK’s management team, its progressive approach to the delivery of its products and services, and its information technology capabilities as being superior to those of GNB and critical to the continued success of a community bank such as GNB. The GNB board of directors also noted the LINK management team’s proven track record of successfully growing community banks through a combination of organic growth and strategic acquisitions.

On August 4, 2020, Messrs. Weymers and Michetti met with the Chairman and President and Chief Executive Officer of Institution B to discuss the terms of a possible combination of GNB and Institution B as described in the June 22, 2020 outline and subsequent July 21 meeting. Institution B acknowledged that it would not be able to afford to pay as much as other institutions that may be interested in acquiring GNB, but stressed its belief in the strength of a combined institution. Specific deal terms were discussed, with Institution B indicating that it would likely offer about 1.2 times GNB tangible book value in an all-stock transaction, with its executive management team remaining in place, but equal representation on the combined board of directors.

On August 5, 2020, the senior management team and members of the GNB board of directors met with representatives of three investment banking firms who routinely assist community banks in their strategic planning process. They were asked to consider GNB’s strategic plan and offer their thoughts regarding the achievability of the financial assumptions contained in that plan. Included among the three investment banking firms was Boenning. Each of the firms expressed considerable doubt about GNB’s ability to achieve the assumptions in light of current and future market prospects, citing a lack of adequate in-market lending opportunities, the decline in the residential mortgage portfolio, and the projected expense associated with making the necessary investments in personnel and information technology capabilities.

On August 7, 2020, the directors of GNB met with the executive management team and members of the board of directors of Institution C. The purpose of the meeting was introductory and to enable the GNB board of directors to evaluate the leadership team and products and services offered by GNB as compared to Institution C, as well as the cultural fit of the organizations. The President and Chief Executive Officer of Institution C made a presentation to the GNB board of directors, which included pro forma financial information reflecting a combination of GNB and Institution C. Discussion was held regarding the strategic advantages of a combination with Institution C. The financial terms of a proposed transaction as described in the July 9, 2020 indication of interest were not discussed at this meeting.

On August 21, 2020, the President and Chief Executive Officer of Institution B contacted Mr. Weymers to inform him that Institution B was no longer interested in pursuing a transaction with GNB.

On August 12, 2020, at its regularly scheduled meeting of the GNB board of directors, at which a representative of Pillar+Aught was in attendance, Mr. Weymers updated the board with respect to the conversations and meetings held with LINK and Institutions B and C since the last Board meeting. Discussion was held at length regarding the future financial prospects of GNB in light of current market conditions, observations made by the three investment banking firms, the need for significant investments in personnel and technology in order to compete with those of institutions like LINK and Institution B, and the unlikelihood of being able to expect a buyer to pay a premium of two times book value in light of the indications received from multiple institutions. Discussion then turned to engaging an investment bank to advise GNB with respect to its strategic alternatives and to serve as GNB’s financial advisor in connection with a potential strategic combination with any of the aforementioned institutions. A representative of Pillar+Aught then advised the GNB board of directors with respect to a Pennsylvania director’s fiduciary duty in a sale context. Several potential investment banking firms with whom the GNB board of directors and/or members of senior management were familiar were discussed. Following this discussion, the GNB board of directors authorized the engagement of Boenning based on its experience in representing Pennsylvania community banks in a sale context and its familiarity with GNB, having been engaged by GNB in connection with its acquisition of the First National Bank of Minersville in 2015. Following the meeting, Mr. Weymers advised Boenning of its desire to retain Boenning in connection with a potential sale of GNB.

On August 18, 2020, GNB executed an engagement letter with Boenning pursuant to which Boenning would act as GNB’s financial advisor in connection with a sale, merger or other combination involving GNB.

On August 26, 2020, a special meeting of the GNB board of directors was held at the offices of Pillar+Aught. Representatives of Pillar+Aught and Boenning were in attendance. The purpose of the meeting was to discuss with representatives of Boenning and Pillar+Aught the current merger and acquisition environment, the deal process, the fiduciary duties owed by the GNB board of directors to the constituencies of GNB, deal valuation principles and risk generally associated with strategic combinations. Boenning provided a presentation focused on the current merger and acquisition environment, an overview of thirteen potential transaction partners with assets ranging from a low of $247 million (LINK) to a high of $2.9 billion, an “ability-to-pay” analysis for those potential transaction partners, an M&A comparable transaction analysis, and sale process considerations. Following the presentation, discussion ensued among the directors and representatives of Boenning regarding the premium that could reasonably be expected from likely potential acquirors of GNB. Following this discussion, the GNB board of directors authorized Boenning to contact four potential acquirors: LINK, Institution A, Institution C and a fourth, SEC-reporting Pennsylvania headquartered community bank with over $2 billion in assets, referred to in this discussion as Institution D.

In late August 2020, representatives of Boenning contacted LINK, Institutions A, C and D to inquire with respect to their interest in a potential transaction. Each institution expressed interest and eventually signed a confidentiality agreement in order to receive additional information regarding GNB.

During the month of September and early October 2020, GNB and Boenning populated a virtual data room with select information regarding GNB. Access to the data room was granted to each of the four potential partners for purposes of enabling them to determine whether to submit a formal indication of interest for GNB’s consideration.

At a special meeting held on October 1, 2020, Mr. Samuel provided the LINK board of directors with an update on discussions with GNB and noted that LINK was contacted by Boenning to submit an indication of interest. Management reviewed information related to a potential combined organization, noted that GNB’s presence in lower growth markets could result in lower cost excess deposits that could be deployed in LINK’s higher growth markets and discussed the process of merging employee cultures and employee retention. Management also reviewed a draft of the indication of interest that LINK management proposed to submit to GNB and discussed pricing, corporate governance and market structure, board composition, dividends, senior management roles and other employee considerations. The LINK board of directors authorized LINK management to submit the proposed indication of interest to GNB.

On October 9, 2020, each of LINK and Institution C provided an indication of interest to Boenning. The LINK indication was substantially similar to its memorandum in June 2020, proposing a merger-of-equals transaction, although it increased its proposed price to between $64 million and $64.3 million, or $82.15 to $86.39 per GNB share, based upon LINK’s recently completed private placement of approximately $5 million in LINK common stock to new investors at $12.00 per share, and increased the cash consideration offered in the transaction from a maximum of 20% to up to 25%. The LINK indication further expressed a commitment to maintain GNB’s current dividend rate for at least three years post-combination. The terms of Institution C’s revised indication of interest were virtually identical to those contained in the July 9, 2020 indication of interest, providing for a purchase price of between $54.4 million and $58.3 million, or between $70.00 and $75.00 per GNB share, in a 60/40 stock/cash mix.

On October 15, 2020, an off-site meeting of the GNB board of directors was held to discuss the results of the outreach by Boenning and determine next steps in the process. Representatives of Boenning and Pillar+Aught were in attendance. Boenning updated the GNB board of directors with respect to the process undertaken to date and the feedback received from the potential partners. It was noted that each of LINK and Institution C submitted indications of interest for the GNB board of directors’ consideration. Institution A declined to submit an offer, believing GNB’s core market and demographics to be unfavorable and loan portfolio to be dissimilar, and citing an interest in other strategic opportunities. Institution D also declined to submit an offer, noting a lack of similarity between GNB’s lending profile and its own, as well as the availability of other potential strategic opportunities. The remainder of the discussion focused on the revised indications received from LINK and Institution C, and included a comparative overview of the institutions and the respective indications, a comparable transaction analysis, and a discussion of next steps should the GNB board of directors determine to continue with the process. Following discussion by the GNB board of directors, the board determined to continue negotiations with LINK and Institution C, and directed Boenning to invite those institutions to complete any due diligence necessary to finalize their offers. The GNB board of directors also instructed Boenning and Pillar+Aught to request that LINK revert back to a consideration mix of 80/20 stock and cash and commit to maintain certain corporate governance provisions for three years post-merger.

During the period from October 16, 2020 to November 24, 2020, LINK and Institution C were invited to conduct a more comprehensive due diligence review of GNB in order to provide final offers. During this time period, LINK and Institution C conducted their respective due diligence reviews of GNB, which consisted of document and credit review, as well as management interviews.

At a regularly scheduled meeting on October 22, 2020, Mr. Samuel provided the LINK board of directors with an update on discussions with GNB and noted that GNB invited LINK to conduct financial due diligence in order to submit a final indication of interest.

At a special meeting held on November 6, 2020, Mr. Samuel provided the LINK board of directors with an update on discussions with GNB and discussed proposed revisions to LINK’s indication of interest, including refinement of the financial consideration based on the completed financial due diligence. Following discussion among the directors, the LINK board of directors authorized the submission of the revised indication of interest to GNB.

Subsequently on November 6, 2020, LINK submitted its final, revised indication of interest. The material terms of the prior indication of interest remained unchanged, except that LINK increased its prior offer to $68.3 million, or $87.68 per GNB share, with a maximum of 20% of the consideration to be paid in cash, and, as requested by the GNB board of directors, committed to maintain the GNB dividend and the proposed combined corporate governance structure for a minimum of three years post-merger unless otherwise determined by a supermajority vote of the combined board of directors.

On November 13, 2020, Institution C submitted its final, revised indication of interest. The material terms of the prior indication of interest remained unchanged, except that Institution C reduced its offer to $50.6 million, or $65.00 per GNB share.

At a special meeting held on November 17, 2020, the GNB board of directors reviewed the final indications of interest received from LINK and Institution C. Representatives of Boenning and Pillar+Aught were in attendance. Discussion was held regarding the final indications of interest received from LINK and Institution C. Following this discussion, the GNB board of directors unanimously approved the selection of LINK as its strategic partner and directed Boenning and Pillar+Aught to begin the process of reverse due diligence and negotiating a definitive agreement.

During the period from November 18, 2020 through December 9, 2020, GNB conducted its due diligence review of LINK, which consisted of document and credit review, as well as management interviews. Also during this period, GNB and LINK and their respective legal counsel and financial advisors negotiated the terms of the definitive merger agreement and ancillary agreements.

On December 3, 2020, representatives of LINK presented each of Messrs. Weymers, Laudenslager, Dobbin and Klinger with a proposed employment agreement providing for their continued employment with LINK following the merger. The GNB management team engaged separate counsel to advise them in connection with the negotiation of their respective employment agreements, which negotiation occurred over the following six days.

On December 10, 2020, GNB’s board of directors met to consider the proposed merger agreement and certain ancillary documents. GNB’s executive management team, as well as representatives from Boenning and Pillar+Aught, participated in the meeting. Representatives of Pillar+Aught again reminded the GNB board of directors of the fiduciary duties owed by the directors of a corporation and bank under Pennsylvania law, including in the context of considering the strategic alternatives available to the institution. Members of the executive management team, together with representatives of Pillar+Aught and Boenning, reported to the GNB board of directors with respect to the results of their due diligence investigation of LINK. Discussion was held and the directors’ questions regarding due diligence were satisfactorily addressed. A draft and detailed summary of the merger agreement negotiated to date, as well as certain ancillary documents, including a draft of Pillar+Aught’s and Boenning’s presentation materials to be reviewed at the meeting, had been made available to board members in advance of the meeting. Representatives of Pillar+Aught then made a presentation describing the material terms of the transaction, including the definitive agreement, employment agreements offered to certain GNB employees, and the voting agreements required by LINK to be executed by the directors, executive officers and Mr. Koppenhaver in his capacity as a significant shareholder of GNB. Following discussion by the GNB board of directors, representatives of Boenning made a presentation in which they summarized the transaction terms, pricing metrics, and the analyses it performed to evaluate the fairness of the merger consideration from a financial point of view. Boenning’s presentation also included an overview of LINK’s historical financial profile, stock price performance, and other data. Following the presentation, extensive discussion ensued among the directors and representatives of Boenning regarding the future financial prospects of GNB as a stand-alone institution, and the attractiveness of the premium being offered by LINK relative to the premium offered by Institution C and the premium that could reasonably be expected from any other likely potential acquiror of GNB.

At this December 10 meeting, representatives of Boenning also delivered to GNB’s board of directors its oral opinion that, as of December 10, 2020, the merger consideration offered by LINK was fair to the holders of GNB common stock, from a financial point of view.

Following these presentations and discussions and review and discussion among the members of GNB’s board of directors, including consideration of the impact of the transaction on GNB’s shareholders, employees, customers and community and the other factors described under “—GNB’s Reasons for the Merger,” GNB’s board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger of GNB with LINK, were advisable and in the best interests of GNB and its shareholders, and the directors unanimously voted to adopt the merger agreement and the transactions contemplated thereby, recommended that GNB’s shareholders approve the merger agreement, and received the written confirmation of Boenning’s opinion as to the fairness of the merger consideration from a financial point of view (a copy of which is attached to this joint proxy statement/prospectus as Annex C).

Also on December 10, 2020, LINK’s board of directors met to consider the proposed merger agreement and certain ancillary documents. LINK’s executive management team, as well as representatives from Cedar Hill, LINK’s financial advisor, and Hogan Lovells US LLP, counsel to LINK, participated in the meeting. At the meeting, members of LINK’s executive team, together with representatives of Cedar Hill and Hogan Lovells, discussed the outcome of negotiations with GNB and summarized the terms and conditions of the merger agreement and the other transaction documents. Cedar Hill delivered its opinion verbally and confirmed by its written opinion dated December 10, 2021 (a copy of which is attached to this joint proxy statement/prospectus as Annex B), to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Cedar Hill as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to LINK. The LINK board of directors then discussed the proposed transaction and its effect on LINK. Taking into consideration the matters discussed during that meeting and prior meetings of the LINK board of directors, including the factors described under the sections of this joint proxy statement/prospectus entitled “—LINK’s Reasons for the Merger,” the LINK board of directors unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement were in the best interests of LINK and its shareholders, and the directors unanimously approved and adopted the merger agreement and the transactions contemplated by it and unanimously determined to recommend that LINK’s shareholders approve the merger agreement.

Subsequently on December 10, 2020, the parties executed the definitive merger agreement and ancillary documents and announced the transaction.

LINK’s Reasons for the Merger

In reaching its decision to approve the merger agreement, and to recommend that LINK shareholders adopt the merger agreement, the LINK board of directors evaluated the merger in consultation with LINK’s management, as well as LINK’s outside financial and legal advisors, and considered a number of factors, including the following material factors:

•

information concerning the business, operations, financial condition, earnings and prospects of each of LINK and GNB as separate entities and on a combined basis, including that the transaction is estimated to be accretive from an earnings per share perspective (prior to the impact of nonrecurring transaction costs) for the pro forma company in the first full year after completion;

•	the opportunity to further diversify LINK’s customer base as a whole, by expanding the size of its footprint through the merger and to do so in a market where LINK has an existing presence;

•	GNB’s cost of funds, core deposit base and loan-to-deposit ratio;

•	the compatibility of the cultures of LINK and GNB, particularly with respect to the meeting of local banking needs and strong community ties;

•	the potential challenges in combining the two companies;

•

the agreement by Wesley Weymers, Jeremy Dobbin, Aaron Klinger and Kevin Laudenslager to remain with LINK and the combined company following the merger and GNB’s agreement, upon the closing of the merger, for LINK to appoint the current directors of GNB to the board of directors of LINK and for Gratz Bank to appoint the current directors of LINKBANK to the board of directors of Gratz Bank, which is expected to provide a degree of continuity and involvement by GNB’s and LINKBANK’s boards following the merger and enhance the likelihood that the strategic benefits that LINK expects to achieve as a result of the merger will be realized;

•	the potential for the combined company to enhance non-interest income growth by providing enhanced and additional financial products and services to the customers of GNB and LINK;

•

the anticipated operating efficiencies, cost savings, new branding and opportunities for revenue enhancements of the combined company following the completion of the merger, and the likelihood that they would be achieved after the merger;

•	the fact that the merger is expected to provide an increase in shareholder value, including the benefits of a stronger strategic position;

•

the structure of the merger and the financial and other terms of the merger agreement, including the fixed exchange ratio and GNB’s right to terminate the merger agreement if the price of LINK common stock decreases to the extent set forth in the merger agreement (with LINK’s option to increase the exchange ratio to avoid termination);

•	the deal protection provided by the terms of the merger agreement and the termination fee of $2,600,000 to LINK under certain circumstances;

•

the opinion, dated December 10, 2020, of Cedar Hill to the LINK board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to LINK of the merger consideration in the proposed merger, as more fully described below under “Opinion of Cedar Hill Advisors, LLC, Financial Advisor to LINK” beginning on page [ ];

•	the intended tax treatment of the merger as a tax-free reorganization; and

•	the likelihood of receiving all of the regulatory approvals required for the merger.

The LINK board of directors also considered potential risks relating to the merger, including the following:

•

the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•

the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on LINK’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•

expected benefits and synergies sought in the merger, including cost savings and LINK’s ability to market successfully its financial products to GNB’s customers, may not be realized or may not be realized within the expected time period;

•	the challenges of integrating the businesses, operations and employees of GNB and LINK; and

•	the other risks described in the section entitled “Risk Factors” beginning on page [ ].

The discussion of the information and factors considered by the LINK board of directors is not exhaustive, but includes the material factors considered by the LINK board of directors. In view of the wide variety of factors considered by the LINK board of directors in connection with its evaluation of the merger and the complexity of these matters, the LINK board of directors did not attempt to quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of the LINK board of directors may have given different weights to different factors. The LINK board of directors evaluated the factors described above and reached the decision that the merger was in the best interests of LINK and its shareholders. The LINK board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the LINK board of directors concluded that the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the LINK board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Information Regarding Forward-Looking Statements” beginning on page [    ].

On the basis of these considerations, the LINK board of directors adopted and approved the merger agreement and recommended to the shareholders that they adopt the merger agreement.

Recommendation of the LINK Board of Directors

The LINK board of directors has approved the merger agreement and recommends that LINK shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby, including the issuance of LINK common stock in connection with the merger.

GNB’s Reasons for the Merger

In the course of its evaluation of the merger and the merger agreement, the GNB board of directors held numerous meetings and consulted with GNB’s senior management, as well as GNB’s legal counsel and financial advisor. In reaching its decision to approve the merger and the merger agreement and recommend the adoption of the merger agreement by its shareholders, the GNB board of directors considered a number of factors, including, among others, the following:

•

the GNB board of directors’ and management’s knowledge of GNB’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, and its and their understanding of LINK’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, including the information obtained through due diligence;

•

GNB’s business and financial prospects if it were to remain an independent banking institution, including local economic conditions, the historically low interest rate environment, the impact of continued customer migration to fixed-rate residential mortgages and resultant decline in loan volume, the expense required to attract and retain the necessary personnel, the increasing operating costs resulting from changes in technology, regulatory initiatives and compliance mandates, and the competitive environment for financial institutions generally, all of which would likely impede GNB’s ability to develop the scale necessary to achieve the premium to GNB’s trading price implied by the merger consideration;

•

the understanding of GNB’s board of directors of the strategic options potentially available to GNB and the board of directors’ assessment of those options taking into account a number of factors, including the obstacles confronting a relatively smaller community financial institution to grow organically in GNB’s markets and attract qualified talent to replace retiring members of senior management, and the decreasing number of smaller acquisition candidates available on acceptable terms to achieve desired size and scale;

•

the fact that a significant portion of the merger consideration consists of registered shares of LINK common stock and the GNB board of directors’ understanding of the upside potential in the value of LINK common stock based upon the experience of prior institutions with which the LINK executive management team was affiliated;

•

the attractiveness of the premium being offered by LINK relative to that offered by Institution C and that expressed by Institution B, and the premium that could reasonably be expected from any other likely potential acquiror of GNB;

•

the December 10, 2020 financial presentation of Boenning to the GNB board of directors and the written opinion of Boenning, dated December 10, 2020, delivered to the GNB board of directors regarding the fairness, from a financial point of view and as of the date of the opinion, to the holders of GNB common stock of the merger consideration, as more fully described under “The Merger—Opinion of Boenning & Scattergood, Inc., Financial Advisor to GNB”;

•

the efforts made to negotiate a merger agreement favorable to GNB and its shareholders and the terms and conditions of the merger agreement, including the termination fees and circumstances under which such fees are payable by GNB;

•

the ability of GNB under the terms of the merger agreement to negotiate with third parties concerning certain unsolicited competing acquisition proposals if GNB were to receive such a proposal prior to the adoption of the merger agreement by GNB shareholders, and of the GNB board of directors to change its recommendation that GNB’s shareholders adopt the merger agreement under certain circumstances, subject to payment to LINK of a termination fee of $2,600,000;

•

the right of GNB to terminate the merger agreement if, subject to LINK’s ability to make a compensating adjustment to the merger consideration, the volume-weighted average trading price of LINK common stock for a specified period prior to the date on which GNB shareholder approval and all required regulatory approvals have been obtained or waived is less than $8.74 per share and LINK common stock underperforms an agreed-upon peer group index by more than 20%;

•	the 80% stock/20% cash consideration mix payable to GNB shareholders in the transaction;

•	the fact that the merger is expected to be tax-free to GNB shareholders to the extent that they receive LINK common stock in exchange for their shares of GNB common stock;

•	the anticipated increased liquidity for GNB shareholders who receive LINK common stock in the transaction should LINK pursue listing its common stock on Nasdaq or another national securities exchange;

•	the commitment by LINK to maintain the current quarterly cash dividend rate paid to GNB shareholders for a minimum of three years;

•

the corporate governance provisions of the merger agreement, which include equal representation by GNB and LINK on the combined LINK and Gratz Bank boards and committees thereof for a period of not less than three years, ensuring that legacy GNB shareholders will have adequate representation with respect to the future conduct of the combined organization;

•	the opportunity to expand relationships with GNB’s existing customer base through the increased lending capacity and variety of product offerings afforded by the combined institution;

•	the anticipated impact on employees of GNB, including the fact that a merger with LINK will result in greater opportunities for advancement for continuing employees;

•

LINK’s offer of continued employment to Messrs. Weymers, Laudenslager, Dobbin and Klinger as employees of LINK post-merger, facilitating a smooth integration of the two organizations and ensuring that those individuals will continue to be available to legacy GNB customers and shareholders;

•

the aging GNB shareholder base and the effect of a redistribution of shares of GNB common stock among new shareholders having little or no ties to the local community, which could be anticipated to result in large blocks becoming available for sale in an illiquid market, creating downward pressure on GNB’s stock price;

•

the challenges associated with attracting and retaining new executive talent to replace GNB’s President and Chief Executive Officer, as he nears retirement, at a cost that the GNB board of directors would find acceptable;

•

the GNB board of directors’ understanding of the expense required to attract and retain a qualified Chief Lending Officer and the support staff and lending teams necessary to grow the commercial loan portfolio, and the execution risk associated with remaining independent and attempting to grow through such a strategy;

•	the LINK management team’s previous acquisition experience, leading the GNB board of directors to believe integration risk associated with this merger is manageable; and

•

GNB’s strategic discussions which took place with Institution A, Institution B, Institution C and Institution D, and the discussions between GNB’s management and GNB’s financial advisors to identify other potential business combination partners during the period from 2018 through 2020.

The GNB board of directors also weighed the factors described above against certain factors and potential risks associated with entering into the merger agreement, including, among others, the following:

•

the fact that the exchange ratio is fixed, which means that GNB shareholders could be adversely affected by a decrease in the trading price of LINK common stock following the signing of the merger agreement;

•	the lack of liquidity in LINK common stock relative to other institutions that might be interested in acquiring GNB;

•

the possibility of costs and delays resulting from seeking the regulatory approvals necessary to complete the transactions contemplated by the merger agreement, the possibility that the merger may not be completed if such approvals are not obtained, and the potential negative impacts on GNB, its business and the price of GNB common stock if such approvals are not obtained;

•

the fact that the integration of GNB and LINK may be complex and time consuming and may require substantial resources and effort, and the risk that if the combined bank is not successfully integrated, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected;

•	the possibility that the anticipated strategic and other benefits to GNB and the combined bank following the completion of the merger will not be realized or will take longer to realize than expected;

•

the potential for diversion of management and employee attention and for increased employee attrition during the period prior to the completion of the merger, and the potential effect of the merger on GNB’s customers and business relationships;

•

the restrictions on the conduct of GNB’s business prior to the completion of the merger, requiring GNB to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent GNB from undertaking business opportunities that may arise pending completion of the merger and could negatively impact GNB’s customers and business relationships;

•

the fact that the merger agreement contains certain restrictions on the ability of GNB to solicit proposals for alternative transactions or engage in discussions regarding such proposals, including the requirement for GNB to pay LINK a termination fee of $2,600,000 in certain circumstances;

•	the transaction costs to be incurred by GNB in connection with the merger;

•

the fact that GNB will lose the autonomy associated with being an independent financial institution; and the various other applicable risks associated with GNB, LINK and the merger, including the risks described in “Information Regarding Forward-Looking Statements” and “Risk Factors” beginning on page [    ] and [    ], respectively.

In considering the recommendation of the GNB board of directors with respect to the proposal to adopt the merger agreement, you should be aware that certain of GNB’s directors and executive officers may have interests in the merger that are different from yours. The GNB board of directors was aware of and considered these interests, among other matters, in evaluating the merger agreement and the transactions contemplated by the merger agreement and in recommending that the merger agreement be adopted by the GNB shareholders. Please see “The Merger—Interests of GNB’s Directors and Executive Officers in the Merger” beginning on page [    ].

The foregoing discussion of the information and factors considered by the GNB board of directors in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the GNB board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, and the complexity of these matters, the GNB board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights to the various specific factors considered in reaching its determination and making its recommendation. Moreover, in considering the factors described above and any other factors, individual members of the GNB board of directors may have viewed factors differently or given different weight, merit or consideration to different factors. The GNB board of directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

Recommendation of the GNB Board of Directors

The GNB board of directors has approved the merger agreement and recommends that GNB shareholders vote “FOR” approval of the merger agreement.

Opinion of Cedar Hill Advisors, LLC, Financial Advisor to LINK

LINK engaged Cedar Hill to render financial advisory services to LINK, including providing an opinion to the LINK board of directors as to the fairness, from a financial point of view, to LINK of the merger consideration in the proposed merger. LINK selected Cedar Hill because Cedar Hill, as part of its business, is engaged in the valuation of businesses in connection with mergers and acquisitions and for corporate and other purposes and has experience in, and knowledge of, the valuation of banking enterprises.

As part of its engagement, representatives of Cedar Hill participated in the meeting of the LINK board of directors held on December 10, 2020 at which the LINK board evaluated the proposed merger. At this meeting, Cedar Hill reviewed the financial aspects of the proposed merger and rendered its opinion, dated December 10, 2020, to the LINK board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Cedar Hill as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to LINK. The LINK board approved the merger agreement following this meeting.

The description of Cedar Hill’s opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Cedar Hill in preparing the opinion.

Cedar Hill’s opinion was prepared at the request of, and for the information of, the LINK board for its use in evaluating whether the merger consideration specified in the merger agreement is fair from a financial point of view to LINK. Cedar Hill’s opinion does not constitute a recommendation as to any action the board or any shareholder of LINK should take in connection with the merger or any aspect of the merger, and is not a recommendation to any person on how such person should vote in any consideration of the merger. Cedar Hill’s opinion speaks only as of the date of the opinion. Cedar Hill did not express any opinion as to the form, structure, terms or effect of any other aspect of the merger, the merits of the underlying decision of LINK to consummate the merger, any other actions taken or proposed to be taken by LINK in connection with the merger, or any other transactions or business strategies discussed by the LINK board as alternatives to the merger. Cedar Hill did not express any opinion as to the value or price of LINK’s common stock, or the value of the merger consideration when it is actually received by GNB shareholders pursuant to the merger agreement, or the respective prices at which LINK’s or GNB’s common stock may trade at any time, including as of the date of the opinion. Cedar Hill did not express any opinion as to the fairness to, or any other consideration of, the shareholders, creditors or other constituencies of LINK, or the fairness, amount or nature of any compensation to be paid to, or any other aspects of the merger relating to, any officers, directors or employees of LINK or GNB, any transactions or events contemplated by the merger, or otherwise.

In conducting its analysis and arriving at its opinion as expressed herein, Cedar Hill has among other things:

•	reviewed the merger agreement and schedules and exhibits attached thereto that were supplied by LINK;

•

reviewed the LINK and GNB 2019 and 2018 audited financial statements and LINKBANK and Gratz Bank quarterly Consolidated Reports of Conditions and Income for the period from March 31, 2019 to September 30, 2020 and certain other publicly available information;

•

reviewed certain other financial and operating information concerning LINK and GNB prepared and supplied by the respective management teams of LINK and GNB, which was used and relied upon by Cedar Hill at the direction of LINK’s management team and with the consent of the board;

•

reviewed certain financial projections and other forward looking financial information prepared and supplied by the respective management teams of LINK and GNB, which was discussed with LINK’s management team and used and relied upon by Cedar Hill at the direction of LINK’s management team and with the consent of the board;

•

held discussions with the senior management teams of LINK and GNB concerning the business, past and current operations, financial condition, regulatory relations and future prospects of LINK and GNB, and such other matters as Cedar Hill deemed relevant to its analysis;

•

compared the financial condition and financial performance of LINK and GNB with the financial condition, financial performance and market trading multiples of certain other banking companies Cedar Hill deemed similar to LINK and GNB;

•	compared the merger consideration with the consideration in certain other business combination transactions in the banking industry that Cedar Hill deemed relevant;

•

reviewed the relative contributions of assets, liabilities, equity and earnings of LINK and GNB on a pro forma basis and the relative pro forma ownerships of the shareholders of LINK and GNB based upon the merger consideration in accordance with the merger agreement;

•

reviewed estimates regarding certain pro forma financial effects of the merger on LINK, including, without limitation, certain assumptions regarding acquisition accounting treatment and acquisition accounting fair value estimates, cost savings, and related expenses, synergies and future dividend payments to result or be derived from the merger, that were prepared by LINK management, supplied to and discussed with Cedar Hill by LINK management, and used and relied upon by Cedar Hill with the consent of the board;

•

prepared net present value analyses of LINK, GNB and the pro forma combined entity using data and projections supplied by the respective management teams of LINK and GNB, which were discussed with and used by Cedar Hill at the direction of LINK’s management team and with the consent of the board; and

•

performed such other analyses as Cedar Hill considered appropriate and took into account its assessment of general economic, market and financial conditions and Cedar Hill’s experience in other transactions as well as its experience in business valuations and knowledge of the banking industry generally.

In conducting its review and analyses and in rendering its opinion, Cedar Hill assumed and relied upon the accuracy and completeness of all of the financial and other information used by Cedar Hill. Cedar Hill was not asked to and did not independently verify the accuracy or completeness of any such information and Cedar Hill did not assume any responsibility or liability for the verification, accuracy or completeness of any of such information. Cedar Hill further relied upon the assurances of the respective managements of LINK and GNB that they were not aware of (1) any fact, circumstance or other information that would make any of the information provided to Cedar Hill misleading or incomplete, or (2) any omission to provide information that would be necessary in order to make any information provided under (1) above not misleading or incomplete. Cedar Hill did not make an independent evaluation or appraisal of any specific assets (including any individual loan or portfolio of loans) or their collectability or the collateral securing any assets, or the liabilities, contingent or otherwise (including without limitation any hedge, swap, foreign exchange, or other derivative or off-balance sheet items), of LINK or GNB or any of their respective subsidiaries, nor was Cedar Hill furnished with any evaluations or appraisals of any of the foregoing. Cedar Hill is not an expert in evaluating investment, loan and lease portfolios for purposes of evaluating their quality or assessing the adequacy of the allowances for loan and lease losses in general or on behalf of either LINK or GNB. As a result, Cedar Hill did not assume any responsibility for making an independent evaluation of any asset, investment, loan or lease assets or the adequacy of the allowance for loan and lease losses of LINK or GNB, and Cedar Hill assumed, with the board’s consent, that the respective allowances for loan and lease losses were adequate to cover such losses and complied fully with applicable law and regulatory policy, including sound banking practice and policy principles of regulatory authorities and the statutes and regulations applicable to SEC filings that are required or contemplated in connection with the merger, and will be adequate on a pro forma basis for the combined entity. Cedar Hill did not review or sample any loan files of LINK, GNB or their respective subsidiaries and did not express any opinion or evaluation as to the collectability of any assets or the future performance of any loans of LINK, GNB or the combined entity.

With respect to financial projections provided by LINK and GNB, Cedar Hill was advised by the managements of LINK and GNB, and it assumed without independent investigation, that such projections were reasonably prepared and reflected the best currently available estimates and judgments as to the expected future financial performance of LINK and GNB, respectively. Cedar Hill further assumed that the financial results (including the anticipated pro forma financial effects) reflected in such projections will be realized at the times and in the amounts projected by LINK and GNB. Cedar Hill also relied, without independent verification, upon the estimates and good faith judgments of the managements of LINK and GNB as to the acquisition accounting treatment and acquisition accounting fair value estimates, cost savings and related expenses, synergies and future dividend payments (including the amount, timing and achievability thereof) anticipated to result from the merger. Cedar Hill further relied upon future financial projections provided by the managements of LINK and GNB and representations by them that such projections accurately reflect the application of Financial Accounting Standards applicable to business combinations, such as the merger. Cedar Hill expressed no opinion as to any of such financial projections or the assumptions on which they are based. Cedar Hill also assumed that there has been no material change in LINK’s or GNB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements of LINK and GNB that were made available to Cedar Hill. Cedar Hill assumed in all respects material to its analysis that LINK and GNB will remain as going concerns for all relevant periods.

Cedar Hill’s opinion is necessarily based upon financial, economic, regulatory, market and other conditions as they existed, and the information made available to Cedar Hill, as of the date of its opinion. Events occurring after the date of its opinion could materially affect its opinion. Cedar Hill disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date thereof.

Although Cedar Hill evaluated the fairness of the merger consideration, from a financial point of view, to LINK, Cedar Hill did not recommend to LINK or its board or management any of the exchange ratio, cash consideration, aggregate cash consideration, aggregate stock consideration, or merger consideration, each of which was determined through negotiations between LINK and GNB. Moreover, Cedar Hill was not directed to and did not solicit indications of interest for any business combination transaction involving LINK, and Cedar Hill assumed, with the board’s consent, that any process to identify and pursue the merger or any alternative transaction was conducted in compliance with applicable law and the fulfillment of fiduciary duty obligations thereunder.

Cedar Hill also assumed without independent investigation, with the board’s consent, that (1) the merger will be consummated in accordance with the terms of the merger agreement and with no adjustments to the merger consideration (including the exchange ratio, the stock consideration and the cash consideration) and with no additional consideration or payments in respect of GNB common stock, (2) the representations and warranties set forth in the merger agreement are true and correct in all material respects, (3) each party to the merger agreement will perform in all material respects all of the covenants and agreements required to be performed by it thereunder, (4) all conditions to the completion of the merger will be satisfied without any waiver of conditions by any of the parties thereto or amendments or modifications to the merger agreement, and in compliance with all applicable laws and requirements, and (5) all regulatory and other approvals and third party consents required for the consummation of the merger will be obtained without delay or subject to any adverse conditions. Cedar Hill also assumed that in the course of LINK and GNB obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications or burdens will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity following the merger, or on the contemplated benefits of the merger, including without limitation the assumptions relating to acquisition accounting treatment and acquisition accounting fair value estimates, cost savings and related expenses, synergies and future dividend payments to result or be derived from the merger provided by LINK management. Cedar Hill further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and Cedar Hill has relied upon, with the LINK board of directors’s consent, the advice LINK received from its legal, accounting, and tax advisors as to all legal, financial reporting, accounting, tax and regulatory matters relating to the merger and the transactions contemplated by the merger agreement.

The following is a summary of the material financial analyses performed and presented by Cedar Hill to the LINK board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Cedar Hill to the LINK board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Cedar Hill did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Cedar Hill believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

For purposes of the financial analyses described below and based on the December 9, 2020 closing price per share of LINK common stock of $10.74 and 779,000 GNB common shares outstanding, Cedar Hill utilized an implied transaction value for the proposed merger of $80.31 per outstanding share of GNB common stock, or $62.6 million in the aggregate. This value consists of the sum of (i) the implied value of the stock consideration of 7.3064 shares of LINK common stock based on the closing price of LINK common stock on December 9, 2020, multiplied by 80%, and (ii) the cash consideration of $87.68, multiplied by 20%. Based upon financial information for GNB as of or for the last twelve months (“LTM”) ended September 30, 2020, and the closing price of GNB’s common stock on December 9, 2020, Cedar Hill calculated the following implied transaction metrics:

Transaction Price Per Share/ GNB September 30, 2020 Book Value Per Share	125%
Transaction Price Per Share/ GNB September 30, 2020 Tangible Book Value Per Share	131%
Transaction Price Per Share/ GNB LTM September 30, 2020 Earnings Per Share(1)	15.1x
Core Deposit Premium(2)	4.3%
Market Premium as of December 9, 2020	63.9%

(1)	Excluding Gains on Sales of Securities
(2)	Core deposits defined as total deposits less time deposits

Selected Company Analysis

Using publicly available information, Cedar Hill compared the financial performance, financial condition and market performance of GNB and LINK to 20 selected publicly-traded banks and thrifts that were headquartered in Pennsylvania with total assets between $300 million and $600 million. Targets of announced transactions and mutual holding companies were excluded from the selected companies. The selected companies were as follows:

Commercial National Financial Corporation	Muncy Bank Financial, Inc.
Community Bankers' Corporation	Neffs Bancorp, Inc.
First Community Financial Corporation	New Tripoli Bancorp, Inc.
First Resource Bank	Northumberland Bancorp
Hamlin Bank and Trust Company	Peoples Limited
HV Bancorp, Inc.	Quaint Oak Bancorp, Inc.
Landmark Bancorp, Inc.	Susquehanna Community Financial, Inc.
Mars Bancorp, Inc.	Victory Bancorp, Inc.
Mauch Chunk Trust Financial Corp.	Woodlands Financial Services Company
Mifflinburg Bancorp, Inc.	WVS Financial Corp.

To perform this analysis, Cedar Hill used profitability and other financial information as of or for the LTM ended September 30, 2020 with pricing data as of December 8, 2020. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. LINK balance sheet and per share data were adjusted to reflect its October 2020 common stock offering and the anticipated reversal of the deferred tax asset valuation allowance. Certain financial data prepared by Cedar Hill, as referenced in the table presented below, may not correspond to the data presented in GNB’s or LINK’s historical financial statements or the data prepared by Boenning presented under the section titled “The Merger — Opinion of Boenning & Scattergood, Inc., Financial Advisor to GNB” as a result of the different periods, assumptions and methods used by Cedar Hill to compute the financial data presented. Cedar Hill’s analysis showed the following concerning the financial condition of GNB, LINK and the selected companies:

	GNB	LINK	Peer Group Median	Peer Group Mean	Peer Group Low	Peer Group High
Total Assets ($000s)	437,088	376,882	449,289	455,601	332,151	590,060
Loans/ Deposits (%)	60.45	130.27	76.78	81.26	59.15	116.34
Tangible Common Equity/ Tangible Assets (%)	10.96	11.22	9.62	10.50	4.96	20.57
Total Risked Based Capital Ratio (%)	14.29	18.19	15.20	15.65	11.76	21.86
Non Performing Assets (1) / Assets (%)	0.16	0.02	0.53	0.55	—	1.40
Loan Loss Reserves/ Gross Loans (%)	1.23	1.24	1.08	1.08	0.46	1.48
Reserves/ Non Performing Assets (1) (%)	427.90	NM	111.02	162.80	56.36	410.18
LTM Net Charge Offs/ Avg Loans (%)	—	(0.01)	0.04	0.09	(0.12)	0.58

(1)	Non Performing Assets include nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Cedar Hill’s analysis also showed the following concerning the financial performance of GNB, LINK and the selected companies:

	GNB	LINK	Peer Group Median	Peer Group Mean	Peer Group Low	Peer Group High
LTM Return on Average Assets (%)	1.06	(0.79)	0.79	0.75	(0.61)	1.19
LTM Return on Average Equity (%)	9.00	(5.91)	8.13	7.66	(2.72)	12.16
LTM Return on Average Tangible Common Equity (%)	9.62	(6.11)	8.13	7.68	(2.72)	12.16
LTM Net Interest Margin (%)	3.21	2.79	3.16	3.20	1.76	4.08
LTM Efficiency Ratio (%)	61.85	92.65	63.96	66.24	53.73	87.75

Cedar Hill’s analysis additionally showed the following concerning the market performance of GNB, LINK and the selected companies:

	GNB	LINK	Peer Group Median	Peer Group Mean	Peer Group Low	Peer Group High
Market Value ($Mil)	38.2	53.3	39.3	44.8	15.8	101.3
YTD Price Change (%)	(9.26)	(10.50)	(11.81)	(9.91)	(32.81)	22.81
One-Year Price Change (%)	(12.81)	(10.50)	(10.90)	(8.09)	(29.51)	22.81
Price/ Tangible Book Value Per Share (x)	0.80	1.27	0.92	0.93	0.66	1.49
Price/ LTM EPS (x)	9.07	NM	10.97	12.52	7.81	24.90
Dividend Yield (%)	2.45	—	3.05	3.16	—	6.89

No company used as a comparison in the above selected companies analysis is identical to GNB or LINK. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis

Cedar Hill analyzed the relative standalone contribution of LINK and GNB to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include acquisition accounting adjustments. To perform this analysis, Cedar Hill used (i) historical balance sheet data for LINK and GNB as of September 30, 2020 (with LINK adjusted to reflect its October 2020 common stock offering and the anticipated reversal of the deferred tax asset valuation allowance), (ii) financial and operating forecasts and projections of LINK provided by LINK management, (iii) financial forecasts and projections of GNB provided by LINK management, and (iv) assumptions regarding cost-savings and related expenses expected to result from the merger provided by LINK management. The results of Cedar Hill’s analysis are set forth in the following table, which also compares the results of Cedar Hill’s analysis with the implied pro forma ownership percentages of LINK and GNB shareholders in the combined company based on the stock consideration of 7.3064 shares of LINK common stock at the 80% stock / 20% cash merger consideration mix provided for in the merger agreement and also hypothetically assuming 100% stock consideration in the proposed merger for illustrative purposes:

	LINK as a % of Total	GNB as a % of Total
Balance Sheet Contributions
Total Assets	46%	54%
Total Loans	58%	42%
Total Deposits	39%	61%
Tangible Common Equity	47%	53%

Income Statement Contributions
Net Income - Year 1	24%	76%
Net Income - Year 2	46%	54%

Ownership
80% Stock / 20% Cash	52%	48%
Assuming 100% Stock Consideration	47%	53%

Selected Precedent Transactions Analysis

Cedar Hill reviewed publicly available information related to two groups of merger and acquisition transactions: a regional group and a post-pandemic nationwide group. The regional group consisted of bank and thrift transactions, excluding merger of equal transactions, announced between January 1, 2019 and December 8, 2020 with disclosed deal values and targets headquartered in the mid-Atlantic region with total assets between $150 million and $1.0 billion. The post-pandemic group consisted of nationwide bank and thrift transactions, excluding merger of equal transactions, announced between April 1, 2020 and December 8, 2020 with disclosed deal values and target total assets between $150 million and $1.0 billion.

The mid-Atlantic group precedent transactions were as follows:

Acquiror	Target
Community Bank System, Inc.	Kinderhook Bank Corp.
First Bank	Grand Bank, National Association
Columbia Financial, Inc. (MHC)	Stewardship Financial Corporation
1st Constitution Bancorp	Shore Community Bank
ACNB Corporation	Frederick County Bancorp, Inc.
Investors Bancorp, Inc.	Gold Coast Bancorp, Inc.
OceanFirst Financial Corp.	Country Bank Holding Company, Inc.
ConnectOne Bancorp, Inc.	Bancorp of New Jersey, Inc.
Citizens Financial Services, Inc.	MidCoast Community Bancorp, Inc.

Acquiror	Target
Community Bank System, Inc.	Steuben Trust Corporation
Fidelity D & D Bancorp, Inc.	MNB Corporation
CNB Financial Corporation	Bank of Akron
Citizens & Northern Corporation	Covenant Financial Inc.
Kearny Financial Corp.	MSB Financial Corp.
Evans Bancorp, Inc.	FSB Bancorp, Inc.
Northfield Bancorp, Inc.	VSB Bancorp, Inc.
Norwood Financial Corp.	UpState New York Bancorp, Inc.
Farmers and Merchants Bancshares, Inc.	Carroll Bancorp, Inc.
BV Financial, Inc. (MHC)	Delmarva Bancshares, Inc.
Hanover Bancorp Inc.	Savoy Bank

The post-pandemic group precedent transactions were as follows:

Acquiror	Target
BV Financial, Inc. (MHC)	Delmarva Bancshares, Inc.
Hanover Bancorp Inc.	Savoy Bank
Summit Financial Group, Inc.	WinFirst Financial Corporation
People's Bank of Commerce	Willamette Community Bank
BancorpSouth Bank	National United Bancshares, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Cedar Hill reviewed the following transaction metrics: transaction price to book value per share, transaction price to tangible book value per share, transaction price to last-twelve-months earnings per share, core deposit premium, and 1-day market premium. Cedar Hill compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the mid-Atlantic precedent transactions group as well as to the median, mean, low and high metrics of the post-pandemic precedent transactions group.

		Mid-Atlantic Precedent Transactions
	LINK/GNB	Median	Mean	Low	High
Transaction Price/ Book Value Per Share (%)	125	156	149	87	200
Transaction Price/ Tangible Book Value Per Share (%)	131	156	151	91	200
Transaction Price/ LTM Earnings Per Share (x)	15.1	17.3	20.6	9.8	69.8
Tangible Book Value Premium to Core Deposits (%)	4.3	8.3	8.3	0.3	19.0
1-Day Market Premium (%)	63.9	40.4	38.5	2.6	97.1

		Post Pandemic Precedent Transactions
	LINK/GNB	Median	Mean	Low	High
Transaction Price/ Book Value Per Share (%)	125	99	105	73	148
Transaction Price/ Tangible Book Value Per Share (%)	131	112	116	73	156
Transaction Price/ LTM Earnings Per Share (x)	15.1	15.8	16.7	13.0	21.8
Tangible Book Value Premium to Core Deposits (%)	4.3	5.4	5.9	(3.3)	16.5
1-Day Market Premium (%)	63.9	20.1	20.1	(5.7)	45.9

Pro Forma Financial Analysis

Cedar Hill performed a pro forma financial analysis that combined projected income statement and balance sheet information of LINK and GNB. Using (i) closing balance sheet estimates as of September 30, 2020 for LINK and GNB provided by LINK management, (ii) financial and operating forecasts and projections of LINK provided by LINK management, (iii) financial and operating forecasts and projections of GNB provided by LINK management, and (iv) pro forma assumptions (including, without limitation, the cost-savings, synergies, and related expenses expected to result from the merger, certain accounting adjustments and restructuring charges assumed with respect thereto) provided by LINK management, Cedar Hill analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to LINK’s earnings per share prior to the impact of nonrecurring transaction costs in year one of the merger, and also in years two and three of the merger, and could be dilutive to LINK’s estimated tangible book value per share on a pro forma basis at September 30, 2020. Furthermore, the analysis indicated that, pro forma for the merger, each of LINK’s tangible common equity to tangible assets ratio, and LINKBANK’s pro forma Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio could be lower as of September 30, 2020, but would be above “well capitalized” regulatory guidelines. For all of the above analysis, the actual results achieved by LINK following the merger may vary from the projected results, and the variations may be material.

Net Present Value Analysis

Cedar Hill performed an analysis that estimated the net present value of LINK common stock assuming LINK performed in accordance with certain internal financial projections for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of LINK, and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of LINK. To approximate the terminal value of a share of LINK common stock at December 31, 2023, Cedar Hill applied price to 2023 earnings multiples ranging from 8.0x to 18.0x and multiples of December 31, 2023 tangible book value ranging from 75% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 18.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of LINK common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of LINK common stock of $5.59 to $16.41 when applying multiples of earnings and $4.81 to $14.65 when applying multiples of tangible book value.

	Earnings Per Share Multiples
Discount Rate	8.0x	9.7x	11.3x	13.0x	14.7x	16.3x	18.0x
8.0%	7.29	8.81	10.33	11.85	13.37	14.89	16.41
9.7%	6.97	8.42	9.87	11.32	12.77	14.22	15.67
11.3%	6.66	8.04	9.43	10.82	12.20	13.59	14.98
13.0%	6.37	7.69	9.02	10.35	11.67	13.00	14.33
14.7%	6.09	7.36	8.63	9.90	11.17	12.44	13.71
16.3%	5.84	7.05	8.27	9.48	10.70	11.91	13.13
18.0%	5.59	6.76	7.92	9.09	10.25	11.42	12.58

	Tangible Book Value Per Share Multiples
Discount Rate	75%	92%	108%	125%	142%	158%	175%
8.0%	6.28	7.68	9.07	10.47	11.86	13.26	14.65
9.7%	6.00	7.33	8.66	10.00	11.33	12.66	13.99
11.3%	5.73	7.01	8.28	9.55	10.83	12.10	13.38
13.0%	5.48	6.70	7.92	9.14	10.36	11.57	12.79
14.7%	5.25	6.41	7.58	8.74	9.91	11.08	12.24
16.3%	5.02	6.14	7.26	8.37	9.49	10.61	11.72
18.0%	4.81	5.88	6.95	8.02	9.09	10.16	11.23

Cedar Hill also performed two analyses that estimated the net present value of GNB common stock. The first analysis, the GNB Base Case NPV Analysis, assumed GNB performed in accordance with certain internal financial projections for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of LINK, and estimated dividends per share for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of LINK. The second analysis, the GNB Adjusted NPV Analysis, utilized the same earnings and dividends assumptions as the GNB Base Case NPV Analysis but also included assumptions related to after-tax cost savings and synergies as provided by senior management of LINK.

For both the GNB Base Case NPV Analysis and the GNB Adjusted NPV Analysis, to approximate the terminal value of a share of GNB common stock at December 31, 2023, Cedar Hill applied price to 2023 earnings multiples ranging from 8.0x to 18.0x and multiples of December 31, 2023 tangible book value ranging from 75% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 18.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of GNB common stock.

As illustrated in the following tables, GNB Base Case NPV Analysis indicated an imputed range of values per share of GNB common stock of $28.19 to $76.24 when applying multiples of earnings and $36.25 to $103.41 when applying multiples of tangible book value and the GNB Adjusted NPV Analysis indicated an imputed range of values per share of GNB common stock of $48.90 to $137.01 when applying multiples of earnings and $40.52 to $116.41 when applying multiples of tangible book value.

GNB Base Case NPV Analysis
	Earnings Per Share Multiples
Discount Rate	8.0x	9.7x	11.3x	13.0x	14.7x	16.3x	18.0x
8.0%	36.33	42.98	49.63	56.28	62.94	69.59	76.24
9.7%	34.77	41.12	47.47	53.83	60.18	66.53	72.88
11.3%	33.30	39.37	45.44	51.51	57.58	63.65	69.72
13.0%	31.91	37.72	43.52	49.33	55.14	60.94	66.75
14.7%	30.60	36.16	41.71	47.27	52.83	58.38	63.94
16.3%	29.36	34.68	40.01	45.33	50.65	55.97	61.29
18.0%	28.19	33.29	38.39	43.49	48.59	53.69	58.79

	Tangible Book Value Per Share Multiples
Discount Rate	75%	92%	108%	125%	142%	158%	175%
8.0%	46.83	56.26	65.69	75.12	84.55	93.98	103.41
9.7%	44.80	53.81	62.81	71.82	80.82	89.83	98.83
11.3%	42.88	51.49	60.10	68.70	77.31	85.92	94.53
13.0%	41.08	49.31	57.54	65.77	74.01	82.24	90.47
14.7%	39.38	47.25	55.13	63.01	70.89	78.76	86.64
16.3%	37.77	45.31	52.86	60.40	67.94	75.49	83.03
18.0%	36.25	43.48	50.71	57.93	65.16	72.39	79.62

GNB Adjusted NPV Analysis
	Earnings Per Share Multiples
Discount Rate	8.0x	9.7x	11.3x	13.0x	14.7x	16.3x	18.0x
8.0%	63.34	75.62	87.90	100.17	112.45	124.73	137.01
9.7%	60.56	72.29	84.02	95.74	107.47	119.20	130.92
11.3%	57.95	69.16	80.37	91.57	102.78	113.99	125.20
13.0%	55.49	66.21	76.93	87.65	98.37	109.08	119.80
14.7%	53.17	63.42	73.68	83.94	94.20	104.46	114.72
16.3%	50.97	60.80	70.62	80.44	90.27	100.09	109.92
18.0%	48.90	58.32	67.73	77.14	86.56	95.97	105.38

	Tangible Book Value Per Share Multiples
Discount Rate	75%	92%	108%	125%	142%	158%	175%
8.0%	52.41	63.07	73.74	84.41	95.07	105.74	116.41
9.7%	50.12	60.31	70.50	80.69	90.87	101.06	111.25
11.3%	47.97	57.71	67.45	77.18	86.92	96.66	106.39
13.0%	45.94	55.26	64.57	73.88	83.19	92.51	101.82
14.7%	44.03	52.94	61.86	70.77	79.68	88.59	97.51
16.3%	42.23	50.76	59.30	67.83	76.37	84.90	93.44
18.0%	40.52	48.70	56.88	65.05	73.23	81.41	89.59

Discounted Cash Flow Analysis

Cedar Hill performed a discounted cash flow analysis to estimate a range for the implied equity value of GNB, taking into account the cost-savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto. In this analysis, Cedar Hill used financial and operating forecasts and projections relating to the earnings and assets of GNB provided by LINK management and assumptions regarding cost-savings, synergies and related expenses and accounting adjustments and restructuring charges provided by LINK management, and Cedar Hill assumed discount rates ranging from 8.0% to 18.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that GNB could generate over the three-year period 2021 to 2023 and (ii) the present value of GNB’s implied terminal value at the end of such period, in each case applying estimated cost-savings, synergies and related expenses and accounting adjustments and restructuring charges. Cedar Hill assumed that GNB would maintain a tangible common equity to tangible assets ratio of 8.00% and GNB would retain sufficient earnings to maintain that level. In calculating the terminal value of GNB, Cedar Hill applied a range of 8.0x to 18.0x GNB’s estimated 2023 earnings. This discounted cash flow analysis resulted in a range of implied values per share of GNB common stock, taking into account the cost-savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto, of $68.87 to $156.10.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analyses did not purport to be indicative of the actual values or expected values of GNB.

Miscellaneous

Cedar Hill acted as financial advisor to LINK in connection with the proposed merger and did not act as an advisor to or agent of any other person. Cedar Hill, as part of its business, is engaged in the valuation of businesses in connection with mergers and acquisitions and for corporate and other purposes and has experience in, and knowledge of, the valuation of banking enterprises.

Pursuant to the Cedar Hill engagement agreement, LINK agreed to pay Cedar Hill a financial advisory fee equal to $10,000 at execution of Cedar Hill’s engagement agreement with LINK and $230,000 due upon the closing of the consummation of the merger. LINK also agreed to pay Cedar Hill a fairness opinion fee of $30,000 upon delivery of its fairness opinion. Cedar Hill’s fairness opinion fee was not contingent upon any conclusion reached by Cedar Hill or the completion of the merger. LINK also agreed to pay Cedar Hill fees for certain acquisition accounting analyses in connection with the pro forma financial analyses included in this joint proxy statement/prospectus and in bank regulatory applications, and fees for certain purchase accounting analyses relating to the completion of the merger. LINK also agreed to reimburse Cedar Hill for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Cedar Hill for certain liabilities that could arise from this engagement.

During the last three years, Cedar Hill has assisted each of LINK and GNB with the development of asset and liability fair value estimates in connection with certain business combination transactions respectively entered into by LINK and GNB, and with each company’s respective goodwill impairment testing. Cedar Hill also has assisted LINK with pro forma merger analyses in connection with other proposed business combination transactions considered by LINK. Cedar Hill, in the future, may seek to provide other services to LINK and/or GNB and their respective affiliates, although currently there is no agreement to do so.

Opinion of Boenning & Scattergood, Inc., Financial Advisor to GNB

GNB engaged Boenning to render financial advisory and investment banking services to GNB, including an opinion to the GNB board of directors as to the fairness, from a financial point of view, to GNB of the merger consideration in the merger. GNB selected Boenning because Boenning is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Boenning is regularly engaged in the valuation of financial services businesses and their securities in connection with mergers & acquisitions and other corporate transactions.

As part of its engagement, representatives of Boenning attended the meeting of the GNB board of directors held on December 10, 2020 at which the GNB board of directors evaluated the proposed merger. At this meeting, Boenning reviewed the financial aspects of the proposed merger and rendered an oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning as set forth in such opinion, the merger consideration in the merger was fair, from a financial point of view, to GNB. The GNB board of directors unanimously adopted the merger agreement at this meeting.

The following description of the Boenning fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning in preparing the opinion.

Boenning’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the GNB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness to GNB, from a financial point of view, of the merger consideration in the merger. It did not address the underlying business decision of GNB to engage in the merger or enter into the merger agreement or constitute a recommendation to the GNB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of GNB common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

Boenning’s opinion was reviewed and approved by Boenning’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.

In connection with rendering the opinion described above, Boenning reviewed, analyzed and relied upon material bearing upon the financial and operating condition of GNB and LINK and bearing upon the merger, including, among other things:

•

the historical financial performances, current financial positions and general prospects of GNB and LINK and certain internal financial analyses and forecasts prepared by the management of GNB and LINK;

•	the merger agreement, dated December 10, 2020;

•	the stock market performance and trading history of GNB and LINK;

•	the consolidated financial and operating data of GNB and LINK;

•

the pro forma financial impact of the proposed merger on GNB, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of GNB and LINK, and relied upon by Boenning at the direction of such management and with the consent of GNB;

•

the nature and financial terms of the proposed merger between GNB and LINK as compared with the nature and financial terms of certain other merger transactions and business combinations in the banking industry; and

•	discussions with members of GNB’s and LINK’s senior management with respect to their respective operations, historical financial statements and future prospects;

Boenning also performed such other financial analyses, studies and investigations as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.

In conducting its review and arriving at its opinion, Boenning relied upon and assumed the accuracy and completeness of all of the financial and other information and representations made or given by GNB and LINK, and their respective officers, directors, auditors, counsel and other agents, and on publicly available filings, releases and other information issued by GNB and LINK including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Boenning relied upon the pro forma financial impact of the merger on GNB, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of GNB and LINK. Boenning assumed, at the direction of GNB, that all forecasts and projections provided to Boenning have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of GNB and LINK as to their most likely future financial performance. Accordingly, with the consent of GNB, in rendering its opinion, Boenning’s reliance upon GNB and LINK management as to the reasonableness and achievability of such information included reliance upon the judgments and assessments of GNB and GNB’s management with respect to such differences.

It is understood that the portion of the foregoing financial information of GNB and LINK that was provided to Boenning was not prepared with the expectation of public disclosure, that all of the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in all of such information. Boenning assumed, based on discussions with the management of GNB, and with the consent of the GNB board of directors, that all such information was reasonably prepared and reflect the best currently available estimates and judgment of the management of GNB and LINK as to their most likely future performance. Boenning relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Boenning is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and Boenning assumed, without independent verification that the allowances for loan losses indicated on the balance sheets of GNB and LINK are adequate to cover such losses. In rendering its opinion, Boenning did not review any individual loans or credit files.

Boenning assumed, in all respects material to its analyses:

•

that all of the representations and warranties of all parties contained in the merger agreement and all related agreements and documents were true and correct, that each party under the agreements and documents would perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents would not be waived;

•

that the merger agreement represented the entire agreement between the parties, that it would not be modified or amended, and that its terms would not be superseded or supplemented by other agreements or documents, with no adjustments to the merger consideration and with no other consideration or payments in respect of GNB Common Stock;

•

that in the course of obtaining the necessary regulatory approvals for the consummation of the merger, no conditions would be imposed that would materially affect either GNB and LINK, the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger; and

•	that the merger would be treated as a tax-free reorganization for federal income tax purposes.

Boenning assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Boenning was further advised by representatives of GNB that LINK relied upon advice from its advisors (other than Boenning) or other appropriate sources as to all legal, tax, regulatory and accounting matters. Boenning did not provide advice with respect to any such matters.

Boenning’s opinion addressed only the fairness to the shareholders of GNB, from a financial point of view, as of the date of such opinion, of the merger consideration in the merger. Boenning’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Boenning through such date and, accordingly, it speaks to no other period. Boenning did not and does not have an obligation to update, revise or reaffirm its opinion. Boenning’s opinion did not address, and Boenning expressed no view or opinion with respect to:

•	the relative merits of the merger and the other business strategies that GNB’s Board of Directors considered or may had considered;

•	the underlying business decision of GNB’s Board of Directors to proceed with the merger;

•	the prices at which GNB’s securities or LINK’s securities may trade at any time; or

•	any advice or a recommendation provided by any other advisor to GNB.

In performing its analyses, Boenning made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Boenning, GNB and LINK. Any estimates contained in the analyses performed by Boenning are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Boenning opinion was among several factors taken into consideration by the GNB board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the GNB board of directors with respect to the fairness of the merger consideration in the merger. The type and amount of consideration payable in the merger were determined through negotiation between GNB and LINK, and the decision to enter into the merger agreement was solely that of the GNB board of directors.

The following is a summary of the material financial analyses presented by Boenning to the GNB board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Boenning to the GNB board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Boenning believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, Boenning utilized an implied transaction value for the proposed merger of $80.31 per outstanding share of GNB common stock, based on (i) the consideration of $87.68 in cash, (ii) a fixed merger consideration of 7.3064 shares of LINK common stock, (iii) LINK’s closing price of $10.74 on December 9, 2020, and (iv) 80% of the transaction value being paid in LINK common stock and 20% in cash. Boenning also utilized an implied aggregate transaction value for the proposed merger of $62.6 million based on (i) the implied price of $80.31 per share to GNB common shareholders, (ii) cash consideration of $87.68, (iii) 80% of the transaction value being paid in LINK common stock and 20% in cash; and (iv) 779,000 shares of GNB common stock outstanding.

In addition to the financial analyses described below, Boenning reviewed with the GNB board of directors for informational purposes, among other things, the following implied transaction multiples based on the implied transaction value for the proposed merger of $80.31 per outstanding share of GNB common stock:

•	131.4% of GNB’s September 30, 2020 tangible book value

•	15.1x GNB’s LTM September 30, 2020 core net income(1)

•	4.1% core deposit premium defined as the premium paid to GNB’s September 30, 2020 tangible book value divided by GNB’s September 30, 2020 core deposits

•	63.9% premium to GNB’s December 9, 2020 closing price of $49.00

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

GNB Selected Companies Analysis. Using publicly available information, Boenning compared the financial performance, financial condition and market performance of GNB to 18 exchange traded or publicly listed banks and bank holding companies with total assets between $200 million and $700 million with a median of $412.5 million, and excluding companies that are in the process of being acquired, which we refer to as the GNB selected companies. The selected companies are headquartered in the Mid-Atlantic.

The GNB selected companies were as follows:

HV Bancorp, Inc.	Commercial National Financial Corporation	Landmark Bancorp, Inc.
Susquehanna Community Financial, Inc.	Quaint Oak Bancorp, Inc.	NBC Bancorp, Inc.
Harford Bank	Enterprise Financial Services Group, Inc.	WVS Financial Corp.
Mars Bancorp, Inc.	Hamlin Bank and Trust Company	Elmer Bancorp, Inc.
Peoples Limited	Neffs Bancorp, Inc.	Brunswick Bancorp
Glen Burnie Bancorp	First Resource Bank	Fleetwood Bank Corporation

To perform this analysis, Boenning used profitability data and other financial information as of, or for the most recent available completed fiscal quarter, or MRQ, or latest 12 months, or LTM, and market price information as of December 9, 2020. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data presented in GNB’s historical financial statements, or the data prepared by Cedar Hill Advisors, LLC presented under the section “The Merger—Opinion of Cedar Hill Advisors, LLC, Financial Advisor to LINK” as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented.

Boenning’s analysis showed the following concerning the financial condition and performance of GNB and the GNB selected companies for the MRQ:

		GNB Selected Companies
	GNB	Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	10.96	5.91	10.49	9.07	20.57
Non-Performing Assets (NPAs) / Assets (%)	0.17	0.00	0.89	0.48	4.91
LTM Core Return on Average Assets (%) (1)	1.05	0.28	0.73	0.65	1.30
LTM Core Return on Average Equity (%) (1)	8.86	2.77	6.90	6.29	12.14
LTM Efficiency Ratio (%)	62.1	54.8	71.8	71.7	88.6

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning’s analysis showed the following concerning the market performance of GNB and the GNB selected companies:

		GNB Selected Companies
	GNB	Low	Average	Median	High
Dividend Yield (%)	2.45	0.00	2.42	2.58	6.85
Stock Price / Tangible Book Value per Share (x)	80.1	44.8	79.3	74.3	123.0
Stock Price / LTM EPS (x)	9.2	5.2	12.6	12.1	22.4

None of the GNB selected companies used as a comparison in the above analyses is identical to GNB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

In addition, Boenning’s analysis compared pricing multiples for the merger to the implied pricing multiples of the GNB selected companies. To account for an equity control premium, Boenning applied a 34.1% premium to the GNB selected companies based on the median one-day stock price premium for all bank and thrift merger transactions with target assets less than $2 billion in the past 10 years.

		GNB Selected Companies
	LINK /GNB	10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	131.4	78.3	99.5	134.4
Price to LTM Earnings (x)	15.1	10.9	15.9	27.0
Core Deposit Premium (%)	4.1	(2.7)	(0.3)	6.2

None of the GNB selected companies used as a comparison in the above selected companies’ analysis is identical to GNB, LINK or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

LINK Selected Companies Analysis. Using publicly available information, Boenning compared the financial performance, financial condition and market performance of LINK to 23 exchange traded or publicly listed banks and bank holding companies with total assets between $150 million and $750 million with a median of $388.1 million, and excluding companies that are in the process of being acquired, which we refer to as the LINK selected companies.

The LINK selected companies were as follows:

Pacific Enterprise Bancorp	Bancorp 34, Inc.	JTNB Bancorp, Inc.
National Capital Bank of Washington	Grand River Commerce, Inc.	CCCB Bancorp Inc.
InBankshares, Corp	Glen Burnie Bancorp	Signature Bank of Georgia
Community First Bancorporation	Savi Financial Corporation, Inc.	Republic Bank of Arizona
Royal Financial, Inc.	Landmark Bancorp, Inc.	Absecon Bancorp
Mauch Chunk Trust Financial Corp.	McHenry Bancorp, Inc.	UNB Corporation
Broadway Financial Corporation	Friendly Hills Bank	First Sound Bank
Mission Valley Bancorp	Penn Bancshares, Inc.

To perform this analysis, Boenning used profitability data and other financial information as of, or for the most recent available completed fiscal quarter, or MRQ, or latest 12 months, or LTM, and market price information as of December 9, 2020. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data presented in LINK’s historical financial statements, or the data prepared by Cedar Hill Advisors, LLC presented under the section “The Merger—Opinion of Cedar Hill Advisors, LLC, Financial Advisor to LINK” as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented.

Boenning’s analysis showed the following concerning the financial condition and performance of LINK and the LINK selected companies for the MRQ:

		LINK Selected Companies
	LINK	Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	9.23	8.04	9.22	9.10	10.82
Non-Performing Assets (NPAs) / Assets (%)	0.02	0.00	0.69	0.70	1.72
LTM Core Return on Average Assets (%) (1)	(1.24)	(0.05)	0.31	0.34	0.70
LTM Core Return on Average Equity (%) (1)	(9.46)	(0.33)	3.05	3.71	6.33
LTM Efficiency Ratio (%)	102.9	64.5	82.8	84.4	96.9

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning’s analysis showed the following concerning the market performance of LINK and the LINK selected companies:

		LINK Selected Companies
	LINK	Low	Average	Median	High
Dividend Yield (%)	0.00	0.00	0.82	0.00	5.73
Stock Price / Tangible Book Value per Share (x)	148.0	42.8	78.6	79.4	136.0
Stock Price / LTM EPS (x)	NM	8.7	20.2	19.1	33.3

None of the LINK selected companies used as a comparison in the above analyses is identical to LINK. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. Boenning reviewed publicly available information related to three sets of selected U.S. bank transactions:

1.

17 selected bank and thrift transactions where the target is headquartered in Pennsylvania, the Pennsylvania group, announced since January 1, 2015 with target assets between $100 million and $1 billion with a median of $347.8 million and positive LTM returns;

2.

11 selected national bank and thrift transactions, the National group, announced since January 1, 2019, with target assets between $200 million and $750 million with a median of $307.5 million, Tangible Common Equity / Tangible Assets between 9.5% - 12.0%, and LTM Return on Average Equity between 8.0% - 11.0%; and

3.

12 selected national bank and thrift transactions post COVID-19 Pandemic, the Pandemic group, announced since March 11, 2020 with a median of $487.6 million in target total assets and positive LTM returns.

All three sets of transactions exclude investor recapitalization transactions and transactions without disclosed deal values.

Pennsylvania group

Acquirer Company	Company Acquired	Date Announced
Citizens & Northern Corp.	Covenant Financial Inc.	12/18/2019
Fidelity D & D Bancorp Inc.	MNB Corporation	12/10/2019
Citizens & Northern Corp.	Monument Bancorp Inc.	9/28/2018
Northwest Bancshares, Inc.	Donegal Financial Svcs Corp	6/12/2018
Orrstown Financial Services	Mercersburg Financial Corp.	5/31/2018
Emclaire Financial Corp	Community First Bancorp Inc.	5/25/2018
Mid Penn Bancorp Inc.	First Priority Financial Corp.	1/16/2018
First Bank	Bucks County Bank	3/29/2017
Mid Penn Bancorp Inc.	Scottdale Bank & Trust Company	3/29/2017
Bryn Mawr Bank Corp.	Royal Bancshares of PA	1/31/2017
DNB Financial Corp.	East River Bk	4/4/2016
WSFS Financial Corp.	Penn Liberty Financial Corp.	11/23/2015
Beneficial Bancorp Inc	Conestoga Bank	10/22/2015
NexTier Inc.	Eureka Financial Corp	9/3/2015
ESSA Bancorp Inc.	Eagle National Bancorp Inc.	7/29/2015
Citizens Financial Services	First National Bk of Frederick	6/30/2015
WSFS Financial Corp.	Alliance Bancorp of Penn	3/3/2015

National group

Acquirer Company	Company Acquired	Date Announced
Pinnacle Bankshares Corp.	Virginia Bank Bankshares Inc.	1/21/2020
Northfield Bancorp Inc.	VSB Bancorp Inc.	12/23/2019
Reliant Bancorp Inc.	First Advantage Bancorp	10/23/2019
Banco de Credito e Inversiones	Executive Banking Corp.	9/25/2019
Citizens Financial Services	MidCoast Community Bancorp Inc	9/18/2019
Reliant Bancorp Inc.	Tennessee Cmnty Bk Hldgs Inc.	9/16/2019
Community First Bcshs (MHC)	ABB Financial Group Inc.	8/20/2019
Associated Banc-Corp	First Staunton Bancshares Inc.	7/25/2019
BayCom Corp	TIG Bancorp	7/1/2019
Blue Ridge Bankshares Inc.	Virginia Community Bankshares	5/14/2019
German American Bancorp Inc.	Citizens First Corp.	2/21/2019

Pandemic group

Acquirer Company	Company Acquired	Date Announced
BancorpSouth Bank	National United Bancshares Inc	12/2/2020
People's Bank of Commerce	Willamette Community Bank	11/5/2020
Summit Financial Group Inc.	WinFirst Financial Corp.	9/28/2020
First Mid Bancshares	LINCO Bancshares Inc.	9/28/2020
Dollar Mutual Bancorp	Standard AVB Financial Corp.	9/25/2020
Hanover Bancorp Inc.	Savoy Bank	8/27/2020
Enterprise Financial Services	Seacoast Commerce Banc	8/20/2020
Crane CU	Our Community Bank	8/19/2020
FFBW, Inc.	Mitchell Bank	7/28/2020
BV Financial Inc. (MHC)	Delmarva Bancshares Inc.	6/18/2020
Community Bancorp Inc.	Lincoln Bancshares Inc.	3/25/2020
Provident Financial Services	SB One Bancorp	3/12/2020

For each selected transaction, Boenning derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•	Price per common share to tangible book value per common share of the acquired company;

•	Price per common share to LTM earnings; and

•	Core deposit premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $62.6 million and using preliminary historical financial information for GNB as of or for the 12 months ended September 30, 2020 provided by GNB’s management.

The results of the analysis are set forth in the following tables:

Pennsylvania group

Transactions	LINK / GNB Merger	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	131.4	127.9	158.2	202.4
Deal Value to LTM Earnings (x)	15.1	15.5	23.2	34.8
Core Deposit Premium (%)	4.1	4.5	10.9	12.9

National group

Transactions	LINK / GNB Merger	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	131.4	114.6	148.5	180.5
Deal Value to LTM Earnings (x)	15.1	12.2	15.4	22.2
Core Deposit Premium (%)	4.1	2.5	7.3	9.8

Pandemic group

Transactions	LINK / GNB Merger	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	131.4	74.5	120.0	155.6
Deal Value to LTM Earnings (x)	15.1	10.6	16.5	34.2
Core Deposit Premium (%)	4.1	(3.0)	3.6	8.0

No company or transaction used as a comparison in the above selected transactions analysis is identical to GNB, LINK or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgment concerning differences in financial and operating characteristics of the companies involved.

Pro Forma Financial Impact Analysis. Boenning performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of GNB and LINK. Using closing balance sheet estimates as of June 30, 2021 for GNB and LINK provided by GNB and LINK management, assumed long term earnings growth rates provided by GNB and LINK management, and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger) provided by LINK management, Boenning analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be (i) accretive to LINK’s 2022 and 2023 estimated EPS, and (ii) dilutive to LINK’s estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the merger, LINK’s tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio at closing would be above “well capitalized” regulatory guidelines. For all of the above analysis, the actual results achieved by LINK following the merger may vary from the projected results, and the variations may be material.

Present Value Analysis. Boenning performed a present value analysis to estimate a range for the implied equity value of GNB. In this analysis, the future cash flows are derived from GNB’s financial budget and management estimates and discounted back. Cash flows include projected cash dividends as well as an assumed value of one share at the end of year five using both earnings and tangible book value multiples. The range of discount rate for GNB was determined using the Capital Asset Pricing Model, which takes into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market, the marker risk premium and the Duff & Phelps risk premiums for small, illiquid stocks and for commercial bank stocks. The discount rate was determined to be 11.0%.

The ranges of values were derived by adding (i) the present value of the estimated earnings and cash dividends that GNB could generate over the five-year period from 2021 to 2025 and (ii) the present value of GNB’s implied terminal value at the end of such period. In calculating the net present value of GNB using the earnings multiple, the range of price to earnings ratios used to determine possible future stock prices was 8.0x to 12.0x LTM earnings, with a midpoint of 10.0x. The mid-point multiple approximates median multiples in the peer group analysis. This present value analysis resulted in a range of implied values per share of GNB common stock, of $33.41 per share to $54.47 per share with a midpoint of $43.19 per share. In calculating the net present value of GNB using the tangible book value multiple, the range of price to tangible book value ratios used to determine possible future stock prices was 120% to 160% of tangible book value, with a midpoint of 140%. The mid-point multiple approximates median multiples in the peer group analysis. This present value analysis resulted in a range of implied values per share of GNB common stock, of $60.61 per share to $79.17 per share with a midpoint of $69.88 per share.

The present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of GNB or the pro forma combined company.

Miscellaneous. Boenning acted as financial advisor to GNB in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, Boenning is regularly engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Boenning has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its and their broker-dealer businesses, and further to certain existing sales and trading relationships between each of GNB and LINK and certain Boenning affiliates, Boenning and its affiliates may from time to time purchase securities from, and sell securities to, GNB and LINK, and as a market maker in securities, Boenning and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of GNB or LINK for its and their own accounts and for the accounts of its and their respective customers and clients. Boenning employees and employees of Boenning affiliates may also from time to time maintain individual positions in GNB common stock and/or LINK common stock.

Pursuant to the Boenning engagement agreement, GNB agreed to pay Boenning a non-refundable cash fee equal to 1.15% of the implied transaction value, $15,000 of which became payable upon retention of Boenning, and 15% of the implied transaction value of which became payable concurrently with the rendering of Boenning’s opinion, and the balance of which is contingent upon the consummation of the merger. Boenning’s fee for rendering the fairness opinion was not contingent upon Boenning reaching any particular conclusion. GNB also agreed to reimburse Boenning for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Boenning against certain liabilities relating to or arising out of Boenning’s engagement or Boenning’s role in connection therewith.

Boenning has not had any material investment banking relationship with GNB and LINK during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning, on the one hand, and GNB and LINK, on the other hand. Boenning may provide investment banking services to LINK, and GNB should the transaction not be consummated, in the future, although there is no agreement to do so.

Certain Prospective Financial Information of the Parties

In connection with the proposed merger, LINK provided certain of its prospective financial information to GNB and Boenning, the financial advisor to GNB, and GNB provided certain of its prospective financial information to LINK and Cedar Hill, the financial advisor to LINK.

The prospective financial information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to each of LINK’s and GNB’s respective businesses, all of which are inherently uncertain and difficult to predict and many of which are beyond the parties’ control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by the parties’ ability to achieve strategic goals, objectives and targets over the applicable periods. As such, these projections constitute forward-looking statements and are subject to risks and uncertainties, including the various risks set forth in the sections of this joint proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” The prospective financial information generally was not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither parties’ independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. This information was prepared solely for internal use and is subjective in many respects. Neither LINK nor GNB can provide any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither party can give any assurance that, had the unaudited prospective financial information been prepared as of the date of this document, similar estimates and assumptions would be used. Neither party intends to, and each disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial information does not take into account the possible financial and other effects on either LINK or GNB, as applicable, of the merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the surviving company as a result of the merger, the effect on either LINK or GNB, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either LINK or GNB, as applicable, of any possible failure of the merger to occur.

The following table presents selected financial projections for the years ending December 31, 2020 and 2021 as provided by GNB’s senior management to LINK and Cedar Hill:

GNB Projections

	Projected For the Year Ending December 31,
	2020	2021
	(In millions, except per share data)
Total Assets	$371,684	$431,401
Gross Loans	242,002	244,475
Total Deposits	319,082	368,005
Total Shareholders’ Equity	48,325	52,788
Net Interest Income	12,212	12,137
Provision for Loan Losses	180	48
Total Noninterest Income	931	928
Total Noninterest Expense	8,424	8,388
Tax Provision	693	713
Net Income	3,846	3,916
Earnings Per Share	$4.94	$5.02

The following table presents earnings estimates for GNB for the year ending December 31, 2020 and 2021, as provided by GNB’s senior management to Boenning, and December 31, 2022 and 2023, as provided by LINK’s senior management to Boenning:

Projected For the Year Ending December 31,
2020	2021	2022	2023
(In thousands)
$4,141	$3,916	$3,916	$3,916

The following table presents selected financial projections for the year ending December 31, 2020, 2021, 2022 and 2023 as provided by LINK’s senior management to GNB and Boenning:

LINK Projections

	Projected For the Year Ending December 31,
	2020	2021	2022	2023
	(In millions, except per share data)
Total Assets	$378.0	$508.4	$678.3	$870.4
Gross Loans	290.7	450.7	620.7	810.7
Total Deposits	279.4	422.7	588.9	775.2
Total Shareholders’ Equity	39.9	44.2	47.3	53.2
Net Interest Income	8.9	13.5	18.6	24.5
Provision for Loan Losses	2.5	1.2	1.5	2.1
Total Noninterest Income	.5	.4	.5	.5
Total Noninterest Expense	8.8	10.9	13.2	15.2
Tax Provision (Benefit)	0	(2.5)	1.1	1.9
Net Income (Loss)	(1.8)	4.2	3.2	5.9

You are strongly cautioned not to place undue reliance on the prospective financial information set forth above. The inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that any of LINK, GNB, Cedar Hill, Boenning, or their affiliates, advisors or representatives considered or considers such information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of LINK, GNB, Cedar Hill, Boenning or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the assumptions, and none of them undertakes any obligation to update or otherwise revise or reconcile the assumptions to reflect circumstances existing after the date such information was generated or to reflect the occurrence of subsequent events even in the event that any or all of the underlying assumptions are shown to be in error. None of LINK, GNB, Cedar Hill, Boenning or their respective affiliates, advisors or representatives makes any representation to any shareholder regarding the prospective financial information. The prospective financial information is not being included in this joint proxy statement/prospectus to influence a shareholder’s decision regarding how to vote on any given proposal. In light of the foregoing, and considering that the parties’ special meetings will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, LINK shareholders and GNB shareholders are cautioned not to place unwarranted reliance on such information.

Interests of LINK’s Directors and Executive Officers in the Merger

In considering the recommendation of the LINK board of directors regarding the merger, LINK shareholders should know that certain directors and executive officers of LINK have interests in the merger in addition to their interests as shareholders of LINK. All those additional interests are described below, to the extent they are material and are known to LINK. The boards of directors of LINK and LINKBANK and the boards of directors of GNB and Gratz Bank were aware of these interests and considered them, among other matters, in approving the merger agreement.

Following the consummation of the merger, each current member of the boards of directors of LINK and LINKBANK is expected to continue to serve as a director of the board of directors of LINK and Gratz Bank, respectively, and each non-executive director of LINK is expected to receive an annual retainer of at least $25,000 per year. See the section of this joint proxy statement/prospectus entitled “–Boards of Directors of LINK and Gratz Bank After the Merger” on page [ ] for a discussion of the compositions of the boards of directors of LINK and Gratz Bank following the merger. Furthermore, following the consummation of the merger, each current LINK executive officer is expected to continue in his or her role as an executive officer of the combined company and be appointed to such roles at Gratz Bank.

Interests of GNB’s Directors and Executive Officers in the Merger

In considering the recommendation of the GNB board of directors regarding the merger, GNB shareholders should know that certain directors and executive officers of GNB have interests in the merger in addition to their interests as shareholders of GNB. All those additional interests are described below, to the extent they are material and are known to GNB. The boards of directors of GNB and Gratz Bank and the boards of directors of LINK and LINKBANK were aware of these interests and considered them, among other matters, in approving the merger agreement.

The following discussion sets forth the interests in the merger of each person who has served as a director or executive officer of GNB since January 1, 2020. Except as described below, to the knowledge of GNB, the directors and executive officers of GNB do not have any substantial interest, direct or indirect, by security holdings or otherwise in the merger or the merger agreement proposal apart from their interests as shareholders of GNB. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Employment Agreements with Messrs. Weymers, Dobbin, Klinger and Laudenslager

Four executive officers of GNB entered into employment agreements with LINK and Gratz Bank, effective as of the effective time of the merger. Wesley Weymers will be employed as Executive Chairman of the Board of

Gratz Bank and will receive (i) an annual salary rate of $300,000, (ii) a minimum annual bonus amount of $50,000, (iii) retention bonuses in the following amounts: (A) $300,000 payable within five days following the closing of the merger, (B) $200,000 payable on the first anniversary of the closing of the merger, (C) $200,000 payable on the second anniversary of the closing of the merger and (D) $167,900 payable on March 6, 2024, (iv) as soon as reasonably practicable following the closing of the merger, and on or promptly following each of the first and second anniversaries of the closing of the merger, grants of options to purchase 7,000 shares of LINK common stock, with each such grant vesting ratably over five years from the applicable grant date, and (v) an automobile allowance of $1,000 per month. Under their respective employment agreements, (1) Jeremy Dobbin will be employed as SVP, Agriculture & Consumer Lending of Gratz Bank, (2) Aaron Klinger will be employed as SVP, Senior Risk Officer of Gratz Bank and (3) Kevin Laudenslager will be employed as SVP, Market President, The Gratz Bank Region of Gratz Bank. Each of Messrs. Dobbin, Klinger and Laudenslager will receive (i) an annual salary of $150,000 per year, (ii) a minimum annual bonus amount of $15,000 for the first two years, (iii) $18,000 payable within five days following the closing of the merger, and (iv) an initial grant of options to purchase 3,000 shares of LINK common stock which vest ratably over five years.

Each of the employment agreements include non-compete and non-solicit provisions for the benefit of Gratz Bank (running for two years from their respective terminations of employment). Mr. Weymer’s employment agreement provides for severance equal to the sum of 2.99 times his annual base salary and the aggregate amount of all unpaid retention bonuses, if any, and the continuation of life, disability, medical insurance and other normal health and benefits for a period of 2.99 years. The employment agreements for Messrs. Dobbin, Klinger and Laudenslager provide for severance equal to two times his annual base salary and the continuation of life, disability, medical insurance and other normal health and benefits for a period of two years.

Amendments to Executive Supplemental Retirement Plans with Messrs. Weymers, Dobbin, Klinger and Laudenslager

Messrs. Weymers, Dobbin, Klinger and Laudenslager entered into amendments to their respective Executive Supplemental Retirement Plans with Gratz Bank (the “SERPs”), which amendments will be effective as of the effective time of the merger. The amendments provide that if the executive has an early termination of employment prior to attaining normal retirement age (65 1⁄2) as a result of (i) the termination by Gratz Bank without “cause” (as defined in the SERPs), (ii) the non-renewal by LINK and Gratz Bank of the executive’s employment agreement (or, in the case of Mr. Weymers, the expiration of the employment period under his employment agreement), or (iii) the resignation by the executive for “good reason” (as defined in the executive’s employment agreement), then the executive will be entitled to receive his full annual benefit as if he had reached normal retirement age (i.e., $72,000 for Mr. Weymers, $36,000 for Mr. Laudenslager and $18,000 for each of Messrs. Dobbin and Klinger). The annual benefit will be paid to the executive in equal monthly installments for 15 years, commencing in the month following the executive’s attainment of normal retirement age, provided that if the executive’s termination of employment occurs within 24 months following the effective time of the merger, then payment of the annual benefit will commence following such termination of employment. The amendment for Mr. Laudenslager also provides that if the benefit under his SERP would result in the imposition of an excise tax under Section 4999 of the Code, then Gratz Bank will pay him an additional cash payment in an amount such that the after-tax proceeds of such additional payment (including any income tax or excise tax on such additional payment) will be equal to the amount of the excise tax.

Appointment of Directors to the Boards of Directors of LINK and Gratz Bank

See the section of this joint proxy statement/prospectus entitled “The Merger–Boards of Directors of LINK and Gratz Bank After the Merger” on page [ ] for a discussion of the compositions of the boards of directors of LINK and Gratz Bank following the merger.

Indemnification and Insurance of Directors and Officers

Pursuant to the merger agreement, LINK has agreed that, for a period of six years after the effective date of the merger, it will indemnify, defend and hold harmless each present and former director and officer of GNB against any reasonable costs, expenses or fees (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time, arising out of the fact that he or she was a director or officer of GNB or is or was serving at the request of GNB as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of GNB, including without limitation matters related to the negotiation, execution and performance of the merger agreement or any of the related transactions, to the fullest extent which such person would have been entitled to indemnification under GNB’s articles of incorporation and GNB’s bylaws prior to the effective date of the merger.

In addition, LINK has agreed to maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the merger to cover the present officers and directors of GNB with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger; provided that, LINK is not obligated to pay more than 250% of GNB’s annual premiums for such coverage.

Boards of Directors of LINK and Gratz Bank After the Merger

Effective immediately following the effective time of the merger, the number of persons constituting the boards of directors of LINK and Gratz Bank will be increased by eight directors and the members of the boards of directors of GNB and LINKBANK immediately prior to the effective time of the merger will be appointed to the boards of directors of LINK and Gratz Bank, respectively. The members of each committee of the boards of directors of LINK and Gratz Bank will consist of an equal number of directors who were formerly directors of LINK and GNB and of LINKBANK and Gratz Bank, respectively, immediately prior to the effective time of the merger.

For three years following the effective time of the merger, the boards of directors of LINK and Gratz Bank will be comprised of an equal number of directors who were formerly directors of LINK and GNB and of directors who were formerly directors of LINKBANK and Gratz Bank, respectively, immediately prior to the effective time of the merger. Following the effective time of the merger, in the event a director of LINK or Gratz Bank ceases to be a member of the board of directors of LINK or Gratz Bank, respectively, his or her replacement will, in the case of a director who previously served on the LINK or LINKBANK board of directors, be selected by the former LINK or LINKBANK directors then serving on the board of directors of LINK or Gratz Bank, respectively, and, in the case of a director who served on the GNB or Gratz Bank board of directors prior to the effective time of the merger, be selected by the former GNB or Gratz Bank directors then serving on the board of directors of LINK or Gratz Bank, respectively.

For the next three annual meetings of shareholders of each of LINK and Gratz Bank following the effective time of the merger, the GNB and LINKBANK directors who were directors immediately prior to the effective time of the merger will be nominated to the boards of directors of LINK and Gratz Bank, respectively.

Effective immediately following the effective time of the merger, (1) Joseph C. Michetti, Jr., the chairman of the board of directors of GNB will be appointed chairman of the board of directors of LINK, (2) Wesley M. Weymers, the president and chief executive officer of Gratz Bank, will be appointed executive chairman of Gratz Bank and (3) Andrew Samuel, the chief executive officer of LINK, will be appointed vice-chairman of the boards of directors of LINK and Gratz Bank.

Material U.S. Federal Income Tax Consequences of the Merger

The following section generally describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of GNB’s common stock. The following section is based upon the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought and do not intend to seek any rulings from the IRS regarding the matters discussed below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Tax considerations under state, local and foreign laws, under federal laws other than those pertaining to income tax, and under federal laws applicable to alternative minimum taxes are not addressed in this proxy statement/prospectus.

For purposes of this section, we use the term “U.S. holder” to mean a beneficial owner which is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

If a partnership or other entity taxed as a partnership holds GNB common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER. ALL GNB SHAREHOLDERS SHOULD CONSULT THEIR OWN INDEPENDENT TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.

This section addresses only those U.S. holders of GNB common stock that hold their GNB common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of GNB common stock in light of their individual circumstances or to holders of GNB common stock that are subject to special rules, such as:

•	banks and other financial institutions;

•	pass-through entities and investors in pass-through entities;

•	insurance companies;

•	tax-exempt and governmental organizations;

•	brokers and dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold GNB common stock as a hedge or as part of a straddle, constructive sale or conversion transaction, or other risk management transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or persons whose “functional currency” is not the U.S. dollar;

•	persons who are not U.S. holders;

•	retirement plans; and

•	holders who acquired their shares of GNB common stock through the exercise of an employee stock option or otherwise as compensation.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of LINK, GNB or their advisors. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local and foreign and other tax laws, and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Based on the opinions and subject to the assumptions referred to below that, the merger qualifies as a reorganization, it is the opinion of Hogan Lovells US LLP and Pillar + Aught LLC that the material U.S. federal income tax consequences will be as follows:

•	no gain or loss will be recognized by LINK or GNB as a result of the merger;

•

no gain or loss will be recognized by U.S. holders who exchange all of their GNB common stock solely for LINK common stock pursuant to the merger (with respect to cash received instead of a fractional share of LINK common stock, see below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of LINK Common Stock”);

•

a U.S. holder of GNB common stock receiving solely cash in exchange for such GNB common stock generally will recognize gain and loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis in the shares of GNB common stock surrendered;

•

gain (but not loss) will be recognized by U.S. holders of GNB common stock who receive both shares of LINK common stock and cash in exchange for shares of GNB common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the LINK common stock and cash received by a U.S. holder of GNB common stock exceeds such U.S. holder’s basis in its GNB common stock and (2) the amount of cash received by such U.S. holder of GNB common stock (except with respect to U.S. holders who receive cash only or cash instead of a fractional share of LINK common stock, which is discussed below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of LINK Common Stock”);

•

the aggregate basis of the LINK common stock received by a U.S. holder of GNB common stock in the merger (including the basis of fractional shares of LINK common stock deemed received, prior to their deemed redemption as described below) will be the same as the aggregate basis of GNB common stock for which it is exchanged, decreased by the amount of cash (if any) received in the merger (other than cash received instead of fractional share interests in LINK common stock), and increased by the amount of gain recognized on the exchange (other than gain recognized with respect to cash received instead of fractional share interests in LINK common stock, as discussed below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of LINK Common Stock”); and

•

the holding period of LINK common stock received in exchange for shares of GNB common stock (including fractional shares of LINK common stock deemed received and redeemed as described below) will include the holding period of GNB common stock for which it is exchanged.

If a U.S. holder of GNB common stock acquired different blocks of GNB common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of GNB common stock, and the cash and shares of LINK common stock received will be allocated pro rata to each such block of stock. In computing the amount of gain realized, if any, a U.S. holder of GNB common stock may not offset a loss realized on one block of shares against the gain realized on another block of shares. U.S. holders should consult their tax advisors with regard to identifying the bases and holding periods of the particular shares of LINK common stock received in the merger.

At the time that a U.S. holder makes a cash or stock election pursuant to the terms of the merger agreement, such U.S. holder will not know whether, and to what extent, the proration provisions of the merger agreement might alter the mix of consideration such U.S. holder will receive. As a result, the U.S. federal income tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise amount of cash and/or LINK common shares that such U.S. holder will receive in the merger.

Completion of the merger is conditioned on, among other things, the receipt by LINK and GNB of legal opinions from Hogan Lovells US LLP and Pillar Aught LLC, respectively, each dated as of the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, prior to the effectiveness of the registration statement of which this proxy statement/prospectus is a part, each of Hogan Lovells US LLP and Pillar Aught LLC will deliver an opinion to LINK and GNB, respectively, to the same effect as the opinions described above. These opinions will be based on certain assumptions and on representations and covenants contained in representation letters provided by GNB and LINK and will assume that these representations are true, correct and complete, and that GNB and LINK, as the case may be, will comply with these covenants. Although the merger agreement allows each of LINK and GNB to waive its tax opinion closing condition, neither LINK nor GNB currently anticipates waiving this condition. If either LINK or GNB does waive its tax opinion closing condition after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC, and if the U.S. federal income tax consequences of the merger to GNB shareholders have materially changed, LINK and GNB will recirculate the proxy statement/prospectus and resolicit the shareholder vote of GNB. An opinion of counsel represents counsel’s best legal judgment but is not binding on the Internal Revenue Service or on any court. Neither LINK nor GNB intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger and there is no guarantee that the Internal Revenue Service will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Taxation of Capital Gain

Except as described under “Additional Considerations—Recharacterization of Gain as a Dividend” below, gain that U.S. holders of GNB common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their GNB common stock for more than one year as of the date of the merger. For U.S. holders of GNB common stock that are non-corporate holders, long-term capital gain is generally taxed at preferential rates. You are urged to consult with your own tax advisors about the U.S. federal income tax rate on long-term capital gain applicable to you.

Additional Considerations—Recharacterization of Gain as a Dividend

In limited circumstances, all or part of the gain that a particular U.S. holder of GNB common stock recognizes could be treated as dividend income rather than capital gain. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of GNB common stock, including the application of certain constructive ownership rules, U.S. holders of GNB common stock should consult their own tax advisor regarding the potential tax consequences of the merger to them.

Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of LINK Common Stock

A U.S. holder of GNB common stock who receives the entirety of its consideration in the form of cash will generally recognize gain or loss equal to the difference between the amount of cash received and its tax basis in its GNB common stock. In addition, a U.S. holder of GNB common stock who receives cash instead of a fractional share of LINK common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by LINK. As a result, such U.S. holder of GNB common stock will generally recognize gain or loss equal to the difference between the amount of cash received and its tax basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state and local, foreign and other tax laws.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder of GNB common stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding unless the U.S. holder provides LINK with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s federal income tax liability, provided that the U.S. holder timely furnishes the required information to the Internal Revenue Service.

A U.S. holder of GNB common stock who receives LINK common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of GNB common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives LINK common stock in the merger will be required to file a statement with such U.S. federal income tax return setting forth such holder’s basis in GNB common stock surrendered and the fair market value of the LINK common stock and cash received in the merger. A “significant holder” is a holder of GNB common stock, who, immediately before the merger, owned at least 5% (by vote or value) of the outstanding stock of GNB or has a tax basis of $1 million or more in its GNB common stock.

This section does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.

Regulatory Approvals Required for the Merger

General

LINK and GNB have agreed to use all reasonable efforts to obtain all permits, consents, approvals, non-objections and authorizations of all third parties and governmental authorities that are necessary to consummate the merger of LINK, LINKBANK, GNB and Gratz Bank. This includes various notices, approvals, waivers or consents from state and federal governmental authorities, including the FDIC, the Federal Reserve, and the PADOBS. The parties have filed all required applications, notices and waiver requests and received the regulatory approvals and waivers necessary to consummate the merger.

Federal Deposit Insurance Corporation

To consummate the merger of LINKBANK with and into Gratz Bank, LINKBANK will seek the approval of the FDIC under Section 18(c) of the Federal Deposit Insurance Act, as amended, which is commonly known as the Bank Merger Act. The FDIC may not approve such merger if:

•

such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•

the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless the FDIC finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every case, the FDIC is required to consider the financial and managerial resources and future prospects of the institutions concerned, the convenience and needs of the communities to be served, and the effectiveness of each insured depository institution involved in the proposed merger in combating money-laundering activities. Consideration of financial resources generally focuses on capital adequacy of the institutions involved. In assessing the convenience and needs of the community to be served, the FDIC will consider such elements as the extent to which the proposed merger is likely to benefit the general public through higher lending limits, new or expanded services, reduced prices, increased convenience in utilizing the services and facilities of the resulting institution, or other means. The FDIC, as required by the Community Reinvestment Act of 1977, as amended, will also note and consider the record of performance of LINKBANK and Gratz Bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods. An unsatisfactory record may form the basis for denial or conditional approval of an application. Applicable regulations require publication of public notice of an application, with opportunity for public comment, before approval of the merger of LINKBANK with and into Gratz Bank.

Federal Reserve

LINK will seek a waiver from the Federal Reserve from application requirements associated with the merger pursuant to 12 CFR 225.12(d), which authorizes the Federal Reserve to waive application requirements associated with a bank holding company merger or a bank holding company acquiring a new subsidiary bank if the transaction involves a bank merger and certain other conditions are met, including that the bank merger will be approved under the Bank Merger Act. If the Federal Reserve does not provide this waiver, LINK will seek the requisite approval from the Federal Reserve to consummate the merger.

Pennsylvania Department of Banking and Securities

Pursuant to Chapter 16 of the Pennsylvania Banking Code of 1965, a merger that will result in a Pennsylvania state-chartered institution must be approved by the PADOBS. In every proposed merger transaction the PADOBS must consider, among other things, whether the proposed transaction adequately protects the interests of depositors, other creditors and shareholders. The PADOBS also must consider whether the proposed transaction would be consistent with adequate and sound banking and in the public interest on the basis of the financial history and condition of the parties, their prospects, the character of their management, the potential effect of the merger or consolidation on competition and the convenience and needs of the area primarily to be served by the resulting institution.

Accounting Treatment of the Merger

The merger of GNB with and into LINK will be accounted for as a reverse acquisition using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations, which provides guidance for determination of the accounting acquiring entity in this transaction. Factors considered within this guidance included, but were not limited to, the following:

•	the relative voting interests of GNB shareholders and LINK shareholders in the resulting company after the merger is completed;

•	the composition of the board of directors of the resulting company after the merger is completed;

•	the composition of executive and senior management of the resulting company after the merger is completed;

•	the terms of the exchange of equity securities in the merger; and

•	the relative size of GNB and LINK at the time of the merger.

Given that the merger is a merger of equals, many of the factors are non-determinative because they are evenly split between GNB and LINK. In considering the relative voting interests in the resulting company after the merger, based on the terms of the merger agreement, the GNB shareholders have the ability to exchange up to a maximum of 20% of GNB’s outstanding shares of common stock for cash. The elections of GNB shareholders will therefore have a direct effect on the ownership percentages of the surviving institution after the merger. Given the variability in the mix of stock and cash consideration that GNB shareholders can select, with at least 80% of the shares of GNB common stock being converted into the right to receive shares of LINK common stock in the merger, it is expected that the former shareholders of GNB as a group will receive shares in the merger constituting between approximately 47.8% and approximately 53.4% of the outstanding shares of LINK common stock immediately after the merger. Similarly, the approximate ownership percentage that LINK shareholders will retain in the combined company is estimated to range between approximately 47% and approximately 52%. Although LINK shareholders could retain more than 50% of the voting interests of LINK after the merger if GNB shareholders elect closer to the maximum level of cash in exchange for their shares, GNB is considered the accounting acquirer due to the following: 1) GNB has larger common equity, deposits, and assets, 2) GNB has significantly higher net income levels than LINK, 3) holding company and bank boards have equal representation with GNB representatives will chair the boards, and all other factors are non-determinative toward either party. Qualitatively, LINK’s subsidiary bank, LINKBANK, is merging with and into GNB’s subsidiary bank, Gratz Bank with the Gratz Bank charter surviving the merger. Since all of the significant revenue generating activities along with their associated expenses reside at the bank level, greater weight is being placed on the fact that a mature, stable bank in Gratz Bank which has stable net income with excess available funding is merging and integrating LINKBANK into Gratz Bank as an opportunity to utilize LINKBANK’s presence in higher growth markets to deploy its excess available funds into higher yielding loans to produce an increased shareholder return. As a result, GNB is considered the accounting acquirer and the historical financial statements of the combined company will be the historical financial statements of GNB following the completion of the merger. No single factor was the sole determinant in the overall conclusion related to the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion.

The merger will be accomplished by the issuance of shares of LINK stock and cash to GNB shareholders. The assets and liabilities of LINK as of the effective date of the merger will be recorded at their respective estimated fair values and added to those of GNB. Any difference between the purchase price for GNB and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. Goodwill is created when the purchase price consideration exceeds the fair value of the assets acquired or a bargain purchase gain results when the current fair value of the assets acquired exceeds the purchase price consideration. For purposes of this analysis as of March 31, 2021, goodwill of $19.3 million results from the transaction; however, the final purchase accounting analysis will be performed as of the merger date and amounts therein are subject to change based on operations subsequent to March 31, 2021, as additional information becomes available and as additional analyses are performed. A core deposit intangible asset is expected to be recorded by LINK in connection with the acquisition and will be amortized to expense over its estimated useful life. The financial statements of LINK issued after the acquisition will reflect the results attributable to the acquired operations of GNB beginning on the date of completion of the acquisition.

The unaudited pro forma combined financial statements give effect to the proposed acquisition as if the acquisition occurred on March 31, 2021 with respect to the balance sheet.

In accordance with FASB ASC 805-40-30-2, the purchase price consideration in a reverse acquisition is determined based on the number of hypothetical equity interests the legal acquiree would have had to issue to give the owners of the legal acquirer the same percentage equity interest in the combined entity that results from the reverse acquisition. See “Selected Unaudited Pro Forma Combined Financial Data for LINKBANCORP, Inc.” beginning on page [ ] for a complete description of the purchase price consideration.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of LINK’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact LINK’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to LINK shareholders’ equity, including results of operations from March 31, 2021 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses. ASU 2016-13 is effective for LINK for annual and interim periods beginning after December 15, 2022, and early adoption is permitted for annual and interim periods beginning after December 15, 2019. The transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. LINK does not currently anticipate to early adopt ASU 2016-13 and it is noted that this pro forma financial data and no other financial information in this joint proxy statement/prospectus reflect any impact of ASU 2016-13.

In periods following the completion of the merger, the comparative historical financial statements of LINK will be those of GNB prior to the merger. These financial statements will reflect the results attributable to the acquired operations of LINK, as the acquired company for accounting purposes, beginning on the date the merger is completed. The unaudited pro forma combined condensed consolidated financial information contained in this document has been prepared using the acquisition method of accounting. See “Selected Unaudited Pro Forma Combined Financial Data for LINKBANCORP, Inc.” beginning on page [ ].

Appraisal Rights

General

GNB shareholders have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the PBCL. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex F, which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Annex F.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of GNB common stock, as applicable, immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Before the effective date of the merger, GNB shareholders should send any written notice or demand required in order to exercise dissenters’ rights to GNB Financial Services, Inc., 32 West Market Street, P.O. Box 159, Gratz, PA 17030 (Attn: Secretary). After the effective date of the merger, all dissenters should send any correspondence to LINKBANCORP, Inc., 3045 Market Street, Camp Hill, PA 17011 (Attn: President).

Notice of Intention to Dissent

If you wish to dissent from the merger, you must do the following:

•

Prior to the vote on the merger agreement by GNB shareholders at the GNB special meeting, file with GNB a written notice of your intention to demand payment of the fair value of your shares of common stock if the merger is completed;

•

Make no change in your beneficial ownership of the common stock with respect to which you are dissenting from the date you give notice of your intention to demand fair value of your shares through the day of the merger; and

•	Not vote your shares of common stock with respect to which you are dissenting to adopt the merger agreement at the special meeting.

Simply providing a proxy against or voting against the proposed merger will not constitute notice of your intention to dissent. Further, if you submit a proxy, but do not indicate how you wish to vote, your right to dissent will be lost.

Notice to Demand Payment

If the merger is adopted by the required vote of GNB shareholders, GNB will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for the shares of common stock for which they dissented in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as shareholders who do not dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, LINK will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that LINK estimates to be the fair value of the common stock held by such dissenting shareholder. The remittance or notice will be accompanied by:

•

A closing balance sheet and statement of income of GNB for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	A statement of LINK’s estimate of the fair value of GNB’s common shares; and

•	A notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by LINK is less than the fair value of their common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of such common stock to LINK within 30 days after LINK mails its remittance. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by LINK of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by LINK.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	The effective date of the merger;

•	Timely receipt by GNB or LINK, as the case may be, of any demands for payment; or

•	Timely receipt by GNB or LINK, as the case may be, of any estimates by dissenters of the fair value,

then, LINK may file an application in the Court of Common Pleas requesting that the court determine the fair value of the common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If LINK were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against LINK, may file an application in the name of LINK at any time within the 30-day period after the expiration of the 60-day period and request that the Court of Common Pleas determine the fair value of the shares. The fair value determined by the Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than LINK’s estimate of the fair value of their common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court of Common Pleas finds fair and equitable.

LINK intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then LINK will file an application requesting that the fair value of the GNB common stock be determined by the Court of Common Pleas.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against LINK, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

GNB shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Income Tax Consequences

The exercise of dissenters’ rights may result in taxable income to you. LINK has not obtained a tax opinion regarding the tax consequences of a shareholder exercising its dissenters’ rights. Accordingly, those who wish to exercise their dissenters’ rights should consult their own tax advisors regarding the tax consequences of such an election.

FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SUBCHAPTER D OF CHAPTER 15 OF THE PBCL REGARDING DISSENTERS’ RIGHTS WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT COUNSEL BEFORE EXERCISING DISSENTERS’ RIGHTS.

Restrictions on Sales of Shares by Certain Affiliates

The shares of LINK common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, as amended, or the Securities Act, except for shares issued to any shareholder who is an “affiliate” of LINK as defined by Rule 144 under the Securities Act. Affiliates generally consist of individuals or entities that control, are controlled by or are under common control with LINK, and include the executive officers and directors of LINK and may include significant shareholders of LINK.

Stock Exchange Listing

Following the merger, the shares of LINK common stock will continue to be quoted on the Pink Open Market under the symbol “LNKB”.

Delisting of GNB Common Stock After the Merger

Upon completion of the merger, the GNB common stock currently quoted on the Pink Open Market will no longer be quoted on the Pink Open Market.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference into this joint proxy statement/prospectus and attached as Annex A to this joint proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the full text of the merger agreement. The merger agreement contains customary representations and warranties of LINK and GNB made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the agreement between LINK and GNB and are not intended to provide factual, business or financial information about LINK and GNB. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, may have been used for purposes of allocating risk between LINK and GNB rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the merger agreement that were made to the other party in connection with the negotiation of the merger agreement, and generally were solely for the benefit of the parties to that agreement.

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988 (“BCL”) and the regulations promulgated thereunder, at the completion of the merger, (i) GNB will merge with and into LINK and (ii) LINKBANK will merge with and into Gratz Bank. LINK and Gratz Bank will be the surviving entities in the merger and will continue their existences under the laws of the Commonwealth of Pennsylvania. Upon completion of the merger, the separate existences of GNB and LINKBANK will terminate.

The articles of incorporation of LINK and Gratz Bank and the amended and restated bylaws of LINK and Gratz Bank will remain as the articles of incorporation and bylaws, respectively, of LINK and Gratz Bank. See “Comparison of Shareholder Rights” beginning on page [ ].

The merger agreement provides that LINK may, at any time prior to the effective time, change the method of effecting the business combination of LINK and GNB. However, no such change may (a) alter or change the merger consideration, (b) adversely affect the tax treatment of LINK or GNB in connection with the merger, or (c) be reasonably likely to materially impede or delay consummation of the transactions contemplated by the merger agreement.

Effective Time and Timing of Closing

The merger can be completed and become effective after the following steps are completed: (1) approval of the merger by the FDIC and the PADOBS and receipt of the Federal Reserve’s approval of the application waiver request (or approval of the merger by the Federal Reserve if the waiver request is denied), (2) approval of the merger by the shareholders of LINK, (3) approval of the merger by the shareholders of GNB, (4) filing of all documents as may be required by applicable laws and regulations to consummate the merger, including articles of merger with the Secretary of the Commonwealth of Pennsylvania, and (5) expiration of any statutory waiting period after regulatory approval. Subject to the satisfaction or waiver of all conditions to closing set forth in the merger agreement, the closing of the merger will occur as promptly as practicable after all of the conditions in the agreement have been satisfied, or if permissible, waived by the party entitled to the benefit of the same, or on such other date as LINK and GNB may mutually agree upon.

LINK and GNB anticipate that the merger will be completed in the third quarter of 2021. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, LINK and GNB will complete the merger.

Boards of Directors of LINK and Gratz Bank After the Merger

Effective immediately following the effective time of the merger, the number of persons constituting the boards of directors of LINK and Gratz Bank will be increased by eight directors and the members of the boards of directors of GNB and LINKBANK immediately prior to the effective time of the merger will be appointed to the boards of directors of LINK and Gratz Bank, respectively. The members of each committee of the boards of directors of LINK and Gratz Bank will consist of an equal number of directors who were formerly directors of LINK and GNB and of LINKBANK and Gratz Bank, respectively, immediately prior to the effective time of the merger.

For three years following the effective time of the merger, the boards of directors of LINK and Gratz Bank will be comprised of an equal number of directors who were formerly directors of LINK and GNB and of directors who were formerly directors of LINKBANK and Gratz Bank, respectively, immediately prior to the effective time of the merger. Following the effective time of the merger, in the event a director of LINK or Gratz Bank ceases to be a member of the board of directors of LINK or Gratz Bank, respectively, his or her replacement will, in the case of a director who previously served on the LINK or LINKBANK board of directors, be selected by the former LINK or LINKBANK directors then serving on the board of directors of LINK or Gratz Bank, respectively, and, in the case of a director who served on the GNB or Gratz Bank board of directors prior to the effective time of the merger, be selected by the former GNB or Gratz Bank directors then serving on the board of directors of LINK or Gratz Bank, respectively.

For the next three annual meetings of shareholders of each of LINK and Gratz Bank following the effective time of the merger, the GNB and LINKBANK directors who were directors immediately prior to the effective time of the merger will be nominated to the boards of directors of LINK and Gratz Bank, respectively.

Notwithstanding the foregoing, the structure and terms of the LINK board of directors may be modified by the approval of at least 80% of the members of the LINK board of directors.

Effective immediately following the effective time of the merger, (1) Joseph C. Michetti, Jr., the chairman of the board of directors of GNB will be appointed chairman of the board of directors of LINK, (2) Wesley M. Weymers, the president and chief executive officer of Gratz Bank, will be appointed executive chairman of Gratz Bank and (3) Andrew Samuel, the chief executive officer of LINK, will be appointed vice-chairman of the boards of directors of LINK and Gratz Bank.

Consideration to be Received in the Merger

The merger agreement provides that GNB shareholders will have the right, with respect to each of their shares of GNB common stock, to elect to receive, subject to certain proration and other provisions as described below, either (i) $87.68 in cash, without interest, or (ii) 7.3064 shares of LINK common stock. At least 80% of the number of shares of GNB common stock outstanding as of the effective time of the merger (including any dissenters’ shares but excluding shares of GNB common stock to be canceled in accordance with the terms of the merger agreement) will be converted into shares of LINK common stock.

No guarantee can be made that you will receive solely cash, if you so elect. As a result of the proration provisions and other limitations described in this document and in the merger agreement, you may receive LINK common stock or cash in amounts that vary from the amounts you elect to receive. The proportion of stock and cash to be issued in the merger is also subject to potential adjustment for tax purposes.

Non-Electing GNB Shareholders. GNB shareholders who make no election to receive cash or LINK common stock in the merger, and GNB shareholders who do not make a valid election, will be deemed not to have made an election. Shareholders not making an election will be paid in LINK common stock.

Proration. The maximum number of shares of GNB common stock to be converted into cash consideration in the merger will be 20% of the outstanding shares of GNB common stock (including any shares for which dissenters’ rights are appropriately exercised but excluding shares of GNB common stock to be canceled in accordance with terms of the merger agreement). The remaining shares of GNB common stock will be converted into shares of LINK common stock. Therefore, elections are subject to certain proration and other provisions to preserve this requirement regarding the maximum number of shares of GNB common stock to be converted into cash in the merger.

If the GNB shareholders’ election and the number of shares of GNB common stock for which dissenters’ rights are appropriately exercised would result in more than 20% of the outstanding shares of GNB common stock (including any shares for which dissenters’ rights are appropriately exercised but excluding shares of GNB common stock to be canceled in accordance with terms of the merger agreement) being exchanged for cash, then all GNB shareholders who elected to receive stock consideration or who did not make an election will receive stock consideration, and all shareholders who have elected to receive cash consideration will receive the following:

•

a number of shares of LINK common stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares for which such shareholder made elections to receive the cash consideration and (ii) a fraction, the numerator of which is the amount by which (a) the sum of the number of shares for which all GNB shareholders made elections to receive cash consideration and the number of shares of GNB common stock for which dissenters’ rights are appropriately exercised exceeds (b) the maximum number of shares of GNB common stock to be converted into cash consideration, and the denominator of which is the number of shares for which elections were made to receive the cash consideration, and

•	the right to receive cash consideration for the remaining number of such shareholder’s shares.

If the GNB shareholders’ elections and the number of shares of GNB common stock for which dissenters’ rights are appropriately exercised would result in 20% or fewer of the outstanding shares of GNB common stock (including any shares for which dissenters’ rights are appropriately exercised but excluding shares of GNB common stock to be canceled in accordance with the terms of the merger agreement) being exchanged for cash, then all GNB shareholders who elected to receive cash consideration will receive cash consideration and all GNB shareholders who elected to receive stock consideration or made no election will receive stock consideration.

Fractions of Shares. No fractional shares of LINK common stock will be issued to any holder of GNB common stock upon completion of the merger. For each fractional share that would otherwise be issued, LINK will pay each shareholder cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by Twelve Dollars ($12.00), rounded to the nearest whole cent. Although LINK common stock is quoted on the Pink Open Market, there is no active trading market for LINK common stock. Accordingly, for purposes of determining the value of a fractional share, the parties mutually agreed to value LINK common stock at $12.00 per share, which is the price per share at which LINK completed a $5 million private placement of common stock in October 2020.

Conversion. The conversion of GNB’s common stock into the merger consideration will occur automatically upon completion of the merger. Under the merger agreement, after the effective time, LINK will cause its exchange agent to pay the “purchase price” to each GNB shareholder who surrenders the appropriate documents to the exchange agent. The term “purchase price” refers to the (i) shares of LINK’s common stock, (ii) cash (if any) and (iii) any cash to be paid instead of a fraction of a share of LINK common stock, payable to each holder of GNB’s common stock.

Election Procedures for Shareholders; Exchange of Certificates; Dividends

If you own GNB common stock, you will soon receive under separate cover an election form. The election form entitles the record holder of GNB common stock to specify (a) the number of shares of GNB common stock owned by such holder for which the holder elects to receive stock consideration, or (b) the number of shares of GNB common stock owned by such holder for which the holder elects to receive cash consideration. If no election is made, then such holder shall receive stock consideration in the merger as outlined above.

To make an effective election, a shareholder of record must submit a properly completed election form to Continental Stock Transfer & Trust Company, which will be acting as the exchange agent, on or before 5:00 p.m., New York City time, on the 25th day following the mailing date of the election form to GNB shareholders, or the election deadline. You may change or revoke your election at any time prior to the election deadline by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed, revised election form. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated.

You may not revoke or change your elections following the election deadline.

If you do not submit a properly completed election form or revoke your election form prior to the election deadline, your shares of GNB common stock will be designated as non-election shares and you will receive stock consideration as outlined above. On or before the closing date of the merger, LINK will cause to be delivered to the exchange agent certificates, or at LINK’s option, evidence of shares in book-entry form, representing the shares of LINK common stock to be issued in the merger. In addition, LINK will deliver to the exchange agent an aggregate amount of cash consideration sufficient to permit payment of the aggregate cash consideration and cash in lieu of fractional shares of LINK common stock.

Promptly after the effective time of the merger, the exchange agent will mail to each GNB shareholder of record at the effective time of the merger, notice advising such holder of the effectiveness of the merger, including a form of letter of transmittal (in a form satisfactory to LINK and GNB) containing instructions for use in surrendering the shareholder’s GNB stock certificates. When such GNB shareholders deliver their GNB stock certificates or book-entry shares to the exchange agent with a properly completed and duly executed letter of transmittal and any other required documents, their GNB stock certificates or book-entry shares will be cancelled and in exchange, such GNB shareholders will receive:

•

a LINK stock certificate, or at the election of LINK, a statement reflecting shares issued in book-entry form, representing the number of whole shares of LINK common stock that they are entitled to receive under the merger agreement; and/or

•	a check representing the amount of cash that they are entitled to receive in lieu of any fractional shares.

GNB shareholders are not entitled to receive any dividends or other distributions on LINK common stock with a record date after the closing date of the merger until they have surrendered their GNB stock certificates or book-entry shares in exchange for a LINK stock certificate or book-entry shares. After the surrender of their GNB stock certificates or book-entry shares, GNB shareholders will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their LINK common stock.

Representations and Warranties

The merger agreement contains representations and warranties made by and to LINK and GNB. The statements embodied in those representations and warranties were made for purposes of the agreement between LINK and GNB and are subject to important qualifications and limitations agreed to by LINK and GNB in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between LINK and GNB rather than establishing matters as fact. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.

Each of LINK, LINKBANK, GNB and Gratz Bank has made representations and warranties to the other regarding, among other things:

•	due organization, good standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate records;

•	corporate authority;

•	regulatory approvals, no defaults;

•	financial statements;

•	financial controls and procedures;

•	absence of certain changes or events;

•	regulatory matters;

•	legal proceedings;

•	compliance with laws;

•	brokers;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	derivative transactions;

•	loans and nonperforming and classified assets;

•	inapplicability of antitakeover laws;

•	the accuracy of information in this joint proxy statement/prospectus;

•	anti-money laundering, community reinvestment and customer information security; and

•	fairness opinion.

In addition, GNB and Gratz Bank have made representations and warranties to LINK regarding, among other things:

•	regulatory action;

•	material contracts;

•	defaults;

•	investment securities;

•	tangible properties and assets;

•	intellectual property;

•	fiduciary accounts;

•	insurance; and

•	transactions with affiliates.

In addition, LINK has made representations and warranties to GNB regarding, among other things:

•	deposit insurance; and

•	stock issued in the merger.

The representations and warranties of each of LINK and GNB will expire upon the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Conduct of Business Pending the Merger

Conduct of Business of GNB and Gratz Bank Pending the Merger

Under the merger agreement, GNB and Gratz Bank have agreed that, until the effective time of the merger or the termination of the merger agreement, GNB and Gratz Bank will not, except as expressly permitted by the merger agreement or with the prior written consent of LINK:

•	conduct its business other than in the ordinary course consistent with past practice and prudent banking practice and in compliance in all material respects with all applicable laws and regulations;

•

fail to use reasonable best efforts to preserve their business organizations intact, maintain the services of current officers, employees, directors and other key individual service providers of GNB and any of its subsidiaries, and preserve the goodwill of their customers and others with whom business relationships exist;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any securities or equity equivalents or enter into any agreement with respect to the foregoing;

•

permit any additional shares of capital stock to become subject to grants of employee or director stock options, warrants, rights, convertible securities and other arrangements or commitments which obligate GNB to issue or dispose of any of its capital stock or other ownership interests;

•	directly or indirectly redeem, retire, purchase or otherwise acquire any shares of its capital stock;

•

except for its regular quarterly dividends and a special one-time cash dividend of $0.54 per share declared on December 10, 2020, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of GNB stock;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

•

enter into, amend or renew any employment, consulting, severance or similar agreement or arrangement with any director, officer, employee or individual service provider, or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except for (i) normal increases in compensation to non-executive employees in the ordinary course of business consistent with past practice not to exceed 5% with respect to any individual non-executive employee and all such increases in the aggregate not to exceed 3% of total compensation, and provided that any increases, either singularly or collectively, are consistent with GNB’s 2020 or 2021 budgets, (ii) normal accruals under GNB’s supplemental executive retirement plan consistent with past practice, and (iii) payment of 2020 bonuses as set forth on the applicable disclosure schedule;

•

hire any person as an employee or promote any employee to a position of Vice President or above to the extent such hire or promotion would increase any severance obligation, except (i) to satisfy existing contractual obligations, and (ii) persons hired to fill any vacancies at an annual salary of less than $70,000 and whose employment is terminable at will;

•

enter into, establish, adopt, amend, modify or terminate any benefit and compensation plans, contracts, policies or arrangements covering current or former directors, officers or employees, except: (i) as required by applicable law or the merger agreement, subject to prior written notice and consultation with LINK; or (ii) to satisfy certain contractual obligations existing as of the date of the merger agreement.

•

pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any other transaction with, its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors, other than (i) compensation in the ordinary course of business consistent with past practice, or (ii) certain loans permitted under the merger agreement;

•

sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to GNB taken as a whole;

•

acquire all or any portion of the assets, business, deposits or properties of any other entity other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice;

•

make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

•	amend the charter of bylaws of GNB or Gratz Bank, except as set forth on the applicable disclosure schedule;

•	implement or adopt any change in its accounting principles, practices or methods other than as may be required by applicable laws or regulations or by GAAP;

•	enter into, amend, modify, renew or terminate any Material Contract (as defined in the merger agreement), except as expressly permitted by the merger agreement;

•

enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which GNB or Gratz Bank is or becomes a party, which involves a payment that exceeds $50,000 individually or $100,000 in the aggregate and/or would impose a material restriction on their businesses;

•	enter into any new material line of business;

•

change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any regulatory authority;

•	file any application or make any contract with respect to branching or site location or site relocation;

•	enter into any derivatives transactions;

•

incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the Federal Home Loan Bank, and securities sold under agreements to repurchase, each with a duration exceeding 1 year, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

•

acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not in accordance with GNB’s investment policy, or (ii) any debt security other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice;

•

restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio is classified under GAAP or reported for regulatory purposes;

•

make, renegotiate, renew, increase, extend, modify or purchase any loan, other than in accordance with its existing loan policies and procedures, or to satisfy existing contractual obligations; provided, however, that prior notification and approval of LINK is required for (i) any new origination that would require the approval of the Executive Committee of the Gratz Bank in accordance with its lending policy as in effect on the date of the merger agreement, or (ii) any loan not made in accordance with its existing loan policy;

•

make any equity investment or equity commitment to invest in real estate or in any real estate development project other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

•

make or change any material tax election, file any amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any adjustment of any material tax attribute, file any material claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•

commit any act or omission which constitutes a material breach or default under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license to which it is a party or by which it or its properties is bound;

•

foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a hazardous substance in amounts which would be material;

•

cause or allow the loss of insurance coverage that would have a material adverse effect to GNB, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect at the time of the merger agreement;

•

discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;

•

take any action or fail to take any action that is intended or is reasonably likely to (i) result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) result in any of the conditions to the merger set forth in the merger agreement not being satisfied, (iii) result in a material violation of any provision of the merger agreement, except, in each case, as required by applicable law or regulation or (iv) result in a material delay of the approval or completion of the merger; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of these prohibited activities.

Conduct of Business of LINK Pending the Merger

Under the merger agreement, LINK has agreed that, until the effective time of the merger or the termination of the merger agreement, LINK and LINKBANK will not, except as expressly permitted by the merger agreement or with the prior written consent of GNB:

•

take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (ii) any of the conditions to the merger agreement not being satisfied or (iii) a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation;

•

grant, issue, deliver or sell any additional shares of capital stock or rights; provided, however, that LINK may (i) grant equity awards pursuant to its employee benefit plans as required by any LINK employee benefit plan or in the ordinary course consistent with past practice, not to exceed 25,000 shares of capital stock in the aggregate, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to a LINK employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions

•

thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, and (iii) issue LINK capital stock in connection with the transactions contemplated by the merger agreement;

•

(i) other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on any shares of LINK common stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

•	amend its charter or bylaws;

•

enter into any binding definitive agreement, or publicly announce its intent to enter into any binding definitive agreement, to acquire any other depository institution or credit union prior to the receipt of all regulatory approvals required for the transactions contemplated by the merger agreement;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of LINKBANK;

•	enter into any contract with respect to, or otherwise agree or commit to do, any of these prohibited activities;

•

sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to LINK taken as a whole; or

•

implement or adopt any change in its accounting principles, practices or methods other than as may be required by applicable laws or regulations or by accounting principles generally accepted in the United States, or GAAP.

GNB Shareholder Meeting

GNB has agreed to use its best efforts to call, hold and convene a meeting of its shareholders within 40 days after the initial mailing of this joint proxy statement/prospectus to its shareholders to consider and vote on the approval of the merger agreement and any other matters required to be approved by its shareholders in order to consummate the merger. GNB has also agreed to ensure that its shareholder meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the meeting are solicited, in compliance with applicable law, GNB’s charter and GNB’s bylaws.

Additionally, the board of directors of GNB has agreed to recommend that its shareholders vote to approve the merger agreement and the transactions contemplated thereby (including the merger) and any other matters required to be approved by its shareholders for consummation of the merger.

LINK Shareholder Meeting

LINK has agreed to use its best efforts to call, hold and convene a meeting of its shareholders within 40 days after the initial mailing of this joint proxy statement/prospectus to its shareholders to consider and vote on the approval of the merger agreement, including the issuance of LINK common stock in connection with the merger, and any other matters required to be approved by its shareholders in order to consummate the merger. LINK has also agreed to ensure that its shareholder meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the meeting are solicited, in compliance with applicable law, LINK’s charter and LINK’s bylaws.

Additionally, the board of directors of LINK has agreed to recommend that its shareholders vote to approve the merger agreement and the transactions contemplated thereby (including the merger), including the issuance of LINK common stock in connection with the merger and any other matters required to be approved by its shareholders for consummation of the merger.

No Solicitation

GNB has agreed that neither it nor any of its respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representative retained by GNB (which we refer to as GNB’s representatives) will, directly or indirectly:

•

solicit, initiate, induce or knowingly encourage or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise provide access to, any confidential or non-public information or data with respect to GNB or otherwise relating to an acquisition proposal; or

•	release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which GNB is a party.

GNB must immediately cease any existing discussions or negotiations with any person (other than LINK) with respect to any of the foregoing, and use reasonable best efforts to cause all persons (other than LINK) who have been furnished confidential information regarding GNB in connection with the solicitation of or discussions regarding an acquisition proposal within the 12 months prior to the date of the merger agreement to promptly return or destroy such information.

Under the merger agreement, an “acquisition proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated thereunder):

•	merger, consolidation, share exchange, business combination or other similar transactions;

•

sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of GNB or Gratz Bank in a single transaction or series of transactions;

•	tender offer or exchange offer for 25% or more of the outstanding shares of capital stock or the filing of a registration statement under the Securities Act in connection therewith; or

•	public announcement by any person of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

If GNB receives a bona fide unsolicited written acquisition proposal prior to its shareholder meeting that did not result from a breach by GNB of any of the non-solicitation provisions in the merger agreement as discussed above, GNB may participate in discussions or negotiations regarding the unsolicited acquisition proposal or furnish the third party with, or otherwise afford access to the third party of, any information or data with respect to GNB or any of its subsidiaries or otherwise relating to the acquisition proposal if:

•

the GNB board of directors first determines in good faith, after consultation with its outside legal counsel and with respect to financial matters, its independent financial advisor, that such action would be required in order for directors of GNB to comply with their fiduciary duties under applicable law in response to an acquisition proposal that the GNB board of directors believes in good faith is a superior proposal;

•	GNB has provided LINK with at least 24 hour notice of receipt of such acquisition proposal; and

•

prior to furnishing or affording access to any information or data with respect to GNB or any of its subsidiaries or otherwise relating to an acquisition proposal, the third party enters into a confidentiality agreement with GNB containing terms no less favorable to LINK than those contained in its confidentiality agreement with LINK.

A “superior proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of GNB common stock then outstanding or all or substantially all of the assets of GNB and otherwise (a) on terms which the GNB board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the GNB shareholders than the transactions contemplated with LINK, and (b) that constitutes a transaction that, in the GNB board of directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

GNB must deliver to LINK within twenty-four hours a new notice of each such superior proposal.

Employee Benefits

Following the closing date of the merger, LINK may, in its sole discretion, choose to maintain any or all of GNB’s benefit plans, and GNB and Gratz Bank must cooperate with LINK in order to effect any plan terminations to be made as of the effective time of the merger. For the period commencing at the effective time of the merger and ending twelve months after the effective of the merger (or the applicable continuing employee’s earlier termination of employment), LINK will provide or cause to be provided to each GNB and Gratz Bank employee who continues employment with Gratz Bank (a “continuing employee”) (i) at least the same base salary or base rate of pay as provided to such continuing employee immediately prior to the effective time of the merger, (ii) target cash bonus opportunities provided to similarly-situated employees of LINK or Gratz Bank and (iii) other benefits (other than severance or termination pay) at least substantially comparable in the aggregate to the benefits provided similarly-situated employees of LINK or Gratz Bank.

LINK will take all commercially reasonable action so that continuing employees will be entitled to participate in each employee benefit or compensation plan, program, policy, agreement or arrangement of LINK or any of its subsidiaries of general applicability to the same extent as similarly-situated employees of LINK.

LINK will cause each LINK benefit plan in which continuing employees are eligible to participate to take into account for purposes of eligibility and vesting under the LINK benefit plans, but not for purposes of benefit accrual under a defined benefit plan, the service of such employees with GNB or Gratz Bank to the same extent as such service was credited for such purpose by GNB or Gratz Bank. Such service, however, will not be recognized to the extent that such recognition would result in a duplication of benefits.

LINK may amend, merge or terminate any GNB benefit plan or LINK benefit plan in accordance with their terms at any time. However, LINK will continue to maintain the GNB benefit plans (other than stock-based or incentive plans) for which there is a comparable LINK benefit plan until the continuing employees are permitted to participate in the LINK benefit plan, unless such LINK benefit plan has been frozen or terminated with respect to similarly-situated LINK employees.

Following the closing date of the merger, LINK will honor, in accordance with GNB’s policies and procedures in effect as of the date of the merger agreement, any employee expense reimbursement obligations of GNB for out-of-pocket expenses incurred during the calendar year in which the closing occurs by any GNB employee whose employment continues after the effective time of the merger.

If requested by LINK, GNB or Gratz Bank will take all actions necessary to cease contributions to and terminate each GNB 401(k) plan.

If an employee of GNB or Gratz Bank becomes eligible to participate in a medical, dental, vision, prescription drug, or other health plan, disability plan or life insurance plan of LINK upon termination of such plan of GNB or Gratz Bank, LINK will make all commercially reasonable efforts to cause each such plan to (a) waive any preexisting condition limitations to the extent such conditions are covered under the applicable plan of LINK, (b) provide credit under any such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (c) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger, in each case to the extent such employee satisfied any similar limitation or requirement under an analogous GNB benefit plan prior to the effective time of the merger.

LINK agrees to pay to each employee of GNB or Gratz Bank that is not covered by a written employment or severance agreement and either (i) is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities and pay where the employee is not required to commute a distance greater than fifteen (15) miles more than the employee’s commute as of the effective time of the merger) by LINK or any of its subsidiaries after the effective time of the merger, or (ii) is terminated by LINK or any of its subsidiaries, without cause, within six (6) months following the effective time of the merger, a severance payment equal to two weeks of his or her then current base salary multiplied by the number of total completed years of service with GNB or Gratz Bank; provided, however, that the minimum severance payment will equal four weeks of his or her base salary and the maximum severance payment will not exceed 26 weeks of his or her base salary; and provided further, that such employee enters into a release of claims in a form reasonably satisfactory to LINK and that such employee does not voluntarily leave employment with GNB or Gratz Bank prior to the effective time of the merger.

LINK and GNB will implement a retention pool in an aggregate amount of up to $150,000 to enable LINK and GNB to provide retention incentives to certain employees of GNB or Gratz Bank who are not covered by a written employment agreement, the recipients and amounts to be mutually determined by LINK and GNB. Such designated employees will enter into retention agreements to be agreed upon by LINK and GNB.

Indemnification and Insurance

Indemnification

Under the merger agreement, LINK has agreed that for a period of six years following the effective time of the merger, it will indemnify and hold harmless each present and former director and officer of GNB and Gratz Bank against any reasonable costs, expenses or fees (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for matters existing or occurring at or prior to the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of GNB and Gratz Bank or is or was serving at the request of GNB or Gratz Bank as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of GNB and Gratz Bank, to the fullest extent which such indemnified party would be entitled under the charter and bylaws of GNB and Gratz Bank as in effect of the date of the merger agreement.

Directors’ and Officers’ Insurance

The merger agreement requires LINK to use its reasonable best efforts to cause the directors and officers of GNB immediately prior to the effective time of the merger to be covered by GNB’s directors’ and officers’ liability insurance policy for a six-year period following the effective time of the merger with respect to acts or omissions occurring prior to the effective time committed by such directors and officers in their capacities as such. LINK will not be required to expend in any one year more than 250% of the current annual amount expended by GNB to maintain such insurance. If the current insurance policy requires LINK to expend more than this amount, LINK shall use reasonable best efforts to obtain as much comparable insurance as is available.

Dividends

For three years after the effective date of the merger, LINK will pay a quarterly cash dividend in an amount greater than or equal to $0.30 per share per year, provided sufficient funds are legally available therefore and that LINK and Gratz Bank remain “well-capitalized” in accordance with applicable regulatory guidelines.

Governance Matters

Each of LINK, LINKBANK, GNB and Gratz Bank agree to take all actions necessary to cause the governance matters set under “–Board of Director of LINK and Gratz Bank After the Merger” to occur on the closing date of the merger.

Voting Agreements

Each of the directors and certain executive officers of LINK and GNB, as well as certain principal shareholders of GNB, have entered into voting agreements. In the voting agreements, these directors, executive officers and shareholders agreed to vote, and granted GNB or LINK, as applicable, an irrevocable proxy and power of attorney to vote, all of his or her shares of LINK or GNB common stock, as applicable, in favor of the consummation of the merger or any of the transactions contemplated by the merger agreement and against any other acquisition proposal.

Except under limited circumstances, these directors, executive officers and shareholders also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any such shares. Each voting agreement terminates immediately upon the earlier of the adjournment of the meetings of shareholders of LINK and GNB, as applicable, called and held pursuant to merger agreement, or the termination of the merger agreement in accordance with its terms.

As of the record date, these directors and executive officers held [                ] shares of LINK common stock, which represented approximately [    ]% of the outstanding shares of LINK common stock. As of the record date, these directors, executive officers and shareholders held [                ] shares of GNB common stock, which represented approximately [    ]% of the outstanding shares of GNB common stock. These directors, executive officers and shareholders were not paid any additional consideration in connection with the execution of the voting agreement.

Additional Agreements

LINK and GNB have also agreed to use their reasonable best efforts in good faith to:

•

take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the merger and the transactions contemplated thereby as promptly as practicable; and

•

enable consummation of the transactions contemplated under the merger agreement, including the fulfillment of conditions set forth in the merger agreement, and cooperate fully with the other parties to the merger agreement to such end.

The merger agreement also contains covenants relating to cooperation in the preparation of this joint proxy statement/prospectus and additional agreements relating to, among other things, access to information and notice of certain matters.

Conditions to Complete the Merger

The obligations of LINK and GNB to consummate the merger are subject to the fulfillment of the following conditions:

•

LINK and GNB having obtained all regulatory approvals, and completed any requirements required by such regulatory approvals, required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired or been terminated, and no regulatory approval will contain any condition, restriction or requirement that the LINK or GNB boards of directors reasonably determine in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that LINK or GNB, as applicable, would not have entered into the merger agreement had such condition, restriction or requirement been known on the date of the merger agreement;

•	the registration statement, of which this joint proxy statement/prospectus is a part, being declared effective and the absence of any stop order suspending that effectiveness;

•

the absence of any judgment, order, injunction or decree, or any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced, preventing, prohibiting or making illegal the consummation of any of the transactions contemplated by the merger agreement;

•

LINK having received the written opinion of Hogan Lovells US LLP and GNB having received the written opinion of Pillar Aught LLC, in each case substantially to the effect that the merger will constitute a tax-free reorganization described in Section 368(a) of the Code; and

•	LINK and Gratz Bank having executed employment agreements with Wesley Weymers, Jeremy Dobbins, Aaron Klinger and Kevin Laudenslager concurrently with GNB’s execution of the merger agreement.

In addition, the obligations of LINK to consummate the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•

each of the representations and warranties of GNB and Gratz Bank set forth in the merger agreement will be true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on GNB or, after the effective time of the merger, on LINK;

•	GNB and Gratz Bank will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	the voting agreements will have been executed and delivered concurrently with GNB’s execution and delivery of the merger agreement;

•	the merger agreement will have been duly approved by the requisite vote of GNB shareholders;

•	GNB will have furnished certificates of its officers and such other documents to evidence fulfillment of certain conditions set forth in the merger agreement as LINK may reasonably request.

The obligations of GNB to consummate the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•

each of the representations and warranties of LINK set forth in the merger agreement will be true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on LINK;

•	LINK will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	the voting agreements will have been executed and delivered concurrently with LINK’s execution and delivery of the merger agreement;

•	the merger agreement will have been duly approved by the requisite vote of LINK shareholders; and

•	LINK will have furnished certificates of its officers and such other documents to evidence fulfillment of certain conditions set forth in the merger agreement as GNB may reasonably request.

“Material adverse effect” when used with respect to LINK or GNB means any effect that is material and adverse to its financial condition, results of operations or business or that would materially impair its ability to perform its obligations under the merger agreement or otherwise materially threaten or materially impede its ability to consummate the transactions contemplated by the merger agreement. However, material adverse effect does not include the impact of:

•

changes in GAAP or applicable regulatory accounting requirements, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry;

•

changes in rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any bank regulator or governmental authorities, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry;

•

changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry;

•	changes resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event;

•

public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated under the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated under the merger agreement;

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);

•	actions and omissions of either party taken with the prior written consent, or at the request, of the other;

•	any failure by the parties to meet any internal projections or forecasts or estimates of revenues or earnings for any period; and

•	the expenses incurred by either party in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement.

For purposes of the second, third and fourth bullets above, material adverse effect does not include the impact of changes arising from or relating to (i) any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations of thereof, or any other viruses (including influenza), and the governmental and other responses thereto or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to (i), in each case, since December 31, 2019.

Termination

The merger agreement may be terminated and the merger and the transactions contemplated by the merger agreement abandoned as follows:

•	by mutual consent of the parties;

•

by LINK or GNB if any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, nonappealable action of any governmental authority, or an application for regulatory approval has been permanently withdrawn at the request of a governmental authority;

•

by LINK or GNB if the approval of the shareholders of GNB and LINK required to satisfy the closing conditions is not obtained at a duly held shareholder meeting or at any adjournment or postponement thereof (provided that if GNB is the terminating party it will not be in material breach of any of its obligations under the shareholder approval provisions in the merger agreement);

•

by LINK or GNB if the other party materially breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), which breach is not cured within 30 days of written notice of the breach, or by its nature cannot be cured prior to the closing of the merger, and such breach would entitle the non-breaching party not to consummate the merger;

•

by LINK or GNB if the merger is not consummated by September 30, 2021, unless the failure to consummate the merger by such date is due to a material breach of the merger agreement by the terminating party;

•	by LINK if:

•	GNB materially breaches the non-solicitation provisions in the merger agreement;

•	the GNB board of directors fails to recommend approval of the merger agreement by the GNB shareholders, or withdraws, modifies or changes such recommendation in a manner adverse to LINK’s interests;

•

the GNB board of directors recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than LINK or any of its subsidiaries; or

•	GNB fails to call, give notice of, convene and hold its special meeting;

•	by GNB if:

•

the LINK board of directors fails to recommend approval of the merger agreement, including the issuance of LINK common stock, by the LINK shareholders, or withdraws, modifies or changes such recommendation in a manner adverse to GNB’s interests;

•	LINK fails to call, give notice of, convene and hold its special meeting;

Under the merger agreement, an “acquisition transaction” means (other than the transactions contemplated between LINK and GNB): (a) a merger, consolidation, share exchange, business combination or any similar transaction; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets in a single transaction or series of transactions; (c) a tender offer or exchange offer for 25% or more of the outstanding shares of the capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment to take any of the foregoing actions.

•	by GNB if:

•

the GNB board of directors so determines by a majority vote of the members of the entire board, at any time during the five-day period commencing on the 10th day prior to the closing date of the merger (or the immediately preceding trading day if shares of LINK common stock are not trading on the Pink Open Market on such 10th day), which is referred to as the determination date, if both of the following conditions are satisfied:

•

the quotient obtained by dividing (i) the VWAP for shares of LINK common stock for the 20 consecutive full trading day period on which such shares are traded on the Pink Open Market (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending at the close of trading on the determination date by (ii) the VWAP for shares of LINK common stock for the 20 consecutive full trading day period on which such shares are traded on the Pink Open Market (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement, which is referred to as the LINK ratio, is less than 0.80; and

•

the LINK ratio is less than the quotient obtained by dividing (A) the average of the closing prices of the Nasdaq Bank Index for the 20 consecutive full trading days ending on the trading day prior to the determination date by (B) the closing price of the Nasdaq Bank Index on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement, and subtracting 0.20 from the quotient.

The VWAP of LINK common stock over the 20 consecutive full trading day period prior to, and including, December 9, 2020, the last trading day preceding the first public announcement of the merger, was $10.93 per share. In order for this termination right to be triggered, the VWAP of LINK common stock over the measurement period will need to be less than $8.74 per share and LINK common stock will need to have underperformed the Nasdaq Bank Index over the measurement period by at least 20 percentage points. If the GNB board of directors exercises this termination right, LINK will have the option to increase the merger consideration such that the implied value of the exchange ratio would be equivalent to the minimum implied value that would have avoided triggering the termination right described above. If LINK elects to increase the merger consideration pursuant to the preceding sentence, no termination will occur. If an increase of the merger consideration occurs (which may occur after shareholder approval of GNB’s and LINK’s shareholder is obtained), LINK intends to announce such increase in a Current Report on Form 8-K that will be filed with the SEC. In addition, following the effective time of the merger, the exchange agent will mail to each holder that held common stock of GNB a letter setting forth the amount of merger consideration per share to be received in connection with the closing of the merger.

Termination Fee

Under the terms of the merger agreement, GNB must pay LINK a termination fee of $2,600,000 if:

•	LINK terminates the merger agreement as a result of:

•	GNB breaching the non-solicitation provisions in the merger agreement;

•

the GNB board of directors failing to recommend approval of the merger agreement by the GNB shareholders, or withdrawing, modifying or changing such recommendation in a manner adverse to LINK’s interests;

•

the GNB board of directors recommending, proposing or publicly announcing its intention to recommend or propose to engage in an acquisition transaction with any person other than LINK or any of its subsidiaries; or

•	GNB materially breaching the shareholder approval provisions in the merger agreement by failing to call, give notice of, convene and hold the GNB special meeting;

•	GNB terminates the merger agreement as a result of:

•	GNB receiving a superior proposal and, in accordance with the terms of the merger agreement, the GNB board of directors has made a determination to accept such superior proposal; or

•

GNB or Gratz Bank enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within 12 months following the termination of the merger agreement by LINK as a result of a willful breach by GNB after an acquisition proposal has been publicly announced or otherwise made known to GNB.

Waiver and Amendment

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision, or amended or modified by a written agreement between LINK, LINKBANK, GNB and Gratz Bank. However, after the LINK and GNB special meetings, no amendment will be made which by law requires further approval by the shareholders of LINK or GNB, respectively, without obtaining such approval.

Expenses

Each party will pay all expenses it incurs in connection with the merger agreement and the related transactions, including fees and expenses of its own financial consultants, accountants and counsel, except that LINK and GNB will share equally any printing expenses and SEC filing and registrations fees for this joint proxy statement/prospectus.

Specific Performance

LINK and GNB have agreed that they are each entitled to an injunction or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

DESCRIPTION OF CAPITAL STOCK

General

LINK’s Articles of Incorporation authorize the issuance of capital stock consisting of 25,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, no par value per share. As of March 31, 2021, there were 4,968,089 shares of LINK’s common stock outstanding.

The description of LINK’s capital stock below is qualified in its entirety by reference to LINK’s Articles of Incorporation.

Common Stock

General

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Voting Rights

Each share of common stock entitles the holder thereof to one vote on all matters upon which shareholders have the right to vote. There are no cumulative voting rights.

Dividends

Holders of shares of common stock are entitled to receive dividends when and as declared by the LINK Board of Directors out of funds legally available therefore. LINK’s ability to pay dividends is dependent on its earnings and financial condition and subject to certain restrictions imposed by state and federal laws.

No Preemptive or Conversion Rights

Holders of shares of LINK common stock do not have preemptive rights to purchase additional shares of LINK common stock and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding shares of LINK common stock are nonassessable and noncallable.

Liquidation Rights

In the event of LINK’s liquidation, dissolution, or winding up, the holders of shares of LINK common stock shall be entitled to receive, in cash or in kind, LINK’s assets available for distribution remaining after payment or provision for payment of its debts and liabilities and distributions or provision for distributions to holders of any preferred stock that may be issued and outstanding having preference over common shares.

Preferred Stock

LINK’s Board of Directors, without shareholder approval, is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The Board of Directors is also authorized to fix before the issuance thereof the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock. Accordingly, LINK’s Board of Directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of LINK.

The creation and issuance of any additional series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, LINK’s future capital needs, then existing market conditions and other factors that, in the judgment of LINK’s Board of Directors, might warrant the issuance of preferred stock.

Certain Protective Provisions

General

LINK’s Articles of Incorporation and bylaws contain certain provisions designed to enhance the ability of LINK’s Board of Directors to deal with attempts to acquire control of LINK. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the Board of Directors (including takeovers which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of LINK common stock.

The following briefly summarizes protective provisions that are contained in LINK’s Articles of Incorporation and bylaws. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to LINK’s Articles of Incorporation and bylaws.

Authorized but Unissued Stock

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of LINK by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of LINK’s management.

Advance Notice Requirements for Shareholder Proposals

LINK’s bylaws establish advance notice procedures with regard to shareholder proposals. These procedures provide that the shareholder generally must submit information regarding the proposal, together with the proposal, to LINK’s corporate secretary at least 90 days in advance of the first anniversary of the previous year’s annual meeting. Shareholders submitting proposals for inclusion in LINK’s proxy statement must comply with the proxy rules under the Securities Exchange Act of 1934. LINK may reject a shareholder proposal that is not made in accordance with such procedures.

Certain Nomination Requirements

Pursuant to LINK’s bylaws, LINK has established certain nomination requirements for an individual to be elected as a director of LINK at any annual or special meeting of the shareholders, including that the nominating party provide LINK within a specified time prior to the meeting (i) the name and address of the shareholder who intends to make the nomination; (ii) the class and number of shares of LINK held by the proposing shareholder; (iii) (A) the name, age, and business and residence address of the nominee; (B) the principal occupation or employment of the nominee; and (C) the class and number of shares of LINK beneficially owned by the nominee. The chairman of any shareholders’ meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on LINK’s Board of Directors.

Certain Provisions of Federal Law

The acquisition of more than 10% of LINK’s outstanding common stock may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act. The FDIC has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of an FDIC-insured state-chartered non-member bank, either directly or indirectly through an acquisition of control of its holding company, to provide 60 days prior written notice and certain financial and other information to the FDIC. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of voting stock or the power to direct the management or policies of LINKBANK or LINK. However, under FDIC regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of voting securities if (a) the bank or holding company has a class of voting securities which is registered under section 12 of the Securities Exchange Act of 1934, or (b) the acquiring party would be the largest holder of a class of voting shares of the bank or the holding company. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds.

Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring control of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is also presumed to exist, although rebuttable, if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either (1) the bank holding company has registered securities under section 12 of the Securities Exchange Act of 1934 or (2) no other person owns a greater percentage of that class of voting securities immediately after the transaction. LINK does not have any securities registered under section 12 of the Securities Exchange Act of 1934. The regulations provide a procedure for challenging rebuttable presumptions of control.

Stock Exchange Listing

LINK’s common stock is not listed on a national securities exchange. LINK’s common stock is quoted on the Pink Open Market under the symbol “LNKB.”

Transfer Agent and Securities Registrar

The transfer agent and registrar for LINK common stock is Continental Stock Transfer & Trust Company.

Shares Eligible for Future Sale

Pursuant to its Articles of Incorporation, LINK is authorized to issue capital stock consisting of 25,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, no par value per share. As of March 31, 2021, there were 4,968,089 shares of LINK common stock outstanding.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of GNB shareholders who receive shares of LINK common stock as a result of the merger will be governed by the articles of incorporation of LINK, or LINK’s Charter, and the amended and restated bylaws of LINK, or LINK’s Bylaws, whereas the rights of GNB shareholders currently are governed by the amended and restated articles of incorporation of GNB, or GNB’s Charter, and the amended and restated bylaws of GNB, or GNB’s Bylaws. The rights of GNB shareholders are also currently governed by the Pennsylvania Business Corporation Law of 1988, or BCL, and the rights of GNB shareholders who receive shares of LINK common stock as a result of the merger will continue to be governed by the BCL. The following discussion summarizes certain material differences between the rights of LINK shareholders and GNB shareholders.

This discussion does not purport to be a complete statement of the rights of shareholders of LINK or the rights shareholders of GNB shareholders, and is qualified in its entirety by reference to the governing corporate documents of LINK and GNB and applicable Pennsylvania law. See “Where You Can Find More Information” beginning on page [    ].

	LINK	GNB
Authorized Capital Stock	LINK’s Charter authorizes it to issue up to 30,000,000 shares of capital stock, consisting of 25,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, no par value.	GNB’s Charter authorizes it to issue up to 2,000,000 shares of capital stock, par value $5.00 per share.

Directors	LINK’s Bylaws provide for not less than three directors and not more than 24 directors.	GNB’s Bylaws provide for not less than six directors and not more than 25 directors.

Director Classes	LINK’s board of directors is not classified.	GNB’s Bylaws provide that directors are divided into three classes, as nearly identical in number as the then total number of directors constituting the entire board of directors permits, and are elected for three year staggered terms.

Removal of Directors by Shareholders	LINK’s Bylaws provide that a director may be removed only for cause by a vote of the shareholders entitled to elect directors.	GNB directors may not be removed by shareholders.

Filling Board Vacancies	LINK’s Bylaws provide that any vacancy resulting from the removal of a director may be filled by the shareholders at an annual or special meeting of shareholders. Any vacancy resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a	GNB’s Bylaws provide that any vacancy, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the board of directors, although less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of

	LINK	GNB
	quorum, or by a sole remaining director. Any director elected to fill a vacancy created by the death, resignation or removal of another director shall serve for a term coinciding with the remaining term of his or her predecessor. Any director elected to fill a vacancy created by an increase in the number of directors shall serve until the next meeting of shareholders at which directors are elected.	directors to which he was appointed.

Nomination of Director Candidates by Shareholders	LINK’s Bylaws provide that any shareholder of record may nominate a candidate for director if the shareholder provides notice to the Secretary of LINK at least 90 days, but not more than 120 days, prior to the first anniversary of the previous year’s annual meeting with the following information: (i) the name and address of such shareholder, (ii) the class and number of shares of shares of LINK held by such shareholder, (iii) the name, age and business and residence address of the candidate, (iv) the principal occupation or employment of the candidate and (v) the class and number of shares of LINK beneficially owned by the candidate.	GNB’s Bylaws provide that any shareholder may nominate a candidate for director if the shareholder provides notice to the Secretary of GNB not less than 60 days prior to the date of any meeting of shareholders called for the election of directors with the following information: (i) the name, address, age and principal occupation of each proposed nominee, (ii) the number of shares of GNB owned by each proposed nominee, (iii) the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee, (iv) the name and residence address of the notifying shareholder and (v) the number of shares of GNB owned by the notifying shareholder.

Vote Required

Subject to certain exceptions, the BCL provides that the affirmative action of a majority of the outstanding shares entitled to vote shall be required in order to effect the merger or consolidation of a corporation.

LINK’s Charter and GNB’s Charter each provide that no merger, consolidation, liquidation or dissolution of LINK or GNB, respectively, nor any action that would result in the sale or other disposition of all or substantially all of the assets of LINK or GNB, respectively, shall be valid unless first approved by the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of LINK or GNB, respectively; provided, however, that such voting standard shall not apply to any particular transaction if the transaction shall have been approved by a two-thirds vote of the LINK or GNB boards of directors, respectively, and such transaction shall require only such affirmative vote as is required by any other provision of LINK’s Charter or any

	LINK	GNB
provision of law, in the case of LINK, or the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of GNB, in the case of GNB.

Exculpation of Directors and Officers

The BCL provides that, if a bylaw adopted by the shareholders of a business corporation so provides, a director shall not be personally liable for monetary damages for any action taken unless the director did not act in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and such action constitutes self-dealing, willful misconduct or recklessness.

The BCL also provides that except as other provided in the bylaws, an officer who performs his duties as an officer in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, shall not be liable by reason of having been an officer of the corporation.

Indemnification	LINK’s and GNB’s Bylaws each provide broad indemnification for current and former directors, officers and employees in civil, criminal administrative and investigative suits if the individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of LINK or GNB, respectively, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Dissenters’ Rights	Under the BCL, shareholders may, in the case of a merger or consolidation, obtain a judicial appraisal of the fair value of their shares if they have neither voted in favor of nor consented in writing to the merger or consolidation. Shareholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, with certain exceptions.

Notice of Shareholder Meetings	LINK’s and GNB’s Bylaws each provide that, not less than ten days before the date of the meeting, shareholders will be given written notice stating the time, date, place, purpose for which the meeting is called (if the meeting is a special meeting or if notice of the meeting’s purpose is required by the BCL) and for LINK shareholders, the means of any remote communication by which shareholders and proxy holders may be considered present and may vote at the meeting.

Calling a Special Meeting of Shareholders	LINK’s Bylaws provide that a special meeting of shareholders can be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President or a majority of the board of directors.	GNB’s Bylaws provide that a special meeting of shareholders can be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, a majority of the board of directors or of its executive committee or by shareholders entitled to cast at

	LINK	GNB
least 51% of the votes which all shareholders are entitled to cast at the particular meeting.

Record Date	LINK’s and GNB’s Bylaws each provide that the board of directors may fix a time, which shall not be more than 90 days before the date of any meeting of shareholders or the date for the payment of any dividend or distribution to shareholders or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as the record date. The transfer books may be closed during the whole or any part of such period, and in such case written or printed notice thereof shall be mailed at least ten (10) days before closing thereof to each shareholder of record.

Dividends	Under the BCL, the board of directors may declare and pay dividends, unless after paying such distribution the corporation would be unable to pay its debts as they come due, the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distributions.

Action Without a Meeting	LINK’s Bylaws provide that any action required or permitted to be taken at a meeting of the board of directors or any committee thereof may be taken without a meeting if, before or after the action, a consent or consents in writing or other record form is signed by, or email approval is received from, all of the directors in office, or all the committee members then appointed. The written consents must be filed with the minutes of the proceedings of the board of directors.	GNB’s Bylaws provide that if all the directors shall severally or collectively consent in writing, including but not limited to telegrams and e-mails, to any action to be taken by GNB, such action shall be as valid a corporation action as though it had been authorized at a meeting of the board of directors.

Stock Ownership Requirement for Directors	Pennsylvania law does not provide a stock ownership requirement for directors of Pennsylvania corporations.

LEGAL MATTERS

The validity of the shares of LINK common stock to be issued in the merger will be passed upon for LINK by Hogan Lovells US LLP. Hogan Lovells US LLP and Pillar Aught LLC will deliver opinions to LINK and GNB, respectively, as to certain federal income tax consequences of the merger. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ].

EXPERTS

LINK

The consolidated financial statements of LINKBANCORP, Inc. as of December 31, 2020 and 2019, and for each of the years then ended, in this joint proxy statement/prospectus have been audited by S.R. Snodgrass, P.C., an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

GNB

The consolidated financial statements of GNB Financial Services, Inc. as of December 31, 2020, and for the year then ended, in this joint proxy statement/prospectus have been audited by Hacker, Johnson & Smith PA, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of GNB Financial Services, Inc. as of December 31, 2019 and for the year then ended, in this joint proxy statement/prospectus have been audited by S.R. Snodgrass, P.C., an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

LINK 2022 Annual Shareholder Meeting and Shareholder Proposals

If the merger is completed, GNB shareholders will become shareholders of LINK. LINK currently intends to hold a regularly scheduled annual meeting of shareholders in 2022. Under LINK’s bylaws, if you wish to nominate a director or bring other business before the 2022 annual meeting of shareholders, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to the Secretary of LINK; and (iii) your notice must contain specific information required in Section 2.5 of LINK’s bylaws. To be timely, a shareholder’s notice to the Secretary of LINK must be delivered to or mailed and received at LINK’s principal executive offices between [ ] and [ ], 2022, or, if the 2022 annual meeting of shareholders is called for a date that is not within 30 days of [ ], 2022, a shareholder’s notice must be received no later than 10 days following the date on which public announcement of the date of the 2022 annual meeting of shareholders is first made. Nothing in this paragraph will be deemed to require LINK to include in its proxy statement and proxy card for the 2022 annual meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to applicable rules and regulations promulgated by the SEC under the Exchange Act.

GNB 2021 Annual Shareholder Meeting and Shareholder Proposals

GNB does not anticipate holding a 2021 annual meeting of GNB shareholders if the merger is completed before October 31, 2021. However, if the merger is not completed within the expected time frame, or at all, GNB may hold an annual meeting of its shareholders in 2021. GNB’s bylaws provide that, in order for a shareholder to make nominations for the election of directors, a shareholder must deliver notice of such nomination and/or proposals to GNB’s Secretary not less than 60 days before the date of the annual meeting. A copy of GNB’s bylaws may be obtained from GNB. Nothing in this paragraph will be deemed to require GNB to include in its proxy statement and proxy card for the 2021 annual meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to applicable rules and regulations promulgated by the SEC under the Exchange Act.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are shareholders of LINK will be “householding” the proxy materials. A single joint proxy statement/prospectus will be delivered to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

WHERE YOU CAN FIND MORE INFORMATION

LINK has filed with the SEC a registration statement on Form S-4 (including exhibits, schedules and amendments) under the Securities Act with respect to the securities offered pursuant to this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all the information included in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus relating to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, a copy of which has been filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement or document.

The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, LINK’s corporate website under the Investor Relations section of LINK’s website at https://www.linkbank.com. LINK’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

Upon the completion of this offering, LINK will become subject to the information and periodic reporting requirements of the Exchange Act. Under the Exchange Act, LINK will file annual, quarterly and current reports, as well as proxy statements and other periodic information with the SEC. These periodic reports, proxy statements and other information will be available for inspection free of charge at the website of the SEC referred to above.

Neither LINK nor GNB has authorized anyone to give any information or make any representation about the merger or the LINK or GNB shareholder meetings that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus will, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to LINK was provided by LINK, and the information contained in this joint proxy statement/prospectus with respect to GNB was provided by GNB. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL INFORMATION

LINKBANCORP, INC.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(AUDITED)

FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

GNB FINANCIAL SERVICES, INC.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(AUDITED)

FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of LINKBANCORP, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of LINKBANCORP, Inc. and subsidiary (the “Company”) as of December 31, 2020 and 2019; the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the years then ended; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements; and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter, in any way, our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Loan Losses (ALL)

Description of the Matter

The Company’s loan portfolio totaled $327.4 million as of December 31, 2020, and the associated ALL was $4.2 million. As discussed in Notes 1 and 4 to the consolidated financial statements, determining the amount of the ALL requires significant judgment about the collectability of loans, which includes an assessment of quantitative factors such as historical loss experience within each risk category of loans and testing of certain commercial loans for impairment. Management applies additional qualitative adjustments to reflect the inherent losses that exist in the loan portfolio at the balance sheet date that are not reflected in the historical loss experience. Qualitative adjustments are made based upon changes in lending policies and practices, economic conditions, changes in the loan portfolio mix, trends in loan delinquencies and classified loans, collateral values, and concentrations of credit risk.

We identified the qualitative adjustments within the ALL as critical audit matters because they involve a high degree of subjectivity. In turn, auditing management’s judgments regarding the qualitative factors applied in the ALL calculation involved a high degree of subjectivity.

Furthermore, concern about the spread of COVID-19 has caused and is likely to continue to cause business shutdowns, limitations on commercial activity and financial transactions, labor shortages, supply chain interruptions, increased unemployment and commercial property vacancy rates, reduced profitability and ability for property owners to make mortgage payments, and overall economic and financial market instability, all of which may cause borrowers to be unable to make scheduled loan payments. If the effects of COVID-19 result in widespread and sustained loan repayment shortfalls, significant loan delinquencies, foreclosures, declines in collateral values, and credit losses could result in, and significantly impact, the overall adequacy of the ALL. The extent of COVID-19’s effects on business, operations, or the global economy as a whole is highly uncertain and cannot be predicted, including the scope and duration of the pandemic, which increases the degree of subjectivity involved in estimating the related qualitative factors within the ALL.

How We Addressed the Matter in Our Audit

We gained an understanding of the Company’s process for establishing the ALL, including the qualitative adjustments made to the ALL. We evaluated the design and tested the operating effectiveness of controls over the Company’s ALL process, which included, among others, management’s review and approval controls designed to assess the need and level of qualitative adjustments to the ALL, as well as the reliability of the data utilized to support management’s assessment.

To test the qualitative adjustments, we evaluated the appropriateness of management’s methodology and assessed whether all relevant risks were reflected in the ALL and the need to consider qualitative adjustments, including the potential effect of COVID-19 on the adjustments

Regarding the measurement of the qualitative adjustments, we evaluated the completeness, accuracy, and relevance of the data and inputs utilized in management’s estimate. For example, we compared the inputs and data to the Company’s historical loan performance data, third-party macroeconomic data, and considered the existence of new or contrary information. Furthermore, we analyzed the changes in the components of the qualitative reserves relative to changes in external market factors, the Company’s loan portfolio, and asset quality trends, which included the evaluation of management’s ability to capture and assess relevant data from both external sources and internal reports on loan customers affected by the COVID-19 pandemic and the supporting documentation for substantiating revisions to qualitative factors.

We also utilized internal credit review specialists with knowledge to evaluate the appropriateness of management’s risk-rating processes, to ensure that the risk ratings applied to the commercial loan portfolio were reasonable.

We have served as the Company’s auditor since 2020.

Cranberry Township, Pennsylvania

March 18, 2021

LINKBANCORP, Inc. and Subsidiary

Consolidated Balance Sheet

	December 31,
(In Thousands, except share data)	2020	2019
ASSETS
Noninterest-bearing cash equivalents	$767	$971
Interest-bearing deposits with other institutions	8,235	10,239

Cash and cash equivalents	9,002	11,210

Securities available for sale, at fair value	79,205	46,975
Loans receivable, net of allowance for loan losses of $4,177 at December 31, 2020, and $1,689 at December 31, 2019	323,214	166,793
Investments in restricted bank stock	2,615	43
Premises and equipment, net	1,386	1,380
Bank-owned life insurance	4,688	4,542
Goodwill and other intangible assets	1,371	1,402
Deferred tax asset	98	98
Accrued interest receivable and other assets	2,527	1,057

TOTAL ASSETS	$424,106	$233,500

LIABILITIES
Deposits:
Demand, noninterest bearing	$42,374	$12,644
Interest bearing	240,680	176,029

Total deposits	283,054	188,673

Short-term borrowings	41,667	6,914
Other borrowings	37,315	—
Subordinated debt	19,970	—
Accrued interest payable and other liabilities	1,766	1,040

TOTAL LIABILITIES	383,772	196,627

SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value; 25,000,000 shares authorized; 4,967,089 and 4,545,297 shares issued and outstanding at December 31, 2020 and 2019)	50	45
Surplus	50,516	45,449
Accumulated deficit	(10,374)	(8,610)
Accumulated other comprehensive income (loss)	142	(11)

TOTAL SHAREHOLDERS’ EQUITY	40,334	36,873

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$424,106	$233,500

See accompanying notes to the consolidated financial statements.

LINKBANCORP, Inc. and Subsidiary

Consolidated Statement of Operations

	Year Ended December 31,
(In Thousands, except share and per share data)	2020	2019
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$12,267	$4,600
Other	291	1,114

Total interest and dividend income	12,558	5,714

INTEREST EXPENSE
Deposits	2,784	1,710
Short-term borrowings	5	—
Other borrowings	332	—
Subordinated debt	260	—

Total interest expense	3,381	1,710

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	9,177	4,004
Provision for loan losses	2,470	1,605

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,707	2,399

NONINTEREST INCOME
Service charges on deposit accounts	74	37
Bank-owned life insurance	146	140
Gain on sale of asset	105	—
Other	324	216

Total noninterest income	649	393

NONINTEREST EXPENSE
Salaries and employee benefits	5,785	4,837
Occupancy	813	661
Equipment and data processing	870	1,032
Professional fees	441	723
FDIC insurance	261	63
Bank shares tax	228	328
Advertising	126	299
Charitable contribution	—	250
Merger related expenses	119	—
Other	477	674

Total noninterest expense	9,120	8,867

Loss before income tax expense	(1,764)	(6,075)
Income tax expense	—	—

NET LOSS	$(1,764)	$(6,075)

EARNINGS PER SHARE, BASIC AND DILUTED	$(0.38)	$(1.34)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	4,627,274	4,545,297

See accompanying notes to the consolidated financial statements.

LINKBANCORP, Inc. and Subsidiary

Consolidated Statement of Comprehensive Loss

	Year Ended December 31,
(In Thousands)	2020	2019
Net loss	$(1,764)	$(6,075)

Components of other comprehensive income (loss):

Unrealized holding gain (loss) on available-for-sale securities	153	(11)
Tax effect	—	—

Total other comprehensive income (loss)	153	(11)

Total comprehensive loss	$(1,611)	$(6,086)

See accompanying notes to the consolidated financial statements.

LINKBANCORP, Inc. and Subsidiary

Consolidated Statement of Shareholders’ Equity

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
(In Thousands, except share data)	Shares	Amount

Balance, December 31, 2018	3,696,438	$37	$36,928	$(2,535)	$—	$34,430

Proceeds from issuance of common stock	848,859	8	8,490	—	—	8,498
Net loss	—	—	—	(6,075)	—	(6,075)
Stock-based compensation	—	—	31	—	—	31
Other comprehensive loss	—	—	—	—	(11)	(11)

Balance, December 31, 2019	4,545,297	45	45,449	(8,610)	(11)	36,873

Proceeds from issuance of common stock	421,792	5	4,980	—	—	4,985
Net loss	—	—	—	(1,764)	—	(1,764)
Stock-based compensation	—	—	87	—	—	87
Other comprehensive income	—	—	—	—	153	153

Balance, December 31, 2020	4,967,089	$50	$50,516	$(10,374)	$142	$40,334

See accompanying notes to the consolidated financial statements.

LINKBANCORP, Inc. and Subsidary

Consolidated Statement of Cash Flows

	Year Ended December 31,
(In Thousands)	2020	2019
OPERATING ACTIVITIES
Net loss	$(1,764)	$(6,075)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,470	1,605
Depreciation	252	156
Amortization of intangible assets	31	34
Amortization of premiums and discounts on investment securities, net	29	(16)
Share-based compensation	87	31
Amortization of premiums on purchased loans	23	(5)
Bank-owned life insurance income	(146)	(140)
Increase in accrued interest receivable	(1,449)	(438)
Other, net	705	(279)

Net cash provided by (used in) operating activities	238	(5,127)

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from maturities of investment securities available-for-sale	47,000	—
Proceeds from principal repayments of investment securities available-for-sale	1,056	—
Purchases of investment securities available-for-sale	(80,133)	(46,970)
Proceeds from maturities of Certificates of deposit	5,000	—
Purchases of Certificates of deposit	(5,000)	—
Purchases of bank-owned life insurance	—	(4,402)
Purchases of restricted investment in bank stocks	(2,572)	—
Redemption of restricted investment in bank stocks	—	8
Increase in loans, net	(158,943)	(134,639)
Purchase of premises and equipment	(258)	(1,089)

Net cash used for investing activities	(193,850)	(187,092)

FINANCING ACTIVITIES
Increase in deposits, net	94,381	141,215
Increase in short-term borrowings, net	34,753	6,914
Proceeds from other borrowings	37,315	—
Proceeds from issuance of subordinated debt	19,970	—
Proceeds from issuance of common stock	4,985	8,498

Net cash provided by financing activities	191,404	156,627

Decrease in cash and cash equivalents	(2,208)	(35,592)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	11,210	46,802

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$9,002	$11,210

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
Interest	$3,119	$1,569
Income taxes	—	—

See accompanying notes to the consolidated financial statements.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation

LINKBANCORP, Inc. (the “Company”) was incorporated on April 6, 2018, under the laws of the Commonwealth of Pennsylvania. The Company was formed with the intent of becoming a bank holding company through acquisition of a bank.

On September 17, 2018, the Pennsylvania Department of Banking and Securities (PADOBS) approved the acquisition of 100 percent of the shares of Stonebridge Bank, subject to recapitalization of the Bank and continued compliance with capital ratios outlined in Note 17. On October 5, 2018, LINKBANCORP, Inc. purchased 100 percent of the outstanding shares of Stonebridge Bank, from its former parent company Stonebridge Financial Corp. under section 363 of the Bankruptcy Code. LINKBANCORP subsequently renamed the bank LINKBANK (the “Bank”). The Bank is a full-service commercial bank providing personal and business lending and deposit services. The Bank’s operations are conducted from its three Solution Centers in Camp Hill, West Chester, and Lancaster, Pennsylvania. The Company’s corporate office resides in Camp Hill, Pennsylvania. As a state chartered, non-Federal Reserve member bank, the Bank is subject to regulation by the Pennsylvania Department of Banking and Securities (the PADOBS) and the Federal Deposit Insurance Corporation (the FDIC). The Company is regulated by the Federal Reserve Bank of Philadelphia. The Bank’s deposits are insured up to the applicable limits by the FDIC.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to accounting principles generally accepted in the United States of America (GAAP) and to general practices within the banking industry. The following summarized the more significant of these policies and practices.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan losses, and the valuation of deferred tax assets

Acquisition Method of Accounting

The Company accounts for acquisitions using the acquisition method of accounting. The acquisition method of accounting requires the Company to estimate the fair value of the tangible assets and identifiable intangible assets acquired and liabilities assumed. The estimated fair values are based on available information and current economic conditions at the date of acquisition. Fair value may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair value estimates will affect future earnings through the disposition or amortization of the underlying assets and liabilities.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Acquisition Method of Accounting (Continued)

Accounting for business combination under GAAP acquisition method prohibits “carrying over” valuation allowances, such as the allowance for loan losses. Uncertainties relating to the expected future cash flows are reflected in the fair value measurement of the acquired loans and reflected in the purchase price. The Company will establish loan loss allowances for the acquired loans in periods after the acquisition, but only for losses incurred on these loans due to credit deterioration after acquisition.

For business acquisitions, whereby the Company acquires loan that have shown evidence of credit deterioration since origination, the Company will classify these loans as purchased credit-impaired (“PCI”) loans. The Company will determine which loans will be classified as PCI loans based on borrower payment history, past due status, loan credit grading, value of underlying collateral and other factors that affect the collectability of contractual cash flows. Under GAAP, purchasers are permitted to individually evaluate or collectively aggregate PCI loans into pools. PCI loans acquired in the same fiscal quarter may be assembled into one or more pools with common risk characteristics. Once pooled, a single composite interest rate is used to determine aggregate expected cash flows for each respective pool. PCI loans are recorded on the acquisition date at fair value. The Company estimates the amount and timing of expected cash flows for each individually analyzed loan. Estimated cash flows in excess of the amount paid is recorded as interest income over the remaining life of the loan.

On a quarterly basis, the Company will update the amount of loan principal and interest cash flows expected to be collected, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of current market conditions. Probable decreases in expected loan principal cash flows trigger the recognition of impairment, which is then measured as the present value of the expected principal loss plus any related foregone interest cash flows discounted at the loan’s effective interest rate. Impairments that occur after the acquisition date are recognized through the allowance for loan losses. Probable and significant increases in expected cash flows would first reverse any previously recorded allowance for loan losses; any remaining increases are recognized prospectively as interest income. The impacts of (i) prepayments, (ii) changes in variable interest rates, and (iii) any other changes in the timing of expected cash flows are recognized prospectively as adjustments to interest income. Disposals of loans, which may include sales of loans, receipt of payments in full by the borrower, or foreclosure, result in removal of the loan from the PCI portfolio.

Goodwill and Core Deposit Intangible

Goodwill represents the excess of the acquisition cost over the fair value of the net assets acquired in the acquisition. GAAP requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances and written down when impaired. There can be no assurance that future goodwill impairment tests will not result in a charge to income. Core deposit intangible assets (“CDI”) are initially measure at fair value and then amortized over the expected life on an accelerated basis using projected decay rates of the underlying core deposits. The principal factors considered when valuing the CDI consist of the following:

(1) the rate and maturity structure of the interest-bearing liabilities, (2) estimated retention rates for each deposit liability category, (3) the current interest rate environment, and (4) estimated noninterest income potential of the acquired relationship. The CDI is evaluated periodically for impairment.

Goodwill and other intangible assets are reviewed for impairment annually as of December 31 and between annual tests when events and circumstances indicate that impairment may have occurred. If there is a goodwill impairment charge, it will be the amount by which the reporting unit’s carrying amount exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The same one-step impairment test is applied to goodwill at all reporting units.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Core Deposit Intangible (Continued)

The determination of the fair value of the Company incorporates assumptions that marketplace participants would use in their estimates of fair value of the Company in a change of control transaction, as prescribed by ASC Topic 820.

To arrive at a conclusion of fair value, we utilize both the Income and Market Approach and then apply weighting factors to each result. Weighting factors represent our best business judgment of the weightings a market participant would utilize in arriving at a fair value for the Company. In performing our analyses, we also made numerous assumptions with respect to industry performance, business, economic and market conditions, and various other matters, many of which cannot be predicted and are beyond our control. With respect to financial projections, projections reflect the best currently available estimates and judgments as to the expected future financial performance of the Company.

Prior to the Company’s acquisition of the Bank, the Bank entered into a regulatory agreement. Specifically, on May 19, 2011, the Bank and the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities entered into a joint Consent Order. Effective February 19, 2019, the consent order was terminated, and the Bank is no longer considered a troubled institution.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks. Generally, federal funds are purchased and sold for one-day periods. Short-term investments include interest bearing-deposits with banks with an original maturity of less than 90 days.

Investment Securities

Available for sale – Debt securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and in the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair values of securities available for sale are determined by using Level 2 fair value measures calculated through the use of matrix pricing. Matrix pricing is a common mathematical technique that does not rely exclusively on quoted market prices for specific securities but rather utilizes the security’s relationship to other benchmark quoted prices in determining fair value. The Company uses independent service providers to calculate our Level 2 fair value measures. Unrealized gains and losses are excluded from operations and are reported net of tax as a separate component of other comprehensive income until realized. Realized gains and losses on the sale of investment securities are reported in the consolidated statements of income and determined using the adjusted cost of the specific security sold on the trade date. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Investment securities are evaluated on at least a quarterly basis, and more frequently when market conditions warrant such an evaluation, to determine whether a decline in their value is other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as the reasons underlying the decline, the magnitude and duration of the decline, the intent to hold the security and the likelihood of the Company not being required to sell the security prior to an anticipated recovery in the fair value. The term “other-than-temporary” is not intended to indicate that the decline is permanent but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other-than-temporary, the portion of the decline related to credit impairment is charged to earnings.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loans receivable portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial and industrial, construction and land development, and commercial real estate. Consumer loans consist of the following classes: residential real estate, home equity, and other consumer.

Loan origination fees are deferred, and certain direct origination costs are capitalized. The net amounts are deferred and are recognized as an adjustment of the yield of the related loan

The accrual of interest on all portfolio classes, including troubled debt restructurings, is discontinued at the time the loan is more than ninety days delinquent unless the loan is well collateralized and in process of collection. Nonaccrual loans are reviewed for charge-off if more than ninety-days past due, except for residential loans and consumer loans. Residential loans are reviewed at 180 days and consumer loans are reviewed at 120 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered unlikely.

All interest accrued but not collected for loans placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. In addition, a loan should be in accordance with the contractual terms for a reasonable period, usually requiring a payment history of six months.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the collectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. There were no material changes in the Bank’s accounting policies or methodology related to the allowance for loan losses during the year ended December 31, 2020.

The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectability of the loans considering historical experience, the size and composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding sixteen quarters. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include broad deterioration of property values, reduced consumer, and business spending as a result of unemployment and reduced credit availability and lack of confidence in the economy. The historical experience is adjusted for the following qualitative factors: (a) the existence and effect of any concentrations of credit and changes in the level of such concentrations; (b) changes in national, regional and local economic conditions that affect the collectability of the loan portfolio; (c) changes in levels or trends in charge-offs and recoveries; (d) changes in the volume and severity of past due loans, nonaccrual loans or loans classified special mention, substandard, doubtful or loss; (e) changes in the nature and volume of the loan portfolio and terms of loans; (f) changes in lending policies and procedures, risk selection and underwriting standards; (g) changes in the experience, ability and depth of lending management and other relevant staff; (h) quality of loan review; (i) the effect of other external factors, trends or uncertainties that could affect management’s estimate of probable losses, such as competition and industry conditions. The Company uses peer data when they have insufficient history to use their own loss data. The peer group is made up of various Bank’s with similar size and geographical location to obtain comparable data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by- case basis, taking into consideration all circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, and residential mortgage loan segments by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

Investment in Restricted Stock, at Cost

The Company holds restricted stock in the Federal Home Loan Bank (“FHLB”) of Pittsburgh and the Atlantic Community Bankers Bank (“ACBB”) which is carried at cost. The Company holds $24,000 of ACBB stock at December 31, 2020 and 2019. The Company holds $2,591,000 and $19,000 of FHLB stock at December 31, 2020 and 2019, respectively. The FHLB stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost, and evaluated for impairment as necessary. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted; (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance; (c) the impact of legislative and regulatory changes on the customer base of the FHLB; and (d) the liquidity position of the FHLB. Management evaluated the stock and concluded that the stock was not impaired for the periods presented herein.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank-Owned Life Insurance

The Company invests in bank-owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is included in other income in the Consolidated Statement of Operations, net of expenses.

Premises and Equipment

Leasehold improvements and furniture and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization expense is computed using the straight-line method over the estimated useful lives of the assets. Estimate useful lives for furniture and equipment from three to ten years; leasehold improvements are amortized over the lease term or estimated life of the improvement, if shorter.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control of the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Bank determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. The Bank recognizes interest and penalties on income taxes as a component of income tax expense.

Off-balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the consolidated balance sheets when they are funded.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Share-based Compensation

The Bank follows the provisions of ASC 718-10, Compensation – Stock Compensation. This standard requires the Bank to recognize the cost of employee and organizer services received in share-based payment transactions and measure the cost based on the grant-date fair value of the award. The cost will be recognized over the period during which the employee or organizer is required to provide service in exchange for the award.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employee’s service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the fair value of the Company’s common stock as the date of grant is used for restricted stock awards.

Earnings Per Share

Basic earnings per share (EPS) represents net income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method.

The following table sets forth the composition of earnings per share:

(In Thousands, except share and per share data)	2020	2019

Net loss	$(1,764)	$(6,075)
Weighted-average common shares outstanding	4,627,274	4,545,297
Average treasury stock shares	—	—

Weighted-average common shares used to calculate basic and diluted earnings per share	4,627,274	4,545,297

Net loss per common share:
Basic	$(0.38)	$(1.34)
Diluted	$(0.38)	$(1.34)

The following is a summary of securities that could potentially dilute basic earnings per common share in future periods that were not included in the computation of diluted earnings per common share because to do so would have been anti-dilutive for the periods presented.

	2020	2019

Warrants	$1,537,484	$1,537,484
Share-based compensation awards	396,000	394,500

Total anti-dilutive securities	$1,933,484	$1,931,984

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. A short-term lease is defined as one in which (a) the lease term is 12 months or less, and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis. This Update will be adopted by the Company as of January 1, 2021. The amendments will be applied using a modified retrospective approach beginning as of the period of adoption. Based on our current estimates, we anticipate the value of the initial lease liability and corresponding right of use asset to be less than 1% of our total assets at December 31, 2020.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be affected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. With certain exceptions, transition to the new requirements will be through a cumulative-effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. This Update is effective for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other companies, to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We expect to recognize a one- time cumulative-effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements.

In January 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, March 2020, to provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls “reference rate reform” if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain criteria are met, and can make a onetime election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. The amendments in this ASU are effective for all entities upon issuance through December 31, 2022. The Company has identified our loan receivables that have an interest rate indexed to LIBOR and is currently assessing the appropriate transition path. As such, the Company does not have an estimate of the financial impact of this update but does not expect the impact to be material to the financial statements of the Company.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of investment securities available for sale are summarized as follows:

	December 31, 2020
(In Thousands) Available for Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$75,000	$—	$(1)	$74,999
Mortgage backed securities, residential	4,063	143	—	4,206

Total available-for-sale securities	$79,063	$143	$(1)	$79,205

	December 31, 2019
(In Thousands) Available for Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$46,986	$—	$(11)	$46,975

Total available-for-sale securities	$46,986	$—	$(11)	$46,975

The investments in U.S. treasury securities at December 31, 2020 are made of up two U.S. treasury securities that have been in a continuous loss position for less than 12 months. The investments in U.S. treasury securities at December 31, 2019 are made up of three U.S. treasuries that had been in a continuous loss position for less than 12 months. The unrealized loss positions for both periods relate principally to changes in interest rates subsequent to the acquisition of the securities. The securities were made up of U.S. treasuries and management believe there is no credit risk and therefore, no other-than-temporary impairment.

All mortgage-backed security investments are government sponsored enterprises (“GSE”) pass-through instruments issued by the Federal National Mortgage Association (“FNMA”), or Federal Home Loan Mortgage Corporation (“FHLMC”), which guarantee the timely payment of principal on acquisition of the specific securities.

Amortized cost and fair value at December 31, 2020, by contractual maturity, where applicable, are shown below.

(In Thousands) Available for Sale:	Amortized Cost	Fair Value
1 year or less	$75,000	$74,999
Mortgage-backed securities, residential	4,063	4,206

	$79,063	$79,205

3.	LOANS RECEIVABLE

The portfolio segments and classes of loans are as follows:

	December 31,
(In Thousands)	2020	2019

Commercial and industrial	$101,370	$34,057
Construction and land development	20,935	14,681
Real estate - commercial	145,800	75,999
Real estate - residential	37,302	34,817
Real estate - home equity	20,218	8,300
Consumer	2,622	702

	328,247	168,556

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	LOANS RECEIVABLE (Continued)

	December 31,
(In Thousands)	2020	2019
Less:
Deferred fees	(856)	(74)
Allowance for loan losses	(4,177)	(1,689)

Total	$323,214	$166,793

The Company originates commercial, residential, and consumer loans within its primary market areas of southcentral and southeastern Pennsylvania. A significant portion of the loan portfolio is secured by real estate.

During 2020 the Company participated in the Paycheck Protection Program (“PPP”), administered directly by the U.S. SBA. The PPP provides loans to small businesses who were affected by economic conditions as a result of COVID-19 to provide cash-flow assistance to employers who maintain their payroll (including healthcare and certain related expenses), mortgage interest, rent, leases, utilities and interest on existing debt during the COVID- 19 emergency. As of December 31, 2020, the Company had outstanding principal balances of $41.0 million. The PPP loans are fully guaranteed by the SBA and may be eligible for forgiveness by the SBA to the extent that the proceeds are used to cover eligible payroll costs, interest costs, rent, and utility costs over a period of up to 24 weeks after the loan is made as long as certain conditions are met regarding employee retention and compensation levels. PPP loans deemed eligible for forgiveness by the SBA will be repaid by the SBA to the Company. PPP loans are included in the Commercial and industrial category.

In accordance with the SBA terms and conditions on these PPP loans, the Company received approximately $3.0 million in fees associated with the processing of these loans. For the year ended December 31, 2020, the Company recognized $2.0 million in fees relating to PPP loans. Upon funding of the loan, these fees were deferred and will be amortized over the life of the loan as an adjustment to yield in accordance with FASB ASC 310-20-25-2.

4.	ALLOWANCE FOR LOAN LOSSES

The segments of the Company’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. The loan segments used are consistent with the internal reports evaluated by the Company’s management and Board of Directors to monitor risk and performance within various segments of its loan portfolio and, therefore, no further disaggregation is considered necessary. The Company’s loan portfolio consists primarily of real estate loans on commercial and, to a lesser extent residential property. The portfolio also includes commercial loans, and consumer loans.

The Company’s primary lending activity is the origination of commercial loans extended to small and mid- sized commercial and industrial entities.

Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long-term assets.

Construction and Land loans are to finance the construction of owner-occupied and income producing properties. These loans are categorized as construction loans during the construction period, later converting

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

to commercial or one-to-four family residential loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Construction loan funds are disbursed periodically based on the percentage of construction or development completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. The Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information. The Company also makes loans on occasion for the purchase of land for future development by the borrower. Land loans are extended for the future development for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof.

The Company’s commercial real estate loans consist of mortgage loans secured by nonresidential real estate, such as by apartment buildings, small office buildings, and owner-occupied properties. Commercial real estate loans are secured by the subject property and are underwritten based on loan to value limits, cash flow coverage and general creditworthiness of the obligors. These loans tend to involve larger loan balances and their repayment is typically dependent upon the successful operation and management of the underlying real estate.

Residential real estate loans are underwritten based on the borrower’s repayment capacity and source, value of the underlying property, credit history and stability. These loans are secured by a first or second mortgage on the borrower’s principal residence or their second/vacation home (excluding investment/rental property).

Home equity loans consists of either revolving line of credit, term, or second mortgage loans secured by one-to- four family residential real estate. These loans are secured by a first or second lien on the borrower’s residence. There are minimum credit score standards, loan-to-value, and other credit requirements. Home equity lines of credit are variable rate based on an index of Wall Street Journal prime rate with a margin.

The consumer loan portfolio consists of lending in the form of home equity loans secured by financed property and personal consumer loans, which may be secured or unsecured.

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: agriculture loans, commercial real estate loans, commercial loans, residential real estate loans, consumer loans, and municipal loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a four-year period for all portfolio segments.

Certain qualitative factors are then added to the historical allocation percentage to get the adjusted factor to be applied to non-classified loans. The following qualitative factors are analyzed for each portfolio segment:

•	Levels of and trends in delinquencies

•	Trends in volume and terms

•	Changes in collateral

•	Changes in management and lending staff

•	Economic trends

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

•	Concentrations of credit

•	Changes in lending policies

•	External factors

•	Changes in underwriting process

•	Trends in credit quality ratings

These qualitative factors are reviewed each quarter and adjusted based upon relevant changes within the portfolio.

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the Consolidated Balance Sheet date. The Company considers the allowance for loan losses adequate to cover loan losses inherent in the loan portfolio at December 31, 2020 and 2019.

The following table summarizes the activity in the allowance for loan losses by loan class for the period ended December 31, 2020 and 2019 and information regarding the allowance for loan losses by loan class as of December 31, 2020 and 2019. (in Thousands)

	For the Year Ended December 31, 2020
	Commercial and Industrial	Construction and Land Development	Real Estate Commercial	Real Estate Residential	Real Estate Home Equity	Consumer Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$623	$170	$598	$214	$45	$9	$30	$1,689
Charge-offs	—	—	10	—	—	—	—	10
Recoveries	10	—	18	—	—	—	—	28
Provision	369	227	1,476	204	197	26	(29)	2,470

Ending balance	$1,002	$397	$2,082	$418	$242	$35	$1	$4,177

Ending balance:
individually evaluated for impairment	$111	$—	$—	$18	$—	3	—	$132

Ending balance:
collectively evaluated for impairment	$891	$397	$2,082	$400	$242	32	1	$4,045

Loans:
Ending balance	$101,370	$20,935	$145,800	$37,302	$20,218	$2,622		$328,247

Ending balance:
individually evaluated for impairment	$1,081	$—	$230	$331	$—	$3		$1,645

Ending balance:
collectively evaluated for impairment	$100,289	$20,935	$145,570	$36,971	$20,218	$2,619		$326,602

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

	For the Year Ended December 31, 2019
	Commercial and Industrial	Construction and Land Development	Real Estate Commercial	Real Estate Residential	Real Estate Home Equity	Consumer Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$—	$—	$27	$22	$—	$—	$—	$49
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	7	14	—	11	—	3	—	35
Provision	616	156	571	181	45	6	30	1,605

Ending balance	$623	$170	$598	$214	$45	$9	$30	$1,689

Ending balance:
individually evaluated for impairment	$325	$—	$—	$—	$—	5	—	$330

Ending balance:
collectively evaluated for impairment	$298	$170	$598	$214	$45	4	30	$1,359

Loans:
Ending balance	$34,057	$14,681	$75,999	$34,817	$8,300	$702		$168,556

Ending balance:
individually evaluated for impairment	$1,323	$—	$—	$182	$—	$5		$1,510

Ending balance:
collectively evaluated for impairment	$32,734	$14,681	$75,999	$34,635	$8,300	$697		$167,046

Credit Quality Information

The following tables represent credit exposures by internally assigned grades as of December 31, 2020 and 2019. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all.

The Company’s internally assigned grades are as follows:

Pass – loans that are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. There are four sub-grades within the Pass category to further distinguish the loan.

Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful – loans classified as Doubtful have all the weaknesses inherent in a Substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss – loans classified as a Loss are considered uncollectible and are immediately charged against allowances.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

The following table presents the classes of the loan portfolio summarized by the internal risk rating system as of December 31, 2020 and 2019:

(In Thousands)		Special
As of December 31, 2020	Pass	Mention	Substandard	Doubtful	Total

Commercial and industrial	$100,289	$—	$1,081	$—	$101,370
Construction and land development	20,935	—	—	—	20,935
Real estate - commercial	145,358	212	230	—	145,800
Real estate - residential	36,892	142	268	—	37,302
Real estate - home equity	20,155	—	63	—	20,218
Consumer	2,619	—	3	—	2,622

Total	$326,248	$354	$1,645	$—	$328,247

(In Thousands)		Special
As of December 31, 2019	Pass	Mention	Substandard	Doubtful	Total

Commercial and industrial	$32,644	$—	$1,323	$—	$33,967
Construction and land development	14,681	—	—	—	14,681
Real estate - commercial	75,797	218	—	—	76,015
Real estate - residential	34,121	514	182	—	34,817
Real estate - home equity	8,300	—	—	—	8,300
Consumer	697	—	5	—	702
Total	$166,240	$732	$1,510	$—	$168,482

The following tables present an aging analysis of the recorded investment of past-due loans.

			December 31, 2020
(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans	Total > 90 Days and Accruing

Commercial and industrial	$10	$—	$—	$10	$101,360	$101,370	$—
Construction and land development	—	—	—	—	20,935	20,935	—
Real estate - commercial	480	—	156	636	145,164	145,800	—
Real estate - residential	711	719	133	1,563	35,739	37,302	97
Real estate - home equity	—	—	—	—	20,218	20,218	—
Consumer	—	—	—	—	2,622	2,622	—

Total	$1,201	$719	$289	$2,209	$326,038	$328,247	$97

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

			December 31, 2019
(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans	Total > 90 Days and Accruing

Commercial and industrial	$—	$—	$—	$—	$33,967	$33,967	$—
Construction and land development	—	—	—	—	14,681	14,681	—
Real estate - commercial	93	161	218	472	75,543	76,015	218
Real estate - residential	108	306	696	1,110	33,707	34,817	514
Real estate - home equity	—	—	—	—	8,300	8,300	—
Consumer	2	—	5	7	695	702	—

Total	$203	$467	$919	$1,589	$166,893	$168,482	$732

Impaired Loans

The following tables present the recorded investment and unpaid principal balances for impaired loans and related allowance, if applicable. Also presented are the average recorded investments and the related amount of interest recognized during the time within the period that the impaired loans were impaired.

	December 31, 2020
(In Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
With no related allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Construction and land development	—	—	—	—	—
Real estate - commercial	230	230	—	238	10
Real estate - residential	295	295	—	307	15
Real estate - home equity	—	—	—	—	—
Consumer	—	—	—	—	—
With an allowance recorded:
Commercial and industrial	$1,081	$1,081	$111	$1,196	$60
Construction and land development	—	—	—	—	—
Real estate - commercial	—	—	—	—	—
Real estate - residential	36	36	18	38	2
Real estate - home equity	—	—	—	—	—
Consumer	3	3	3	—	—
Total
Commercial and industrial	$1,081	1,081	111	1,196	60
Construction and land development	—	—	—	—	—
Real estate - commercial	230	230	—	238	10
Real estate - residential	331	331	18	345	17
Real estate - home equity	—	—	—	—	—
Consumer	3	3	3	—	—

	$1,645	$1,645	$132	$1,779	$87

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued)

	December 31, 2019
(In Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
With no related allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Construction and land development	—	—	—	—	—
Real estate - commercial	—	—	—	—	—
Real estate - residential	182	182	—	190	—
Real estate - home equity	—	—	—	—	—
Consumer	—	—	—	—	—
With an allowance recorded:
Commercial and industrial	$1,323	$1,323	$325	$1,290	$40
Construction and land development	—	—	—	—	—
Real estate - commercial	—	—	—	—	—
Real estate - residential	—	—	—	—	—
Real estate - home equity	—	—	—	—	—
Consumer	5	—	5	—	—
Total
Commercial and industrial	$1,323	$1,323	$325	$1,290	$40
Construction and land development	—	—	—	—	—
Real estate - commercial	—	—	—	—	—
Real estate - residential	182	182	—	190	—
Real estate - home equity	—	—	—	—	—
Consumer	5	—	5	—	—

	$1,510	$1,505	$330	$1,480	$40

The following table present nonaccrual loans by classes of the loan portfolio:

	December 31,
(In Thousands)	2020	2019
Commercial and industrial	$—	$—
Construction and land development	—	—
Real estate - commercial	—	—
Real estate - residential	100	182
Real estate - home equity	—	—
Consumer	3	5

Total	$103	$187

The recorded investment in non-accrual loans was $103,000 and $187,000 at December 31, 2020 and December 31, 2019.

Approximately $145.8 and $20.9 million or 50.1% of the Bank’s loan portfolio was in real estate-commercial loans and construction and land development loans at December 31, 2020. While the Bank does not have a concentration of credit risk with any single borrower or industry, repayments on loans in these portfolios can be negatively influenced by decreases in real estate values. The Bank mitigates this risk through conservative underwriting policies and procedures. In addition, of real estate-commercial loans

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued)

were owner occupied properties as of December 31, 2020. These types of loans are generally considered to involve less risk than nonowner-occupied mortgages.

At December 31, 2020 and 2019, the carrying amount of loans pledged to secure borrowings was $61.6 million and $25.5 million.

Loan Modifications and Troubled Debt Restructurings (TDRs)

A loan is considered to be a TDR loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

The Bank may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (TDR). The Bank may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Bank’s allowance for loan losses.

The Bank identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future. As of December 31, 2020 and 2019, the Company had no loans identified as TDR’s. There were also no new loan modifications during the periods that were considered TDRs.

COVID-19 Loan Forbearance Programs

Section 4013 of the CARES Act provides that banks may elect not to categorize a loan modification as a TDR if the loan modification is (1) related to COVID-19; (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date on which the national emergency concerning the novel coronavirus disease (COVID–19) outbreak declared by the President on March 13, 2020, under the National Emergencies Act terminates, or (B) December 31, 2020.

On April 7, 2020, federal banking regulators issued a revised interagency statement that included guidance on their approach for the accounting of loan modifications in light of the economic impact of the COVID-19 pandemic. The guidance interprets current accounting standards and indicates that a lender can conclude that a borrower is not experiencing financial difficulty if short-term modifications are made in response to COVID-19, such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant related to the loans in which the borrower is less than 30 days past due on its contractual payments at the time a modification program is implemented.

According to the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) issued by the federal bank regulatory agencies on April 7, 2020, short-term loan modifications not otherwise eligible under Section 4013 that are made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not TDRs. This includes short-term (e.g., six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

COVID-19 Loan Forbearance Programs (Continued)

During 2020, our customers had requested 82 loan payment deferrals or payments of interest only on loans totaling $53.7 million. In accordance with Section 4013 of the CARES Act and the interagency guidance issued on April 7, 2020, these short-term deferrals are not considered troubled debt restructurings. As of December 31, 2020, the Company has 15 loans totaling $18.2 million that remain on a CARES Act modification.

In addition, the risk-rating on COVID-19 modified loans did not change, and these loans will not be considered past due until after the deferral period is over and scheduled payments resume. The credit quality of these loans will be reevaluated after the deferral period ends.

5.	GOODWILL AND INTANGIBLE ASSETS

Goodwill totaled $1.3 million at December 31, 2020. The Company recorded goodwill of $1.3 million due to the Stonebridge Bank acquisition during the year ended December 31, 2018. Core deposit intangible net carrying amounts were $118,000 and $149,000 at the years ended December 31, 2020 and 2019. Core deposit intangible assets are amortized using the sum-of-the-years-digits method over their estimated lives of seven years. Amortization expense totaled $30,000 and $34,000 for the years ended December 31, 2020 and 2019, respectively.

The assets acquired and liabilities assumed were initially presented at their estimated fair values based on a preliminary allocation of the purchase price. In many cases, the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that were highly subjective and subject to change. The fair value estimates were considered preliminary and subject to change after the closing date of the acquisition if additional information became available. Based on a preliminary purchase price allocation, the Company recorded $1.24 million in goodwill as a result of the acquisition. At December 31, 2019, the Company recorded adjustments to goodwill the estimated fair values of assets acquired, and liabilities assumed, which resulted in a $13,000 increase in goodwill. The adjusted amount of goodwill of $1.25 million reflects the excess purchase price over the estimated fair value of the net assets acquired. The goodwill recorded is deductible for tax purposes. The purchase price allocation was considered final as of December 31, 2019.

Goodwill and Core Deposit Intangible (CDI) are as follows (in thousands):

	December 31,
(In Thousands)	2020	2019
Goodwill	$1,253	$1,253
CDI	118	149

Total	$1,371	$1,402

Accumulated amortization on the CDI was $64,000 at December 31, 2020, and $34,000 for the period ended December 31, 2019.

The future expected amortization of CDI as of December 31, 2020, are as follows (in thousands):

2021	$27
2022	23
2023	20
2024	17
2025 and thereafter	31

Total	$118

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	December 31,
(In Thousands)	2020	2019
Leasehold improvements	$812	$816
Furniture and fixtures	1,030	884
Office equipment	37	37
Computer hardware	245	131

Less accumulated depreciation	(738)	(488)

Total	$1,386	$1,380

Depreciation expense amounted to $252,000 and $156,000 for the years ended December 31, 2020 and 2019, respectively.

7.	DEPOSITS

Deposit accounts are summarized as follows:

	December 31,
	2020		2019
(In Thousands)	Amount	%	Amount	%
Demand, noninterest-bearing	$42,374	14.97%	$12,644	6.7%
Demand, interest-bearing	15,883	5.61	7,923	4.2
Money market and savings	81,756	28.88	49,039	26.0
Time deposits, $250,000 and over	47,112	16.64	26,302	13.9
Time deposits, other	95,929	33.89	92,765	49.2

	$283,054	100.0%	$188,673	100.0%

The scheduled maturities of time deposits are as follows:

	December 31,
(In Thousands)	2020	2019
One year or less	$122,859	$104,061
More than one year to two years	13,441	14,429
More than two years to three years	5,921	270
More than three years to four years	288	74
More than four years to five years	532	233
More than five years	—	—

Total	$143,041	$119,067

Time deposits include those in denominations of $250,000 or more. Such deposits aggregated $47.1 million and $26.8 million at December 31, 2020 and 2019, respectively. There were $25.0 million in brokered deposits as of December 31, 2020 maturing in January 2021 and $10.75 million in brokered deposits as of December 31, 2019 maturing in January 2020.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	SHORT-TERM BORROWINGS

The outstanding balances and related information of short-term borrowings represent federal funds purchased and short-term advances with the FHLB are summarized as follows:

	December 31,
(In Thousands)	2020	2019
Balance at year-end	$41,667	$6,914
Average balance outstanding	474	19
Maximum month-end balance	41,667	6,914
Weighted-average rate at year-end	0.35%	2.48%
Weighted-average rate during the year	0.35%	2.48%

Average balances outstanding during the year represent daily average balances.

The Company had $41.7 million in 13-day FHLB advances at December 31, 2020 which matured on January 5, 2021. The Company had $6.9 million in overnight short-term borrowings at December 31, 2019 which matured on January 2, 2020. Borrowings from the FHLB of Pittsburgh are secured by FHLB stock, qualifying loans, and investments. The Company is required to maintain stock in the FHLB of Pittsburgh of $2.6 million as of December 31, 2020 and $19,400 as of December 31, 2019. The Company has a maximum borrowing capacity with the FHLB of approximately $115.8 million of which $61.7 was outstanding at December 31, 2020.

At December 31, 2020 and 2019, the Company also has lines of credit at three financial institutions that would allow the Company to borrow up to $25.0 million. None of the credit lines were drawn upon at December 31, 2020 and $6.9 million was drawn at December 31, 2019.

9.	OTHER BORROWINGS AND SUBORDINATED DEBT

	December 31,
(in Thousands)	2020	2019
Long-term FHLB advances	$20,000	—
Subordinated Debt	19,970	—
Federal Reserve PPPLF	17,315	—

Total Long-term borrowings	$57,285	—

All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans, which are owned by the Company, free and clear of any liens or encumbrances.

Contractual maturities and scheduled cash flows of Federal Home Loan Bank long-term advances, in thousands, consist of the following at December 31, 2020: (In Thousands)

Type	Amount	Rate	Due in
Mid Term Repo Fixed Rate	$5,000,000	0.91%	2023
Fixed Rate	5,000,000	0.97%	2024
Fixed Rate	5,000,000	1.10%	2025
Fixed Rate	3,000,000	1.01%	2025
Fixed Rate	2,000,000	1.02%	2025

	$20,000,000	1.00%

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	OTHER BORROWINGS AND SUBORDINATED DEBT (Continued)

In April 2020, the Federal Reserve initiated the Paycheck Protection Program Liquidity Facility (“PPPLF”) , which is designed to facilitate lending by financial institutions to small businesses under the PPP provision of the CARES Act. Only PPP loans are eligible to serve as collateral for the PPPLF, with each dollar of PPP loans providing one dollar of advance availability. The maturity date of an extension of credit under the PPPLF will equal the maturity date of the pool of PPP loans pledged to secure the extension of credit. Any principal payments received by the financial institution on the PPP loans, such as PPP loan forgiveness payments from the Small Business Administration or principal payments from the borrower after the initial six -month deferment period, must be used to pay down the PPPLF advance by the same dollar amount, maintaining the dollar-for-dollar advance amount and PPP aggregate loan balance relationship. The interest rate on PPPLF advances is fixed at 0.35%. As of December 31, 2020, our advances under the PPPLF totaled $17.3 million.

On September 30, 2020, the Company accepted subscriptions for and sold, at 100% of their principal amount, an aggregate of $20.0 million of subordinated notes (the “Notes”), on a private placement basis, to accredited investors. The investors included Company’s owned and controlled by a director of the Company, which purchased $19.0 million in principal amount of the Notes. The investors included Company’s owned and controlled by a director of the Company, which purchased $19.0 million in principal amount of the Notes. The Notes bear interest at a fixed interest rate of 5.0% per year for five years and then float at an index tied to the Secured Overnight Finance Rate (“SOFR”) . The Notes have a term of ten years and have a maturity date of October 1, 2030. The Notes are redeemable at the option of the Company, in whole or in part, subject to any required regulatory approvals after five years. The Company contributed $15.0 million of the proceeds from the Notes to the Bank as equity capital to support the Bank’s continued growth, including ongoing lending activities.

10.	INCOME TAXES

The provision for income taxes consists of:

For the Year Ended December 31,
(In Thousands)	2020	2019
Current tax expense	$—	$—
Deferred taxes	—	—

Total	$—	$—

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

	December 31,
(In Thousands)	2020	2019
Deferred tax assets:
Allowance for loan losses	$877	$355
Fair value adjustment on acquired loans	535	638
Alternative minimum tax credit	98	98
Net operating loss carryforwards	1,872	1,661
Other	(240)	3

Total gross deferred tax assets before valuation allowance	3,142	2,755

Valuation allowance	(3,044)	(2,657)

Net deferred tax assets	$98	$98

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	INCOME TAXES (continued)

In assessing the realizability of deferred tax assets, management considers whether it is more-likely- than-not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the reversal of deferred tax liabilities (including the impact of available carry back and carry forward periods), projected future taxable income and tax-planning strategies in making this assessment. Based upon the Company’s cumulative three-year loss position and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more-likely-than-not that The Company will be unable to realize the benefits of these deductible differences, except for the alternative minimum tax credits. The amount of the deferred tax asset considered realizable, however, could change in the near term if estimates of future taxable income during the carry forward period change and the deferred tax asset will continue to be analyzed on a quarterly basis for changes affecting realizability and the valuation allowance may be adjusted in future periods accordingly.

As of December 31, 2020, the Company has federal net operating loss carry forwards of approximately $8.9 million. Approximately $489,000 of these net operating loss carryforwards are subject to Section 382 limitations.

The Company recognized no adjustment for unrecognized income tax benefits for the year ended December 31, 2020. The Company is subject to examination by the taxing authorities for the operating period since inception. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in the provision for income tax expense in the consolidated statements of operations. The Company did not recognize any interest and penalties for the year ended December 31, 2020.

11.	RELATED-PARTY TRANSACTIONS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal shareholders, their immediate families and affiliated companies (commonly referred to as related parties).

	Year Ended December 31,
(In Thousands)	2020	2019
Loans:
Balance at beginning of year	$2,088	1,052
Additions	321	1,948
Amounts Collected	(243)	(912)

Balance at end of year	$2,166	2,088
Total unused commitments at end of year	2,258	1,500

Aggregate amount of all extensions of credit	$4,424	3,588

Deposits at end of year	$14,669	7,381

Subordinated notes	$19,000	—

There was no interest paid on the subordinated notes to related parties totaled because the first interest payment is not due until June of 2021.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	STOCK-BASED COMPENSATION

On May 14, 2019, the Company’s shareholders approved the LINKBANCORP, Inc. 2019 Equity Incentive Plan (the “Plan”).The plan authorizes the issuance or delivery to participants of up to 450,000 share of LINK BANCORP common stock pursuant to grants of incentive and non-statutory stock options. The plan is administered by the members of LINKBANCORP’s Compensation Committee. Unless the Committee specifies a different vesting schedule, awards under the Plan shall be granted with a vesting rate not exceeding 20 percent per year. Vesting may be accelerated under certain conditions or at the discretion of the Committee at any time. Employees and directors of LINKBANCORP or its subsidiaries are eligible to receive awards under the plan, except that nonemployees may not be granted incentive stock options. Stock options are either “incentive” stock options or “nonqualified” stock options. Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code.

	Number of Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, December 31, 2019	394,500	$10.00	$9.50	$
Granted	21,500	11.77	9.80
Expired/terminated	19,500	10.00	—
Exercised	500	10.00	—

Outstanding, December 31, 2020	396,000	$—	$8.60		$471,250

Exercisable at year-end	75,400	$—	$8.60		$94,250

The exercise prices for options outstanding as of December 31, 2020 ranged from $10.00 to $12.00.

The Company determined the expected life of the stock options using a simplified method approach allowed for plain-vanilla share options. The risk-free interest rate is based on the U.S. treasury yield curve in effect as of the grant date. Expected volatility was determined using the calculated value method of an option pricing model that substitutes the historical volatility of an appropriate industry/sector index for the expected volatility.

	December 31,
	2020	2019

Weighted average fair value of options granted	$0.25	$1.15
Dividend yield	0.00%	1.00%
Expected volatility	4.36%	10.00%
Risk-free interest rate	0.62%	1.85%
Expected life (in years)	6.00	6.00
Assumed forfeiture rate	8.00%	0.00%

Information regarding stock-based compensation for the years ended December 31, 2020 and 2019, is set forth below:

	December 31,
	2020	2019
Stock-based compensation expense recognized	$87,000	$31,000
Number of unvested stock options	320,600	394,500
Fair value of unvested stock options	$351,000	$451,000
Amount remaining to be recognized as expense	$286,000	$420,000

The remaining amount of $286,000 will be recognized ratably as expense through December 31, 2025.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making and monitoring commitments and conditional obligations as it does for on-balance sheet instruments. As of December 31, 2020, and 2019, The Company has a reserve related to credit losses for off-balance sheet instruments totaling $25,000, which is included in other liabilities.

At December 31, 2020 and 2019, the following financial instruments were outstanding whose contract amounts represent credit risk:

	December 31,
(In Thousands)	2020	2019
Unfunded commitments under lines of credit:
Home equity loans	$17,483	$9,138
Commercial real estate, construction, and land development	10,252	24,261
Commercial and industrial	33,471	15,051
Other	3,937	5,682

Total	$65,143	$54,132

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory, and equipment.

14.	CONCENTRATION OF CREDIT RISK

The Company grants commercial, residential and consumer loans to customers primarily located in the South Central and Greater Delaware Valley of Pennsylvania. The concentration of credit by type of loan is set forth in Note 3. The debtors’ ability to honor their contracts is influenced by the region’s economy.

There are numerous risks associated with commercial loans that could impact the borrower’s ability to repay on a timely basis. They include but are not limited to, the owner’s business expertise, changes in local economies, competition, government regulation, and the general financial stability of the borrowing entity.

The Company attempts to mitigate these risks by making an analysis of the borrower’s business and industry history, its financial position, as well as that of the business owner. The Company will also require the borrower to provide financial information on the operations of the business periodically over the life of the loan. In addition, most commercial loans are secured by assets of the business or those of the business owner, which can be liquidated if the borrower defaults, along with the personal surety of the business owner.

From time to time, the Company will maintain balances with its correspondent banks that exceed the $250,000 federally insured deposit limits. Management routinely evaluates the credit worthiness of these correspondent banks and does not feel they pose significant risk to the Company.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	LEASE COMMITMENTS AND CONTINGENCIES

The Company leases its administration and operating facility and two branches under lease agreements expiring in October 2029. As additional rent, The Company is responsible for its proportionate share of operating expenses, including real estate taxes, insurance, utilities, and maintenance.

The following table presents the undiscounted cash flows due related to operating leases as of December 31, 2020:

(In Thousands)	Amount
2021	$369
2022	254
2023	257
2024	131
2025	138
2026 and thereafter	527

Total lease liabilities	$1,676

Total rent expense was $463,000 and $390,000 for year ended December 31, 2020 and, 2019, respectively.

16.	EMPLOYEE BENEFITS

The Company has a 401(k) Plan for its eligible employees. The Company contributed a match of $125,000 and $98,000 to the Plan during the years ended December 31, 2020 and December 31, 2019, respectively.

17.	REGULATORY CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk- weightings, and other factors.

The Bank and Company are subject to regulatory capital requirements administered by banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements. As of December 31, 2020, the Bank and Company have met all capital adequacy requirements to which they are subject.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, under-capitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If an institution is adequately capitalized, regulatory approval is required before the institution may accept brokered deposits. If an institution is undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	REGULATORY CAPITAL REQUIREMENTS (Continued)

The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

In accordance with the PADOBS approval referenced in Note 1, the Bank must maintain increased minimum capital ratios summarized in Note 1. In addition to the PADOBS approval requires that during the first three years after the acquisition, the Tier 1 Leverage Ratio not fall below 8% during any quarter. The Bank’s capital amounts and ratios are presented in the table (dollars in thousands):

The following tables present actual and required capital ratios as of December 31, 2020 and 2019, under the Basel III Capital Rules. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules:

	December 31,
	2020		2019
(In Thousands)	Amount	Ratio	Amount	Ratio
Total capital
(to risk-weighted assets)
Actual	$48,810	15.86%	$31,691	18.33%
For capital adequacy purposes	24,624	8.00	13,833	8.00
To be well capitalized	30,780	10.00	17,291	10.00

Tier 1 capital
(to risk-weighted assets)
Actual	$44,958	14.61%	$29,977	17.34%
For capital adequacy purposes	18,468	6.00	10,374	6.00
To be well capitalized	24,624	8.00	13,833	8.00

Common equity
(to risk-weighted assets)
Actual	$44,958	14.61%	$29,977	17.34%
For capital adequacy purposes	18,468	4.50	7,781	4.50
To be well capitalized	24,624	6.50	10,374	6.50

Tier 1 capital
(to average assets)
Actual	$44,958	12.84%	$29,977	14.05%
For capital adequacy purposes	14,006	4.00	8,531	4.00
To be well capitalized	17,508	5.00	10,664	5.00

Federal and state banking regulations place certain restrictions on dividends paid by the Bank. The Pennsylvania Banking Code provides that cash dividends may be declared and paid out of accumulated net earnings. In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. Loans or advances by the Bank to the Company are limited to 10 percent of the Bank’s capital stock and surplus and must have collateral securing the loans or advances. Because the Bank is currently in an accumulated deficit position, dividends cannot be paid at this time.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	REGULATORY CAPITAL REQUIREMENTS (continued)

Federal Reserve Cash Requirements

Effective March 26, 2020, The Federal Reserve Board set the Bank’s reserve requirements ratios to zero percent. As a result, the Bank is no longer required to maintain an average cash reserve balance in vault cash or with the Federal Reserve Bank. The required minimum balance was $5.3 million at December 31, 2019.

Loans

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific collateral. Further, such secured loans are limited in amount to 10 percent of the Bank’s common stock and capital surplus.

18.	FAIR VALUE MEASUREMENTS

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in an estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts The Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the fair value measurements accounting guidance (FASB ASC 820, Fair Value Measurements), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The Company uses a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value guidance establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels of pricing are as follows:

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	FAIR VALUE MEASUREMENTS (Continued)

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair- valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

The estimated fair values of the Company’s financial instruments that are not required to be measured or reported at fair value are as follows:

	At December 31, 2020		At December 31, 2019
(In Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents (Level 1)	$9,002	$9,002	$11,210	$11,210
Loans (Level 3)	323,214	324,160	166,793	168,487
Federal Home Loan Bank stock (Level 1)	2,615	2,615	43	43
Financial liabilities:
Deposits (Level 3)	283,054	282,800	188,673	188,136
Short-term borrowings (Level 1)	41,667	41,667	6,914	6,914
Long-term borrowings (Level 3)	37,315	37,738	—	—
Subordinated Notes (Level 3)	20,000	20,256	—	—
Off-balance-sheet financial instruments (Level 3)	—	—	—	—

The following tables present the assets reported on the Consolidated Balance Sheet at their fair value on a recurring basis as of December 31, 2020 and 2019, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The Company’s available-for-sale investment securities are reported at fair value. These securities are valued by an independent third party. The valuations are based on market data. They utilize evaluated pricing models that vary by asset and incorporate available trade, bid and other market information. For securities that do not trade on a daily basis, their evaluated pricing applications apply available information such as benchmarking and matrix pricing. The market inputs normally sought in the evaluation of securities include benchmark yields, reported trades, broker/dealer quotes (only obtained from market makers or broker/dealers recognized as market participants), issuer spreads, two-sided markets, benchmark securities, bid, offers and reference data. For certain securities additional inputs may be used or some market inputs may not be applicable. Inputs are prioritized differently on any given day based on market conditions.

	December 31, 2020
(In Thousands)	Level I	Level II	Level III	Total
Assets:
U.S. treasury securities	$—	$74,999	$—	$74,999
Mortgage backed securities	—	4,206	—	4,206

Total	$—	$79,205	$—	$79,205

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2019
(In Thousands)	Level I	Level II	Level III	Total
Assets:
U.S. treasury securities	$—	$46,975	$—	$46,975

Total	$—	$46,975	$—	$46,975

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2020 and 2019, are as follows:

	December 31, 2020
(In Thousands)	Level I	Level II	Level III	Total
Impaired loans	$—	$—	$988	$988

	December 31, 2019
(In Thousands)	Level I	Level II	Level III	Total
Impaired loans	$—	$—	$1,003	$1,003

The following tables provide information describing the valuation processes used to determine nonrecurring fair value measurements categorized within Level III of the fair value hierarchy:

	December 31, 2020
	Quantitative Information About Level III Fair Value Measurements
(In Thousands)	Fair Value	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired loans	$988	Appraisal of collateral(1)	Liquidation expenses	10%

	December 31, 2019
	Quantitative Information About Level III Fair Value Measurements
(In Thousands)	Fair Value	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired loans	$1,003	Appraisal of collateral(1)	Liquidation expenses	10%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which include various Level III inputs that are not identifiable.

Appraisals may be adjusted by management for qualitative factors, such as economic conditions, aging, and/or estimated liquidation expenses incurred when selling the collateral. The range and weighted average of appraisal adjustments and liquidation expenses are presented as a percentage of the appraisal.

19.	REVENUE RECOGNITION

The Company adopted Topic 606 using the modified retrospective method applied to all contracts not completed as of the date of incorporation on April 6, 2018. Results for reporting periods beginning after April 6, 2018 are presented under Topic 606.

The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	REVENUE RECOGNITION (Continued)

Management determined that revenue derived from financial instruments, including revenue from loans, along with non-interest income resulting from commitment and other loan related fees as well as income from bank owned life insurance are not within the scope of Topic 606. As a result, no changes were made during the period related to these sources of revenue.

Topic 606 is applicable to non-interest income streams such as service charges on deposits and other non- interest income. Noninterest revenue streams in-scope of Topic 606 are discussed below.

Service Charges and Activity Fees on Deposits

Service charges on deposit accounts consist of monthly ATM Income, Wire Transfer Fees, Non- Sufficient Funds Charges, and other Deposit related fees. The Company’s performance obligation for monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and, therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts. The Company’s performance obligation for wire transfers and returned deposit fees, are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

Fees on loan related activity

Fees from loan related activity is comprised mostly of upfront fees recognized on Assumable Rate Conversion Agreements, where Bank originates, a floating rate loan. The borrower concurrently signs an addendum to the promissory note with a third party permitting the borrower to pay a fixed rate of interest. The Bank through a master servicing agreement services the Assumable Rate Conversion between the third party and borrower.

Other

Other fees are primarily comprised of Remote/Mobile Deposit Fees and other service charges. Other noninterest income consists primarily of other nonrecurring revenue which is not recorded in the categories listed above. This revenue is miscellaneous in nature and is recognized as income upon receipt.

The following presents noninterest income, segregated by revenue streams in-scope and out-of- scope of Topic 606, for the years ended December 31, 2020 and 2019.

	For the Year Ended December 31,
(In Thousands)	2020	2019
Non-interest income in-scope of Topic 606
Service charges and activity fees on deposits	$74	$38
Fees on loan related activity	194	167
Other	130	49

Non-interest income (in-scope of Topic 606)	204	254

Non-interest income (out-of-scope of Topic 606)	251	139

Total non-interest income	$649	$393

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	REVENUE RECOGNITION (Continued)

Contract Balances

A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company’s noninterest revenue streams are largely based on transactional activity. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. As of December 31, 2020, and December 31, 2019, the Company did not have any contract balances.

Contract Acquisition Costs

In connection with the adoption of Topic 606, an entity is required to capitalize, and subsequently amortize into expense, certain incremental costs of obtaining a contract with a customer if these costs are expected to be recovered. The incremental costs of obtaining a contract are those costs that an entity incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained (for example, sales commission). The Company utilizes the practical expedient which allows entities to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less. Upon adoption of Topic 606, the Bank did not capitalize any contract acquisition cost.

20.	PROPOSED MERGER WITH GNB FINANCIAL, INC.

On December 10, 2020, LINKBANCORP, Inc. (LINK) and its wholly owned subsidiary, LINKBANK (Bank), and GNB Financial Corp, Inc. (GNB), and its wholly owned subsidiary, The Gratz Bank (“Gratz Bank”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which GNB will merge with and into LINK, with the LINK as the surviving corporation. Concurrent with the merger, it is expected that the Bank will merge with and into Gratz Bank, with the Gratz Bank as the surviving institution.

Under the agreement, GNB shareholders will have the opportunity to elect to receive $87.68 per share in cash or 7.3064 of LINK common shares for each share they own. The agreement provides for proration procedures intended to ensure that, in the aggregate, at least 80% of the GNB common shares outstanding will be exchanged for LINK common stock. The transaction is expected to be a tax-free exchange to the extent shareholders of GNB receive stock in exchange for their shares. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of both companies. The merger is currently expected to be completed in the third quarter of 2021. Each of the directors of LINK and GNB have agreed to vote their shares in favor of the approval of the Merger Agreement at the shareholders’ meeting to be held to vote on the proposed transaction. The board of the combined company will be evenly split between the two institutions and will be chaired by the current chairman of GNB Financial Services.

21.	SUBSEQUENT EVENTS

The Company has evaluated events and transactions occurring subsequent to the balance sheet date of March 18, 2021, for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through March 18, 2021, the date these consolidated financial statements were available to be issued, and no subsequent events have occurred requiring accrual or disclosure.

LINKBANCORP, Inc. and Subsidiary

Consolidated Balance Sheet

	March 31, 2021	December 31, 2020
(In Thousands, except share data)	Unaudited
ASSETS
Noninterest-bearing cash equivalents	$820	$767
Interest-bearing deposits with other institutions	12,950	8,235

Cash and cash equivalents	13,770	9,002

Securities available for sale, at fair value	3,776	79,205
Loans receivable, net of allowance for loan losses of $4,386 at March 31, 2021, and $4,177 at December 31, 2020	384,635	323,214
Investments in restricted bank stock	1,365	2,615
Premises and equipment, net	1,398	1,386
Right-to-Use Asset – Premise	3,832	—
Bank-owned life insurance	4,722	4,688
Goodwill and other intangible assets	1,364	1,371
Deferred tax asset	3,080	98
Accrued interest receivable and other assets	3,120	2,527

TOTAL ASSETS	$421,062	$424,106

LIABILITIES
Deposits:
Demand, noninterest bearing	$56,916	$42,374
Interest bearing	255,169	240,680

Total deposits	312,085	283,054

Short-Term Borrowings	10,417	41,667
Other Borrowings	30,018	37,315
Subordinated Debt	19,971	19,970
Operating Lease Liabilities	3,832	—
Accrued interest payable and other liabilities	1,658	1,766

TOTAL LIABILITIES	377,981	383,772

SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value; 25,000,000 shares authorized; 4,968,089 and 4,967,089 shares issued and outstanding at March 31, 2021 and December 31, 2020)	50	50
Surplus	50,547	50,516
Accumulated deficit	(7,609)	(10,374)
Accumulated other comprehensive income	93	142

TOTAL SHAREHOLDERS’ EQUITY	43,081	40,334

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$421,062	$424,106

See accompanying notes to the consolidated financial statements.

LINKBANCORP, Inc. and Subsidiary

Consolidated Statement of Operations

	For the Three Months Ended March 31,
	2021	2020
(In Thousands, except share and per share data)	Unaudited
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$3,730	$2,166
Other	35	149

Total interest and dividend income	3,765	2,315

INTEREST EXPENSE
Deposits	418	969
Short-term borrowings	2	—
Other borrowings	13	1
Subordinated debt	251	—

Total interest expense	684	970

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	3,081	1,345
Provision for loan losses	207	1,950

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,874	(605)

NONINTEREST INCOME
Service charges on deposit accounts	28	12
Bank-owned life insurance	34	37
Other	48	28

Total noninterest income	110	77

NONINTEREST EXPENSE
Salaries and employee benefits	1,906	1,298
Occupancy	203	196
Equipment and data processing	233	195
Professional fees	103	115
FDIC insurance	22	54
Bank Shares Tax	89	57
Advertising	77	20
Merger Related Expenses	431	—
Other	161	134

Total noninterest expense	3,225	2,069

Loss before income tax benefit	(241)	(2,597)
Income tax benefit	(3,006)	—

NET INCOME	$2,765	$(2,597)

EARNINGS PER SHARE, BASIC	$0.56	$(0.57)

EARNINGS PER SHARE, DILUTED	$0.53	$(0.57)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING,
BASIC	4,967,467	4,545,297
DILUTED	5,212,236	4,545,297

See accompanying notes to the consolidated financial statements.

LINKBANCORP, Inc. and Subsidiary

Consolidated Statement of Comprehensive Loss

	For the Three Months Ended March 31,
	2021	2020
(In Thousands)	Unaudited
Net income (loss)	$2,765	$(2,597)
Components of other comprehensive income (loss):
Unrealized holding gain (loss) on available-for-sale securities	(62)	76
Tax effect	13	—

Total other comprehensive income (loss)	2,716	(2,521)

Total comprehensive income (loss)	$2,716	$(2,521)

See accompanying notes to the consolidated financial statements.

LINKBANCORP, Inc. and Subsidiary

Consolidated Statement of Shareholders’ Equity

	Common Stock		Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
(In Thousands, except share data)	Shares	Amount
	unaudited
As of December 31, 2019	4,545,297	$45	$45,449	$(8,610)	$(11)	$36,873
Net income	—	—	—	(2,597)	—	(2,597)
Stock-based compensation	—	—	21	—	—	21
Other comprehensive income	—	—	—	—	76	76

As of March 31, 2020	4,545,297	$45	$45,470	$(11,207)	$65	$34,373

As of December 31, 2020	4,967,089	$50	$50,516	$(10,374)	$142	$40,334
Proceeds from exercise of stock options	1,000	—	10	—	—	10
Net income	—	—	—	2,765	—	2,765
Stock-based compensation	—	—	21	—	—	21
Other comprehensive loss	—	—	—	—	(49)	(49)

As of March 31, 2021	4,968,089	$50	$50,547	$(7,609)	$93	$43,081

See accompanying notes to the consolidated financial statements.

LINKBANCORP, Inc. and Subsidiary

Consolidated Statement of Cash Flows

	For the Three Months Ended March 31,
(In Thousands)	2021	2020
	Unaudited
OPERATING ACTIVITIES
Net income	$2,765	$(2,597)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	207	1,950
Depreciation	59	62
Amortization of intangible assets	7	8
Amortization of premiums and discounts on investment securities, net	11	3
Share-based compensation	21	21
Amortization of premiums on purchased loans	7	5
Bank-owned life insurance income	(34)	(37)
Deferred tax expense (benefit)	(2,982)	—
Change in accrued interest receivable and other assets	(701)	(235)
Other, net	(23)	(100)

Net cash used for operating activities	(663)	(920)

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from calls and maturities	75,000	47,000
Proceeds from principal repayments	393	—
Purchases	—	(9,157)
Purchase of restricted investment in bank stocks	—	(400)
Redemption of restricted investment in bank stocks	1,250	—
Increase in loans, net	(61,635)	(25,471)
Purchase of premises and equipment	(71)	(230)
Net cash acquired	—	—

Net cash used provided by activities	14,937	11,742

FINANCING ACTIVITIES
Increase in deposits, net	29,031	13,574
Change in Short-term borrowings, net	(31,250)	(6,914)
Proceeds from Long-term borrowings	—	10,000
Repayments of Long-term borrowings	(7,297)	—
Proceeds from exercise of stock options	10	—

Net cash (used for) provided by financing activities	(9,506)	16,660

Increase in cash and cash equivalents	4,768	27,482

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	9,002	11,210

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,770	$38,692

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
Interest	$787	$1,102
Income taxes	$—	$—
Non-Cash activities :
Right of Use asset	$3,832	$—
Operating lease liability	$3,832	$—

See accompanying notes to the consolidated financial statements.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation

LINKBANCORP, Inc. (the “Company”) was incorporated on April 6, 2018, under the laws of the Commonwealth of Pennsylvania. The Company was formed with the intent of becoming a bank holding company through acquisition of a bank.

On September 17, 2018, the Pennsylvania Department of Banking and Securities (PADOBS) approved the acquisition of 100 percent of the shares of Stonebridge Bank, subject to recapitalization of the Bank and continued compliance with capital ratios outlined in Note 13. On October 5, 2018, LINKBANCORP, Inc. purchased 100 percent of the outstanding shares of Stonebridge Bank, from its former parent company Stonebridge Financial Corp. under section 363 of the Bankruptcy Code. LINKBANCORP subsequently renamed the bank LINKBANK (the “Bank”). The Bank is a full-service commercial bank providing personal and business lending and deposit services. The Bank’s operations are conducted from its three Solution Centers in Camp Hill, West Chester, and Lancaster, Pennsylvania. The Company’s corporate office resides in Camp Hill, Pennsylvania. As a state chartered, non-Federal Reserve member bank, the Bank is subject to regulation by the Pennsylvania Department of Banking and Securities (the PADOBS) and the Federal Deposit Insurance Corporation (the FDIC). The Company is regulated by the Federal Reserve Bank of Philadelphia. The Bank’s deposits are insured up to the applicable limits by the FDIC.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to accounting principles generally accepted in the United States of America (GAAP) and to general practices within the banking industry. The following summarized the more significant of these policies and practices.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan losses.

Acquisition Method of Accounting

The Company accounts for acquisitions using the acquisition method of accounting. The acquisition method of accounting requires the Company to estimate the fair value of the tangible assets and identifiable intangible assets acquired and liabilities assumed. The estimated fair values are based on available information and current economic conditions at the date of acquisition. Fair value may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair value estimates will affect future earnings through the disposition or amortization of the underlying assets and liabilities.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Acquisition Method of Accounting (Continued)

Accounting for business combination under GAAP acquisition method prohibits “carrying over” valuation allowances, such as the allowance for loan losses. Uncertainties relating to the expected future cash flows are reflected in the fair value measurement of the acquired loans and reflected in the purchase price. The Company will establish loan loss allowances for the acquired loans in periods after the acquisition, but only for losses incurred on these loans due to credit deterioration after acquisition.

For business acquisitions, whereby the Company acquires loans that have shown evidence of credit deterioration since origination, the Company will classify these loans as purchased credit-impaired (“PCI”) loans. The Company will determine which loans will be classified as PCI loans based on borrower payment history, past due status, loan credit grading, value of underlying collateral and other factors that affect the collectability of contractual cash flows. Under GAAP, purchasers are permitted to individually evaluate or collectively aggregate PCI loans into pools. PCI loans acquired in the same fiscal quarter may be assembled into one or more pools with common risk characteristics. Once pooled, a single composite interest rate is used to determine aggregate expected cash flows for each respective pool. PCI loans are recorded on the acquisition date at fair value. The Company estimates the amount and timing of expected cash flows for each individually analyzed loan. Estimated cash flows in excess of the amount paid is recorded as interest income over the remaining life of the loan.

On a quarterly basis, the Company will update the amount of loan principal and interest cash flows expected to be collected, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of current market conditions. Probable decreases in expected loan principal cash flows trigger the recognition of impairment, which is then measured as the present value of the expected principal loss plus any related foregone interest cash flows discounted at the loan’s effective interest rate. Impairments that occur after the acquisition date are recognized through the allowance for loan losses. Probable and significant increases in expected cash flows would first reverse any previously recorded allowance for loan losses; any remaining increases are recognized prospectively as interest income. The impacts of (i) prepayments, (ii) changes in variable interest rates, and (iii) any other changes in the timing of expected cash flows are recognized prospectively as adjustments to interest income. Disposals of loans, which may include sales of loans, receipt of payments in full by the borrower, or foreclosure, result in removal of the loan from the PCI portfolio.

Goodwill and Core Deposit Intangible

Goodwill represents the excess of the acquisition cost over the fair value of the net assets acquired in the acquisition. GAAP requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances and written down when impaired. There can be no assurance that future goodwill impairment tests will not result in a charge to income. Core deposit intangible assets (“CDI”) are initially measure at fair value and then amortized over the expected life on an accelerated basis using projected decay rates of the underlying core deposits. The principal factors considered when valuing the CDI consist of the following:

(1) the rate and maturity structure of the interest-bearing liabilities, (2) estimated retention rates for each deposit liability category, (3) the current interest rate environment, and (4) estimated noninterest income potential of the acquired relationship. The CDI is evaluated periodically for impairment.

Goodwill and other intangible assets are reviewed for impairment annually as of December 31 and between annual tests when events and circumstances indicate that impairment may have occurred. If there is a goodwill impairment charge, it will be the amount by which the reporting unit’s carrying amount exceeds its

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Core Deposit Intangible (Continued)

fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The same one-step impairment test is applied to goodwill at all reporting units.

The determination of the fair value of the Company incorporates assumptions that marketplace participants would use in their estimates of fair value of the Company in a change of control transaction, as prescribed by ASC Topic 820.

To arrive at a conclusion of fair value, the Company utilizes both the Income and Market Approach and then apply weighting factors to each result. Weighting factors represent the Company’s best business judgment of the weightings a market participant would utilize in arriving at a fair value for the Company. In performing the Company’s analyses, the Company also made numerous assumptions with respect to industry performance, business, economic and market conditions, and various other matters, many of which cannot be predicted and are beyond its control. With respect to financial projections, projections reflect the best currently available estimates and judgments as to the expected future financial performance of the Company.

Prior to the Company’s acquisition of the Bank, the Bank entered into a regulatory agreement. Specifically, on May 19, 2011, the Bank and the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities entered into a joint Consent Order. Effective February 19, 2019, the consent order was terminated, and the Bank is no longer considered a troubled institution.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks. Generally, federal funds are purchased and sold for one-day periods. Short-term investments include interest bearing-deposits with banks with an original maturity of less than 90 days.

Investment Securities

Available for sale – Debt securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and in the yield of alternative investments, are classified as available for sale. These assets are carried at fair value. Fair values of securities available for sale are determined by using Level 2 fair value measures calculated through the use of matrix pricing. Matrix pricing is a common mathematical technique that does not rely exclusively on quoted market prices for specific securities but rather utilizes the security’s relationship to other benchmark quoted prices in determining fair value. The Company uses independent service providers to calculate its Level 2 fair value measures. Unrealized gains and losses are excluded from operations and are reported net of tax as a separate component of other comprehensive income until realized. Realized gains and losses on the sale of investment securities are reported in the consolidated statements of income and determined using the adjusted cost of the specific security sold on the trade date. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Investment securities are evaluated on at least a quarterly basis, and more frequently when market conditions warrant such an evaluation, to determine whether a decline in their value is other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as the reasons underlying the decline, the magnitude and duration of the decline, the intent to hold the security and the likelihood of the Company not being required to sell the security prior to an anticipated recovery in the

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities (Continued)

fair value. The term “other-than-temporary” is not intended to indicate that the decline is permanent but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other-than-temporary, the portion of the decline related to credit impairment is charged to earnings.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loans receivable portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial and industrial, construction and land development, and commercial real estate. Consumer loans consist of the following classes: residential real estate, home equity, and other consumer.

Loan origination fees are deferred, and certain direct origination costs are capitalized. The net amounts are deferred and are recognized as an adjustment of the yield of the related loan.

The accrual of interest on all portfolio classes, including troubled debt restructurings, is discontinued at the time the loan is more than ninety days delinquent unless the loan is well collateralized and in process of collection. Nonaccrual loans are reviewed for charge-off if more than ninety-days past due, except for residential loans and consumer loans. Residential loans are reviewed at 180 days and consumer loans are reviewed at 120 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered unlikely.

All interest accrued but not collected for loans placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. In addition, a loan should be in accordance with the contractual terms for a reasonable period, usually requiring a payment history of six months.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the collectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. There were no material changes in the Bank’s accounting policies or methodology related to the allowance for loan losses during the three months ended March 31, 2021.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectability of the loans considering historical experience, the size and composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors.

The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding sixteen quarters. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include broad deterioration of property values, reduced consumer, and business spending as a result of unemployment and reduced credit availability and lack of confidence in the economy. The historical experience is adjusted for the following qualitative factors: (a) the existence and effect of any concentrations of credit and changes in the level of such concentrations; (b) changes in national, regional and local economic conditions that affect the collectability of the loan portfolio; (c) changes in levels or trends in charge-offs and recoveries; (d) changes in the volume and severity of past due loans, nonaccrual loans or loans classified special mention, substandard, doubtful or loss; (e) changes in the nature and volume of the loan portfolio and terms of loans; (f) changes in lending policies and procedures, risk selection and underwriting standards; (g) changes in the experience, ability and depth of lending management and other relevant staff; (h) quality of loan review; (i) the effect of other external factors, trends or uncertainties that could affect management’s estimate of probable losses, such as competition and industry conditions. The Company uses peer data when they have insufficient history to use their own loss data. The peer group is made up of various Bank’s with similar size and geographical location to obtain comparable data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, and residential mortgage loan segments by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment in Restricted Stock, at Cost

The Company holds restricted stock in the Federal Home Loan Bank (“FHLB”) of Pittsburgh and the Atlantic Community Bankers Bank (“ACBB”) which is carried at cost. The Company holds $24,000 of ACBB stock at March 31, 2021 and December 31, 2020, respectively. The Company holds $1,341,000 and $2,591,000 of FHLB stock at March 31, 2021 and December 31, 2020, respectively. The FHLB stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost, and evaluated for impairment as necessary. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted; (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance; (c) the impact of legislative and regulatory changes on the customer base of the FHLB; and (d) the liquidity position of the FHLB. Management evaluated the stock and concluded that the stock was not impaired for the periods presented herein.

Bank-Owned Life Insurance

The Company invests in bank-owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is included in other income in the Consolidated Statement of Operations, net of expenses.

Premises and Equipment

Leasehold improvements and furniture and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization expense is computed using the straight-line method over the estimated useful lives of the assets. Estimate useful lives for furniture and equipment from three to ten years; leasehold improvements are amortized over the lease term or estimated life of the improvement, if shorter.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control of the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Bank determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. The Bank recognizes interest and penalties on income taxes as a component of income tax expense.

Off-balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the consolidated balance sheets when they are funded.

Share-based Compensation

The Bank follows the provisions of ASC 718-10, Compensation – Stock Compensation. This standard requires the Bank to recognize the cost of employee and organizer services received in share-based payment transactions and measure the cost based on the grant-date fair value of the award. The cost will be recognized over the period during which the employee or organizer is required to provide service in exchange for the award.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employee’s service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the fair value of the Company’s common stock as the date of grant is used for restricted stock awards.

Stock Warrants

The Company issued stock purchase warrants in connection with its initial stock offering via private placement, giving organizers the right to purchase shares of common stock at the initial offering price of $10 per share. For organizers, the warrants serve as a reward for bearing the financial risk of the Company’s organization by advancing “seed money” for its organizational and pre-opening expenses. The organizers’ warrants are non-voting and are exercisable for a period of ten years from the date of grant. All grants were issued during 2019. These warrants are transferable in accordance with the warrant agreement, but are not puttable to the Company. These shares may be issued from previously authorized but unissued shares of stock. The Board has made no additional authorization to issue any further warrants as of March 31, 2021 and has no current plans for future issuance of warrants. To date, organizers have not exercised any warrants since their issuance.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Warrants (Continued)

Based on the contractual terms, the warrants do not fall within the scope of ASC 480-10, Distinguishing Liabilities from Equity, and they meet the requirements within ASC 815, Derivatives and Hedging, to be classified within shareholders’ equity. The fair value of these shares upon issuance using the Black-Scholes model was zero, based on the fair value for the stock on the date of grant.

Earnings Per Share

Basic earnings per share (EPS) represents net income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method.

The following table sets forth the composition of earnings per share:

(In Thousands, except share and per share data)	For the Three Months Ended March 31,
	2021	2020
Net income	$2,765	$(2,597)
Basic weighted average common shares outstanding	4,967,467	4,545,297
Net effect of dilutive stock options and warrants	244,769	—

Diluted weighted average common shares outstanding	5,212,236	4,545,297

Net income per common share:
Basic	$0.56	$(0.57)
Diluted	$0.53	$(0.57)

The following is a summary of securities that could potentially dilute basic earnings per common share in future periods that were not included in the computation of diluted earnings per common share because to do so would have been anti-dilutive for the periods presented.

	March 31, 2021	March 31, 2020

Warrants	$—	$1,537,484
Share-based compensation awards	—	406,000

Total anti-dilutive securities	$—	$1,943,484

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. A short-term lease is defined as one in which (a) the lease term is 12 months or less, and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

basis. The Company adopted this standard as of January 1, 2021. Additionally, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842), which, among other things, provides an additional transition method that would allow entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company adopted ASU 2016-02 and its related amendments as of January 1, 2021, which resulted in the recognition of right-of-use assets totaling $3.8 million, as well as lease liabilities totaling $3.8 million. The Company elected to adopt the transition relief provisions from ASU 2018-11 and recorded the impact of adoption as of January 1, 2021, without restating any prior-year amounts or disclosures. There was no cumulative effect adjustment to the opening balance of retained earnings required.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be affected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. With certain exceptions, transition to the new requirements will be through a cumulative-effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. This Update is effective for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other companies, to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company expects to recognize a one-time cumulative-effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements.

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which added to ASU 2020-04 on optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls “reference rate reform” if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain criteria are met, and can make a onetime election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. The amendments in this ASU are effective for all entities upon issuance through December 31, 2022. The Company has identified its loan receivables that have an interest rate indexed to LIBOR and is currently assessing the appropriate transition path. As such, the Company does not have an estimate of the financial impact of this update but does not expect the impact to be material to the financial statements of the Company.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of investment securities available for sale are summarized as follows:

	March 31, 2021, unaudited
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$—	$—	$—	$—
Mortgage backed securities, residential	3,658	118	—	3,776

Total available-for-sale securities	$3,658	$118	$—	$3,776

	December 31, 2020
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale:
U.S. treasury securities	$75,000	$—	$(1)	$74,999
Mortgage backed securities, residential	4,063	143	—	4,206

Total available-for-sale securities	$79,063	$143	$(1)	$79,205

The investments in U.S. treasury securities at December 31, 2020 are made of up two U.S. treasury securities that have been in a continuous loss position for less than 12 months. The unrealized loss position relates principally to changes in interest rates subsequent to the acquisition of the securities. The securities were made up of U.S. treasuries and management believe there is no credit risk and therefore, no other-than-temporary impairment.

All mortgage-backed security investments are government sponsored enterprises (“GSE”) pass-through instruments issued by the Federal National Mortgage Association (“FNMA”), or Federal Home Loan Mortgage Corporation (“FHLMC”), which guarantee the timely payment of principal on acquisition of the specific securities.

Amortized cost and fair value by contractual maturity, where applicable, are shown below.

(In Thousands)	March 31, 2021, unaudited
	Amortized Cost	Fair Value
Available for Sale:
1 year or less	$—	$—
Mortgage-backed securities, residential	3,658	3,776

	$3,658	$3,776

(In Thousands)	December 31, 2020
	Amortized Cost	Fair Value
Available for Sale:
1 year or less	$75,000	$74,999
Mortgage-backed securities, residential	4,063	4,206

	$79,063	$79,205

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	LOANS RECEIVABLE

The portfolio segments and classes of loans are as follows:

(In Thousands)	March 31, 2021	December 31, 2020
	unaudited
Commercial and industrial	$149,660	$101,370
Construction and land development	19,646	20,935
Real estate - commercial	162,041	145,800
Real estate - residential	39,136	37,302
Real estate - home equity	18,381	20,218
Consumer	2,436	2,622

	391,300	328,247
Less:
Deferred fees	(2,279)	(856)
Allowance for loan losses	(4,386)	(4,177)

Total	$384,635	$323,214

The Company originates commercial, residential, and consumer loans within its primary market areas of southcentral and southeastern Pennsylvania. A significant portion of the loan portfolio is secured by real estate.

Since April 2020, the Company has participated in the Paycheck Protection Program (“PPP”), administered directly by the U.S. Small Business Administration (“SBA”). The PPP provides loans to small businesses who were affected by economic conditions as a result of COVID-19 to provide cash-flow assistance to employers who maintain their payroll (including healthcare and certain related expenses), mortgage interest, rent, leases, utilities and interest on existing debt during the COVID-19 emergency. As of March 31, 2021 and December 31, 2020, the Company had outstanding principal balances of $81.5 million and $41.0 million, respectively The PPP loans are fully guaranteed by the SBA and may be eligible for forgiveness by the SBA to the extent that the proceeds are used to cover eligible payroll costs, interest costs, rent, and utility costs. PPP loans deemed eligible for forgiveness by the SBA will be repaid by the SBA to the Company. PPP loans are included in the Commercial and industrial category.

In accordance with the SBA terms and conditions on these PPP loans, the Company received approximately $5.0 million in fees associated with the processing of these loans. For the three months ended March 31, 2021, the Company recognized $545,000 in fees relating to PPP loans. For the year ended December 31, 2020, the Company recognized $2.0 million in fees relating to PPP loans. These fees are deferred upon receipt are amortized over the life of the loan as an adjustment to yield in accordance with FASB ASC 310-20-25-2.

4.	ALLOWANCE FOR LOAN LOSSES

The segments of the Company’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. The loan segments used are consistent with the internal reports evaluated by the Company’s management and Board of Directors to monitor risk and performance within various segments of its loan portfolio and, therefore, no further disaggregation is considered necessary. The Company’s loan portfolio consists primarily of real estate loans on commercial and, to a lesser extent residential property. The portfolio also includes commercial loans, and consumer loans.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

The Company’s primary lending activity is the origination of commercial loans extended to small and mid-sized commercial and industrial entities.

Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long-term assets.

Construction and Land loans are to finance the construction of owner-occupied and income producing properties. These loans are categorized as construction loans during the construction period, later converting to commercial or one-to-four family residential loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Construction loan funds are disbursed periodically based on the percentage of construction or development completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. The Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information. The Company also makes loans on occasion for the purchase of land for future development by the borrower. Land loans are extended for the future development for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof.

The Company’s commercial real estate loans consist of mortgage loans secured by nonresidential real estate, such as by apartment buildings, small office buildings, and owner-occupied properties. Commercial real estate loans are secured by the subject property and are underwritten based on loan to value limits, cash flow coverage and general creditworthiness of the obligors. These loans tend to involve larger loan balances and their repayment is typically dependent upon the successful operation and management of the underlying real estate.

Residential real estate loans are underwritten based on the borrower’s repayment capacity and source, value of the underlying property, credit history and stability. These loans are secured by a first or second mortgage on the borrower’s principal residence or their second/vacation home (excluding investment/rental property).

Home equity loans consists of either revolving line of credit, term, or second mortgage loans secured by one-to-four family residential real estate. These loans are secured by a first or second lien on the borrower’s residence. There are minimum credit score standards, loan-to-value, and other credit requirements. Home equity lines of credit are variable rate based on an index of Wall Street Journal prime rate with a margin.

The consumer loan portfolio consists of lending in the form of home equity loans secured by financed property and personal consumer loans, which may be secured or unsecured.

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: agriculture loans, commercial real estate loans, commercial loans, residential real estate loans, consumer loans, and municipal loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a four-year period for all portfolio segments.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

Certain qualitative factors are then added to the historical allocation percentage to get the adjusted factor to be applied to non-classified loans. The following qualitative factors are analyzed for each portfolio segment:

•	Levels of and trends in delinquencies

•	Trends in volume and terms

•	Changes in collateral

•	Changes in management and lending staff

•	Economic trends

•	Concentrations of credit

•	Changes in lending policies

•	External factors

•	Changes in underwriting process

•	Trends in credit quality ratings

These qualitative factors are reviewed each quarter and adjusted based upon relevant changes within the portfolio.

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the Consolidated Balance Sheet date. The Company considers the allowance for loan losses adequate to cover loan losses inherent in the loan portfolio at March 31, 2021 and December 31, 2020.

The following table summarizes the activity in the allowance for loan losses by loan class for the three-month periods ended March 31, 2021 and 2020. (in thousands)

	Commercial and Industrial	Construction and Land Development	Real Estate Commercial	Real Estate Residential	Real Estate Home Equity	Consumer Other	Unallocated	Total
	For the Three Months Ended March 31, 2021, unaudited
Allowance for loan losses:
Beginning balance	$1,002	$397	$2,082	$418	$242	$35	$1	$4,177
Charge-offs	—	—	—	1	—	—	—	1
Recoveries	2	—	—	1	—	—	—	3
Provision	(103)	11	261	66	(23)	(4)	(1)	207

Ending balance	$901	$408	$2,343	$484	$219	$31	$—	$4,386

	For the Three Months Ended March 31, 2020, unaudited
Allowance for loan losses:
Beginning balance	$623	$170	$598	$214	$45	$9	$30	$1,689
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	2	—	—	3	—	—	—	5
Provision	279	56	1,040	309	58	67	141	1,950

Ending balance	$904	$226	$1,638	$526	$103	$76	$171	$3,644

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following table illustrates the balance of loans individually evaluated vs. collectively evaluated for impairment at March 31, 2021 and December 31, 2020. (in thousands)

	Commercial and Industrial	Construction and Land Development	Real Estate Commercial	Real Estate Residential	Real Estate Home Equity	Consumer Other	Unallocated	Total
	As of March 31, 2021, unaudited
Allowance for Loan Losses:
Ending balance	$901	$408	$2,343	$484	$219	$31	$—	$4,386

Ending balance: individually evaluated for impairment	$39	$—	$—	$18	$—	$3	$—	$60

Ending balance: collectively evaluated for impairment	$862	$408	$2,343	$466	$219	$28	$—	$4,326

Loans:
Ending balance	$149,660	$19,646	$162,041	$39,136	$18,381	$2,436		$391,300

Ending balance: individually evaluated for impairment	$995	$—	$349	$316	$—	3		$1,663

Ending balance: collectively evaluated for impairment	$148,665	$19,646	$161,692	$38,820	$18,381	$2,433		$389,637

	As of December 31, 2020
Allowance for Loan Losses:
Ending balance	$1,002	$397	$2,082	$418	$242	$35	$1	$4,177

Ending balance: individually evaluated for impairment	$111	$—	$—	$18	$—	3	—	$132

Ending balance: collectively evaluated for impairment	$891	$397	$2,082	$400	$242	32	1	$4,045

Loans:
Ending balance	$101,370	$20,935	$145,800	$37,302	$20,218	$2,622		$328,247

Ending balance: individually evaluated for impairment	$1,081	$—	$230	$331	$—	$3		$1,645

Ending balance: collectively evaluated for impairment	$100,289	$20,935	$145,570	$36,971	$20,218	$2,619		$326,602

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information

The following tables represent credit exposures by internally assigned grades as of March 31, 2021 and December 31, 2020. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all.

The Company’s internally assigned grades are as follows:

Pass – loans that are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. There are four sub-grades within the Pass category to further distinguish the loan.

Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful – loans classified as Doubtful have all the weaknesses inherent in a Substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss – loans classified as a Loss are considered uncollectible and are immediately charged against allowances.

The following table presents the classes of the loan portfolio summarized by the internal risk rating system as of March 31, 2021 and December 31, 2020:

(In Thousands)		Special Mention
As of March 31, 2021	Pass		Substandard	Doubtful	Total
	unaudited
Commercial and industrial	$145,495	$3,170	$995	$—	$149,660
Construction and land development	19,646	—	—	—	19,646
Real estate - commercial	161,270	517	254	—	162,041
Real estate - residential	38,553	108	475	—	39,136
Real estate - home equity	17,906	—	475	—	18,381
Consumer	2,433	—	3	—	2,436

Total	$385,303	$3,795	$2,202	$—	$391,300

(In Thousands)		Special Mention
As of December 31, 2020	Pass		Substandard	Doubtful	Total
Commercial and industrial	$100,289	$—	$1,081	$—	$101,370
Construction and land development	20,935	—	—	—	20,935
Real estate - commercial	145,358	212	230	—	145,800
Real estate - residential	36,892	142	268	—	37,302
Real estate - home equity	20,155	—	63	—	20,218
Consumer	2,619	—	3	—	2,622

Total	$326,248	$354	$1,645	$—	$328,247

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

The following tables present an aging analysis of the recorded investment of past-due loans.

	March 31, 2021, unaudited
(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans	Total > 90 Days and Accruing
	unaudited
Commercial and industrial	$—	$—	$—	$—	$149,600	$149,600	$—
Construction and land development	—	—	—	—	19,646	19,646	—
Real estate - commercial	—	—	254	254	161,787	162,041	—
Real estate - residential	487	—	836	1,323	37,813	39,136	572
Real estate - home equity	—	—	—	—	18,381	18,381	—
Consumer	—	—	3	3	2,433	2,436	—

Total	$487	$—	$1,093	$1,580	$389,720	$391,300	$572

	December 31, 2020
(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans	Total > 90 Days and Accruing
Commercial and industrial	$10	$—	$—	$10	$101,360	$101,370	$—
Construction and land development	—	—	—	—	20,935	20,935	—
Real estate - commercial	480	—	156	636	145,164	145,800	—
Real estate - residential	711	719	133	1,563	35,739	37,302	97
Real estate - home equity	—	—	—	—	20,218	20,218	—
Consumer	—	—	—	—	2,622	2,622	—

Total	$1,201	$719	$289	$2,209	$326,038	$328,247	$97

Impaired Loans

The following tables present the recorded investment and unpaid principal balances for impaired loans and related allowance, if applicable. Also presented are the average recorded investments and the related amount of interest recognized during the time within the period that the impaired loans were impaired.

	As of March 31, 2021, unaudited			For the three Months ended March 31, 2021, unaudited
(In Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
With no related allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Construction and land development	—	—	—	—	—
Real estate - commercial	349	349	—	354	1
Real estate - residential	281	281	—	284	4
Real estate - home equity	—	—	—	—	—
Consumer	—	—	—	—	—

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued)

	As of March 31, 2021, unaudited			For the three Months ended March 31, 2021, unaudited
(In Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
With an allowance recorded:
Commercial and industrial	$995	$995	$39	$1,038	$12
Construction and land development	—	—	—	—	—
Real estate - commercial	—	—	—	—	—
Real estate - residential	35	35	18	35	—
Real estate - home equity	—	—	—	—	—
Consumer	3	3	3	—	—
Total
Commercial and industrial	$995	995	39	1,038	12
Construction and land development	—	—	—	—	—
Real estate - commercial	349	349	—	354	1
Real estate - residential	316	316	18	319	4
Real estate - home equity	—	—	—	—	—
Consumer	3	3	3	—	—

	$1,663	1,663	60	$1,711	$17

	As of December 31, 2020			For the three Months ended March 31, 2020, unaudited
With no related allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Construction and land development	—	—	—	—	—
Real estate - commercial	230	230	—	220	11
Real estate - residential	295	295	—	506	3
Real estate - home equity	—	—	—	—	—
Consumer	—	—	—	—	—
With an allowance recorded:
Commercial and industrial	$1,081	$1,081	$111	$1,282	$17
Construction and land development	—	—	—	—	—
Real estate - commercial	—	—	—	—	—
Real estate - residential	36	36	18	—
Real estate - home equity	—	—	—	—	—
Consumer	3	3	3	5	—
Total
Commercial and industrial	$1,081	1,081	111	1,282	17
Construction and land development	—	—	—	—	—
Real estate - commercial	230	230	—	220	11
Real estate - residential	331	331	18	506	3
Real estate - home equity	—	—	—	—	—
Consumer	3	3	3	5	—

	$1,645	$1,645	$132	$2,013	31

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued)

The following table present nonaccrual loans by classes of the loan portfolio:

(In Thousands)	March 31, 2021	December 31, 2020
	unaudited
Commercial and industrial	$—	$—
Construction and land development	—	—
Real estate - commercial	254	—
Real estate - residential	264	100
Real estate - home equity	—	—
Consumer	3	3

Total	$521	$103

The recorded investment in non-accrual loans was $521,000 and $103,000 at March 31, 2021 and December 31, 2020.

Approximately $181.7 million or 46.4% of the Bank’s loan portfolio was in real estate-commercial loans and construction and land development loans at March 31, 2021. While the Bank does not have a concentration of credit risk with any single borrower or industry, repayments on loans in these portfolios can be negatively influenced by decreases in real estate values. The Bank mitigates this risk through conservative underwriting policies and procedures. In addition, $45.1 million of real estate-commercial loans were owner occupied properties as of March 31, 2021. These types of loans are generally considered to involve less risk than nonowner-occupied mortgages.

At March 31, 2021 and December 31, 2020, the carrying amount of borrowings secured by loans pledged to the FHLB under its blanket lien was $30.4 million and $61.6 million, respectively.

Loan Modifications and Troubled Debt Restructurings (TDRs)

A loan is considered to be a TDR loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

The Bank may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (TDR). The Bank may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Bank’s allowance for loan losses.

The Bank identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future. As of March 31, 2021 and December 31, 2020, the Company had no loans identified as TDR’s. There were also no new loan modifications during the periods that were considered TDRs.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	ALLOWANCE FOR LOAN LOSSES (Continued)

COVID-19 Loan Forbearance Programs

Section 4013 of the CARES Act provides that banks may elect not to categorize a loan modification as a TDR if the loan modification is (1) related to COVID-19; (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date on which the national emergency concerning the novel coronavirus disease (COVID–19) outbreak declared by the President on March 13, 2020, under the National Emergencies Act terminates, or (B) December 31, 2020.

On April 7, 2020, federal banking regulators issued a revised interagency statement that included guidance on their approach for the accounting of loan modifications in light of the economic impact of the COVID-19 pandemic. The guidance interprets current accounting standards and indicates that a lender can conclude that a borrower is not experiencing financial difficulty if short-term modifications are made in response to COVID-19, such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant related to the loans in which the borrower is less than 30 days past due on its contractual payments at the time a modification program is implemented.

According to the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) issued by the federal bank regulatory agencies on April 7, 2020, short-term loan modifications not otherwise eligible under Section 4013 that are made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not TDRs. This includes short-term (e.g., six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant.

During 2020, the Company’s customers had requested 82 loan payment deferrals or payments of interest only on loans totaling $53.7 million. In accordance with Section 4013 of the CARES Act and the interagency guidance issued on April 7, 2020, these short-term deferrals are not considered troubled debt restructurings. As of March 31, 2021, the Company has 13 loans totaling $23 million that remain on a CARES Act modification.

In addition, the risk-rating on COVID-19 modified loans did not change, and these loans will not be considered past due until after the deferral period is over and scheduled payments resume. The credit quality of these loans will be reevaluated after the deferral period ends.

5.	DEPOSITS

Deposit accounts are summarized as follows:

	March 31, 2021, unaudited		December 31, 2020
(In Thousands)	Amount	%	Amount	%
Demand, noninterest-bearing	$56,916	18.24%	$42,374	14.97%
Demand, interest-bearing	21,077	6.75	15,883	5.61
Money market and savings	117,756	37.73	81,756	28.88
Time deposits, $250,000 and over	46,463	14.89	47,112	16.64
Time deposits, other	69,873	22.39	95,929	33.89

	$312,085	100.0%	$283,054	100.0%

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	DEPOSITS (Continued)

The scheduled maturities of time deposits are as follows:

(In Thousands)	March 31, 2021, unaudited	December 31, 2020
One year or less	$92,629	$122,859
More than one year to two years	12,438	13,441
More than two years to three years	9,169	5,921
More than three years to four years	1,765	288
More than four years to five years	329	532
More than five years	6	—

Total	$116,336	$143,041

Time deposits include those in denominations of $250,000 or more. Such deposits aggregated $47.2 million and $47.1 million at March 31, 2021 and December 31, 2020, respectively. There were no brokered deposits outstanding at March 31, 2021 and $25.0 million in brokered deposits as of December 31, 2020 maturing in January 2021.

6.	SHORT-TERM BORROWINGS

The outstanding balances and related information of short-term borrowings represent federal funds purchased and short-term advances with the FHLB are summarized as follows:

(In Thousands)	March 31, 2021, unaudited	December 31, 2020
Balance at period end	$10,417	$41,667
Average balance outstanding	1,967	474
Maximum month-end balance	10,417	41,667
Weighted-average rate at period end	0.31%	0.35%
Weighted-average rate during the period	0.37%	0.35%

Average balances outstanding during the period represent daily average balances.

The Company had $10.4 million in overnight short-term borrowings at March 31, 2021 which matured on April 30, 2021. The Company had $41.7 million in 13-day FHLB advances at December 31, 2020 which matured on January 5, 2021. Borrowings from the FHLB of Pittsburgh are secured by FHLB stock, qualifying loans, and investments. The Company is required to maintain stock in the FHLB of Pittsburgh of $1.3 million as of March 31, 2021 and $2.6 million as of December 31, 2020. The Company has a maximum borrowing capacity with the FHLB of approximately $139.0 million of which $30.4 was outstanding at March 31, 2021.

At March 31, 2021 and December 31, 2020, the Company also has lines of credit at three financial institutions that would allow the Company to borrow up to $25.0 million. None of the credit lines were drawn upon at March 31, 2021 and December 31, 2020.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	OTHER BORROWINGS AND SUBORDINATED DEBT

(in Thousands)	March 31, 2021	December 31, 2020
Long-term FHLB advances	$20,000	$20,000
Subordinated Debt	19,971	19,970
Federal Reserve PPPLF	10,018	17,315

Total Long-term borrowings	$49,989	$57,285

All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans, which are owned by the Company, free and clear of any liens or encumbrances.

Contractual maturities and scheduled cash flows of Federal Home Loan Bank long-term advances, in thousands, consist of the following at March 31, 2021: (In Thousands)

Type	Amount	Rate	Due in
Mid Term Repo Fixed Rate	$5,000,000	0.91%	2023
Fixed Rate	5,000,000	0.97%	2024
Fixed Rate	5,000,000	1.10%	2025
Fixed Rate	3,000,000	1.01%	2025
Fixed Rate	2,000,000	1.02%	2025

	$20,000,000	1.00%

In April 2020, the Federal Reserve initiated the Paycheck Protection Program Liquidity Facility (“PPPLF”), which is designed to facilitate lending by financial institutions to small businesses under the PPP provision of the CARES Act. Only PPP loans are eligible to serve as collateral for the PPPLF, with each dollar of PPP loans providing one dollar of advance availability. The maturity date of an extension of credit under the PPPLF will equal the maturity date of the pool of PPP loans pledged to secure the extension of credit. Any principal payments received by the financial institution on the PPP loans, such as PPP loan forgiveness payments from the Small Business Administration or principal payments from the borrower after the initial six -month deferment period, must be used to pay down the PPPLF advance by the same dollar amount, maintaining the dollar-for-dollar advance amount and PPP aggregate loan balance relationship. The interest rate on PPPLF advances is fixed at 0.35%. As of March 31, 2021, the Company’s advances under the PPPLF totaled $10.0 million.

On September 30, 2020, the Company accepted subscriptions for and sold, at 100% of their principal amount, an aggregate of $20.0 million of subordinated notes (the “Notes”), on a private placement basis, to accredited investors. The investors included Company’s owned and controlled by a director of the Company, which purchased $19.0 million in principal amount of the Notes. The investors included Company’s owned and controlled by a director of the Company, which purchased $19.0 million in principal amount of the Notes. The Notes bear interest at a fixed interest rate of 5.0% per year for five years and then float at an index tied to the Secured Overnight Finance Rate (“SOFR”). The Notes have a term of ten years and have a maturity date of October 1, 2030. The Notes are redeemable at the option of the Company, in whole or in part, subject to any required regulatory approvals after five years. The Company contributed $15.0 million of the proceeds from the Notes to the Bank as equity capital to support the Bank’s continued growth, including ongoing lending activities.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	INCOME TAXES

The provision (benefit) for income taxes consists of:

	For the Three Months Ended March 31,
(In Thousands)	2021	2020
Current tax benefit	$(24)	$—
Deferred tax benefit	(2,982)	—

Total	$(3,006)	$—

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

(In Thousands)	March 31, 2021	December 31, 2020
Deferred tax assets:
Allowance for loan losses	$921	$877
Fair value adjustment on acquired loans	508	535
Alternative minimum tax credit	98	98
Net operating loss carryforwards	1,901	1,872
Other	(348)	(240)

Total gross deferred tax assets before valuation allowance	3,080	3,142

Valuation allowance	—	(3,044)

Net deferred tax assets	$3,080	$98

In assessing the realizability of deferred tax assets, management considers whether it is more-likely- than-not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the reversal of deferred tax liabilities (including the impact of available carry back and carry forward periods), projected future taxable income and tax-planning strategies in making this assessment. The amount of the deferred tax asset considered realizable, however, could change in the near term if estimates of future taxable income during the carry forward period change and the deferred tax asset will continue to be analyzed on a quarterly basis for changes affecting realizability. During formation year for the Company of 2018, the Company generated a pre-tax loss and since there was no verifiable evidence that the Company would be profitable in the near future, a full deferred tax asset valuation allowance was established at December 31, 2018 and had been maintained through December 31, 2020.

At March 31, 2021, Management updated its realizability analysis over the deferred tax asset and reached the determination that it is more likely than not that the deferred tax asset will be realized in future periods. As such, the Company recorded a complete reversal of the deferred tax asset valuation allowance as of March 31, 2021. The Company considered all available evidence and applied judgment in determining the effect of positive and negative evidence and the weight that should be given to that evidence based on its ability to objectively verify it. The only piece of negative evidence that management identified was the cumulative loss that the Company has incurred from its inception in October 2018 through March 31, 2021. While ASC 740-10-30-21 states that forming a conclusion that a valuation allowance is not needed is

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	INCOME TAXES (Continued)

difficult when there is negative evidence such as cumulative losses in recent years, management also notes that ASC 740-10-30-17 states, “Sometimes, however, historical information may not be available (for example, start-up operations) or it may not be as relevant (for example, if there has been a significant, recent change in circumstances) and special attention is required.” Management notes that the Company’s circumstances apply to ASC 740-10-30-17. Through March 31, 2020, the Company had an accumulated loss of $11.2 million, which is the result of incurring start-up costs, increased costs associated with remediating the regulatory consent order that the bank was under at the time that the Company purchased the bank charter out of bankruptcy, and costs associated with the establishment of sound banking processes and procedures during the Start-up period.

Strong positive evidence that can overcome such negative evidence, however, is a recent history of sustainable pre-tax income. The Company achieved positive pre-tax income, excluding merger costs in its four most recent quarters as of March 31, 2021. As a result of this recent profitability, the Company will be able to utilize a portion of the net operating loss carryforward in 2020. The Company achieved the transition from pre-tax losses to pre-tax income through organic growth. Since December 31, 2018 through March 31, 2021, the Company grew its interest earning assets from $79.9 million to $405.7 million, which represents a compounded annual growth rate of approximately 106%. Our improvements in operating profitability has been driven by the Company’s rapid growth since inception and its ability to generate revenue producing assets to a level that sufficiently covers our funding costs and direct operating costs along with our corporate overhead. The Company’s primary business is driven by our net interest spread which is generated through monthly recurring interest income earned on loans reduced by the cost of deposits and borrowings. During 2020, the U.S. economy was negatively affected on a significant level as a result of the COVID 19 global pandemic yet during 2020, the Company grew its net interest spread in comparison to 2019 and during the first quarter of 2021, we further grew our net interest spread despite the continued low interest rate environment in our markets and in the U.S. This was achieved because our Company continues to evolve from a de novo institution to a more mature financial institution and as part of that evolution, we have been able to generate a greater amount of lower cost deposits as we build customer relationships which allows us to place less reliance on non-core, higher cost funding options. This evolution as a Company helps support the assumption that our pre-tax income growth is sustainable and reasonable.

With respect to the material assumptions underlying the Company’s determination of the expected U.S. pre-tax income needed to realize its deferred tax assets, it understands that forecasts are inherently subjective and that it is generally preferred that the source of positive evidence for the utilization of the deferred tax assets comes from what has already been demonstrated or is otherwise objectively verifiable. Accordingly, the foundation of the projection process is the amount and trend of pre-tax income during the past year because this evidence is typically the most objective indicator available. At the end of 2020, the Company prepared a forecast of pre-tax income, exclusive of merger expenses, for 2021 based on the existing loan and deposit portfolios along with growth projections. The Company’s recently reported pre-tax income for the quarter ending March 31, 2021 yielded annualized results of an assumed full year pre-tax income of approximately $800 thousand, which is relatively consistent with the forecast of pre-tax income prepared for 2021. To further support the verifiability of income projections for 2021, management notes that through May 2021, the Company earned pre-tax, pre-merger income of approximately $700 thousand and estimated taxable income of $1.0 million for the five months ended May 31, 2021.

As of March 31, 2021, the Company has federal net operating loss carry forwards of approximately $8.6 million. Approximately $489,000 of these net operating loss carryforwards are subject to Section 382 limitations.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	INCOME TAXES (Continued)

The Company recognized no adjustment for unrecognized income tax benefits for the three months ended March 31, 2021 and 2020. The Company is subject to examination by the taxing authorities for the operating period since inception. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in the provision for income tax expense in the consolidated statements of operations. The Company did not recognize any interest and penalties for the three months ended March 31, 2021 and 2020.

9.	STOCK-BASED COMPENSATION

On May 14, 2019, the Company’s shareholders approved the LINKBANCORP, Inc. 2019 Equity Incentive Plan (the “Plan”). The plan authorizes the issuance or delivery to participants of up to 450,000 share of LINK BANCORP common stock pursuant to grants of incentive and non-statutory stock options. The plan is administered by the members of LINKBANCORP’s Compensation Committee. Unless the Committee specifies a different vesting schedule, awards under the Plan shall be granted with a vesting rate of 20 percent per year. Vesting may be accelerated under certain conditions or at the discretion of the Committee at any time. Employees and directors of LINKBANCORP or its subsidiaries are eligible to receive awards under the plan, except that nonemployees may not be granted incentive stock options. Stock options are either “incentive” stock options or “nonqualified” stock options. Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code.

	Number of Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, December 31, 2020	396,000	$10.10	8.6	$455,400
Granted	30,000	11.77	10.0
Expired/terminated	—	—	—
Exercised	1,000	10.00	—

Outstanding, March 31, 2021	425,000	$10.21	8.4	$567,650

Exercisable at period end	82,400	$10.00	8.2	$127,720

The exercise prices for options outstanding as of March 31, 2021 ranged from $10.00 to $11.78.

The Company determined the expected life of the stock options using a simplified method approach allowed for plain-vanilla share options. The risk-free interest rate is based on the U.S. treasury yield curve in effect as of the grant date. Expected volatility was determined using the calculated value method of an option pricing model that substitutes the historical volatility of an appropriate industry/sector index for the expected volatility.

	March 31, 2021	December 31, 2020
Weighted average fair value of options granted	$0.33	$0.25
Dividend yield	0.00%	0.00%
Expected volatility	4.36%	4.36%
Risk-free interest rate	0.08%	0.62%
Expected life (in years)	7.00	6.00
Assumed forfeiture rate	8.00%	8.00%

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	STOCK-BASED COMPENSATION (Continued)

Information regarding stock-based compensation for the periods ended March 31, 2021 and 2020, is set forth below:

	March 31,
	2021	2020
Stock-based compensation expense recognized	$31,000	$21,000
Number of unvested stock options	342,600	354,500
Fair value of unvested stock options	$297,000	$400,000
Amount remaining to be recognized as expense	$273,000	$341,000

The remaining amount of $273,000 will be recognized ratably as expense through December 31, 2026.

10.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making and monitoring commitments and conditional obligations as it does for on-balance sheet instruments. As of March 31, 2021, and December 31, 2020, The Company has a reserve related to credit losses for off-balance sheet instruments totaling $25,000, which is included in other liabilities.

At March 31, 2021 and December 31, 2020, the following financial instruments were outstanding whose contract amounts represent credit risk:

(In Thousands)	March 31, 2021	December 31, 2020
Unfunded commitments under lines of credit:
Home equity loans	$17,543	$17,483
Commercial real estate, construction, and land development	18,110	10,252
Commercial and industrial	36,127	33,471
Other	5,828	3,937

Total	$77,608	$65,143

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory, and equipment.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	CONCENTRATION OF CREDIT RISK

The Company grants commercial, residential and consumer loans to customers primarily located in the South Central and Greater Delaware Valley of Pennsylvania. The concentration of credit by type of loan is set forth in Note 3. The debtors’ ability to honor their contracts is influenced by the region’s economy.

There are numerous risks associated with commercial loans that could impact the borrower’s ability to repay on a timely basis. They include but are not limited to, the owner’s business expertise, changes in local economies, competition, government regulation, and the general financial stability of the borrowing entity.

The Company attempts to mitigate these risks by making an analysis of the borrower’s business and industry history, its financial position, as well as that of the business owner. The Company will also require the borrower to provide financial information on the operations of the business periodically over the life of the loan. In addition, most commercial loans are secured by assets of the business or those of the business owner, which can be liquidated if the borrower defaults, along with the personal surety of the business owner.

From time to time, the Company will maintain balances with its correspondent banks that exceed the $250,000 federally insured deposit limits. Management routinely evaluates the credit worthiness of these correspondent banks and does not feel they pose significant risk to the Company.

12.	LEASE COMMITMENTS AND CONTINGENCIES

Due to the adoption of ASU 2016-02, Leases (Topic 842), the Company determined that two of its three office locations are under operating leases. Several assumptions and judgments were made when applying the requirements of Topic 842 to the Company’s existing lease commitments, including the allocation of consideration in the contracts between lease and non-lease components, determination of the lease term, and determination of the discount rate used in calculating the present value of the lease payments. The Company has elected to account for the variable non-lease components, such as common area maintenance charges, utilities, real estate taxes, and insurance, separately from the lease component. Such variable non-lease components are reported in net occupancy expense on the Consolidated Statements of Operations when paid. These variable non-lease components were excluded from the calculation of the present value of the remaining lease payments, therefore, they are not included in the right-of-use assets and lease liabilities reported on the Balance Sheet. The following table presents the lease cost associated with leases for the three-month period ending March 31, 2021. Total rent expense recorded during the three-month period ended March 31, 2020 was $112,000. The Company leases its administration and operating facility and two offices under lease agreements expiring in October 2029.

Three months ended
Lease cost	March 31, 2021
Amortization of right-of-use asset	$69
Interest expense	48

Total lease cost	$117

Weighted-average remaining term (years)	15.2
Weighted-average discount rate	5.0%

Certain of the Company’s leases contain options to renew the lease after the initial term. Management considers the Company’s historical pattern of exercising renewal options on leases and the positive performance of the leased locations, when determining whether it is reasonably certain that the leases will be renewed. If management concludes that there is reasonable certainty about the renewal option, it is

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	LEASE COMMITMENTS AND CONTINGENCIES (Continued)

included in the calculation of the remaining term of each applicable lease. The discount rate utilized in calculating the present value of the remaining lease payments for each lease was the cost of funds on the Company’s subordinated notes.

The following table presents the undiscounted cash flows due related to operating leases as of March 31, 2021:

(In Thousands)	Amount
2021	319
2022	325
2023	331
2024	348
2025 and thereafter	4,331

Total Undiscounted Cash Flows	5,654
Discount on Cash Flows	(1,822)

Total lease liabilities	$3,832

13.	REGULATORY CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

The Bank and Company are subject to regulatory capital requirements administered by banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements. As of March 31, 2021, the Bank and Company have met all capital adequacy requirements to which they are subject.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, under-capitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If an institution is adequately capitalized, regulatory approval is required before the institution may accept brokered deposits. If an institution is undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	REGULATORY CAPITAL REQUIREMENTS (Continued)

capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

In accordance with the PADOBS approval referenced in Note 1, the Bank must maintain increased minimum capital ratios summarized in Note 1. In addition to the PADOBS approval requires that during the first three years after the acquisition, the Tier 1 Leverage Ratio not fall below 8% during any quarter. The Bank’s capital amounts and ratios are presented in the table (dollars in thousands):

The following tables present actual and required capital ratios as of March 31, 2021 and December 31, 2020 under the Basel III Capital Rules. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules:

	March 31, 2021		December 31, 2020
(In Thousands)	Amount	Ratio	Amount	Ratio
Total capital
(to risk-weighted assets)
Actual	$52,317	15.25%	$48,810	15.86%
For capital adequacy purposes	27,450	8.00	24,624	8.00
To be well capitalized	34,313	10.00	30,780	10.00

Tier 1 capital
(to risk-weighted assets)
Actual	$48,026	14.00%	$44,958	14.61%
For capital adequacy purposes	20,588	6.00	18,468	6.00
To be well capitalized	27,450	8.00	24,624	8.00

Common equity
(to risk-weighted assets)
Actual	$48,026	14.00%	$44,958	14.61%
For capital adequacy purposes	15,441	4.50	18,468	4.50
To be well capitalized	22,303	6.50	24,624	6.50

Tier 1 capital
(to average assets)
Actual	$48,026	12.52%	$44,958	12.84%
For capital adequacy purposes	15,350	4.00	14,006	4.00
To be well capitalized	19,187	5.00	15,469	5.00

Federal and state banking regulations place certain restrictions on dividends paid by the Bank. The Pennsylvania Banking Code provides that cash dividends may be declared and paid out of accumulated net earnings. In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. Loans or advances by the Bank to the Company are limited to 10 percent of the Bank’s capital stock and surplus and must have collateral securing the loans or advances. Because the Bank is currently in an accumulated deficit position, dividends cannot be paid at this time.

Federal Reserve Cash Requirements

Effective March 26, 2020, The Federal Reserve Board set the Bank’s reserve requirements ratios to zero percent. As a result, the Bank is no longer required to maintain an average cash reserve balance in vault cash or with the Federal Reserve Bank.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	REGULATORY CAPITAL REQUIREMENTS (Continued)

Loans

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific collateral. Further, such secured loans are limited in amount to 10 percent of the Bank’s common stock and capital surplus.

14.	FAIR VALUE MEASUREMENTS

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in an estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts The Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the fair value measurements accounting guidance (FASB ASC 820, Fair Value Measurements), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The Company uses a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value guidance establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels of pricing are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	FAIR VALUE MEASUREMENTS (Continued)

This hierarchy requires the use of observable market data when available.

The estimated fair values of the Company’s financial instruments that are not required to be measured or reported at fair value are as follows:

	At March 31, 2021, unaudited		At December 31, 2020
(In Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents (Level 1)	$13,770	$13,770	$9,002	$9,002
Loans (Level 3)	384,635	378,177	323,214	324,160
Accrued interest receivable (Level 1)	2,615	2,615	1,842	1,842
Federal Home Loan Bank stock (Level 1)	1,365	1,365	2,615	2,615
Financial liabilities:
Deposits (Level 3)	312,085	308,577	283,054	282,800
Short-term borrowings (Level 1)	10,417	10,641	41,667	41,667
Long-term borrowings (Level 3)	30,018	30,029	37,315	37,738
Subordinated Notes (Level 3)	20,000	20,479	20,000	20,256
Accrued interest payable (Level 1)	611	611	414	414
Off-balance-sheet financial instruments (Level 3)	—	—	—	—

The following tables present the assets reported on the Consolidated Balance Sheet at their fair value on a recurring basis as of March 31, 2021 and December 31, 2020, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	FAIR VALUE MEASUREMENTS (Continued)

The Company’s available-for-sale investment securities are reported at fair value. These securities are valued by an independent third party. The valuations are based on market data. They utilize evaluated pricing models that vary by asset and incorporate available trade, bid and other market information. For securities that do not trade on a daily basis, their evaluated pricing applications apply available information such as benchmarking and matrix pricing. The market inputs normally sought in the evaluation of securities include benchmark yields, reported trades, broker/dealer quotes (only obtained from market makers or broker/dealers recognized as market participants), issuer spreads, two-sided markets, benchmark securities, bid, offers and reference data. For certain securities additional inputs may be used or some market inputs may not be applicable. Inputs are prioritized differently on any given day based on market conditions.

	March 31, 2021
(In Thousands)	Level I	Level II	Level III	Total
Assets:
U.S. treasury securities	$—	$—	$—	$—
Mortgage backed securities	—	3,776	—	3,776

Total	$—	$3,776	$—	$3,776

	December 31, 2020
(In Thousands)	Level I	Level II	Level III	Total
Assets:
U.S. treasury securities	$—	$74,999	$—	$74,999
Mortgage backed securities	$—	$4,206	—	4,206

Total	—	79,205	$—	$79,205

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used as of March 31, 2021 and December 31, 2020, are as follows:

	March 31, 2021
(In Thousands)	Level I	Level II	Level III	Total
Impaired loans	$—	$—	$973	$973

	December 31, 2020
(In Thousands)	Level I	Level II	Level III	Total
Impaired loans	$—	$—	$988	$988

The following tables provide information describing the valuation processes used to determine nonrecurring fair value measurements categorized within Level III of the fair value hierarchy:

	March 31, 2021
	Quantitative Information About Level III Fair Value Measurements
(In Thousands)	Fair Value	Valuation Techniques		Unobservable Input	Range (Weighted Average)
Impaired loans	$973	Appraisal of collateral	(1)	Liquidation expenses	10%

	December 31, 2020
	Quantitative Information About Level III Fair Value Measurements
(In Thousands)	Fair Value	Valuation Techniques		Unobservable Input	Range (Weighted Average)
Impaired loans	$988	Appraisal of collateral	(1)	Liquidation expenses	10%

LINKBANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	FAIR VALUE MEASUREMENTS (Continued)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which include various Level III inputs that are not identifiable.

Appraisals may be adjusted by management for qualitative factors, such as economic conditions, aging, and/or estimated liquidation expenses incurred when selling the collateral. The range and weighted average of appraisal adjustments and liquidation expenses are presented as a percentage of the appraisal.

15.	PROPOSED MERGER WITH GNB FINANCIAL SERVICES, INC.

On December 10, 2020, LINKBANCORP, Inc. (“LINK”) and its wholly owned subsidiary, LINKBANK (the “Bank”), and GNB Financial Services, Inc. (“GNB”), and its wholly owned subsidiary, The Gratz Bank (“Gratz Bank”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which GNB will merge with and into LINK, with LINK as the surviving corporation. Concurrent with the merger, it is expected that the Bank will merge with and into Gratz Bank, with the Gratz Bank as the surviving institution.

Under the agreement, GNB shareholders will have the opportunity to elect to receive $87.68 per share in cash or 7.3064 of LINK common shares for each share they own. The agreement provides for proration procedures intended to ensure that, in the aggregate, at least 80% of the GNB common shares outstanding will be exchanged for LINK common stock. The transaction is expected to be a tax-free exchange to the extent shareholders of GNB receive stock in exchange for their shares. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of both companies. The merger is currently expected to be completed in the third quarter of 2021. Each of the directors of LINK and GNB have agreed to vote their shares in favor of the approval of the Merger Agreement at the shareholders’ meeting to be held to vote on the proposed transaction. The board of the combined company will be evenly split between the two institutions and will be chaired by the current chairman of GNB Financial Services.

16.	SUBSEQUENT EVENTS

The Company has evaluated events and transactions occurring subsequent to the balance sheet date of March 31, 2021, for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through June 18, 2021, the date these consolidated financial statements were available to be issued, and no subsequent events have occurred requiring accrual or disclosure.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

GNB Financial Services, Inc.

Gratz, Pennsylvania:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of GNB Financial Services, Inc. (the “Company”), as of December 31, 2020 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2020 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2020, and the consolidated results of its income and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America. The consolidated financial statements of the Company as of and for the year ended December 31, 2019, were audited by other auditors whose report dated March 6, 2020, expressed an unmodified opinion on those statements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

HACKER, JOHNSON & SMITH PA

We have served as the Company’s auditor since 2021.

Tampa, Florida

May 7, 2021

500 North Westshore Boulevard, Post Office Box 20368, Tampa, Florida 33622-0368, (813) 286-2424

A Registered Public Accounting Firm

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Stockholders

GNB Financial Services, Inc.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of GNB Financial Services, Inc. and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2019; the related consolidated statement of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended; and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GNB Financial Services, Inc. and subsidiaries as ofDecember 31, 2019 and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Cranberry Township, Pennsylvania

March 6, 2020

S.R. Snodgrass, P.C. ● 2009 Mackenzie Way, Suite 340 ● Cranberry Township, Pennsylvania 16066 ● Phone: 724-934-0344 ● Fax: 724-934-0345

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
(In Thousands, except share data)	2020	2019
ASSETS
Cash and due from banks	$5,709	$3,595
Interest-bearing deposits with other institutions	24,107	17,265
Federal funds sold	3,346	6,848

Cash and cash equivalents	33,162	27,708

Certificates of deposit with other banks	17,051	18,794
Debt securities available for sale	125,447	84,916
Loans held for sale	1,015	—
Loans, net	236,584	237,785
Less: Allowance for loan losses	2,789	2,702

Net loans	233,795	235,083

Accrued interest receivable	1,675	1,254
Restricted investments in bank stock, at cost	2,268	1,292
Premises and equipment, net	3,428	3,563
Cash surrender value of life insurance	8,941	6,755
Goodwill	2,333	2,333
Intangible assets	452	242
Other assets	963	1,426

TOTAL ASSETS	$430,530	$383,366

LIABILITIES
Noninterest-bearing deposits	$66,573	$56,928
Interest-bearing deposits	308,551	273,979

Total deposits	375,124	330,907

FHLB advance—long-term	1,120	2,759
Accrued interest payable	233	347
Other liabilities	3,379	3,647

TOTAL LIABILITIES	379,856	337,660

Commitments and Contingencies (Notes 1, 12, 18, 19)
STOCKHOLDERS’ EQUITY
Common stock ($5 par value; 2,000,000 shares authorized; 782,321 shares issued and 779,000 shares outstanding)	3,912	3,912
Additional paid-in capital	17,749	17,749
Retained earnings	26,009	23,249
Accumulated other comprehensive income	3,192	984
Treasury stock (3,321 shares)	(188)	(188)

TOTAL STOCKHOLDERS’ EQUITY	50,674	45,706

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$430,530	$383,366

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In Thousands, except per share data)	2020	2019
INTEREST AND DIVIDEND INCOME
Loans, including fees	$11,494	$12,287
Investment securities:
Taxable	1,015	828
Exempt from federal income tax	1,221	1,046
Certificates of deposit in other banks	394	339
Other interest and dividend income	167	311

Total interest and dividend income	14,291	14,811

INTEREST EXPENSE
Deposits	2,658	2,843
Short-term borrowings	—	58
FHLB advances—long-term	59	106

Total interest expense	2,717	3,007

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	11,574	11,804
Provision for loan losses	184	416

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,390	11,388

NONINTEREST INCOME
Service charges on deposit accounts	743	827
Earnings on cash surrender value of life insurance	186	132
Net realized gains on sales of debt securities, available for sale	110	13
Gain on sale of secondary market mortgage loans	358	118
Capitalized Mortgage Servicing Rights	275	—
Other	82	73

Total noninterest income	1,754	1,163

NONINTEREST EXPENSE
Compensation and employee benefits	4,544	4,014
Occupancy	447	452
Furniture and fixtures	88	155
Data processing	1,188	1,005
Professional fees	538	543
Shares tax	294	253
Amortization of intangible assets	65	57
Other	1,142	1,309

Total noninterest expense	8,306	7,788

Income before income tax expense	4,838	4,763
Income tax expense	645	757

NET INCOME	$4,193	$4,006

EARNINGS PER SHARE, BASIC AND DILUTED	$5.38	$5.15

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	779,000	778,266

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
(In Thousands)	2020	2019
Net income	$4,193	$4,006

Components of other comprehensive income:

Unrealized holding gain arising during the year on debt securities, available for sale	2,904	2,587
Tax effect	(609)	(542)
Reclassification adjustment for debt securities gains realized in net income	(110)	(13)
Tax effect	23	2

Total other comprehensive income	2,208	2,034

Total comprehensive income	$6,401	$6,040

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
(In Thousands, except share data)	Shares	Amount
Balance, December 31, 2018	782,321	3,912	17,747	20,450	(1,050)	(270)	40,789

Net income	—	—	—	4,006	—	—	4,006
Other comprehensive income, net of taxes	—	—	—	—	2,034	—	2,034
Dividends paid ($1.55 per share)	—	—	—	(1,207)	—	—	(1,207)
Reissuance of treasury stock (1,457 shares)	—	—	2	—	—	82	84

Balance, December 31, 2019	782,321	$3,912	$17,749	$23,249	$984	$(188)	$45,706

Net income	—	—	—	4,193	—	—	4,193
Other comprehensive income, net of taxes	—	—	—	—	2,208	—	2,208
Dividends paid ($1.84 per share)	—	—	—	(1,433)	—	—	(1,433)

Balance, December 31, 2020	782,321	$3,912	$17,749	$26,009	$3,192	$(188)	$50,674

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In Thousands)	2020	2019
OPERATING ACTIVITIES
Net income	$4,193	$4,006
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	184	416
Depreciation	244	318
Amortization of intangible assets	65	57
Originations of loans held for sale	(31,441)	(9,717)
Proceeds from sale of loans	30,784	9,835
Gains on sale of loans	(358)	(118)
Capitalized mortgage servicing rights	(275)	—
Deferred income taxes	(18)	(101)
Net amortization of premiums and discounts	954	400
Earnings on cash surrender value of life insurance	(186)	(132)
Gain on sale of debt securities, available for sale	(110)	(13)
Loss on sale of other real estate owned	—	53
Increase in other assets	(105)	(119)
Increase in accrued interest receivable	(421)	(86)
(Decrease) increase in accrued interest payable	(114)	26
(Decrease) increase in other liabilities	(268)	781

Net cash provided by operating activities	3,128	5,606

INVESTING ACTIVITIES
Debt securities available for sale:
Proceeds from sales	5,706	10,770
Proceeds from calls and maturities	12,250	1,475
Proceeds from principal repayments	14,593	5,490
Purchases	(71,130)	(32,749)
Purchases of certificates of deposit with other banks	(996)	(5,229)
Proceeds from redemptions of certificates of deposit with other banks	2,739	1,492
Decrease (increase) in loans, net	1,104	(2,393)
Purchase of restricted investments in bank stock	(1,129)	(350)
Redemptions of restricted investments in bank stock	153	464
Purchase of bank-owned life insurance	(2,000)	—
Purchase of premises and equipment	(109)	(318)
Acquisition of branch, net of cash received	—	12,593
Proceeds from the sale of other real estate owned	—	251

Net cash used for investing activities	(38,819)	(8,504)

FINANCING ACTIVITIES
Increase in deposits, net	44,217	29,661
Decrease in short-term borrowings, net	—	(9,000)
Repayment of FHLB advances—long-term	(1,639)	(1,591)
Reissuance of treasury stock	—	84
Cash dividends paid	(1,433)	(1,207)

Net cash provided by financing activities	41,145	17,947

Increase in cash and cash equivalents	5,454	15,049

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	27,708	12,659

CASH AND CASH EQUIVALENTS AT END OF YEAR	$33,162	$27,708

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS  (Continued)

	Year Ended December 31,
(In Thousands)	2020	2019
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$2,831	$2,981

Income taxes	$745	$885

Noncash activities:
Operating leases right of use asset and lease liability	$—	$430

Accumulated other comprehensive income, net change in unrealized gain on debt securities available for sale, net of taxes	$2,208	$2,034

ACQUISITION OF BRANCH

	Year Ended December 31,
	2020	2019
Non-cash assets acquired:	$	$
Loans	—	111
Premises and equipment	—	115
Intangibles	—	114
Goodwill	—	148

	—	488

Liabilities assumed:
Deposits	—	13,078
Accrued interest payable	—	3

	—	13,081

Net non-cash liabilities acquired	—	(12,593)

Cash and cash equivalents acquired	$—	$—

See accompanying notes to the consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation

GNB Financial Services, Inc. (the “Holding Company”) is a bank holding company for its wholly owned subsidiaries, The Gratz Bank (the “Bank”) and GNB Investment Corp (“GNBI”); (collectively, the “Company”). The primary business activity of the Holding Company is the operation of the Bank. The Bank is a full-service state chartered commercial bank. The Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (FDIC) and the Pennsylvania Department of Banking.

The Bank provides a variety of financial services to individual and commercial customers throughout Dauphin County, Pennsylvania, and other contiguous counties, through its main office located in Gratz, Pennsylvania, and its branch offices in Valley View, Herndon, Pottsville, and Minersville, Pennsylvania. On November 1, 2019, the Bank completed its acquisition of the Riverview Bank branch in Trevorton, Pennsylvania. The Bank’s primary deposit products are interest and noninterest-bearing checking accounts, savings accounts, and certificates of deposit. Its primary lending products are residential real estate, consumer, agriculture, and commercial and commercial real estate loans.

GNBI, a Delaware investment subsidiary of the Company, holds and manages an investment portfolio.

On December 10, 2020, the Company announced the execution of a definitive agreement to combine with LINKBANCORP, Inc. (OTC Pink: LNKB) in a stock and cash transaction, creating a leading Pennsylvania community bank with combined assets in excess of $800 million and a network of nine offices throughout South Central Pennsylvania. The parties expect to complete the transaction in mid-2021, after satisfaction of customary closing conditions, including required regulatory and shareholder approvals. See note 18 for further details of this transaction.

Principles of Consolidation

The consolidated financial statements include the accounts of the Holding Company, the Bank, and GNBI. All significant intercompany amounts have been eliminated in the consolidation.

Estimates

The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the evaluation of debt securities for other-than-temporary impairment, and the fair value of financial instruments.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents includes cash and due from banks (including cash items in process of clearing) and interest-bearing deposits with other institutions, with an original maturity of 90 days or less, and federal funds sold. Generally, federal funds are sold for one-day periods.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Debt Securities

Debt securities that management has the positive intent and ability to hold until maturity are classified as held to maturity. Held-to-maturity debt securities are stated at cost, adjusted for amortization of premium, and accretion of discount, computed on a level yield basis. Debt securities not classified as held to maturity or trading are classified as available for sale and recorded at fair value, with unrealized gains and losses excluded from income and reported net of tax in accumulated other comprehensive income. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each consolidated balance sheet date. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the debt securities. Realized gains or losses, determined on the basis of the cost of the specific debt securities sold, are included in income.

The Company periodically evaluates its debt securities for other-than-temporary impairment. Declines in the fair value of held-to-maturity and available-for-sale debt securities below their cost that are deemed to be other than temporary are reflected in income as realized losses and a new cost basis is established. Factors considered in determining whether declines in fair value are other than temporary include the significance of the decline, the duration of the decline, current economic conditions, and whether management intends to sell the security; if it is more likely than not that management will be required to sell the security before recovery; or if management does not expect to recover the entire amortized cost basis. A decline that is considered to be other than temporary is recorded as a loss within noninterest income on the Consolidated Statements of Income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees and costs. Interest income is accrued on the unpaid principal balance.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has significant doubts about further collectability of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans is generally either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans, using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance for loan losses.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The allowance for loan losses is maintained at a level considered adequate to provide for probable losses inherent in the loan portfolio. Management’s periodic evaluation of the adequacy of the allowance for loan losses is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance for loan losses consists of specific, general, and unallocated components. The specific component relates to loans that are classified as Doubtful, Substandard, or Special Mention. For such loans that are also classified as impaired, an allowance for loan losses is established when the present value of expected cash flows discounted at the loan’s effective interest rate, the fair value of the collateral if the loan is collateral dependent less costs to sell, or observable market price of the impaired loan, is lower than its carrying value. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance for loan losses reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment includepayment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case -by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, agriculture, and municipal loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the observable market price, or the fair value of the collateral if the loan is collateral dependent less costs to sell.

When foreclosure is probable, impairment is measured based on the fair value of the collateral. Impaired loans, or portions thereof, are charged off when it is determined a realized loss has occurred, generally when foreclosure proceedings have begun, and the recorded investment in the loan exceeds the fair value of the collateral.

Large groups of smaller-balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are considered troubled debt restructurings.

Loan Charge-Off Policies

Consumer loans are generally charged down to the fair value of collateral securing the asset when the loan is 120 days past due. Loans secured by real estate are generally charged down to the fair value of real estate securing the asset when the loan is 180 days past due. All other loans are generally charged down to the net realizable value when the loan is 90 days past due.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a troubled debt restructuring (“TDR”). Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance, and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans.

Premises and Equipment

Land is carried at cost. Buildings and improvements, and furniture, fixtures, and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on both the straight-line and accelerated methods over the shorter of the lease term or the estimated useful lives of the related assets, which range from 3 to 15 years for furniture, fixtures, and equipment and 5 to 50 years for building and improvements. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Restricted Investments in Bank Stock

Restricted investments in bank stock, which represent required investments in the common stock of correspondent banks, are carried at cost, and consist of common stock in the Federal Home Loan Bank (“FHLB”) of Pittsburgh and Atlantic Community Bancshares, Inc. (“ACB”).

Goodwill

The Company accounts for goodwill using a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company’s reported net income because impairment losses, if any, could occur irregularly and in varying amounts. No impairment of goodwill was recognized in any of the years presented.

Business Combinations

At the date of acquisition, the Company records the net assets of acquired companies on the Consolidated Balance Sheets at their estimated fair value, and goodwill is recognized for the excess of the estimated fair value over the purchase price of the acquired net assets. The results of operations for acquired companies are included in the Company’s Consolidated Statements of Income beginning at the acquisition date. Expenses arising from acquisition activities are recorded in the Consolidated Statements of Income during the period incurred.

Intangible Assets

Intangible assets include core deposit intangibles, which are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. The core deposit

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets (Continued)

intangibles are being amortized to expense over a 10-year life using the sum of the years’ digits method. The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense. The Company had core deposit intangible assets totaling $177,000, which is net of accumulated amortization of $479,000 at December 31, 2020. At December 31, 2019, core deposit intangible assets totaled $242,000, which is net of accumulated amortization of $414,000.

Bank-Owned Life Insurance

The Company owns insurance on the lives of a certain group of employees and directors. The cash surrender value of these policies is included as an asset on the Consolidated Balance Sheets, and any increases in the cash surrender value are recorded as noninterest income on the Consolidated Statements of Income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit, which would be recorded as noninterest income.

Employee Benefits

Salaries and employee benefit expenses include contributions to a 401(k) plan covering eligible employees of the Company and a deferred compensation plan for the benefit of members of the Board of Directors and certain officers.

Income Taxes

The Company accounts for income taxes using an asset and liability approach to financial accounting and reporting. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. As changes in tax law or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. When necessary, valuation allowances are established to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the year plus or minus the change during the year in deferred tax assets and liabilities. The Company files consolidated federal income tax returns with its subsidiaries.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Earnings Per Share

The Company currently maintains a simple capital structure; therefore, there are no dilutive effects on earnings per share. As such, earnings per share computations are based upon the weighted number of shares

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share (Continued)

outstanding for each of the reported periods. Treasury shares are not deemed outstanding for earnings per share calculations.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on debt securities available for sale.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2020 and 2019, were $37,000 and $82,000, respectively.

Loans Held for Sale

The Company originates and sells fixed-rate residential mortgage loans that are classified as held for sale because it is management’s intent to sell these residential mortgage loans to investors in the secondary market. After the sale, the Company retains the right to service these loans. The residential mortgage loans held for sale are carried at the lower of aggregate cost or fair value. Gains and losses on sales of loans held for sale are recognized on settlement dates and are determined by the difference between the sale proceeds and the carrying value of loans. All sales are made with limited recourse. Loans held for sale were $1,015,000 as of December 31, 2020. There were no loans held for sale at December 31, 2019. Loans serviced for others totaled $45,356,000 and $20,531,000, as of December 31, 2020 and 2019, respectively.

Mortgage servicing rights

Mortgage servicing rights (“MSRs”) represent the right to service loans for third-party investors. MSRs are recognized as a separate asset for the right to service mortgage loans for others, regardless of how those servicing rights are acquired. MSRs are recognized upon the sale of mortgage loans to a third-party investor with the servicing rights retained by the Company. Servicing loans for others generally consists of collecting mortgage payments from borrowers, maintaining escrow accounts, remitting payments to third-party investors and, when necessary, processing foreclosures. Serviced loans are not included in the Consolidated Balance Sheets. Loan servicing income includes servicing fees received from the third-party investors. Originated MSRs are recorded in other assets on the Consolidated Balance Sheets at allocated fair value at the time of the sale of the loans to the third-party investor.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the Consolidated Balance Sheets when they are funded.

Recent Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments-Credit Losses (Topic 326). The ASU requires the Company to

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Pronouncements (Continued)

measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. The Company will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. Additionally, the ASU amends the accounting for credit losses on debt securities available for sale and purchased financial assets with credit deterioration. The ASU will take effect for fiscal years, and for interim periods within those fiscal years beginning after December 15, 2022 (as amended). Early adoption is permitted. The Company is in the process of determining the effect of the ASU on its consolidated financial statements.

Reclassifications

Certain previously reported items have been reclassified to conform to the current year’s classifications. The reclassifications have no effect on total consolidated assets, liabilities, or stockholders’ equity.

2.	REVENUE RECOGNITION

The company accounts for its applicable revenue in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers. The core principle of Topic 606 is that an entity recognize revenue at an amount that reflects the consideration to which the entity expects to be entitled in exchange for transferring goods or services to a customer. Topic 606 requires entities to exercise judgment when considering the terms of a contract. Topic 606 applies to all contracts with customers to provide goods or services in the ordinary course of business, except for contracts that are specifically excluded from its scope. Topic 606 does not apply to revenue associated with interest income on financial instruments, including loans and debt securities. Additionally, certain noninterest income streams, such as income from Bank-owned life insurance, gain and losses on sales of debt securities, gains from the sale of loans, and capitalized mortgage servicing rights are out of scope of Topic 606. The Company has evaluated the nature of its contracts with customers and determined that further disaggregation beyond what is presented in the Consolidated Statements of Income was not necessary.

Service Charges on Deposit Accounts

The Company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s balance.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	CERTIFICATES OF DEPOSIT WITH OTHER BANKS

The investment in interest-earning certificates of deposit with other banks as of December 31, 2020 and 2019, by contractual maturity, is as follows:

	December 31,
(In Thousands)	2020	2019
Due in one year or less	$4,472	$2,490
Due after one year through five years	11,583	15,308
Due after five years through ten years	996	996

	$17,051	$18,794

4.	DEBT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of debt securities available for sale are summarized as follows:

	December 31, 2020
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Small Business Administration loan pools	$7,835	$198	$(39)	$7,994
Obligations of state and political subdivisions	49,167	2,895	(3)	52,059
Mortgage-backed securities in government-sponsored entities	64,406	1,068	(80)	65,394

Total available-for-sale securities	$121,408	$4,161	$(122)	$125,447

	December 31, 2019
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government agency securities	$9,800	$—	$(50)	$9,750
Small Business Administration loan pools	9,688	33	(116)	9,605
Obligations of state and political subdivisions	43,458	1,322	(35)	44,745
Mortgage-backed securities in government-sponsored entities	20,725	155	(64)	20,816

Total available-for-sale securities	$83,671	$1,510	$(265)	$84,916

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	DEBT SECURITIES (Continued)

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual debt securities have been in a continuous unrealized loss position.

	December 31, 2020
	Less Than Twelve Months		Twelve Months or Greater		Total
(In Thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Small Business Administration loan pools	$2,059	$(9)	$1,539	$(30)	$3,598	$(39)
Obligations of state and political subdivisions	557	(3)	—	—	557	(3)
Mortgage-backed securites in government-sponsored entities	12,245	(80)	—	—	12,245	(80)

Total	$14,861	$(92)	$1,539	$(30)	$16,400	$(122)

	December 31, 2019
	Less Than Twelve Months		Twelve Months or Greater		Total
(In Thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. government agency securities	$6,759	$(41)	$2,991	$(9)	$9,750	$(50)
Small Business Administration loan pools	2,450	(23)	4,683	(93)	7,133	(116)
Obligations of state and political subdivisions	3,317	(35)	—	—	3,317	(35)
Mortgage-backed securites in government-sponsored entities	8,092	(35)	2,381	(29)	10,473	(64)

Total	$20,618	$(134)	$10,055	$(131)	$30,673	$(265)

The Company reviews its position quarterly and has asserted that as of December 31, 2020 and 2019, the declines outlined in the above tables represent temporary declines, and the Company does not intend to sell, and does not believe it will be required to sell, these debt securities before recovery of their cost basis, which may be at maturity. There were nineteen and fifty-four debt securities with unrealized losses at December 31, 2020 and 2019, respectively. The Company has concluded that the unrealized losses disclosed above are not other than temporary, but are the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the year.

The amortized cost and fair value of debt securities at December 31, 2020, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
(In Thousands)	Amortized Cost	Fair Value
Due within one year	$2,003	$2,011
Due after one year through five years	71,448	72,591
Due after five years through ten years	15,946	16,625
Due after ten years	32,011	34,220

Total	$121,408	$125,447

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	DEBT SECURITIES (Continued)

The following summarizes sales of debt securities (in thousands):

	December 31,
	2020	2019
Proceeds	$5,706	$10,770

Gross gains	$221	$56
Gross losses	(111)	(43)

Net gain	$110	$13

The Company had pledged debt securities with a carrying value of $52.1 million and $34.6 million to secure public monies as of December 31, 2020 and 2019, respectively.

5.	LOANS

Loans consist of the following:

	December 31,
(In Thousands)	2020	2019
Agriculture loans	$11,246	$14,969
Commercial loans	21,534	22,577
Commercial real estate loans	27,261	21,543
Residential real estate loans	167,536	170,316
Consumer loans	2,514	3,023
Municipal loans	6,749	5,586

	236,840	238,014
Less:
Deferred fees, net	256	229
Allowance for loan losses	2,789	2,702

Total	$233,795	$235,083

The Company’s loan portfolio consists predominantly of one-to-four family first mortgage loans throughout Dauphin County, Pennsylvania, and other contiguous counties. These loans are typically secured by first lien positions on the respective real estate properties and are subject to the Company’s loan underwriting policies. In general, the Company’s loan portfolio performance is dependent upon the local economic conditions.

In the normal course of business, loans are extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors for the years ended December 31, 2020 and 2019 is as follows (in thousands):

	December 31,
	2020	2019
Beginning	$985	$490
Originations	510	3,946
Repayments	(1,170)	(3,451)

Ending	$325	$985

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	ALLOWANCE FOR LOAN LOSSES

The segments of the Company’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. The loan segments used are consistent with the internal reports evaluated by the Company’s management and Board of Directors to monitor risk and performance within various segments of its loan portfolio and, therefore, no further disaggregation is considered necessary. The Company’s loan portfolio consists primarily of one-to-four family residential real estate loans and, to a lesser extent, agricultural loans, commercial loans, commercial real estate loans, consumer loans and municipal loans.

The Company’s primary lending activity is the origination of residential real estate loans to enable borrowers to purchase or refinance existing homes. The Company also originates agricultural loans to local farmers and agricultural businesses that are generally secured by farmland and equipment, as well as commercial loans extended to small to mid-sized commercial and industrial entities. The Company’s commercial real estate loans consist of mortgage loans secured by income producing multi-family and nonresidential real estate, such as by apartment buildings, small office buildings, and owner-occupied properties. The consumer loan portfolio consists of lending secured by financed property and personal consumer loans, which may be secured or unsecured, and the municipal loans portfolio consists of loans to qualified local municipalities, which are generally supported by the taxing authority of the borrowing municipality, and is frequently secured by collateral.

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: agriculture loans, commercial real estate loans, commercial loans, residential real estate loans, consumer loans, and municipal loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a range of two to five years for all portfolio segments.

Certain qualitative factors are then added to the historical allocation percentage to get the adjusted factor to be applied to nonclassified loans. The following qualitative factors are analyzed for each portfolio segment:

•	Levels of and trends in delinquencies

•	Trends in volume and terms

•	Changes in collateral

•	Changes in management and lending staff

•	Economic trends

•	Concentrations of credit

•	Changes in lending policies

•	External factors

•	Changes in underwriting process

•	Trends in credit quality ratings

These qualitative factors are reviewed each quarter and adjusted based upon relevant changes within the portfolio.

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the Consolidated Balance Sheet date. The Company considers the allowance for loan losses adequate to cover loan losses inherent in the loan portfolio at December 31, 2020 and 2019.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present balances in the allowance for loan losses and recorded investment in loans by portfolio segment and based on impairment method as of and for the years ended December 31, 2020 and 2019:

	December 31, 2020
(In Thousands)	Agriculture Loans	Commercial Loans	Commercial Real Estate Loans	Residential Real Estate Loans	Consumer Loans	Municipal Loans	Unallocated	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	120	290	314	1,702	35	18	310	2,789

Total	$120	$290	$314	$1,702	$35	$18	$310	$2,789

Loans:
Individually evaluated for impairment	$—	$2	$—	$295	$—	$—		$297
Collectively evaluated for impairment	11,246	21,532	27,261	167,241	2,514	6,749		236,543

Total	$11,246	$21,534	$27,261	$167,536	$2,514	$6,749		$236,840

	December 31, 2019
(In Thousands)	Agriculture Loans	Commercial Loans	Commercial Real Estate Loans	Residential Real Estate Loans	Consumer Loans	Municipal Loans	Unallocated	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$2	$—	$7	$—	$—	$—	$9
Collectively evaluated for impairment	152	310	255	1,700	43	13	220	2,693

Total	$152	$312	$255	$1,707	$43	$13	$220	$2,702

Loans:
Individually evaluated for impairment	$—	$5	$—	$423	$—	$—		$428
Loans acquired with deteriorated credit quality	—	—	—	52	—	—		52
Collectively evaluated for impairment	14,969	22,572	21,543	169,841	3,023	5,586		237,534

Total	$14,969	$22,577	$21,543	$170,316	$3,023	$5,586		$238,014

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present the activity in the allowance for loan losses by portfolio segment during the years ended December 31, 2020 and 2019, respectively.

	For the Year Ended December 31, 2020
(In Thousands)	Agriculture Loans	Commercial Loans	Commercial Real Estate Loans	Residential Real Estate Loans	Consumer Loans	Municipal Loans	Unallocated Loans	Total
Beginning balance	$152	$312	$255	$1,707	$43	$13	$220	$2,702
Charge-offs	—	—	—	(99)	(12)	—	—	(111)
Recoveries	—	—	—	7	7	—	—	14
(Credit) Provision	(32)	(22)	59	87	(3)	5	90	184

Ending balance	$120	$290	$314	$1,702	$35	$18	$310	$2,789

	For the Year Ended December 31, 2019
(In Thousands)	Agriculture Loans	Commercial Loans	Commercial Real Estate Loans	Residential Real Estate Loans	Consumer Loans	Municipal Loans	Unallocated Loans	Total
Beginning balance	$149	$310	$182	$1,523	$48	$8	$43	$2,263
Charge-offs	—	—	—	(27)	(25)	—	—	(52)
Recoveries	—	1	—	61	13	—	—	75
Provision (credit)	3	1	73	150	7	5	177	416

Ending balance	$152	$312	$255	$1,707	$43	$13	$220	$2,702

Credit Quality Information

The following tables represent credit exposures by internally assigned grades as of December 31, 2020 and 2019. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

Pass – loans that are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. There are three sub-grades within the Pass category to further distinguish the loan.

Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful – loans classified as Doubtful have all the weaknesses inherent in a Substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss – loans classified as a Loss are considered uncollectible or of such value that continuance as an asset is not warranted.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

The following table presents the classes of the loan portfolio summarized by loan credit quality:

(In Thousands)	Pass	Special Mention	Substandard	Doubtful	Total
As of December 31, 2020
Agriculture loans	$11,246	$—	$—	$—	$11,246
Commercial loans	21,259	—	275	—	21,534
Commercial real estate loans	27,261	—	—	—	27,261
Municipal loans	6,749	—	—	—	6,749

Total	$66,515	$—	$275	$—	$66,790

(In Thousands)	Pass	Special Mention	Substandard	Doubtful	Total
As of December 31, 2019
Agriculture loans	$14,969	$—	$—	$—	$14,969
Commercial loans	22,409	—	168	—	22,577
Commercial real estate loans	21,543	—	—	—	21,543
Municipal loans	5,586	—	—	—	5,586

Total	$64,507	$—	$168	$—	$64,675

For all other loans, the Company evaluates credit quality based on whether the loan is considered performing or nonperforming. The following tables present the balances of loans by classes of loan portfolio based on payment performance:

	December 31, 2020
(In Thousands)	Residential Loans	Consumer Loans	Total
Performing	$166,968	$2,514	$169,482
Nonperforming	568	—	568

Total	$167,536	$2,514	$170,050

	December 31, 2019
(In Thousands)	Residential Loans	Consumer Loans	Total
Performing	$169,572	$2,954	$172,526
Nonperforming	744	69	813

Total	$170,316	$3,023	$173,339

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

The following tables present an aging analysis of the recorded investment of past-due loans:

	December 31, 2020
(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans	Total > 90 Days and Accruing
Agriculture loans	$171	$—	$—	$171	$11,075	$11,246	$—
Commercial loans	66	—	6	72	21,462	21,534	—
Commercial real estate loans	1,297	—	—	1,297	25,964	27,261	—
Residential real estate loans	1,248	831	338	2,417	165,119	167,536	147
Consumer loans	69	26	—	95	2,419	2,514	—
Municipal loans	—	—	—	—	6,749	6,749	—

Total	$2,851	$857	$344	$4,052	$232,788	$236,840	$147

	December 31, 2019
(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans	Total > 90 Days and Accruing
Agriculture loans	$—	$—	$—	$—	$14,969	$14,969	$—
Commercial loans	40	61	—	101	22,476	22,577	—
Commercial real estate loans	—	—	—	—	21,543	21,543	—
Residential real estate loans	757	574	117	1,448	168,868	170,316	—
Consumer loans	118	29	69	216	2,807	3,023	67
Municipal loans	—	—	—	—	5,586	5,586	—

Total	$915	$664	$186	$1,765	$236,249	$238,014	$67

Nonaccrual Loans

Loans are generally considered for nonaccrual status upon 90 days delinquency. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income.

The following table presents the loans on nonaccrual status as of December 31, 2020 and 2019. The balances are presented by class of loans.

	December 31,
(In Thousands)	2020	2019
Agriculture loans	$—	$—
Commercial loans	48	70
Commercial real estate loans	—	12
Residential real estate loans	421	744
Consumer loans	—	2
Municipal loans	—	—

	$469	$828

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans

The following tables present the recorded investment and unpaid principal balances for impaired loans and related allowance, if applicable. Also presented are the average recorded investments in the impaired loans and the related amount of interest recognized during the time within the period that the impaired loans were impaired.

December 31, 2020
(In Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
With no related allowance recorded:
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	2	7	—	3	1
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	295	332	—	345	11
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—
With an allowance recorded:
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	—	—	—	—	—
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	—	—	—	—	—
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—
Total
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	2	7	—	3	1
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	295	332	—	345	11
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued)

December 31, 2019
(In Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
With no related allowance recorded:
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	—	—	—	—	—
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	356	402	—	410	21
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—
With an allowance recorded:
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	5	9	2	6	1
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	67	67	7	13	2
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—
Total
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	5	9	2	6	1
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	423	469	7	423	23
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—

Loan Modifications and Troubled Debt Restructurings (TDRs)

A loan is considered to be a TDR loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

There were no new loan modifications in 2020 or 2019 that were considered TDRs.

COVID-19 Loan Forbearance Programs

Section 4013 of the CARES Act provides that banks may elect not to categorize a loan modification as a TDR if the loan modification is (1) related to the novel coronavirus pandemic (“COVID-19”); (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date on which the national emergency concerning the COVID–19 outbreak declared by the President on March 13, 2020, under the National Emergencies Act terminates, or (B) December 31, 2021 (revised).

On April 7, 2020, federal banking regulators issued a revised interagency statement that included guidance on their approach for the accounting of loan modifications in light of the economic impact of the COVID-19 pandemic. The guidance interprets current accounting standards and indicates that a lender can conclude that a borrower is not experiencing financial difficulty if short-term modifications are made in response to

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

COVID-19 Loan Forbearance Programs (Continued)

COVID-19, such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant related to the loans in which the borrower is less than 30 days past due on its contractual payments at the time a modification program is implemented.

According to the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) issued by the federal bank regulatory agencies on April 7, 2020, short-term loan modifications not otherwise eligible under Section 4013 that are made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not TDRs. This includes short-term (e.g., six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant.

At December 31, 2020, we had twelve loans that remained on payment deferrals or payments of interest only, totaling $5.4 million. In accordance with Section 4013 of the CARES Act and the interagency guidance issued on April 7, 2020, these short-term deferrals are not considered TDRs.

In addition, the risk-rating on COVID-19 modified loans did not change, and these loans will not be considered past due until after the deferral period is over and scheduled payments resume. The credit quality of these loans will be reevaluated after the deferral period ends.

7.	GOODWILL AND INTANGIBLE ASSETS

Goodwill totaled $2.3 million at December 31, 2020 and 2019. The Company recorded goodwill of $2.1 million due to the FNBM Financial Corporation acquisition during the year ended December 31, 2015. The Company recorded goodwill of $133,000 due to the Liberty Centre Bancorp, Inc. acquisition during the year ended December 31, 2014. On November 1, 2019, the Bank completed its acquisition of the Riverview Bank branch in Northumberland, Pennsylvania, which resulted in the Company recording goodwill of $148,000.

Core deposit intangible net carrying amounts were $177,000 and $242,000 at the years ended December 31, 2020 and 2019, respectively.

Core deposit intangible assets are amortized using the sum-of-the-years-digits method over their estimated lives of ten years. Amortization expense totaled $65,000 and $57,000 for the years ended December 31, 2020 and 2019, respectively. The estimated aggregate future amortization expense (in thousands) for core deposit intangible assets as of December 31, 2020, is as follows:

2021	$53
2022	41
2023	31
2024	22
2025	11
2026 and thereafter	19

Total	$177

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	December 31,
(In Thousands)	2020	2019
Land	$821	$821
Buildings and improvements	4,146	4,125
Furniture, fixtures, and equipment	1,576	1,488

	6,543	6,434
Less accumulated depreciation	3,115	2,871

Total	$3,428	$3,563

Depreciation expense amounted to $244,000 and $318,000 for the years ended December 31, 2020 and 2019, respectively.

9.	DEPOSITS

Deposit accounts are summarized as follows:

	December 31,
	2020		2019
(In Thousands)	Amount	%	Amount	%
Demand, noninterest-bearing	$66,573	17.8%	$56,928	17.2%
Demand, interest-bearing	158,708	42.3	119,485	36.1
Savings	69,188	18.4	62,676	18.9
Time deposits, $100,000 and over	33,853	9.0	40,603	12.3
Time deposits, other	46,802	12.5	51,215	15.5

	$375,124	100.0%	$330,907	100.0%

The scheduled maturities of time deposits are as follows:

	December 31,
(In Thousands)	2020	2019
One year or less	$46,325	$54,330
More than one year to two years	12,414	22,183
More than two years to three years	9,904	4,805
More than three years to four years	3,980	4,742
More than four years to five years	7,542	4,255
More than five years	490	1,503

Total	$80,655	$91,818

Time deposits include those in denominations of $250,000 or more. Such deposits aggregated $14.9 million and $16.8 million at December 31, 2020 and 2019, respectively.

10.	BORROWINGS

The Company entered into a $5.0 million amortizing borrowing with the FHLB on July 24, 2018. The advance maintains an interest rate of 2.92 percent and matures on July 26, 2021. At December 31, 2020 and 2019, the balance outstanding was $1.1 million and $2.8 million, respectively.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	BORROWINGS (Continued)

The Company maintained a $6.0 million federal funds borrowing facility with Atlantic Community Bankers Bank during 2020, which will mature on June 30, 2021. Under the agreement, borrowings of up to $6.0 million are available on an unsecured basis for a period of 14 calendar days. Usage of the facility beyond 14 days may require the borrowing to be fully secured. At December 31, 2020 and 2019, there was no balance outstanding under the agreement.

All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as debt securities and mortgage loans, which are owned by the Company, free and clear of any liens or encumbrances. In addition, the Company had a maximum borrowing capacity of $134.0 million with the FHLB at December 31, 2020.

11.	INCOME TAXES

The provision for income taxes consists of:

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

	For the Year Ended December 31,
(In Thousands)	2020	2019
Current tax expense	$663	$858
Deferred taxes	(18)	(101)

Total	$645	$757

	December 31,
(In Thousands)	2020	2019
Deferred tax assets:
Allowance for loan losses	$571	$552
Deferred compensation	266	235
Purchase accounting adjustments	59	41
Net operating loss	67	72
Other	23	12

Total net deferred tax assets	986	912

Deferred tax liabilities:
Premises and equipment	(95)	(93)
Net unrealized gain on debt securities	(847)	(261)
Mortgage servicing rights	(58)	—
Deferred loan fees	(8)	(12)

Total gross deferred tax liabilities	(1,008)	(366)

Net deferred tax (liability) asset	$(22)	$546

The Company also has a $317,000 net operating loss carryforward at December 31, 2020, that will begin to expire in 2028. The Company had no other valuation allowance against its deferred tax assets in view of the Company’s ability to carry back taxes paid in previous years and certain tax strategies and anticipated future taxable income, as evidenced by the Company’s earnings potential.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	INCOME TAXES (Continued)

The reconciliation of the federal statutory rate and the Company’s effective income tax rate is as follows:

	For the Year Ended December 31,
	2020		2019
(In Thousands)	Amount	% of Pretax Income	Amount	% of Pretax Income
Provision at statutory rate	$1,016	21.0%	$1,000	21.0%
Tax-exempt income on debt securities	(299)	(6.2)	(253)	(5.3)
Bank-owned life insurance	(39)	(0.8)	(28)	(0.6)
Other	(33)	(0.7)	38	0.8

Actual tax expense and effective rate	$645	13.3%	$757	15.9%

U.S. generally accepted accounting principles prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the consolidated financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statements of Income. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years before 2017.

12.	COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

In the normal course of business, management makes various commitments that are not reflected in the accompanying consolidated financial statements. These commitments represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments comprise the following:

(In Thousands)	2020	2019
Commitments to extend credit	$46,133	$39,675
Standby letters of credit	1,081	1,004

The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments. Generally, collateral is required to support financial instruments with credit risk. The terms are typically for a one-year period, with an annual renewal option subject to prior approval by management.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments consist primarily of available commercial

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Commitments (Continued)

and personal lines of credit, unfunded construction loans, and loans approved but not yet funded. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet.

Standby letters of credit and financial guarantees represent conditional commitments issued to guarantee the performance of a customer to a third party. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically real estate or Company deposit instruments.

Contingent Liabilities

Various legal claims arise from time to time in the normal course of business. Management believes the liability, if any, arising from such claims will not have a material effect on the Company’s financial position.

13.	LEASE COMMITMENTS

Due to the adoption of ASU 2016-02, Leases (Topic 842), the Company completed a comprehensive review and analysis of all its property contracts. As a result of this review, it was determined that the Company leases two office locations under operating leases. Several assumptions and judgments were made when applying the requirements of Topic 842 to the Company’s existing lease commitments, including the allocation of consideration in the contracts between lease and nonlease components, determination of the lease term, and determination of the discount rate used in calculating the present value of the lease payments.

The Company has elected to account for the variable nonlease components, such as common area maintenance charges, utilities, real estate taxes, and insurance, separately from the lease component. Such variable nonlease components are reported in net occupancy expense on the Consolidated Statements of Income when paid. These variable nonlease components were excluded from the calculation of the present value of the remaining lease payments; therefore, they are not included in the right-of-use assets and lease liabilities reported on the Consolidated Balance Sheets.

The Company’s right-of-use asset is included in other assets on the Consolidated Balance Sheets and approximated $370,000 and $430,000 at December 31, 2020 and 2019, respectively. The Company’s lease liability is included in other liabilities on the Consolidated Balance Sheets and approximated $370,000 and $430,000 at December 31, 2020 and 2019, respectively. The right-of-use assets encompasses the leases of both the Pottsville Office of The Gratz Bank at 2244 W. Market Street in Pottsville, PA, with an annual lease cost of $38,000 in 2020, and a loan production office at 1524 W. College Avenue in State College, PA, with a total annual lease cost of $27,000 in 2020.

Certain of the Company’s leases contain options to renew the lease after the initial term. Management considers the Company’s historical pattern of exercising renewal options on leases and the positive performance of the leased locations when determining whether it is reasonably certain that the leases will be renewed. If management concludes that there is reasonable certainty about the renewal option, it is included in the calculation of the remaining term of each applicable lease. The discount rate utilized in calculating the present value of the remaining lease payments for each lease was the Federal Home Loan Bank of Pittsburgh advance rate corresponding to the remaining maturity of the lease. The following table presents

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	LEASE COMMITMENTS (Continued)

the weighted-average remaining lease term and discount rate for the operating leases outstanding at December 31, 2020:

Operating Leases
Weighted-average remaining term (years)	6.1
Weighted-average discount rate	2.39%

The following table presents the undiscounted cash flows due related to operating leases as of December 31, 2020, along with a reconciliation to the discounted amount recorded on the Consolidated Balance Sheet:

Undiscounted cash flows due (In thousands):	Operating Leases
2021	$65
2022	65
2023	65
2024	65
2025	65
2026 and thereafter	74

Total undiscounted cash flows	399
Discount on cash flows	(29)

Total operating lease liabilities	$370

Rental expense under operating leases totaled approximately $65,000 and $69,000 during the years ended December 31, 2020 and 2019, respectively.

14.	EMPLOYEE BENEFITS

Retirement Plan

The Company maintains a defined contribution 401(k) retirement plan that covers eligible employees. Eligible employees can contribute up to 100 percent of their compensation. The Bank makes a 3 percent non-elective contribution to all eligible participants as of the end of the plan year based on W-2 income for the same period. During 2016, the Company amended the plan to include a discretionary contribution provision allowing for a 50 percent match of employee’s contributions up to a maximum of 6 percent. The discretionary contribution approved by the Board of Directors was 6 percent for the years ended December 31, 2020 and 2019. Contributions to the plan for the years ended December 31, 2020 and 2019, amounted to $154,000 and $148,000, respectively.

Director-Deferred Compensation Plan

The Company has a deferred compensation plan for the benefit of members of the Board of Directors and certain officers. The plan provides all directors and certain officers with the ability to defer receipt of some or all of their director fees and bonuses. The deferrals, along with accumulated earnings, are payable at retirement. The Bank has purchased life insurance policies on each director and officer that are actuarially designed to offset the annual expenses associated with the deferred compensation and the supplemental executive retirement plan (“SERP”). The Bank is the sole owner and beneficiary of all policies. The Bank accrues the estimated annual costs of the deferred amounts that will be payable at retirement. At

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	EMPLOYEE BENEFITS (Continued)

Director-Deferred Compensation Plan (Continued)

December 31, 2020 and 2019, the accumulated liability was approximately $1.21 million and $1.22 million, respectively.

The components of director deferred compensation cost that were recognized in noninterest expense on the Consolidated Statements of Income are as follows:

	For the Year Ended December 31,
(In Thousands)	2020	2019
Components of deferred compensation cost:
Deferrals	$86	$57
Interest cost	42	48

Total deferred compensation cost	$128	$105

Supplemental Executive Retirement Plan

The Company maintains a SERP for certain executives. At December 31, 2020 and 2019, the accumulated liability was $743,000 and $603,000, respectively, and is included in other liabilities on the accompanying Consolidated Balance Sheets. The expense for the years ended December 31, 2020 and 2019, was $140,000 and $119,000, respectively. Benefit payments amounted to $112,000 and $92,000 for the years ended December 31, 2020 and 2019, respectively.

15.	REGULATORY RESTRICTIONS

Federal Reserve Cash Requirements

The Bank is required to maintain an average cash reserve balance in vault cash or with the Federal Reserve Bank (“FRB”). At December 31, 2020, the Bank did not have a reserve requirement as the Federal Reserve Board reduced reserve requirement ratios to zero percent for all depository institutions. At December 31, 2019, the Bank was required by law or regulation to maintain cash reserves of $5.3 million with the FRB.

Loans

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific collateral. Further, such secured loans are limited in amount to 10 percent of the Bank’s common stock and capital surplus.

Dividends

The Pennsylvania Banking Code restricts the availability of capital surplus for dividend purposes. At both December 31, 2020 and 2019, the Bank had a capital surplus of $12.8 million, which was not available for distribution to the Company as dividends.

Capital Requirements

Federal regulations require the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of total, Tier 1, and common equity Tier 1 capital to risk-weighted assets and of Tier 1 capital to average total assets.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	REGULATORY RESTRICTIONS (Continued)

Capital Requirements (Continued)

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (FDICIA) established five capital categories ranging from “well capitalized” to “critically undercapitalized.” Should any institution fail to meet the requirements to be considered “adequately capitalized,” it would become subject to a series of increasingly restrictive regulatory actions.

Effective January 1, 2015, the Company and the Bank became subject to the final rules issued by the Federal Reserve and the OCC and subsequently adopted by the FDIC, establishing a new comprehensive capital framework for banking organizations. The new capital framework substantially revised the risk-based capital requirements in comparison to the prior rules, which were in effect through December 31, 2014. The Basel III Capital Rules introduced a new capital measure, “Common Equity Tier 1”; increased the minimum requirements for Tier 1 capital ratio as well as the minimum to be considered well capitalized under prompt corrective action; and introduced the “capital conservation buffer,” which will be phased in over a four-year period. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s or the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items, as calculated under U.S. GAAP, regulatory reporting requirements, and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total, Tier 1 capital and common equity Tier 1 (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2020, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2020 and 2019, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage, and common equity Tier 1 ratios, as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	REGULATORY RESTRICTIONS (Continued)

Capital Requirements (Continued)

The Bank’s actual capital ratios are presented in the following table that shows the Bank met all regulatory capital requirements.

	December 31,
	2020		2019
(In Thousands)	Amount	Ratio	Amount	Ratio
Total capital
(to risk-weighted assets)
Actual	$36,484	14.33%	$33,557	14.14%
For capital adequacy purposes	20,367	8.00	18,987	8.00
To be well capitalized	25,459	10.00	23,734	10.00

Tier 1 capital
(to risk-weighted assets)
Actual	$33,666	13.22%	$30,827	12.99%
For capital adequacy purposes	15,275	6.00	14,240	6.00
To be well capitalized	20,367	8.00	18,987	8.00

Common equity
(to risk-weighted assets)
Actual	$33,666	13.22%	$30,827	12.99%
For capital adequacy purposes	11,456	4.50	10,680	4.50
To be well capitalized	16,548	6.50	15,427	6.50

Tier 1 capital
(to average assets)
Actual	$33,666	7.90%	$30,827	8.50%
For capital adequacy purposes	17,054	4.00	14,506	4.00
To be well capitalized	21,317	5.00	18,132	5.00

16.	FAIR VALUE MEASUREMENTS

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels of pricing are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	FAIR VALUE MEASUREMENTS (Continued)

The following tables present the assets reported on the Consolidated Balance Sheet at their fair value on a recurring basis as of December 31, 2020 and 2019, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements.

	December 31, 2020
(In Thousands)	Level I	Level II	Level III	Total
Assets:
Small Business Administration loan pools	$—	$7,994	$—	$7,994
Obligations of state and political subdivisions	—	52,059	—	52,059
Mortgage-backed securites in government-sponsored entities	—	65,394	—	65,394

Total	—	125,447	—	125,447

	December 31, 2019
(In Thousands)	Level I	Level II	Level III	Total
Assets:
U.S. government agency securities	$—	$9,750	$—	$9,750
Small Business Administration loan pools	—	9,605	—	9,605
Obligations of state and political subdivisions	—	44,745	—	44,745
Mortgage-backed securites in government-sponsored entities	—	20,816	—	20,816

Total	—	84,916	—	84,916

The following tables present the assets measured on a nonrecurring basis on the Consolidated Balance Sheet at their fair value as of December 31, 2020 and 2019, by level within the fair value hierarchy.

Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loan include quoted market prices for identical assets classified as Level I inputs and observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs. There were no impaired loans measured at their fair value on a nonrecurring basis as of December 31, 2020.

	December 31, 2019
(In Thousands)	Level I	Level II	Level III	Total
Impaired loans	$—	$—	$419	$419

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	FAIR VALUE MEASUREMENTS (Continued)

The following tables provide information describing the valuation processes used to determine nonrecurring fair value measurements categorized within Level III of the fair value hierarchy:

	December 31, 2019
	Quantitative Information About Level III Fair Value Measurements
(In Thousands)	Fair Value	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired loans	$419	Appraisal of collateral(1)	Appraisal adjustments(2)	0%–35% (5.1%)
			Liquidation of collateral	0%–7% (6.0%)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which include various Level III inputs that are not identifiable.

(2)

Appraisals may be adjusted by management for qualitative factors, such as economic conditions, aging, and/or estimated liquidation expenses incurred when selling the collateral. The range and weighted average of appraisal adjustments and liquidation expenses are presented as a percentage of the appraisal.

The estimated fair values and related carrying amounts of the Company’s financial instruments that are not required to be measured or reported at fair value are as follows:

		December 31, 2020		December 31, 2019
(In Thousands)	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	I	$33,162	$33,162	$27,708	$27,708
Certificates of deposit with other banks	III	17,051	17,051	18,794	18,794
Loans held for sale	III	1,015	1,015	—	—
Net loans	III	233,795	236,030	235,083	234,302
Accrued interest receivable	I	1,675	1,675	1,254	1,254
Restricted investments in bank stock	I	2,268	2,268	1,292	1,292
Cash surrender value of life insurance	I	8,941	8,941	6,755	6,755

Financial liabilities:
Deposits	I and III	$375,124	$374,792	$330,907	$331,416
FHLB advances—long-term	III	1,120	1,116	2,759	2,759
Accrued interest payable	I	233	233	347	347

Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price, per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.	FAIR VALUE MEASUREMENTS (Continued)

upon estimates that are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

17.	ACCUMULATED OTHER COMPREHENSIVE INCOME

The following tables present the changes in accumulated other comprehensive income by component, net of tax, for the years ended December 31, 2020 and 2019:

(In Thousands)	Net Unrealized Gains on Debt Securities (a)
Accumulated other comprehensive income, January 1, 2020	$984
Other comprehensive income before reclassification	2,295
Amount reclassified from accumulated other comprehensive income	(87)

Total other comprehensive income	2,208

Accumulated other comprehensive income, December 31, 2020	$3,192

(In Thousands)	Net Unrealized Gains (Losses) on Debt Securities (a)
Accumulated other comprehensive loss, January 1, 2019	$(1,050)
Other comprehensive income before reclassification	2,045
Amount reclassified from accumulated other comprehensive income	(11)

Total other comprehensive income	2,034

Accumulated other comprehensive income, December 31, 2019	$984

(a)	All amounts are net of tax. Amounts in parentheses indicate debits.

The following table presents significant amounts reclassified out of accumulated other comprehensive income for the years ended December 31, 2020 and 2019:

(In Thousands)	Amount Reclassified from Accumulated Other Comprehensive Income (a)		Affected Line Item in Consolidated Statement of Income
Details about other comprehensive income	2020	2019
Unrealized gains on debt	$110	$13	Net realized gain on sales of debt securities
securities available for sale
	(23)	(2)	Income tax expense

	$87	$11

(a)	Amounts in parentheses indicate debits to net income.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.	PENDING MERGER

On December 10, 2020, the Company announced the execution of a definitive agreement to combine with LINKBANCORP, Inc. (OTC Pink: LNKB) in a stock and cash transaction, creating a leading Pennsylvania community bank with combined assets in excess of $800 million and a network of nine offices throughout South Central Pennsylvania. The parties expect to complete the transaction in mid-2021, after satisfaction of customary closing conditions, including required regulatory and shareholder approvals.

Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, the Company will merge with and into LINKBANCORP, with LINKBANCORP surviving the merger. Shareholders of the Company will have the opportunity to elect to receive $87.68 per share in cash or 7.3064 shares of LINKBANCORP common stock for each share they own, representing a total valuation of approximately $62.6 million based on the trading price of LINKBANCORP as of December 7, 2020. The agreement provides for proration procedures intended to ensure that, in the aggregate, at least 80 percent of the Company’s common shares outstanding will be exchanged for LINKBANCORP common stock. The transaction is expected to be a tax-free exchange to the extent shareholders of the Company receive stock in exchange for their shares. LINKBANCORP shareholders will own approximately 52% and the Company’s shareholders will own approximately 48% of the combined company.

19.	RISKS AND UNCERTAINTIES

The impact of the COVID-19 pandemic is fluid and continues to evolve, adversely affecting many of the Company’s customers. The pandemic and its associated impacts on trade, travel, employee productivity, unemployment, and consumer spending has resulted in less economic activity and volatility and disruption in the financial markets. The ultimate extent of the impact of the COVID-19 pandemic on the Company’s business, financial condition, and results of operations is currently uncertain and will depend on various developments and other factors, including, among others, the duration and scope of the pandemic, as well as governmental, regulatory, and private sector responses to the pandemic, and the associated impacts on the economy, financial markets and our customers, employees, and vendors. While the full effects of the pandemic remain unknown, the Company is committed to supporting its customers, employees, and communities during this difficult time.

20.	SUBSEQUENT EVENTS

Management has reviewed events occurring through May 7, 2021, the date the consolidated financial statements were issued, and no subsequent events have occurred requiring accrual or additional disclosure.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except share data)	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash and due from banks	$11,067	$5,709
Interest-bearing deposits with other institutions	25,534	24,107
Federal funds sold	5,693	3,346

Cash and cash equivalents	42,294	33,162

Certificates of deposit with other banks	15,566	17,051
Debt securities available for sale	132,429	125,447
Loans held for sale	—	1,015
Loans, net	235,888	236,584
Less: Allowance for loan losses	2,787	2,789

Net loans	233,101	233,795

Accrued interest receivable	1,462	1,675
Restricted investments in bank stock, at cost	2,452	2,268
Premises and equipment, net	3,373	3,428
Cash surrender value of life insurance	8,882	8,941
Goodwill	2,333	2,333
Intangible assets	437	452
Other assets	1,424	963

TOTAL ASSETS	$443,753	$430,530

LIABILITIES
Noninterest-bearing deposits	$77,637	$66,573
Interest-bearing deposits	311,123	308,551

Total deposits	388,760	375,124
FHLB advance—long-term	703	1,120
Accrued interest payable	170	233
Other liabilities	3,370	3,379

TOTAL LIABILITIES	393,003	379,856

STOCKHOLDERS’ EQUITY
Common stock ($5 par value; 2,000,000 shares authorized; 782,321 shares issued and 779,000 shares outstanding)	3,912	3,912
Additional paid-in capital	17,749	17,749
Retained earnings	26,892	26,009
Accumulated other comprehensive income	2,385	3,192
Treasury stock (3,321 shares)	(188)	(188)

TOTAL STOCKHOLDERS’ EQUITY	50,750	50,674

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$443,753	$430,530

See accompanying notes to the condensed consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended March 31,
(In Thousands, except per share data)	2021	2020
INTEREST AND DIVIDEND INCOME
Loans, including fees	$2,676	$2,967
Investment securities:
Taxable	227	248
Exempt from federal income tax	305	300
Certificates of deposit in other banks	86	102
Other interest and dividend income	30	102

Total interest and dividend income	3,324	3,719

INTEREST EXPENSE
Deposits	504	774
FHLB advances—long-term	7	19

Total interest expense	511	793

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	2,813	2,926
Provision for loan losses	47	46

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,766	2,880

NONINTEREST INCOME
Service charges on deposit accounts	194	197
Earnings on cash surrender value of life insurance	45	37
Net realized gains on sales of debt securities, available for sale	—	110
Gain on sale of secondary market mortgage loans	287	29
Other	44	26

Total noninterest income	570	399

NONINTEREST EXPENSE
Compensation and employee benefits	1,103	1,080
Occupancy	141	133
Furniture and fixtures	21	22
Data processing	238	202
Professional fees	223	97
Shares tax	87	74
Amortization of intangible assets	14	13
Other	211	312

Total noninterest expense	2,038	1,933

Income before income tax expense	1,298	1,346
Income tax expense	173	183

NET INCOME	$1,125	$1,163

EARNINGS PER SHARE, BASIC AND DILUTED	$1.44	$1.49

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	779,000	779,000

See accompanying notes to the condensed consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	For the Three Months Ended March 31,
(In Thousands)	2021	2020
Net income	$1,125	$1,163
Components of other comprehensive loss:
Unrealized holding loss arising during the period on debt securities, available for sale	(1,020)	(2,489)
Tax effect	213	523
Reclassification adjustment for debt securities gains realized in net income	—	(110)
Tax effect	—	23

Total other comprehensive loss	(807)	(2,053)

Total comprehensive income (loss)	$318	$(890)

See accompanying notes to the condensed consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
(In Thousands, except share data)	Shares	Amount
Balance, December 31, 2019	779,000	$3,912	$17,749	$23,249	$984	$(188)	$45,706
Net income for the three months ended March 31, 2020 (unaudited)	—	—	—	1,163	—	—	1,163
Other comprehensive loss, net of taxes (unaudited)	—	—	—	—	(2,053)	—	(2,053)
Dividends paid ($0.30 per share) (unaudited)	—	—	—	(235)	—	—	(235)

Balance, March 31, 2020 (unaudited)	779,000	$3,912	$17,749	$24,177	$(1,069)	$(188)	$44,581
Balance, December 31, 2020	779,000	$3,912	$17,749	$26,009	$3,192	$(188)	$50,674
Net income for the three months ended March 31, 2021 (unaudited)	—	—	—	1,125	—	—	1,125
Other comprehensive loss, net of taxes (unaudited)	—	—	—	—	(807)	—	(807)
Dividends paid ($0.31 per share) (unaudited)	—	—	—	(242)	—	—	(242)

Balance, March 31, 2021 (unaudited)	779,000	$3,912	$17,749	$26,892	$2,385	$(188)	$50,750

See accompanying notes to the condensed consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Three Months Ended March 31,
(In Thousands)	2021	2020
OPERATING ACTIVITIES
Net income	$1,125	$1,163
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	47	46
Depreciation	55	56
Amortization of intangible assets	15	13
Originations of loans held for sale	(6,345)	(1,555)
Proceeds from sale of loans	7,647	1,584
Gain on sale of loans	(287)	(29)
Net amortization of premiums and discounts	331	113
Change in value of cash surrender value of life insurance	(45)	(37)
Gain on sale of debt securities, available for sale	—	(110)
Increase in other assets	(248)	(532)
Decrease (increase) in accrued interest receivable	213	(20)
Decrease in accrued interest payable	(63)	(54)
Decrease in other liabilities	(9)	(381)

Net cash provided by operating activities	2,436	257

INVESTING ACTIVITIES
Debt securities available for sale:
Proceeds from sales	—	5,706
Proceeds from calls and maturities	600	6,369
Proceeds from principal repayments	5,259	1,984
Purchases	(14,192)	(33,985)
Purchases of certificates of deposit with other banks	—	(249)
Proceeds from redemptions of certificates of deposit with other banks	1,485	249
Decrease in loans, net	647	4,380
Purchase of restricted investments in bank stock	(252)	(59)
Redemptions of restricted investments in bank stock	68	27
Redemption (purchase) of bank-owned life insurance	104	(2,000)
Purchase of premises and equipment	—	(22)

Net cash used for investing activities	(6,281)	(17,600)

FINANCING ACTIVITIES
Increase in deposits, net	13,636	7,678
Repayment of FHLB advance—long-term	(417)	(406)
Cash dividends paid	(242)	(235)

Net cash provided by financing activities	12,977	7,037

Increase (decrease) in cash and cash equivalents	9,132	(10,306)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	33,162	27,708

CASH AND CASH EQUIVALENTS AT END OF YEAR PERIOD	$42,294	$17,402

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (CONTINUED)

	For the Three Months Ended March 31,
(In Thousands)	2021	2020
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
Interest	$574	$828

Income taxes	$—	$—

Noncash activity:
Accumulated other comprehensive loss, net change in unrealized gain on debt securities available for sale, net of taxes	$(807)	$(2,053)

See accompanying notes to the condensed consolidated financial statements.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying condensed consolidated financial statements follows:

Nature of Operations and Basis of Presentation

GNB Financial Services, Inc. (the “Holding Company”) is a bank holding company for its wholly owned subsidiaries, The Gratz Bank (the “Bank”) and GNB Investment Corp (“GNBI”); (collectively, the “Company”). The primary business activity of the Holding Company is the operation of the Bank. The Bank is a full-service state chartered commercial bank. The Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking.

The Bank provides a variety of financial services to individual and commercial customers throughout Dauphin County, Pennsylvania, and other contiguous counties, through its main office located in Gratz, Pennsylvania, and its branch offices in Valley View, Herndon, Pottsville, and Minersville, Pennsylvania. On November 1, 2019, the Bank completed its acquisition of the Riverview Bank branch in Trevorton, Pennsylvania. The Bank’s primary deposit products are interest and noninterest-bearing checking accounts, savings accounts, and certificates of deposit. Its primary lending products are residential real estate, consumer, agriculture, and commercial and commercial real estate loans.

GNBI, a Delaware investment subsidiary of the Company, holds and manages an investment portfolio.

On December 10, 2020, the Company announced the execution of a definitive agreement to combine with LINKBANCORP, Inc. (OTC Pink: LNKB) in a stock and cash transaction, creating a leading Pennsylvania community bank with combined assets in excess of $800 million and a network of nine offices throughout South Central Pennsylvania. The parties expect to complete the transaction in mid-2021, after satisfaction of customary closing conditions, including required regulatory and shareholder approvals. See note 13 for further details of this transaction.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Holding Company, the Bank, and GNBI. All significant intercompany amounts have been eliminated in the consolidation.

Basis of Presentation

The accompanying unaudited, condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information, and the Securities and Exchange Commission (“SEC”) rules for interim financial reporting. Certain information and footnote disclosures normally included in the condensed consolidated financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. However, in the opinion of management, the accompanying interim condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the Company’s condensed consolidated financial position as of March 31, 2021 and the condensed consolidated results of operations and cash flows for the periods presented. The condensed consolidated results of operations for interim periods are not necessarily indicative of the results of operations to be expected for any subsequent interim period or for the fiscal year ended December 31, 2021. The accompanying unaudited, condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Estimates

The preparation of condensed consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the evaluation of debt securities for other-than-temporary impairment, and the fair value of financial instruments.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance for loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for probable losses inherent in the loan portfolio. Management’s periodic evaluation of the adequacy of the allowance for loan losses is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance for loan losses consists of specific, general, and unallocated components. The specific component relates to loans that are classified as Doubtful, Substandard, or Special Mention. For such loans that are also classified as impaired, an allowance for loan losses is established when the present value of expected cash flows discounted at the loan’s effective interest rate, the fair value of the collateral if the loan is collateral dependent less costs to sell, or observable market price of the impaired loan, is lower than its carrying value. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance for loan losses reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment includepayment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, agriculture, and municipal loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the observable market price, or the fair value of the collateral if the loan is collateral dependent less costs to sell.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

When foreclosure is probable, impairment is measured based on the fair value of the collateral. Impaired loans, or portions thereof, are charged off when it is determined a realized loss has occurred, generally when foreclosure proceedings have begun, and the recorded investment in the loan exceeds the fair value of the collateral.

Large groups of smaller-balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are considered troubled debt restructurings.

Recent Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments-Credit Losses (Topic 326). The ASU requires the Company to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. The Company will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. Additionally, the ASU amends the accounting for credit losses on debt securities available for sale and purchased financial assets with credit deterioration. The ASU will take effect for fiscal years, and for interim periods within those fiscal years beginning after December 15, 2022 (as amended). Early adoption is permitted. The Company is in the process of determining the effect of the ASU on its consolidated financial statements.

Reclassifications

Certain previously reported items have been reclassified to conform to the current year’s classifications. The reclassifications have no effect on total consolidated assets, liabilities, or stockholders’ equity.

2.	CERTIFICATES OF DEPOSIT WITH OTHER BANKS

The investment in interest-earning certificates of deposit with other banks as of March 31, 2021 and December 31, 2020, by contractual maturity, is as follows:

(In Thousands)	March 31, 2021	December 31, 2020
Due in one year or less	$2,987	$4,472
Due after one year through five years	11,583	11,583
Due after five years through ten years	996	996

	$15,566	$17,051

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3.	DEBT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of debt securities available for sale are summarized as follows:

	March 31, 2021
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government agency securities	$6,316	$4	$—	$6,320
Small Business Administration loan pools	7,389	134	(53)	7,470
Obligations of state and political subdivisions	48,528	2,173	(108)	50,593
Mortgage-backed securities in government-sponsored entities	67,177	967	(98)	68,046

Total available-for-sale securities	$129,410	$3,278	$(259)	$132,429

	December 31, 2020
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Small Business Administration loan pools	$7,835	$198	$(39)	$7,994
Obligations of state and political subdivisions	49,167	2,895	(3)	52,059
Mortgage-backed securities in government-sponsored entities	64,406	1,068	(80)	65,394

Total available-for-sale securities	$121,408	$4,161	$(122)	$125,447

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual debt securities have been in a continuous unrealized loss position.

	March 31, 2021
	Less Than Twelve Months		Twelve Months or Greater		Total
(In Thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Small Business Administration loan pools	$1,970	$(24)	$1,846	$(29)	$3,816	$(53)
Obligations of state and political subdivisions	5,789	(108)	—	—	5,789	(108)
Mortgage-backed securites in government-sponsored entities	9,135	(98)	—	—	9,135	(98)

Total	$16,894	$(230)	$1,846	$(29)	$18,740	$(259)

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3.	DEBT SECURITIES (Continued)

	December 31, 2020
	Less Than Twelve Months		Twelve Months or Greater		Total
(In Thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Small Business Administration loan pools	$2,059	$(9)	$1,539	$(30)	$3,598	$(39)
Obligations of state and political subdivisions	557	(3)	—	—	557	(3)
Mortgage-backed securites in government-sponsored entities	12,245	(80)	—	—	12,245	(80)

Total	$14,861	$(92)	$1,539	$(30)	$16,400	$(122)

The Company reviews its position quarterly and has asserted that as of March 31, 2021 and December 2020, the declines outlined in the above tables represent temporary declines, and the Company does not intend to sell, and does not believe it will be required to sell, these debt securities before recovery of their cost basis, which may be at maturity. There were twenty-six and nineteen debt securities with unrealized losses at March 31, 2021 and December 31, 2020, respectively. The Company has concluded that the unrealized losses disclosed above are not other than temporary, but are the result of interest rate changes that are not expected to result in the noncollection of principal and interest.

The amortized cost and fair value of debt securities at March 31, 2021, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
(In Thousands)	Amortized Cost	Fair Value
Due within one year	$726	$731
Due after one year through five years	75,240	76,256
Due after five years through ten years	23,029	23,509
Due after ten years	30,415	31,933

Total	$129,410	$132,429

The following summarizes sales of debt securities (in thousands):

	Three months ended
	March 31, 2021	March 31, 2020
Proceeds	$—	$5,706
Gross gains	$—	$221
Gross losses	(—)	(111)

Net gain	$—	$110

The Company had pledged debt securities with a carrying value of $49.8 million and $52.1 million to secure public monies as of March 31, 2021 and December 31, 2020, respectively.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

4.	LOANS

Loans consist of the following:

(In Thousands)	March 31, 2021	December 31, 2020
Agriculture loans	$10,082	$11,246
Commercial loans	22,595	21,534
Commercial real estate loans	27,200	27,261
Residential real estate loans	166,902	167,536
Consumer loans	2,744	2,514
Municipal loans	6,627	6,749

	236,150	236,840
Less:
Deferred fees, net	262	256
Allowance for loan losses	2,787	2,789

Total	$233,101	$233,795

The Company’s loan portfolio consists predominantly of one-to-four family first mortgage loans throughout Dauphin County, Pennsylvania, and other contiguous counties. These loans are typically secured by first lien positions on the respective real estate properties and are subject to the Company’s loan underwriting policies. In general, the Company’s loan portfolio performance is dependent upon the local economic conditions.

In the normal course of business, loans are extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors for the periods ended March 31, 2021 and December 31, 2020, is as follows (in thousands):

	March 31, 2021	December 31, 2020
Beginning	$325	$985
Advances	458	510
Repayments	(544)	(1,170)

Ending	$239	$325

5.	ALLOWANCE FOR LOAN LOSSES

The segments of the Company’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. The loan segments used are consistent with the internal reports evaluated by the Company’s management and Board of Directors to monitor risk and performance within various segments of its loan portfolio and, therefore, no further disaggregation is considered necessary. The Company’s loan portfolio consists primarily of one-to-four family residential real estate loans and, to a lesser extent, agricultural loans, commercial loans, commercial real estate loans, consumer loans and municipal loans.

The Company’s primary lending activity is the origination of residential real estate loans to enable borrowers to purchase or refinance existing homes. The Company also originates agricultural loans to local

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5.	ALLOWANCE FOR LOAN LOSSES (Continued)

farmers and agricultural businesses that are generally secured by farmland and equipment, as well as commercial loans extended to small to mid-sized commercial and industrial entities. The Company’s commercial real estate loans consist of mortgage loans secured by income producing multi-family and nonresidential real estate, such as by apartment buildings, small office buildings, and owner-occupied properties. The consumer loan portfolio consists of lending secured by financed property and personal consumer loans, which may be secured or unsecured, and the municipal loans portfolio consists of loans to qualified local municipalities, which are generally supported by the taxing authority of the borrowing municipality, and is frequently secured by collateral.

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: agriculture loans, commercial real estate loans, commercial loans, residential real estate loans, consumer loans, and municipal loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a range of two to five years for all portfolio segments.

Certain qualitative factors are then added to the historical allocation percentage to get the adjusted factor to be applied to nonclassified loans. The following qualitative factors are analyzed for each portfolio segment:

•	Levels of and trends in delinquencies

•	Trends in volume and terms

•	Changes in collateral

•	Changes in management and lending staff

•	Economic trends

•	Concentrations of credit

•	Changes in lending policies

•	External factors

•	Changes in underwriting process

•	Trends in credit quality ratings

These qualitative factors are reviewed each quarter and adjusted based upon relevant changes within the portfolio.

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the Condensed Consolidated Balance Sheet date. The Company considers the allowance for loan losses adequate to cover loan losses inherent in the loan portfolio at March 31, 2021 and December 31, 2020.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present balances in the allowance for loan losses and recorded investment in loans by portfolio segment and based on impairment method as of March 31, 2021 and December 31, 2020:

	March 31, 2021
(In Thousands)	Agriculture Loans	Commercial Loans	Commercial Real Estate Loans	Residential Real Estate Loans	Consumer Loans	Municipal Loans	Unallocated	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	105	315	315	1,674	24	18	336	2,787

Total	$105	$315	$315	$1,674	$24	$18	$336	$2,787

Loans:
Individually evaluated for impairment	$—	$1	$—	$247	$—	$—		$248
Collectively evaluated for impairment	10,082	22,594	27,200	166,655	2,744	6,627		235,902

Total	$10,082	$22,595	$27,200	$166,902	$2,744	$6,627		$236,150

	December 31, 2020
(In Thousands)	Agriculture Loans	Commercial Loans	Commercial Real Estate Loans	Residential Real Estate Loans	Consumer Loans	Municipal Loans	Unallocated	Total
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	120	290	314	1,702	35	18	310	2,789

Total	$120	$290	$314	$1,702	$35	$18	$310	$2,789

Loans:
Individually evaluated for impairment	$—	$2	$—	$295	$—	$—		$297
Collectively evaluated for impairment	11,246	21,532	27,261	167,241	2,514	6,749		236,543

Total	$11,246	$21,534	$27,261	$167,536	$2,514	$6,749		$236,840

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present the activity in the allowance for loan losses by portfolio segment during the three months ended March 31, 2021 and 2020, respectively.

	For the Three Months Ended March 31, 2021
(In Thousands)	Agriculture Loans	Commercial Loans	Commercial Real Estate Loans	Residential Real Estate Loans	Consumer Loans	Municipal Loans	Unallocated Loans	Total
Beginning balance	$120	$290	$314	$1,702	$35	$18	$310	$2,789
Charge-offs	—	—	—	(49)	(3)	—	—	(52)
Recoveries	—	—	—	2	1	—	—	3
(Credit) Provision	(15)	25	1	19	(9)	—	26	47

Ending balance	$105	$315	$315	$1,674	$24	$18	$336	$2,787

	For the Three Months Ended March 31, 2020
(In Thousands)	Agriculture Loans	Commercial Loans	Commercial Real Estate Loans	Residential Real Estate Loans	Consumer Loans	Municipal Loans	Unallocated Loans	Total
Beginning balance	$152	$312	$255	$1,707	$43	$13	$220	$2,702
Charge-offs	—	—	—	—	(7)	—	—	(7)
Recoveries	—	—	—	2	2	1	—	5
Provision (credit)	—	—	8	15	—	—	23	46

Ending balance	$152	$312	$263	$1,724	$38	$14	$243	$2,746

Credit Quality Information

The following tables represent credit exposures by internally assigned grades as of March 31, 2021 and December 31, 2020. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

Pass – loans that are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. There are three sub-grades within the Pass category to further distinguish the loan.

Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful – loans classified as Doubtful have all the weaknesses inherent in a Substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss – loans classified as a Loss are considered uncollectible or of such value that continuance as an asset is not warranted.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

The following table presents the classes of the loan portfolio summarized by loan credit quality:

(In Thousands) As of March 31, 2021	Pass	Special Mention	Substandard	Doubtful	Total
Agriculture loans	$10,082	$—	$—	$—	$10,082
Commercial loans	22,553	—	42	—	22,595
Commercial real estate loans	27,200	—	—	—	27,200
Municipal loans	6,627	—	—	—	6,627

Total	$66,462	$—	$42	$—	$66,504

(In Thousands) As of December 31, 2020	Pass	Special Mention	Substandard	Doubtful	Total
Agriculture loans	$11,246	$—	$—	$—	$11,246
Commercial loans	21,259	—	275	—	21,534
Commercial real estate loans	27,261	—	—	—	27,261
Municipal loans	6,749	—	—	—	6,749

Total	$66,515	$—	$275	$—	$66,790

For all other loans, the Company evaluates credit quality based on whether the loan is considered performing or nonperforming. The following tables present the balances of loans by classes of loan portfolio based on payment performance:

	March 31, 2021
(In Thousands)	Residential Loans	Consumer Loans	Total
Performing	$166,446	$2,744	$169,190
Nonperforming	456	—	456

Total	$166,902	$2,744	$169,646

	December 31, 2020
(In Thousands)	Residential Loans	Consumer Loans	Total
Performing	$166,968	$2,514	$169,482
Nonperforming	568	—	568

Total	$167,536	$2,514	$170,050

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

The following tables present an aging analysis of the recorded investment of past-due loans:

	March 31, 2021
(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans	Total > 90 Days and Accruing
Agriculture loans	$167	$—	$—	$167	$9,915	$10,082	$—
Commercial loans	10	4	1	15	22,580	22,595	—
Commercial real estate loans	—	—	—	—	27,200	27,200	—
Residential real estate loans	1,189	697	145	2,031	164,871	166,902	—
Consumer loans	28	—	—	28	2,716	2,744	—
Municipal loans	—	—	—	—	6,627	6,627	—

Total	$1,394	$701	$146	$2,241	$233,909	$236,150	$—

	December 31, 2020
(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans	Total > 90 Days and Accruing
Agriculture loans	$171	$—	$—	$171	$11,075	$11,246	$—
Commercial loans	66	—	6	72	21,462	21,534	—
Commercial real estate loans	1,297	—	—	1,297	25,964	27,261	—
Residential real estate loans	1,248	831	338	2,417	165,119	167,536	147
Consumer loans	69	26	—	95	2,419	2,514	—
Municipal loans	—	—	—	—	6,749	6,749	—

Total	$2,851	$857	$344	$4,052	$232,788	$236,840	$147

Nonaccrual Loans

Loans are generally considered for nonaccrual status upon 90 days delinquency. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income.

The following table presents the loans on nonaccrual status as of March 31, 2021 and December 31, 2020. The balances are presented by class of loans.

(In Thousands)	March 31, 2021	December 31, 2020
Commercial loans	$46	$48
Residential real estate loans	456	421

	$ 502	$ 469

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5.	ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans

The following tables present the recorded investment and unpaid principal balances for impaired loans and related allowance, if applicable. Also presented are the average recorded investments in the impaired loans and the related amount of interest recognized during the time within the period that the impaired loans were impaired.

March 31, 2021
(In Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
With no related allowance recorded:
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	1	6	—	1	—
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	247	286	—	248	4
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—
With an allowance recorded:
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	—	—	—	—	—
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	—	—	—	—	—
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—
Total
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	1	6	—	1	—
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	247	286	—	248	4
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5.	ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued)

December 31, 2020
(In Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized
With no related allowance recorded:
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	2	7	—	3	1
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	295	332	—	345	11
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—
With an allowance recorded:
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	—	—	—	—	—
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	—	—	—	—	—
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—
Total
Agriculture loans	$—	$—	$—	$—	$—
Commercial loans	2	7	—	3	1
Commercial real estate loans	—	—	—	—	—
Residential real estate loans	295	332	—	345	11
Consumer loans	—	—	—	—	—
Municipal loans	—	—	—	—	—

Loan Modifications and Troubled Debt Restructurings (TDRs)

A loan is considered to be a TDR loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

There were no new loan modifications during the three months ended March 31, 2021 or during 2020 that were considered TDRs.

COVID-19 Loan Forbearance Programs

Section 4013 of the CARES Act provides that banks may elect not to categorize a loan modification as a TDR if the loan modification is (1) related to the novel coronavirus pandemic (“COVID-19”); (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date on which the national emergency concerning the COVID–19 outbreak declared by the President on March 13, 2020, under the National Emergencies Act terminates, or (B) December 31, 2021 (revised).

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5.	ALLOWANCE FOR LOAN LOSSES (Continued)

COVID-19 Loan Forbearance Programs (Continued)

On April 7, 2020, federal banking regulators issued a revised interagency statement that included guidance on their approach for the accounting of loan modifications in light of the economic impact of the COVID-19 pandemic. The guidance interprets current accounting standards and indicates that a lender can conclude that a borrower is not experiencing financial difficulty if short-term modifications are made in response to COVID-19, such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant related to the loans in which the borrower is less than 30 days past due on its contractual payments at the time a modification program is implemented.

According to the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) issued by the federal bank regulatory agencies on April 7, 2020, short-term loan modifications not otherwise eligible under Section 4013 that are made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not TDRs. This includes short-term (e.g., six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant.

At March 31, 2021, the Company had fourteen loans that remained on payment deferrals or payments of interest only, totaling $7.4 million. In accordance with Section 4013 of the CARES Act and the interagency guidance issued on April 7, 2020, these short-term deferrals are not considered TDRs.

In addition, the risk-rating on COVID-19 modified loans did not change, and these loans will not be considered past due until after the deferral period is over and scheduled payments resume. The credit quality of these loans will be reevaluated after the deferral period ends.

6.	DEPOSITS

Deposit accounts are summarized as follows:

	March 31, 2021		December 31 2020
(In Thousands)	Amount	%	Amount	%
Demand, noninterest-bearing	$77,637	20.0%	$66,573	17.8%
Demand, interest-bearing	160,483	41.3	158,708	42.3
Savings	78,079	20.1	69,188	18.4
Time deposits, $100,000 and over	30,216	7.8	33,853	9.0
Time deposits, other	42,345	10.8	46,802	12.5

	$388,760	100.0%	$375,124	100.0%

The scheduled maturities of time deposits are as follows:

(In Thousands)	March 31, 2021	December 31, 2020
One year or less (9 mos for 2021)	$31,601	$46,325
More than one year to two years	15,304	12,414
More than two years to three years	10,590	9,904
More than three years to four years	6,046	3,980
More than four years to five years	6,784	7,542
More than five years	2,236	490

Total	$72,561	$80,655

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6.	DEPOSITS (Continued)

Time deposits include those in denominations of $250,000 or more. Such deposits aggregated $12.7 million and $14.9 million at March 31, 2021 and December 31, 2020, respectively.

7.	BORROWINGS

The Company entered into a $5.0 million amortizing borrowing with the FHLB on July 24, 2018. The advance maintains an interest rate of 2.92 percent and matures on July 26, 2021. At March 31, 2021 and December 31, 2020, the balance outstanding was $0.7 million and $1.1 million, respectively.

The Company maintained a $6.0 million federal funds borrowing facility with Atlantic Community Bankers Bank, which will mature on June 30, 2021. Under the agreement, borrowings of up to $6.0 million are available on an unsecured basis for a period of 14 calendar days. Usage of the facility beyond 14 days may require the borrowing to be fully secured. At March 31, 2021 and December 31, 2020, there was no balance outstanding under the agreement.

All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as debt securities and mortgage loans, which are owned by the Company, free and clear of any liens or encumbrances. In addition, the Company had a maximum borrowing capacity of $134.0 million with the FHLB at March 31, 2021 and December 31, 2020.

8.	COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

In the normal course of business, management makes various commitments that are not reflected in the accompanying condensed consolidated financial statements. These commitments represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments comprise the following:

(In Thousands)	March 31, 2021	December 31, 2020
Commitments to extend credit	$42,776	$46,133
Standby letters of credit	1,031	1,081

The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments. Generally, collateral is required to support financial instruments with credit risk. The terms are typically for a one-year period, with an annual renewal option subject to prior approval by management. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments consist primarily of available commercial and personal lines of credit, unfunded construction loans, and loans approved but not yet funded. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Condensed Consolidated Balance Sheet.

Standby letters of credit and financial guarantees represent conditional commitments issued to guarantee the performance of a customer to a third party. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically real estate or Company deposit instruments.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

8.	COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Contingent Liabilities

Various legal claims arise from time to time in the normal course of business. Management believes the liability, if any, arising from such claims will not have a material effect on the Company’s financial position.

9.	LEASE COMMITMENTS

The Company’s right-of-use asset is included in other assets on the Condensed Consolidated Balance Sheets and approximated $356,000 and $370,000 at March 31, 2021 and December 31, 2020, respectively. The Company’s operating lease liability is included in other liabilities on the Condensed Consolidated Balance Sheets and approximated $357,000 and $370,000 at March 31, 2021 and December 31, 2020, respectively. The right-of-use asset encompasses the leases of both the Pottsville Office of The Gratz Bank at 2244 W. Market Street in Pottsville, PA, with an annual lease cost of $38,000, and a loan production office at 1524 W. College Avenue in State College, PA, with a total annual lease cost of $27,000.

The following table presents the weighted-average remaining lease term and discount rate for the operating leases outstanding at March 31, 2021:

Operating Leases
Weighted-average remaining term (years)	5.9
Weighted-average discount rate	2.39%

Rental expense under these operating leases totaled approximately $16,000 during the periods ended March 31, 2021 and 2020.

10.	REGULATORY RESTRICTIONS

Federal Reserve Cash Requirements

The Bank is required to maintain an average cash reserve balance in vault cash or with the Federal Reserve Bank (“FRB”). At March 31, 2021 and December 31, 2020, the Bank did not have a reserve requirement as the Federal Reserve Board reduced reserve requirement ratios to zero percent for all depository institutions.

Loans

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific collateral. Further, such secured loans are limited in amount to 10 percent of the Bank’s common stock and capital surplus.

Dividends

The Pennsylvania Banking Code restricts the availability of capital surplus for dividend purposes. At both March 31, 2021 and December 31, 2020, the Bank had a capital surplus of $12.8 million, which was not available for distribution to the Company as dividends.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10.	REGULATORY RESTRICTIONS (Continued)

Capital Requirements

Federal regulations require the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of total, Tier 1, and common equity Tier 1 capital to risk-weighted assets and of Tier 1 capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from “well capitalized” to “critically undercapitalized.” Should any institution fail to meet the requirements to be considered “adequately capitalized,” it would become

Effective January 1, 2015, the Company and the Bank became subject to the final rules issued by the Federal Reserve and the OCC and subsequently adopted by the FDIC, establishing a new comprehensive capital framework for banking organizations. The new capital framework substantially revised the risk-based capital requirements in comparison to the prior rules, which were in effect through December 31, 2014. The Basel III Capital Rules introduced a new capital measure, “Common Equity Tier 1”; increased the minimum requirements for Tier 1 capital ratio as well as the minimum to be considered well capitalized under prompt corrective action; and introduced the “capital conservation buffer,” which will be phased in over a four-year period. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s or the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items, as calculated under U.S. GAAP, regulatory reporting requirements, and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total, Tier 1 capital and common equity Tier 1 (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of March 31, 2021 and December 31, 2020, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of March 31, 2021 and December 31, 2020, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage, and common equity Tier 1 ratios, as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10.	REGULATORY RESTRICTIONS (Continued)

Capital Requirements (Continued)

The Bank’s actual capital ratios are presented in the following table that shows the Bank met all regulatory capital requirements.

	March 31, 2021		December 31, 2020
(In Thousands)	Amount	Ratio	Amount	Ratio
Total capital
(to risk-weighted assets)
Actual	$37,463	14.74%	$36,484	14.33%
For capital adequacy purposes	20,335	8.00	20,367	8.00
To be well capitalized	25,419	10.00	25,459	10.00

Tier 1 capital
(to risk-weighted assets)
Actual	$34,647	13.63%	$33,666	13.22%
For capital adequacy purposes	15,252	6.00	15,275	6.00
To be well capitalized	20,335	8.00	20,367	8.00

Common equity
(to risk-weighted assets)
Actual	$34,647	13.63%	$33,666	13.22%
For capital adequacy purposes	11,439	4.50	11,456	4.50
To be well capitalized	16,523	6.50	16,548	6.50

Tier 1 capital
(to average assets)
Actual	$34,647	8.15%	$33,666	7.90%
For capital adequacy purposes	17,003	4.00	17,054	4.00
To be well capitalized	21,254	5.00	21,317	5.00

11.	FAIR VALUE MEASUREMENTS

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels of pricing are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

11.	FAIR VALUE MEASUREMENTS (Continued)

This hierarchy requires the use of observable market data when available.

The following tables present the assets reported on the Condensed Consolidated Balance Sheet at their fair value on a recurring basis as of March 31, 2021 and December 31, 2020, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements.

	March 31, 2021
(In Thousands)	Level I	Level II	Level III	Total
Assets:
U.S. government agency securities	$—	$6,320	$—	$6,320
Small Business Administration loan pools	—	7,470	—	7,470
Obligations of state and political subdivisions	—	50,593	—	50,593
Mortgage-backed securites in government-sponsored entities	—	68,046	—	68,046

Total	—	132,429	—	132,429

	December 31, 2020
(In Thousands)	Level I	Level II	Level III	Total
Assets:
Small Business Administration loan pools	—	7,994	—	7,994
Obligations of state and political subdivisions	—	52,059	—	52,059
Mortgage-backed securites in government-sponsored entities	—	65,394	—	65,394

Total	—	125,447	—	125,447

Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loan include quoted market prices for identical assets classified as Level I inputs and observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs. There were no impaired loans measured at their fair value on a nonrecurring basis as of March 31, 2021 or December 31, 2020.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

11.	FAIR VALUE MEASUREMENTS (Continued)

The estimated fair values and related carrying amounts of the Company’s financial instruments that are not required to be measured or reported at fair value are as follows:

		March 31, 2021		December 31, 2020
(In Thousands)	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	I	$42,294	$42,294	$33,162	$33,162
Certificates of deposit with other banks	III	15,566	15,566	17,051	17,051
Loans held for sale	III	—	—	1,015	1,015
Net loans	III	233,101	234,720	233,795	236,030
Accrued interest receivable	I	1,462	1,462	1,675	1,675
Restricted investments in bank stock	I	2,452	2,452	2,268	2,268
Cash surrender value of life insurance	I	8,882	8,882	8,941	8,941

Financial liabilities:
Deposits	I and III	$388,760	$388,547	$375,124	$374,792
FHLB advances—long-term	III	703	703	1,120	1,116
Accrued interest payable	I	170	170	233	233

Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price, per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates that are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

12.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following tables present the changes in accumulated other comprehensive income (loss) by component, net of tax, for the periods ended March 31, 2021 and 2020:

(In Thousands)	Net Unrealized Gains (Losses) on Debt Securities (a)
Accumulated other comprehensive income, January 1, 2020	$3,192
Other comprehensive loss before reclassification	(807)
Amount reclassified from accumulated other comprehensive income	—

Total other comprehensive loss	(807)

Accumulated other comprehensive income, March 31, 2021	$2,385

(In Thousands)	Net Unrealized Gains (Losses) on Debt Securities (a)
Accumulated other comprehensive income, January 1, 2020	$984
Other comprehensive loss before reclassification	(1,966)
Amount reclassified from accumulated other comprehensive income	(87)

Total other comprehensive loss	(2,053)

Accumulated other comprehensive loss, March 31, 2020	$(1,069)

(a)	All amounts are net of tax. Amounts in parentheses indicate debits.

13.	PENDING MERGER

On December 10, 2020, the Company announced the execution of a definitive agreement to combine with LINKBANCORP, Inc. (OTC Pink: LNKB) in a stock and cash transaction, creating a leading Pennsylvania community bank with combined assets in excess of $800 million and a network of nine offices throughout South Central Pennsylvania. The parties expect to complete the transaction in the third quarter of 2021, after satisfaction of customary closing conditions, including required regulatory and shareholder approvals.

Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, the Company will merge with and into LINKBANCORP, with LINKBANCORP surviving the merger. Shareholders of the Company will have the opportunity to elect to receive $87.68 per share in cash or 7.3064 shares of LINKBANCORP common stock for each share they own, representing a total valuation of approximately $62.6 million based on the trading price of LINKBANCORP as of December 7, 2020. The agreement provides for proration procedures intended to ensure that, in the aggregate, at least 80 percent of the Company’s common shares outstanding will be exchanged for LINKBANCORP common stock. The transaction is expected to be a tax-free exchange to the extent shareholders of the Company receive stock in exchange for their shares. LINKBANCORP shareholders will own approximately 52% and the Company’s shareholders will own approximately 48% of the combined company.

GNB FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

14.	RISKS AND UNCERTAINTIES

The impact of the COVID-19 pandemic is fluid and continues to evolve, adversely affecting many of the Company’s customers. The pandemic and its associated impacts on trade, travel, employee productivity, unemployment, and consumer spending has resulted in less economic activity and volatility and disruption in the financial markets. The ultimate extent of the impact of the COVID-19 pandemic on the Company’s business, financial condition, and results of operations is currently uncertain and will depend on various developments and other factors, including, among others, the duration and scope of the pandemic, as well as governmental, regulatory, and private sector responses to the pandemic, and the associated impacts on the economy, financial markets and our customers, employees, and vendors. While the full effects of the pandemic remain unknown, the Company is committed to supporting its customers, employees, and communities during this difficult time.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 10, 2020

BY AND AMONG

LINKBANCORP, INC.,

LINKBANK,

GNB FINANCIAL SERVICES, INC.

AND

THE GRATZ BANK

A-i

A-ii

A-iii

TABLE OF DEFINITIONS

Page

Acquisition Proposal	57
Acquisition Transaction	58
Affiliate	58
Agreement	1
Average Closing Price	54
Bank Merger	1
Bank Merger Act	58
Bank Regulator	58
BCL	3
BHC Act	11
BOLI	24
Book-Entry Shares	6
Business Day	58
Cash Consideration	5
Cash Election	5
Cash Election Shares	5
Certificate	6
Closing	3
Closing Date	3
Code	1
Community Reinvestment Act	14
Confidentiality Agreement	42
Continuing Employee	47
Derivative Transaction	58
Determination Date	54
Dissenting Shareholder	10
Dissenters’ Shares	10
Effective Date	3
Effective Time	3
Election	6
Election Deadline	7
Employment Agreements	48
Environmental Law	58
ERISA	58
Exchange Act	59
Exchange Agent	7
Exchange Ratio	5
FDIC	59
FHLB	59
Final Index Price	54
Finance Laws	16
Form of Election	7
FRB	59
GAAP	59
GNB	1
GNB 401(k) Plan	47
GNB Benefit Plans	17

Page

GNB Board	59
GNB Disclosure Schedule	59
GNB Employees	17
GNB Financial Statements	13
GNB Intellectual Property	59
GNB Loan Property	59
GNB Meeting	40
GNB Pension Plan	17
GNB Recommendation	40
GNB Representatives	43
GNB Stock	11
GNB Subsequent Determination	44
GNB Voting Agreement	1
Governmental Authority	59
Gratz Bank	1
Gratz Bank Board	59
Gratz Bank Executive Supplemental Retirement Plans	59
Gratz Bank Stock	11
Hazardous Substance	59
Holder	6
Indemnified Parties	45
Indemnifying Party	45
Index Group	54
Informational Systems Conversion	49
Insurance Policies	24
Intellectual Property	59
IRS	60
Joint Proxy Statement/Prospectus	60
Knowledge	60
Leases	23
Lien	60
LINK	1
LINKBANK	1
LINKBANK Stock	27
LINK Benefit Plans	31
LINK Board	60
LINK Disclosure Schedule	60
LINK Financial Statements	28
LINK Loan Property	60
LINK Meeting	40
LINK Pension Plan	31
LINK Ratio	54
LINK Stock	60
LINK Voting Agreement	1
Loans	22
Mailing Date	7

A-iv

Marijuana Business	60
Marijuana Related Business	60
Material Adverse Effect	60
Material Contract	16
Maximum Cash Conversion Number	6
Merger	1
Merger Consideration	5
Merger Registration Statement	41
New Bank Board Members	3
New Corporation Board Members	2
Non-Election Shares	5
Notice of Superior Proposal	44
Notice Period	44
OREO	22
OTC Pink	61
PADOBS	61
Pandemic	61
Pandemic Measures	61
Person	61
PPP	23
Premium Limit	46
Proceeding	45
Regulatory Approvals	28

Regulatory Order	15
Rights	61
SEC	13
Securities Act	61
Software	61
Starting Date	54
Starting Index Price	54
Starting Price	54
Stock Election	5
Stock Election Consideration	5
Stock Election Shares	5
Subsidiary	62
Superior Proposal	62
Surviving Bank	2
Surviving Corporation	2
Tax	62
Tax Returns	62
Total Consideration	5
Transactions	1
VWAP	54
WARN Act	62
Willful Breach	62

A-v

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 10, 2020, by and among LINKBANCORP, Inc., a Pennsylvania corporation (“LINK”), LINKBANK, a Pennsylvania-chartered bank and wholly-owned subsidiary of LINK (“LINKBANK”), GNB Financial Services, Inc., a Pennsylvania corporation (“GNB”), and The Gratz Bank, a Pennsylvania-chartered bank and wholly-owned subsidiary of GNB (“Gratz Bank”).

WITNESSETH

WHEREAS, the Board of Directors of LINK and the Board of Directors of GNB have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved and adopted this Agreement;

WHEREAS, in accordance with the terms of this Agreement, GNB will merge with and into LINK, with LINK surviving (the “Merger”), and immediately thereafter, LINKBANK will merge with and into Gratz Bank, with Gratz Bank surviving (the “Bank Merger” and, together with the Merger, the “Transactions”);

WHEREAS, as a material inducement to LINK to enter into this Agreement, each of the directors and certain executive officers set forth on the GNB Disclosure Schedule 6.02(c) has entered into a voting agreement with LINK dated as of the date hereof (a “GNB Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of GNB Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, as a material inducement to GNB to enter into this Agreement, each of the directors and certain executive officers set forth on the LINK Disclosure Schedule 6.03(c) has entered into a voting agreement with GNB dated as of the date hereof (a “LINK Voting Agreement”), substantially in the form attached hereto as Exhibit B pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of LINK Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, for United States federal income tax purposes, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations and formal guidance issued thereunder (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, GNB shall merge with and into LINK, and LINK shall be the surviving entity

(hereinafter sometimes referred to as the “Surviving Corporation”). Immediately thereafter, pursuant to the Plan of Bank Merger described in the following sentence, LINKBANK shall merge with and into Gratz Bank, and Gratz Bank shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of the Commonwealth of Pennsylvania. As soon as practicable after the execution of this Agreement (or on such later date as LINK shall specify), LINK will cause LINKBANK to, and GNB will cause Gratz Bank to, execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit C. As part of the Merger, shares of GNB Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.

Section 1.02 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354, 361 and 368 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. LINK and GNB each hereby agree to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinions contemplated by Section 6.01(d).

Section 1.03 Name of the Surviving Corporation and the Surviving Bank. The name of the Surviving Corporation shall be “LINKBANCORP, Inc.” The name of the Surviving Bank shall be “The Gratz Bank.”

Section 1.04 Charter and Bylaws of the Surviving Corporation and the Surviving Bank. The charter and bylaws of the Surviving Corporation upon consummation of the Merger shall be the charter and bylaws of LINK as in effect immediately prior to consummation of the Merger. The charter and bylaws of the Surviving Bank upon consummation of the Bank Merger shall be the charter and bylaws of Gratz Bank as in effect immediately prior to consummation of the Bank Merger.

Section 1.05 Directors and Officers of the Surviving Corporation and the Surviving Bank.

(a) At the Effective Time, the board of directors of the Surviving Corporation immediately prior to the Effective Time shall continue to be the directors of the Surviving Corporation, provided that, at the Effective Time, the number of persons constituting the board of directors of the Surviving Corporation shall be increased by eight (8) directors who are members of the board of directors of GNB immediately prior to the Effective Time (the “New Corporation Board Members”) and the New Corporation Board Members shall be appointed to the board of directors of the Surviving Corporation for terms to expire at LINK’s next annual meeting. Each of the directors of the Surviving Corporation immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Corporation.

(b) At the Effective Time, the board of directors of the Surviving Bank immediately prior to the Effective Time shall continue to be the directors of the Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of the Surviving Bank shall be increased by eight (8) directors who are members of the board of directors of LINKBANK immediately prior to the Effective Time (the “New Bank Board Members”), and the New Bank Board Members shall be appointed to the board of directors of the Surviving Bank for terms to expire at the Surviving Bank’s next annual meeting. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

(c) At the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Surviving Corporation in office immediately prior to the Effective Time. At the Effective Time, the officers of the Surviving Bank shall consist of the officers of LINKBANK in office immediately prior to the Effective Time with the addition of Wesley Weymers as Executive Chairman, Jeremy Dobbin as SVP, Agriculture & Consumer Lending, Aaron Klinger, SVP, Senior Risk Officer and Kevin Laudenslager, SVP, Market President of the Surviving Bank.

(d) The terms set forth on Exhibit D hereto shall supplement this Section 1.05 and to the extent this Section 1.05 conflicts with the terms set forth on Exhibit D, the terms set forth on Exhibit D shall govern.

Section 1.06 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under applicable provisions of the Pennsylvania Business Corporation Law of 1988 (the “BCL”) and the regulations respectively promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of GNB shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of GNB shall be vested in and assumed by LINK.

Section 1.07 Effective Date and Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, LINK will make all such filings as may be required by applicable laws and regulations to consummate the Merger. On the Closing Date, which shall take place not more than five (5) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), or on such other date as the parties shall mutually agree to, LINK and GNB shall file articles of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the BCL. The date of such filings is herein called the “Effective Date,” and the “Effective Time” of the Merger shall be as specified in such filings.

(b) The closing (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m., Eastern time, or in person at the principal offices of Hogan Lovells US LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to LINK and GNB the certificates and other documents required to be delivered under Article VI hereof.

Section 1.08 Alternative Structure. LINK may, at any time prior to the Effective Time, change the method of effecting the combination of LINK and GNB, and LINKBANK and Gratz Bank, respectively, (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of GNB’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of LINK or GNB pursuant to this Agreement; or (d) be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement. In the event LINK makes such a change, GNB agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.09 Additional Actions. If, at any time after the Effective Time, LINK shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in LINK its right, title or interest in, to or under any of the rights, properties or assets of GNB or Gratz Bank, or (ii) otherwise carry out the purposes of this Agreement, GNB, Gratz Bank and their respective officers and directors shall be deemed to have granted to LINK an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in LINK or LINKBANK its right, title or interest in, to or under any of the rights, properties or assets of GNB or

Gratz Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of LINK or LINKBANK are authorized in the name of GNB or Gratz Bank or otherwise to take any and all such action.

Section 1.10 Absence of Control. It is the intent of the parties to this Agreement that LINK or LINKBANK by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, GNB or Gratz Bank and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of GNB or Gratz Bank.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration.

(a) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(i) Each share of LINK Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(ii) All remaining shares of GNB Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares and treasury stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive, without interest, at the election of the holder thereof and in accordance with the procedures set forth in Section 2.04 and subject to Sections 2.02 and 2.05, the following:

(A) for each share of GNB Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.04 (a “Cash Election”), the right to receive in cash from LINK, without interest, an amount equal to $87.68 (the “Cash Consideration”) (collectively, “Cash Election Shares”);

(B) for each share of GNB Stock with respect to which an election to receive LINK Stock has been effectively made and not revoked or lost, pursuant to Section 2.04 (a “Stock Election”), the right to receive from LINK the number of shares of LINK Stock equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); and

(C) for each share of GNB Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 2.04 (collectively, “Non-Election Shares”), the right to receive from LINK the Stock Consideration.

For purposes of this Agreement: (x) “Exchange Ratio” means 7.3064 shares of LINK Stock; and (y) the Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration”.

(b) Notwithstanding anything herein to the contrary, no Dissenters’ Shares shall be converted into the Merger Consideration pursuant to this Section 2.01, but instead shall be treated in accordance with the provisions set forth in Section 2.06.

(c) At the Effective Time, all shares of GNB Stock that are owned by GNB as treasury stock and all shares of GNB Stock that are owned directly or indirectly by LINK or GNB, including any shares of GNB Stock held by LINK or GNB or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by LINK or GNB, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of GNB Stock that are owned by GNB shall become treasury stock of LINK.

(d) At least 80% of the aggregate Merger Consideration plus the aggregate consideration to be paid by GNB with respect to the Dissenters’ Shares (the “Total Consideration”) to be paid to holders of GNB Stock will be paid with LINK Stock. In the event that the foregoing clauses of this Section 2.01 result in less than 80% of the aggregate Total Consideration being paid with LINK Stock, pro rata adjustments will be made in accordance with Section 2.02 to result in payment of at least 80% of the aggregate Total Consideration in LINK Stock and the balance of the aggregate Total Consideration in cash.

(e) If either of the tax opinions referred to in Section 6.01(c) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then LINK shall reduce the Cash Consideration and increase the Stock Consideration to the minimum extent necessary to enable the relevant tax opinions to be rendered.

Section 2.02 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the maximum number of shares of GNB Stock to be converted into Cash Consideration (the “Maximum Cash Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of shares of GNB Stock issued and outstanding as of the Effective Time (including any Dissenters’ Shares but excluding shares of GNB Stock to be canceled as provided in Section 2.01(c)) by (y) 0.20.

(b) Within five (5) Business Days after the Effective Time, LINK shall cause the Exchange Agent to effect the allocation among holders of GNB Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the sum of the Cash Election Shares plus any Dissenters’ Shares is greater than the Maximum Cash Conversion Number, then

(A) all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration; and

(B) the Cash Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Cash Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the sum of the Cash Election Shares plus any Dissenters’ Shares exceeds (2) the Maximum Cash Conversion Number and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(ii) If the sum of the Cash Election Shares plus any Dissenters’ Shares is equal to or less than the Maximum Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration.

Section 2.03 Rights as Shareholders; Stock Transfers. All shares of GNB Stock, when converted as provided in Section 2.01(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each book-entry share (a “Book-Entry Share”) or certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive for each such share of GNB Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of LINK Stock in accordance with Section 2.04(m). At the Effective Time, holders of the GNB Stock shall cease to be, and shall have no rights as, shareholders of GNB other than the right to receive the Merger Consideration and cash in lieu of fractional shares of LINK Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of GNB of shares of the GNB Stock.

Section 2.04 Election and Exchange Procedures. Each holder of record (“Holder”) of shares of GNB Stock (other than Dissenters’ Shares) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.04 (herein called an “Election”) (x) the number of shares of GNB Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of GNB Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) LINK shall prepare a form reasonably acceptable to GNB (the “Form of Election”) which shall be mailed to GNB’s shareholders entitled to vote at the GNB Meeting so as to permit GNB shareholders to exercise their right to make an Election prior to the Election Deadline.

(c) The Form of Election shall be mailed to each Holder not more than forty-five (45) nor less than thirty (30) calendar days prior to the anticipated Effective Time or on such date as GNB and LINK shall mutually agree (the “Mailing Date”).

(d) Any Election shall have been made properly only if the Person authorized to receive Elections and to act as Exchange Agent under this Agreement, which Person shall be designated by LINK and reasonably acceptable to GNB (the “Exchange Agent”), pursuant to an agreement entered into prior to Closing shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date that is the twenty-fifth (25th) calendar day following the Mailing Date (the “Election Deadline”), a Form of Election properly completed and signed.

(e) Any GNB stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If LINK, after consultation with the Exchange Agent, shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of GNB Stock, such Election shall be deemed to be not in effect, and the shares of GNB Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) All Elections shall be revoked automatically if the Exchange Agent is notified in writing by LINK or GNB that this Agreement has been terminated in accordance with Article VII.

(g) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Certificate or Book-Entry Shares surrendered pursuant to Section 2.04(j) is registered, it shall be a condition to such payment that such Certificate or Book-Entry Shares shall be properly endorsed or otherwise be in proper form for transfer, as applicable, and the Person requesting such payment shall inform the Exchange Agent whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of LINK Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Exchange Agent determines is necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the six-month anniversary of the Effective Time, LINK) shall be entitled to deduct and withhold from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of LINK Stock) otherwise payable pursuant to this Agreement to any holder of GNB Stock such amounts as the Exchange Agent or LINK, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or LINK, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of GNB Stock in respect of whom such deduction and withholding was made by the Exchange Agent or LINK, as the case may be.

(h) After the Effective Time there shall be no further registration or transfers of shares of GNB Stock. After the Effective Time, Certificates or Book-Entry Shares that are presented to the Surviving Corporation shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(i) Until the six (6) month anniversary of the Effective Time, LINK shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at LINK’s option, evidence of shares in book entry form, representing the shares of LINK Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the Cash Consideration and the estimated amount of cash to be paid in lieu of fractional shares of LINK Stock, each to be given to the holders of GNB Stock in exchange for Certificates or Book-Entry Shares pursuant to this Article II. Upon such six (6) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to LINK. Any holder of Certificates or Book-Entry Shares who has not theretofore exchanged his or her Certificates or Book-Entry Shares for the Merger Consideration pursuant to this Article II who has not theretofore submitted a letter of transmittal shall thereafter be entitled to look exclusively to LINK, and only as a general creditor thereof, for the Merger Consideration, as applicable, to which he or she may be entitled upon exchange of such Certificates, as applicable, pursuant to this Article II. If outstanding Certificates or Book-Entry Shares are not surrendered, or the payment for the Certificates or Book-Entry Shares, as applicable, is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of LINK (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of GNB Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. LINK and the Exchange Agent shall be entitled to rely upon the stock transfer books of GNB to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(j) Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, LINK shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of GNB Stock a notice advising such holders of the effectiveness of the Merger, including a form of letter of transmittal in a form reasonably satisfactory to LINK and GNB containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration which shall specify that delivery shall be effected, and risk of loss and title to Certificates or Book-Entry Shares shall pass, only upon (i) with respect to shares evidenced by Certificates, proper delivery of such Certificates to the Exchange Agent, proper delivery of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto, and (ii) with respect to Book-Entry Shares, proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence (if any) of the transfer as the Exchange Agent may reasonably request). Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate or Book-Entry Shares shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, a certificate, or at the election of LINK, a statement reflecting shares issued in book-entry form, representing the Merger Consideration to which such holder is entitled pursuant to this Article II, plus a check for any amounts due pursuant to Section 2.04(m) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(l), and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates or Book-Entry Shares.

(k) In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by LINK or the Exchange Agent, the posting by such Person of a bond in such sum as LINK may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), LINK shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of GNB Stock represented by such lost, stolen or destroyed Certificates.

(l) No dividends or other distributions with respect to LINK Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of LINK Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (m) below, and all such dividends, other distributions and cash in lieu of fractional shares of LINK Stock shall be paid by LINK to the Exchange Agent, in each case until the surrender of such Certificate or Book-Entry Shares in accordance with subsection (m) below. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate or Book-Entry Shares there shall be paid to the Holder of the whole shares of LINK Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of LINK Stock and the amount of any cash payable in lieu of a fractional share of LINK Stock to which such Holder is entitled pursuant to subsection (m), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of LINK Stock. LINK shall make available to the Exchange Agent cash for these purposes, if necessary.

(m) Notwithstanding any other provision hereof, no fractional shares of LINK Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; no dividend or distribution by LINK shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of LINK. In lieu of any such fractional shares, LINK shall pay to each holder of a fractional share of LINK Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by Twelve Dollars ($12.00), rounded to the nearest whole cent. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by LINK on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration.

(n) LINK, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any GNB stockholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.04, (C) the issuance and delivery of shares of LINK Stock into which shares of GNB Stock are converted in the Merger and (D) the method of payment of cash for shares of GNB Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of LINK Stock.

Section 2.05 Anti-Dilution Provisions. In the event LINK or GNB changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of LINK Stock or GNB Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding LINK Stock or GNB Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to LINK Stock if (a) LINK issues additional shares of LINK Stock and receives consideration for such shares in a bona fide third party transaction, (b) LINK issues additional shares of LINK Stock under its 2019 Equity Incentive Plan, or (c) LINK grants employee or director stock grants or similar equity awards or shares of LINK Stock upon the exercise or settlement thereof.

Section 2.06 Appraisal Rights; Dissenters’ Shares. Notwithstanding any other provision hereof, each outstanding share of GNB Stock, the holder of which has perfected his or her right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenters’ Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. GNB shall give LINK prompt notice upon receipt by GNB of any such demands for payment of the fair value of shares of GNB Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and LINK shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. GNB shall not, except with the prior written consent of LINK, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenters’ Shares shall be made by the Surviving Corporation or LINK.

Section 2.07 Reservation of Shares. Effective upon the date of this Agreement, LINK shall reserve for issuance a sufficient number of shares of the LINK Stock for the purpose of issuing shares of LINK Stock to GNB shareholders in accordance with this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GNB AND GRATZ BANK

As a material inducement to LINK to enter into this Agreement and to consummate the transactions contemplated hereby, GNB and Gratz Bank hereby make to LINK and LINKBANK the representations and warranties contained in this Article III, provided, however, that GNB or Gratz Bank shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.04(a) and (b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 3.02, 3.05, 3.06, 3.07, 3.08(b), 3.14(a), (c) and (d), 3.16, and 3.28 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.10(a) shall be deemed untrue and incorrect if not true and correct in all respects.

Section 3.01 Making of Representations and Warranties. Except as set forth in the GNB Disclosure Schedule, each of GNB and Gratz Bank hereby represents and warrants to LINK and LINKBANK that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 3.02 Organization, Standing and Authority of GNB. GNB is a Pennsylvania corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). GNB has full corporate power and authority to carry on its business as now conducted. GNB is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The charter and bylaws of GNB, copies of which have been made available to LINK, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03 Organization, Standing and Authority of Gratz Bank. Gratz Bank is a Pennsylvania-chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Gratz Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Gratz Bank when due. No proceedings for the revocation or termination of such deposit insurance are pending or, except as set forth in GNB Disclosure Schedule 3.03, to the Knowledge of GNB, threatened. Gratz Bank is a nonmember bank and its primary federal bank regulator is the FDIC. Gratz Bank is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on GNB Disclosure Schedule 3.03. The charter and bylaws of Gratz Bank, copies of which have been made available to LINK, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.04 GNB and Bank Capital Stock.

(a) The authorized capital stock of GNB consists solely of 2,000,000 shares of common stock, par value $5.00 per share, of which 782,321 shares are issued and 779,000 shares are outstanding as of the date hereof (“GNB Stock”). As of the date hereof, there are 3,321 shares of GNB Stock held in treasury by GNB. The outstanding shares of GNB Stock have been duly authorized and validly issued and are fully paid and non-assessable. GNB does not have any Rights issued or outstanding with respect to GNB Stock and GNB does not have any commitment to authorize, issue or sell any GNB Stock or Rights.

(b) The authorized capital stock of Gratz Bank consists solely of 100,000 shares of common stock, par value of $10.00 per share, of which 15,000 shares are outstanding as of the date hereof (“Gratz Bank Stock”). The outstanding shares of Gratz Bank Stock have been duly authorized and validly issued, are fully paid and non-assessable, are owned by GNB free and clear of all clear of all Liens (except as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and were not issued in violation of any preemptive rights. Gratz Bank does not have any Rights issued or outstanding with respect to Gratz Bank Stock and Gratz Bank does not have any commitment to authorize, issue or sell any Gratz Bank Stock or Rights.

Section 3.05 Subsidiaries. Except as set forth on GNB Disclosure Schedule 3.05, GNB does not, directly or indirectly, own or control any Affiliate. Except as disclosed on GNB Disclosure Schedule 3.05, GNB does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by GNB has not been conducted through any other direct or indirect Subsidiary or Affiliate of GNB. No such equity investment identified in GNB Disclosure Schedule 3.05 is prohibited by applicable federal or states laws and regulations.

Section 3.06 Corporate Power; Minute Books. Each of GNB and Gratz Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of GNB and Gratz Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of GNB’s shareholders of this Agreement. Neither GNB nor Gratz Bank conducts any trust business. The minute books of GNB contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of GNB and the GNB Board (including committees of the GNB Board). The minute books of Gratz Bank contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Gratz Bank and Gratz Bank Board (including committees of Gratz Bank Board).

Section 3.07 Execution and Delivery. Subject to the approval of this Agreement by the shareholders of GNB, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of GNB, the GNB Board, Gratz Bank and the Gratz Bank Board on or

prior to the date hereof. The GNB Board has directed that this Agreement be submitted to GNB’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of GNB Stock entitled to vote thereon, no other vote of the shareholders of GNB is required by law, the charter or bylaws of GNB or otherwise to approve this Agreement and the transactions contemplated hereby. GNB and Gratz Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by LINK, this Agreement is a valid and legally binding obligation of GNB and Gratz Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by GNB or any of its Subsidiaries in connection with the execution, delivery or performance by GNB or Gratz Bank of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08, and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of GNB Stock. As of the date hereof, GNB has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by GNB and Gratz Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws of GNB (or similar governing documents) or similar governing documents of any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GNB or any of its Subsidiaries, or any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, except as set forth in GNB Disclosure Schedule 3.08(b) accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of GNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which GNB or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected.

Section 3.09 Financial Statements.

(a) GNB has previously made available to LINK copies of the balance sheet of GNB as of December 31 for the fiscal years 2019 and 2018, and the related statements of income, shareholders’ equity and cash flows for the fiscal years 2019, 2018 and 2017, in each case accompanied by the audit report of S.R. Snodgrass, P.C., the independent registered public accounting firm of GNB (the “GNB Financial Statements”). The GNB Financial Statements (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of GNB and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of GNB have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. S.R. Snodgrass, P.C. has not resigned or been dismissed as independent public accountants of GNB as a result of or in connection with any disagreements with GNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Since January 1, 2018, GNB and its Subsidiaries have duly filed with the PADOBS, the FRB, the FDIC and any other applicable Governmental Authority, in correct form in all material respects, the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

(c) Except as set forth in GNB Disclosure Schedule 3.09(c), to the Knowledge of GNB, GNB is not now, nor has it ever been, required to filed with the Securities and Exchange Commission (the “SEC”) any periodic or other reports pursuant to Section 13 or Section 15(d) of the Exchange Act.

Section 3.10 Absence of Certain Changes or Events.

(a) Since December 31, 2019, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on GNB.

(b) Except as set forth in GNB Disclosure Schedule 3.10(b), since December 31, 2019, each of GNB and its Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for actions in connection with the transactions contemplated by this Agreement). For purposes of this Agreement, the term “ordinary course of business,” with respect to any party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures.

(c) Except as set forth in GNB Disclosure Schedule 3.10(c), since December 31, 2019, none of GNB or any of its Subsidiaries has (i) except in the ordinary course of business consistent with past practice, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any employee, director or other individual service provider from the amount thereof in effect as of December 31, 2019, granted any severance, termination pay, bonus, retention bonus, or change in control benefits, entered into any contract to make or grant any severance, termination pay, bonus, retention bonus, or change in control benefits, or paid any bonus or retention bonus, (ii) except as disclosed in set forth in GNB Disclosure Schedule 3.10(c), declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of GNB’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of GNB’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of GNB’s capital stock, (iv) except as disclosed in GNB Disclosure Schedule 3.10(c), changed any accounting methods (or underlying assumptions), principles or practices of GNB affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by GNB or any settlement or compromise of any income tax liability by GNB, (vi) made any material change in GNB’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.11 Financial Controls and Procedures. During the periods covered by the GNB Financial Statements, each of GNB and its Subsidiaries has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of GNB’s or any of its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of GNB or its accountants or agents.

Section 3.12 Regulatory Matters.

(a) Each of GNB and its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2017 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of GNB, and except as set forth in GNB Disclosure Schedule 3.12, no Governmental Authority has initiated any proceeding, or to the Knowledge of GNB, investigation into the business or operations of GNB or any of its Subsidiaries, since December 31, 2017. There is no unresolved violation or matter requiring attention by any Governmental Authority with respect to any report or statement relating to any examinations of Gratz Bank. Gratz Bank is “well-capitalized” as defined in applicable laws and regulations, and Gratz Bank has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.

(b) Other than as set forth in GNB Disclosure Schedule 3.12, neither GNB nor Gratz Bank, nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the PADOBS, the FRB and the FDIC) or the supervision or regulation of it. GNB and Gratz Bank have not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 3.13 Legal Proceedings; Regulatory Action.

(a) Other than as set forth in GNB Disclosure Schedule 3.13, (i) there are no pending or, to GNB’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against GNB or any of its Subsidiaries and (ii) to GNB’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither GNB nor Gratz Bank is a party to any, nor are there any pending or, to GNB’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against GNB or Gratz Bank in which, to the Knowledge of GNB, there is a reasonable probability of any material recovery against or other Material Adverse Effect on GNB or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon GNB or any of its Subsidiaries, or their respective assets, and none of GNB or any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

(d) Neither GNB nor Gratz Bank has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 3.14 Compliance with Laws.

(a) Each of GNB and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Each of GNB and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to GNB’s Knowledge, no suspension or cancellation of any of them is threatened;

(c) Other than as set forth in GNB Disclosure Schedule 3.14, none of GNB or any Subsidiary has received, since January 1, 2018, any notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to GNB’s Knowledge, do any grounds for any of the foregoing exist); and

(d) Since January 1, 2018, GNB has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of GNB, threatened charge by any Governmental Authority that GNB has violated, nor any pending or, to GNB’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 3.15 Material Contracts; Defaults.

(a) Other than as set forth in GNB Disclosure Schedule 3.15, none of GNB or any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment or service of any current or former employees, or directors of GNB or any of its Subsidiaries; (ii) which would entitle any current or former employee, director, other individual service provider or agent of GNB or any of its Subsidiaries to indemnification from GNB or such Subsidiaries; (iii) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of change in control, bonus, retention bonus, severance pay or otherwise) becoming due from GNB or any of its Subsidiaries to any employee, director, or other individual service provider thereof; (iv) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; (v) is a Lease; or (vi) which materially restricts the conduct of any business by GNB. GNB has previously delivered or made available to LINK true, complete and correct copies of each such document. Each contract, arrangement, commitment or understanding of the type of described in this Section 3.15(a), whether or not set forth on GNB Disclosure Schedule 3.15 is referred to herein as a “Material Contract.”

(b) To its Knowledge, none of GNB or any of its Subsidiaries is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by GNB or any of its Subsidiaries is currently outstanding.

Section 3.16 Brokers. Neither GNB nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that GNB has engaged, and will pay a fee or commission to, Boenning & Scattergood, Inc. A true, complete and correct copy of the engagement letter with Boenning & Scattergood, Inc. has been provided to LINK.

Section 3.17 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, programs, policies or arrangements maintained, sponsored or contributed to by GNB or Gratz Bank, or with respect to which GNB or Gratz Bank has any liability, whether actual or contingent, covering current or former employees of GNB or Gratz Bank (the “GNB Employees”), current or former directors of GNB or Gratz Bank, any other individual service providers of GNB or Gratz Bank, or the dependents or beneficiaries of any of the foregoing, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, supplemental retirement, employment, consulting, termination, severance, change in control, separation, retention, incentive, bonus, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, flexible spending, vacation, paid time off or perquisite plans, contracts, programs, policies or arrangements, in each case, whether written or unwritten (the “GNB Benefit Plans”), are identified in GNB Disclosure Schedule 3.17(a). GNB or Gratz Bank has delivered or made available to LINK a copy of each GNB Benefit Plan (or a written description of the material provisions of each unwritten GNB Benefit Plan) and, with respect thereto, as applicable, (i) all amendments, currently effective trust (or other funding vehicle) agreements and insurance contracts, (ii) the most recent summary plan description (and all summaries of material modifications thereto), (iii) the most recent actuarial report (or other financial statement relating to such GNB Benefit Plan), (iv) the three (3) most recently filed Forms 5500 (with all schedules and attachments), (v) the most recent determination (or, if applicable, opinion or advisory) letter from the IRS and (vi) all material correspondence to or from a Governmental Authority during the past three (3) years.

(b) Each GNB Benefit Plan has been maintained and administered in material compliance with its terms and applicable law, including, without limitation, ERISA and the Code. Each GNB Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “GNB Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory) letter from the IRS, and to the Knowledge of GNB, there are no circumstances likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such GNB Pension Plan under Section 401(a) of the Code. There is no pending or, to GNB’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the GNB Benefit Plans (other than routine claims for benefits in the normal course). Neither GNB nor Gratz Bank has engaged in a transaction with respect to any GNB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject GNB or Gratz Bank to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Neither GNB, Gratz Bank nor any entity which is considered to be one employer with GNB or Gratz Bank under Section 4001 of ERISA or Section 414 of the Code maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA. None of the GNB Benefit Plans is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d) All contributions, payments, and other obligations required to be made under the terms of any GNB Benefit Plan or an agreement with any GNB Employee have been timely made or have been reflected on the financial statements of GNB.

(e) Other than as identified in GNB Disclosure Schedule 3.17(e), neither GNB nor Gratz Bank has any obligations to provide or fund retiree health or life insurance benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the applicable laws of any state or locality. GNB or Gratz Bank may amend or terminate any GNB Benefit Plan identified in GNB Disclosure Schedule 3.17(e) at any time without incurring any liability thereunder.

(f) Other than as set forth in GNB Disclosure Schedule 3.17(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any GNB Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the GNB Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the GNB Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of GNB or Gratz Bank, or after the consummation of the transactions contemplated hereby, LINK, the Surviving Corporation or the Surviving Bank, to merge, amend, or terminate any of the GNB Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. Other than as set forth in GNB Disclosure Schedule 3.17(f), neither GNB nor Gratz Bank has any obligation to compensate any current or former employee, officer, director or other service provider of GNB or Gratz Bank for excise Taxes paid pursuant to Section 4999 of the Code. GNB Disclosure Schedule 3.17(f) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of GNB or Gratz Bank who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any GNB Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule.

(g) GNB, Gratz Bank and each GNB Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.

(h) Each GNB Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither GNB nor Gratz Bank has any obligation to gross up, indemnify or otherwise reimburse any current or former officer, director, employee or consultant of GNB or Gratz Bank for any Taxes incurred by such individual pursuant to Section 409A of the Code.

Section 3.18 Labor Matters.

(a) None of GNB or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is GNB or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel GNB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to GNB’s Knowledge, threatened, nor is GNB or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) GNB and each of its Subsidiaries is in material compliance with all applicable laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

(c) GNB and each of its Subsidiaries has paid in full to all of its employees or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. GNB and each of its Subsidiaries has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes (including for purposes of the GNB Benefit Plans), if applicable, and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

(d) During the preceding three (3) years, (i) neither GNB nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the federal or applicable state WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the federal or applicable state WARN Act) in connection with GNB or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither GNB nor any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable law.

Section 3.19 Environmental Matters.

(a) Except as set forth in GNB Disclosure Schedule 3.19, to GNB’s Knowledge, each property owned, leased or operated by GNB and its Subsidiaries are, and have been, in material compliance with all Environmental Laws. Neither GNB nor any of its Subsidiaries has Knowledge of, nor has GNB or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of GNB or Gratz Bank with all Environmental Laws.

(b) GNB and its Subsidiaries have obtained all material permits, licenses and authorizations that are required for its operations under all Environmental Laws.

(c) No Hazardous Substance exists on, about or within any of the owned real properties, nor to GNB’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of its properties. The use that GNB or any of its Subsidiaries makes and intends to make of any of its properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any of those properties.

(d) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to GNB’s Knowledge threatened against GNB or Gratz Bank relating in any way to any Environmental Law. None of GNB or any of its Subsidiaries has a liability for remedial action under any Environmental Law. None of GNB or any of its Subsidiaries has received any request for information by any governmental authority with respect to the condition, use or operation of any of its owned real properties or GNB Loan Properties nor has GNB or any of its Subsidiaries received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of its owned real properties or GNB Loan Properties.

Section 3.20 Tax Matters.

(a) GNB and its Subsidiaries have filed all income and other material Tax Returns that they were required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All material amounts of Taxes due and owing by GNB and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of GNB or such Subsidiary is contesting in good faith. None of GNB or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and neither GNB nor any its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired. No claim has ever been made by an authority in a jurisdiction where GNB or any of its Subsidiaries does not file material Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of GNB or any Subsidiary.

(b) Each of GNB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of GNB are pending with respect to GNB or any of its Subsidiaries. None of GNB or any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where GNB or any Subsidiary has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against GNB or any of its Subsidiaries.

(d) GNB has provided LINK with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to GNB and its Subsidiaries for taxable periods ended December 31, 2019, 2018 and 2017. GNB has delivered to LINK correct and complete copies of all statements of deficiencies assessed against or agreed to by GNB or any of its Subsidiaries filed for the years ended December 31, 2019, 2018 and 2017. Each of GNB and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices GNB or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) None of GNB or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) None of GNB or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of GNB and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Except as set for in GNB Disclosure Schedule 3.20(f), none of GNB or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. None of GNB or any of its Subsidiaries (i) has been a member of any consolidated, affiliated or unitary group of corporations for any Tax purposes, and (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than GNB or such Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of GNB and its Subsidiaries (i) did not, as of the end of the most recent period covered by GNB’s or such Subsidiary’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in GNB’s or such Subsidiary’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of GNB and its Subsidiaries in filing its Tax Returns. Since the end of the most recent period covered by GNB’s or such Subsidiary’s call reports filed prior to the date hereof, none of GNB or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) None of GNB or any of its Subsidiaries shall be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither GNB nor any of its Subsidiaries has been a party to any distribution occurring during the five (5)-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Code Section 355 applied.

(j) None of GNB or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and GNB has not been notified of, or to GNB’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

(k) None of GNB or any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.

(l) None of GNB or any of its Subsidiaries has, or to GNB’s Knowledge has ever had, a permanent establishment in any country other than the United States, or has not engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

Section 3.21 Investment Securities. GNB Disclosure Schedule 3.21 sets forth the book and market value as of September 30, 2020 of the investment securities, mortgage backed securities and securities held for sale of GNB and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Each of GNB and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of GNB or any Subsidiary.

Section 3.22 Derivative Transactions. All Derivative Transactions entered into by GNB or any of its Subsidiaries were entered into in all material respects in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by GNB and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. GNB and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of GNB, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. GNB and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in GNB Disclosure Schedule 3.23(a), as of the date hereof, none of GNB or any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of September 30, 2020, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of GNB or any of its Subsidiaries, or to the Knowledge of GNB, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. GNB Disclosure Schedule 3.23(a) identifies (x) each Loan that as of September 30, 2020 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by GNB or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of GNB that as of September 30, 2020 was classified as other real estate owned (“OREO”) and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of GNB, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The loan documents with respect to each Loan were in compliance with applicable laws and regulations and GNB’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.

(d) Except as set forth in GNB Disclosure Schedule 3.23(d), none of GNB or any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates GNB or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of GNB or any of its Subsidiaries.

(e) Neither GNB nor Gratz Bank has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the Paycheck Protection Program (“PPP”).

(f) There is no material modification or amendment, oral or written, of a Loan (including any material modification or amendment of a Loan made consistent with guidance issued by a Governmental Authority in connection with the Pandemic) that is not reflected on the records of GNB or its Subsidiaries.

Section 3.24 Tangible Properties and Assets.

(a) GNB Disclosure Schedule 3.24(a) sets forth a true, correct and complete list of all real property owned by GNB or any of its Subsidiaries. Except as set forth in GNB Disclosure Schedule 3.24(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, GNB or any of its Subsidiaries has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) GNB Disclosure Schedule 3.24(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which GNB or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, none of GNB or any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and, to GNB’s Knowledge, no condition exists that would constitute a termination event or a material breach by GNB or any of its Subsidiaries of, or material default by GNB or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to GNB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on GNB Disclosure Schedule 3.24(b), there is no pending or, to GNB’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that GNB or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Each of GNB and its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.25 Intellectual Property. GNB Disclosure Schedule 3.25 sets forth a true, complete and correct list of all GNB Intellectual Property owned or purported to be owned by GNB. GNB owns or has a valid license to use all GNB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). GNB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of GNB and its Subsidiaries as currently conducted. GNB Intellectual Property owned by GNB or any of its Subsidiaries, and to the Knowledge of GNB, all other GNB Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and none of GNB or any of its Subsidiaries has received notice challenging the validity or enforceability of GNB Intellectual Property. To the Knowledge of GNB, the conduct of the business of GNB and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of GNB or any of its Subsidiaries to own or use any of the GNB Intellectual Property.

Section 3.26 Fiduciary Accounts. Since December 31, 2017, each of GNB and its Subsidiaries has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither GNB nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.27 Insurance.

(a) GNB Disclosure Schedule 3.27(a) identifies all of the material insurance policies, binders, or bonds currently maintained by GNB or any of its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving incurred losses of more than $10,000. Each of GNB and its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured against such risks and in such amounts as the management of GNB reasonably has determined to be prudent in accordance with industry practices and has maintained all insurance required by applicable laws and regulations. All the Insurance Policies are in full force and effect, none of GNB or any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) GNB Disclosure Schedule 3.27(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by GNB or any of its Subsidiaries, including the value of BOLI as of the end of the most recent month for which a statement is available prior to the date hereof. The value of such BOLI as of the date hereof is fairly and accurately reflected in the GNB Financial Statements in accordance with GAAP.

Section 3.28 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.29 Fairness Opinion. The GNB Board has received the written opinion of Boenning & Scattergood, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of GNB Stock from a financial point of view.

Section 3.30 Joint Proxy Statement/Prospectus. As of the date of the Joint Proxy Statement/Prospectus and the dates of the meeting of the shareholders of GNB to which such Joint Proxy Statement/Prospectus relates, the Joint Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to LINK and its Subsidiaries included in the Joint Proxy Statement/Prospectus.

Section 3.31 CRA, Anti-money Laundering and Customer Information Security. Neither GNB nor Gratz Bank is a party to any agreement with any individual or group regarding CRA matters and neither GNB nor Gratz Bank has any Knowledge of, nor has GNB or Gratz Bank been advised of, or has any reason to believe (based on GNB’s Home Mortgage Disclosure Act data for the year ended December 31, 2019, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause GNB or Gratz Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by GNB pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D. Furthermore, the GNB Board has adopted and GNB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder. None of GNB or any of its Subsidiaries has any loans outstanding to, or any commitment to lend to, any Marijuana Related Business, or any loans secured by real or personal property owned by, leased to, or occupied or utilized by a Marijuana Related Business.

Section 3.32 Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by GNB or any of its Subsidiaries to, and neither GNB nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding GNB Stock, director, employee or Affiliate of GNB or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with GNB or any of its Subsidiaries or other than in the ordinary course of Gratz Bank’s business. All transactions, agreements and relationships between GNB and any Subsidiary and any Affiliates, shareholders, directors or officers of GNB and any Subsidiary comply, to the extent applicable, with Regulation W and Regulation O of the FRB.

Section 3.33 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LINK

As a material inducement to GNB to enter into this Agreement and to consummate the transactions contemplated hereby, LINK hereby makes to GNB the representations and warranties contained in this Article IV, provided, however, that LINK shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 4.04 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 4.02, 4.05, 4.06, 4.07, 4.08, 4.13(a) and (c), 4.14, and 4.23 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 4.09 shall be deemed untrue and incorrect if not true and correct in all respects.

Section 4.01 Making of Representations and Warranties. Except as set forth in the LINK Disclosure Schedule, LINK hereby represents and warrants to GNB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority of LINK. LINK is a Pennsylvania corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHC Act. LINK has full corporate power and authority to carry on its business as now conducted. LINK is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The charter and bylaws of LINK, copies of which have been made available to GNB, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03 Organization, Standing and Authority of LINKBANK. LINKBANK is a Pennsylvania-chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. LINKBANK’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by LINKBANK when due. LINKBANK is a nonmember bank and its primary federal bank regulator is the FDIC. LINKBANK is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on LINK Disclosure Schedule 4.03. The charter and bylaws of LINKBANK, copies of which have been made available to GNB, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.04 LINK and LINKBANK Capital Stock.

(a) The authorized capital stock of LINK consists of 25,000,000 shares of LINK Stock, par value $0.01 per share, of which 4,967,089 shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of LINK Stock are held in treasury by LINK. The outstanding shares of LINK Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) 1,537,484 shares of LINK Stock subject to issuance and/or delivery upon the exercise of outstanding warrants, (b) 396,000 shares of LINK Stock subject to issuance and/or delivery upon the exercise of options, and (c) the LINK Stock to be issued pursuant to this Agreement, LINK does not have any Rights issued or outstanding with respect to LINK Stock and LINK does not have any commitments to authorize, issue or sell any LINK Stock or Rights.

(b) The authorized capital stock of LINKBANK consists solely of (i) 4,000,000 shares of common stock, par value of $10.00 per share, of which 60,000 shares are outstanding as of the date hereof and (ii) 1,000,000 shares of preferred stock, par value of $100.00 per share, of which no shares are outstanding as of the date hereof (“LINKBANK Stock”). The outstanding shares of LINKBANK Stock have been duly authorized and validly issued, are fully paid and non-assessable, are owned by LINK free and clear of all clear of all Liens (except as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and were not issued in violation of any preemptive rights. LINKBANK does not have any Rights issued or outstanding with respect to LINKBANK Stock and LINKBANK does not have any commitment to authorize, issue or sell any LINKBANK Stock or Rights.

Section 4.05 Subsidiaries. Except as set forth on LINK Disclosure Schedule 4.05, LINK does not, directly or indirectly, own or control any Affiliate. Except as disclosed on LINK Disclosure Schedule 4.05, LINK does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by LINK has not been conducted through any other direct or indirect Subsidiary or Affiliate of LINK. No such equity investment identified in LINK Disclosure Schedule 4.05 is prohibited by the applicable federal or state laws and regulations.

Section 4.06 Corporate Power; Minute Books. Each of LINK and LINKBANK has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of LINK and LINKBANK has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of LINK contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of LINK and the LINK Board (including committees of the LINK Board).

Section 4.07 Execution and Delivery. Subject to the approval of the Agreement by the shareholders of LINK, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of LINK and LINKBANK and each of their respective Boards of Directors on or prior to the date hereof. The LINK Board has directed that this Agreement be submitted to LINK’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of LINK Stock entitled to vote thereon, no other vote of the shareholders of LINK is required by law, the charter and bylaws of LINK or otherwise to approve this Agreement and the transactions contemplated hereby. Each of LINK and LINKBANK has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by GNB, this Agreement is a valid and legally binding obligation of each of LINK and LINKBANK, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.08 Regulatory Approvals; No Defaults.

(a) Subject to the receipt of all consents, approvals, waiver or non-objections of a Governmental Authority required to consummate the transactions contemplated by this Agreement, including, without limitation, waiver or approval of the FRB, approval of the FDIC and approval of the PADOBS (“Regulatory Approvals”), and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by LINK and LINKBANK do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of LINK or of any of its Subsidiaries or to which LINK or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the charter or bylaws of LINK or LINKBANK, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date of this Agreement, LINK has no Knowledge of any reasons relating to LINK or LINKBANK (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 4.09 Absence of Certain Changes or Events. Since December 31, 2019, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on LINK and its Subsidiaries taken as a whole.

Section 4.10 Financial Statements; Financial Controls and Procedures.

(a) LINK has previously made available to GNB copies of the balance sheet of LINK as of December 31 for the fiscal years 2019 and 2018, and the related statements of income, shareholders’ equity and cash flows for the fiscal years 2019 and 2018, in each case accompanied by the audit report of BDO USA, LLP, the independent registered public accounting firm of LINK (the “LINK Financial Statements”). The LINK Financial Statements (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of LINK and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of LINK have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. BDO USA, LLP has not resigned or been dismissed as independent public accountants of LINK as a result of or in connection with any disagreements with LINK on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Since January 1, 2019, LINK and its Subsidiaries have duly filed with the PADOBS, the FRB, the FDIC and any other applicable Governmental Authority, in correct form in all material respects, the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

(c) During the periods covered by the LINK Financial Statements, each of LINK and its Subsidiaries has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of LINK’s or any of its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of LINK or its accountants or agents.

Section 4.11 Regulatory Matters.

(a) Each of LINK and LINKBANK has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2018 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of LINK and/or LINKBANK, no Governmental Authority has initiated any proceeding, or to the Knowledge of LINK, investigation into the business or operations of LINK and/or LINKBANK, since December 31, 2018. There is no unresolved violation or matter requiring attention by any Governmental Authority with respect to any report or statement relating to any examinations of LINKBANK. LINKBANK is “well-capitalized” as defined in applicable laws and regulations, and LINKBANK has a Community Reinvestment Act rating of “needs to improve.”

(b) Except as set forth in LINK Disclosure Schedule 4.11(b), neither LINK, LINKBANK nor any of their respective properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the PADOBS, the FRB and the FDIC) or the supervision or regulation of it. Neither LINK nor LINKBANK has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 4.12 Legal Proceedings.

(a) Other than as set forth in LINK Disclosure Schedule 4.12, (i) there are no pending or, to the Knowledge of LINK, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against LINK; and (ii) to LINK’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither LINK nor LINKBANK is a party to any, nor are there any pending or, to LINK’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against LINK or LINKBANK in which, to the Knowledge of LINK, there is a reasonable probability of any material recovery against or other Material Adverse Effect on LINK or any of its Subsidiaries or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon LINK or any of its Subsidiaries, nor on any of the assets of LINK or any of its Subsidiaries, and LINK has not been advised of, or is aware of, the threat of any such action.

(d) Neither LINK nor LINKBANK has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 4.13 Compliance With Laws.

(a) Each of LINK and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Each of LINK and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to LINK’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Neither LINK nor its Subsidiaries has received, since December 31, 2018, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to LINK’s Knowledge, do any grounds for any of the foregoing exist).

(d) Since January 1, 2019, LINK has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, the Finance Laws, and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of LINK, threatened charge by any Governmental Authority that LINK has violated, nor any pending or, to LINK’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 4.14 Brokers. Neither LINK nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that LINK has engaged, and will pay a financial analysis fee to, Cedar Hill Advisors, LLC.

Section 4.15 Employee Benefit Plans.

(a) LINK or LINKBANK has delivered or made available to GNB a copy of each benefit and compensation plan, contract, program, policy or arrangement maintained, sponsored or contributed to by LINK or LINKBANK, or with respect to which LINK or LINKBANK has any liability, whether actual or contingent, covering current or former employees of LINK or LINKBANK, current or former directors of LINK or LINKBANK, any other individual service providers of LINK or LINKBANK, or the dependents or beneficiaries of any of the foregoing, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, supplemental retirement, employment, consulting, termination, severance, change in control, separation, retention, incentive, bonus, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, flexible spending, vacation, paid time off or perquisite plans, contracts, programs, policies or arrangements, in each case, whether written or unwritten (the “LINK Benefit Plans”) (or a written description of the material provisions of each unwritten LINK Benefit Plan) and, with respect thereto, as applicable, (i) all amendments, currently effective trust (or other funding vehicle) agreements and insurance contracts, (ii) the most recent summary plan description (and all summaries of material modifications thereto), (iii) the most recent actuarial report (or other financial statement relating to such LINK Benefit Plan), (iv) the three (3) most recently filed Forms 5500 (with all schedules and attachments), (v) the most recent determination (or, if applicable, opinion or advisory) letter from the IRS and (vi) all material correspondence to or from a Governmental Authority during the past three (3) years. All LINK Benefit Plans are in compliance with all applicable laws in all material respects.

(b) Each LINK Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “LINK Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory) letter from the IRS, and to the Knowledge of LINK, there are no circumstances likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such LINK Pension Plan under Section 401(a) of the Code. There is no pending or, to LINK’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the LINK Benefit Plans (other than routine claims for benefits in the normal course). LINK has not engaged in a transaction with respect to any LINK Benefit Plan or LINK Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject LINK to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Neither LINK nor any entity which is considered to be one employer with LINK under Section 4001 of ERISA or Section 414 of the Code maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(d) All contributions, payments, and other obligations required to be made under the terms of any LINK Benefit Plan or an agreement with any LINK employee have been timely made or have been reflected on the financial statements of LINK.

(e) Each LINK Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(f) Other than as set forth in LINK Disclosure Schedule 4.15(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any LINK employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the LINK Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the LINK Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (v) result in payments that would not be deductible under Section 162(m) of the Code. Neither LINK or LINKBANK has any obligation to compensate any current or former employee, officer, director or other service provider of LINK or LINKBANK for excise Taxes paid pursuant to Section 4999 of the Code.

Section 4.16 Labor Matters.

(a) None of LINK or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is LINK or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel LINK or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to LINK’s Knowledge, threatened, nor is LINK or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) LINK and its Subsidiaries are in material compliance with all applicable laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment or employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

Section 4.17 Environmental Matters.

(a) To LINK’s Knowledge each property owned, leased or operated by LINK and its Subsidiaries are, and have been, in material compliance with all Environmental Laws. Neither LINK nor any of its Subsidiaries has Knowledge of, nor has LINK or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of LINK with all Environmental Laws.

(b) LINK and its Subsidiaries have obtained all material permits, licenses and authorizations that are required for its operations under all Environmental Laws.

(c) No Hazardous Substance exists on, about or within any of the owned real properties, nor to LINK’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of its properties. The use that LINK or any of its Subsidiaries makes and intends to make of any of its properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any of those properties.

(d) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to LINK’s Knowledge threatened against LINK relating in any way to any Environmental Law. None of LINK or any of its Subsidiaries has a liability for remedial action under any Environmental Law. None of LINK or any of its Subsidiaries has received any request for information by any governmental authority with respect to the condition, use or operation of any of its owned real properties or LINK Loan Properties nor has LINK or any of its Subsidiaries received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of its owned real properties or LINK Loan Properties.

Section 4.18 Tax Matters.

(a) LINK and its Subsidiaries have filed all income and other material Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by LINK (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of LINK and which LINK is contesting in good faith. LINK is not the beneficiary of any extension of time within which to file any Tax Return, and neither LINK nor any of its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired. No claim has ever been made by an authority in a jurisdiction where LINK does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of LINK.

(b) Each of LINK and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of LINK are pending with respect to LINK. LINK has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where LINK has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against LINK.

Section 4.19 Derivative Transactions. All Derivative Transactions entered into by LINK or any of its Subsidiaries were entered into in all material respects in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by LINK and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. LINK and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of LINK, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. LINK and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program.

Section 4.20 Loans; Nonperforming Assets.

(a) Except as set forth in LINK Disclosure Schedule 4.20(a), as of the date hereof, none of LINK or any of its Subsidiaries is a party to any written or oral (i) Loan under the terms of which the obligor was, as of September 30, 2020, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of LINK or any of its Subsidiaries, or to the Knowledge of LINK, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. LINK Disclosure Schedule 4.20(a) identifies (x) each Loan that as of September 30, 2020 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by LINK or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of LINK that as of September 30, 2020 was classified as OREO and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of LINK, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The loan documents with respect to each Loan were in compliance with applicable laws and regulations and LINK’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.

(d) To the extent that either LINK or LINKBANK has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the PPP, it has done so in good faith and in material compliance with all laws governing such program, including but not limited to all regulations and guidance issued by the U.S. Department of the Treasury and or the U.S. Small Business Administration with respect to loans originated pursuant to or in association with the PPP.

Section 4.21 Deposit Insurance. The deposits of LINKBANK are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by law, and LINKBANK has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of LINK, threatened.

Section 4.22 LINK Stock. The shares of LINK Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.23 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 4.24 Joint Proxy Statement/Prospectus. As of the date of the Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to GNB and its Subsidiaries included in the Joint Proxy Statement/Prospectus.

Section 4.25 CRA, Anti-money Laundering and Customer Information Security. LINK is not a party to any agreement with any individual or group regarding CRA matters and LINK does not have any Knowledge of, nor has LINK been advised of, or has any reason to believe (based on LINK’s Home Mortgage Disclosure Act data for the year ended December 31, 2019, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause LINK: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “needs to improve”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by LINK pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D. Furthermore, the LINK Board has adopted and LINK has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 4.26 Fairness Opinion. The LINK Board has received the written opinion of Cedar Hill Advisors, LLC to the effect that as of the date hereof the Merger Consideration is fair, from a financial point of view to LINK.

Section 4.27 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01 Covenants of GNB. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or with the prior written consent of LINK (such consent not to be unreasonably delayed or withheld), GNB and Gratz Bank shall carry on their respective business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations (including the Pandemic Measures). GNB and Gratz Bank will use their respective reasonable best efforts to (i) preserve their business organizations intact, (ii) keep available to itself and LINK the present services of the current officers, employees, directors and other key individual service providers of GNB and any of its Subsidiaries and (iii) preserve for themselves and LINK the goodwill of the customers of GNB and Gratz Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the GNB Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by LINK (such consent not to be unreasonably delayed or withheld), GNB and Gratz Bank shall not:

(a) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, (ii) permit any additional shares of capital stock to become subject to grants of employee, director or other stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any GNB Stock, or obligate itself to purchase, retire or redeem, any of its shares of GNB Stock.

(b) Dividends; Etc. (i) Except for GNB’s regular quarterly dividends of $0.30 per share per quarter and a special one-time cash dividend of $0.54 per share declared on December 10, 2020, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of GNB Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock. After the date hereof, GNB shall coordinate with LINK regarding the declaration of any dividends in respect of GNB Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of GNB Stock shall receive exactly one (1) dividend for the calendar quarter in which the Merger is consummated with respect to their shares of GNB Stock and any shares of LINK Stock that such holders receive in exchange therefor in the Merger.

(c) Compensation; Employment Agreements, Etc. Except as provided for on GNB Disclosure Schedule 5.01(c), enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or other individual service provider of GNB or Gratz Bank or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to non-executive employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than five percent (5%) with respect to any individual non-executive employee and all such increases in the aggregate shall not exceed three percent (3%) of total compensation, and provided further that any increases, either singularly or in the aggregate, shall be consistent with GNB’s 2020 budget or 2021 budget, a copy of each of which has been made available to LINK, (ii) GNB shall be permitted to make normal accruals under the Gratz Bank Executive Supplemental Retirement Plans consistent with past practice, and (iii) GNB shall be permitted to pay 2020 bonuses to the individuals and in the amounts set forth on GNB Disclosure Schedule 5.01(c).

(d) Hiring. Hire any person as an employee of GNB or any of its Subsidiaries or promote any employee to a position of Vice President or above or to the extent such hire or promotion would increase any severance obligation, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on GNB Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $70,000 and whose employment is terminable at the will of GNB, as applicable, provided, however, that GNB or Gratz Bank must provide notice to LINK within three (3) days following the hiring of any persons hired to fill a vacancy.

(e) Benefit Plans. Except as provided for on GNB Disclosure Schedule 5.01(e), enter into, establish, amend, modify or terminate any GNB Benefit Plan or adopt an arrangement that would constitute a GNB Benefit Plan, except (i) as may be required by applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to LINK, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on GNB Disclosure Schedule 5.01(e).

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to GNB taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Other than as set forth on GNB Disclosure Schedule 5.01(j), amend the charter or bylaws of GNB or Gratz Bank.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except as otherwise expressly permitted by this Agreement, enter into, amend, modify, renew or terminate any Material Contract.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which GNB or Gratz Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by GNB or Gratz Bank of an amount which exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of GNB or Gratz Bank; provided, however, that GNB or Gratz Bank may not enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation for which GNB or Gratz Bank has not provided notice to LINK of the existence of such action, suit, proceeding, order or investigation.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivative Transactions. Enter into any Derivative Transactions.

(p) Indebtedness. Incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, each with a duration exceeding one (1) year, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not in accordance with GNB’s investment policy or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on GNB Disclosure Schedule 5.01(r) make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with GNB’s loan policies and procedures in effect as of the date hereof; provided, however, that the prior notification and approval of LINK is required for any new origination (i) that would require the approval of the Executive Committee of Gratz Bank in accordance with The Gratz Bank Lending Policy as in effect on the date hereof, a copy of which has been made available to LINK or (ii) not made in accordance with The Gratz Bank Lending Policy as in effect on the date hereof. For purposes of this Section 5.01(r), consent shall be deemed given unless LINK objects within 48 hours of receiving a notification from GNB.

(s) Investments in Real Estate. Make any equity investment or equity commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, file any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.

(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by GNB or Gratz Bank under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w) Insurance. Cause or allow the loss of insurance coverage maintained by GNB that would have a Material Adverse Effect on GNB, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x) Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation or (iv) a material delay of the approval or completion of the Merger.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of LINK. From the date hereof until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, without the prior written consent of GNB, LINK will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(b) Capital Stock. Except as set forth in LINK Disclosure Schedule 5.02(b), grant, issue, deliver or sell any additional shares of capital stock or Rights; provided, however, that LINK may (i) grant equity awards pursuant to its employee benefit plans as required by any LINK employee benefit plan or in the ordinary course consistent with past practice, not to exceed 25,000 shares of capital stock in the aggregate, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to a LINK employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, and (iii) issue LINK capital stock in connection with the transactions contemplated hereby.

(c) Dividends; Etc. (i) Other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on any shares of LINK Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(d) Amending Charter or Bylaws. Amend its charter or bylaws.

(e) Acquiring Financial Institutions. Enter into any binding definitive agreement, or publicly announce its intent to enter into any binding definitive agreement, to acquire any other depository institution (as defined in 12 U.S.C. § 1813(c)(1)) or credit union prior to the receipt of all Regulatory Approvals.

(f) Adopt Plan of Liquidation. Adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of LINKBANK.

(g) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(h) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to LINK as a whole.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

Section 5.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Shareholder Approval.

(a) GNB agrees to take, in accordance with applicable law, the charter and bylaws of GNB, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by GNB’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “GNB Meeting”) and, subject to Section 5.05 and Section 5.11, shall take all lawful action to solicit such approval by such shareholders. GNB agrees to use its best efforts to convene the GNB Meeting within forty (40) days after the initial mailing of the Joint Proxy Statement/Prospectus to shareholders of GNB. Except with the prior approval of LINK, no other matters shall be submitted for the approval of GNB shareholders at the GNB Meeting. The GNB Board shall at all times prior to and during the GNB Meeting recommend adoption of this Agreement by the shareholders of GNB (the “GNB Recommendation”) and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to LINK or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11.

(b) LINK agrees to take, in accordance with applicable law, the charter and bylaws of LINK, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement, the issuance of shares of LINK Stock in connection with the Merger, and any other matters required to be approved by LINK’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “LINK Meeting”) and, subject to Section 5.05, shall take all lawful action to solicit such approval by such shareholders. LINK agrees to use its best efforts to convene the LINK Meeting within forty (40) days after the initial mailing of the Joint Proxy Statement/Prospectus to shareholders of LINK. Except with the prior approval of GNB, no other matters shall be submitted for the approval of LINK shareholders at the LINK Meeting. The LINK Board shall at all times prior to and during the LINK Meeting recommend adoption of this Agreement by the shareholders of LINK and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to GNB or take any other action or make any other public statement inconsistent with such recommendation.

Section 5.05 Merger Registration Statement; Joint Proxy Statement/Prospectus. For the purposes of (x) registering LINK Stock to be offered to holders of GNB Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the GNB Meeting and the LINK Meeting, LINK shall draft and prepare, and GNB shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by LINK in the Merger (the “Merger Registration Statement”), including the Joint Proxy Statement/Prospectus. LINK shall provide GNB and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Joint Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. LINK shall file the Merger Registration Statement with the SEC. Each of LINK and GNB shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall thereafter promptly mail the Joint Proxy Statement/Prospectus to their shareholders. LINK shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and GNB shall furnish to LINK all information concerning GNB and the holders of GNB Stock as may be reasonably requested in connection with such action.

Section 5.06 Cooperation and Information Sharing. GNB shall provide LINK with any information concerning GNB that LINK may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Joint Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Joint Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information. LINK shall promptly provide to GNB copies of all correspondence between it or any of its representatives and the SEC. LINK shall provide

GNB and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Joint Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of LINK and GNB agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC, and to cause the Joint Proxy Statement/Prospectus and all required amendments and supplements thereto, to be mailed to the holders of GNB Stock entitled to vote at the GNB Meeting and the holders of LINK Stock entitled to vote at the LINK Meeting, respectively, at the earliest practicable time.

Section 5.07 Supplements or Amendment. GNB and LINK shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement/Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, GNB shall cooperate with LINK in the preparation of a supplement or amendment to such Joint Proxy Statement/Prospectus which corrects such misstatement or omission, and LINK shall file an amended Merger Registration Statement with the SEC, and each of LINK and GNB shall mail an amended Joint Proxy Statement/Prospectus to their respective shareholders.

Section 5.08 Regulatory Approvals. Each of GNB and LINK will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to affect all necessary filings and to obtain all necessary permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. GNB and LINK will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the filing of the Joint Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of LINK or GNB to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, LINK and GNB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 5.09 Press Releases. GNB and LINK shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. GNB and LINK shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10 Access; Information.

(a) GNB agrees that upon reasonable notice and subject to applicable laws (including the Pandemic Measures), it shall afford LINK and its officers, employees, counsel, accountants and other authorized representatives such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any confidential supervisory information), properties and personnel of GNB and to such other information relating to GNB as LINK may reasonably request and, during such period, it shall furnish promptly to LINK all information concerning the business, properties and personnel of GNB as LINK may reasonably request. LINK shall use commercially reasonable efforts to minimize any interference with GNB’s regular business operations during any such access to GNB’s employees, property, books and records.

(b) All information furnished to LINK by GNB pursuant to Section 5.10(a) shall be subject to, and LINK shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement, dated as of September 21, 2020, by and between GNB and LINK (the “Confidentiality Agreement”).

(c) Notwithstanding anything to the contrary contained in this Section 5.10, in no event shall LINK have access to any information that, based on advice of GNB’s counsel, would: (a) reasonably be expected to waive any material legal privilege; (b) result in the disclosure of any trade secrets of third parties; or (c) violate any obligation of GNB with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by LINK, GNB has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. All requests made pursuant to this Section 5.10 will be directed to an executive officer of GNB or such Person or Persons as may be designated by GNB. No investigation by LINK of the business and affairs of GNB shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of LINK to consummate the transactions contemplated by this Agreement.

Section 5.11 No Solicitation by GNB.

(a) GNB shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of GNB (collectively, the “GNB Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than LINK) any confidential or non-public information or data with respect to GNB or otherwise relating to an Acquisition Proposal; or (iii) without the prior written consent of LINK, release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which GNB is a party. GNB shall, and shall cause each of the GNB Representatives to, (x) immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal, and (y) as soon as practicable after the date hereof, request the prompt return or destruction of all confidential information made available by GNB or on its behalf during the past twelve months in connection with any actual or potential Acquisition Proposal.

(b) Notwithstanding Section 5.11(a), prior to the date of the GNB Meeting, GNB may take any of the actions described in clause (ii) of Section 5.11(a) if, but only if, (i) GNB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.11; (ii) the GNB Board determines in good faith, (A) after consultation with its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, and with respect to financial matters, its financial advisors, determines in good faith that it is required to take such actions to comply with its fiduciary duties under applicable law; (iii) GNB has provided LINK with at least twenty-four hours’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to GNB or otherwise relating to an Acquisition Proposal, GNB receives from such Person a confidentiality agreement with terms not materially less favorable to GNB than those contained in the Confidentiality Agreement. In addition, if GNB receives an Acquisition Proposal that constitutes or is reasonably expected to result in a Superior Proposal and GNB has not breached any of the covenants set forth in this Section 5.11, then GNB, or any GNB Representative may, with the prior approval of the GNB Board at a duly called meeting, contact the Person who has submitted (and not withdrawn) such Acquisition Proposal, or any of such Person’s representatives, solely (x) to clarify the terms and conditions of such Acquisition Proposal and (y) if such

Acquisition Proposal initially is made orally, to direct such Person to submit the Acquisition Proposal to GNB confidentially in writing. GNB shall promptly provide to LINK any non-public information regarding GNB provided to any other Person which was not previously provided to LINK, such additional information to be provided no later than the date of provision of such information to such other party.

(c) GNB shall promptly (and in any event orally within 24 hours and in writing within two days) notify LINK if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, GNB or the GNB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such inquiry, proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). GNB agrees that it shall keep LINK informed, on a reasonably current basis (and in any event within 24 hours), of the status and terms of any material developments with respect to such inquiry, proposal, offer, information request, negotiations or discussions (including, in each case, any amendments or modifications thereto). GNB shall provide LINK with at least 24 hours’ prior notice of any meeting of the GNB Board at which the GNB Board is reasonably expected to consider any Acquisition Proposal.

(d) Neither the GNB Board nor any committee thereof shall (i) withdraw, qualify, amend, modify or withhold, or propose to withdraw, qualify, amend, modify or withhold, in a manner adverse to LINK in connection with the transactions contemplated by this Agreement (including the Merger), the GNB Recommendation, fail to reaffirm the GNB Recommendation within five Business Days following a request by LINK, or make any statement, announcement or release, in connection with the GNB Meeting or otherwise, inconsistent with the GNB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the GNB Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause GNB to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.11(b)) or (B) requiring GNB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Agreement, prior to the date of the GNB Meeting, the GNB Board may withdraw, qualify, amend or modify the GNB Recommendation in connection therewith (a “GNB Subsequent Determination”) and/or terminate this Agreement pursuant to Section 7.01(g)(iii) after the fourth Business Day following LINK’s receipt of a written notice (the “Notice of Superior Proposal”) from GNB advising LINK that the GNB Board intends to determine that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.11) constitutes a Superior Proposal if, but only if, (i) the GNB Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with its fiduciary duties under applicable law, (ii) during the three Business Day period after receipt of the Notice of Superior Proposal by LINK (the “Notice Period”), GNB and the GNB Board shall have cooperated and negotiated in good faith with LINK to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable GNB to proceed with the GNB Recommendation without a GNB Subsequent Determination; provided, however, that LINK shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by LINK since its receipt of such Notice of Superior Proposal, the GNB Board in good faith makes the determination (A) in clause (i) of this Section 5.11(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, GNB shall be required to deliver a new Notice of Superior Proposal to LINK and again comply with the requirements of this Section 5.11(e), except that the Notice Period shall be reduced to two Business Days. In addition to the foregoing, the GNB Board shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger at the GNB Meeting.

(f) Nothing contained in this Section 5.11 shall prohibit GNB or the GNB Board from complying with GNB’s obligations required under Rules 14d-9 (as if such rule were applicable to GNB) and 14e-2(a) (as if such rule were applicable to GNB) promulgated under the Exchange Act or from making any legally required disclosure to GNB’s shareholders; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the GNB Recommendation unless it is limited to a stop, look and listen communication or the GNB Board reaffirms the GNB Recommendation in such disclosure.

Section 5.12 Certain Policies. Prior to the Effective Date, GNB shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of LINK; provided, however, that GNB shall not be obligated to take any action pursuant to this Section 5.12 unless and until LINK acknowledges, and GNB is satisfied, that all conditions to GNB’s obligation to consummate the Merger have been satisfied and that LINK shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by GNB pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of GNB or its management with any such adjustments, nor any admission that the previously furnished financial statements or information did not fully comply in all respects with GAAP or regulatory requirements.

Section 5.13 Indemnification.

(a) From and after the Effective Time, LINK (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of GNB or Gratz Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether formal or informal (each, a “Proceeding”) arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of GNB or Gratz Bank or is or was serving at the request of GNB or Gratz Bank as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of GNB or Gratz Bank, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the charter or bylaws of GNB or Gratz Bank as in effect on the date hereof (subject to change as required by law). LINK’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification and advancement in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Notwithstanding any other provision of this Section 5.13, the Indemnifying Party shall advance all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by or on behalf of an Indemnified Party in connection with any Proceeding within thirty (30) days after the receipt by the Indemnifying Party of a statement or statements from the Indemnified Party requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall be made in good faith and shall reasonably evidence the costs, expenses and fees incurred by the Indemnified Party (which shall include invoices in connection with such costs, fees and expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause the Indemnified Party to waive any privilege or protection accorded by applicable law shall not be included with the invoice), and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Indemnified Party to repay any costs, expenses or fees advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such costs, expenses or fees. Any advances and undertakings to repay pursuant to this Section 5.13 shall be unsecured and interest free and made without regard to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such Proceeding, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such Proceeding (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof with counsel which is reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by a final non-appealable adjudication of an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Prior to the Effective Time, LINK shall purchase an extended reporting period endorsement under GNB’s existing directors’ and officers’ liability insurance coverage for GNB’s directors and officers in a form acceptable to GNB which shall provide such directors and officers with coverage for six years following the Effective Time for claims made against such directors and officers arising from any act, error or omission by such directors and officers existing or occurring at or prior to the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by GNB (provided that LINK may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to GNB’s existing coverage limits), so long as the aggregate cost is not more than 250% of the annual premium paid by GNB for such insurance as of December 31, 2019 (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, LINK shall use its reasonable best efforts to purchase such lesser coverage as may be obtained with such amount.

(d) The rights of indemnification and advancement as provided by this Section 5.13 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the charter or bylaws of GNB or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of stockholders, a resolution of directors of GNB, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.13, seeks an adjudication of such person’s rights under, or to recover damages for breach of, this Section 5.13, or to recover under any directors’ and officers’ liability insurance coverage maintained by GNB or LINK, the Indemnifying Party shall pay on such Indemnified Party’s behalf, any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, only to the extent that the Indemnified Party prevails in such judicial adjudication.

(e) If LINK or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of LINK shall assume the obligations set forth in this Section 5.13.

Section 5.14 Employees; Benefit Plans.

(a) Following the Closing Date, LINK may choose to maintain any or all of the GNB Benefit Plans in its sole discretion and GNB shall cooperate with LINK in order to effect any plan terminations to be made as of the Effective Time. For the period commencing at the Effective Time and ending 12 months after the Effective Time (or until the applicable Continuing Employee’s earlier termination of employment), LINK shall provide, or cause to be provided, to each employee of GNB or Gratz Bank who continues with the Surviving Bank as of the Closing Date (a “Continuing Employee”) (i) a base salary or a base rate of pay at least equal to the base salary or base rate of pay provided to such Continuing Employee immediately prior to the Effective Time, (ii) target cash bonus opportunities provided to similarly-situated employees of LINK or its Subsidiaries and (iii) other benefits (other than severance or termination pay) at least substantially comparable in the aggregate to the benefits provided to similarly-situated employees of LINK or its Subsidiaries. LINK shall take all commercially reasonable action so that Continuing Employees shall be entitled to participate in each employee benefit or compensation plan, program, policy, agreement or arrangement of LINK or any of its Subsidiaries of general applicability to the same extent as similarly-situated employees of LINK (it being understood that inclusion of the employees of GNB and Gratz Bank in the LINK Benefit Plans may occur at different times with respect to different plans). LINK shall cause each LINK Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the LINK Benefit Plans (but not for purposes of benefit accrual under a defined benefit plan) the service of such employees with GNB or Gratz Bank to the same extent as such service was credited for such purpose by GNB or Gratz Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of LINK to amend or terminate any of the GNB Benefit Plans or LINK Benefit Plans in accordance with their terms at any time; provided, however, that LINK shall continue to maintain the GNB Benefit Plans (other than stock based or incentive plans) for which there is a comparable LINK Benefit Plan until the GNB Employees are permitted to participate in the LINK Benefit Plans, unless such LINK Benefit Plan has been frozen or terminated with respect to similarly situated employees of LINK or any Subsidiary of LINK. Following the Closing Date, LINK shall honor, in accordance with GNB’s policies and procedures in effect as of the date hereof, any employee expense reimbursement obligations of GNB for out-of-pocket expenses incurred during the calendar year in which the Closing occurs by any Continuing Employee.

(b) Without limiting the generality of Section 5.14(a), if requested by LINK in writing not less than thirty (30) days prior to the Closing, GNB or Gratz Bank, as applicable, shall take all actions necessary to cease contributions to and terminate each GNB Benefit Plan that is intended to qualify under Code Section 401(k) (each, a “GNB 401(k) Plan”), and to adopt written resolutions, the form and substance of which shall be reasonably satisfactory to LINK, to terminate each such GNB 401(k) Plan; provided, however, that each such GNB 401(k) Plan termination may be made contingent upon the consummation of the transactions contemplated by this Agreement.

(c) If employees of GNB or Gratz Bank become eligible to participate in a medical, dental, vision, prescription drug or other health plan, disability plan or life insurance plan of LINK upon termination of such plan of GNB or Gratz Bank, LINK shall use all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable LINK plan, (ii) provide credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous GNB Benefit Plan prior to the Effective Time.

(d) LINK agrees to pay to each employee of GNB or Gratz Bank that is not covered by a written employment or severance agreement and either (i) is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities and pay where the employee is not required to commute a distance greater than fifteen (15) miles more than the employee’s commute as of the Effective Time) by LINK or any of its Subsidiaries after the Effective Time, or (ii) is terminated by LINK or any of its Subsidiaries, without cause, within six (6) months following the Effective Time, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with GNB or Gratz Bank; provided, however, that the minimum severance payment shall equal four (4) weeks of his or her base salary and the maximum severance payment shall not exceed twenty-six (26) weeks of his or her base salary; and provided further, that such employee enters into a release of claims in a form reasonably satisfactory to LINK and that such employee does not voluntarily leave employment with GNB or Gratz Bank prior to the Effective Time.

(e) LINK and GNB shall implement a retention pool in an aggregate amount of up to $150,000 to enable LINK and GNB to provide retention incentives to certain employees of GNB or Gratz Bank who are not covered by a written employment agreement, the recipients and amounts to be mutually determined by LINK and GNB. Such designated employees will enter into retention agreements to be agreed upon by LINK and GNB.

(f) Nothing contained in this Agreement, expressed or implied, shall (i) give any person, other than the parties hereto, any rights or remedies of any nature whatsoever, including any right to continued employment or service, under or by reason of this Section 5.14, (ii) cause any third party beneficiary rights in any current or former employee, director, other individual service provider of GNB or any of its Subsidiaries to enforce the provisions of this Section 5.14 or any other matter related thereto, or (iii) be construed as an amendment to any GNB Benefit Plan, LINK Benefit Plan, or other employee benefit plan of LINK, LINKBANK, GNB or any of their respective Affiliates, or be construed to prohibit the amendment or termination of any such plan.

(g) Concurrently with the execution of this Agreement, LINK and/or Surviving Bank is entering into employment agreements with each of Wesley Weymers, Jeremy Dobbin, Aaron Klinger and Kevin Laudenslager in the forms attached hereto as Exhibit E, Exhibit F, Exhibit G, and Exhibit H, respectively (collectively, the “Employment Agreements”), each to be effective as of the Effective Time.

Section 5.15 Notification of Certain Changes. LINK and GNB shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, but no more frequently than monthly (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Section 6.02(a) or Section 6.03(a) hereof, as the case may be, or the compliance by GNB or LINK, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16 Current Information. During the period from the date of this Agreement to the Effective Time, GNB will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of LINK and to report the general status of the ongoing operations of GNB. Without limiting the foregoing, GNB agrees to provide LINK (i) a copy of each report filed by GNB with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in GNB Disclosure Schedule 3.15.

Section 5.17 Board Packages. GNB shall distribute a copy of each GNB Board package, including the agenda and any draft minutes, to LINK at the same time and in the same manner in which it distributes a copy of such packages to the GNB Board; provided, however, that GNB shall not be required to copy LINK on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of GNB or any other matter that the GNB Board has been advised of by counsel that such distribution to LINK may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 5.18 Transition; Informational Systems Conversion. From and after the date hereof, LINK and GNB shall use their reasonable best efforts to facilitate the integration of GNB with the business of LINK following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of GNB’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by LINK and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of GNB’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by GNB in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. GNB shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that LINK shall pay all out-of-pocket fees, expenses or charges that GNB may incur as a result of taking, at the request of LINK, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by LINK and/or GNB in accordance with Section 7.01(a), Section 7.01(b), Section 7.01(c) or Section 7.01(f), or by GNB only in accordance with Section 7.01(d), Section 7.01(e) or Section 7.01(g)(ii), LINK shall pay to GNB all reasonable fees, expenses or charges related to reversing the Informational Systems Conversion within ten (10) Business Days of GNB providing LINK written evidence of such fees, expenses or charges.

Section 5.19 Assumption of Debt. LINK agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the GNB’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

Section 5.20 Dividends. For three (3) years after the Effective Date, LINK shall pay a quarterly cash dividend in an amount greater than or equal to $0.30 per share per year, provided sufficient funds are legally available therefore and that LINK and the Surviving Bank remain “well-capitalized” in accordance with applicable regulatory guidelines. The provisions of this Section 5.20 are intended to be for the benefit of and shall be enforceable by each of the current GNB shareholders, his or her successors and his or her personal representatives and heirs, and shall survive the Effective Date.

Section 5.21 Governance Matters. Each of LINK, LINKBANK, GNB and Gratz Bank shall take all actions necessary to cause the matters set forth on Exhibit D hereto to occur on the Closing Date.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of GNB and LINK to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect, any requirements contained in the Regulatory Approvals to be completed on or before the Closing

Date shall have been completed, and all statutory waiting periods in respect thereof shall have expired or been terminated. No Regulatory Approvals referred to in this Section 6.01(a) shall contain any condition, restriction or requirement which the LINK Board, on the one hand, or the GNB Board, on the other hand, reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that LINK, on the one hand, or GNB, on the other hand, would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(b) Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(d) Tax Opinions. LINK shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in and form and substance reasonably satisfactory to LINK, dated as of the Closing Date, and GNB shall have received a letter setting forth the written opinion of Pillar Aught LLC, in form and substance reasonably satisfactory to GNB, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

(e) Employment Agreements. The Employment Agreements shall have been executed and delivered by the parties thereto, concurrently with GNB’s execution and delivery of this Agreement.

Section 6.02 Conditions to Obligations of LINK. The obligations of LINK to consummate the Merger also are subject to the fulfillment or written waiver by LINK prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of GNB and Gratz Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on GNB or the Surviving Corporation. LINK shall have received a certificate, dated the Closing Date, signed on behalf of GNB by the Chief Executive Officer of GNB to such effect.

(b) Performance of Obligations of GNB. GNB and Gratz Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and LINK shall have received a certificate, dated the Closing Date, signed on behalf of GNB by the Chief Executive Officer of GNB to such effect.

(c) Voting Agreements. The GNB Voting Agreements shall have been executed and delivered by each director and certain executive officers set forth on the GNB Disclosure Schedule 6.02(c) of GNB concurrently with GNB’s execution and delivery of this Agreement and shall remain in effect and not have been revoked as of the Effective Time.

(d) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of GNB Stock.

(e) Other Actions. GNB shall have furnished LINK with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.02 as LINK may reasonably request.

Section 6.03 Conditions to Obligations of GNB. The obligations of GNB to consummate the Merger also are subject to the fulfillment or written waiver by GNB prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of LINK set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on LINK. GNB shall have received a certificate, dated the Closing Date, signed on behalf of LINK by the Chief Executive Officer and the Chief Financial Officer of LINK to such effect.

(b) Performance of Obligations of LINK. LINK shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and GNB shall have received a certificate, dated the Closing Date, signed on behalf of LINK by the Chief Executive Officer and the Chief Financial Officer of LINK to such effect.

(c) Voting Agreements. The LINK Voting Agreements shall have been executed and delivered by each director and certain executive officers set forth on the LINK Disclosure Schedule 6.03(c) of LINK concurrently with LINK’s execution and delivery of this Agreement and shall remain in effect and not have been revoked as of the Effective Time.

(d) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of LINK Stock.

(e) Other Actions. LINK shall have furnished GNB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.03 as GNB may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither LINK nor GNB may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to this Article VI.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of LINK and GNB if the Board of Directors of each so determines by vote of a majority of the members of its entire Board of Directors.

(b) No Regulatory Approval. By LINK or GNB, if its Board of Directors so determines by a vote of a majority of the members of its entire board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) Shareholder Approval. By either LINK or GNB (provided that if GNB is the terminating party it shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders required to satisfy either of the conditions set forth in Section 6.02(e) or Section 6.03(e) for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such GNB shareholders in the case of the GNB Meeting or such LINK shareholders in the case of the LINK Meeting, or at any adjournment or postponement of the GNB Meeting or the LINK Meeting.

(d) Breach of Representations and Warranties. By either LINK or GNB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by LINK) or Section 6.03(a) (in the case of a breach of a representation or warranty by GNB or Gratz Bank).

(e) Breach of Covenants. By either LINK or GNB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by GNB or Gratz Bank) or Section 6.03(b) (in the case of a breach of a representation or warranty by LINK).

(f) Delay. By either LINK or GNB if the Merger shall not have been consummated on or before September 30, 2021, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Third-Party Acquisition Transaction; Etc.

(i) By LINK, if (i) GNB shall have breached its obligations under Section 5.11, (ii) the GNB Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of LINK, (iii) the GNB Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than LINK or a Subsidiary of LINK or (iv) GNB shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the GNB Meeting in accordance with Section 5.04.

(ii) By GNB, if (i) the LINK Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of GNB, or (ii) LINK shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the LINK Meeting in accordance with Section 5.04.

(iii) By GNB, subject to GNB’s compliance with Section 7.02(a) if GNB has received a Superior Proposal, and in accordance with Section 5.11 of this Agreement, the GNB Board has made a determination to accept such Superior Proposal.

(h) Decrease in LINK Stock Price. By GNB, if the GNB Board so determines by a vote of the majority of the members of the entire GNB Board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(A) The quotient obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “LINK Ratio”) shall be less than 0.80; and

(B) (x) the LINK Ratio shall be less than (y) the quotient obtained by dividing the Final Index Price by the Starting Index Price (each as defined below) and subtracting 0.20 from the quotient in this clause (B)(y) (such number in this clause (B)(y) that results from dividing the Final Index Price by the Starting Index Price being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If GNB elects to exercise its termination right pursuant to this Section 7.01(h), it shall give written notice to LINK promptly, and in any event within the five-day period commencing with the Determination Date. During the five-day period commencing with its receipt of such notice, LINK shall have the option to increase the consideration to be received by the holders of GNB Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio, 0.80 and the Exchange Ratio (as then in effect) by (B) the LINK Ratio. If LINK so elects within such five-day period, it shall give prompt written notice to GNB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 7.01(h) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the VWAP for the shares of LINK Stock over the 20 consecutive full trading day period ending at the close of trading on the Determination Date.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the LINK Stock are not actually traded on the OTC Pink on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of LINK Stock actually trade on the OTC Pink.

“Final Index Price” shall mean the average of the closing prices of the Index Group for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the Nasdaq Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Index Price” shall mean the average of the closing prices for the Index Group for the 20 consecutive full trading days ending on the trading day prior to the Starting Date.

“Starting Price” shall mean the VWAP for the shares of LINK Stock over the 20 consecutive full trading day period ending on the day prior to the Starting Date.

“VWAP” means the volume weighted average price of shares of LINK Stock on OTC Pink or such other exchange or market on which LINK Stock is then listed or quoted for trading during the period in question (as reported by Bloomberg or, if not reported thereby, any other authoritative source).

Section 7.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by LINK while structuring and pursuing the Merger, the parties hereto agree that GNB shall pay to LINK a termination fee of $2,600,000 within three (3) Business Days after written demand for payment is made by LINK, following the occurrence of any of the events set forth below:

(a) LINK or GNB terminates this Agreement pursuant to Section 7.01(g)(i) or Section 7.01(g)(iii); or

(b) GNB or Gratz Bank enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving GNB or Gratz Bank within twelve (12) months following the termination of this Agreement by LINK pursuant to Section 7.01(d) or Section 7.01(e) because of a Willful Breach by GNB or Gratz Bank after an Acquisition Proposal has been publicly announced or otherwise made known to GNB.

Section 7.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any Willful Breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 5.10(b), Section 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the GNB Meeting and LINK Meeting no amendment shall be made which by law requires further approval by the shareholders of GNB or LINK, respectively, without obtaining such approval.

Section 8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without regard for conflict of law provisions.

Section 8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between LINK and GNB; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s Willful Breach of any provision of this Agreement.

Section 8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to LINK:

LINKBANCORP, Inc.

3045 Market Street

Camp Hill, PA 17011

Attention: Andrew Samuel

Email: asamuel@linkbank.com

With a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, DC 20004

Attention: Richard A. Schaberg

Email: richard.schaberg@hoganlovells.com

If to GNB:

GNB Financial Services, Inc.

32 West Market Street

P.O. Box 159

Gratz, PA 17030

Attention: Wesley Weymers

Email: wweymers@gratzbank.com

With a copy to:

Pillar+Aught

4201 E. Park Circle

Harrisburg, PA 17111

Attention: Kenneth J. Rollins

Email: krollins@pillaraught.com

Section 8.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Plan of Bank Merger, the GNB Voting Agreements, the LINK Voting Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the GNB Voting Agreements, the LINK Voting Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce LINK’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE IX

ADDITIONAL DEFINITIONS

Section 9.01 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving GNB or Gratz Bank: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of GNB or Gratz Bank in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 25% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Affiliate” means, with respect to any Person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of such Person.

“Bank Merger Act” means the Bank Merger Act, within the Federal Deposit Insurance Act and applicable regulations thereunder.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the PADOBS, the FHLB and the FRB, which regulates LINK, LINKBANK, GNB or Gratz Bank, or any of their respective subsidiaries, as the case may be.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, in each case as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Pittsburgh, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Philadelphia, as appropriate.

“GAAP” means accounting principles generally accepted in the United States of America.

“GNB Board” means the Board of Directors of GNB.

“GNB Disclosure Schedule” means the disclosure schedule delivered by GNB to LINK on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V.

“GNB Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of GNB or any of its Subsidiaries.

“GNB Loan Property” means any property in which GNB or Gratz Bank holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by GNB or Gratz Bank.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Gratz Bank Board” means the Board of Directors of Gratz Bank.

“Gratz Bank Executive Supplemental Retirement Plans” means the Executive Supplemental Retirement Plans by and between The Gratz Bank and each of Wesley Weymers, Jeremy Dobbin, Aaron Klinger and Kevin Laudenslager, as they have been amended from time to time.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, currently or hereafter listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill associated therewith, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by LINK and GNB and as delivered to holders of GNB Stock and LINK Stock in connection with the solicitation of their approval of this Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge after reasonable inquiry of the President and Chief Executive Officer, the Chief Financial Officer, the Chief Banking Officer and the Chief Operating Officer in the case of GNB, and the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Risk Officer and the Chief Credit Officer in the case of LINK.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“LINK Board” means the Board of Directors of LINK.

“LINK Disclosure Schedule” means the disclosure schedule delivered by LINK to GNB on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.

“LINK Loan Property” means any property in which LINK or LINKBANK holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by LINK or LINKBANK.

“LINK Stock” means the common stock, par value $0.01 per share, of LINK.

“Marijuana Related Business” means any business that grows, produces, buys or sells or otherwise distributes marijuana (a “Marijuana Business”), a business that leases real property or otherwise provides space to a Marijuana Business, or a business that leases or otherwise provides equipment which is directly used to grow or produce marijuana, or a business the conduct of which would reasonably be anticipated to result in the collateral of GNB or any of Subsidiaries being subject to proceedings under the Civil Asset Forfeiture Act.

“Material Adverse Effect” means, with respect to LINK or GNB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of LINK and its Subsidiaries taken as a whole, or GNB and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either LINK or LINKBANK, on the one hand, or GNB or Gratz Bank, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any changes arising out of the Pandemic), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (G) actions and omissions of either party taken with the prior written consent, or at the request, of the other, (H) any failure by either party to meet any internal projections or forecasts or estimates of revenues or earnings for any period, or (I) the expenses incurred by either party in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry. For purposes of subclauses (B), (C) and (D), “Material Adverse Effect” shall not be deemed to include the impact of changes arising from or relating to the Pandemic Measures or the Pandemic since December 31, 2019.

“OTC Pink” means The Pink Open Market maintained by the OTC Markets Group Inc.

“PADOBS” means the Pennsylvania Department of Banking and Securities.

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations of thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of GNB Stock then outstanding or all or substantially all of the assets of GNB and otherwise (a) on terms which the GNB Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to GNB’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the GNB Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, any state law analogs or statutes of similar effect, including any statutes that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken if the Person reasonably should have known or had actual Knowledge that such act or failure to act would result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

LINKBANCORP, INC.

By:	/s/ Andrew S. Samuel
Name:	Andrew S. Samuel
Title:	CEO

LINKBANK

By:	/s/ Andrew S. Samuel
Name:	Andrew S. Samuel
Title:	CEO

GNB FINANCIAL SERVICES, INC.

By:	/s/ Wesley M. Weymers
Name:	Wesley M. Weymers
Title:	President & Chief Executive Officer

THE GRATZ BANK

By:	/s/ Wesley M. Weymers
Name:	Wesley M. Weymers
Title:	President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of GNB Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of December 10, 2020, by and between the undersigned holder (“Shareholder”) of common stock, par value $5.00 per share (“GNB Common Stock”) of GNB Financial Services, Inc., a Pennsylvania corporation (“GNB”), and LINKBANCORP, Inc., a Pennsylvania corporation (“LINK”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, LINK, LINKBANK, a Pennsylvania-chartered bank and wholly-owned subsidiary of LINK (“LINKBANK”), GNB and The Gratz Bank, a Pennsylvania-chartered bank and wholly-owned subsidiary of GNB (“Gratz Bank”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which GNB shall merge with and into LINK, and LINKBANK shall merge with and into Gratz Bank, and in connection therewith, each outstanding share of GNB Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of GNB Common Stock identified on Exhibit A hereto (such shares, together with all shares of GNB Common Stock with respect to which Shareholder subsequently acquires beneficial ownership during the term of this Agreement, including the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of LINK to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of GNB, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by LINK, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GNB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement; provided, however, that, if the manner in which the Shares (or any portion thereof) are owned is such that Shareholder does not have the right to cause the Shares to be so voted, Shareholder shall use Shareholder’s reasonable best efforts to cause the Shares to be so voted.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) a transfer of the Shares by Shareholder to GNB in connection with the vesting, settlement, or exercise of GNB equity awards granted pursuant to a GNB employee benefits plan outstanding as of the date hereof, and (e) such transfers as LINK may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with LINK as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by LINK, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)

Except as set forth on Exhibit A, Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of GNB other than the Shares (other than shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). Shareholder has the right to vote the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint LINK with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of GNB, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of GNB taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of GNB, shall not, nor shall Shareholder authorize any partner, officer, director, advisor or representative of, Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than LINK) any information or data with respect to GNB or Gratz Bank or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal (other than the Merger Agreement), (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of GNB’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of GNB that takes any action in support of an Acquisition Proposal.

Section 6. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to LINK if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, LINK will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that LINK has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with LINK’s seeking or obtaining such equitable relief.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon the earlier to occur of: (a) the Effective Time or (b) in the event that the Merger Agreement is terminated in accordance with its terms. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of GNB, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of GNB or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of GNB.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without regard for conflict of law provisions.

Section 12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to LINK in accordance with Section 8.06 of the Merger Agreement and to Shareholder at his, her or its address set forth on Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice).

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

LINKBANCORP, INC.

By:
Name:
Title:

SHAREHOLDER

Name:

Exhibit B

Form of LINK Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of December 10, 2020, by and between the undersigned holder (“Shareholder”) of common stock, par value $0.01 per share (“LINK Common Stock”) of LINKBANCORP, Inc., a Pennsylvania corporation (“LINK”), and GNB Financial Services, Inc., a Pennsylvania corporation (“GNB”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, GNB, The Gratz Bank, a Pennsylvania-chartered bank and wholly-owned subsidiary of GNB (“Gratz Bank”), LINK and LINKBANK, a Pennsylvania-chartered bank and wholly-owned subsidiary of LINK (“LINKBANK”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which GNB shall merge with and into LINK, and LINKBANK shall merge with and into Gratz Bank, and in connection therewith, each outstanding share of GNB Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of LINK Common Stock identified on Exhibit A hereto (such shares, together with all shares of LINK Common Stock with respect to which Shareholder subsequently acquires beneficial ownership during the term of this Agreement, including the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of GNB to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of LINK, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by GNB, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; and (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of LINK contained in the Merger Agreement or of Shareholder contained in this Agreement; provided, however, that, if the manner in which the Shares (or any portion thereof) are owned is such that Shareholder does not have the right to cause the Shares to be so voted, Shareholder shall use Shareholder’s reasonable best efforts to cause the Shares to be so voted.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) a transfer of the Shares by Shareholder to LINK in connection with the vesting, settlement, or exercise of LINK equity awards granted pursuant to a LINK employee benefits plan outstanding as of the date hereof, and (e) such transfers as GNB may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with GNB as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by GNB, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)

Except as set forth on Exhibit A, Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of LINK other than the Shares (other than shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). Shareholder has the right to vote the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint GNB with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of LINK, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of LINK taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 6 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to GNB if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, GNB will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that GNB has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with GNB’s seeking or obtaining such equitable relief.

Section 6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon the earlier to occur of: (a) the Effective Time or (b) in the event that the Merger Agreement is terminated in accordance with its terms. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 7. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 8. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of LINK, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of LINK or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of LINK.

Section 10. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without regard for conflict of law provisions.

Section 11. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to GNB in accordance with Section 8.06 of the Merger Agreement and to Shareholder at his, her or its address set forth on Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice).

Section 12. Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or any other rapid transmission device designed to produce a written record of the communication transmitted shall be as effective as delivery of a manually executed counterpart thereof.

The words “execution,” “executed,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record

-, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

GNB FINANCIAL SERVICES, INC.

By:
Name:
Title:

SHAREHOLDER

Name:

Exhibit C

Plan of Bank Merger

PLAN OF BANK MERGER

This PLAN OF BANK MERGER (this “Agreement”) is dated as of December 10, 2020, by and between LINKBANK, a Pennsylvania-chartered bank whose main office is located in Camp Hill, Pennsylvania (“LINKBANK”), and The Gratz Bank, a Pennsylvania-chartered bank whose main office is located in Gratz, Pennsylvania (“Gratz Bank”).

WHEREAS, LINKBANK is the wholly-owned subsidiary of LINKBANCORP, Inc. (“LINK”), a Pennsylvania corporation;

WHEREAS, Gratz Bank is the wholly-owned subsidiary of GNB Financial Services, Inc., a Pennsylvania corporation (“GNB”);

WHEREAS, LINK and GNB desire that, immediately after the merger of GNB with and into LINK, LINKBANK merge with and into Gratz Bank pursuant to the Agreement and Plan of Merger, dated as of December 10, 2020, by and among LINK, LINKBANK, GNB and Gratz Bank (the “Merger Agreement”);

WHEREAS, the boards of directors of LINKBANK and Gratz Bank each unanimously approved this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, LINKBANK and Gratz Bank agree as follows:

Section 1. The Merger. Subject to the terms and conditions set forth in this Agreement and in the Merger Agreement, pursuant to applicable Pennsylvania and federal laws and regulations, at the Effective Time (as defined in Section 6 of this Agreement), LINKBANK shall merge with and into Gratz Bank (the “Merger”). Gratz Bank shall be the surviving entity (sometimes referred to herein as the “Surviving Bank”) of the Merger and shall continue its corporate existence as a Pennsylvania-chartered bank regulated by the Pennsylvania Department of Banking and Securities (the “PADOBS”) and the Federal Deposit Insurance Corporation (the “FDIC”) following consummation of the Merger. Upon consummation of the Merger, the separate corporate existence of LINKBANK shall cease.

(a) Closing Date. A closing in respect of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Hogan Lovells US LLP in Washington, D.C., or such other place as the parties may mutually agree upon, at such time and on such date as LINKBANK shall designate, which date shall be the Effective Date.

(b) Name and Purpose. At the Effective Time, the name of the Surviving Bank shall be “The Gratz Bank.” The purpose of the Surviving Bank shall be to exist as a Pennsylvania-chartered bank and to engage in activities incidental thereto in a manner consistent with Pennsylvania and federal law.

(c) Charter. From and after the Effective Time, the charter of Gratz Bank, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Bank until amended in accordance with applicable law.

(d) Bylaws. From and after the Effective Time, the bylaws of Gratz Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until amended in accordance with applicable law.

(e) Capital Stock. From and after the Effective Time, (i) each share of common stock, par value $10.00 per share, of LINKBANK issued and outstanding immediately prior to the Effective Time shall be canceled, and (ii) each share of common stock, par value $10.00 per share, of Gratz Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding following consummation of the Merger, until thereafter amended in accordance with applicable law and the charter of the Surviving Bank.

(f) Directors. The directors of the Surviving Bank immediately after the Effective Time shall consist of (i) the directors of Gratz Bank immediately prior to the Effective Time and (ii) eight (8) directors who are members of the board of directors of LINKBANK immediately prior to the Effective Time (the “New Members”). The New Members shall be appointed to the board of directors of the Surviving Bank effective at the Effective Time and shall hold office until the next annual election of the board of directors of the Surviving Bank. Notwithstanding the foregoing, Surviving Bank shall not have any obligation to appoint any New Member to serve on Surviving Bank’s Board if such Person is not a member of LINKBANK’s board of directors immediately prior to the Effective Time. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

(g) Officers. The officers of the Surviving Bank immediately after the Effective Time shall consist of the officers of LINKBANK in office immediately prior to the Effective Time, with the addition of Wesley Weymers as Executive Chairman, Jeremy Dobbin as SVP, Agriculture & Consumer Lending, Aaron Klinger, SVP, Senior Risk Officer and Kevin Laudenslager, SVP, Market President of the Surviving Bank.

Section 2. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided herein and set forth in the applicable provisions of the Pennsylvania Banking Code of 1965 and any regulations promulgated thereunder.

(a) Surviving Bank. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of Gratz Bank and LINKBANK and thereupon and thereafter all the property, rights, privileges, powers and franchises of Gratz Bank and of LINKBANK shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Gratz Bank and of LINKBANK shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. Any reference to either of Gratz Bank or LINKBANK in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of Gratz Bank or LINKBANK is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Gratz Bank or LINKBANK if the Merger had not occurred.

(b) Deposits. All deposit accounts of LINKBANK shall be and become deposit accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Surviving Bank shall be provided by the Surviving Bank to each deposit account holder of LINKBANK, as necessary, after consummation of the Merger. All deposit accounts of Gratz Bank prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Bank after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

(c) Offices. At the Effective Time, the main office of the Surviving Bank shall be located in Camp Hill, Pennsylvania. The former branch offices of LINKBANK and the former main office of Gratz Bank shall be operated as branches of the Surviving Bank immediately following the Effective Time.

Section 3. Approvals Required. The consummation of the Merger contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, consents, waivers or non-objections, including, but not limited to, the approvals, consents, waivers or non-objections of the FDIC, the Federal Reserve and the PADOBS, all as may be required, and the expiration of all applicable waiting periods with respect to the Merger.

Section 4. Conditions Precedent. The respective obligations of each party under this Agreement shall be subject to: (i) the receipt of all required regulatory approvals and the expiration of any required waiting periods specified by applicable federal law; (ii) the approval of this Agreement by LINK in its capacity as sole shareholder of LINKBANK; (iii) the approval of this Agreement by GNB in its capacity as sole shareholder of Gratz Bank; and (iv) the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Time of each of the conditions set forth in Article VI of the Merger Agreement.

Section 5. Representations. Each of LINKBANK and Gratz Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6. Effective Date and Effective Time. The Merger provided for herein shall become effective on the date and at the time specified in the Articles of Merger filed with the Department of State of the Commonwealth of Pennsylvania, provided, however, that such filing shall not occur until all of the events set forth in Section 4 have taken place. The date of such filing is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified in the Articles of Merger.

Section 7. Amendments. To the extent permitted by applicable Pennsylvania and federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

Section 8. Termination. This Agreement shall terminate and forthwith become void automatically and without any action on the part of LINKBANK or Gratz Bank immediately upon the termination of the Merger Agreement in accordance with Article VII thereof and, except as set forth in Article VII of the Merger Agreement, there shall be no further liability on the part of LINKBANK or Gratz Bank upon such termination.

Section 9. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10. Successors. This Agreement shall be binding on the successors of LINKBANK and Gratz Bank.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, except to the extent the laws of the United States of America govern, without regard for conflict of law provisions.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

THE GRATZ BANK

By:
Name:
Title:

LINKBANK

By:
Name:
Title:

[Signature Page to Plan of Bank Merger]

Exhibit D

Governance Matters

I.	Name.

(a)	Surviving Corporation: LINKBANCORP, Inc.

(b)	Surviving Bank: The Gratz Bank

(i) Current The Gratz Bank market areas will continue to operate under The Gratz Bank name

(ii) Current LINKBANK market areas (Capital Region, Lancaster and Chester Counties) will continue to operate under the LINKBANK name as a division of The Gratz Bank

II.	Boards of Directors.

(a) It is the overall intent of the parties that, from the Effective Time until the date that is three (3) years after the Effective Date, unless the board of director of the Surviving Corporation shall, by the approval of eighty percent (80%) of the directors then in office, otherwise approve, the boards of directors of the Surviving Corporation and the Surviving Bank shall be comprised of an equal number of directors who were directors of LINK and LINKBANK immediately prior to the Effective Time (or who are their successors as chosen by the former LINK and LINKBANK directors then serving on the boards of directors of the Surviving Corporation and the Surviving Bank) and of directors who were directors of GNB and Gratz Bank immediately prior to the Effective Time (or who are their successors as chosen by the former GNB and Gratz Bank directors then serving on the boards of directors of the Surviving Corporation and the Surviving Bank).

(b) Surviving Corporation:

(i) Prior to the Closing Date, the board of directors of GNB shall be increased by one (1) director who shall be selected by GNB and shall be reasonably acceptable to LINK. Immediately prior to the Effective Time, the total number of directors on the GNB board of directors shall be eight (8).

(ii) At the Effective Time, the board of directors of the Surviving Corporation immediately prior to the Effective Time shall continue to be the directors of the Surviving Corporation, provided that, at the Effective Time, the number of persons constituting the board of directors of the Surviving Corporation shall be increased by eight (8) directors who are members of the board of directors of GNB immediately prior to the Effective Time (the “New Corporation Board Members”) and the New Corporation Board Members shall be appointed to the board of directors of the Surviving Corporation for terms to expire at LINK’s next annual meeting. Each of the directors of the Surviving Corporation immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Corporation.

(iii) At the next three (3) annual meetings of shareholders of LINK after the New Corporation Board Members have been appointed to the board of directors of the Surviving Corporation, the New Corporation Board Members shall be nominated to the board of directors of the Surviving Corporation each for a term of one (1) year and the Surviving Corporation shall recommend that its stockholders vote in favor of the election of such nominee.

(iv) Notwithstanding the foregoing, the Surviving Corporation shall not have any obligation to appoint the New Corporation Board Members to serve on the Surviving Corporation’s board of directors if such Person is not a member of GNB’s board of directors immediately prior to the Effective Time.

(v) At the Effective Time, the chairman of the board of directors of GNB shall be appointed chairman of the board of directors of the Surviving Corporation. At the Effective Time, the chief executive officer of LINK shall be appointed vice-chairman of the board of directors of the Surviving Corporation.

(vi) At the Effective Time, the board of directors of the Surviving Corporation shall have, at a minimum, the following committees:

•	Audit Committee

•	Compensation Committee

•	Nominating & Corporate Governance Committee

•	Enterprise Risk Committee

•	Directors’ Loan Committee

The members of each committee of the board of directors of the Surviving Corporation shall consist of an equal number of directors who formerly served on the GNB board of directors and of directors who served on the LINK board of directors immediately prior to the Effective Time.

(vii) In the event a director of the Surviving Corporation ceases to be a member of the board of directors of the Surviving Corporation, his or her replacement shall, in the case of a director who previously served on the GNB board of directors, be selected by the former GNB directors then serving on the board of directors of the Surviving Corporation and, in the case of a director who served on the LINK board of directors prior to the Effective Time, be selected by the former LINK directors then serving on the board of directors of the Surviving Corporation.

(viii) Non-employee directors who attend at least seventy-five percent (75%) of all board and committee meetings shall be entitled to compensation in the form of an annual retainer consistent with similarly sized financial institutions, but in no event shall the annual retainer be less than $25,000 per year. In addition, non-employee director compensation shall also include grants of Surviving Corporation stock options.

(ix) The above board structure and terms shall remain in effect from the Effective Time until the date that is three (3) years after the Effective Date; provided, however, that such board structure and terms may be modified by the approval of at least eighty percent (80%) of the members of the Surviving Corporation board of directors then in office.

(c)	Surviving Bank:

(i) Prior to the Closing Date, the board of directors of Gratz Bank shall be increased by one (1) director who shall be the same individual selected by GNB to serve on the GNB board of directors pursuant to Section II(a)(i) above. Immediately prior to the Effective Time, the total number of directors on the Gratz Bank board of directors shall be eight (8).

(ii) At the Effective Time, the board of directors of the Surviving Bank immediately prior to the Effective Time shall continue to be the directors of the Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of the Surviving Bank shall be increased by eight (8) directors who are members of the board of directors of LINKBANK immediately prior to the Effective Time (the “New Bank Board Members”), and the New Bank Board Members shall be appointed to the board of directors of the Surviving Bank for terms to expire at the Surviving Bank’s next annual meeting. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

(iii) At the next three (3) annual meetings of shareholders of the Surviving Bank after the New Bank Board Members have been appointed to the board of directors of the Surviving Bank, the New Bank Board Members shall be nominated to the board of directors of the Surviving Bank each for a term of one (1) year and the Surviving Corporation shall, as the sole shareholder of the Surviving Bank, vote itself in favor of each such nominee.

(iv) Notwithstanding the foregoing, the Surviving Bank shall not have any obligation to appoint the New Bank Board Members to serve on the Surviving Bank’s board of directors if such Person is not a member of LINKBANK’s board of directors immediately prior to the Effective Time.

(v) At the Effective Time, the president and chief executive officer of Gratz Bank shall be appointed executive chairman of the board of directors of the Surviving Bank. At the Effective Time, the chief executive officer of LINK shall be appointed vice-chairman of the board of directors of the Surviving Bank.

(vi) The members of each committee of the board of directors of the Surviving Bank shall consist of an equal number of directors who formerly served on the Gratz Bank board of directors and of directors who served on the LINKBANK board of directors immediately prior to the Effective Time.

(vii) In the event a director of the Surviving Bank ceases to be a member of the board of directors of the Surviving Bank, his or her replacement shall, in the case of a director who previously served on the LINKBANK board of directors, be selected by the former LINKBANK directors then serving on the board of directors of the Surviving Bank and, in the case of a director who served on the Gratz Bank board of directors prior to the Effective Time, be selected by the former Gratz Bank directors then serving on the board of directors of the Surviving Bank.

(viii) The above board structure and terms shall remain in effect from the Effective Time until the date that is three (3) years after the Effective Date; provided, however, that such board structure and terms may be modified by the approval of at least eighty percent (80%) of the members of the Surviving Corporation board of directors then in office.

III.	Officers.

(a)	Surviving Corporation:

(i) At the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Surviving Corporation in office immediately prior to the Effective Time.

(ii) At the Effective Time, the chief executive officer of LINK shall be appointed chief executive officer of the Surviving Corporation.

(b)	Surviving Bank:

(i) At the Effective Time, the officers of the Surviving Bank shall consist of the officers of LINKBANK in office immediately prior to the Effective Time.

(ii) In addition, at the Effective Time, the following individuals shall be appointed to hold the positions at the Surviving Bank directly opposite their names:

Name	Position at Surviving Bank
Wesley Weymers	Executive Chairman
Jeremy Dobbin	SVP, Agriculture & Consumer Lending
Aaron Klinger	SVP, Senior Risk Officer
Kevin Laudenslager	SVP, Market President

IV.	Foundation.

At the Effective Time, two (2) community leaders from The Gratz Bank region shall be appointed directors of The LINK Foundation.

ANNEX B

Cedar Hill Advisors, LLC 105 Stream Court Chalfont, Pennsylvania 18914 Office 215-997-6617

PERSONAL AND CONFIDENTIAL

December 10, 2020

To The Board of Directors of LINKBANCORP, Inc. 3045 Market Street Camp Hill, PA 17011

Dear Directors:

You have requested our opinion as to the fairness, from a financial point of view, to LINKBANCORP, Inc. (“LNKB”) of the Consideration (as defined below) in connection with the proposed merger of GNB Financial Services, Inc. (“GNBF”) with and into LNKB, with LNKB as the surviving corporation (the “Merger”). The Merger is to be consummated pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Agreement”) dated December 10, 2020 by and among LNKB and its subsidiary, LINKBANK, and GNBF and its subsidiary, The Gratz Bank.

As more specifically set forth in the Agreement, and subject to its terms and conditions, at the Effective Time (as defined in the Agreement), each outstanding share of the common stock of GNBF (“GNBF Common Stock”), except for any dissenting shares and except for shares held by LNKB or GNBF (other than shares held in a fiduciary capacity), will cease to be outstanding and be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which Cedar Hill expresses no opinion) either:

(1)	7.3064 shares (the “Exchange Ratio,” subject to adjustment as provided in the Agreement) of LNKB common stock (the “Stock Consideration”); or

(2)	$87.68 per share in cash, without interest (the “Cash Consideration”);

provided however, notwithstanding the foregoing and certain elections made by shareholders of GNBF, the Agreement provides that (a) the number of shares of GNBF Common Stock to be converted into the right to receive the Cash Consideration shall be up to twenty percent (20%) of the total number of shares of GNBF Common Stock issued and outstanding at the effective time of the Merger (the “Aggregate Cash Consideration”), and (b) the number of shares of GNBF Common Stock to be converted into the right to receive the Stock Consideration at the effective time of the Merger shall be at least eighty percent (80%) of the total number of shares of GNBF Common Stock issued and outstanding at the effective time of the Merger (the “Aggregate Stock Consideration,” with the Aggregate Cash Consideration and the Aggregate Stock Consideration collectively constituting the “Consideration”).

The Agreement further provides that immediately following the merger, LINKBANK will merge with and into The Gratz Bank with The Gratz Bank as the surviving bank.

Cedar Hill has been retained by and has acted exclusively for the Board of Directors of LNKB (the “Board”) as its financial advisor to, among other things, render this opinion. Cedar Hill will receive a fee for rendering the opinion and reimbursement of its related out-of-pocket expenses. This fee and reimbursement of out-of-pocket expenses are due upon the delivery of this opinion. Cedar Hill’s fee for rendering this opinion is not contingent upon any conclusion Cedar Hill may reach or upon completion of the Merger. In addition, LNKB has agreed to indemnify Cedar Hill for certain liabilities that could arise from this engagement.

Cedar Hill, as part of its business, is engaged in the valuation of businesses in connection with mergers and acquisitions and valuations for corporate and other purposes and has experience in, and knowledge of, the valuation of banking enterprises. During the last four years, Cedar Hill has assisted each of LNKB and GNBF with the development of asset and liability fair value estimates in connection with certain business combination transactions respectively entered into by LNKB and GNBF, and with each company’s respective goodwill impairment testing. Cedar Hill also has assisted LNKB with pro forma merger analyses in connection with other proposed business combination transactions considered by LNKB. Cedar Hill, in the future, may seek to provide other services to LNKB and/or GNBF and their respective affiliates, for which it would expect to receive compensation.

In conducting its analysis and arriving at its opinion as expressed herein, Cedar Hill has among other things:

•	Reviewed the Agreement dated December 10, 2020 and certain schedules and exhibits attached thereto that were supplied by LNKB;

•

Reviewed the LNKB and GNBF 2019 and 2018 audited financial statements and LINKBANK and The Gratz Bank quarterly Consolidated Reports of Conditions and Income for the period from March 31, 2019 to September 30, 2020 and certain other publicly available information;

•

Reviewed certain other financial and operating information concerning LNKB and GNBF prepared and supplied by the respective management teams of LNKB and GNBF, which was used and relied upon by Cedar Hill at the direction of LNKB’s management team and with the consent of the Board;

•

Reviewed certain financial projections and other forward looking financial information prepared and supplied by the respective management teams of LNKB and GNBF, which was discussed with LNKB’s management team and used and relied upon by Cedar Hill at the direction of LNKB’s management team and with the consent of the Board;

•

Held discussions with the senior management teams of LNKB and GNBF concerning the business, past and current operations, financial condition, regulatory relations and future prospects of LNKB and GNBF, and such other matters as Cedar Hill deemed relevant to its analysis;

•

Compared the financial condition and financial performance of LNKB and GNBF with the financial condition, financial performance and market trading multiples of certain other banking companies Cedar Hill deemed similar to LNKB and GNBF;

•	Compared the proposed Consideration in the Merger with the consideration in certain other business combination transactions in the banking industry that Cedar Hill deemed relevant;

•

Reviewed the relative contributions of assets, liabilities, equity and earnings of LNKB and GNBF on a pro forma basis and the relative pro forma ownerships of the shareholders of LNKB and GNBF based upon the Consideration in the Merger in accordance with the Agreement;

•

Reviewed estimates regarding certain pro forma financial effects of the Merger on LNKB, including, without limitation, certain assumptions regarding acquisition accounting treatment and acquisition accounting fair value estimates, cost savings, and related expenses, synergies and future dividend payments to result or be derived from the Merger, that were prepared by LNKB management, supplied to and discussed with Cedar Hill by LNKB management, and used and relied upon by Cedar Hill with the consent of the Board;

•

Prepared net present value analyses of LNKB, GNBF and the pro forma combined entity using data and projections supplied by the respective management teams of LNKB and GNBF, which were discussed with and used by Cedar Hill at the direction of LNKB’s management team and with the consent of the Board; and

•

Performed such other analyses as Cedar Hill considered appropriate and took into account its assessment of general economic, market and financial conditions and Cedar Hill’s experience in other transactions as well as its experience in business valuations and knowledge of the banking industry generally.

In conducting its review and analyses and in rendering this opinion, Cedar Hill has assumed and relied upon the accuracy and completeness of all of the financial and other information used by Cedar Hill. Cedar Hill was not asked to and did not independently verify the accuracy or completeness of any such information and Cedar Hill does not assume any responsibility or liability for the verification, accuracy or completeness of any of such information. Cedar Hill further relied upon the assurances of the respective managements of LNKB and GNBF that they are not aware of (1) any fact, circumstance or other information that would make any of the information provided to Cedar Hill misleading or incomplete, or (2) any omission to provide information that would be necessary in order to make any information provided under (1) above not misleading or incomplete. Cedar Hill did not make an independent evaluation or appraisal of any specific assets (including any individual loan or portfolio of loans) or their collectability or the collateral securing any assets, or the liabilities, contingent or otherwise (including without limitation any hedge, swap, foreign exchange, or other derivative or off-balance sheet items), of LNKB or GNBF or any of their respective subsidiaries, nor was Cedar Hill furnished with any evaluations or appraisals of any of the foregoing. Cedar Hill is not an expert in evaluating investment, loan and lease portfolios for purposes of evaluating their quality or assessing the adequacy of the allowances for loan and lease losses in general or on behalf of either LNKB or GNBF. As a result, Cedar Hill has not assumed any responsibility for making an independent evaluation of any asset, investment, loan or lease assets or the adequacy of the allowance for loan and lease losses of LNKB or GNBF, and Cedar Hill has assumed, with the Board’s consent, that the respective allowances for loan and lease losses were adequate to cover such losses and complied fully with applicable law and regulatory policy, including sound banking practice and policy principles of regulatory authorities and the statutes and regulations applicable to Securities and Exchange Commission (“SEC”) filings that are required or contemplated in connection with the Merger, and will be adequate on a pro forma basis for the combined entity. Cedar Hill has not reviewed or sampled any loan files of LNKB, GNBF or their respective subsidiaries and does not express any opinion or evaluation as to the collectability of any assets or the future performance of any loans of LNKB, GNBF or the combined entity.

With respect to financial projections provided by LNKB and GNBF, Cedar Hill was advised by the managements of LNKB and GNBF, and it has assumed without independent investigation, that such projections were reasonably prepared and reflect the best currently available estimates and judgments as to the expected future financial performance of LNKB and GNBF, respectively. Cedar Hill has further assumed that the financial results (including the anticipated pro forma financial effects) reflected in such projections will be realized at the times and in the amounts projected by LNKB and GNBF. Cedar Hill has also relied, without independent verification, upon the estimates and good faith judgments of the managements of LNKB and GNBF as to the acquisition accounting treatment and acquisition accounting fair value estimates, cost savings and related expenses, synergies and future dividend payments (including the amount, timing and achievability thereof) anticipated to result from the Merger. Cedar Hill has further relied upon future financial projections provided by the managements of LNKB and GNBF and representations by them that such projections accurately reflect the application of Financial Accounting Standards applicable to business combinations, such as the Merger. Cedar Hill expresses no opinion as to any of such financial projections or the assumptions on which they are based. Cedar Hill has also assumed that there has been no material change in LNKB’s or GNBF’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements of LNKB and GNBF that were made available to Cedar Hill. Cedar Hill has assumed in all respects material to its analysis that LNKB and GNBF will remain as going concerns for all relevant periods.

Cedar Hill’s opinion is necessarily based upon financial, economic, regulatory, market and other conditions as they exist, and the information made available to Cedar Hill, as of the date hereof. Events occurring after the date hereof could materially affect this opinion. Cedar Hill disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date hereof.

Although Cedar Hill evaluated the fairness of the Consideration, from a financial point of view, to LNKB, Cedar Hill did not recommend to LNKB or its Board of Directors or management any of the Exchange Ratio, Cash Consideration, Aggregate Cash Consideration, Aggregate Stock Consideration, or Consideration, each of which was determined through negotiations between LNKB and GNBF. Moreover, Cedar Hill was not directed to and did not solicit indications of interest for any business combination transaction involving LNKB, and Cedar Hill has assumed, with the Board’s consent, that any process to identify and pursue the Merger or any alternative transaction was conducted in compliance with applicable law and the fulfillment of fiduciary duty obligations thereunder.

Cedar Hill has also assumed without independent investigation, with the Board’s consent, that (1) the Merger will be consummated in accordance with the terms of the Agreement (the final terms of which Cedar Hill has assumed will not differ in any respect material to Cedar Hill’s analysis from the draft version reviewed by Cedar Hill and referred to above) and with no adjustments to the Consideration (including the Exchange Ratio, the Stock Consideration and the Cash Consideration) and with no additional consideration or payments in respect of GNBF Common Stock, (2) the representations and warranties set forth in the Agreement are true and correct in all material respects, (3) each party to the Agreement will perform in all material respects all of the covenants and agreements required to be performed by it thereunder, (4) all conditions to the completion of the Merger will be satisfied without any waiver of conditions by any of the parties thereto or amendments or modifications to the Agreement, and in compliance with all applicable laws and requirements, and (5) all regulatory and other approvals and third party consents required for the consummation of the Merger will be obtained without delay or subject to any adverse conditions. Cedar Hill also assumed that in the course of LNKB and GNBF obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications or burdens will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity following the Merger, or on the contemplated benefits of the Merger, including without limitation the assumptions relating to acquisition accounting treatment and acquisition accounting fair value estimates, cost savings and related expenses, synergies and future dividend payments to result or be derived from the Merger provided by the LNKB management. Cedar Hill has further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and Cedar Hill has relied upon, with the Board’s consent, the advice LNKB received from its legal, accounting, and tax advisors as to all legal, financial reporting, accounting, tax and regulatory matters relating to the Merger and the transactions contemplated by the Agreement.

This opinion has been prepared at the request of, and for the information of, the Board of Directors of LNKB for its use in evaluating whether the Consideration specified in the Agreement is fair from a financial point of view to LNKB. Cedar Hill’s opinion does not constitute a recommendation as to any action the Board of Directors or any shareholder of LNKB should take in connection with the Merger or any aspect thereof and is not a recommendation to any person on how such person should vote in any consideration of the Merger. Cedar Hill’s opinion relates solely as of the date hereof, to the fairness of the Consideration in the Merger, from a financial point of view, to LNKB. Cedar Hill expresses no opinion herein as to the form, structure, terms or effect of any other aspect of the Merger, the merits of the underlying decision of LNKB to consummate the Merger, any other actions taken or proposed to be taken by LNKB in connection with the Merger, or any other transactions or business strategies discussed by the Board of Directors of LNKB as alternatives to the Merger. Cedar Hill is expressing no opinion herein as to (1) the value or price of LNKB’s common stock, or the value of the Consideration, when it is actually received by GNBF shareholders pursuant to the Agreement or (2) the respective prices at which LNKB’s or GNBF’s stock may trade at any time, including the date hereof. In addition, Cedar Hill is expressing no opinion herein as to: the fairness to, or any other consideration of, the shareholders, creditors or other constituencies of LNKB; or the fairness, amount or nature of any compensation to be paid to, or any other aspects of the Merger relating to, any officers, directors or employees of LNKB or GNBF, any transactions or events contemplated by the Merger, or otherwise. This opinion may not be used for any other purpose than as stated in this letter, and may not be published, reproduced, summarized, described or referred to or given to any other person or otherwise made public without Cedar Hill’s prior written consent; provided, however, that that this opinion may be reproduced and included in a registration statement/proxy statement that is required by law to be filed with the SEC. This opinion speaks solely as of the date hereof, and Cedar Hill is not obligated to, and has no duty to, update, revise, reaffirm or withdraw this opinion based upon events occurring after the date hereof.

Based upon and subject to the foregoing, it is Cedar Hill’s opinion that, as of the date hereof, the Consideration in the Merger is fair, from a financial point of view, to LNKB.

Very truly yours,

Cedar Hill Advisors, LLC

Annex C

December 10, 2020

Board of Directors

GNB Financial Services, Inc.

32 West Market Street

Gratz, Pennsylvania 17030

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of issued and outstanding common stock, $5.00 par value (“GNB Common Stock”), of GNB Financial Services, Inc. (“GNB”) of the Merger Consideration (as defined below) to be received by such holders in the proposed merger (the “Proposed Merger”) of GNB and LINKBANCORP, Inc., a Pennsylvania corporation (“LINK”), as set forth in the draft Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into by GNB and LINK. Pursuant to the Merger Agreement, at the effective time of the Proposed Merger, GNB will merge with and into LINK, with LINK surviving, and each share of GNB Common Stock issued and outstanding immediately prior to the effective time of the Merger, except for certain shares of GNB Common Stock specified in the Merger Agreement, shall be cancelled and converted into the right to receive, at the election of the holder and subject to the election procedures in the Merger Agreement, $87.68 in cash (“Cash Consideration”) or 7.3064 shares of common stock of LINK (“Stock Consideration”). The Cash Consideration and the Stock Consideration are referred to collectively as the “Merger Consideration.” Holders of GNB Common Stock may elect to receive Stock Consideration or Cash Consideration, or a combination of Cash Consideration and Stock Consideration (in each case without interest), in exchange for their shares of GNB Common Stock, provided, however, that 80% of the Merger Consideration plus the aggregate consideration to be paid by GNB with respect to the Dissenters’ Shares shall be paid with shares of common stock of LINK. The terms and conditions of the Proposed Merger are more fully set forth in the Merger Agreement. Capitalized terms not otherwise defined in this letter have the meanings set forth in the Merger Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances and current financial positions of GNB and LINK and reviewed certain internal financial analyses and forecasts prepared by the management of GNB for the years ended December 31, 2020 and December 31, 2021 for GNB and by the management of LINK for the years ended December 31, 2020 through December 31, 2023 for GNB and for the years ended December 31, 2020 through December 31, 2025 for LINK, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance and trading history of GNB and LINK, (iv) studied and analyzed the consolidated financial and operating data of GNB and LINK, (v) reviewed the pro forma financial impact of the Proposed Merger on GNB, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by senior management of GNB and LINK, (vi) considered the financial terms of the Proposed Merger between GNB and LINK as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and/or communicated with certain members of GNB’s and LINK’s senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

We have acted as GNB’s financial advisor in connection with the Proposed Merger and will receive a fee for our service, a significant portion of which is contingent upon consummation of the Proposed Merger. We will

4 Tower Bridge  ●  200 Barr Harbor Drive  ●  West Conshohocken  ●  PA 19428

phone (610) 832-1212  ●  fax (610) 832-5301

www.boenninginc.com  ●  Member FINRA/SIPC

Board of Directors

GNB Financial Services, Inc.

December 10, 2020

also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to us upon closing of the Proposed Merger. Our fee for rendering this opinion is not contingent upon the consummation of the Proposed Merger or any conclusion that we may reach. GNB has also agreed to indemnify us against certain liabilities arising out of our engagement.

Our opinion is given in reliance on information and representations made or given by GNB and LINK, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by GNB and LINK including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning GNB and LINK or other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of GNB and LINK as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets, collateral securing such assets or liabilities (contingent or otherwise) of GNB or LINK, nor have any such valuations or appraisals been provided to us. We express no opinion as to the collectability of any assets. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business, or prospects of either GNB or LINK since the date of the last financial statements of each such entity that were made available to us.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to GNB and LINK, we have assumed that such information, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgment of the management of GNB and LINK as to their most likely future performance. We have further relied on the assurances of management of GNB and LINK that they are not aware of any facts or circumstances that would make any of such information inaccurate, incomplete or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowances for loan losses indicated on the balance sheets of GNB and LINK are adequate to cover such losses; we have not reviewed individual loans or credit files of GNB or LINK. We have assumed that all of the representations and warranties of all parties contained in the Merger Agreement and all related agreements and documents are true and correct, that each party under the agreements and documents will perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents are not waived. We have assumed that the Merger Agreement represents the entire agreement between the parties, that it has not been modified or amended, and that its terms have not been superseded or supplemented by other agreements or documents. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger no conditions will be imposed that would reasonably be expected to have a material adverse effect on either GNB or LINK, the combined entity or the contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger. We have also assumed, with your consent, that the Proposed Merger will be treated as a tax-free reorganization for federal income tax purposes.

Our opinion is based upon (i) information provided to us by GNB and LINK and their respective officers, directors, auditors, counsel and other agents; (ii) filings, releases and other information issued by GNB and LINK

Board of Directors

GNB Financial Services, Inc.

December 10, 2020

including financial statements, financial projections for the years ended December 31, 2020 through December 31, 2023 for GNB and for the years ended December 31, 2020 through December 31, 2025 for LINK, and stock price data as well as certain information from recognized independent sources; and (iii) market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and, accordingly, it speaks to no other period. Events occurring after the date hereof could materially affect our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Proposed Merger and the other business strategies that GNB’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of GNB’s Board of Directors to proceed with the Proposed Merger. We are expressing no opinion as to the prices at which GNB’s securities or LINK’s securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that GNB has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of GNB’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to GNB’s Board of Directors in connection with the Proposed Merger or a recommendation to any shareholder of GNB as to how such shareholder should vote or act with respect to the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included, in its entirety, in any filing made by GNB or LINK with the Securities and Exchange Commission with respect to the Proposed Merger; provided, however, that any description of, or reference to, our opinion, or to Boenning & Scattergood, Inc., shall be in a form reasonably acceptable to us and to our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, GNB and LINK or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of GNB and LINK for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

Boenning & Scattergood, Inc. has not had any material investment banking relationship with either GNB or LINK during the past two years in which compensation was received or was intended to be received. Boenning & Scattergood, Inc. may provide investment banking services to LINK in the future (and/or GNB if the Proposed Merger is not consummated), although as of the date of this opinion there is no agreement to do so nor any mutual understanding that such services are contemplated.

This opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee in accordance with our written procedures for approval of fairness opinions. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of GNB Common Stock in the Proposed Merger.

Board of Directors

GNB Financial Services, Inc.

December 10, 2020

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of GNB Common Stock pursuant to the Merger Agreement, is fair, from a financial point of view, to such holders.

Sincerely,

BOENNING & SCATTERGOOD, INC.

ANNEX D

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF LINKBANCORP, INC.

This discussion and analysis reflects LINK’s consolidated financial statement and other relevant statistical data and is intended to enhance your understanding of LINK’s consolidated financial condition and results of operations. You should read the information in this section in conjunction with LINK’s audited consolidated financial statements and accompanying notes to the audited consolidated financial statements beginning on page [    ] of this joint proxy statement/prospectus. LINK’s Management’s Discussion and Analysis is presented in the following sections:

•	Overview and Strategy

•	Comparison of Financial Condition at March 31, 2021 and December 31, 2020

•	Comparison of Financial Condition at December 31, 2020 and December 31, 2019

•	Comparison of Operating Results for the Years Ended December 31, 2020 and 2019

•	Comparison of Operating Results for the Three Months Ended March 31, 2021 and 2020

•	Liquidity, Commitments, and Capital Resources

•	Off-Balance Sheet Arrangements

•	Critical Accounting Policies

•	Recently Issued Accounting Standards

Overview and Strategy

LINK’s core strategy is to further its mission of “positively impacting lives” through community banking by building strong relationships that bring value to its customers, employees, the communities it serves and its shareholders. In pursuing this mission, LINK specifically desires to invest in the development of strong future leaders for the banking industry and our communities, to contribute to economically and socially flourishing communities, and to demonstrate the continued viability and integral role of community banking for our economic and social development.

LINK operates primarily through its sole subsidiary, LINKBANK. LINKBANK provides traditional lending, deposit gathering and cash services to retail customers, small businesses and nonprofit organizations. LINKBANK focuses its lending activities on small businesses, targeted to create a diverse loan portfolio in relation to its underlying collateral and different business segments with unique cash flow generation and varied interest rate sensitivity. LINKBANK offers a full suite of deposit products and cash management services focused on the small business and nonprofit segments.

LINK’s revenues consist primarily of interest income LINK earns on loans and investments. Interest income is partially offset by interest expense incurred on deposits, borrowings and other interest-bearing liabilities. Net interest income is affected by the balances of interest-earning assets and interest-bearing liabilities and their relative interest rates. Net interest income is typically further reduced by LINK’s provision for loan losses.

Non-interest income also contributes to LINK’s operating results, consisting of service charges and fees, and gains and losses on the sales of securities and loans. Non-interest expenses, which include salaries and employee benefits, occupancy and equipment costs, data processing, professional services, advertising and other general and administrative expenses, are LINK’s primary expenditures incurred as a result of LINK’s operations.

Financial institutions like LINK, in general, are significantly affected by economic conditions, competition, and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing and commercial real estate, competition among lenders, interest rate conditions, and funds availability. LINK’s operations and lending are concentrated in South Central Pennsylvania in Dauphin, Cumberland, Lancaster, and Chester Counties, and LINK’s operations are influenced by local economic conditions. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preferences, and levels of personal income and savings in LINK’s primary market area. Operations are also significantly impacted by government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact LINK.

To operate successfully, LINK must manage various types of risk, including but not limited to: interest rate risk, credit risk, liquidity risk, operational and information technology risks, strategic risk, reputation risk and compliance risk. See the section of this joint proxy statement/prospectus entitled “Risk Factors,” beginning on page [    ].

Recent Market Conditions

LINK’s financial condition and performance are all highly dependent on the business environment in the market area in which LINK operates and in the United States as a whole. During the first quarter of 2020, there was an outbreak of a novel strain of coronavirus (COVID-19) which spread to numerous countries around the world, including the United States, while becoming a global pandemic. As the spread of COVID-19 increased during the first and second quarters of 2020, federal, state, and local governments implemented various restrictive measures such as quarantines, restrictions on travel, school closings, “stay at home” rules and restrictions on certain business operations. These restrictions have slowly been lifted as people had begun to gain access to vaccines during the fourth quarter of 2020. All of these restrictions had adversely affected, and will likely continue to adversely affect the economy on a national, state, and local level, including the geographical areas in which LINK operates.

Overall, real GDP decreased by 3.5% for 2020 as compared to an increase of 2.2% in 2019. As a result of the global pandemic, market interest rates have declined significantly during 2020 with the 10-year Treasury bond falling from a high yield of 1.88% on January 2, 2020 to a low of .52% on August 4, 2020. Additionally, at the beginning of 2020 the Federal Reserve had set the target range for the Fed Funds rate at 1.50% to 1.75% and by March 31, 2020, the Fed Funds target range had been reduced to 0% to 0.25%. The Fed Funds rate has been left unchanged through the remainder of 2020 and it is expected that this range will be in place for an extended period of time. These reductions in interest rates and other effects of the COVID-19 pandemic may adversely affect LINK’s financial condition and results of operations in future periods. It is unknown how long the adverse conditions associated with the COVID-19 pandemic will last and what the complete financial effect will be to LINK. It is reasonably foreseeable that estimates made in the financial statements could be materially and adversely impacted in the near term as a result of these conditions, including expected credit losses on loans.

Comparison of Financial Condition at March 31, 2021 and December 31, 2020

Total assets at March 31, 2021, were $421.1 million, a decrease of $3.0 million, or 0.72%, from $424.1 million at December 31, 2020. The decrease in total assets was primarily due to the maturity of a $75.0 million short-term investment security held at December 31, 2020 that matured during January 2021. This decrease was partially offset by the net increase in loans receivable of $61.4 million, an increase in cash and cash equivalents of $4.8 million, and an increase in the deferred tax asset of $3.0 million as a result of the reversal of LINK’s valuation allowance during the first quarter of 2021.

Cash and cash equivalents increased $4.8 million or 53.0% from $9.0 million at December 31, 2020 to $13.8 million at March 31, 2021. The increase is primarily due to:

Primary Cash Inflows

•	Net increase in deposits of $29.0 million;

•	Proceeds from maturities of and repayments on investment securities of $75.4 million; and

•	Proceeds from redemption of restricted investments in bank stocks of $1.3 million

Primary Cash Outflows

•	Cash used in operations of $653 thousand;

•	Repayments of borrowings of $38.5 million; and

•	Net increase in loans receivable of $61.6 million

Securities available-for-sale decreased by $75.4 million or 95.2% to $3.8 million at March 31, 2021 from $79.2 million at December 31, 2020. The decrease is due to a maturity in holdings of U.S. treasury securities of $75.0 million during January 2021.

Net loans receivable increased during the three months ended March 31, 2021 as shown in the table below:

(dollars in thousands)	March 31, 2021	December 31, 2020	Change	%
Commercial and industrial	$149,660	$101,370	$48,290	47.64%
Construction and land development	19,646	20,935	(1,289)	(6.16%)
Real estate - commercial	162,041	145,800	16,241	11.14%
Real estate - residential	39,136	37,302	1,834	4.92%
Real estate - home equity	18,381	20,218	(1,837)	(9.09%)
Consumer	2,436	2,622	(186)	(7.09%)

Total Loans	391,300	328,247	63,053	19.21%
Deferred (fees) costs	(2,279)	(856)	(1,423)	166.24%
Allowance for loan losses	(4,386)	(4,177)	(209)	5.00%

Net Loans	$384,635	$323,214	61,421	19.00%

Included in the loan growth totals above are balances on loans originated as part of the SBA Paycheck Protection Program (“PPP”) under the CARES Act. During the year ended December 31, 2020, LINK originated 533 PPP loans with original principal balances of $86.1 million for its customers. During the first quarter of 2021, LINK originated 328 PPP loans with original principal balances of $51.9 million. At March 31, 2021 the outstanding balance on PPP loans was $81.5 million compared to $41.0 million at December 31, 2020. The balance of PPP loans are included in the balance of commercial and industrial loans in the table above. In association with the PPP loan originations, LINK recorded fees that have been deferred and will amortize over the life of the loans. As customers complete the loan forgiveness process with the SBA, any unamortized deferred fees will be recognized as an adjustment to interest income. LINK recognized $545,000 and $0 in PPP fees as part of interest income for the three months ended March 31, 2021 and 2020, respectively.

During 2020, LINK customers had requested 82 loan payment deferrals or payments of interest only on loans totaling $53.7 million. In accordance with Section 4013 of the CARES Act and the interagency guidance issued on April 7, 2020, these short-term deferrals are not considered troubled debt restructurings. As of March 31, 2021, LINK has 9 loan relationships totaling $23 million that remain on a CARES Act modification.

LINK’s investment in restricted bank stock decreased $1.2 million, from $2.6 million at December 31, 2020 to $1.4 million at March 31, 2021 due to redemptions of FHLB stock in conjunction with LINK’s repayment of FHLB borrowings during the first quarter of 2021.

Deposits grew by $29.0 million or 10.3%, from a total of $283.1 million at December 31, 2020 to $312.1 million at March 31, 2021. Changes in the deposit types are presented in the table below:

(dollars in thousands)	March 31, 2021	December 31, 2020	Change	%
Demand, noninterest-bearing	$56,916	$42,374	$14,542	34.3%
Demand, interest-bearing	21,077	15,883	5,194	32.7%
Money market and savings	117,756	81,756	36,000	44.0%
Time deposits, $250,000 and over	46,463	47,112	(649)	-1.4%
Time deposits, other	69,873	95,929	(26,056)	-27.2%

Total deposits	$312,085	$283,054	$29,031	10.3%

Included in the time deposits balance above were brokered time deposits with a balance of $25.0 million as of December 31, 2020. LINK had no brokered deposits as of March 31, 2021.

At March 31, 2021, other borrowings consist of $20.0 million in FHLB fixed rate advances, which have maturities from 2023 through 2025, and $10.0 million in borrowings under the Paycheck Protection Program Liquidity Facility (“PPPLF”). The PPPLF is a program designated to facilitate lending by financial institutions to small businesses under the PPP provision of the CARES Act. At December 31, 2020, other borrowings consisted of $20.0 million in FHLB fixed rate advances and $17.3 million in PPPLF borrowings.

Total shareholders’ equity increased by $2.7 million, or 6.8%, from $40.3 million at December 31, 2020, to $43.1 million at March 31, 2021. The increase is primarily attributable to net income for the three months ended March 31, 2021 of $2.8 million.

Comparison of Financial Condition at December 31, 2020 and December 31, 2019

Total assets at December 31, 2020, were $424.1 million, an increase of $190.6 million, or 81.6%, from $233.5 million at December 31, 2019. The increase in total assets was primarily due to the net increase in loans receivable of $156.4 million, an increase of $32.2 million in securities available for sale, and an increase in investments in restricted bank stock of $2.6 million.

Cash and cash equivalents decreased $2.2 million or 19.7% from $11.2 million at December 31, 2019 to $9.0 million at December 31, 2020. The decrease is primarily due to:

Primary Cash Inflows

•	Cash provided by operations of $238 thousand;

•	Net increase in deposits of $94.4 million;

•	Net proceeds from borrowings of $72.1 million;

•	Proceeds from the issuance of subordinated debt of $20.0 million; and

•	Proceeds from the issuance of common stock of $5.0 million

Primary Cash Outflows

•	Net investments in securities available-for-sale of $32.1 million;

•	Purchase of restricted investments in bank stocks of $2.6 million; and

•	Net increase in loans receivable of $158.9 million

Securities available-for-sale increased by $32.2 million or 68.6% to $79.2 million at December 31, 2020 from $47.0 million at December 31, 2019. The increase is due to (1) a purchase of residential mortgage backed securities during 2020 which had a balance of $4.2 million as of December 31, 2020; and (2) an increase in LINK’s holdings of U.S. treasury securities of $28.0 million.

Net loans receivable increased during the year ended December 31, 2020 as shown in the table below:

(dollars in thousands)	December 31, 2020	December 31, 2019	Change	%
Commercial and industrial	$101,370	$34,057	$67,313	197.6%
Construction and land development	20,935	14,681	6,254	42.6%
Real estate - commercial	145,800	75,999	69,801	91.8%
Real estate - residential	37,302	34,817	2,485	7.1%
Real estate - home equity	20,218	8,300	11,918	143.6%
Consumer	2,622	702	1,920	273.5%

Total Loans	328,247	168,556	159,691	94.7%
Deferred (fees) costs	(856)	(74)	(782)	1056.8%
Allowance for loan losses	(4,177)	(1,689)	(2,488)	147.3%

Net Loans	$323,214	$166,793	156,421	93.8%

Included in the loan growth totals above are balances on loans originated as part of the SBA Paycheck Protection Program (“PPP”) under the CARES Act. During the year ended December 31, 2020, LINK originated 533 PPP loans with original principal balances of $86.1 million for its customers. At December 31, 2020, the outstanding balance on PPP loans was $41.0 million and are included in the balance of commercial and industrial loans in the table above. In association with the PPP loan originations, LINK received approximately $3 million in fees that have been deferred and will amortize over the life of the loans. As LINK’s customers complete the loan forgiveness process with the SBA, any unamortized deferred fees will be recognized as an adjustment to interest income. For the year ended December 31, 2020, LINK recognized $2.0 million in PPP fees as part of interest income.

In addition to the loan originations generated through LINK’s participation in PPP, LINK was able to cultivate new customer relationships as a result. These new relationships and the positive results gained from LINK’s successful implementation of the first round of PPP contributed to its overall, high loan growth targets. As a result, LINK was able to generate a total of 337 new loans, excluding PPP loans, with a combined December 31, 2020 balance of $115.8 million, with the remaining growth in loan balances resulting from purchased loans net of paydowns on existing loans.

During 2020, LINK’s customers had requested 82 loan payment deferrals or payments of interest only on loans totaling $53.7 million. In accordance with Section 4013 of the CARES Act and the interagency guidance issued on April 7, 2020, these short-term deferrals are not considered troubled debt restructurings. As of December 31, 2020, LINK has 15 loans totaling $18.2 million that remain on a CARES Act modification.

LINK’s investment in restricted bank stock increased $2.6 million, from $43 thousand at December 31, 2019 to $2.6 million at December 31, 2020 due to purchases of FHLB stock in conjunction with LINK’s increase FHLB borrowings at December 31, 2020.

Deposits grew by $94.4 million or 50.0%, from a total of $188.7 million at December 31, 2019 to $283.1 million at December 31, 2020. Changes in the deposit types are presented in the table below:

(dollars in thousands)	December 31, 2020	December 31, 2019	Change	%
Demand, noninterest-bearing	$42,374	$12,644	$29,730	235.1%
Demand, interest-bearing	15,883	7,923	7,960	100.5%
Money market and savings	81,756	49,039	32,717	66.7%
Time deposits, $250,000 and over	47,112	26,302	20,810	79.1%
Time deposits, other	95,929	92,765	3,164	3.4%

Total deposits	$283,054	$188,673	$94,381	50.0%

Included in the time deposits balance above were brokered time deposits with a balance of $25.0 million as of December 31, 2020 which was an increase of $14.3 million over the balance of $10.7 million at December 31, 2019.

As mentioned above in the loan growth discussion, LINK’s participation in PPP resulted in new and enhanced customer relationships which helped drive LINK’s high growth in both loans and deposits. During 2020, LINK’s customers opened 1,246 new deposit accounts with a total balance at December 31, 2020 of $105.2 million. This growth was partially offset by strategically allowing higher cost time deposits to run-off as they matured.

Other borrowings consist of $20.0 million in FHLB fixed rate advances, which have maturities from 2023 through 2025, and $17.3 million in borrowings under the Paycheck Protection Program Liquidity Facility (“PPPLF”). The PPPLF is a program designated to facilitate lending by financial institutions to small businesses under the PPP provision of the CARES Act. LINK had no such advances during 2019.

On September 30, 2020, LINK accepted subscriptions for and sold, at 100% of their principal amount, an aggregate of $20.0 million of subordinated notes (the “Notes”), on a private placement basis, to accredited investors. The Notes bear interest at a fixed interest rate of 5.0% per year for five years and then float at an index tied to the Secured Overnight Finance Rate (“SOFR”). The Notes have a term of ten years and have a maturity date of October 1, 2030. The Notes are redeemable at the option of LINK, in whole or in part, subject to any required regulatory approvals after five years.

Total shareholders’ equity increased by $3.4 million, or 9.4%, from $36.9 million at December 31, 2019, to $40.3 million at December 31, 2020. The increase is primarily attributable to net proceeds from LINK’s issuance of common stock of $5.0 million and a $153 thousand increase in accumulated other comprehensive income due to increased fair values in the available for sale investment securities. The increase in total stockholders’ equity was partially offset by a net loss of $1.8 million for the year ended December 31, 2020.

Comparison of Results of Operations for the Three Months Ended March 31, 2021 and 2020

General: Net income was $2.8 million for the three months ended March 31, 2021, or $0.53 per diluted share, an increase in income of $5.4 million, or 206.5%, compared to net loss of $2.6 million, or $(0.57) per diluted share, for the three months ended March 31, 2020.

Net income for the three months ended March 31, 2021, reflected an increase in net interest income before provision of $1.7 million, a reduction in the provision for loan losses of $1.7 million, an increase in non-interest income of $33 thousand, and an income tax benefit of $3.0 million. These increases in income were partially offset by an increase in noninterest expenses of $1.2 million.

Net Interest Income: Net interest income before provision for loan losses increased by $1.7 million, or 129.1%, to $3.1 million for the three months ended March 31, 2021, compared to $1.4 million for the three months ended March 31, 2020. The provision for loan losses decreased by $1.7 million from $2.0 million for the three months ended March 31, 2020 to $207 thousand for the same period in 2021.

Interest Income: Interest income increased to $3.8 million for the three months ended March 31, 2021, compared with $2.3 million for the year three months March 31, 2020. The average yield on the earning assets decreased 17 basis points on an annualized basis from 4.08% for the three months ended March 31, 2020 to 3.91% for the three months ended March 31, 2021. This decrease in rates was more than offset by the growth in average balance of earning assets which increased $161.9 million to $390.1 million for the three months ended March 31, 2021 compared to $228.2 million for the comparable period in 2020. In general, LINK experienced a decrease in most all rates on earning assets as a result of the Federal Reserve decreasing the range for the Fed Funds target rate to 0% to 0.25% as of March 31, 2020. This rate reduction along with increased competition for loan originations over the past 12 months has resulted in new loans originated since March 31, 2020, generally, earning a lower percentage of interest compared to the loan portfolio existing at March 31, 2020.

Interest Expense: Interest expense decreased by $285 thousand or 29.4% to $684 thousand for the three months ended March 31, 2021, compared to $970 thousand for the three months ended March 31, 2020. The decrease in expense is primarily due to the decrease in rates paid on interest bearing liabilities, which decreased 115 basis points on an annualized basis from 2.08% for the three months ended March 31, 2020 to 0.93% for the three months ended March 31, 2021. This decrease in rates was partially offset by an increase in average balances of interest bearing liabilities, which increased $116.0 million to $303.8 million for the three months ended March 31, 2021 compared to $187.8 million for the comparative period in 2020. While the aforementioned lower rate environment has helped LINK reduce overall cost of funds, the evolution of LINK’s business has also played a role in this reduction of cost. As LINK continues to grow and mature, LINK is able to continue to foster customer relationships that grow core deposits and decrease its reliance upon higher cost time and money market deposits. As a result, the average balance in money market demand deposits grew by $42.3 million for the three months ended March 31, 2021 compared to the same period in 2020, while reducing the interest rate on these deposits by 103 basis points over that same period. Additionally, noninterest bearing deposits grew by $42.3 million for the three months ended March 31, 2021 compared to the same period in 2020.

Provision for Loan Losses: The provision for loan losses decreased by $1.7 million from $2.0 million for the three months ended March 31, 2020 to $207 thousand for the three months ended March 31, 2021. During the three months ended March 31, 2020, management adjusted certain qualitative factors in the calculation of its provision for loan losses to account for the uncertain impact of COVID-19 on economic conditions and borrowers’ ability to repay loans, resulting in an increased provision during the first quarter of 2020. The provision for the first quarter of 2021 is more indicative of a normalized provision since LINK did not experience any significant deterioration in the credit quality of its loan portfolio and the current economic outlook for the U.S. economy appears to continue its recovery from the negative impact caused by the global pandemic. Despite this continued recovery, management noted that certain aspects of the recovery such as unemployment data, has shown a lag to expectation, indicating that the recovery is occurring slower than initially anticipated. As such, LINK has not reduced its loss factors related to the COVID-19 pandemic during the three months ended March 31, 2021.

LINK completes a comprehensive quarterly evaluation to determine its provision for loan losses. The evaluation reflects analyses of individual borrowers and historical loss experience, and changes in net loan balances, supplemented as necessary by credit judgment that considers observable trends, conditions, and other relevant environmental and economic factors.

Refer to Note 4 of the Notes to the Consolidated Financial Statement for additional details on the provision for loan losses.

Non-interest Income: Non-interest income increased by $33 thousand to $110 thousand for the three months ended March 31, 2021, from the $77 thousand recognized during the same period of 2020. The increase is the result of growth in fee income and service charges on deposit accounts for the three months ended March 31, 2021 compared to 2020.

Non-interest Expenses: Non-interest expenses increased $1.1 million or 55.9%, from $2.1 million for the three months ended March 31, 2020, to $3.2 million for the three months ended March 31, 2021. The increase was largely due to: (1) an increase of $608 thousand in compensation and employee benefit expenses primarily due to increased employee headcount, and annual salary increases and incentives; and (2) $431 thousand of merger expenses incurred in conjunction with LINK’s pending merger with GNB.

Income Tax Benefit: Income tax benefit for the three months ended March 31, 2021 totaled $3.0 million compared to $0 for the same period in 2020. During the first quarter of 2021, LINK determined based on its recent results of operations over the previous six months coupled with its forecasted net income over the next 36 months, that it is more likely than not that LINK will be able to fully recognize its deferred tax asset prior to the end of its useful life. Please refer to Note 8 to the Consolidated Financial Statements as of March 31, 2021 for further discussion of our evaluation. Resultantly, at March 31, 2021, LINK fully reversed the deferred tax asset valuation allowance that had been previously recorded. This reversal along with the recording of current income tax expense, resulted in LINK’s income tax benefit for the first quarter of 2021. In the comparable period of 2020, LINK had recorded a full valuation allowance against its deferred tax asset given its history of operating losses and uncertainty surrounding its ability to generate future net income, resulting in no income tax expense or benefit.

Analysis of Net Interest Income

Net interest income represents the difference between the interest LINK earns on its interest-earning assets, such as loans and investment securities, and the expense LINK pays on interest-bearing liabilities, such as deposits and borrowings. Net interest income depends on both the volume of LINK’s interest-earning assets and interest-bearing liabilities and the interest rates LINK earns or pays on them.

Average Balances, Interest and Average Yields: The following table sets forth certain information relating to average balance sheets and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities, interest earned and interest paid for the years indicated. Such yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances over the years indicated. The average balances for loans are net of allowance for loan losses, but include non-accrual loans. The loan yields include net amortization of certain deferred fees and costs that are considered adjustments to yields. Interest income on securities does not include a tax equivalent adjustment for bank qualified municipal bonds.

	For the Three Months Ended March 31,
	2021			2020
(Dollars in thousands)	Avg Bal	Interest	Yield/Rate	Avg Bal	Interest	Yield/Rate
Int. Earn. Cash	$27,078	$6	0.10%	$37,157	$113	1.22%
Investments	7,393	29	1.56%	7,716	36	1.90%

Total Cash Equiv. and Investments	34,471	35	0.41%	44, 873	149	1.34%
Total Loans	355,593	3,730	4.25%	183,329	2,166	4.75%

Total Earning Assets	390,064	3,765	3.91%	228,202	2,315	4.08%
Other Assets	8,397			11,300

Total Assets	$398,461			$239,502

	For the Three Months Ended March 31,
	2021			2020
(Dollars in thousands)	Avg Bal	Interest	Yield/Rate	Avg Bal	Interest	Yield/Rate
Interest bearing demand	$19,339	$8	0.17%	$7,319	$5	0.25%
Money market demand	104,923	94	0.36%	62,584	217	1.39%
Time deposits	123,762	316	1.04%	115,023	747	2.61%
Total Borrowings	55,782	266	1.94%	2,900	1	0.13%

Total Interest-Bearing Liabilities	303,806	684	0.93%	187,826	970	2.08%
Non Int Bearing Deposits	51,692			9,354

Total Cost of Funds	$355,498	$684	0.78%	$197,180	$970	1.89%
Other Liabilities	1,865			826

Total Liabilities	$357,363			$198,006

Equity	$41,098			$41,496

Total Liabilities & Equity	$398,461			$239,502

Net Interest Income		$3,081			$1,345

Net Interest Spread			3.13%			2.19%

Net Interest Margin			3.20%			2.37%

Rate/Volume Analysis

The following table reflects the sensitivity of LINK’s interest income and interest expense to changes in volume and in yields on interest-earning assets and costs of interest-bearing liabilities during the periods indicated.

	Three Months Ended March 31, 2021 vs. 2020 Increase (Decrease) Due To:
(Dollars in thousands)	Rate	Volume	Net
Interest Income:
Int. Earn. Cash	$(75)	$(32)	$(107)
Investments	(6)	(1)	(7)
Total Loans	(436)	2,000	1,564

Total Earning Assets	(517)	1,967	1,450
Interest Expense:
Interest bearing demand	(4)	7	3
Money market demand	(267)	144	(123)
Time deposits	(481)	50	(431)
Total Borrowings	248	17	265

Total Interest-Bearing Liabilities	(504)	218	(286)
Change in Net Interest Income	$(13)	$1,749	$1,736

Comparison of Results of Operations for the Years Ended December 31, 2020 and 2019

General: Net loss was $1.8 million for the year ended December 31, 2020, or $0.38 per share, a decrease in loss of $4.3 million, or 71.0%, compared to net loss of $6.1, or $1.34 per share, for the year ended December 31, 2019. Net loss for the year ended December 31, 2020, reflected an increase in net interest income of $5.2 million, and non-interest income of $256 thousand. These increases in income were partially offset by an increase in the provision for loan losses of $865 thousand and noninterest expenses of $253 thousand.

Net Interest Income: Net interest income before provision for loan losses increased by $5.2 million, or 129.2%, to $9.2 million for the year ended December 31, 2020, compared to $4.0 million for the year ended December 31, 2019. The provision for loan losses increased by $865 thousand from $1.6 million in 2019 to $2.5 million in 2020 as a result of changes to LINK’s loan portfolio during the year in addition to a new qualitative factor to account for the added risk to LINK’s portfolio as a result of the global pandemic. Interest income and interest expense both increased for the year ended December 31, 2020 when compared to the year ended December 31, 2019, due the increased average balances in loans and deposits which outpaced an impact from the decreased interest rate environment in 2020.

Interest Income: Interest income increased to $12.6 million for the year ended December 31, 2020, compared with $5.7 million for the year ended December 31, 2019. The average yield on the earning assets decreased 36 basis points from 4.32% for the year ended December 31, 2019 to 3.96% for the year ended December 31, 2020. This decrease in rates was more than offset by the growth in average balance of earning assets which increased $185.2 million to $317.5 million for the year ended December 31, 2020 compared to $132.3 million for 2019.

Interest Expense: Interest expense increased by $1.7 million or 97.7% to $3.4 million for the year ended December 31, 2020, compared to $1.7 million for the year ended December 31, 2019. The increase in expense is due to the increase in average balance of interest-bearing liabilities of $160.4 million to $255.3 million for the year ended December 31, 2020 compared to $94.9 million for 2019. The increase in average balance was partially offset by a decrease in rates paid on interest bearing liabilities of 48 basis points from 1.80% for 2019 to 1.32% in 2020. In addition to interest expense incurred on deposit accounts, LINK incurred $597 thousand of interest expense on borrowings during the year ended December 31, 2020 for which LINK had no comparable borrowings or interest expense during 2019.

Provision for Loan Losses: The provision for loan losses increased by $865 thousand from $1.6 million in 2019 to $2.5 million in 2020. During the year ended December 31, 2020, management adjusted certain qualitative factors in the calculation of its provision for loan losses to account for the uncertain impact of COVID-19 on economic conditions and borrowers’ ability to repay loans, resulting in an approximate $947 thousand provision. The remaining provision for loan losses of $1.5 million was the result of changes in the loan portfolio and historical loss factors. As a result of the additional provision, the allowance for loan losses as a percent of total loans ratio increased 27 basis points to 1.27% at December 31, 2020.

LINK completes a comprehensive quarterly evaluation to determine its provision for loan losses. The evaluation reflects analyses of individual borrowers and historical loss experience, and changes in net loan balances, supplemented as necessary by credit judgment that considers observable trends, conditions, and other relevant environmental and economic factors.

Refer to Note 4 of LINK’s Notes to the Consolidated Financial Statement for additional details on the provision for loan losses.

Non-interest Income: Non-interest income increased by $256 thousand to $649 thousand for the year ended December 31, 2020, from the $393 thousand recognized during the same period of 2019. Included in non-interest income for the year ended December 31, 2020, is a gain on sale assets of $105 thousand, for which there was no comparable gain during 2019. In addition to the gain on sale, the remaining increase is the result of growth in fee income and service charges on deposit accounts for the year ended December 31, 2020 compared to 2019.

Non-interest Expenses: Non-interest expenses increased $253 thousand or 2.9%, from $8.9 million for the twelve months ended December 31, 2019, to $9.1 million for the twelve months ended December 31, 2020. The increase was largely due to: (1) an increase of $948 thousand in compensation and employee benefit expenses primarily due to an increase in full time equivalent employees, annual salary increases and incentives; (2) a $152 thousand increase in occupancy costs due to an increased office rental expense; (3) a $198 thousand increase in FDIC insurance due to increases in insured deposit balances; and (4) $119 thousand of merger expenses incurred in conjunction with LINK’s pending merger with GNB. These increases were partially offset by reductions in various discretionary expenses such as advertising, charitable donations, professional fees, and equipment expense.

Analysis of Net Interest Income

Net interest income represents the difference between the interest LINK earns on its interest-earning assets, such as loans and investment securities, and the expense LINK pays on interest-bearing liabilities, such as deposits and borrowings. Net interest income depends on both the volume of LINK’s interest-earning assets and interest-bearing liabilities and the interest rates LINK earns or pay on them.

Average Balances, Interest and Average Yields: The following table sets forth certain information relating to LINK’s average balance sheets and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities, interest earned and interest paid for the years indicated. Such yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances over the years indicated. The average balances for loans are net of allowance for loan losses, but include non-accrual loans. The loan yields include net amortization of certain deferred fees and costs that are considered adjustments to yields. Interest income on securities does not include a tax equivalent adjustment for bank qualified municipal bonds.

	For the Year Ended December 31,
	2020			2019
(Dollars in thousands)	Avg Bal	Interest	Yield/ Rate	Avg Bal	Interest	Yield/ Rate
Int. Earn. Cash	$37,298	140	0.38%	$46,328	1,095	2.36%
Investments	8,801	151	1.72%	1,059	19	1.81%

Total Cash Equiv. and Investments	46,099	291	0.63%	47,387	1,114	2.35%
Total Loans	271,382	12,267	4.52%	84,867	4,600	5.42%

Total Earning Assets	317,481	12,558	3.96%	132,254	5,714	4.32%
Other Assets	8,678			9,858

Total Assets	$326,159			$142,112

Interest bearing demand	$10,638	33	0.31%	$11,730	6	0.05%
Money market demand	72,134	482	0.67%	29,762	412	1.38%
Time deposits	111,509	2,269	2.03%	53,459	1,291	2.42%
Total Borrowings	61,035	597	0.98%	19	1	2.48%

Total Interest-Bearing Liabilities	255,316	3,381	1.32%	94,970	1,710	1.80%
Non-Int. Bearing Deposits	33,003			6,565

Total Cost of Funds	$288,319	$3,381	1.17%	$101,535	$1,710	1.68%
Other Liabilities	1,515			856

Total Liabilities	$289,834			$102,391

Equity	$36,325			$39,721

Total Liabilities & Equity	$326,159			$142,112

Net Interest Income		$9,177			$4,004

Net Interest Spread			2.78%			2.64%

Net Interest Margin			2.89%			3.03%

Rate/Volume Analysis

The following table reflects the sensitivity of LINK’s interest income and interest expense to changes in volume and in yields on interest-earning assets and costs of interest-bearing liabilities during the periods indicated.

	Year Ended December 31, 2020 vs. 2019 Increase (Decrease) Due To:
(Dollars in thousands)	Rate	Volume	Net
Interest Income:
Int. Earn. Cash	$(743)	$(212)	$(955)
Investments	(8)	140	132
Total Loans	(1,948)	9,615	7,667

Total Earning Assets	(2,699)	9,543	6,844
Interest Expense:
Interest bearing demand	28	(1)	27
Money market demand	(517)	587	70
Time deposits	(429)	1,407	978
Total Borrowings	(917)	1,513	596

Total Interest-Bearing Liabilities	(1,835)	3,506	1,671
Change in Net Interest Income	$(864)	$6,037	$5,173

Liquidity, Commitments, and Capital Resources

LINK’s liquidity, represented by cash and due from banks, is a product of LINK’s operating, investing and financing activities. LINK’s primary sources of funds are deposits, principal repayments of securities and outstanding loans, and funds provided from operations. In addition, LINK invests excess funds in short-term interest-earnings assets such as overnight deposits or U.S. agency securities, which provide liquidity to meet lending requirements. While scheduled payments from the amortization of loans and securities and short-term investments are relatively predictable sources of funds, general interest rates, economic conditions and competition greatly influence deposit flows and repayments on loans and mortgage-backed securities.

LINK strives to maintain sufficient liquidity to fund operations, loan demand and to satisfy fluctuations in deposit levels. LINK is required to have enough investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure safe and sound banking operations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. LINK attempts to maintain adequate but not excessive liquidity, and liquidity management is both a daily and long-term function of LINK’s business management. LINK manages its liquidity in accordance with a board of directors-approved asset liability policy, which is administered by LINK’s asset-liability committee (“ALCO”). ALCO reports interest rate sensitivity, liquidity, capital and investment-related matters on a quarterly basis to LINK’s board of directors.

LINK reviews cash flow projections regularly and updates them in order to maintain liquid assets at levels believed to meet the requirements of normal operations, including loan commitments and potential deposit outflows from maturing certificates of deposit and savings withdrawals. While deposits are LINK’s primary source of funds, when needed LINK is also able to generate cash through borrowings from the Federal Home Loan Bank of Pittsburgh (“FHLB”). At March 31, 2021, LINK had remaining available capacity with FHLB, subject to certain collateral restrictions, of $119.5 million.

For disclosures of LINK’s future obligations under operating leases, please see Note 16 within LINK’s Notes to the Consolidated Financial Statements beginning at page [    ] of this joint proxy statement/prospectus. For disclosures of LINK’s contractual obligations related to certificates of deposits, please see Note 8 within LINK’s Notes to the Consolidated Financial Statements beginning at page [    ] of this joint proxy statement/prospectus.

Consistent with LINK’s goals to operate as a sound and profitable financial institution, LINK actively seeks to maintain its status as a well-capitalized institution in accordance with regulatory standards. As of March 31, 2020 and December 31, 2020, LINK met the capital requirements to be considered “well capitalized.” See Note 17 within LINK’s Notes to the Consolidated Financial Statements beginning at page [    ] of this joint proxy statement/prospectus for more information regarding LINK’s capital resources.

Off-Balance Sheet Arrangements

See Note 14 within LINK’s Notes to the Consolidated Financial Statements beginning at page [ ] of this joint proxy statement/prospectus for more information regarding LINK’s off-balance sheet arrangements.

Critical Accounting Policies

It is management’s opinion that accounting estimates covering certain aspects of LINK’s business have more significance than others due to the relative importance of those areas to overall performance, or the level of subjectivity required in making such estimates.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the collectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. There were no material changes in LINK’s accounting policies or methodology related to the allowance for loan losses during the year ended December 31, 2020 or the three months ended March 31, 2021.

The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectability of the loans considering historical experience, the size and composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors.

The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding eight quarters. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include broad deterioration of property values, reduced consumer, and business spending as a result of unemployment and reduced credit availability and lack of confidence in the economy. The historical experience is adjusted for the following qualitative factors: (a) the existence and effect of any concentrations of credit and changes in the level of such concentrations; (b) changes in national, regional and local economic conditions that affect the collectability of the loan portfolio; (c) changes in levels or trends in charge-offs and recoveries; (d) changes in the volume and severity of past due loans, nonaccrual loans or loans classified special mention, substandard, doubtful or loss; (e) changes in the nature and volume of the loan portfolio and terms of loans; (f) changes in lending policies and procedures, risk selection and underwriting standards; (g) changes in the experience, ability and depth of lending management and other relevant staff; (h) quality of loan review; (i) the effect of other external factors, trends or uncertainties that could affect management’s estimate of probable losses, such as competition and industry conditions. LINK uses peer data when they have insufficient history to use its own loss data. The peer group is made up of various banks with similar size and geographical location to obtain comparable data.

A loan is considered impaired when, based on current information and events, it is probable that LINK will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, and residential mortgage loan segments by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, LINK does not separately identify individual consumer loans for impairment disclosures.

This critical policy and its application are reviewed periodically by committees of LINK’s board of directors. All accounting policies are important, and as such, LINK encourages the reader to review the corresponding sections of the notes to LINK’s Audited Consolidated Financial Statements to better understand how LINK’s financial performance is reported.

Recently Issued Accounting Standards

Recently issued accounting standards are included in Note 1 of LINK’s Notes to the Consolidated Financial Statements beginning at page [    ] of this joint proxy statement/prospectus.

ANNEX E

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF GNB FINANCIAL SERVICES, INC.

This discussion and analysis reflects GNB’s consolidated financial statement and other relevant statistical data and is intended to enhance your understanding of GNB’s consolidated financial condition and results of operations. You should read the information in this section in conjunction with GNB’s consolidated financial statements and accompanying notes to the consolidated financial statements beginning on page [    ] of this joint proxy statement/prospectus, and the other statistical date provided in this joint proxy statement/prospectus.

General Overview of the GNB’s Activities and Risks

GNB’s results of operations depend primarily on its net interest income, which is the difference between the interest income GNB earns on loans and investments and the interest expense GNB pays on deposits, borrowings and other interest-bearing liabilities. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates GNB earns or pays on these balances.

GNB’s operations are also affected by non-interest income, such as service charges and fees and gains and losses on the sales of debt securities and loans, GNB’s provision for loan losses and non-interest expenses, which include salaries and employee benefits, occupancy and equipment costs, data processing, professional services, advertising and other general and administrative expenses.

Financial institutions like GNB, in general, are significantly affected by economic conditions, competition, and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing and commercial real estate, competition among lenders, interest rate conditions, and funds availability. GNB’s operations and lending are concentrated in Central Pennsylvania in Dauphin, Northumberland, Schuylkill and Centre Counties, and its operations are influenced by local economic conditions. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preferences, and levels of personal income and savings in GNB’s primary market area. Operations are also significantly impacted by government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Company.

To operate successfully, GNB must manage various types of risk, including but not limited to: interest rate risk, credit risk, liquidity risk, operational and information technology risks, strategic risk, reputation risk and compliance risk. A significant form of market risk for GNB is interest rate risk, as GNB’s assets and liabilities are sensitive to changes in interest rates. Interest rate risk is the exposure of GNB’s net interest income to adverse movements in interest rates. Net interest income is GNB’s primary source of revenue and interest rate risk is a significant non-credit related risk to which GNB is exposed. Net interest income is affected by changes in interest rates, as well as fluctuations in the level and duration of GNB’s assets and liabilities. In addition to directly impacting net interest income, changes in interest rates can also affect the amount of new loan originations, the ability of borrowers and debt issuers to repay loans and debt securities, the volume of loan repayments and refinancings, the flow and mix of deposits and the fair value of available for sale debt securities.

GNB’s Board of Directors is ultimately responsible for evaluating the interest rate risk inherent in GNB’s consolidated balance sheet, for determining the level of risk that is appropriate given GNB’s business strategy, operating environment, capital, liquidity and performance objectives and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of interest rate risk and GNB’s Asset Liability Committee meets at least quarterly to review the interest rate risk position.

Credit risk is also a significant form of risk for GNB. Credit risk is the risk to GNB’s earnings and stockholders’ equity that results from customers, to whom loans have been made, and from issuers of debt securities in which

GNB has invested, failing to repay their obligations. The magnitude of risk depends on the capacity and willingness of borrowers and debt issuers to repay and the sufficiency of the value of collateral obtained to secure the loans made or investments purchased. This risk is managed by policies approved by GNB’s Board of Directors, review of compliance with the policies and periodic reporting and evaluation of loans or securities that are non-performing or demonstrate other characteristics of potential loss.

Management Strategy

GNB’s Reputation: GNB’s primary management strategy has been to maintain its position as a full-service community bank, locally headquartered in Central Pennsylvania, with over 85 years of service to its community. GNB’s management team strives to accomplish this goal by continuing to emphasize its exceptional individualized customer service and financial strength, continued community involvement, effective risk management, strong capital levels, with in person and technological platforms that service GNB’s market area and allow GNB to grow loans and deposits organically.

Branding and Marketing: GNB currently operates six full-service branch offices and a loan production office throughout Central Pennsylvania, where its branch teams initiate and develop both consumer and commercial customer relationships in and around Dauphin, Northumberland, Schuylkill and Centre Counties. GNB offers online and mobile banking platforms, as well as telephone and branch banking services so as to be able to best meet the needs of GNB’s customer base. Many of GNB’s customers prefer using technology to access GNB’s banking services, and others, including GNB’s customers in the Amish community, prefer to access GNB’s services either in person or via telephone. As a local community bank, GNB prides itself on offering competitive products delivered with the individualized, excellent service GNB’s customers have come to expect. GNB’s experienced team of bankers can meet the needs of nearly any type of business through a variety of deposit and credit products and services. Its team members live and work in the communities that GNB serves, so as best to understand the needs of GNB’s particular communities. With timely, local decision making, a commitment to GNB’s communities and evolving technological platforms, GNB is committed to continuing long-term relationships with its customers.

Technology: An important strategic objective is to continue to evaluate and enhance the technological platform available to GNB’s customers. GNB is committed to continuing to invest in its bank technology. While GNB remains committed to offering full services through its branch network, GNB is continually concentrating on expanding its digital footprint.

GNB’s People: GNB’s success, in large part, is related to relationship building and customer satisfaction. Having employees who understand and value GNB’s clientele and their business is a key component to GNB’s success. GNB believes that its staff is a major competitive strength, and thus the retention of key personnel and GNB’s ability to continue to attract and train quality personnel is a high priority.

Lending: GNB’s strategy is to grow its loan portfolio with emphasis on the origination of short-term adjustable rate residential and commercial real estate, commercial business, agricultural, and home equity loans, while maintaining strong underwriting and asset quality standards.

Due to the interest rate risk inherent in holding long-term, fixed rate residential real estate loans in its portfolio, GNB has been participating in a secondary-market mortgage product through the Federal Home Loan Bank of Pittsburgh. This alternative to holding the loans on its books allows GNB to offer long-term fixed mortgage rates to qualified borrowers, while gaining fee income for the origination and servicing of these loans. GNB’s loan portfolio is a diversified mix of residential real estate, commercial real estate, agricultural, commercial business, municipal and consumer loans.

Asset Quality: GNB remains committed to maintaining prudent underwriting standards, and actively monitoring its loan portfolio to maintain asset quality. GNB introduces loan products only when it is confident that its staff has the necessary expertise to originate and administer such loans, and that sound underwriting and collection procedures are in place. GNB’s goal is to continue to improve its asset quality through prudent underwriting standards and the diligence of its credit personnel. At March 31, 2021, December 31, 2020 and December 31, 2019, GNB’s ratio of non-performing loans to total net loans was 0.20%, 0.24% and 0.34%, respectively.

Investment Portfolio: GNB’s investment policy is designed primarily to complement its lending and deposit activities and to provide and maintain liquidity with established guidelines, to generate a favorable return without incurring undue interest rate and credit risk, and to manage the interest rate sensitivity of GNB’s assets and liabilities.

Recent Market Conditions

GNB’s financial condition and performance, as well as the ability of its borrowers to repay their loans, the value of collateral securing those loans, as well as demand for loans and other products and services that GNB offers, are all highly dependent on the business environment in the market area in which GNB operates and in the United States as a whole. During the first quarter of 2020, an outbreak of a novel strain of coronavirus (“COVID-19”), which was originally identified in Wuhan, China, had spread to a number of countries around the world, including the United States. COVID-19 and its associated impacts on trade (including supply chains and export levels), travel, employee absenteeism and other economic activities have had, are currently having and may for some time continue to have a destabilizing effect on financial markets and economic activity. The extent of the impact of COVID-19 on GNB’s operational and financial performance is currently uncertain, cannot be predicted and will depend on certain developments, including among others, the duration and spread of COVID-19, its impact on GNB’s customers, employees and vendors, and governmental, regulatory and private sector responses, which may be precautionary, to the coronavirus.

In light of the changing economic outlook as a result of COVID-19, as well as other factors, interest rates have fallen to historic lows. GNB continues to monitor these risks and reviews actions that it may take in response to these economic conditions.

Critical Accounting Policies

It is GNB’s management’s opinion that accounting estimates covering certain aspects of GNB’s business have more significance than others due to the relative importance of those areas to overall performance, or the level of subjectivity required in making such estimates.

Allowance for Loan Losses: Management considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance for loan losses required for probable credit losses and the material effect that such judgments can have on the results of operations. Management’s monthly evaluation of the adequacy of the allowance considers GNB’s historical loan loss experience, review of specific loans that are past due or where management has knowledge of possible credit problems, current economic conditions, and such other factors considered appropriate to estimate loan losses. Management uses presently available information to estimate probable losses on loans; however, future additions to the allowance may be necessary based on changes in estimates, assumptions, or economic conditions. Significant factors that could give rise to changes in these estimates include, but are not limited to, changes in economic conditions in GNB’s local market areas, concentrations of risk or a decline in local property values. GNB’s determination as to the amount of its allowance for loan losses is subject to review by its bank regulators, which can require the establishment of additional loss allowances.

Investment Valuations: In management’s opinion, the accounting policy relating to the valuation of investments is a critical accounting policy. GNB uses a third party vendor to provide independent pricing of the securities in GNB’s investment portfolio. The third party vendor utilizes public quotations, third party dealer quotes and pricing models. The determination of fair value pricing on investments may require significant judgment or estimation, particularly when liquid valuations could produce significantly different results which may have material positive or negative effects on the results of operations.

Impairment of Investments: Management also considers the accounting policy relating to the impairment of investments to be a critical accounting policy due to the subjectivity and judgment involved and the material effect an impairment loss could have on the consolidated results of income. The credit portion of a decline in the fair market value of investments below cost deemed to be other-than-temporary (“OTTI”) may be charged to income resulting in the establishment of a new cost basis for an asset. Management continually reviews the current value of its investments fort evidence of OTTI.

These critical policies and their application are reviewed periodically by Committees of GNB’s Board of Directors. All accounting policies are important, and as such, GNB encourages the reader to review the corresponding sections of the notes to GNB’s Audited Consolidated Financial Statements to better understand how GNB’s financial performance is reported.

Analysis of Net Interest Income

Net interest income represents the difference between the interest GNB earns on its interest-earning assets, such as loans and debt securities, and the expense GNB pays on interest-bearing liabilities, such as deposits and borrowings. Net interest income depends on both the volume of GNB’s interest-earning assets and interest-bearing liabilities and the interest rates GNB earns or pays on them.

Average Balances, Interest and Average Yields: The following tables set forth certain information relating to GNB’s average consolidated balance sheets and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities, interest earned and interest paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances over the periods indicated. The average balances for loans are net of allowance for loan losses, but include non-accrual loans. The loan yields include net amortization of certain deferred fees and costs that are considered adjustments to yields. Interest income on debt securities does not include a tax equivalent adjustment for bank qualified municipal bonds.

	For the Three Months Ended March 31, 2021			For the Three Months Ended March 31, 2020
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
(Dollars in thousands, annualized)		(annualized)			(annualized)
Interest-earning assets:
Interest-earning deposits & federal funds sold	$56,470	$464	0.82%	$44,884	$816	1.82%
Securities(1)	126,411	2,128	1.68%	92,638	2,192	2.37%
Loans	236,084	10,704	4.53%	234,465	11,868	5.06%

Total interest-earning assets	418,965	13,296	3.17%	371,987	14,876	4.00%

Other assets	20,118			16,741

Total assets	$439,083			$388,728

	For the Three Months Ended March 31, 2021			For the Three Months Ended March 31, 2020
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
(Dollars in thousands, annualized)		(annualized)			(annualized)
Interest-bearing liabilities:
Demand, interest-bearing	$162,794	$1,124	0.69%	$126,962	$1,594	1.26%
Savings	75,904	73	0.10%	67,365	56	0.08%
Time	74,294	819	1.10%	86,629	1,445	1.67%
Borrowed funds & other interest-bearing liabilities	956	28	2.93%	2,749	77	2.80%

Total interest-bearing liabilities	313,948	2,044	0.65%	283,705	3,172	1.12%

Other non-interest-bearing liabilities	75,537			59,945
Stockholders’ equity	49,598			45,078

Total liabilities & stockholders’ equity	$439,083			$388,728

Net interest income		$11,252			$11,704

Interest rate spread			2.52%			2.88%

Net interest margin			2.69%			3.15%

(1)	The tax equivalent adjustment for tax-free municipal securities results in yields of 2.08% and 2.66% for the quarters ended March 31, 2021 and 2020, respectively.

	For the Year Ended December 31, 2020			For the Year Ended December 31, 2019
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits & federal funds sold	$46,324	$561	1.21%	$29,845	$650	2.18%
Securities(1)	111,014	2,236	2.01%	72,720	1,874	2.58%
Loans	232,443	11,494	4.94%	237,046	12,287	5.18%

Total interest-earning assets	389,781	14,291	3.67%	339,611	14,811	4.36%

Other assets	21,227			17,949

Total assets	$411,008			$357,560

Interest-bearing liabilities:
Demand, interest-bearing liabilities	$144,081	$1,349	0.94%	$99,426	$1,177	1.18%
Savings	70,238	66	0.09%	64,265	94	0.15%
Time	81,701	1,243	1.52%	91,679	1,572	1.71%
Borrowed funds & other interest-bearing liabilities	2,021	59	2.92%	5,453	164	3.01%

Total interest-bearing liabilities	298,041	2,717	0.91%	260,823	3,007	1.15%

Other non-interest-bearing liabilites	65,256			52,873
Stockholders’ equity	47,711			43,864

Total liabilities & stockholders’ equity	$411,008			$357,560

Net interest income		$11,574			$11,804

Interest rate spread			2.76%			3.09%

Net interest margin			2.97%			3.48%

(1)	The tax equivalent adjustment for tax-free municipal securities results in yields of 2.24% and 2.84% for the years ended December 31, 2020 and 2019, respectively.

Rate Volume Analysis: The following tables analyze the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities for the periods indicated. The tables show the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by applying the average rate during the first year to the volume change between the two years. The effect of changes in rate is measured by applying the change in rate between the two years to the average volume during the first year. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the absolute value of the change due to volume and the change due to rate.

	Quarter Ended March 31, 2021 Compared to Quarter Ended March 31, 2020
	Rate	Volume	Net Change
(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits & federal funds sold	$(563)	$211	$(352)
Securities	$(863)	$799	$(64)
Loans	$(1,246)	$82	$(1,164)

Total interest-earning assets	$(2,672)	$1,092	$(1,580)

Interest-bearing liabilities:
Demand, interest-bearing	$(920)	$450	$(470)
Savings	$10	$7	$17
Time	$(420)	$(206)	$(626)
Borrowed funds & other interest-bearing liabilities	$1	$(50)	$(49)

Total interest-bearing liabilities	$(1,329)	$201	$(1,128)

Total change in net interest income	$(1,343)	$891	$(452)

	Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
	Rate	Volume	Net Change
(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits & federal funds sold	$(448)	$359	$(89)
Securities	$(625)	$987	$362
Loans	$(554)	$(239)	$(793)

Total interest-earning assets	$(1,627)	$1,107	$(520)

Interest-bearing liabilities:
Demand, interest-bearing	$(357)	$529	$172
Savings	$(37)	$9	$(28)
Time	$(158)	$(171)	$(329)
Borrowed funds & other interest-bearing liabilities	$(2)	$(103)	$(105)

Total interest-bearing liabilities	$(554)	$264	$(290)

Total change in net interest income	$(1,073)	$843	$(230)

Comparison of Consolidated Financial Condition at March 31, 2021 and December 31, 2020

Total assets at March 31, 2021 were $443.8 million, an increase of $13.3 million, or 3.1%, from $430.5 million at December 31, 2020. The increase in total assets was primarily due to the net increase in available for sale debt securities of $7.0 million, the increase in cash and cash equivalents of $9.1 million, offset by a $1.7 million decrease in net loans due to tepid loan demand. In addition, GNB, without an existing SBA lending division, did not participate directly in booking loans through the Paycheck Protection lending program.

Balance sheet growth during for the three months ended March 31, 2021 was driven primarily by growth in deposits, which increased by $13.7 million, from $375.1 million at December 31, 2020 to $388.8 million at March 31, 2021. This growth was largely attributable to depositors receiving and retaining economic stimulus payments as part of the COVID-19 stimulus packages. The amortizing Federal Home Loan Bank advance was reduced by principal payments of approximately $0.4 million during the first quarter of 2021. This borrowing matures in July of 2021.

Total stockholders’ equity increased by $0.1 million, or 0.2%, from $50.7 million at December 31, 2020, to $50.8 million at March 31, 2021. The increase is primarily attributable to net income of $1.1 million, offset by approximately $1 million decrease in accumulated other comprehensive income and dividend payments of $0.2 million during the first quarter of 2021.

Comparison of Consolidated Financial Condition at December 31, 2020 and December 31, 2019

Total assets at December 31, 2020, were $430.5 million, an increase of $47.1 million, or 12.3%, from 383.4 million at December 31, 2019. The increase in total assets was primarily due to the net increase in available for sale debt securities of $40.5 million, the increase in cash and cash equivalents of $5.5 million, and a $2 million purchase of bank-owned life insurance. Net loans decreased slightly to $233.8 million due to tepid loan demand in the market largely due to the economic uncertainties associated with the COVID-19 pandemic. In addition, the Company, without an existing SBA lending division, did not participate directly in booking loans through the Paycheck Protection lending program.

Balance sheet growth during the year 2020 was largely driven by growth in deposits. Deposits grew by $44.2 million, from a total of $330.9 million at December 31, 2019 to $375.1 million at December 31, 2020. This growth was largely attributable to depositors receiving and retaining economic stimulus payments as part of the COVID-19 stimulus package. The amortizing Federal Home Loan Bank advance was reduced by principal payments of approximately $1.6 million during 2020. This borrowing matures in July of 2021.

Total stockholders’ equity increased by $5 million, or 10.9%, from $45.7 million at December 31, 2019, to $50.7 million at December 31, 2020. The increase is primarily attributable to net income of $4.2 million and a $2.2 million increase in accumulated other comprehensive income due to increased market values in the available for sale debt securities portfolio in the current low-rate environment. The increase in total stockholders’ equity was partially offset by dividend payments of $1.4 million during 2020.

Comparison of Results of Operations for the Three Months Ended March 31, 2021 and 2020

General: Net income was $1.1 million for the three months ended March 31, 2021, or $1.44 per share, a decrease of $0.05 per share, or 3.4%, compared to earnings per share of $1.49 per share, for the three months ended March 31, 2020. Net income for the three months ended March 31, 2021, reflected a $0.4 million decrease in interest income, a $0.3 million decrease in interest expense, a $0.2 million increase in noninterest income, and a $0.1 million increase in non-interest expense, largely in the area of professional fees associated with the pending merger with LINKBANCORP, Inc.

Net Interest Income: Net interest income before provision for loan losses decreased by $0.1 million, or 4.0%, to $2.8 million for the three months ended March 31, 2021, compared to $2.9 million for the three months ended March 31, 2020. The provision for loan losses increased slightly from $46,000 for the three months ended March 31, 2020 to $47,000 for the three months ended March 31, 2021. Interest income and interest expense both decreased for the three months ended March 31, 2021 when compared to the three months ended March 31, 2020, due to the reduction in loan balances year-over-year.

Interest Income: Interest income decreased to $3.3 million for the three months ended March 31, 2021, compared to $3.7 million for the three months ended March 31, 2020, due primarily to falling interest rates. The average yield on the loan portfolio decreased fifty-three basis points from 5.06% for the three months ended March 31, 2020 to 4.53% for the three months ended March 31, 2021.

Interest Expense: Despite higher average balances on deposits during the three months ended March 31, 2021 as compared to the same period in 2020, interest expense decreased by $0.3 million to $0.5 million for the three months ended March 31, 2021, compared to $0.8 million for the three months ended March 31, 2020, due primarily to decreasing interest rates. The average yield on deposits for the three months ended March 31, 2021 decreased forty-six basis points compared with the average yield on deposits for the three months ended March 31, 2020.

Provision for Loan Losses: The provision for loan losses increased slightly from $46,000 for the three months ended March 31, 2020 to $47,000 for the three months ended March 31, 2021.

Non-interest Income: Non-interest income increased by $0.2 million to $0.3 million for the three months ended March 31, 2021, from the $0.4 million recognized for the three months ended March 31, 2020, due mainly to the gain on sale of secondary mortgage loans during the first quarter of 2021.

Non-interest Expenses: Non-interest expenses increased by $0.1 million, or 5.4%, from $1.9 million for the three months ended March 31, 2020, to $2.0 million for the three months ended March 31, 2021. The increase was largely due to an increase of $0.1 million in professional fees attributable to the pending merger with LINKBANCORP, Inc.

Income Tax Expense: Income tax expense decreased slightly by $10,000, or 5.5%, from $183,000 for the three months ended March 31, 2020, to $173,000 for the three months ended March 31, 2021.

Comparison of Results of Operations for the Years Ended December 31, 2020 and 2019

General: Net income was $4.2 million for the year ended December 31, 2020, or $5.38 per share, an increase of $187,000, or 4.7%, compared to net income of $4.0 million, or $5.15 per share, for the year ended December 31, 2019. Net income for the year ended December 31, 2020, reflected a $0.6 million increase in noninterest income, a $0.1 million decrease in income tax expense, as tax-free loans and debt securities increased on the consolidated balance sheets, and a $0.5 million increase in non-interest expense, largely in the area of compensation and employee benefits expense.

Net Interest Income: Net interest income before provision for loan losses decreased by $0.2 million, or 2.1%, to $11.6 million for the year ended December 31, 2020, compared to $11.8 million for the year ended December 31, 2019. The provision for loan losses decreased by $0.2 million from $0.4 million in 2019 to $0.2 million in 2020 due to the lack of net loan growth during the year. Interest income and interest expense both decreased for the year ended December 31, 2020 when compared to the year ended December 31, 2019, due the decreased interest rate environment in 2020.

Interest Income: Interest income decreased to $14.3 million for the year ended December 31, 2020, compared with $14.8 million for the year ended December 31, 2019 due to falling interest rates. The average yield on the loan portfolio decreased 24 basis points from 5.18% for the year ended December 31, 2019 to 4.94% for the year ended December 31, 2020.

Investment interest income increased from $1.9 million for the year ended December 31, 2019, to $2.2 million for the year ended December 31, 2020 due to higher average balances in the investment portfolio in light of significant deposit increases combined with stagnant net loan growth.

Interest Expense: Despite higher average balances on deposits during 2020, interest expense decreased by $0.3 million to $2.7 million for the year ended December 31, 2020, compared to that of $3.0 million for the year ended December 31, 2019, due to decreasing interest rates, and a 59-month certificate of deposit special from 2015, yielding 2.0% running off and repricing to current rates. The average yield on deposits in 2020 decreased 21 basis points compared with the average yield on deposits in 2019.

Provision for Loan Losses: The provision for loan losses decreased by $0.2 million from $0.4 million in 2019 to $0.2 million in 2020 due to the lack of net loan growth during the year. For the year ended December 31, 2020, a $90,000 provision was recorded on the unallocated provision for loan losses, to reflect the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general losses in the portfolio.

GNB completes a comprehensive quarterly evaluation to determine its provision for loan losses. The evaluation reflects analyses of individual borrowers and historical loss experience, and changes in net loan balances, supplemented as necessary by credit judgment that considers observable trends, conditions, and other relevant environmental and economic factors.

Despite the potential economic impact of COVID-19, GNB’s loan underwriting standards remained strong, as did its credit metrics including those that reflect non-performing loans. In fact, as of December 31, 2020, only 12 borrowers remained on a deferral or interest-only status on loans totaling $5.4 million. In accordance with Section 4013 of the CARES Act and the interagency guidance issued on April 7, 2020, these short-term deferrals are not considered troubled debt restructurings.

Refer to Note 6 of GNB’s Notes to the Consolidated Financial Statements for additional details on the provision for loan losses.

Non-interest Income: Non-interest income increased by $0.6 million to $1.8 million for the year ended December 31, 2020, from the $1.2 million recognized during 2019. Gains on the sale of secondary market mortgage loans increased by $240,000 to $358,000 for the year ended December 31, 2020, from the $118,000 recognized for the year ended December 31, 2019. This additional income reflects the increased activity in the residential, fixed-rate area, both new purchases and refinances, spurred by the extremely low, long-term fixed interest rates being offered through the secondary market. In addition, due to the marked increase in levels of sold mortgages being serviced by GNB, GNB booked other non-interest income of $276,000 in mortgage servicing rights. In addition to the income from secondary market mortgage loan sales and servicing, GNB also realized a net gain of $110,000 on the sale of debt securities in 2020.

Non-interest Expenses: Non-interest expenses increased by $0.5 million, or 6.7%, from $7.8 million for the year ended December 31, 2019, to $8.3 million for the year ended December 31, 2020. The increase was largely due to an increase of $0.5 million in compensation and employee benefit expenses primarily due to annual salary increase, incentives and retirement expenses; as well as a $0.1 million increase in data processing costs due to an increase in the number of customer accounts and transactions utilizing GNB’s expanding internet and mobile banking platform. This increase in the usage of internet and mobile banking platforms was certainly accelerated by consumer preferences changing from the in-person branch platform to the contactless digital platforms during the pandemic.

Income Tax Expense: Income tax expense decreased by $112,000, or 14.8%, from $757,000 for the year ended December 31, 2019, to $645,000 for the year ended December 31, 2020. The decrease was primarily due to a decrease in the effective tax rate. The effective tax rate for the year ended December 31, 2020 was 13.3%, while the effective tax rate for the year ended December 31, 2019, was 15.9%. The decrease in the effective tax rate was primarily due to an increase in the mix of tax-exempt income derived from GNB’s municipal bond portfolio in relation to GNB’s pre-tax income for the prior year.

ANNEX F

PENNSYLVANIA LAW CONCERNING DISSENTERS’ RIGHTS

SUBCHAPTER D

DISSENTERS RIGHTS

Sec.

1571. Application and effect of subchapter.

1572. Definitions.

1573. Record and beneficial holders and owners.

1574. Notice of intention to dissent.

1575. Notice to demand payment.

1576. Failure to comply with notice to demand payment, etc.

1577. Release of restrictions or payment for shares.

1578. Estimate by dissenter of fair value of shares.

1579. Valuation proceedings generally.

1580. Costs and expenses of valuation proceedings.

Cross References. Subchapter D is referred to in sections 102, 317, 321, 329, 333, 343, 353, 363, 1101, 1105, 1906, 1913, 1932, 2104, 2123, 2321, 2324, 2325, 2512, 2538, 2704, 2705, 2904, 2907, 7104 of this title.

§ 1571. Application and effect of subchapter.

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).

Section 333 (relating to approval of merger).

Section 343 (relating to approval of interest exchange).

Section 353 (relating to approval of conversion).

Section 363 (relating to approval of division).

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 2104(b) (relating to procedure).

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Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.—

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange registered under section 6 of the Exchange Act; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

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(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See:

Section 315 (relating to nature of transactions).

Section 1105 (relating to restriction on equitable relief).

Section 1763(c) (relating to determination of shareholders of record).

Section 2512 (relating to dissenters rights procedure).

(Dec. 19, 1990, P.L.834, No.198, eff. imd.; June 22, 2001, P.L.418, No.34, eff. 60 days; Oct. 22, 2014, P.L.2640, No.172, eff. July 1, 2015)

§ 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.; June 22, 2001, P.L.418, No.34, eff. 60 days)

§ 1573. Record and beneficial holders and owners.

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the

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same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment.

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

(July 9, 2013, P.L.476, No.67, eff. 60 days; Oct. 22, 2014, P.L.2640, No.172, eff. July 1, 2015)

§ 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

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(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.)

§ 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.)

§ 1578. Estimate by dissenter of fair value of shares.

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

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(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.)

§ 1579. Valuation proceedings generally.

(a) General rule.—Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings.

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

F-6

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

F-7

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

LINK is a Pennsylvania corporation. Sections 1741-1743 of the BCL, provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnification. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure or act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 1747 of the BCL authorizes a corporation to purchase insurance for directors and other representatives. The foregoing statement is subject to the detailed provisions of Section 1741-1850 of the BCL.

The bylaws of LINK provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall not be provided to a director or officer for willful misconduct or recklessness.

LINK maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering LINK for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by LINK.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of December 10, 2020, by and between LINKBANCORP, Inc., LINKBANK, GNB Financial Services, Inc., and The Gratz Bank (incorporated by reference to Annex A of the joint proxy statement/prospectus included in this registration statement).

3.1*	Articles of Incorporation, as amended.

3.2*	Amended and Restated Bylaws.

4.1*	Specimen stock certificate.

4.2*	LINKBANCORP, Inc. 5.00% Fixed to Floating Rate Subordinated Note Due October 1, 2030.

4.3*	Form of Warrant.

5.1*	Opinion of Hogan Lovells US LLP as to the validity of the shares being registered.

8.1*	Form of Opinion of Hogan Lovells US LLP as to certain federal income tax matters.

8.2	Form of Opinion of Pillar + Aught LLC as to certain federal income tax matters.

10.1*	Form of Voting Agreement, dated as of December 10, 2020, by and between certain shareholders of GNB Financial Services, Inc., and LINKBANCORP, Inc. (incorporated by reference to Annex A of the joint proxy statement/prospectus included in this registration statement).

Exhibit Number	Description

10.2*	Form of Voting Agreement, dated as of December 10, 2020, by and between certain shareholders of LINKBANCORP, Inc., and GNB Financial Services, Inc. (incorporated by reference to Annex A of the joint proxy statement/prospectus included in this registration statement).

10.3†*	Employment Agreement, dated as of December 10, 2020, by and among LINKBANCORP, Inc., The Gratz Bank and Wesley M. Weymers.

10.4†*	Employment Agreement, dated as of December 10, 2020, by and among LINKBANCORP, Inc., The Gratz Bank and Jeremy A. Dobbin.

10.5†*	Employment Agreement, dated as of December 10, 2020, by and among LINKBANCORP, Inc., The Gratz Bank and Aaron M. Klinger.

10.6†*	Employment Agreement, dated as of December 10, 2020, by and among LINKBANCORP, Inc., The Gratz Bank and Kevin W. Laudenslager.

10.7†*	LINKBANCORP 2019 Equity Incentive Plan.

10.8†*	Form of Incentive Stock Option (ISO) Agreement.

10.9†*	Form of Non-Qualified Stock Option Agreement.

10.10*	Investor’s Rights Agreement, dated as of July 13, 2018, by and between LINKBANCORP, Inc. and EJF Sidecar Fund, Series LLC – Small Financial Equities Series.

10.11*	Investor’s Rights Agreement, dated as of June 20, 2018, by and between LINKBANCORP, Inc. and FJ Capital Management LLC, Financial Hybrid Opportunity Fund LLC and Financial Hybrid Opportunity SPV I LLC.

10.12+*	Investor’s Rights Agreement, dated as of August 10, 2018, by and between LINKBANCORP, Inc. and the shareholder named therein.

10.13*	LINKBANK Split Dollar Life Insurance Plan, dated January 24, 2019.

21.1*	Subsidiaries of LINKBANCORP, Inc.

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 8.1).

23.3	Consent of Pillar + Aught LLC (included in Exhibit 8.2).

23.4*	Consent of S.R. Snodgrass, P.C., with respect to LINKBANCORP, Inc.

23.5*	Consent of Hacker, Johnson & Smith PA, with respect to GNB Financial Services, Inc.

23.6*	Consent of S.R. Snodgrass, P.C., with respect to GNB Financial Services, Inc.

24.1*	Power of Attorney (included on signature page).

99.1*	Consent of Cedar Hill Advisors, LLC.

99.2*	Consent of Boenning & Scattergood, Inc.

99.3*	Consent of Joseph C. Michetti, Jr.

99.4*	Consent of Wesley M. Weymers.

99.5*	Consent of Timothy J. Allison.

99.6*	Consent of Samuel K. Kauffman.

99.7*	Consent of Steven I. Tressler.

Exhibit Number	Description

99.8*	Consent of William L. Jones III.

99.9*	Consent of Kristen K. Snyder.

99.10*	Form of Proxy Card of LINKBANCORP, Inc.

99.11*	Form of Proxy Card of GNB Financial Services, Inc.

†	Indicates a management or compensatory plan.
*	Previously filed.
+

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted. LINK hereby agrees to furnish supplementally to the SEC, upon its request, an unredacted copy of this exhibit.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, on July 13, 2021.

LINKBANCORP, Inc.

By:	/s/ Andrew Samuel
Andrew Samuel
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Andrew Samuel Andrew Samuel	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	July 13, 2021

* Kristofer Paul	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 13, 2021

* Jennifer Delaye	Director	July 13, 2021

* Anson Flake	Director	July 13, 2021

* George Parmer	Director	July 13, 2021

* Debra Pierson	Director	July 13, 2021

* Diane Poillon	Director	July 13, 2021

* William Pommerening	Director	July 13, 2021

* Brent Smith	Executive Vice President and Director	July 13, 2021

*By: /s/ Andrew Samuel Andrew Samuel	Attorney-in-Fact	July 13, 2021